As filed with the Securities and Exchange Commission on November 13, 2012

Registration No. 333-184714

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Capital Bank Financial Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6021	27-1454759
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

121 Alhambra Plaza, Suite 1601

Coral Gables, Florida 33134

(305) 670-0200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher G. Marshall

Chief Financial Officer

121 Alhambra Plaza, Suite 1601

Coral Gables, Florida 33134

(305) 670-0200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David E. Shapiro, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone: (212) 403-1000

Facsimile: (212) 403-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated Filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 13, 2012

PROSPECTUS

30,201,385 Shares

Class A Common Stock

This prospectus relates to the offering of up to 30,201,385 shares of our Class A common stock (including, shares of Class A common stock issuable upon conversion of shares of Class B non-voting common stock and 19,927,951 shares of our common stock owned or controlled by our officers, directors, other affiliated persons or their respective affiliates) by the selling stockholders identified in this prospectus, representing approximately 54% of the 55,844,158 shares of our common stock issued and outstanding as of November 9, 2012. The shares of Class A common stock offered by this prospectus were acquired by the selling stockholders in connection with our December 2009 and January and July 2010 private placements or in transactions since that time that were exempt from registration or are issuable upon conversion of our Class B non-voting common stock. We are registering the offer and sale of the shares of Class A common stock to satisfy registration rights we have granted to the selling stockholders.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters or broker-dealers or agents. The shares of Class A common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Please read “Plan of Distribution.”

Our Class A common stock recently began trading on The Nasdaq Global Select Market under the symbol “CBF.” On November 9, 2012, the last reported selling price of our Class A common stock on The Nasdaq Global Select Market was $17.19 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

See “Risk Factors” beginning on page 15 to read about factors you should consider before buying our Class A common stock.

The shares of our Class A common stock that you purchase in this offering will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012

i

About this Prospectus

Neither we nor the selling stockholders have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Market Data

Market data used in this prospectus has been obtained from independent industry sources and publications, such as SNL Financial and Case-Shiller. We have not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

ii

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before deciding to purchase shares of Class A common stock. You should read this entire prospectus carefully, especially the “Risk Factors” immediately following this Prospectus Summary, the historical and pro forma financial statements and the related notes thereto and management’s discussion and analysis thereof included elsewhere in this prospectus, before making an investment decision to purchase our Class A common stock.

Background

We are a bank holding company incorporated in late 2009 with the goal of creating a regional banking franchise in the southeastern region of the United States through organic growth and acquisitions of other banks, including failed, underperforming and undercapitalized banks. In December 2009 and January and July 2010, we raised approximately $900 million to make acquisitions through a series of private placements of our common stock. Since then, we have acquired seven depository institutions, including the assets and certain deposits of three failed banks from the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”). As of June 30, 2012, and after giving pro forma effect to our acquisition of Southern Community Financial, which was completed on October 1, 2012, we operated 165 branches in Tennessee, Florida, North Carolina, South Carolina and Virginia. Through our branches, we offer a wide range of commercial and consumer loans and deposits, as well as ancillary financial services. We completed the initial public offering of our Class A common stock in September 2012.

We were founded by a group of experienced bankers with a multi-decade record of leading, operating, acquiring and integrating financial institutions. Our executive management team is led by our Chief Executive Officer, R. Eugene Taylor. Mr. Taylor is the former Vice Chairman of Bank of America Corp., where his career spanned 38 years, including tenure as President of the Consumer and Commercial Bank. He also has extensive experience executing and overseeing bank acquisitions, including NationsBank Corp.’s acquisition and integration of Bank of America, Maryland National Bank and Barnett Banks, Inc. Our Chief Financial Officer, Christopher G. Marshall, has over 30 years of financial and managerial experience, including service as the Chief Financial Officer of Fifth Third Bancorp and as the Chief Operations Executive for Bank of America’s Global Consumer and Small Business Bank. Our Chief Risk Officer, R. Bruce Singletary, has over 32 years of experience, including 19 years of experience managing credit risk. He has served as Head of Credit for NationsBank Corp. for the Mid-Atlantic region and as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Kenneth A. Posner serves as our Chief of Investment Analytics and Research. Mr. Posner spent 13 years as an equity research analyst at Morgan Stanley focusing on a wide range of financial services firms.

After giving pro forma effect to our acquisition of Southern Community Financial, as of June 30, 2012, we had approximately $7.7 billion in total assets, $5.0 billion in loans, $6.1 billion in deposits and $1.0 billion in shareholders’ equity.

Our Acquisitions

Our banking operations commenced on July 16, 2010, when we purchased approximately $1.2 billion of assets and assumed approximately $960.1 million of deposits of three failed banks from the FDIC: First National Bank of the South in Spartanburg, South Carolina, Metro Bank of Dade County in Miami, Florida and Turnberry Bank in Aventura, Florida. The acquired bank’s assets included loans with an estimated fair value of $768.6 million at the acquisition date. These transactions gave us an initial market presence in Miami, which we targeted because of its size and concentrated business activity, and South Carolina, which we targeted because of its attractive demographic growth trends. In connection with these acquisitions, we entered into loss sharing arrangements with the FDIC covering approximately $796.1 million of loans and real estate owned by the Failed Banks that we acquired.

On September 30, 2010, we invested approximately $175.0 million in TIB Financial Corp., a publicly held bank holding company headquartered in Naples, Florida with approximately $1.7 billion in assets at the acquisition date, and, after giving effect to a subsequent rights offering to legacy TIB Financial shareholders, we acquired approximately 94% of TIB Financial’s common stock. The acquired bank’s assets included loans with an estimated fair value of $1.0 billion at the acquisition date. This acquisition expanded our geographic reach in Florida to include markets that we believe have particularly attractive deposit customer characteristics and provided a platform to support our future growth.

On January 28, 2011, we invested approximately $181.1 million in Capital Bank Corp., a publicly held bank holding company headquartered in Raleigh, North Carolina, with approximately $1.7 billion in assets at the acquisition date and, after giving effect to a subsequent rights offering to legacy Capital Bank Corp. shareholders, we acquired approximately 83% of Capital Bank Corp.’s common stock. The acquired bank’s assets included loans with an estimated fair value of $1.1 billion at the acquisition date. This transaction gave us a strong presence in fast-growing North Carolina markets, including the Raleigh MSA, which, according to SNL Financial, has the eleventh highest projected population growth rate in the nation, with over 12% growth projected between 2011 and 2016.

On September 7, 2011, we invested approximately $217.0 million in Green Bankshares, a publicly held bank holding company headquartered in Greeneville, Tennessee, with approximately $2.4 billion in assets reported at the date of acquisition. As a result, we own approximately 90% of Green Bankshares’ common stock. Total assets at the date of acquisition included $1.3 billion of gross loans. This transaction extended our market area in the fast-growing Tennessee metropolitan areas of Nashville and Knoxville.

On October 1, 2012, we completed our acquisition of all of the common equity interest in Southern Community Financial, a publicly held bank holding company headquartered in Winston Salem, North Carolina. The merger consideration for all of the common equity interest consisted of approximately $52.4 million in cash. Total assets as of June 30, 2012 included $0.9 billion of gross loans. This acquisition extended our market area in the North Carolina markets, including Winston-Salem, the fifth largest metropolitan statistical area (which we refer to as “MSA”) in North Carolina, and the Piedmont Triad.

Within an 18-month period, we integrated and centralized the underwriting, risk and pricing functions and operating platform of our first six acquired institutions.

In this prospectus, we refer to our seven completed acquisitions collectively as the “acquisitions.”

Reorganization

Substantially concurrent with the completion of our initial public offering, we merged each of our majority-held bank holding company subsidiaries (TIB Financial, Capital Bank Corp. and Green Bankshares) with the Company. In connection with the mergers of our majority-held subsidiaries, the then existing third-party stockholders of these subsidiaries received shares of Class A common stock (we refer to these mergers collectively as the “reorganization”) in exchange for their minority existing shares. We issued approximately 3,709,832 shares of Class A common stock to the other shareholders of our bank holding company subsidiaries that merged with the Company in the reorganization. Following the completion of our initial public offering and the reorganization, we are a publicly traded bank holding company with a single directly and wholly owned bank subsidiary, Capital Bank, N.A.

The following diagrams illustrate our ownership structure, including our principal subsidiaries, as of the date of the prospectus related to our initial public offering and immediately after the completion of our initial public offering and the reorganization:

(1)

On April 29, 2011, we combined TIB Financial’s banking subsidiary, TIB Bank, with NAFH National Bank in an all-stock transaction (see “Business—Our Acquisitions—TIB Financial Corp.”); on June 30, 2011, we combined Capital Bank Corp.’s banking subsidiary, Capital Bank, with NAFH National Bank in an all-stock transaction and, simultaneously with the consummation of the transaction, changed the name of NAFH National Bank to Capital Bank, National Association (see “Business—Our Acquisitions—Capital Bank Corp.”); and, on September 7, 2011, we combined Green Bankshares’ banking subsidiary, GreenBank, with Capital Bank in an all-stock transaction (see “Business—Our Acquisitions—Green Bankshares, Inc.”).

(2)

At the time of completion of the acquisition of Southern Community Financial, Southern Community Financial was merged with and into our wholly owned subsidiary formed for the purpose of the acquisition. Following the completion of our acquisition of Southern Community Financial, we merged Southern Community Bank and Trust, the wholly owned bank subsidiary of Southern Community Financial, with and into Capital Bank, N.A.

(1)	The 886,525 shares purchased by Crestview-NAFH, LLC in our initial public offering are included under “Shares Purchased in Our Initial Public Offering” and not “Existing Investors.”
(2)	At the time of completion of the acquisition of Southern Community Financial, Southern Community Financial was merged with and into our wholly owned subsidiary formed for the purpose of the acquisition. Following the completion of our acquisition of Southern Community Financial, we merged Southern Community Bank and Trust, the wholly owned bank subsidiary of Southern Community Financial, with and into Capital Bank, N.A.

Our Business Strategy

Our business strategy is to build a mid-sized regional bank by operating, integrating and growing our existing operations as well as to acquire other banks, including failed, underperforming and undercapitalized banks and other complementary assets. We believe recent and continuing dislocations in the southeastern U.S. banking industry have created an opportunity for us to create a mid-sized regional bank that will be able to realize greater economies of scale compared to smaller community banks while still providing more personalized, local service than larger-sized banks.

Operating Strategy

Our operating strategy emphasizes relationship banking focused on commercial and consumer lending and deposit gathering. We have organized operations under a line of business operating model, under which we have appointed experienced bankers to oversee loan and deposit production in each of our markets, while centralizing credit, finance, technology and operations functions. Our management team possesses significant executive-level leadership experience at Fortune 500 financial services companies, and we believe this experience is an important advantage in executing this regional, more focused, bank business model.

Organic Loan and Deposit Growth

The primary components of our operating strategy are to originate high-quality loans and low-cost customer deposits. Our executive management team has developed a hands-on operating culture focused on performance and accountability, with frequent and detailed oversight by executive management of key performance indicators. We have implemented a sales management system for our branches that is focused on growing loans and core deposits in each of our markets. We believe that this system holds loan officers and branch managers accountable for achieving loan production goals, which are subject to the conservative credit standards and disciplined underwriting practices that we have implemented as well as compliance, profitability and other standards that we monitor. We also believe that accountability is crucial to our results. Our executive management monitors production, credit quality and profitability measures on a quarterly, monthly, weekly and, in some cases, daily basis and provides ongoing feedback to our business unit leaders. During the first six months of 2012, we originated $447.3 million of new commercial and consumer loans. During the first six months of 2012, we also grew our core deposits by $129.5 million (or 8.8% annualized growth).

The current market conditions have forced many banks to focus internally, which we believe creates an opportunity for organic growth by strongly capitalized banks such as ourselves. We seek to grow our loan portfolio by offering personalized customer service, local market knowledge and a long-term perspective. We have selectively hired experienced loan officers with local market knowledge and existing client relationships. Additionally, our executive management team takes an active role in soliciting, developing and maintaining client relationships.

Efficiency and Cost Savings

Another key element of our strategy is to operate efficiently by carefully managing our cost structure and taking advantage of economies of scale afforded by our acquisitions to control operating costs. We have been able to reduce headcount by consolidating duplicative operations of the acquired banks and streamlining management. In addition, we expect to recognize additional cost savings once we have fully integrated Southern Community Financial, which is currently operating on a different processing platform, with the rest of our business. We plan to further improve efficiency by boosting the productivity of our sales force through our focus on accountability and employee incentives and through selective hiring of experienced loan officers with existing books of business.

To evaluate and control operating costs, we monitor certain performance metrics including our efficiency ratio, which equals total non-interest expense divided by net revenue (net interest income plus non-interest income). Our efficiency ratio has been and is expected to continue to be significantly impacted by certain costs that follow acquisitions of financial institutions. Our efficiency ratio for the six months ended June 30, 2012 was 79.0%, which was impacted by $3.0 million in contract termination and other expenses related to the integration of our operations onto common technology platforms and $3.6 million of investment security gains. The system conversions are intended to create operating efficiencies and better position us for future growth. Excluding the impact of these items and the $10.7 million of non-cash equity compensation expense, our adjusted efficiency ratio (which is not a measure recognized under U.S. generally accepted accounting principles (which we refer to as “GAAP”)) for the six months ended June 30, 2012 was 71.8%. See “Business—Our Business Strategy—Operating Strategy—Efficiency and Cost Savings” for a discussion of the use of the adjusted efficiency ratio in our business and the reconciliation of adjusted efficiency ratio.

Acquisition and Integration Strategy

We seek acquisition opportunities consistent with our business strategy that we believe will produce attractive returns for our stockholders. We plan to pursue acquisitions that position us in southeastern U.S. markets with attractive demographics and business growth trends, expand our branch network in existing markets, increase our earnings power or enhance our suite of products. Our future acquisitions may include distressed assets sold by the FDIC or another seller where our operations, underwriting and servicing capabilities or management experience give us an advantage in evaluating and resolving the assets.

Our acquisition process begins with detailed research of target institutions and the markets they serve. We then draw on our management team’s extensive experience and network of industry contacts in the southeastern region of the United States. Our research and analytics team, led by our Chief of Investment Analytics and Research, maintains lists of priority targets for each of our markets. The team analyzes financial, accounting, tax, regulatory, demographic, transaction structures and competitive considerations for each target and prepares acquisition projections for review by our executive management team and Board of Directors.

As part of our diligence process in connection with potential acquisitions, we undertake a detailed portfolio- and loan-level analysis conducted by a team of experienced credit analysts led by our Chief Risk Officer. In addition, our executive management team engages the target management teams in active dialogue and personally conducts extensive on-site diligence at target branches.

Our executive management team has demonstrated success not only in acquiring financial institutions and combining them onto a common platform, but also in managing the integration of those financial institutions. Our management team develops integration plans prior to the closing of a given transaction that allows us to (1) reorganize the acquired institution’s management team under our line of business model immediately after closing; (2) implement our credit risk and interest rate risk management, liquidity and compliance and governance policies and procedures; and (3) integrate our target’s technology and processing systems rapidly. Using our procedures, we have already integrated credit and operational policies across each of our acquisitions. We reorganized the management of the Failed Banks within three months of closing, and we merged their core processing systems with TIB Financial’s platform within six months. We also fully integrated Capital Bank Corp. in July 2011 and Green Bankshares in February 2012.

Sound Risk Management

Sound risk management is an important element of our commercial/retail bank business model and is overseen by our Chief Risk Officer, Bruce Singletary, who has over 19 years of experience managing credit risk. Our credit risk policy, which has been implemented across our organization, establishes prudent underwriting guidelines, limits portfolio concentrations by geography and loan type and incorporates an independent loan review function. Mr. Singletary has created a special assets division with approximately 50 employees to work out or dispose of legacy problem assets using a detailed process taking into account a borrower’s repayment capacity, available guarantees, collateral value, interest accrual and other factors. We believe our risk management policies establish conservative regulatory capital ratios, robust liquidity (including contingency planning), limitations on wholesale funding (including brokered CDs, holding company debt and advances from the Federal Home Loan Bank of Atlanta (which we refer to as the “FHLB”)) and restrictions on interest rate risk.

Our Competitive Strengths

•

Experienced and Respected Management Team with a Successful Track Record. Members of our executive management team and Board of Directors have served in executive leadership roles at Fortune 500 financial services companies, including Bank of America, Fifth Third Bancorp and Morgan Stanley. The executive management team has extensive experience overseeing commercial and consumer banking, mergers and acquisitions, systems integrations, technology, operations, credit and regulatory compliance. Many members of our executive management team are from the southeastern region of the United States and have an extensive network of contacts with banking executives, existing and potential customers, and business and civic leaders throughout the region. We believe our executive management team’s reputation and track record give us an advantage in negotiating acquisitions and hiring and retaining experienced bankers.

•

Growth-Oriented Business Model. Our executive management team seeks to foster a strong sales culture with a focus on developing key client relationships, including direct participation in sales calls, and through regular reporting and accountability while emphasizing risk management. Our executive management and line of business executives monitor performance on a quarterly, monthly, weekly and in some cases daily basis, and our compensation plans reward core deposit and responsible commercial loan growth, subject to credit quality, compliance and profitability standards. We have an integrated, scalable core processing platform and centralized credit, finance and technology operations that we believe will support future growth. Our business model contributed to our $447.3 million of commercial and consumer loan originations and $129.5 million in core deposit growth in the first six months of 2012.

•

Highly Skilled and Disciplined Acquirer. We executed and integrated six acquisitions in just 18 months and we executed a seventh during the second half of 2012. We integrated our first four investments into a common core processing platform within six months, the fifth in July 2011 and the sixth in February 2012. We believe our track record of completing and integrating transactions quickly has helped us negotiate transactions on more economically favorable terms. We have conducted due diligence on more than 100 financial institutions, many of which our diligence process indicated would not meet our strategic objectives.

•

Reduced-Risk Legacy Portfolio. Our acquired loan portfolios have been marked-to-market with the application of the acquisition method of accounting, meaning that the carrying value of these assets at the time of their acquisitions reflected our estimate of lifetime credit losses. In addition, as of June 30, 2012, approximately 11.0% of our loan portfolio was covered by the loss sharing agreements we entered into with the FDIC, resulting in limited credit risk exposure for these assets.

•

Excess Capital and Liquidity. As a result of our private placements and the capital we expect to raise in our initial public offering as well as the disciplined deployment of capital, we expect to have ample capital with which to make acquisitions. As of June 30, 2012, we had a 14.23% tangible common equity ratio (which is a non-GAAP measure used by certain regulators, financial analysts and others to measure core capital strength) and a 13.7% Tier 1 leverage ratio, which provides us with $228.4 million in excess capital relative to the 10% Tier 1 leverage standard required under Capital Bank’s operating agreement with the Office of the Comptroller of the Currency (which we refer to as the “OCC”). This operating agreement requires us to maintain this 10% Tier 1 leverage standard through July 16, 2013. As of June 30, 2012, Capital Bank had a 11.4% Tier 1 leverage ratio, a 16.4% Tier 1 risk-based ratio and a 17.6% total risk-based capital ratio. As of June 30, 2012, we had cash and securities equal to 22.1% of total assets, representing $446.2 million of liquidity in excess of our target of 15%, which provides ample liquidity to support our existing banking franchises. Further, our investment portfolio consists primarily of U.S. agency-guaranteed mortgage-backed securities, which have limited credit or liquidity risk. In our acquisition of Southern Community Financial, we paid approximately $99.3 million to Southern Community Financial’s common and preferred shareholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the use of the tangible common equity ratio in our business and the reconciliation of tangible common equity ratio.

•

Scalable Back-Office Systems. All of our acquired institutions operate on a single information processing system. Southern Community Financial currently operates on a different information system, but, like all previously acquired information platforms, we expect to convert it to conform to our single platform structure soon after the closing of the acquisition, which occurred on October 1, 2012. Our systems are designed to accommodate all of our projected future growth and allow us to offer our customers virtually all of the services currently offered by the nation’s largest financial institutions, including state-of-the-art online banking. Enhancements made to our systems are intended to improve our commercial and consumer loan origination, electronic banking and direct response marketing processes, as well as enhance cash management, streamlined reporting, reconciliation support and sales support.

Our Market Area

We view our market area as the southeastern region of the United States. Our seven acquisitions have established a footprint defined by the Miami-Raleigh-Nashville triangle, which includes the Carolinas, Southwest Florida (Naples) and Southeast Florida (Miami-Dade and the Keys). These markets include a combination of large and fast-growing metropolitan areas that we believe will offer us opportunities for organic loan and deposit growth. According to SNL Financial, the Raleigh MSA has the eleventh highest projected population growth rate in the nation, with over 12% growth projected between 2011 and 2016. Similarly, the Nashville MSA is projected to grow by 7.1%. The Miami MSA is already considered a large metropolitan area with a population in excess of 5 million. Approximately 47% of our current branches are located in our target MSAs. The following table highlights key demographics of our target market areas:

Target Metropolitan Statistical Area	Number of Our Branches(1)	June 30, 2012 Total MSA Deposits(1)(2)	2011 Total Population*	2011-16 Projected Pop. Growth*	2011 Median Household Income*	2011-16 Projected Household Income Growth*
Miami-Fort Lauderdale-Pompano Beach-Homestead, FL	11	428,978	5,572	3.0%	$44,980	19.00%
Charlotte-Gastonia-Rock Hill, NC-SC	1	36,553	1,792	8.8	53,790	12.45
Nashville-Davidson-Murfreesboro-Franklin, TN	21	605,849	1,615	7.1	50,429	11.58
Raleigh-Cary, NC	13	429,361	1,158	12.3	57,511	12.57
Columbia, SC	5	117,552	778	7.2	46,718	14.62
Knoxville, TN	10	203,139	705	5.2	40,794	22.18
Durham-Chapel Hill, NC	2	88,262	511	6.8	46,117	17.81
Spartanburg, SC	3	177,393	287	4.7	42,292	19.54
Winston-Salem, NC	11	705,027	482	5.1	44,136	19.12
Target MSAs(3)	77	2,792,114	12,900	6.0	47,111	16.8
CBF Consolidated(3)	165	6,196,922	19,528	4.8	44,566	16.2
National Aggregate			310,704	3.4	50,227	14.6

*	Source: SNL Financial.
(1)	Pro forma giving effect to our acquisition of Southern Community Financial, which was completed on October 1, 2012.
(2)	In thousands.
(3)	Population growth and median household income metrics are deposit weighted by MSA.

Risk Factors

For a discussion of certain risk factors you should consider before making an investment, see “Risk Factors” beginning on page 15.

Additional Information

Our principal executive offices are located at 121 Alhambra Plaza, Suite 1601, Coral Gables, Florida 33134 and our telephone number is (305) 670-0200.

The Offering

Class A common stock offered by the selling stockholders	30,201,385 shares of Class A common stock, representing approximately 54% of the 55,844,158 shares of our common stock issued and outstanding as of November 9, 2012.

Common stock outstanding	33,022,942 shares of Class A common stock and 22,821,216 shares of Class B non-voting common stock.(1)

Use of proceeds	We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders in this offering.

Conversion rights	Class B non-voting common stock is not convertible in the hands of the initial holder. A transferee unaffiliated with the initial holder that receives Class B non-voting common stock subsequent to a transfer permitted by our certificate of incorporation may elect to convert each share of Class B non-voting common stock into one share of Class A common stock. See “Description of Capital Stock— Common Stock—Conversion and Transfer of Class B Non-voting Common Stock.”

Regulatory ownership restrictions	We are a bank holding company. A holder of shares of common stock (or group of holders acting in concert) that directly or indirectly owns, controls or has the power to vote 10% or more of any class of our voting securities (more than 5% if the holder is a bank holding company) or is otherwise deemed to “control” us under applicable regulatory standards, may be subject to restrictions and notice or approval requirements.

For a further discussion of regulatory ownership restrictions, see “Supervision and Regulation.”

Dividend policy	We have never paid cash dividends to holders of our common stock. We do not expect to declare or pay any cash or other dividends on our common stock in the foreseeable future after the completion of this offering.

Nasdaq Global Select Market symbol	“CBF”

Risk factors	Please read the section entitled “Risk Factors” beginning on page 15 for a discussion of some of the factors you should consider before buying our Class A common stock.

(1)

Based on 33,022,942 shares of Class A common stock and 22,821,216 shares of Class B non-voting common stock issued and outstanding as of November 9, 2012. Pursuant to our certificate of incorporation, any shares of Class B non-voting common stock sold by the selling stockholders in this offering will automatically convert to, and be issued as, shares of our Class A common stock. As of June 30, 2012, there were 121 holders of our Class A common stock and 37 holders of our Class B non-voting common stock.

Unless otherwise indicated, information contained in this prospectus regarding the number of shares of our common stock outstanding after this offering does not include an aggregate of up to 3,131,870 shares of Class A common stock comprised of:

•

2,864,100 shares of Class A common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of $20.00 per share, of which 1,432,050 shares were vested as of June 30, 2012; and

•	267,770 shares of Class A common stock reserved for issuance under the NAFH 2010 Equity Incentive Plan.

SUMMARY HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables set forth our summary historical consolidated and unaudited pro forma condensed combined financial data. You should read this information in conjunction with “Selected Historical Consolidated Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The summary historical consolidated financial information set forth below as of June 30, 2012 and for the six months ended June 30, 2012 and June 30, 2011 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information set forth below as of June 30, 2011 has been derived from our unaudited consolidated financial statements which are not included in this prospectus. The summary historical consolidated financial information set forth below as of and for the years ended December 31, 2011 and December 31, 2010 and for the period from November 30, 2009 (date of inception) through December 31, 2009 is derived from our audited consolidated financial statements included elsewhere in this prospectus.

On July 16, 2010, we purchased certain assets and assumed certain liabilities, including substantially all of the deposits of First National Bank, Metro Bank and Turnberry Bank from the FDIC, as receiver. On September 30, 2010, January 28, 2011 and September 7, 2011, we consummated controlling investments in TIB Financial, Capital Bank Corp. and Green Bankshares, respectively. On October 1, 2012, we completed our acquisition of all of the common equity interest in Southern Community Financial. Although we were formed in November 2009, our activities prior to our first acquisition consisted solely of organizational, capital raising and related activities and activities related to identifying and analyzing potential acquisition candidates. We did not engage in any substantive operations (including banking operations) prior to our first acquisition.

The summary historical consolidated financial information in the following tables as of and for the six months ended June 30, 2012 includes our results, including First National Bank, Metro Bank, Turnberry Bank, TIB Financial, Capital Bank Corp. and Green Bankshares. The summary historical consolidated financial information as of and for the six months ended June 30, 2011 includes our results, including First National Bank, Metro Bank, Turnberry Bank and TIB Financial as well as the results of Capital Bank Corp. subsequent to January 28, 2011. The summary historical consolidated financial information in the following tables as of and for the year ended December 31, 2011, includes our results, including First National Bank, Metro Bank, Turnberry Bank and TIB Financial, as well as the results of Capital Bank Corp. subsequent to January 28, 2011 and Green Bankshares subsequent to September 7, 2011. The summary historical consolidated financial information in the following tables as of and for the year ended December 31, 2010, includes our results, including First National Bank, Metro Bank and Turnberry Bank subsequent to July 16, 2010 and TIB Financial subsequent to September 30, 2010.

The summary unaudited pro forma condensed combined balance sheet information set forth below as of and for the six months ended June 30, 2012 has been derived from our and Southern Community Financial’s historical unaudited financial statements as of and for the six months ended June 30, 2012, and the summary unaudited pro forma condensed combined results of operation set forth below as of and for the year ended December 31, 2011 has been derived from our, Capital Bank Corp.’s, Green Bankshares’ and Southern Community Financial’s historical audited financial statements as of and for the year ended December 31, 2011.

The unaudited pro forma condensed combined financial information gives effect to and shows the pro forma impact on our historical financial statements of (1) the completion of our acquisition of Southern Community Financial, (2) the sale of 5,681,818 shares of Class A common stock by us in our initial public offering, and (3) the issuance of approximately 3,709,832 shares of Class A common stock to minority stockholders of TIB Financial, Capital Bank Corp. and Green Bankshares, each of which was merged with the Company in the reorganization. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition of the combined companies had the companies actually been combined on June 30, 2012 or operating results of the combined companies had they been combined on January 1, 2011.

Because substantially all of our business is composed of acquired operations and because the operations of each acquired business were substantially changed in connection with its acquisition, our results of operations reflect different operations in different periods (or portions of periods) and therefore cannot be meaningfully compared. In addition, results of operations for these periods reflect, among other things, the acquisition method of accounting. Under the acquisition method of accounting, all of the assets acquired and liabilities assumed were initially recorded on our consolidated balance sheet at their estimated fair values as of the dates of acquisition. These estimated fair values differed substantially from the carrying amounts of the assets acquired and liabilities assumed as reflected in the financial statements of the Failed Banks, TIB Financial, Capital Bank Corp. and Green Bankshares immediately prior to the respective acquisitions.

	Pro Forma						As of December 31, 2009 and for the Period From November 30 Through December 31, 2009
(Dollars in thousands, except per share data)	As of and for the Six Months Ended June 30, 2012	As of and for the Year Ended December31, 2011	As of and for the Six Months Ended June 30, 2012	As of and for the Six Months Ended June 30, 2011	As of and for the Year Ended December31, 2011	As of and for the Year Ended December 31, 2010
Summary Results of Operations
Interest income	$170,245	$345,470	$147,034	$89,848	$227,912	$42,745	$72
Interest expense	26,518	68,697	19,837	16,325	36,592	6,234	–

Net interest income	143,727	276,773	127,197	73,523	191,320	36,511	72
Provision for loan losses	17,184	97,328	11,984	9,760	38,396	753	–

Net interest income after provision for loan losses	126,543	179,445	115,213	63,763	152,924	35,758	72

Non-interest income	34,011	73,589	26,681	12,400	41,227	19,615	–
Non-interest expense	143,561	307,893	121,546	72,525	182,195	44,377	214

Income (loss) before income taxes	16,993	(54,859)	20,348	3,638	11,956	10,996	(142)
Income tax expense (benefit)	6,538	(20,955)	7,812	1,258	4,434	(1,041)	(50)

Net income (loss) before attribution of noncontrolling interests	10,455	(33,904)	12,536	2,380	7,522	12,037	(92)
Net income (loss) attributable to noncontrolling interests	–	–	1,772	394	1,310	7	–

Net income (loss) attributable to CBF.	$10,455	$(33,904)	$10,764	$1,986	$6,212	$12,030	$(92)

Per Share Data
Earnings
Basic	$0.21	$(0.69)	$0.24	$0.04	$0.14	$0.31	$(0.01)

Diluted	$0.21	$(0.69)	$0.24	$0.04	$0.14	$0.31	$(0.01)

Tangible book value(1)	$16.98	$16.56	$17.69	$17.70	$17.25	$18.39	$18.86

Weighted average shares outstanding
Basic	48,892,832	48,831,832	45,182,675	45,120,175	45,121,716	38,205,677	8,243,830

Diluted	49,263,832	49,093,832	45,553,675	45,270,175	45,383,716	38,205,677	8,243,830

Common shares outstanding	55,848,211	55,541,648	46,456,561	46,149,998	46,149,998	45,120,175	27,906,524

	Pro Forma (Unaudited)						As of December 31, 2009 and for the Period From November 30 Through December 31, 2009
(Dollars in thousands, other than per share data)	As of and for the Six Months Ended June 30, 2012	As of and for the Year Ended December 31, 2011	As of and for the Six Months Ended June 30, 2012	As of and for the Six Months Ended June 30, 2011	As of and for the Year Ended December 31, 2011	As of and for the Year Ended December 31, 2010
			(Unaudited)
Performance Ratios
Return on average assets	0.26%	(0.52)%	0.39%	0.10%	0.14%	0.76%	(0.64)%
Return on average equity	1.92%	(3.99)%	2.51%	0.51%	0.79%	1.67%	(0.64)%
Net interest margin	4.17%	4.01%	4.54%	3.63%	4.05%	2.51%	0.50%
Interest rate spread	4.03%	3.87%	4.39%	3.42%	3.86%	2.14%	0.50%
Efficiency ratio(2)	80.77%	87.88%	78.99%	84.41%	78.35%	79.07%	NM
Average interest-earning assets to average interest-bearing liabilities	117.88%	116.29%	121.17%	126.52%	124.46%	186.59%	NA
Average loans receivable to average deposits	81.58%	80.95%	83.05%	83.25%	83.87%	79.59%	NA
Cost of interest-bearing liabilities	0.90%	1.06%	0.85%	1.01%	0.96%	0.80%	NA

(1)

We calculate tangible book value, which is a non-GAAP measure but which we believe is helpful to investors in understanding our business. Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities. The following table sets forth a reconciliation of tangible book value to book value, which is the most directly comparable GAAP measure:

	Pro Forma		As of June 30, 2012	As of June 30, 2011	As of December 31, 2011	As of December 31, 2010	As of December 31, 2009
(Dollars in thousands, other than per share data)	As of June 30, 2012	As of December 31, 2011
Total shareholders’ equity	$1,108,319	$1,081,546	$1,017,683	$952,734	$990,910	$881,236	$526,320
Less: Noncontrolling interest	–	–	(76,610)	(48,846)	(74,505)	(5,933)	–
Less: CBF Corp. proportional share of goodwill(*)	(142,161)	(142,296)	(105,526)	(76,594)	(105,526)	(36,226)	–
Less: CBF Corp. proportional share of core deposit intangibles, net of taxes(*)	(17,962)	(19,357)	(13,571)	(10,294)	(14,841)	(9,217)	–

Tangible book value	$948,196	$919,893	$821,976	$817,000	$796,038	$829,860	$526,320
Book value per share	$19.85	$19.47	$20.26	$19.59	$19.86	$19.40	$18.86
Tangible book value per share	$16.98	$16.56	$17.69	$17.70	$17.25	$18.39	$18.86

(*)	Proportional share is calculated based upon our ownership percentage of TIB Financial, Capital Bank Corp. and Green Bankshares at each respective period. Pro forma proportional share is equal to 100%.

(2)	We calculate our efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income.

	Pro Forma (Unaudited)	As of and for the Six Months Ended June 30, 2012	As of and for the Six Months Ended June 30, 2011	As of and for the Year Ended December 31, 2011	As of and for the Year Ended December 31, 2010	As of December 31, 2009 and for the Period From November 30 Through December 31, 2009
(Dollars in thousands, except per share data)	As of and for the Six Months Ended June 30, 2012
		(Unaudited)
Summary Balance Sheet Data
Cash and cash equivalents	$347,516	$229,020	$526,131	$709,963	$886,925	$526,711
Investment securities	1,477,731	1,162,729	862,085	826,911	479,716	–
Loans held for sale	16,483	12,451	4,713	20,746	9,690	–
Loans receivable:
Not covered under FDIC loss sharing agreements	4,563,915	3,716,744	2,348,159	3,731,125	1,046,463	–
Covered under FDIC loss sharing agreements	461,820	461,820	621,931	550,592	696,284	–
Allowance for loan losses	(45,472)	(45,472)	(7,486)	(34,749)	(753)	–

Net loans	4,980,263	4,133,092	2,962,604	4,246,968	1,741,994	–

Other real estate owned	174,108	158,235	77,887	168,781	70,817	–
FDIC indemnification asset	60,750	60,750	72,747	66,282	91,467	–
Receivable from FDIC	9,699	9,699	22,652	13,315	46,585	–
Goodwill and intangible assets, net	171,568	140,367	105,504	142,652	51,878	–
Other assets	515,524	397,541	238,151	390,762	117,919	50

Total assets	$7,753,642	$6,303,884	$4,872,474	$6,586,380	$3,496,991	$526,761

Deposits	$6,114,929	4,980,228	3,501,423	5,125,184	$2,260,097	$–
Advances from FHLB	145,469	67,520	244,939	221,018	243,067	–
Borrowings	323,499	190,254	133,985	194,634	84,856	–
Other liabilities	61,426	48,199	39,393	54,634	27,735	441

Total liabilities	6,645,323	5,286,201	3,919,740	5,595,470	2,615,755	441

Shareholders’ equity	$1,108,319	1,017,683	952,734	990,910	881,236	526,320

Total liabilities and shareholders’ equity	$7,753,642	$6,303,884	$4,872,474	$6,586,380	$3,496,991	$526,761

Asset Quality
Non-performing loans to loans receivable(3)
Not covered under loss sharing agreements with the FDIC		6.12%	6.16%	6.00%	3.25%	NA
Covered under loss sharing agreements with the FDIC		2.24%	4.43%	2.89%	7.88%	NA
Total non-performing loans to loans receivable		8.36%	10.59%	8.89%	11.12%
Non-performing assets to total assets
Not covered under loss sharing agreements with the FDIC		5.89%	4.44%	5.82%	2.28%	NA
Covered under loss sharing agreements with the FDIC		2.22%	3.70%	2.59%	5.37%	NA
Total non-performing assets to total assets		8.11%	8.14%	8.41%	7.65%
Allowance for loan losses to non-performing loans
Not covered under loss sharing agreements with the FDIC		12.04%	2.65%	8.88%	1.33%	NA
Covered under loss sharing agreements with the FDIC		15.58%	2.14%	9.51%	NA	NA
Total allowance for loan losses to non-performing loans		12.98%	2.44%	9.08%	0.39%
Capital Ratios
Average equity to average total assets		15.56%	20.18%	17.97%	45.51%	99.79%
Tangible common equity(4)		14.23%	17.77%	13.16%	24.08%	99.92%
Tier 1 leverage		13.74%	17.66%	12.55%	24.30%	NM
Tier 1 risk-based capital		19.87%	30.17%	19.31%	41.80%	NM
Total risk-based capital		21.04%	30.62%	20.24%	41.90%	NM

(3)

Non-performing loans include non-accrual loans and loans past due over 90 days that retain accrual status due to accretion of income on purchased credit-impaired loans (which we refer to as “PCI loans”).

(4)

See “Selected Historical Consolidated Financial Information” for a discussion of the use of the tangible common equity in our business and the reconciliation of tangible common equity for each period of historical consolidated financial information presented above.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as all of the other information contained in this prospectus including our consolidated financial statements and the related notes thereto, before deciding to invest in our Class A common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow. In such case, the trading price of our Class A common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Banking Operations

We have recently completed seven acquisitions and have a limited operating history from which investors can evaluate our profitability and prospects.

We were organized in November 2009 and acquired certain of the assets and assumed certain liabilities of the three Failed Banks in July 2010. We also completed controlling investments in TIB Financial in September 2010, Capital Bank Corp. in January 2011 and Green Bankshares in September 2011. Because our banking operations began in 2010, we do not have a meaningful operating history upon which investors can evaluate our operational performance or compare our recent performance to historical performance. Although we acquired certain assets and assumed certain liabilities or made investments in six depository institutions which had operated for longer periods of time than we have, their business models and experiences are not reflective of our plans. Accordingly, our limited time running these companies’ operations may make it difficult to predict our future prospects and financial performance based on the prior performance of such depository institutions. Moreover, because a portion of the loans and other real estate we acquired in the acquisitions are covered by the loss sharing agreements and other loans and real estate we acquired were marked to fair value in connection with our acquisition of the Failed Banks’ businesses, the historical financial results of the acquired banks are less important to an understanding of our future operations. Certain other factors may also make it difficult to predict our future financial and operating performance, including, among others:

•

our current asset mix, loan quality and allowances are not representative of our anticipated future asset mix, loan quality and allowances, which may change materially as we undertake organic loan origination and banking activities and grow through future acquisitions;

•

a portion of the loans and other real estate of the Failed Banks that we acquired are covered by the loss sharing agreements with the FDIC, which reimburse 80% of losses experienced on these assets and, thus, we may face higher losses once the FDIC loss sharing expires;

•

the income we report from certain acquired assets due to discount accretion and the amortization of the FDIC indemnification asset does not reflect the same amount of cash inflows to us and, if we are unable to replace these acquired assets with new performing loans and other performing assets, we may be unable to generate sufficient cash flows;

•

our significant cash reserves and liquid securities portfolio, which result in large part from the proceeds of our 2009 and 2010 private placement financings and cash payments from the FDIC in connection with our acquisition of the Failed Banks subject to loss sharing agreements, are not necessarily representative of our future cash position;

•

our cost structure and capital expenditure requirements for historical periods are not reflective of our anticipated cost structure and capital spending as we integrate future acquisitions and continue to grow our organic banking platform; and

•

our regulatory capital ratios, which are required by agreements we have reached with our regulators and which result in part from the proceeds of our 2009 and 2010 private placement financings and cash payments from the FDIC in connection with our acquisition of the Failed Banks subject to loss sharing agreements, are not necessarily representative of our future regulatory capital ratios.

Our acquisition history may not be indicative of our ability to execute our growth strategy.

Our prior acquisitions should be viewed in the context of the recent opportunities available to us as a result of the confluence of our access to capital at a time when market dislocations of historical proportions resulted in attractive asset acquisition opportunities. As conditions change, we may prove to be unable to execute our growth strategy, which could impact our future earnings, reputation and results of operations. We have recently completed the process of integrating six of the acquired banking platforms into a single unified operating platform (the Failed Banks, TIB Financial, Capital Bank Corp. and Green Bankshares). See “—Risks Relating to Our Growth Strategy.”

Continued or worsening general business and economic conditions could have a material adverse effect on our business, financial position, results of operations and cash flows.

Our business and operations are sensitive to general business and economic conditions in the United States. If the U.S. economy is unable to steadily emerge from the recent recession that began in 2007 or we experience worsening economic conditions, such as a so-called “double-dip” recession, our growth and profitability could be adversely affected. Weak economic conditions may be characterized by deflation, fluctuations in debt and equity capital markets, including a lack of liquidity and/or depressed prices in the secondary market for mortgage loans, increased delinquencies on mortgage, consumer and commercial loans, residential and commercial real estate price declines and lower home sales and commercial activity. All of these factors would be detrimental to our business. On August 5, 2011, Standard & Poor’s lowered the long-term sovereign credit rating of U.S. Government debt obligations from AAA to AA+. On August 8, 2011, S&P also downgraded the long-term credit ratings of U.S. government-sponsored enterprises. These actions initially have had an adverse effect on financial markets and although we are unable to predict the longer-term impact on such markets and the participants therein, it may be material and adverse.

In addition, significant concern regarding the creditworthiness of some of the governments in Europe, most notably Greece, Ireland, Portugal and, more recently, Spain, has contributed to volatility in financial markets in Europe and globally, and to funding pressures on some globally active European banks, leading to greater investor and economic uncertainty worldwide. A failure to adequately address sovereign debt concerns in Europe could hamper economic recovery or contribute to a return to recessionary economic conditions and severe stress in the financial markets, including in the United States.

Our business is also significantly affected by monetary and related policies of the U.S. federal government, its agencies and government-sponsored entities. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control, are difficult to predict and could have a material adverse effect on our business, financial position, results of operations and cash flows.

The geographic concentration of our markets in the southeastern region of the United States makes our business highly susceptible to downturns in the local economies and depressed banking markets, which could be detrimental to our financial condition.

Unlike larger financial institutions that are more geographically diversified, we are a regional banking franchise concentrated in the southeastern region of the United States. We operate branches located in Florida, North Carolina, South Carolina, Tennessee and Virginia. As of June 30, 2012, 33% of our loans were in Florida, 25% were in Tennessee, 27% were in North Carolina, 14% were in South Carolina and 1% were in Virginia. A deterioration in local economic conditions in the loan market or in the residential, commercial or industrial real estate market could have a material adverse effect on the quality of our portfolio, the demand for our products and services, the ability of borrowers to timely repay loans and the value of the collateral securing loans. In addition, if the population or income growth in the region is slower than projected, income levels, deposits and real estate development could be adversely affected and could result in the curtailment of our expansion, growth and profitability. If any of these developments were to result in losses that materially and adversely affected Capital Bank’s capital, we and Capital Bank might be subject to regulatory restrictions on operations and growth and to a requirement to raise additional capital. See “Supervision and Regulation.”

We depend on our executive officers and key personnel to continue the implementation of our long-term business strategy and could be harmed by the loss of their services.

We believe that our continued growth and future success will depend in large part on the skills of our management team and our ability to motivate and retain these individuals and other key personnel. In particular, we rely on the leadership and experience in the banking industry of our Chief Executive Officer R. Eugene Taylor. Mr. Taylor is the former Vice Chairman of Bank of America and has extensive experience executing and overseeing bank acquisitions, including NationsBank Corp.’s acquisition and integration of Bank of America, Maryland National Bank and Barnett Banks. The loss of service of Mr. Taylor or one or more of our other executive officers or key personnel could reduce our ability to successfully implement our long-term business strategy, our business could suffer and the value of our common stock could be materially adversely affected. Leadership changes will occur from time to time and we cannot predict whether significant resignations will occur or whether we will be able to recruit additional qualified personnel. We believe our management team possesses valuable knowledge about the banking industry and that their knowledge and relationships would be very difficult to replicate. Although Messrs. Taylor, Marshall, Singletary and Posner have each entered into an employment agreement with us, it is possible that they may not complete the term of their employment agreements or renew them upon expiration. Our success also depends on the experience of our branch managers and lending officers and on their relationships with the customers and communities they serve. The loss of these key personnel could negatively impact our banking operations. The loss of key personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition or operating results.

Our loss sharing agreements impose restrictions on the operation of our business; failure to comply with the terms of our loss sharing agreements with the FDIC or other regulatory agreements or orders may result in significant losses or regulatory sanctions, and we are exposed to unrecoverable losses on the Failed Banks’ assets that we acquired.

In July 2010, we purchased substantially all of the assets and assumed all of the deposits and certain other liabilities of the Failed Banks in FDIC-assisted transactions, and a material portion of our revenue is derived from such assets. Certain of the purchased assets are covered by the loss sharing agreements with the FDIC, which provide that the FDIC will bear 80% of losses on the covered loan assets we acquired in our acquisition of the Failed Banks. We are subject to audit by the FDIC at its discretion to ensure we are in compliance with the terms of these agreements. We may experience difficulties in complying with the requirements of the loss sharing agreements, the terms of which are extensive and failure to comply with any of the terms could result in a specific asset or group of assets losing their loss sharing coverage.

The FDIC has the right to refuse or delay payment partially or in full for such loan losses if we fail to comply with the terms of the loss sharing agreements, which are extensive. Additionally, the loss sharing agreements are limited in duration. Therefore, any losses that we experience after the terms of the loss sharing agreements have ended will not be recoverable from the FDIC and would negatively impact our net income. See “Business—Our Acquisitions—Loss Sharing Agreements” for a description of the loss sharing arrangements with the FDIC.

Our loss sharing agreements also impose limitations on how we manage loans covered by loss sharing. For example, under the loss sharing agreements, we are not permitted to sell a covered loan even if in the ordinary course of our business we determine that taking such action would be advantageous for us. These restrictions could impair our ability to manage problem loans and extend the amount of time that such loans remain on our balance sheet and could negatively impact our business, financial condition, liquidity and results of operations.

In addition to the loss sharing agreements, in August 2010, Capital Bank entered into an Operating Agreement with the OCC (which we refer to as the “OCC Operating Agreement”), in connection with our acquisition of the Failed Banks. Capital Bank (and, with respect to certain provisions, the Company) is also subject to an Order of the FDIC, dated July 16, 2010 and amended on December 21, 2011 (which we refer to as the “FDIC Order”) issued in connection with the FDIC’s approval of our deposit insurance applications for the Failed Banks. The OCC Operating Agreement and the FDIC Order require that Capital Bank maintain various financial and capital ratios and require prior regulatory notice and consent to take certain actions in connection with operating the business and may restrict Capital Bank’s ability to pay dividends to us and to make changes to its capital structure. A failure by us or Capital Bank to comply with the requirements of the OCC Operating Agreement or the FDIC Order could subject us to regulatory sanctions; and failure to comply, or the objection, or imposition of additional conditions, by the OCC or the FDIC, in connection with any materials or information submitted thereunder, could prevent us from executing our business strategy and negatively impact our business, financial condition, liquidity and results of operations.

Any requested or required changes in how we determine the impact of loss share accounting on our financial information could have a material adverse effect on our reported results.

A material portion of our financial results is based on loss share accounting, which is subject to assumptions and judgments made by us and the regulatory agencies to whom we report such information. Loss share accounting is a complex accounting methodology. If these assumptions are incorrect or the regulatory agencies to whom we report require that we change or modify our assumptions, such change or modification could have a material adverse effect on our financial condition, operations or our previously reported results. As such, any financial information generated through the use of loss share accounting is subject to modification or change. Any significant modification or change in such information could have a material adverse effect on our results of operations and our previously reported results.

Our financial information reflects the application of the acquisition method of accounting. Any change in the assumptions used in such methodology could have an adverse effect on our results of operations.

As a result of our recent acquisitions, our financial results are heavily influenced by the application of the acquisition method of accounting. The acquisition method of accounting requires management to make assumptions regarding the assets purchased and liabilities assumed to determine their fair market value. Our interest income, interest expense and net interest margin (which were equal to $227.9 million, $36.6 million and 4.05%, respectively, in 2011) reflect the impact of accretion of the fair value adjustments made to the carrying amounts of interest earning assets and interest-bearing liabilities and our non-interest income (which totaled $41.2 million in 2011) for periods subsequent to the acquisitions includes the effects of discount accretion and amortization of the FDIC indemnification asset. In addition, the balances of non-performing assets were significantly reduced by the adjustments to fair value recorded in conjunction with the relevant acquisition. If our assumptions are incorrect or the regulatory agencies to whom we report require that we change or modify our assumptions, such change or modification could have a material adverse effect on our financial condition or results of operations or our previously reported results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Accounting for Acquired Loans” for additional information on the impact of acquisition method of accounting to our financial operations.

Our business is highly susceptible to credit risk.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that the collateral (if any) securing the payment of their loans may not be sufficient to assure repayment. The risks inherent in making any loan include risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting and guidelines, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. The credit standards, procedures and policies that we have established for borrowers may not prevent the incurrence of substantial credit losses.

Although we do not have a long enough operating history to have restructured many of our loans for borrowers in financial difficulty, in the future, we may restructure originated or acquired loans if we believe the borrowers have a viable business plan to fully pay off all obligations. However, for our originated loans, if interest rates or other terms are modified upon extension of credit or if terms of an existing loan are renewed in such a situation and a concession is granted, we may be required to classify such action as a troubled debt restructuring (which we refer to as a “TDR”). We would classify loans as TDRs when certain modifications are made to the loan terms and concessions are granted to the borrowers due to their financial difficulty. Generally, these loans would be restructured to provide the borrower additional time to execute its business plan. With respect to restructured loans, we may grant concessions by (1) reduction of the stated interest rate for the remaining original life of the debt or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. In situations where a TDR is unsuccessful and the borrower is unable to satisfy the terms of the restructured agreement, the loan would be placed on nonaccrual status and written down to the underlying collateral value.

The ratio of our total non-performing loans not covered under loss sharing agreements with the FDIC to total loans has increased from 3.25% as of December 31, 2010 to 6.12% as of June 30, 2012 due primarily to our acquisitions of Capital Bank Corp. and Green Bankshares. In addition, the migration of loans to non-performing status based on our evaluation and re-grading of the portfolios of acquired loans following each acquisition, including the acquisitions of the Failed Banks and TIB Financial, has contributed to the increase in such ratio. At the same time, the overall ratio of non-performing loans to total loans declined from 11.12% as of December 31, 2010 to 8.36% as of June 30, 2012. This decline is due primarily to the increased proportion of loans originated by us under our credit policies and underwriting standards and the lower relative proportion of non-performing loans we acquired through the acquisitions of Capital Bank Corp. and Green Bankshares as compared to the Failed Banks. Non-performing loans include loans classified as non-accrual as well as loans which may be contractually past due 90 or more days but are still accruing interest either because they are well secured and in the process of collection or because they are accounted for according to accounting guidance for acquired impaired loans. One important component of our business strategy is sound risk management, including resolution of criticized and classified loans that totaled $748.6 million as of June 30, 2012. If management is unable to effectively resolve these loans, they would have a material adverse effect on our consolidated results of operations.

Recent economic and market developments and the potential for continued economic disruption present considerable risks to us and it is difficult to determine the depth and duration of the economic and financial market problems and the many ways in which they may impact our business in general. Any failure to manage such credit risks may materially adversely affect our business and our consolidated results of operations and financial condition.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

A significant portion of our loan portfolio is secured by real estate. As of June 30, 2012, approximately 84% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A continued weakening of the real estate market in our primary market areas could continue to result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and shareholders’ equity could be adversely affected.

Additionally, recent weakness in the secondary market for residential lending could have an adverse impact on our profitability. Significant ongoing disruptions in the secondary market for residential mortgage loans have limited the market for and liquidity of most mortgage loans other than conforming Fannie Mae and Freddie Mac loans. The effects of ongoing mortgage market challenges, combined with the ongoing correction in residential real estate market prices and reduced levels of home sales, could result in further price reductions in single family home values, adversely affecting the value of collateral securing mortgage loans held, any future mortgage loan originations and gains on sale of mortgage loans. Continued declines in real estate values and home sales volumes and financial stress on borrowers as a result of job losses or other factors could have further adverse effects on borrowers that result in higher delinquencies and charge-offs in future periods, which could adversely affect our financial position and results of operations.

Our construction and land development loans are based upon estimates of costs and the values of the complete projects.

While we intend to focus on originating loans other than non-owner occupied commercial real estate loans, our portfolio includes construction and land development loans (which we refer to as “C&D loans”) extended to builders and developers, primarily for the construction and/or development of properties. These loans have been extended on a presold and speculative basis and they include loans for both residential and commercial purposes.

In general, C&D lending involves additional risks because of the inherent difficulty in estimating a property’s value both before and at completion of the project. Construction costs may exceed original estimates as a result of increased materials, labor or other costs. In addition, because of current uncertainties in the residential and commercial real estate markets, property values have become more difficult to determine than they have been historically. The repayment of construction and land acquisition and development loans is often dependent, in part, on the ability of the borrower to sell or lease the property. These loans also require ongoing monitoring. In addition, speculative construction loans to a residential builder are often associated with homes that are not presold and, thus, pose a greater potential risk than construction loans to individuals on their personal residences. Slowing housing sales have been a contributing factor to an increase in non-performing loans as well as an increase in delinquencies.

As of June 30, 2012, C&D loans totaled $440.4 million (or 11% of our total loan portfolio), of which $74.6 million was for construction and/or development of residential properties and $365.8 million was for construction/development of commercial properties. As of June 30, 2012, non-performing C&D loans covered under FDIC loss share agreements totaled $27.4 million and non-performing C&D loans not covered under FDIC loss share agreements totaled $94.8 million.

Our non-owner occupied commercial real estate loans may be dependent on factors outside the control of our borrowers.

While we intend to focus on originating loans other than non-owner occupied commercial real estate loans, in the acquisitions we acquired non-owner occupied commercial real estate loans for individuals and businesses for various purposes, which are secured by commercial properties. These loans typically involve repayment dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service. This may be adversely affected by changes in the economy or local market conditions. Non-owner occupied commercial real estate loans expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be liquidated as easily as residential real estate. In such cases, we may be compelled to modify the terms of the loan or engage in other potentially expensive work-out techniques. If we foreclose on a non-owner occupied commercial real estate loan, our holding period for the collateral typically is longer than a 1-4 family residential property because there are fewer potential purchasers of the collateral. Additionally, non-owner occupied commercial real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, charge-offs on non-owner occupied commercial real estate loans may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.

As of June 30, 2012, our non-owner occupied commercial real estate loans totaled $849.8 million (or 20% of our total loan portfolio). As of June 30, 2012, non-performing non-owner occupied commercial real estate loans covered under FDIC loss share agreements totaled $22.8 million and non-performing non-owner occupied commercial real estate loans not covered under FDIC loss share agreements totaled $36.4 million.

Repayment of our commercial business loans is dependent on the cash flows of borrowers, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

Our business plan focuses on originating different types of commercial business loans. We classify types of commercial loans offered as owner-occupied term real estate loans, business lines of credit and term equipment financing. Commercial business lending involves risks that are different from those associated with non-owner occupied commercial real estate lending. Our commercial business loans are primarily underwritten based on the cash flow of the borrower and secondarily on the underlying collateral, including real estate. The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Some of our commercial business loans are collateralized by equipment, inventory, accounts receivable or other business assets, and the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use.

As of June 30, 2012, our commercial business loans totaled $1.5 billion (or 35% of our total loan portfolio). Of this amount, $1.0 billion was secured by owner-occupied real estate and $473.6 million was secured by business assets. As of June 30, 2012, non-performing commercial business loans covered under FDIC loss share agreements totaled $11.1 million and non-performing commercial business loans not covered under FDIC loss share agreements totaled $73.1 million.

Our allowance for loan losses and fair value adjustments may prove to be insufficient to absorb losses for loans that we originate.

Lending money is a substantial part of our business and each loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan;

•	the duration of the loan;

•	the discount on the loan at the time of acquisition;

•	the credit history of a particular borrower; and

•	changes in economic and industry conditions.

Non-performing loans covered under loss share agreements with the FDIC totaled $93.7 million, and non-performing loans not covered under loss share agreements with the FDIC totaled $256.5 million as of June 30, 2012. We maintain an allowance for loan losses with respect to loans we originate, which is a reserve established through a provision for loan losses charged to expense, which we believe is appropriate to provide for probable losses in our loan portfolio. The amount of this allowance is determined by our management team through periodic reviews. As of June 30, 2012, the allowance on loans covered by loss share agreements with the FDIC was $14.6 million, and the allowance on loans not covered by loss share agreements with the FDIC was $30.9 million. As of June 30, 2012, the ratio of our allowance for loan losses to nonperforming loans covered by loss share agreements with the FDIC was 15.6%, and the ratio of our allowance for loan losses to non-performing loans not covered by loss share agreements with the FDIC was 12.0%.

The application of the acquisition method of accounting to our completed acquisitions impacted our allowance for loan losses. Under the acquisition method of accounting, all loans were recorded in our financial statements at their fair value at the time of their acquisition and the related allowance for loan loss was eliminated because the fair value at the time was determined by the net present value of the expected cash flows taking into consideration estimated credit quality. We may in the future determine that our estimates of fair value are too high, in which case we would provide for additional loan losses associated with the acquired loans. As of

June 30, 2012, the allowance for loan losses on PCI loan pools totaled $33.7 million, of which $14.6 million was related to loan pools covered by loss share agreements with the FDIC and $19.0 million was related to loan pools not covered by loss share agreements with the FDIC.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans that we originate, identification of additional problem loans originated by us and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. If current trends in the real estate markets continue, we expect that we will continue to experience increased delinquencies and credit losses, particularly with respect to construction, land development and land loans. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for probable loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital and may have a material adverse effect on our financial condition and results of operations.

We continue to hold and acquire other real estate, which has led to increased operating expenses and vulnerability to additional declines in real property values.

We foreclose on and take title to the real estate serving as collateral for many of our loans as part of our business. Real estate owned by us and not used in the ordinary course of its operations is referred to as “other real estate owned” or “OREO” property. At June 30, 2012, we had $158.2 million of OREO. Increased OREO balances have led to greater expenses as we incur costs to manage and dispose of the properties. We expect that our earnings will continue to be negatively affected by various expenses associated with OREO, including personnel costs, insurance and taxes, completion and repair costs, valuation adjustments and other expenses associated with property ownership, as well as by the funding costs associated with assets that are tied up in OREO. Any further decrease in real estate market prices may lead to additional OREO write-downs, with a corresponding expense in our statement of operations. We evaluate OREO properties periodically and write down the carrying value of the properties if the results of our evaluation require it. The expenses associated with OREO and any further property write-downs could have a material adverse effect on our financial condition and results of operations.

We are subject to environmental liability risk associated with lending activities.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on nonresidential real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

Delinquencies and defaults in residential mortgages have increased, creating a backlog in courts and an increase in industry scrutiny by regulators, as well as resulting in proposed new laws and regulations governing foreclosures. Such laws and regulations might restrict or delay our ability to foreclose and collect payments for single family residential loans under the loss sharing agreements.

Recent laws delay the initiation or completion of foreclosure proceedings on specified types of residential mortgage loans (some for a limited period of time), or otherwise limit the ability of residential loan servicers to take actions that may be essential to preserve the value of the mortgage loans. Any such limitations are likely to cause delayed or reduced collections from mortgagors and generally increased servicing costs. As a servicer of mortgage loans, any restriction on our ability to foreclose on a loan, any requirement that we forego a portion of the amount otherwise due on a loan or any requirement that we modify any original loan terms will in some instances require us to advance principal, interest, tax and insurance payments, which may negatively impact our business, financial condition, liquidity and results of operations.

In addition, for the single family residential loans covered by the loss sharing agreements, we cannot collect loss share payments until we liquidate the properties securing those loans. These loss share payments could be delayed by an extended foreclosure process, including delays resulting from a court backlog, local or national foreclosure moratoriums or other delays, and these delays could have a material adverse effect on our results of operations.

Like other financial services institutions, our asset and liability structures are monetary in nature. Such structures are affected by a variety of factors, including changes in interest rates, which can impact the value of financial instruments held by us.

Like other financial services institutions, we have asset and liability structures that are essentially monetary in nature and are directly affected by many factors, including domestic and international economic and political conditions, broad trends in business and finance, legislation and regulation affecting the national and international business and financial communities, monetary and fiscal policies, inflation, currency values, market conditions, the availability and cost of short-term or long-term funding and capital, the credit capacity or perceived creditworthiness of customers and counterparties and the level and volatility of trading markets. Such factors can impact customers and counterparties of a financial services institution and may impact the value of financial instruments held by a financial services institution.

Our earnings and cash flows largely depend upon the level of our net interest income, which is the difference between the interest income we earn on loans, investments and other interest earning assets, and the interest we pay on interest-bearing liabilities, such as deposits and borrowings. Because different types of assets and liabilities may react differently and at different times to market interest rate changes, changes in interest rates can increase or decrease our net interest income. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in interest rates could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly, and because the magnitude of repricing of interest earning assets is often greater than interest-bearing liabilities, falling interest rates could reduce net interest income.

Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans and decrease loan repayment rates, while a decrease in the general level of interest rates may adversely affect the fair value of our financial assets and liabilities and our ability to realize gains on the sale of assets. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits.

Accordingly, changes in the level of market interest rates affect our net yield on interest earning assets, loan origination volume, loan and mortgage-backed securities portfolios and our overall results. Changes in interest rates may also have a significant impact on any future mortgage loan origination revenues. Historically, there has been an inverse correlation between the demand for mortgage loans and interest rates. Mortgage origination volume and revenues usually decline during periods of rising or high interest rates and increase during periods of declining or low interest rates. Changes in interest rates also have a significant impact on the carrying value of a significant percentage of the assets on our balance sheet. Interest rates are highly sensitive to many factors beyond our control, including general economic conditions and policies of various governmental and regulatory agencies, particularly the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”). We cannot predict the nature and timing of the Federal Reserve’s interest rate policies or other changes in monetary policies and economic conditions, which could negatively impact our financial performance.

We have benefited in recent periods from a favorable interest rate environment, but we believe that this environment cannot be sustained indefinitely and interest rates would be expected to rise as the economy recovers. A strengthening U.S. economy would be expected to cause the Board of Governors of the Federal Reserve to increase short-term interest rates, which would increase our borrowing costs.

The fair value of our investment securities can fluctuate due to market conditions out of our control.

As of June 30, 2012, approximately 99% of our investment securities portfolio was comprised of U.S. government agency and sponsored enterprises obligations, U.S. government agency and sponsored enterprises mortgage-backed securities and securities of municipalities. As of June 30, 2012, the fair value of our investment securities portfolio was approximately $1.2 billion. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or with respect to the underlying securities, changes in market interest rates and continued instability in the credit markets. In addition, we have historically taken a conservative investment posture, concentrating on government issuances of short duration. In the future, we may seek to increase yields through more aggressive investment strategies, which may include a greater percentage of corporate issuances and structured credit products. Any of these mentioned factors, among others, could cause other-than-temporary impairments in future periods and result in a realized loss, which could have a material adverse effect on our business. The process for determining whether impairment is other-than-temporary usually requires complex, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers and the performance of the underlying collateral, we may recognize realized and/or unrealized losses in future periods, which could have an adverse effect on our financial condition and results of operations.

We have a significant deferred tax asset that may not be fully realized in the future.

Our net deferred tax asset totaled $140.7 million as of June 30, 2012, of which $108.7 million was excluded from Tier 1 Capital. The ultimate realization of a deferred tax asset is dependent upon the generation of future taxable income during the periods prior to the expiration of the related net operating losses and the limitations of Section 382 of the Internal Revenue Code. If our estimates and assumptions about future taxable income are not accurate, the value of our deferred tax asset may not be recoverable and may result in a valuation allowance that would impact our earnings.

Recent market disruptions have caused increased liquidity risks and, if we are unable to maintain sufficient liquidity, we may not be able to meet the cash flow requirements of our depositors and borrowers.

The recent disruption and illiquidity in the credit markets have generally made potential funding sources more difficult to access, less reliable and more expensive. Our liquidity is generally used to make loans and to repay deposit liabilities as they become due or are demanded by customers, and further deterioration in the credit markets or a prolonged period without improvement of market liquidity could present significant challenges in the management of our liquidity and could adversely affect our business, results of operations and prospects. For example, if as a result of a sudden decline in depositor confidence resulting from negative market conditions, a substantial number of bank customers tried to withdraw their bank deposits simultaneously, our reserves may not be able to cover the withdrawals.

Furthermore, an inability to increase our deposit base at all or at attractive rates would impede our ability to fund our continued growth, which could have an adverse effect on our business, results of operations and financial condition. Collateralized borrowings such as advances from the FHLB are an important potential source of liquidity. Our borrowing capacity is generally dependent on the value of the collateral pledged to the FHLB. An adverse regulatory change could reduce our borrowing capacity or eliminate certain types of collateral and could otherwise modify or even eliminate our access to FHLB advances, Federal Fund line borrowings and discount window advances. Liquidity may also be adversely impacted by bank supervisory and regulatory authorities mandating changes in the composition of our balance sheet to asset classes that are less liquid. Any such change or termination may have an adverse effect on our liquidity.

Our access to other funding sources could be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the unstable credit markets. We may need to incur additional debt in the future to achieve our business objectives, in connection with future acquisitions or for other reasons. Any borrowings, if sought, may not be available to us or, if available, may not be on favorable terms. Without sufficient liquidity, we may not be able to meet the cash flow requirements of our depositors and borrowers, which could have a material adverse effect on our financial condition and results of operations.

We may not be able to retain or develop a strong core deposit base or other low-cost funding sources.

We expect to depend on checking, savings and money market deposit account balances and other forms of customer deposits as our primary source of funding for our lending activities. Our future growth will largely depend on our ability to retain and grow a strong deposit base. Because 38% of our deposits as of June 30, 2012 were time deposits, it may prove harder to maintain and grow our deposit base than would otherwise be the case. We are also working to transition certain of our customers to lower cost traditional banking services as higher cost funding sources, such as high interest certificates of deposit, mature. There may be competitive pressures to pay higher interest rates on deposits, which could increase funding costs and compress net interest margins. Customers may not transition to lower yielding savings or investment products or continue their business with us, which could adversely affect our operations. In addition, with recent concerns about bank failures, customers have become concerned about the extent to which their deposits are insured by the FDIC, particularly customers that may maintain deposits in excess of insured limits. Customers may withdraw deposits in an effort to ensure that the amount that they have on deposit with us is fully insured and may place them in other institutions or make investments that are perceived as being more secure. Further, even if we are able to grow and maintain our deposit base, the account and deposit balances can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments (or similar products at other institutions that may provide a higher rate of return), we could lose a relatively low cost source of funds, increasing our funding costs and reducing our net interest income and net income. Additionally, any such loss of funds could result in lower loan originations, which could materially negatively impact our growth strategy and results of operations.

We operate in a highly competitive industry and face significant competition from other financial institutions and financial services providers, which may decrease our growth or profits.

Consumer and commercial banking is highly competitive. Our market contains not only a large number of community and regional banks, but also a significant presence of the country’s largest commercial banks. We compete with other state and national financial institutions as well as savings and loan associations, savings banks and credit unions for deposits and loans. In addition, we compete with financial intermediaries, such as consumer finance companies, mortgage banking companies, insurance companies, securities firms, mutual funds and several government agencies as well as major retailers, all actively engaged in providing various types of loans and other financial services. Some of these competitors may have a long history of successful operations in our markets, greater ties to local businesses and more expansive banking relationships, as well as better established depositor bases. Competitors with greater resources may possess an advantage by being capable of maintaining numerous banking locations in more convenient sites, operating more ATMs and conducting extensive promotional and advertising campaigns or operating a more developed Internet platform.

The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Increased competition among financial services companies due to the recent consolidation of certain competing financial institutions may adversely affect our ability to market our products and services. Also, technology has lowered barriers to entry and made it possible for banks to compete in our market without a retail footprint by offering competitive rates, as well as non-banks to offer products and services traditionally provided by banks. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may offer a broader range of products and services as well as better pricing for certain products and services than we can.

Our ability to compete successfully depends on a number of factors, including:

•	the ability to develop, maintain and build upon long-term customer relationships based on quality service and high ethical standards;

•	the ability to attract and retain qualified employees to operate our business effectively;

•	the ability to expand our market position;

•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

•	the rate at which we introduce new products and services relative to our competitors;

•	customer satisfaction with our level of service; and

•	industry and general economic trends.

Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could harm our business, financial condition and results of operations.

We may be adversely affected by the lack of soundness of other financial institutions

Our ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Defaults by, or even rumors or questions about, one or more financial institutions, or the financial services industry generally, may lead to market-wide liquidity problems and losses of depositor, creditor and counterparty confidence and could lead to losses or defaults by us or by other institutions.

We are subject to losses due to the errors or fraudulent behavior of employees or third parties.

We are exposed to many types of operational risk, including the risk of fraud by employees and outsiders, clerical recordkeeping errors and transactional errors. Our business is dependent on our employees as well as third-party service providers to process a large number of increasingly complex transactions. We could be materially adversely affected if one of our employees causes a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our operations or systems. When we originate loans, we rely upon information supplied by loan applicants and third parties, including the information contained in the loan application, property appraisal and title information, if applicable, and employment and income documentation provided by third parties. If any of this information is misrepresented and such misrepresentation is not detected prior to loan funding, we generally bear the risk of loss associated with the misrepresentation. Any of these occurrences could result in a diminished ability of us to operate our business, potential liability to customers, reputational damage and regulatory intervention, which could negatively impact our business, financial condition and results of operations.

We are dependent on our information technology and telecommunications systems and third-party servicers, and systems failures, interruptions or breaches of security could have an adverse effect on our financial condition and results of operations.

Our business is highly dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party servicers. We outsource many of our major systems, such as data processing, loan servicing and deposit processing systems. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If sustained or repeated, a system failure or service denial could result in a deterioration of our ability to process new and renewal loans, gather deposits and provide customer service, compromise our ability to operate effectively, damage our reputation, result in a loss of customer business and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

In addition, we provide our customers the ability to bank remotely, including online over the Internet. The secure transmission of confidential information is a critical element of remote banking. Our network could be vulnerable to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that our activities or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and could adversely affect our reputation, results of operations and ability to attract and maintain customers and businesses. In addition, a security breach could also subject us to additional regulatory scrutiny, expose us to civil litigation and possible financial liability and cause reputational damage.

As a public company, we are required to meet periodic reporting requirements under the rules and regulations of the United States Securities and Exchange Commission. Complying with federal securities laws as a public company is expensive, and we will incur significant time and expense enhancing, documenting, testing and certifying our internal control over financial reporting. Any deficiencies in our financial reporting or internal controls could adversely affect our business and the trading price of our Class A common stock.

Prior to becoming a public company, we were not required to comply with Securities and Exchange Commission (which we refer to as the “SEC”) requirements to have our financial statements completed and reviewed or audited within a specified time. As a publicly traded company we are required to file periodic reports containing our financial statements with the SEC within a specified time following the completion of quarterly and annual periods. We are also required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 concerning internal controls over financial reporting commencing in the 2013 fiscal year as described below. We may experience difficulty in meeting the SEC’s reporting requirements. Any failure by us to file our periodic reports with the SEC in a timely manner could harm our reputation and reduce the trading price of our Class A common stock.

As a public company, we will incur significant legal, accounting, insurance and other expenses. Compliance with other rules of the SEC and the rules of The Nasdaq Global Select Market (which we refer to as “Nasdaq”) will increase our legal and financial compliance costs and make some activities more time consuming and costly. Beginning with our Annual Report on Form 10-K for our fiscal year ending December 31, 2013, SEC rules will require that our Chief Executive Officer and Chief Financial Officer periodically certify the existence and effectiveness of our internal controls over financial reporting. Beginning with the fiscal year ending December 31, 2018, or such earlier time as we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (which we refer to as the “JOBS Act”), our independent registered public accounting firm will be required to attest to our assessment of our internal controls over financial reporting. This process will require significant documentation of policies, procedures and systems, review of that documentation by our internal auditing staff and our outside auditors and testing of our internal controls over financial reporting by our internal auditing and accounting staff and our outside independent registered public accounting firm. This process will involve considerable time and expense, may strain our internal resources and have an adverse impact on our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter.

During the course of our testing, we may identify deficiencies that would have to be remediated to satisfy the SEC rules for certification of our internal controls over financial reporting. As a consequence, we may have to disclose in periodic reports we file with the SEC material weaknesses in our system of internal controls. The existence of a material weakness would preclude management from concluding that our internal controls over financial reporting are effective and would preclude our independent auditors from issuing an unqualified opinion that our internal controls over financial reporting are effective. In addition, disclosures of this type in our SEC reports could cause investors to lose confidence in our financial reporting and may negatively affect the trading price of our Class A common stock. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal controls over financial reporting, it may negatively impact our business, results of operations and reputation.

A material weakness in our internal control over financial reporting was identified for the year ended December 31, 2011 and we have determined that we must enhance our internal audit function. Material weaknesses in our financial reporting or internal controls or gaps in our internal audit procedures could adversely affect our business and the trading price of our Class A common stock.

In connection with management’s assessment of internal control over financial reporting, we identified a material weakness in such internal control during the audit of our consolidated financial statements for the year ended December 31, 2011 related to third-party data inputs used in the accounting of impaired loans under ASC 310-30 in the fourth quarter of 2011. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness that we identified was considered in determining the nature, timing, and extent of audit tests applied in the audit of our consolidated financial statements for the year ended December 31, 2011 and did not affect our independent auditor’s report on the consolidated financial statements dated April 10, 2012, which expressed an unqualified opinion on our consolidated financial statements. We have implemented and will continue to implement measures designed to improve our internal control over financial reporting and strengthen our internal audit function. These measures include, among other things, supplementing the personnel involved in overseeing financial reporting. We have also validated the calculations of, and added additional control points to the development of the manual and spreadsheet outputs generated by the third-party valuation specialists engaged to assist in estimating the cash flow re-estimation, impairment and accretion values in the loan accounting process. While we believe that the actions we are taking and will continue to take to address the existing weakness in internal control over financial reporting and strengthen our internal audit function will mitigate the risk related to the aforementioned internal control material weakness and internal audit matters, we cannot be certain that, at some point in the future, another material weakness will not be identified or our internal audit procedures will not fail to detect a matter they are designed to prevent, and failure to remedy such material weaknesses or enhance our internal audit function could have an adverse impact on our financials and the operation of our business.

In addition to the material weakness we reported, Green Bankshares reported a material weakness in its internal control over financial reporting in its financial statements for the year ended December 31, 2010. Failure to remediate such material weaknesses of our subsidiaries could also have an adverse effect on us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Trends and Developments” for information regarding actions we have taken to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors. In addition, our election not to opt out of JOBS Act extended accounting transition period may make our financial statements less easily comparable to the financial statements of other companies.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, even if we comply with the greater obligations of public companies that are not emerging growth companies immediately after this offering, we may avail ourselves of the reduced requirements applicable to emerging growth companies from time to time in the future, so long as we are an emerging growth company. We will remain an emerging growth company for up to five years, though we may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, we are deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700 million). We cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Hurricanes or other adverse weather events would negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations.

Our market areas in the southeastern region of the United States are susceptible to natural disasters, such as hurricanes, tornadoes, tropical storms, other severe weather events and related flooding and wind damage, and manmade disasters, such as the 2010 oil spill in the Gulf of Mexico. Our market areas in Tennessee are susceptible to natural disasters, such as tornadoes and floods. These natural disasters could negatively impact regional economic conditions, cause a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us, damage our banking facilities and offices and negatively impact our growth strategy. Such weather events can disrupt operations, result in damage to properties and negatively affect the local economies in the markets where they operate. We cannot predict whether or to what extent damage that may be caused by future hurricanes or tornadoes will affect our operations or the economies in our current or future market areas, but such weather events could negatively impact economic conditions in these regions and result in a decline in local loan demand and loan originations, a decline in the value or destruction of properties securing our loans and an increase in delinquencies, foreclosures or loan losses. Our business or results of operations may be adversely affected by these and other negative effects of natural or manmade disasters.

Risks Relating to Our Growth Strategy

We may not be able to effectively manage our growth.

Our future operating results depend to a large extent on our ability to successfully manage our rapid growth. Our rapid growth has placed, and it may continue to place, significant demands on our operations and management. Whether through additional acquisitions or organic growth, our current plan to expand our business is dependent upon:

•

the ability of our officers and other key employees to continue to implement and improve our operational, credit, financial, management and other internal risk controls and processes and our reporting systems and procedures in order to manage a growing number of client relationships;

•	to scale our technology platform;

•	to integrate our acquisitions and develop consistent policies throughout the various businesses; and

•	to manage a growing number of client relationships.

We may not successfully implement improvements to, or integrate, our management information and control systems, procedures and processes in an efficient or timely manner and may discover deficiencies in existing systems and controls. In particular, our controls and procedures must be able to accommodate an increase in expected loan volume and the infrastructure that comes with new branches and banks. Thus, our growth strategy may divert management from our existing businesses and may require us to incur additional expenditures to expand our administrative and operational infrastructure and, if we are unable to effectively manage and grow our banking franchise, our business and our consolidated results of operations and financial condition could be materially and adversely impacted. In addition, if we are unable to manage future expansion in our operations, we may experience compliance and operational problems, have to slow the pace of growth, or have to incur additional expenditures beyond current projections to support such growth, any one of which could adversely affect our business.

Many of our new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict our growth.

We intend to complement and expand our business by pursuing strategic acquisitions of banks and other financial institutions. Generally, any acquisition of target financial institutions or assets by us will require approval by, and cooperation from, a number of governmental regulatory agencies, possibly including the Federal Reserve, the OCC and the FDIC, as well as state banking regulators. In acting on such applications of approval, federal banking regulators consider, among other factors:

•	the effect of the acquisition on competition;

•	the financial condition and future prospects of the applicant and the banks involved;

•	the managerial resources of the applicant and the banks involved;

•	the convenience and needs of the community, including the record of performance under the Community Reinvestment Act (which we refer to as the “CRA”); and

•	the effectiveness of the applicant in combating money-laundering activities.

Such regulators could deny our application based on the above criteria or other considerations or the regulatory approvals may not be granted on terms that are acceptable to us. For example, we could be required to sell branches as a condition to receiving regulatory approvals, and such a condition may not be acceptable to us or may reduce the benefit of any acquisition.

The success of future transactions will depend on our ability to successfully identify and consummate transactions with target financial institutions that meet our investment criteria. Because of the significant competition for acquisition opportunities and the limited number of potential targets, we may not be able to successfully consummate acquisitions necessary to grow our business.

The success of future transactions will depend on our ability to successfully identify and consummate transactions with target financial institutions that meet our investment criteria. There are significant risks associated with our ability to identify and successfully consummate transactions with target financial institutions. There are a limited number of acquisition opportunities, and we expect to encounter intense competition from other banking organizations competing for acquisitions and also from other investment funds and entities looking to acquire financial institutions. Many of these entities are well established and have extensive experience in identifying and effecting acquisitions directly or through affiliates. Many of these competitors possess ongoing banking operations with greater technical, human and other resources than we do, and our financial resources will be relatively limited when contrasted with those of many of these competitors. These organizations may be able to achieve greater cost savings through consolidating operations than we could. Our ability to compete in acquiring certain sizable target institutions will be limited by our available financial resources. These inherent competitive limitations give others an advantage in pursuing the acquisition of certain target financial institutions. In addition, increased competition may drive up the prices for the types of acquisitions we intend to target, which would make the identification and successful consummation of acquisition opportunities more difficult. Competitors may be willing to pay more for target financial institutions than we believe are justified, which could result in us having to pay more for target financial institutions than we prefer or to forego target financial institutions. As a result of the foregoing, we may be unable to successfully identify and consummate future transactions to grow our business on commercially attractive terms, or at all.

Because the institutions we intend to acquire may have distressed assets, we may not be able to realize the value we predict from these assets or make sufficient provision for future losses in the value of, or accurately estimate the future writedowns taken in respect of, these assets.

Delinquencies and losses in the loan portfolios and other assets of financial institutions that we acquire may exceed our initial forecasts developed during the due diligence investigation prior to acquiring those institutions. Even if we conduct extensive due diligence on an entity we decide to acquire, this diligence may not reveal all material issues that may affect a particular entity. The diligence process in FDIC-assisted transactions is also expedited due to the short acquisition timeline that is typical for these depository institutions. If, during the diligence process, we fail to identify issues specific to an entity or the environment in which the entity operates, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in other reporting losses. Any of these events could adversely affect the financial condition, liquidity, capital position and value of institutions we acquire and of the Company as a whole. If any of the foregoing adverse events occur with respect to one subsidiary, they may adversely affect other of our subsidiaries or the Company as a whole. Current economic conditions have created an uncertain environment with respect to asset valuations and there is no certainty that we will be able to sell assets of target institutions if we determine it would be in our best interests to do so. The institutions we will target may have substantial amounts of asset classes for which there is currently limited or no marketability.

The success of future transactions will depend on our ability to successfully combine the target financial institution’s business with our existing banking business and, if we experience difficulties with the integration process, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected.

The success of future transactions will depend, in part, on our ability to successfully combine the target financial institution’s business with our existing banking business. As with any acquisition involving financial institutions, there may be business disruptions that result in the loss of customers or cause customers to remove their accounts and move their business to competing banking institutions. It is possible that the integration process could result in additional expenses in connection with the integration processes and the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the acquisition. Integration efforts, including integration of the target financial institution’s systems into our systems may divert our management’s attention and resources, and we may be unable to develop, or experience prolonged delays in the development of, the systems necessary to operate our acquired banks, such as a financial reporting platform or a human resources reporting platform call center. If we experience difficulties with the integration process, the anticipated benefits of any future transaction may not be realized fully or at all or may take longer to realize than expected. Additionally, we may be unable to recognize synergies, operating efficiencies and/or expected benefits within expected timeframes or expected cost projections, or at all. We may also not be able to preserve the goodwill of the acquired financial institution.

Our acquisition of Southern Community Financial may present certain risks to our business and operations.

On October 1, 2012, we completed our acquisition of Southern Community Financial. This investment presents the following risks, among others:

•	the possibility that the expected benefits of the transaction may not materialize in the timeframe expected or at all, or may be more costly to achieve;

•

the possibility that the parties may be unable to successfully implement integration strategies, due to challenges associated with integrating complex systems, technology, banking centers and other assets of Southern Community Financial in a manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies and integrating Southern Community Financial’s workforce while maintaining focus on providing consistent, high-quality customer service;

•	reputational risks and the reaction of the companies’ customers to the transaction; and

•

the investment may require diversion of the attention of our management and other key employees from ongoing business activities, including the pursuit of other opportunities that could be beneficial to us.

Projected operating results for entities to be acquired by us may be inaccurate and may vary significantly from actual results.

We will generally establish the pricing of transactions and the capital structure of entities to be acquired by us on the basis of financial projections for such entities. In general, projected operating results will be based primarily on management judgments. In all cases, projections are only estimates of future results that are based upon assumptions made at the time that the projections are developed and the projected results may vary significantly from actual results. General economic, political and market conditions, which are not predictable, can have a material adverse impact on the reliability of such projections. In the event that the projections made in connection with our acquisitions, or future projections with respect to new acquisitions, are not accurate, such inaccuracies could materially and adversely affect our business and our consolidated results of operations and financial condition.

Our officers and directors may have conflicts of interest in determining whether to present business opportunities to us or another entity with which they are, or may become, affiliated.

Our officers and directors may become subject to fiduciary obligations in connection with their service on the boards of directors of other corporations. To the extent that our officers and directors become aware of acquisition opportunities that may be suitable for entities other than us to which they have fiduciary or contractual obligations, or they are presented with such opportunities in their capacities as fiduciaries to such entities, they may honor such obligations to such other entities. In addition, our officers and directors will not have any obligation to present us with any acquisition opportunity that does not fall within certain parameters of our business (which opportunities and parameters are described in more detail in the section entitled “Business”). You should assume that to the extent any of our officers or directors becomes aware of an opportunity that may be suitable both for us and another entity to which such person has a fiduciary obligation or contractual obligation to present such opportunity as set forth above, he or she may first give the opportunity to such other entity or entities and may give such opportunity to us only to the extent such other entity or entities reject or are unable to pursue such opportunity. In addition, you should assume that to the extent any of our officers or directors becomes aware of an acquisition opportunity that does not fall within the above parameters but that may otherwise be suitable for us, he or she may not present such opportunity to us. In general, officers and directors of a corporation incorporated under Delaware law are required to present business opportunities to a corporation if the corporation could financially undertake the opportunity, the opportunity is within the corporation’s line of business and it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation. However, our certificate of incorporation provides that we renounce any interest or expectancy in certain acquisition opportunities that our officers or directors become aware of in connection with their service to other entities to which they have a fiduciary or contractual obligation.

Changes in accounting standards may affect how we report our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the Financial Accounting Standards Board (which we refer to as the “FASB”) or other regulatory authorities change the financial accounting and reporting standards that govern the preparation of financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in us restating prior period financial statements.

Risks Relating to the Regulation of Our Industry

We operate in a highly regulated industry and the laws and regulations that govern our operations, corporate governance, executive compensation and financial accounting, or reporting, including changes in them, or our failure to comply with them, may adversely affect us.

We are subject to extensive regulation and supervision that govern almost all aspects of our operations. Intended to protect customers, depositors, consumers, deposit insurance funds and the stability of the U.S. financial system, these laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on our business activities, limit the dividend or distributions that we can pay, restrict the ability of institutions to guarantee our debt and impose certain specific accounting requirements that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than GAAP. Compliance with laws and regulations can be difficult and costly and changes to laws and regulations often impose additional compliance costs. We are currently facing increased regulation and supervision of our industry as a result of the financial crisis in the banking and financial markets. Such additional regulation and supervision may increase our costs and limit our ability to pursue business opportunities. Further, our failure to comply with these laws and regulations, even if the failure was inadvertent or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our securities. Further, any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect our business and financial condition.

We are periodically subject to examination and scrutiny by a number of banking agencies and, depending upon the findings and determinations of these agencies, we may be required to make adjustments to our business that could adversely affect us.

Federal and state banking agencies periodically conduct examinations of our business, including compliance with applicable laws and regulations. If, as a result of an examination, a federal banking agency were to determine that the financial condition, capital resources, asset quality, asset concentration, earnings prospects, management, liquidity sensitivity to market risk or other aspects of any of our operations has become unsatisfactory, or that we or our management is in violation of any law or regulation, it could take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to change the asset composition of our portfolio or balance sheet, to assess civil monetary penalties against our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance. If we become subject to such regulatory actions, our business, results of operations and reputation may be negatively impacted.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 may have a material effect on our operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the “Dodd-Frank Act”), which imposes significant regulatory and compliance changes. The key effects of the Dodd-Frank Act on our business are:

•	changes to regulatory capital requirements;

•	exclusion of hybrid securities, including trust preferred securities, issued on or after May 19, 2010 from Tier 1 capital;

•

creation of new government regulatory agencies (such as the Financial Stability Oversight Council, which will oversee systemic risk, and the Consumer Financial Protection Bureau, which will develop and enforce rules for bank and non-bank providers of consumer financial products);

•	potential limitations on federal preemption;

•	changes to deposit insurance assessments;

•	regulation of debit interchange fees we earn;

•	changes in retail banking regulations, including potential limitations on certain fees we may charge; and

•	changes in regulation of consumer mortgage loan origination and risk retention.

In addition, the Dodd-Frank Act restricts the ability of banks to engage in certain proprietary trading or to sponsor or invest in private equity or hedge funds. The Dodd-Frank Act also contains provisions designed to limit the ability of insured depository institutions, their holding companies and their affiliates to conduct certain swaps and derivatives activities and to take certain principal positions in financial instruments.

Some provisions of the Dodd-Frank Act became effective immediately upon its enactment. Many provisions, however, will require regulations to be promulgated by various federal agencies in order to be implemented, some of which have been proposed by the applicable federal agencies. The provisions of the Dodd-Frank Act may have unintended effects, which will not be clear until implementation. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to investors in our Class A common stock. For a more detailed description of the Dodd-Frank Act, see “Supervision and Regulation—Changes in Laws, Regulations or Policies and the Dodd-Frank Act.”

The short-term and long-term impact of the new regulatory capital standards and the forthcoming new capital rules is uncertain.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced an agreement to a strengthened set of capital requirements for internationally active banking organizations in the United States and around the world, known as Basel III. Basel III increases the requirements for minimum common equity, minimum Tier 1 capital and minimum total capital, to be phased in over time until fully phased in by January 1, 2019.

Various provisions of the Dodd-Frank Act increase the capital requirements of bank holding companies, such as the Company, and non-bank financial companies that are supervised by the Federal Reserve. The leverage and risk-based capital ratios of these entities may not be lower than the leverage and risk-based capital ratios for insured depository institutions. In particular, bank holding companies, many of which have long relied on trust preferred securities as a component of their regulatory capital, will no longer be permitted to count trust preferred securities toward their Tier 1 capital. In June 2012, the Federal Reserve, OCC and FDIC released proposed rules which would implement the Basel III and Dodd-Frank Act capital requirements. While the Basel III changes and other regulatory capital requirements will likely result in generally higher regulatory capital standards, it is difficult at this time to predict how any new standards will ultimately be applied to us and our subsidiary bank.

The FDIC’s restoration plan and the related increased assessment rate could adversely affect our earnings.

The FDIC insures deposits at FDIC-insured depository institutions, such as our subsidiary bank, up to applicable limits. The amount of a particular institution’s deposit insurance assessment is based on that institution’s risk classification under an FDIC risk-based assessment system. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to its regulators. Market developments have significantly depleted the deposit insurance fund of the FDIC (which we refer to as the “DIF”) and reduced the ratio of reserves to insured deposits. As a result of recent economic conditions and the enactment of the Dodd-Frank Act, the FDIC has increased the deposit insurance assessment rates and thus raised deposit premiums for insured depository institutions. If these increases are insufficient for the DIF to meet its funding requirements, there may need to be further special assessments or increases in deposit insurance premiums. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums than the recently increased levels. Any future additional assessments, increases or required prepayments in FDIC insurance premiums may materially adversely affect results of operations, including by reducing our profitability or limiting our ability to pursue certain business opportunities.

We are subject to federal and state and fair lending laws, and failure to comply with these laws could lead to material penalties.

Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The Department of Justice, Consumer Financial Protection Bureau and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. A successful challenge to our performance under the fair lending laws and regulations could adversely impact our rating under the Community Reinvestment Act and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity and restrictions on expansion activity, which could negatively impact our reputation, business, financial condition and results of operations.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The federal Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (which we refer to as the “PATRIOT Act”) and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury Department to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control (which we refer to as “OFAC”). If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we have already acquired or may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.

Federal, state and local consumer lending laws may restrict our ability to originate certain mortgage loans or increase our risk of liability with respect to such loans and could increase our cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. It is our policy not to make predatory loans, but these laws create the potential for liability with respect to our lending and loan investment activities. They increase our cost of doing business and, ultimately, may prevent us from making certain loans and cause us to reduce the average percentage rate or the points and fees on loans that we do make.

The Federal Reserve may require us to commit capital resources to support our subsidiary bank.

The Federal Reserve, which examines us and our subsidiaries, requires a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Act directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of strength for the institution. Under these requirements, in the future, we could be required to provide financial assistance to our subsidiary bank if it experiences financial distress.

A capital injection may be required at times when we do not have the resources to provide it, and therefore we may be required to borrow the funds. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s cash flows, financial condition, results of operations and prospects.

Stockholders may be deemed to be acting in concert or otherwise in control of Capital Bank, which could impose prior approval requirements and result in adverse regulatory consequences for such holders.

We are a bank holding company regulated by the Federal Reserve. Accordingly, acquisition of control of us (or our bank subsidiary) requires prior regulatory notice or approval. With certain limited exceptions, federal regulations prohibit potential investors from, directly or indirectly, acquiring ownership or control of, or the power to vote, more than 10% (more than 5% if the acquiror is a bank holding company) of any class of our voting securities, or obtaining the ability to control in any manner the election of a majority of directors or otherwise exercising a controlling influence over our management or policies, without prior notice or application to, and approval of, the Federal Reserve under the Change in Bank Control Act or the Bank Holding Company Act of 1956, as amended (which we refer to as the “BHCA”). Any bank holding company or foreign bank with a U.S. presence also is required to obtain the approval of the Federal Reserve under the BHCA to acquire or retain more than 5% of our outstanding voting securities.

In addition to regulatory approvals, any stockholder deemed to “control” us for purposes of the BHCA would become subject to investment and activity restrictions and ongoing regulation and supervision. Any entity owning 25% or more of any class of our voting securities, or a lesser percentage if such holder or group otherwise exercises a “controlling influence” over us, will be subject to regulation as a “bank holding company” in accordance with the BHCA. In addition, such a holder may be required to divest holdings of 5% or more of the voting securities of investments that may be deemed impermissible for a bank holding company, such as an investment in a company engaged in non-financial activities.

Regulatory determination of “control” of a depository institution or holding company is based on all of the relevant facts and circumstances. In certain instances, stockholders may be determined to be “acting in concert” and their shares aggregated for purposes of determining control for purposes of the Change in Bank Control Act. “Acting in concert” generally means knowing participation in a joint activity or parallel action towards the common goal of acquiring control of a bank or a parent company, whether or not pursuant to an express agreement. How this definition is applied in individual circumstances can vary among the various federal bank regulatory agencies and cannot always be predicted with certainty. Many factors can lead to a finding of acting in concert, including whether:

•	stockholders are commonly controlled or managed;

•	stockholders are parties to an oral or written agreement or understanding regarding the acquisition, voting or transfer of control of voting securities of a bank or bank holding company;

•	the holders each own stock in a bank and are also management officials, controlling stockholders, partners or trustees of another company; or

•	both a holder and a controlling stockholder, partner, trustee or management official of the holder own equity in the bank or bank holding company.

Our common stock owned by holders determined by a bank regulatory agency to be acting in concert would be aggregated for purposes of determining whether those holders have control of a bank or bank holding company for Change in Bank Control Act purposes. Because the control regulations under the Change in Bank Control Act and the BHCA are complex, potential investors should seek advice from qualified banking counsel before making an investment in our Class A common stock.

Risks Related to Our Common Stock

We could issue additional common stock, which might dilute the book value of our common stock and reduce your influence over matters on which stockholders vote.

Our Board of Directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares that may be issued to satisfy our obligations under our incentive plans, shares of our authorized but unissued preferred stock and securities and instruments that are convertible into our common stock. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock and might dilute the book value of our common stock. In addition, issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.

An active, liquid market for our Class A common stock may not develop or be sustained, which likely would materially and adversely affect the market price of our Class A common stock.

Before our recent initial public offering, there had been no established public market for our Class A common stock. Although our Class A common stock recently began trading on Nasdaq, an active, liquid trading market for our Class A common stock may not develop or be sustained, which likely would materially and adversely affect the market price of our Class A common stock. Stockholders also may not be able to sell their shares of our Class A common stock at the volume, prices and times desired.

The market price of our Class A common stock could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our Class A common stock in the public market following this offering or in future offerings, or the perception that these sales could occur, could cause the market price of our Class A common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and place that we deem appropriate.

Upon completion of our initial public offering (including the partial exercise of the underwriters’ over-allotment option) and the reorganization, we had 33,022,942 shares of Class A common stock and 22,821,216 shares of Class B non-voting common stock issued and outstanding. Of the outstanding shares of Class A common stock, all of the 10,476,801 shares sold in our initial public offering (including the partial exercise of the underwriters’ over-allotment option), other than the 886,525 shares purchased by Crestview-NAFH, LLC and any other shares that were purchased in our initial public offering by a holder that is subject to a lock-up agreement, are freely tradable, except that any shares purchased by “affiliates” (as that term is defined in Rule 144 under the Securities Act of 1933, amended (which we refer to as the “Securities Act”), only may be sold in compliance with the limitations described in the section entitled “Shares Eligible For Future Sale.” Taking into consideration the effect of the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, the remaining shares of our common stock, including Class A common stock and Class B non-voting common stock, may be eligible for resale in the public market under Rule 144 under the Securities Act subject to applicable restrictions under Rule 144.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC (which we refer to as “Credit Suisse”) for a period of 180 days after the date of the prospectus for our initial public offering, except issuances pursuant to the exercise of employee stock options outstanding on the date of the prospectus for our initial public offering as described therein, in connection with the reorganization, in connection with business combinations (provided that the aggregate number of shares issued, together with shares issuable pursuant to the terms of any other securities issued, does not exceed 10% of the outstanding shares of our common stock as of the closing of our initial public offering) and the filing of a shelf registration statement pursuant to the registration rights agreement entered into by us and our stockholders in connection with our private placements. Our officers, directors, largest shareholder and the selling stockholders have also agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse for a 180-day “lock-up” period. These 180-day periods are subject to extension in certain circumstances. In addition, our stockholders holding registrable shares who are not selling in our initial public offering are also subject to a 180-day lock-up period with certain exceptions under our registration rights agreement. See “Shares Eligible For Future Sale—Registration Rights Agreement.”

In addition, we filed a registration statement on Form S-8 under the Securities Act to register an aggregate of approximately 4.5 million shares of Class A common stock for issuance under our 2010 Equity Incentive Plan. Any shares issued in connection with acquisitions, the exercise of stock options or otherwise would dilute the percentage ownership held by investors who purchase our shares in this offering. See “Shares Eligible for Future Sale.”

If shares of Class B non-voting common stock are converted into shares of Class A common stock, your voting power will be diluted.

Generally, holders of Class B non-voting common stock have no voting power and have no right to participate in any meeting of stockholders or to have notice thereof. However, holders of Class B non-voting common stock that are converted into Class A common stock will have all the voting rights of the other holders of Class A common stock. Class B non-voting common stock is not convertible in the hands of the initial holder. However, a transferee unaffiliated with the initial holder that receives Class B non-voting common stock subsequent to transfer permitted by our certificate of incorporation may elect to convert each share of Class B non-voting common stock into one share of Class A common stock. Upon conversion of any Class B non-voting common stock, your voting power will be diluted in proportion to the decrease in your ownership of the total outstanding Class A common stock.

The market price of our Class A common stock may be volatile, which could cause the value of an investment in our Class A common stock to decline.

The market price of our Class A common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

•	general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in or failure to meet publicly disclosed expectations as to our future financial performance;

•	downgrades in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	changes in market valuations or earnings of similar companies;

•	any future sales of our common stock or other securities; and

•	additions or departures of key personnel.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our Class A common stock. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources and harm our business or results of operations. For example, we are currently operating in, and have benefited from, a protracted period of historically low interest rates that will not be sustained indefinitely, and future fluctuations in interest rates could cause an increase in volatility of the market price of our Class A common stock.

We do not currently intend to pay dividends on shares of our common stock in the foreseeable future after the completion of this offering and our ability to pay dividends will be subject to restrictions under applicable banking laws and regulations.

We do not currently intend to pay cash dividends on our common stock in the foreseeable future after the completion of this offering. The payment of cash dividends in the future will be dependent upon various factors, including our earnings, if any, cash balances, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our then-existing Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations in the foreseeable future after the completion of this offering and, accordingly, our Board of Directors does not currently anticipate declaring any dividends. Because we do not expect to pay cash dividends on our common stock for some time, any gains on an investment in our Class A common stock in this offering will be limited to the appreciation, if any, of the market value of our Class A common stock.

Banks and bank holding companies are subject to certain regulatory restrictions on the payment of cash dividends. Federal bank regulatory agencies have the authority to prohibit bank holding companies from engaging in unsafe or unsound practices in conducting their business. The payment of dividends by us depending on our financial condition could be deemed an unsafe or unsound practice. Our ability to pay dividends will directly depend on the ability of our subsidiary bank to pay dividends to us, which in turn will be restricted by the requirement that it maintains an adequate level of capital in accordance with requirements of its regulators and, in the future, can be expected to be further influenced by regulatory policies and capital guidelines. In addition, on August 24, 2010, Capital Bank entered into the OCC Operating Agreement, which in certain circumstances will restrict Capital Bank’s ability to pay dividends to us, to make changes to its capital structure and to make certain other business decisions. See “Dividend Policy.”

Our management team may allocate the proceeds of our initial public offering in ways in which you may not agree.

We have broad discretion in applying the net proceeds we received in our initial public offering. As part of your investment decision, you will not be able to assess or direct how we apply those net proceeds. If we do not apply these funds effectively, we may lose significant business opportunities. Furthermore, our stock price could decline if the market does not view our use of the net proceeds from our initial public offering favorably.

We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders in this offering.

Certain provisions of our certificate of incorporation and the loss sharing agreements may have anti-takeover effects, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management. In addition, Delaware law may inhibit takeovers of us and could limit our ability to engage in certain strategic transactions our Board of Directors believes would be in the best interests of stockholders.

Our certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of our Board of

Directors to designate the terms of and issue new series of preferred stock, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities, including our Class A common stock. See “Description of Capital Stock.”

Our loss sharing agreements with the FDIC require that we receive prior FDIC consent, which may be withheld by the FDIC in its sole discretion, prior to us or our stockholders engaging in certain transactions. If any such transaction is completed without prior FDIC consent, the FDIC would have the right to discontinue the relevant loss sharing arrangement. Among other things, prior FDIC consent is required for (1) a merger or consolidation of us or our bank subsidiary with or into another company if our stockholders will own less than 66.66% of the combined company, (2) the sale of all or substantially all of the assets of any of our bank subsidiary and (3) a sale of shares by a stockholder, or a group of related stockholders, that will effect a change in control of Capital Bank, as determined by the FDIC with reference to the standards set forth in the Change in Bank Control Act (generally, the acquisition of between 10% and 25% of any class of our voting securities where the presumption of control is not rebutted, or the acquisition by any person, acting directly or indirectly or through or in concert with one or more persons, of 25% or more of any class of our voting securities). If we or any stockholder desired to enter into any such transaction, the FDIC may not grant its consent in a timely manner, without conditions, or at all. If one of these transactions were to occur without prior FDIC consent and the FDIC withdrew its loss share protection, there could be a material adverse effect on our financial condition, results of operations and cash flows. In addition, statutes, regulations and policies that govern bank holding companies, including the BHCA, may restrict our ability to enter into certain transactions. See “Supervision and Regulation.”

We are also subject to anti-takeover provisions under Delaware law. We have not opted out of Section 203 of the Delaware General Corporation Law (which we refer to as the “DGCL”), which, subject to certain exceptions, prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (1) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (3) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in this prospectus, including the exhibits hereto.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by us, the selling stockholders, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements including, but not limited to, statements regarding:

•	changes in general economic and financial market conditions;

•	changes in the regulatory environment;

•	economic conditions generally and in the financial services industry;

•	changes in the economy affecting real estate values;

•	our ability to achieve loan and deposit growth;

•	the completion of our pending and future acquisitions or business combinations and our ability to integrate the acquired business into our business model;

•	projected population and income growth in our targeted market areas; and

•	volatility and direction of market interest rates and a weakening of the economy which could materially impact credit quality trends and the ability to generate loans.

All forward-looking statements are necessarily only estimates of future results, and actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements which should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. In particular, you should consider the numerous risks described in the “Risk Factors” section of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. You should, however, review the risk factors we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Class A common stock by our selling stockholders. See “Selling Stockholders.”

DIVIDEND POLICY

We have never paid cash dividends to holders of our common stock. We do not expect to declare or pay any cash or other dividends on our common stock in the foreseeable future after the completion of this offering. We intend to reinvest cash flow generated by operations in our business.

As a bank holding company, any dividends paid to us by our subsidiary financial institution(s) are subject to various federal and state regulatory limitations and also subject to the ability of our subsidiary financial institution(s) to pay dividends to us. In the future, we may enter into credit agreements or other borrowing arrangements that restrict our ability to declare or pay cash dividends. Any determination to pay cash dividends in the future will be at the discretion of our Board of Directors and will depend on various factors, including our financial condition, earnings, cash requirements, legal restrictions, regulatory restrictions and other factors deemed relevant by our Board of Directors. In addition, on August 24, 2010, Capital Bank entered into the OCC Operating Agreement, which in certain circumstances will restrict Capital Bank’s ability to pay dividends to us, to make changes to its capital structure and to make certain other business decisions. For more discussion on restrictions of dividends, see “Risk Factors—Risks Related to Our Common Stock—We do not currently intend to pay dividends on shares of our common stock in the foreseeable future after the completion of this offering and our ability to pay dividends will be subject to restrictions under applicable banking laws and regulations” and “Supervision and Regulation.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected historical consolidated financial information. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The selected historical consolidated financial information set forth below as of June 30, 2012 and for the six months ended June 30, 2012 and 2011 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial information set forth below as of June 30, 2011 has been derived from our unaudited consolidated financial statements which are not included in this prospectus. The selected historical consolidated financial information set forth below as of and for the years ended December 31, 2011 and 2010 and for the period from November 30, 2009 (date of inception) through December 31, 2009 is derived from our audited consolidated financial statements included elsewhere in this prospectus.

On July 16, 2010, we purchased certain assets and assumed certain liabilities, including substantially all deposits, of First National Bank, Metro Bank and Turnberry Bank from the FDIC, as receiver. On September 30, 2010, January 28, 2011 and September 7, 2011, we consummated controlling investments in TIB Financial, Capital Bank Corp. and Green Bankshares, respectively. Although we were formed in November 2009, our activities prior to our first acquisition consisted solely of organizational, capital raising and related activities and activities related to identifying and analyzing potential acquisition candidates. We did not engage in any substantive operations (including banking operations) prior to our first acquisition. We have omitted certain historical financial information of First National Bank, Metro Bank and Turnberry Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief granted by the SEC. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances where a registrant engages in an acquisition of a troubled financial institution in which federal assistance is an essential and significant part of the transaction and for which audited financial statements are not reasonably available.

The selected historical consolidated financial information in the following tables as of and for the six months ended June 30, 2012 includes our results, including First National Bank, Metro Bank, Turnberry Bank, TIB Financial, Capital Bank Corp. and Green Bankshares. The selected historical consolidated financial information presented in the following tables as of and for the six months ended June 30, 2011 includes our results, including First National Bank, Metro Bank, Turnberry Bank and TIB Financial as well as the results of Capital Bank Corp. subsequent to January 28, 2011.

The selected historical consolidated financial information in the following tables as of and for the year ended December 31, 2011, includes our results, including First National Bank, Metro Bank, Turnberry Bank and TIB Financial, as well as the results of Capital Bank Corp. subsequent to January 28, 2011 and Green Bankshares subsequent to September 7, 2011. The selected historical consolidated financial information in the following tables as of and for the year ended December 31, 2010 includes our results, including First National Bank, Metro Bank and Turnberry Bank subsequent to July 16, 2010 and TIB Financial subsequent to September 30, 2010.

Because substantially all of our business is composed of acquired operations and because the operations of each acquired business were substantially changed in connection with its acquisition, our results of operations for the six months ended June 30, 2012 and for the year ended December 31, 2011 reflect different operations in different periods (or portions of periods) and therefore cannot be meaningfully compared. In addition, results of operations for these periods reflect, among other things, the acquisition method of accounting. Under the acquisition method of accounting, all of the assets acquired and liabilities assumed were initially recorded on our consolidated balance sheet at their estimated fair values as of the dates of acquisition. These estimated fair values differed substantially from the carrying amounts of the assets acquired and liabilities assumed as reflected in the financial statements of the Failed Banks and of TIB Financial, Capital Bank Corp. and Green Bankshares.

(Dollars in thousands, except per share data)	As of and for the Six Months Ended June 30, 2012	As of and for the Six Months Ended June 30, 2011	As of and for Year Ended December 31, 2011	As of and forYear Ended December 31, 2010	As of December 31, 2009 and for the Period From November 30 Through December 31, 2009

Summary Results of Operations
Interest and dividend income	$147,034	$89,848	$227,912	$42,745	$72
Interest expense	19,837	16,325	36,592	6,234	–

Net interest income	127,197	73,523	191,320	36,511	72
Provision for loan losses	11,984	9,760	38,396	753	–

Net interest income after provision for loan losses	115,213	63,763	152,924	35,758	72

Non-interest income	26,681	12,400	41,227	19,615	–
Non-interest expense	121,546	72,525	182,195	44,377	214

Income (loss) before income taxes	20,348	3,638	11,956	10,996	(142)
Income tax expense (benefit)	7,812	1,258	4,434	(1,041)	(50)

Net income (loss) before attribution of noncontrolling interests	12,536	2,380	7,522	12,037	(92)
Net income (loss) attributable to noncontrolling interests	1,772	394	1,310	7	–

Net income (loss) attributable to Capital Bank Financial Corp.	$10,764	$1,986	$6,212	$12,030	$(92)

Summary Balance Sheet Data
Cash and cash equivalents	229,020	$526,131	709,963	$886,925	$526,711
Investment securities	1,162,729	862,085	826,911	479,716	–
Loans held for sale	12,451	4,713	20,746	9,690	–
Loans receivable:
Not covered under FDIC loss sharing agreements	3,716,744	2,348,159	3,731,125	1,046,463	–
Covered under FDIC loss sharing agreements.	461,820	621,931	550,592	696,284	–
Allowance for loan losses	(45,472)	(7,486)	(34,749)	(753)	–

Net loans	4,133,092	2,962,604	4,246,968	1,741,994	–

Other real estate owned	158,235	77,887	168,781	70,817	–
FDIC indemnification assets	60,750	72,747	66,282	91,467	–
Receivable from FDIC	9,699	22,652	13,315	46,585	–
Goodwill and intangible assets, net	140,367	105,504	142,652	51,878	–
Other assets	397,541	238,151	390,762	117,919	50

Total assets	$6,303,884	$4,872,474	$6,586,380	$3,496,991	$526,761

Deposits	4,980,228	3,501,423	5,125,184	2,260,097	–
Advances from FHLB	67,520	244,939	221,018	243,067	–
Borrowings	190,254	133,985	194,634	84,856	–
Other liabilities	48,199	39,393	54,634	27,735	441

Total liabilities	5,286,201	3,919,740	5,595,470	2,615,755	441

Shareholders’ equity	1,017,683	952,734	990,910	881,236	526,320

Total liabilities and shareholders’ equity	$6,303,884	$4,872,474	$6,586,380	$3,496,991	$526,761

(Dollars in thousands, except per share data)	As of and for the Six Months Ended June 30, 2012	As of and for the Six Months Ended June 30, 2011	As of and for Year Ended December 31, 2011	As of and for Year Ended December 31, 2010	As of December 31, 2009 and for the Period From November 30 Through December 31, 2009
Per Share Data
Earnings
Basic	$0.24	$0.04	$0.14	$0.31	$(0.01)
Diluted	$0.24	$0.04	$0.14	$0.31	$(0.01)
Tangible book value	$17.69	$17.70	$17.25	$18.39	$18.86
Weighted average shares outstanding
Basic	45,182,675	45,120,175	45,121,716	38,205,677	8,243,830
Diluted	45,553,675	45,270,175	45,383,716	38,205,677	8,243,830
Common shares outstanding	46,456,561	46,149,998	46,149,998	45,120,175	27,906,524
Performance Ratios
Return on average assets	0.39%	0.10%	0.14%	0.76%	(0.64)%
Return on average equity	2.51%	0.51%	0.79%	1.67%	(0.64)%
Net interest margin	4.54%	3.63%	4.05%	2.51%	0.50%
Interest rate spread	4.39%	3.42%	3.86%	2.14%	0.50%
Efficiency ratio(1)	78.99%	84.41%	78.35%	79.07%	NM
Average interest-earning assets to average interest-bearing liabilities	121.17%	126.52%	124.46%	186.59%	NA
Average loans receivable to average deposits	83.05%	83.25%	83.87%	79.59%	NA
Cost of interest-bearing liabilities	0.85%	1.01%	0.96%	0.80%	NA
Asset Quality
Non-performing loans to loans receivable(2)
Not covered under loss sharing agreements with the FDIC	6.12%	6.16%	6.00%	3.25%	NA
Covered under loss sharing agreements with the FDIC	2.24%	4.43%	2.89%	7.88%	NA
Total non-performing loans to loans receivable	8.36%	10.59%	8.89%	11.12%	NA
Non-performing assets to total assets
Not covered under loss sharing agreements with the FDIC	5.89%	4.44%	5.82%	2.28%	NA
Covered under loss sharing agreements with the FDIC	2.22%	3.70%	2.59%	5.37%	NA
Total non-performing assets to total assets	8.11%	8.14%	8.41%	7.65%	NA
Allowance for loan losses to non-performing loans
Not covered under loss sharing agreements with the FDIC	12.04%	2.65%	8.88%	1.33%	NA
Covered under loss sharing agreements with the FDIC	15.58%	2.14%	9.51%	–	NA
Total allowance for loan losses to non-performing loans	12.98%	2.44%	9.08%	0.39%	NA
Capital Ratios
Average equity to average total assets	15.56%	20.18%	17.97%	45.51%	99.79%
Tangible common equity(3)	14.23%	17.77%	13.16%	24.08%	99.92%
Tier 1 leverage	13.74%	17.66%	12.55%	24.30%	NM
Tier 1 risk-based capital	19.87%	30.17%	19.31%	41.80%	NM
Total risk-based capital	21.04%	30.62%	20.24%	41.90%	NM

(1)	Non-interest expense divided by sum of net interest income and non-interest income.
(2)	Non-performing loans include non-accrual loans and loans past due over 90 days that retain accrual status due to accretion of income on PCI loans.

(3)

The tangible common equity ratio is a non-GAAP measure which we believe provides investors with information useful in understanding our financial performance and, specifically, our capital position. The tangible common equity ratio is calculated as tangible common equity (calculated in accordance with the FDIC Order) divided by tangible assets. Tangible common equity is calculated as total shareholders’ equity less preferred stock and less goodwill and other intangible assets, net and tangible assets are total assets less goodwill and other intangible assets, net. The following table provides reconciliations of tangible common equity to GAAP total common shareholders’ equity and tangible assets to GAAP total assets:

(Dollars in millions)	As of June 30, 2012	As of June 30, 2011	As of December 31, 2011	As of December 31, 2010	As of December 31, 2009

Shareholders’ equity	$1,017,683	$952,734	$990,910	$881,236	$526,320
Less: Preferred stock	–	–	–	–	–
Less: Goodwill and other intangible assets, net	(140,367)	(105,504)	(142,652)	(51,878)	–

Tangible common shareholders’ equity	$877,316	$847,230	$848,258	$829,358	$526,320

Total assets	$6,303,884	$4,872,474	$6,586,380	$3,496,991	$526,761
Less: Goodwill and other intangible assets, net	(140,367)	(105,504)	(142,652)	(51,878)	–

Tangible assets	6,163,517	4,766,970	6,443,728	$3,445,113	$526,761

Tangible common equity ratio	14.23%	17.77%	13.16%	24.07%	99.92%

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of June 30, 2012 and the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2012 and for the year ended December 31, 2011 have been presented to give effect to and show the pro forma impact on our historical financial statements of (1) the completion of our acquisition of Southern Community Financial, which was completed on October 1, 2012, (2) the sale of 5,681,818 shares of Class A common stock by us in our initial public offering, after deducting underwriting discounts and commissions and estimated offering expenses, and (3) the issuance of approximately 3,709,832 shares of Class A common stock to the minority stockholders of TIB Financial, Capital Bank Corp. and Green Bankshares, each of which was merged with us in the reorganization.

On January 28, 2011 and September 7, 2011, we consummated controlling investments in Capital Bank Corp. and Green Bankshares, respectively. The results of operations of Capital Bank Corp. and Green Bankshares have been reflected in our consolidated financial statements from their respective dates of consummation and, under the acquisition method of accounting, the assets and liabilities of each of them have been reflected in our consolidated financial statements at their respective estimated fair values as of their respective dates of consummation.

On October 1, 2012, we completed our acquisition of all of the common equity interest in Southern Community Financial.

Our unaudited pro forma condensed combined balance sheet as of June 30, 2012 presents our consolidated financial position giving pro forma effect to the following transactions as if they had occurred as of June 30, 2012:

•	the completion of our acquisition of Southern Community Financial and the related repurchase of its TARP preferred stock that both occurred on October 1, 2012;

•	the sale of 5,681,818 shares of Class A common stock by us in our initial public offering, after deducting underwriting discounts and commissions and estimated offering expenses; and

•

the issuance of approximately 3,709,832 shares of Class A common stock to the minority stockholders of our majority-held bank holding company subsidiaries, which were merged with us in the reorganization.

Our unaudited pro forma condensed combined statement of income for the six months ended June 30, 2012 presents our consolidated results of operations giving pro forma effect to the following transactions as if they had occurred as of January 1, 2011:

•	the completion of our acquisition of Southern Community Financial and the related repurchase of its TARP preferred stock that both occurred on October 1, 2012; and

•

the issuance of approximately 3,709,832 shares of Class A common stock to the minority stockholders of our majority-held bank holding company subsidiaries, which were merged with us in the reorganization.

Our unaudited pro forma condensed combined statement of income for the year ended December 31, 2011 presents our consolidated results of operations giving pro forma effect to the following transactions as if they had occurred as of January 1, 2011:

•	the completion of our acquisition of Southern Community Financial and the related repurchase of its TARP preferred stock that both occurred on October 1, 2012;

•	the completion of our investments in Capital Bank Corp. and Green Bankshares and the related repurchase of their TARP preferred stock that occurred at the time of each investment; and

•

the issuance of approximately 3,709,832 shares of Class A common stock to the minority stockholders of our majority-held bank holding company subsidiaries, which were merged with us in the reorganization.

The computation of earnings per share in our unaudited pro forma condensed combined statement of income for the six months ended June 30, 2012 and for the year ended December 31, 2011 does not reflect the issuance of shares of Class A common stock in our initial public offering.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	Our historical unaudited financial statements as of and for the six months ended June 30, 2012.

•	Our historical audited financial statements as of and for the year ended December 31, 2011.

•	Capital Bank Corp.’s historical audited financial statements as of January 28, 2011 and for the period January 1, 2011 to January 28, 2011.

•	Capital Bank Corp.’s historical audited financial statements as of December 31, 2011 and for the period January 29, 2011 to December 31, 2011.

•	Green Bankshares’ historical audited financial statements for the period January 1, 2011 to September 7, 2011.

•	Green Bankshares’ historical audited financial statements as of December 31, 2011 and for the period September 8, 2011 to December 31, 2011.

•	Southern Community Financial’s historical unaudited financial statements as of and for the six months ended June 30, 2012.

•	Southern Community Financial’s historical audited financial statements as of and for the year ended December 31, 2011.

The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on our historical financial information. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. Further, the preliminary allocation of purchase price reflected in the unaudited pro forma condensed combined financial information from the Southern Community Financial acquisition is subject to adjustment and may vary from the final purchase price allocation that will be recorded prior to the end of the measurement period. Certain reclassifications have been made to the historical financial statements of TIB Financial, Capital Bank Corp., Green Bankshares and Southern Community Financial to conform to the presentation in CBF’s financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2012

	Capital Bank Financial Corp.	Southern Community Financial Corp.			Capital Bank Financial Corp.
(Dollars and shares in thousands, except per share data)	June 30, 2012 (As Reported)	June 30, 2012 (As Reported)	Adjustments for Investment and TARP Repurchase (2)		Adjustments for our Initial Public Offering and the Reorganization (Pro Forma)		June 30, 2012 (Pro Forma)
Assets
Cash and cash equivalents	$229,020	$126,928	$(99,068	)(1)(3)	$90,636	(14)	$347,516
Investment securities	1,162,729	312,953	2,049	(4)	–		1,477,731
Loans held for sale	12,451	4,032	–		–		16,483
Loans, net of deferred costs and fees	4,178,564	913,591	(66,420	)(5)	–		5,025,735
Less: Allowance for loan losses	45,472	22,954	(22,954	)(5)	–		45,472

Loans, net	4,133,092	890,637	(43,466	)(5)	–		4,980,263
Other real estate owned	158,235	19,873	(4,000	)(6)	–		174,108
FDIC indemnification asset	60,750	–	–		–		60,750
Receivable from FDIC	9,699	–	–		–		9,699
Goodwill	115,960	–	26,201	(7)	–		142,161
Other intangible assets, net	24,407	344	4,656	(7)	–		29,407
Other assets	397,541	92,194	25,789	(8)	–		515,524

Total assets	$6,303,884	$1,446,961	$(87,839)		$90,636		$7,753,642

Liabilities and Shareholders’ Equity
Deposits	$4,980,228	$1,126,701	$8,000	(9)	$–		$6,114,929
Advances from FHLB	67,520	76,549	1,400	(10)	–		145,469
Borrowings	190,254	130,145	3,100	(11)	–		323,499
Other liabilities	48,199	13,227	–	(12)	–		61,426

Total liabilities	5,286,201	1,346,622	12,500		–		6,645,323
Preferred stock	–	42,091	(42,091)		–		–
Common stock—Class A	203	–	–		122	(14)	325
Common stock—Class B	261	–	–		(28	)(14)	233
Common stock—Southern Community Financial	–	119,534	(119,534	)(13)	–		–
Additional paid–in capital	901,296	–	–	(13)	167,152	(14)	1,068,448
Retained earnings (accumulated deficit)	28,914	(62,740)	62,740	(13)	–		28,914
Accumulated other comprehensive income	10,399	1,454	(1,454	)(13)	–		10,399
Noncontrolling interest	76,610	–	–		(76,610	)(14)	–

Total shareholders’ equity	$1,017,683	$100,339	$(100,339)		$90,636		$1,108,319

Total liabilities and shareholders’ equity	$6,303,884	$1,446,961	$(87,839)		$90,636		$7,753,642

(1)

Adjustments in this column reflect payment to Southern Community Financial common shareholders of the $52.4 million purchase price and the total liquidation value of the Series A Preferred Stock plus deferred dividends of $46.7 million. Subsequent to closing on October 1, 2012 we own 100% of Southern Community Financial’s common stock.

(2)

Adjustments in this column reflect acquisition method accounting and estimated fair value adjustments expected to result from our acquisition of Southern Community Financial as well as the related repurchase of its TARP preferred stock. The following table summarizes the preliminary purchase price allocation to the estimated fair value of assets and liabilities of Southern Community as of June 30, 2012:

(In thousands)
Fair value of assets acquired:
Cash and cash equivalents	$126,928
Investment securities	315,002
Loans held for sale	4,032
Loans	847,171
Other real estate owned	15,873
Goodwill and other intangible assets	31,201
Other assets	117,983

Total assets acquired	$1,458,190

Fair value of liabilities assumed:
Deposits	1,134,701
Advances from FHLB	77,949
Borrowings	133,245
Other liabilities	13,227

Total liabilities assumed	$1,359,122

Net assets acquired	$99,068
Less: Non-controlling interest	–

Purchase price	$99,068

In determining the purchase price, we utilized the negotiated investment price of $3.11 per share and multiplied this stock price by the 16,854,775 outstanding common shares as of June 30, 2012 and added the total liquidation value of the Series A Preferred stock including deferred dividends of $46.7 million.

We plan to perform our valuation of the balance sheet as of the closing date of the Southern Community investment and expect to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the closing date of the Southern Community Financial investment. The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available to us as of June 30, 2012 and may differ significantly from the fair value adjustment that will be recorded as of the closing date of the Southern Community Financial investment.

(3)	Cash and cash equivalents approximated fair value and did not require a fair value adjustment.
(4)

Available for sale investment securities were reported at fair value at June 30, 2012. Held to maturity investment securities were reported at amortized cost. The fair values of investment securities are primarily based on values obtained from third parties’ pricing models which are based on recent trading activity for the same or similar securities. Thus, we determined a fair value adjustment of approximately $2.0 million was necessary for held to maturity securities as of June 30, 2012.

(5)

Upon analyzing estimated credit losses as well as evaluating differences between contractual interest rates and market interest rates as of June 30, 2012, we estimated a total loan fair value discount of $66.4 million. Additionally, since all loans were adjusted to estimated fair value, the historical allowance for loan losses of $23.0 million was eliminated, resulting in a net loan adjustment of $43.5 million.

We expect a significant portion of these acquired loans to be classified as purchased credit-impaired at acquisition, which means there is evidence of credit deterioration since origination and it is probable that we will not collect all contractually required principal and interest payments. The following table reconciles the estimated contractual receivable to the estimated carrying amount of loans acquired in the Southern Community transaction.

(In thousands)
Contractually required payments	$1,059,295
Nonaccretable difference	93,520

Cash flows expected to be collected at acquisition	965,775
Accretable yield	118,604

Fair value of acquired loans at acquisition	$847,171

(6)	Other real estate owned was reduced by $4.0 million based on our estimate of property values given current market conditions and additional discounts necessary to liquidate these properties.

(7)

Adjustment includes goodwill of $26.2 million and a core deposit intangible (which we refer to as “CDI”) of $5.0 million, less elimination of historical CDI and other intangibles of $0.3 million. Goodwill represents the excess of purchase price over the fair value of acquired net assets. This acquisition is expected to be nontaxable and, as a result, there will be no tax basis in the goodwill. Accordingly, none of the goodwill associated with the acquisition will be deductible for tax purposes. The CDI represents the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. The present value is calculated over the estimated life of the acquired deposit base and will be amortized on the straight line method over that period. Deposit accounts that will be evaluated for the CDI include demand deposit accounts, money market accounts and savings accounts.

(8)

The most significant other asset impacted by the application of the acquisition method of accounting is expected to be the recognition of a net deferred tax asset of $29.8 million. The net deferred tax asset is primarily related to the recognition of anticipated differences between certain tax and book bases of assets and liabilities related to the acquisition method of accounting, including fair value adjustments discussed elsewhere in this section, along with federal and state net operating losses that the Company expects to be realizable as of the acquisition date.

(9)

Time deposits were not included in the CDI evaluation. Instead, a separate valuation of term deposit liabilities will be conducted due to the contractual time frame associated with these liabilities. The fair value of these time deposits will be estimated by first stratifying the deposit pool by maturity and determining the contractual interest rate for each maturity period. Then cash flows will be projected by period and discounted to present value using current market interest rates. The adjustment of $8.0 million reflects an estimated time deposit premium, which means that in aggregate, current market rates are expected to be lower than contractual rates as of June 30, 2012.

(10)

Fair values for FHLB advances were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments, current interest rates and prepayment penalties. Once the cash flows were determined, a market rate for comparable debt as of June 30, 2012 was used to discount the cash flows to the present value. The estimated fair value premium totaled $1.4 million.

(11)

Adjustment represents an estimated $3.1 million fair value premium to borrowings, which primarily consist of subordinated debt and repurchase agreements. Fair values for other borrowings will be estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments and contractual interest rates. Once the cash flows are determined, a market rate for comparable subordinated debt was used to discount the cash flows to the present value.

(12)

In connection with the acquisition of Southern Community Financial, each shareholder of Southern Community Financial as of the date immediately preceding the investment agreement were issued one contingent value right (“CVR”) per share that entitles the holder to receive up to $1.30 in cash per CVR at the end of a five-year period provided that the credit losses from Southern Community Financial’s loan portfolio do not exceed $87.0 million. Although the Company could become obligated to make payments with respect to the CVRs issued in connection with the acquisition, the Company estimates that the CVRs to be issued in connection with the acquisition of Southern Community Financial will not have a material fair value and, accordingly, no adjustment has been recorded herein.

(13)

Adjustments hereon represent the elimination of the historical shareholders’ equity accounts of Southern Community Financial due to the application of the acquisition method of accounting and subsequent merger with and into us.

(14)

Our initial public offering increased additional paid-in capital by $90.5 million. The reorganization resulted in the elimination of the $76.6 million non-controlling interest as of June 30, 2012, which were reclassified to additional paid in capital at the reorganization date.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Six Months Ended June 30, 2012

	Capital Bank Financial Corp.	Southern Community Financial Corporation			Capital Bank Financial Corp.
(Dollars in thousands except per share data)	Six Months Ended June 30, 2012 (As Reported)	Six Months Ended June 30, 2012 (As Reported)	Adjustments		Adjustments for the Reorganization		Six Months Ended June 30, 2012 (Pro Forma)
Interest income:
Loans, including fees	$134,610	$26,040	$(8,076	)(1)	$–		$152,574
Investment securities and other	12,424	5,247	–		–		17,671

Total interest income	147,034	31,287	(8,076)		–		170,245

Interest expense:
Deposits	15,158	5,189	(2,000	)(2)	–		18,347
Borrowings and other debt	4,679	4,510	(1,018	)(3)	–		8,171

Total interest expense	19,837	9,699	(3,018)		–		26,518

Net interest income	127,197	21,588	(5,058)		–		143,727
Provision for loan losses	11,984	5,200	–	(4)	–		17,184

Net interest income after provision for loan losses	115,213	16,388	(5,058)		–		126,543

Non-interest income:
Service charges on deposit accounts	12,323	2,725	–		–		15,048
Fees on mortgage loans originated and sold	2,308	629	–		–		2,937
Investment advisory and trust fees	294	586	–		–		880
Accretion an FDIC indemnification asset	158		–		–		158
Investment securities gains, net	3,648	1,127	–		–		4,775
Loss on extinguishment of debt	(321)		–				(321)
Other income	8,271	2,263	–		–		10,534

Total non-interest income	26,681	7,330	–		–		34,011

Non-interest expense:
Salaries and employee benefits	55,679	9,333	–		–		65,012
Net occupancy and equipment expense	21,452	3,302	–		–		24,754
Professional fees	11,194	950	–		–		12,144
Foreclosed asset related expense	9,357	1,563	–	(5)	–		10,920
Conversion expenses	3,045	673	–		–		3,718
Impairment of intangible asset	–	–	–				–
Other expense	20,819	5,991	203	(6)	–		27,013

Total non-interest expense	121,546	21,812	203		–		143,561

Income (loss) before income taxes	20,348	1,906	(5,261)		–		16,993
Income tax expense	7,812	–	(1,274	)(7)	–		6,538

Net income (loss)	12,536	1,906	(3,987)		–		10,455
Dividends and accretion on preferred stock	–	1,290	(1,290	)(8)	–		–
Gain on retirement of preferred stock	–	–	–		–		–

Net income (loss) attributable to common shareholders	12,536	616	(2,697)		–		10,455
Net income (loss) attributable to noncontrolling Interests	1,772	–	–		(1,772	)(9)	–

Net income (loss) attributable to Capital Bank Financial Corp.	$10,764	$616	$(2,697)		$1,772		$10,455

Earnings per share—basic	$0.24						$0.21

Earnings per share—diluted	$0.24						$0.21

Weighted average shares—basic	45,182,675						48,892,832	(9)

Weighted average shares—diluted	45,553,675						49,263,832	(9)

(1)

Adjustments reflect the change in loan interest income for the six months ended June 30, 2012 that would have resulted had the loans been acquired as of January 1, 2011. The change in loan interest income is due to estimated discount (premium) accretion associated with fair value adjustments to acquired loans. The discount (premium) accretion was calculated on the level yield method over the estimated lives of the acquired loan portfolios.

(2)

Adjustments reflect the change in interest expense for the six months ended June 30, 2012 that would have resulted had the time deposits been acquired as of January 1, 2011. The change in deposit interest expense is due to estimated premium amortization associated with fair value adjustments to acquired time deposits. The premium amortization was calculated on the level yield method over the estimated lives of the acquired time deposits.

(3)

Adjustments reflect the change in interest expense for the six months ended June 30, 2012 that would have resulted had the borrowings and other debt been acquired as of January 1, 2011. The change in interest expense is due to estimated premium amortization/discount accretion associated with fair value adjustments to acquired borrowings and other debt, which include FHLB advances, borrowings and subordinated debt. The premium amortization/discount accretion was calculated on the level yield method over the estimated lives of the acquired borrowings and other debt instruments.

(4)

While the recording of acquired loans at their fair value would have significantly impacted the determination of the provision for loan losses, we assumed no adjustments to the historic amount of Southern Community Financial’s provision for loan losses. If such adjustments were estimated, there could be a reduction in the historic amounts of Southern Community Financial’s provision for loan losses presented.

(5)

A significant portion of Southern Community Financial’s foreclosed asset expense was related to write downs and realized losses on other real estate owned. While the recording of acquired other real estate owned at their fair value may have significantly impacted foreclosed asset expense as the one-year measurement period following acquisition date would have improved the underlying assumptions used in valuing these assets at acquisition, we assumed no adjustments to the historic amount of Southern Community Financial’s foreclosed asset expense. If such adjustments were estimated, there could be a reduction in the historic amounts of Southern Community Financial’s foreclosed asset expense presented.

(6)

Adjustment reflects the difference between the estimated impact of amortization on other intangible assets recorded in acquisition accounting and actual amortization recorded during the six months ended June 30, 2012. Subsequent to the date of acquisition, any changes in the fair value of the contingent value rights (“CVRs”) issued in connection with the acquisition of Southern Community Financial will be recorded as other non-interest expense. As the Company does not expect that the CVRs will have a material value as of the acquisition date, no adjustments for changes in the fair value of the CVRs has been included herein.

(7)

Adjustments reflect reversal of valuation allowances recorded against deferred tax assets in the six months ended June 30, 2012, as well as recognition of tax expense associated with the adjusted net income (loss) before taxes assuming an effective rate of 38%.

(8)	Adjustments reflect elimination of dividends and accretion on preferred stock as TARP preferred stock will be repurchased concurrent with the Southern Community Financial investment.
(9)

Adjustments reflect issuance of an estimated 3,709,832 shares of Class A common stock to existing noncontrolling stockholders and elimination of the net income attributable to noncontrolling interests due to the merger of TIB Financial, Capital Bank Corp. and Green Bankshares into the Company substantially concurrent with our initial public offering.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Year Ended December 31, 2011

	Capital Bank Financial Corp.	Capital Bank Corp.			Green Bankshares, Inc.			Southern Community Financial Corp.			Capital Bank Financial Corp.
(Dollars in thousands except per share data)	Year Ended December 31, 2011 (As Reported)	Period From January 1 to January 28, 2011 (As Reported)	Adjustments		Period from January 1 to September 7, 2011 (As Reported)	Adjustments		Year Ended December 31, 2011 (As Reported)	Adjustments		Adjustments for our Initial Public Offering and the Reorganization (Pro Forma)		Year Ended December 31, 2011 (Pro Forma)
Interest income:
Loans, including fees	$205,185	$5,479	$291	(1)	$65,258	$(13,843	)(1)	$58,373	$(16,761	)(1)	$–		$303,982
Investment securities and other	22,727	476	–		5,922	–		12,363	–		–		41,488

Total interest income	227,912	5,955	291		71,180	(13,843)		70,736	(16,761)		–		345,470

Interest expense:
Deposits	28,704	1,551	(429	)(2)	12,764	(3,162	)(2)	12,849	(4,000	)(2)	–		48,277
Borrowings and other debt	7,888	445	(68	)(3)	5,640	(490	)(3)	9,043	(2,037	)(3)	–		20,421

Total interest expense	36,592	1,996	(497)		18,404	(3,653)		21,892	(6,037)		–		68,697

Net interest income	191,320	3,959	788		52,776	(10,190)		48,844	(10,724)		–		276,773
Provision for loan losses	38,396	40	–	(4)	43,742	–	(4)	15,150	–	(4)	–		97,328

Net interest income after provision for loan losses	152,924	3,919	788		9,034	(10,190)		33,694	(10,724)		–		179,445

Non-interest income:
Service charges on deposit accounts	13,385	291	–		16,346	–		5,939	–		–		35,961
Fees on mortgage loans originated and sold	2,791	210	–		271	–		1,274	–		–		4,546
Investment advisory and trust fees	1,438	–	–		1,457	–		1,008	–		–		3,903
Accretion on FDIC indemnification asset	7,627	–	–		–	–		–	–		–		7,627
Investment securities gains, net	5,354	–	–		6,324 (5)	(6,324)		3,989	(3,989	)(5)	–		5,354
Gain on extinguishment of debt	416	–	–		–	–		–	–		–		416
Other income	10,216	331			3,405	–		1,830	–		–		15,782

Total non-interest income	41,227	832	–		27,803	(6,324)		14,040	(3,989)		–		73,589

Non-interest expense:
Salaries and employee benefits	81,405	1,977	–		24,018	–		18,308	–		–		125,708
Occupancy and equipment expense	29,493	823	–		9,992	–		7,168	–		–		47,476
Professional fees	12,382	190	–		3,099	–		2,959	–		–		18,630
Foreclosed asset related expense	12,776	176	–	(6)	24,804	–	(6)	3,143	–	(6)	–		40,899
Conversion expense	7,620	–	–		–	–		–	–		–		7,620
Impairment of intangible asset	2,872							–	–				2,872
Other expense	35,647	989	(191	)(7)	15,469	(715	)(8)	13,082	407	(9)	–		64,688

Total non-interest expense	182,195	4,155	(191)		77,382	(715)		44,660	407		–		307,893

Income (loss) before income taxes	11,956	596	979		(40,545)	(15,799)		3,074	(15,120)		–		(54,859)
Income tax expense	4,434	–	599	(10)	974	(22,385	)(10)	–	(4,577	)(10)	–		(20,955)

Net income (loss)	7,522	596	380		(41,519)	6,586		3,074	(10,543)		–		(33,904)
Dividends and accretion on preferred stock	–	861	(861	)(11)	3,409	(3,409	)(11)	2,554	(2,554	)(11)	–		–
Gain on retirement of preferred stock	–	–	–		11,188	(11,188)		–	–		–		–

Net income (loss) attributable to common shareholders	7,522	(265)	1,241		(33,740)	(1,193)		520	(7,989)		–		(33,904)
Net income (loss) attributable to noncontrolling interests	1,310	–	168	(11)	–	(3,479	)(12)	–	–	(12)	2,001	(13)	–

Net income (loss) attributable to Capital Bank Financial Corp.	$6,212	$(265)	$1,073		$(33,740)	$2,286		$520	$(7,989)		$(2,001)		$(33,904)

Earnings per share—basic	$0.14												$(0.69)

Earnings per share—diluted	$0.14												(0.69)

Weighted average shares—basic	45,121,716												48,831,832	(13)

Weighted average shares—diluted	45,383,716												49,093,832	(13)

(1)

Adjustments reflect the change in loan interest income for the year ended December 31, 2011 that would have resulted had the loans been acquired as of January 1, 2011. The change in loan interest income is due to estimated discount (premium) accretion associated with fair value adjustments to acquired loans. The discount (premium) accretion was calculated on the level yield method over the estimated lives of the acquired loan portfolios.

(2)

Adjustments reflect the change in interest expense for the year ended December 31, 2011 that would have resulted had the time deposits been acquired as of January 1, 2011. The change in deposit interest expense is due to estimated premium amortization associated with fair value adjustments to acquired time deposits. The premium amortization was calculated on the level yield method over the estimated lives of the acquired time deposits.

(3)

Adjustments reflect the change in interest expense for the year ended December 31, 2011 that would have resulted had the borrowings and other debt been acquired as of January 1, 2011. The change in interest expense is due to estimated premium amortization/discount accretion associated with fair value adjustments to acquired borrowings and other debt, which include FHLB advances, borrowings and subordinated debt. The premium amortization/discount accretion was calculated on the level yield method over the estimated lives of the acquired borrowings and other debt instruments.

(4)

While the recording of acquired loans at their fair value would have significantly impacted the determination of the provision for loan losses, we assumed no adjustments to the historic amount of Capital Bank Corp.’s, Green Bankshares’s or Southern Community Financial’s provision for loan losses. If such adjustments were estimated, there could be a reduction in the historic amounts of Capital Bank Corp.’s, Green Bankshares’s or Southern Community Financial’s provision for loan losses presented.

(5)

Adjustments reflect the impact to investment securities gains, net from the elimination of unrealized gains/losses assumed to have existed as of January 1, 2011 due to the application of acquisition accounting.

(6)

A significant portion of Capital Bank Corp.’s, Green Bankshares’s and Southern Community Financial’s foreclosed asset expense was related to write downs and realized losses on other real estate owned. While the recording of acquired other real estate owned at their fair value may have significantly impacted foreclosed asset expense as the one-year measurement period following acquisition date would have improved the underlying assumptions used in valuing these assets at acquisition, we assumed no adjustments to the historic amount of Capital Bank Corp.’s, Green Bankshares’s or Southern Community Financial’s foreclosed asset expense. If such adjustments were estimated, there could be a reduction in the historic amounts of Capital Bank Corp.’s, Green Bankshares’s or Southern Community Financial’s foreclosed asset expense presented.

(7)

For Capital Bank Corp., adjustments reflect the difference between estimated impact of amortization on other intangible assets recorded in acquisition accounting and actual amortization recorded in the period from January 1 to January 28, 2011. Subsequent to the date of acquisition, any changes in the fair value of the contingent value rights (“CVRs”) issued in connection with the acquisition of Capital Bank Corp. will be recorded as other non-interest expense. As the CVRs did not have a material value as of the acquisition date, no adjustments for changes in the fair value of the CVRs has been included herein.

(8)

For Green Bankshares, the estimated impact of amortization on core deposit intangible to be recorded in acquisition accounting was not materially different from actual amortization recorded in the period from January 1 to September 7, 2011. Subsequent to the date of acquisition, any changes in the fair value of the CVRs issued in connection with the acquisition of Green Bankshares will be recorded as other non-interest expense. As the CVRs did not have a material value as of the acquisition date, no adjustments for changes in the fair value of the CVRs has been included herein.

(9)

For Southern Community Financial, adjustment reflects the difference between the estimated impact of amortization on other intangible assets recorded in acquisition accounting and actual amortization recorded during 2011. Subsequent to the date of acquisition, any changes in the fair value of the CVRs issued in connection with the acquisition of Southern Community Financial will be recorded as other non-interest expense. As the Company does not expect that the CVRs will have a material value as of the acquisition date, no adjustments for changes in the fair value of the CVRs has been included herein.

(10)

Adjustments reflect reversal of valuation allowances recorded against deferred tax assets during the period as well as recognition of tax expense associated with the adjusted net income (loss) before taxes assuming an effective rate of 38%.

(11)

Adjustments reflect elimination of dividends and accretion on preferred stock as TARP preferred stock were repurchased concurrent with the Capital Bank Corp. investment and the Green Bankshares investment and is assumed to be repurchased concurrent with the Southern Community Financial investment.

(12)

Adjustments for income attributable to noncontrolling interests were calculated based on noncontrolling stockholder ownership subsequent to each respective transaction. For TIB Financial, Capital Bank Corp. and Green Bankshares, the noncontrolling stockholder ownership was based on ownership levels immediately following its rights offering (5.53% noncontrolling ownership for TIB Financial, 17.25% noncontrolling ownership for Capital Bank Corp. and 9.96% noncontrolling ownership for Green Bankshares).

(13)

Adjustments reflect issuance of an estimated 3,709,832 shares of Class A common stock to existing noncontrolling stockholders and elimination of the net income (loss) attributable to noncontrolling interests due to the planned merger of TIB Financial, Capital Bank Corp. and Green Bankshares into the Company substantially concurrent with our initial public offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Selected Historical Consolidated Financial Information,” and our financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of these forward-looking statements.

The following discussion pertains to our historical results, which includes the operations of First National Bank, Metro Bank, Turnberry Bank, TIB Financial, Capital Bank Corp. and Green Bankshares subsequent to our acquisition of each such entity. In this discussion, unless the context suggests otherwise, references to “Old Capital Bank” refer to Capital Bank Corp.’s banking subsidiary prior to June 30, 2011, the date on which NAFH National Bank merged with Old Capital Bank and changed its name to Capital Bank, National Association.

Throughout this discussion we collectively refer to the above acquisitions as the “acquisitions”.

Overview

We are a bank holding company incorporated in late 2009 with the goal of creating a regional banking franchise in the southeastern region of the United States through organic growth and acquisitions of other banks, including failed, underperforming and undercapitalized banks. In December 2009 and January and July 2010, we raised approximately $900 million to make acquisitions through a series of private placements of our common stock. Since then, we have acquired seven depository institutions, including the assets and certain deposits of the three Failed Banks from the FDIC. As of June 30, 2012, and after giving pro forma effect to our acquisition of Southern Community Financial, we operated 165 branches in Florida, North Carolina, South Carolina, Tennessee and Virginia. Through our branches, we offer a wide range of commercial and consumer loans and deposits, as well as ancillary financial services. We completed the initial public offering of our Class A common stock in September 2012.

We were founded by a group of experienced bankers with a multi-decade record of leading, operating, acquiring and integrating financial institutions. Our executive management team is led by our Chief Executive Officer, R. Eugene Taylor. Mr. Taylor is the former Vice Chairman of Bank of America Corp., where his career spanned 38 years, including tenure as President of the Consumer and Commercial Bank. He also has extensive experience executing and overseeing bank acquisitions, including NationsBank Corp.’s acquisition and integration of Bank of America, Maryland National Bank and Barnett Banks, Inc. Our Chief Financial Officer, Christopher G. Marshall, has over 30 years of financial and managerial experience, including service as the Chief Financial Officer of Fifth Third Bancorp and as the Chief Operations Executive for Bank of America’s Global Consumer and Small Business Bank. Our Chief Risk Officer, R. Bruce Singletary, has over 32 years of experience, including 19 years of experience managing credit risk. He has served as Head of Credit for NationsBank Corp. for the Mid-Atlantic region and as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Kenneth A. Posner serves as our Chief of Investment Analytics and Research. Mr. Posner spent 13 years as an equity research analyst at Morgan Stanley focusing on a wide range of financial services firms.

Acquisitions

Our banking operations commenced on July 16, 2010, when we purchased approximately $1.2 billion of assets and assumed approximately $960.1 million of deposits of three Failed Banks from the FDIC: First National Bank, Metro Bank and Turnberry Bank. The acquired assets included loans with an estimated fair value of $768.6 million at the acquisition date. These transactions gave us an initial market presence in Miami, which we targeted because of its size and concentrated business activity, and South Carolina, which we targeted because of its attractive demographic growth trends. In connection with the acquisition, we entered into loss-sharing arrangements with the FDIC covering approximately $796.1 million of loans and real estate owned of the Failed Banks that we acquired.

On September 30, 2010, we invested approximately $175.0 million in TIB Financial, a publicly held bank holding company headquartered in Naples, Florida with approximately $1.7 billion in assets at the acquisition date and, after giving effect to a subsequent rights offering to legacy TIB Financial shareholders, we acquired approximately 94% of TIB Financial’s common stock. The acquired assets included loans with an estimated fair value of $1.0 billion at the acquisition date. This acquisition expanded our geographic reach in Florida to include markets that we believe have particularly attractive deposit customer characteristics and provided a platform to support our future growth.

On January 28, 2011, we invested approximately $181.1 million in Capital Bank Corp., a publicly held bank holding company headquartered in Raleigh, North Carolina with approximately $1.7 billion in assets at the acquisition date and, after giving effect to a subsequent rights offering to legacy Capital Bank Corp. shareholders, we acquired approximately 83% of Capital Bank Corp.’s common stock. The acquired assets included loans with an estimated fair value of $1.1 billion at the acquisition date. This transaction gave us a strong presence in fast-growing North Carolina markets, including the Raleigh MSA, which, according to SNL Financial, has the eleventh highest projected population growth rate in the nation, with over 12% growth projected between 2011 and 2016.

On September 7, 2011, we invested approximately $217.0 million in Green Bankshares, a publicly held bank holding company headquartered in Greeneville, Tennessee with approximately $2.4 billion in assets at the acquisition date, and we acquired approximately 90% of Green Bankshares’ common stock. The acquired assets included loans with an estimated fair value of $1.3 billion at the acquisition date. This transaction extended our market area into the fast-growing Tennessee metropolitan areas of Nashville and Knoxville.

On October 1, we completed our acquisition of all of the common equity interest in Southern Community Financial, a publicly held bank holding company headquartered in Winston Salem, North Carolina. The merger consideration for all of the common equity interest consisted of approximately $52.4 million in cash. Total assets as of June 30, 2012 included $0.9 billion of gross loans. This acquisition extended our market area in the North Carolina markets, including Winston-Salem, the fifth largest MSA in North Carolina, and the Piedmont Triad.

The following table sets forth the fair value of the assets we acquired in each of our acquisitions as of the applicable acquisition date and shows the acquisition price as a percentage of the most recently reported tangible book value of the assets prior to acquisition accounting and the tangible book value in accordance with the acquisition method of accounting:

(Dollars in millions)					Acquisition Price Per Share
Target	Announcement Date	Acquisition Date	Fair Value of Assets Acquired		Percent of Last Reported Tangible Book Value(1)	Percent of Tangible Book Value Per Share in Accordance with Acquisition Accounting(2)
First National Bank	July 16, 2010	July 16, 2010	$602		NA	109.3%
Metro Bank	July 16, 2010	July 16, 2010	$393		NA	30.0%
Turnberry Bank	July 16, 2010	July 16, 2010	$228		NA	NM	(3)
TIB Financial	June 28, 2010	September 30, 2010	$1,737		25.4%	125.4%
Capital Bank Corp.	November 3, 2010	January 28, 2011	$1,728		45.1%	125.1%
Green Bankshares	May 5, 2011	September 7, 2011	$2,365	(4)	41.0%	117.2%
Southern Community Financial	March 27, 2012	October 1, 2012	$1,458	(5)	94.5%	141.9	%(5)

(1)	Last reported tangible book value is based on the tangible book value per share amount as disclosed by the institution in the quarter immediately preceding the announcement of the acquisition.

(2)

Tangible book value for the investment or purchase by us reflects all assets and liabilities recorded at fair value in accordance with acquisition accounting subsequent to repurchase and cancellation of TARP preferred stock as applicable. Tangible book value per share is calculated by subtracting goodwill and intangible assets, net of any associated deferred tax liabilities, from the total stockholders’ equity of the acquired entity, subsequent to acquisition accounting adjustments, and dividing this difference by the total number of common shares of the acquired entity. For the Failed Banks, the number of common shares is assumed to be 1. For the acquisition of TIB Financial, the denominator includes the common share equivalents assuming the conversion of the preferred shares issued to us as of the acquisition date.

(3)	Not a meaningful ratio because consideration of $16.9 million was received on this transaction. Tangible book value acquired was a negative $13.0 million.
(4)	The fair values of assets acquired are within the re-measurement period.
(5)	Ratio reflects management’s estimate as acquisition accounting has not yet been performed.

Comparability to Past Periods

The consolidated financial information presented throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the quarter and six months ended June 30, 2012 includes our consolidated results, including First National Bank, Metro Bank, Turnberry Bank, TIB Financial, Capital Bank and Green Bankshares. For the quarter and six months ended June 30, 2011, our consolidated results includes First National Bank, Metro Bank, Turnberry Bank and TIB Financial, as well as the results of Capital Bank Corp. subsequent to January 28, 2011.

For the year ended December 31, 2011, our consolidated financial information includes our consolidated results, including First National Bank, Metro Bank, Turnberry Bank and TIB Financial, as well as the results of Capital Bank Corp. subsequent to January 28, 2011 and Green Bankshares subsequent to September 7, 2011.

For the year ended December 31, 2010, our consolidated financial information includes our consolidated results, including First National Bank, Metro Bank and Turnberry Bank subsequent to July 16, 2010 and TIB Financial subsequent to September 30, 2010. Prior to July 16, 2010, we did not have any banking operations.

Because substantially all of our business is composed of acquired operations and because the operations of each acquired business were substantially changed in connection with its acquisition, our results of operations for the three and six months ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010 reflect different operations in different periods (or portions of periods) and therefore cannot be meaningfully compared. In addition, results of operations for these periods reflect, among other things, the acquisition method of accounting. Under the acquisition method of accounting, all of the assets acquired and liabilities assumed were initially recorded on our consolidated balance sheet at their estimated fair values as of the dates of acquisition. These estimated fair values differed substantially from the carrying amounts of the assets acquired and liabilities assumed as reflected in the financial statements of the Failed Banks and of TIB Financial, Capital Bank Corp. and Green Bankshares immediately prior to the acquisition. Therefore, comparisons to prior periods have been intentionally omitted unless observations we deem meaningful could be disclosed herein.

For more information on the acquisition method of accounting as well as the indemnification asset we recorded in connection with our acquisition of the Failed Banks, see “—Critical Accounting Policies and Estimates.”

Material Trends and Developments

Our financial performance reflects the acquisitions we have completed, our progress in restructuring the acquired banks and implementing our performance-based strategy and general economic and competitive trends in our markets. As noted above, we have completed seven acquisitions since our inception.

As of February 2012, we have completed the integration and restructuring of all six acquisitions. We restructured the management teams of the three Failed Banks during the third quarter of 2010 and integrated them under our line of business model and policies and procedures, completed the conversion to our core processing platform during the fourth quarter of 2010 and merged them together with TIB Bank, TIB Financial’s banking subsidiary, into NAFH National Bank, our OCC-regulated bank, in April 2011. After closing our investment in Capital Bank Corp., during January 2011, we immediately restructured the management team, integrated Old Capital Bank, Capital Bank Corp.’s banking subsidiary, under our line of business model and policies and procedures and merged Old Capital Bank with and into NAFH National Bank, which was renamed Capital Bank, National Association, in June 2011. We completed the conversion of Old Capital Bank to our core processing platform in July 2011 and completed the conversion of Green Bankshares in February 2012. Conversion related expenses of $7.6 million were related to $4.2 million of accruals for the early termination of certain information technology system related contracts and $3.4 million of expense related to the conversion of the Company’s operations onto a common technology platform during 2011.

In connection with our plans to become a public registrant, the additional costs of being a public entity should not materially affect our overall non-interest expense and efficiency ratios as three of our subsidiaries are currently public companies, and, through the consolidation of these entities, we expect to realize cost savings through the elimination of duplicative or redundant costs.

In connection with management’s assessment of internal control over financial reporting, we identified a material weakness in such internal control during the audit of our consolidated financial statements for the year ended December 31, 2011 related to third party data inputs used in the accounting of impaired loans under ASC 310-30 in the fourth quarter. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness that we identified was considered in determining the nature, timing, and extent of audit tests applied in the audit of our consolidated financial statements for the year ended December 31, 2011 and did not affect our independent auditor’s report on the consolidated financial statements dated April 10, 2012, which expressed an unqualified opinion on our consolidated financial statements. We have implemented and will continue to implement measures designed to improve our internal control over financial reporting and strengthen our internal audit function. These measures include, among other things, supplementing the personnel involved in overseeing financial reporting. We have also validated the calculations of, and added additional control points to the development of the manual and spreadsheet outputs generated by the third-party valuation specialists engaged to assist in estimating the cash flow re-estimation, impairment and accretion values in the loan accounting process. We believe that the actions we are taking and will continue to take to address the existing weakness in internal control over financial reporting and strengthen our internal audit function will mitigate the risk related to the aforementioned internal control material weakness and internal audit matters.

In its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Green Bankshares disclosed a material weakness in internal control over financial reporting related to the valuation of impaired loans and real estate owned. Management of Green Bankshares has described certain activities in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 intended to remediate this material weakness and improve upon its internal control activities, which included actions to timely update appraisals and have them independently reviewed by third-party specialists as well as actions to strengthen their internal review, approval and documentation of those independently reviewed appraisals and related impairment analyses. We completed the conversion of Green Bankshares’ accounting systems’ processes and their credit risk management policies and procedures to our common platform during the first quarter of 2012. Accounting for acquired balances and subsequent activity are subject to our internal control structure, including our management’s supervision and review. Further, due to the application of acquisition accounting to the Green Bankshares’ transaction, we have engaged third-party valuation specialists to assist in estimating the fair value for Green Bankshares’ assets and liabilities as of the acquisition date and our management has conducted the preliminary purchase price allocation and related accounting for this acquisition. We believe that application of accounting policies and practices consistent with our existing internal control structure as well as the revaluation of the Green Bankshares’ balance sheet, which includes the loan portfolio and real estate owned, at acquisition will mitigate the risk related to the aforementioned Green Bankshares’ internal control material weakness.

As part of the process of integrating these banks into our line of business model, we have appointed experienced bankers to oversee loan and deposit production in each of our markets, centralized and consolidated back office operations and eliminated certain duplicative positions, improved productivity in our sales forces and established line of business reporting. These steps have helped us accelerate new loan production and core deposit growth. New loan production for the six months ended June 30, 2012 and for the twelve months ended December 31, 2011 was $447.3 million and $728.4 million, respectively. Approximately 61.9% consisted of commercial loans for the six months ended June 30, 2012 and 63.8% consisted of commercial loans for the twelve months ended December 31, 2011. Core deposits were $3.1 billion at June 30, 2012, an increase of $129.5 million from $2.9 billion on December 31, 2011 and a $282.1 million increase from the second quarter of 2011, excluding the initial increase in deposits resulting from the acquisition of Green Bankshares. Growth in core deposits was $334.1 million for the twelve months ended December 31, 2011, excluding the initial increase in deposits resulting from the acquisitions of Capital Bank Corp. and Green Bankshares, up from growth of $52.1 million in the fourth quarter of 2010. These increases helped further lower the contractual rate on deposits to 0.7% as of June 30, 2012, down from 0.9% as of December 31, 2011 and 1.2% as of December 2010.

Florida, South Carolina, North Carolina, Tennessee and Virginia accounted for 30.7%, 16.5%, 25.8%, 26.7% and 0.3%, respectively, of our new loan originations for the six months ended June 30, 2012.

Excluding the effect of the increase in deposits resulting from the acquisition of Green Bankshares, a significant portion of our core deposit growth resulted from inflows into savings and non-interest bearing accounts. Savings and non-interest bearing accounts increased by $82.1 million or 27.7% and $51.3 million or 7.5%, respectively, during the six months ended June 30, 2012.

Florida loan originations increased during 2011 as we selectively hired new commercial loan officers and credit analysts and also benefited from residential mortgage and indirect auto loan volumes. South Carolina loan originations benefited from improved results in commercial lending. Loan originations were steady in North Carolina as we closed the investment in Capital Bank Corp. and reorganized the management team during the first quarter of 2011. Florida, South Carolina, North Carolina, and Tennessee accounted for 36.6%, 26.9%, 31.0%, and 5.5%, respectively, of our new loan originations for year ended December 31, 2011.

In addition to our recent acquisitions, we plan to pursue acquisitions that position us in southeastern U.S. markets with attractive demographics and business growth trends, expand our branch network in existing markets, increase our earnings power or enhance our suite of products. Our future acquisitions may include distressed assets auctioned by the FDIC or another seller where our operations, underwriting and servicing capabilities or management experience give us an advantage in evaluating and resolving the assets.

We are operating in an environment characterized by a slow-paced economic recovery with ongoing pressure on employment and property values and continued dislocations in the banking industry. South Florida continues to suffer from elevated unemployment and continued pressure on home prices, which have declined in the Miami MSA by approximately 45% over the five year period ending March 31, 2012, according to data compiled by the Federal Housing Finance Agency based on conforming mortgages held or insured by Fannie Mae and Freddie Mac. North Carolina, South Carolina and Tennessee are also experiencing employment and home price pressure, although not as severe as south Florida. We experience competition from both large regional banks and small community banks, but are nonetheless finding opportunities to originate high-quality loans and to grow low-cost customer deposits, consistent with our operating strategy. Large numbers of banks in our markets continue to struggle with weak capital levels, credit quality and earnings performance, and many are subject to regulatory orders.

Primary Factors Used to Evaluate Our Business

As a financial institution, we manage and evaluate various aspects of both our results of operations and our financial condition. We evaluate the levels and trends of the line items included in our balance sheet and income statement, as well as various financial ratios that are commonly used in our industry. We analyze these ratios and financial trends against our budgeted performance and the financial condition and performance of comparable financial institutions in our region and nationally. Our financial information is prepared in accordance with GAAP. Application of these principles requires management to make complex and subjective estimates and judgments that affect the amounts reported in the following discussion and in our consolidated financial statements and accompanying notes. For more information on our accounting policies and estimates, see “—Critical Accounting Policies and Estimates.”

Income Statement Metrics

Net Interest Income

Net interest income represents the amount by which interest income on interest-earning assets exceeds interest expense incurred on interest-bearing liabilities. The net interest margin represents net interest income divided by average interest-earning assets. We earn interest income from interest, dividends and fees earned on interest-earning assets, the recognition of accretable yield associated with purchased credit impaired loans, and the amortization and accretion of discounts and premiums on investment securities. We incur interest expense on interest-bearing liabilities, including interest-bearing deposits, borrowings and other forms of indebtedness as well as from amortization and accretion of discounts and premiums on purchased time deposits and debt. We seek to improve our net interest margin by originating commercial and consumer loans we believe to be high-quality and funding these assets primarily with low-cost customer deposits. References throughout this discussion to “commercial loans” include commercial & industrial and owner occupied commercial real estate loans, and references to “commercial real estate loans” include non-owner occupied commercial real estate loans, C&D loans and multifamily commercial real estate loans.

Provision for Loan Losses

The provision for loan losses is the amount of expense that, based on our judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management’s judgment, is appropriate under GAAP. The determination of the amount of the allowance is complex and involves a high degree of judgment and subjectivity.

Non-interest Income

Non-interest income includes service charges on deposit accounts, debit card income, fees on mortgage loans, investment advisory and trust fees, accretion on the FDIC indemnification asset, other operating income and investment securities gains and losses.

Non-interest Expense

Non-interest expense includes salary and employee benefits, net occupancy expense, conversion related expenses, accounting, legal and other professional expenses, FDIC and state assessments, foreclosed asset related expenses and other operating expenses. We monitor the ratio of non-interest expense to net revenues (net interest income plus non-interest income), which is commonly known as the efficiency ratio.

Net Income

We evaluate our net income using the common industry ratio, return on assets (which we refer to as “ROA”), which is equal to net income for the period annualized, divided by the average of total assets for the period. As part of our budgeting process, we plan to improve the returns on assets of banks we acquire from the lower levels characteristic of institutions operating under financial distress.

Balance Sheet Drivers

Loan Growth

We monitor new loan production on a weekly basis by loan type, borrower type, market and profitability. Our operating strategy focuses on growing assets by originating commercial and consumer loans that we believe to be high quality. For the six months ended June 30, 2012, we originated $277.1 million of commercial loans, $117.5 million of consumer loans, $48.7 million of commercial real estate loans and $4.0 million of other loans. For the year ended December 31, 2011, we originated $464.9 million of commercial loans, $157.0 million of consumer loans, $96.9 million of commercial real estate loans and $9.6 million of other loans. In addition, our acquisition strategy, which focuses on acquiring assets and businesses in southeastern U.S. markets, has resulted in an increase of the number of commercial and consumer loans.

Asset Quality

In order to operate with a sound risk profile, we have focused on originating loans we believe to be of high quality and disposing of non-performing assets as rapidly as possible.

We are working to improve the diversification of our portfolio by reducing the concentration of commercial real estate loans in the legacy portfolios of the acquisitions and increasing the contribution of newly originated commercial and consumer loans. We monitor the levels of each loan type in our portfolio on a quarterly basis.

In marking the legacy loan portfolios to market at acquisition, we segregated similar loans into pools and value those pools by projecting lifetime cash flows for each loan based on assumptions about yield, average life and credit losses and then discounting those cash flows to present value. Because of this accounting treatment, we no longer report these loans as non-accrual loans or report charge-offs with respect to these loans. Rather, we monitor the performance of our legacy portfolio by tracking the ratio of non-performing loans against our projections. Each quarter we update our assessment of cash flows for the loans in each pool. To the extent that we make unfavorable changes to estimates of lifetime credit losses for loans in a given pool (other than due to decreases in interest rate indices) which result in the present value of cash flows from the pool being less than our recorded investment of the pool, we record a provision for loan losses, resulting in an increase in the allowance for loan losses for that pool. For any pool where the present value of our most recent estimate of future cumulative lifetime cash flows has increased above its recorded investment, we will first reverse any previously established allowance for loan losses for the pool. If such estimate exceeds the amount of any previously established allowance, we will increase future interest income as a prospective yield adjustment over the remaining life of the pool to a rate which, when used to discount the expected cash flows, results in the present value of such cash flows equaling the recorded investment of the pool at the time of the estimate.

Deposit Growth

We monitor deposit growth by account type, market and rate on a daily and weekly basis. We seek to fund loan growth primarily with low-cost customer deposits either originated or acquired by us.

Liquidity

We manage liquidity based upon policy limits and cash flow modeling. To maintain adequate liquidity, we also monitor indicators of potential liquidity risk, utilize cash flow projection models to forecast liquidity needs, model liquidity stress scenarios and develop contingency plans, and identify alternative back-up sources of liquidity.

Capital

We manage capital to comply with our internal planning targets and regulatory capital standards, including the requirements of the OCC Operating Agreement. We review capital levels on a quarterly basis, and we project capital levels in connection with our organic growth plans and acquisitions to ensure continued compliance. We evaluate a number of capital ratios, including Tier 1 capital to total adjusted assets (the leverage ratio) and Tier 1 capital to risk-weighted assets.

Results of Operations

Net Interest Income

Net interest income is the largest component of our income, and is affected by the interest rate environment, and the volume and the composition of interest-earning assets and interest-bearing liabilities. Our interest-earning assets include loans, interest-bearing deposits in other banks, investment securities, federal funds sold and securities purchased under agreements to resell. Our interest-bearing liabilities include deposits, advances from the FHLB, federal funds purchased, subordinated debentures underlying the trust preferred securities we acquired in connection with our investments in TIB Financial, Capital Bank Corp. and Green Bankshares, repurchase agreements and other short-term borrowings.

Our net interest income decreased from $63.9 million in the first quarter of 2012 to $63.3 million in the second quarter of 2012, which represents a decrease of approximately 0.8%. The main driver of the decline in net interest income was the reduction in interest earning assets led by problem loan resolutions and portfolio principal repayments. These factors were partially offset by a 10 basis point expansion of the net interest margin which increased to 4.60% in second quarter of 2012 in comparison to 4.50% in the first quarter of 2012. During the quarter, average earning assets declined from $5.8 billion during the first quarter to $5.6 billion, as strong loan production of $250.5 million was offset by special assets resolutions and principal repayments resulting in a $39.2 million net decline in total loans. The yield on interest earning assets increased from 5.22% to 5.29% as low yielding interest bearing cash was redeployed through reinvestment in investment securities and continued deleveraging and deposit repricing. Partially offsetting the increase in asset yield was a decrease in loan yields (from 6.47% to 6.37%).

The cost of funds decreased during the second quarter of 2012 to 0.72% as compared to 0.91% in the second quarter of 2011 and 0.75% in the first quarter of 2012 due to growth in the relative proportion of, and reduced costs of, core deposits. Also contributing to the increased margin and decreased cost of funds was a $264.9 million increase in average non-interest bearing deposits during the second quarter of 2012 as compared to the same quarter last year. This increase reflects the inclusion of the loan portfolio acquired in the acquisition of Green Bankshares.

Our net interest income for the year ended December 31, 2011 increased by approximately $154.8 million, or 424.0%, to $191.3 million, as compared to the year ended December 31, 2010. The net interest margin increased by 154 basis points during the year ended 2011 to 4.05% in comparison to 2.51% in the year ended 2010. This increase reflects the inclusion of the loan portfolio acquired in the acquisitions of Green Bankshares and Capital Bank Corp. We have also experienced upward yield revisions in our loan portfolio due to better-than-expected credit performance in certain legacy loan pools. These yield revisions increased the yield on covered purchased credit impaired loans from the original acquisition date weighted average of 5.68% to 6.89% for the $2.8 billion outstanding as of June 30, 2012.

As of June 30, 2012, we held cash and securities equal to 22.1% of total assets, which represented $446.2 million of liquidity in excess of our target of 15%. We intend to use the net proceeds from our initial public offering and current excess liquidity and capital for general corporate purposes, including loan growth as well as the acquisition of depository institutions that meet our investment standards. Because our current and anticipated future excess liquidity and capital levels serve to decrease the leverage on our balance sheet, our profitability ratios (e.g., return on equity, return on assets and net interest margin) are negatively affected. Our loan originations for the three and six months ended June 30, 2012 totaled $250.5 million and $447.3 million, respectively. Assuming no other changes to the balance sheet and excluding consideration of paydowns on the existing loan portfolio, at the current loan origination pace, we would continue to have excess liquidity into the second half of 2012.

	Three Months Ended June 30, 2012			Three Months Ended March 31, 2012
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Interest-earning assets:
Loans(1)(2)	$4,210,746	$66,682	6.37%	$4,253,444	$68,445	6.47%
Investment securities(2)	1,215,494	5,931	1.96%	1,040,689	5,628	2.18%
Interest-bearing deposits in other banks	101,657	65	0.26%	418,451	229	0.22%
FHLB stock	37,966	488	5.17%	38,725	345	3.58%

Total interest-earning assets	$5,565,863	$73,166	5.29%	$5,751,309	$74,647	5.22%

Non-interest-earning assets:
Cash and due from banks	$97,379			$92,118
Other assets	691,840			709,965

Total non-interest-earning assets	$789,219			$802,083

Total assets	$6,355,082			$6,553,392

Interest-bearing liabilities:
Interest-bearing deposits:
Time deposits	$1,982,499	$5,336	1.08%	$2,118,417	$5,464	1.04%
Money market	902,334	1,000	0.45%	897,119	1,299	0.58%
Negotiable order of withdrawal accounts	1,069,756	691	0.26%	1,081,588	825	0.31%
Savings deposits	360,347	276	0.31%	308,681	267	0.35%

Total interest-bearing deposits	$4,314,936	$7,303	0.68%	$4,405,805	$7,855	0.72%
Other interest-bearing liabilities:
Short-term borrowings and FHLB advances	$132,517	$317	0.96%	$217,480	$490	0.91%
Long-term borrowings	135,477	1,928	5.72%	125,650	1,944	6.22%

Total interest-bearing liabilities	$4,582,930	$9,548	0.84%	$4,748,935	$10,289	0.87%

Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	$722,929			$750,822
Other liabilities	38,483			50,639
Shareholders’ equity	1,010,740			1,002,996

Total non-interest-bearing liabilities and shareholders’ equity	$1,772,152			$1,804,457

Total liabilities and shareholders’ equity	$6,355,082			$6,553,392

Interest rate spread (tax equivalent basis)			4.45%			4.35%

Net interest income (tax equivalent basis)		$63,618			$64,358

Net interest margin (tax equivalent basis)			4.60%			4.50%
Average interest-earning assets to average interest-bearing liabilities	121.45%			121.11%

(1)	Average loans include non-performing loans.
(2)

Interest income and rates include the effects of a tax equivalent adjustment using applicable statutory tax rates in adjusting tax-exempt interest on tax-exempt investment securities and loans to a fully taxable basis.

	Three Months Ended June 30, 2012			Three Months Ended June 30, 2011
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Interest-earning assets:
Loans(1)(2)	$4,210,746	$66,682	6.37%	$2,922,482	$43,337	5.95%
Investment securities(2)	1,215,494	5,931	1.96%	802,893	5,840	2.92%
Interest-bearing deposits in other banks	101,657	65	0.26%	578,135	588	0.41%
FHLB stock	37,966	488	5.17%	29,526	117	1.59%

Total interest-earning assets	$5,565,863	$73,166	5.29%	$4,333,036	$49,882	4.62%

Non-interest-earning assets:
Cash and due from banks	$97,379			$51,875
Other assets	691,840			499,574

Total non-interest-earning assets	$789,219			$551,449

Total assets	$6,355,082			$4,884,485

Interest-bearing liabilities:
Interest-bearing deposits:
Time deposits	$1,982,499	$5,336	1.08%	$1,967,308	$5,361	1.09%
Money market	902,334	1,000	0.45%	486,088	884	0.73%
Negotiable order of withdrawal accounts	1,069,756	691	0.26%	415,952	582	0.56%
Savings deposits	360,347	276	0.31%	166,663	224	0.54%

Total interest-bearing deposits	$4,314,936	$7,303	0.68%	$3,036,011	$7,051	0.93%
Other interest-bearing liabilities:
Short-term borrowings and FHLB advances	$132,517	$317	0.96%	$303,864	$691	0.91%
Long-term borrowings	135,477	1,928	5.72%	97,799	1,117	4.58%

Total interest-bearing liabilities	$4,582,930	$9,548	0.84%	$3,437,674	$8,859	1.03%
Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	$722,929			$457,980
Other liabilities	38,483			41,053
Shareholders’ equity	1,010,740			947,778

Total non-interest-bearing liabilities and shareholders’ equity	$1,772,152			$1,446,811

Total liabilities and shareholders’ equity	$6,355,082			$4,884,485

Interest rate spread (tax equivalent basis)			4.45%			3.59%

Net interest income (tax equivalent basis)		$63,618			$41,023

Net interest margin (tax equivalent basis)			4.60%			3.80%
Average interest-earning assets to average interest-bearing liabilities	121.45%			126.05%

	Six Months Ended June 30, 2012			Six Months Ended June 30, 2011
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Interest-earning assets:
Loans(1)(2)	$4,233,066	$134,959	6.41%	$2,714,315	$79,016	5.87%
Investment securities(2)	1,127,866	11,559	2.06%	712,789	9,850	2.79%
Interest-bearing deposits in other banks	260,054	296	0.23%	663,330	1,297	0.39%
FHLB stock	38,346	833	4.37%	29,012	262	1.82%

Total interest-earning assets	$5,659,332	$147,647	5.25%	$4,119,446	$90,425	4.43%

Non-interest-earning assets:
Cash and due from banks	$94,749			$50,714
Other assets	701,836			460,745

Total non-interest-earning assets	$796,585			$511,459

Total assets	$6,455,917			$4,630,905

	Six Months Ended June 30, 2012			Six Months Ended June 30, 2011
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Interest-bearing liabilities:
Interest-bearing deposits:
Time deposits	$2,050,458	$10,800	1.06%	$1,879,441	$9,959	1.07%
Money market	899,727	2,299	0.51%	443,471	1,605	0.73%
Negotiable order of withdrawal accounts	1,075,672	1,516	0.28%	383,093	1,004	0.53%
Savings deposits	334,514	543	0.33%	152,336	409	0.54%

Total interest-bearing deposits	$4,360,371	$15,158	0.70%	$2,858,341	$12,977	0.92%
Other interest-bearing liabilities:
Short-term borrowings and FHLB advances	$174,999	$807	0.93%	$310,468	$1,349	0.88%
Long-term borrowings	135,247	3,872	5.76%	87,216	1,999	4.62%

Total interest-bearing liabilities	$4,670,617	$19,837	0.85%	$3,256,025	$16,325	1.01%

Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	$736,618			$401,994
Other liabilities	44,212			38,360
Shareholders’ equity	1,004,470			934,526

Total non-interest-bearing liabilities and shareholders’ equity	$1,785,300			$1,374,880

Total liabilities and shareholders’ equity	$6,455,917			$4,630,905

Interest rate spread (tax equivalent basis)			4.39%			3.42%

Net interest income (tax equivalent basis)		$127,810			$74,100

Net interest margin (tax equivalent basis)			4.54%			3.63%
Average interest-earning assets to average interest-bearing liabilities	121.17%			126.52%

(1)	Average loans include non-performing loans.
(2)

Interest income and rates include the effects of a tax equivalent adjustment using applicable statutory tax rates in adjusting tax-exempt interest on tax-exempt investment securities and loans to a fully taxable basis.

	Twelve Months Ended December 31, 2011			Twelve Months Ended December 31, 2010
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Interest-earning assets:
Loans(1)(2)	$3,294,853	$205,867	6.25%	$586,860	$36,453	6.21%
Investment securities(2)	771,943	20,346	2.64%	124,731	2,752	2.21%
Interest-bearing deposits in other banks	657,077	2,328	0.35%	737,739	3,462	0.47%
FHLB stock	31,934	758	2.37%	8,372	141	1.68%

Total interest-earning assets	$4,755,807	$229,299	4.82%	$1,457,702	$42,808	2.94%

Non-interest-earning assets:
Cash and due from banks	$64,723			$10,243
Other assets	505,384			112,975

Total non-interest-earning assets	$570,107			$123,218

Total assets	$5,325,914			$1,580,920

Interest-bearing liabilities:
Interest-bearing deposits:
Time deposits	$2,022,480	$21,296	1.05%	$446,372	$3,609	0.81%
Money market	591,319	3,974	0.67%	131,949	708	0.54%
Negotiable order of withdrawal accounts	604,019	2,509	0.42%	66,994	191	0.29%
Savings deposits	201,238	925	0.46%	25,064	148	0.59%

Total interest-bearing deposits	$3,419,056	$28,704	0.84%	$670,379	$4,656	0.69%
Other interest-bearing liabilities:
Short-term borrowings and FHLB advances	$315,114	$2,652	0.84%	$102,899	$1,120	1.09%
Long-term borrowings	86,941	5,236	6.02%	7,944	458	5.77%

Total interest-bearing liabilities	$3,821,111	$36,592	0.96%	$781,222	$6,234	0.80%

	Twelve Months Ended December 31, 2011			Twelve Months Ended December 31, 2010
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	$509,264			$66,967
Other liabilities	38,420			13,298
Shareholders’ equity	957,119			719,433

Total non-interest-bearing liabilities and shareholders’ equity	$1,504,803			$799,698

Total liabilities and shareholders’ equity	$5,325,914			$1,580,920

Interest rate spread (tax equivalent basis)			3.86%			2.14%

Net interest income (tax equivalent basis)		$192,707			$36,574

Net interest margin (tax equivalent basis)			4.05%			2.51%
Average interest-earning assets to average interest-bearing liabilities	124.46%			186.59%

(1)	Average loans include non-performing loans.
(2)

Interest income and rates include the effects of a tax equivalent adjustment using applicable statutory tax rates in adjusting tax-exempt interest on tax-exempt investment securities and loans to a fully taxable basis.

Three months ended June 30, 2012

Net interest income was $63.3 million during the three months ended June 30, 2012 and included the effects of a reduction of excess liquidity and an expansion of the net interest margin.

Three months ended June 30, 2011

Net interest income was $40.7 million for the three months ended June 30, 2011 and included the effects of maintaining a high level of cash and highly liquid investment securities during the period. The increase in net interest income over prior quarter was partially due to the reinvestment of excess cash in mortgage backed securities which increased by $113.4 million which contributed to the 40 basis point increase in the yield of assets during the quarter. Net interest income includes $1.8 million associated with the recognition of the unamortized discount on certain non-PCI loans which were paid in full prior to their contractual maturity resulting in a favorable impact to the net interest margin of 17 basis points during the second quarter of 2011.

Six months ended June 30, 2012

Net interest income was $127.2 million during the six months ended June 30, 2012 and included the effects of a reduction of excess liquidity and an expansion of the net interest margin. In the first quarter of 2012, we repaid $137.5 million of FHLB advances with higher contractual rates.

Six months ended June 30, 2011

Net interest income was $73.5 million for the six months ended June 30, 2011 and included the effects of maintaining a high level of cash and highly liquid investment securities during the period. Net interest income includes $1.8 million associated with the recognition of the unamortized discount on certain non-PCI loans which were paid in full prior to their contractual maturity resulting in a favorable impact to the net interest margin of 9 basis points during the first half of 2011.

Year ended December 31, 2011

Net interest income was $191.3 million for the year ended December 31, 2011 which included 115 days of Green Bankshares operations and eleven months of Old Capital Bank operations. Net interest income during the period includes the effects of maintaining a high level of cash and highly liquid investment securities. In the third quarter of 2011, we repaid $160.0 million of FHLB advances with higher contractual rates. Net interest income includes the favorable impact of $1.8 million associated with the recognition of the unamortized discount on certain non-PCI loans which were paid in full prior to their contractual maturities.

Year ended December 31, 2010

Net interest income was $36.5 million for the year ended December 31, 2010 and included the effects of maintaining a high level of cash and highly liquid investment securities during the period.

Rate/Volume Analysis

The tables below detail the components of the changes in net interest income for the three months ended June 30, 2012 compared to the three months ended March 31, 2012, the three and six months ended June 30, 2012 compared to the three and six months ended June 30, 2011, and the year ended December 31, 2011 compared to the year ended December 31, 2010. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volumes and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.

	Three Months Ended June 30, 2012 Compared to Three Months Ended March 31, 2012 Due to Changes in
(Dollars in thousands)	Average Volume	Average Rate	Net Increase (Decrease)
Interest income
Loans(1)(2)	$(683)	$(1,080)	$(1,763)
Investment securities(1)	887	(584)	303
Interest-bearing deposits in other banks	(197)	33	(164)
FHLB stock	(7)	150	143

Total interest income	$–	$(1,481)	$(1,481)

Interest expense
Time deposits	$(360)	$233	$(127)
Money market	8	(307)	(299)
Negotiable order of withdrawal accounts	(9)	(125)	(134)
Savings deposits	42	(33)	9
Short-term borrowings and FHLB advances	(202)	29	(173)
Long-term borrowings	146	(162)	(16)

Total interest expense	(375)	(365)	(740)

Change in net interest income	$375	$(1,116)	$(741)

(1)

Interest income includes the effects of a tax equivalent adjustment using applicable federal tax rates in adjusting tax exempt interest on tax exempt investment securities and loans to a fully taxable basis.

(2)	Average loan volumes include non-performing loans which results in the impact of the non-accrual of interest being reflected in the change in average rate on loans.

The decrease in average rate on loans for the three months ended June 30, 2012 as compared to the three months ended March 31, 2012 is primarily due to the reduction in interest earning assets led by problem loan resolutions and portfolio principal repayments. Performing a rate volume analysis similar to the above using interest earning assets and the yield thereon as a basis, a $2.4 million reduction of interest income would be allocated to the decline in volume, partially offset by a $0.9 million increase in average rate.

(Dollars in thousands)	Three Months Ended June 30, 2012 Compared to Three Months Ended June 30, 2011 Due to Changes in
	Average Volume	Average Rate	Net Increase (Decrease)
Interest income
Loans(1)(2)	$19,969	$3,376	$23,345
Investment securities(1)	2,228	(2,137)	91
Interest-bearing deposits in other banks	(346)	(177)	(523)
FHLB stock	45	326	371

Total interest income	$21,896	$1,388	$23,284

Interest expense
Time deposits	$39	$(64)	$(25)
Money market	501	(385)	116
Negotiable order of withdrawal accounts	503	(394)	109
Savings deposits	178	(126)	52
Short-term borrowings and FHLB advances	(398)	24	(374)
Long-term borrowings	513	298	811

Total interest expense	$1,336	$(647)	$689

Change in net interest income	$20,560	$2,035	$22,595

(1)

Interest income includes the effects of a tax equivalent adjustment using applicable federal tax rates in adjusting tax exempt interest on tax exempt investment securities and loans to a fully taxable basis.

(2)	Average loan volumes include non-performing loans which results in the impact of the non-accrual of interest being reflected in the change in average rate on loans.

The increase in average rate on loans for the three months ended June 30, 2012 as compared to the three months ended June 30, 2011 is primarily due to increases in pool yields as a result of favorable performance in certain acquired loan pools. The increase in average volume was primarily due to the acquisition of Green Bankshares.

(Dollars in thousands)	Six Months Ended June 30, 2012 Compared to Three Months Ended June 30, 2011 Due to Changes in
	Average Volume	Average Rate	Net Increase (Decrease)
Interest income
Loans(1)(2)	$29,910	$26,033	$55,943
Investment securities(1)	3,473	(1,764)	1,709
Interest-bearing deposits in other banks	(439)	(562)	(1,001)
FHLB stock	52	519	571

Total interest income	$32,996	$24,226	$57,222

Interest expense
Time deposits	$476	$365	$841
Money market	975	(281)	694
Negotiable order of withdrawal accounts	963	(451)	512
Savings deposits	288	(154)	134
Short-term borrowings and FHLB advances	(371)	(171)	(542)
Long-term borrowings	815	1,058	1,873

Total interest expense	$3,146	$366	$3,512

Change in net interest income	$29,850	$23,860	$53,710

(1)

Interest income includes the effects of a tax equivalent adjustment using applicable federal tax rates in adjusting tax exempt interest on tax exempt investment securities and loans to a fully taxable basis.

(2)	Average loan volumes include non-performing loans which results in the impact of the non-accrual of interest being reflected in the change in average rate on loans.

The increase in average rate on loans for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011 is primarily due to increases in pool yields as a result of favorable performance in certain acquired loan pools. The increase in average volume was primarily due to the acquisitions of Green Bankshares and Capital Bank Corp.

	Twelve Months Ended December 31, 2011 Compared to Twelve Months Ended December 31, 2010 Due to Changes in
(Dollars in thousands)	Average Volume	Average Rate	Net Increase (Decrease)
Interest income
Loans(1)(2)	$113,771	$55,643	$169,414
Investment securities(1)	12,279	5,315	17,594
Interest-bearing deposits in other banks	(84)	(1,050)	(1,134)
FHLB stock	276	341	617

Total interest income	$126,242	$60,249	$186,491

Interest expense
Time deposits	$10,729	$6,958	$17,687
Money market	1,897	1,369	3,266
Negotiable order of withdrawal accounts	1,855	463	2,318
Savings deposits	663	114	777
Short-term borrowings and FHLB advances	982	550	1,532
Long-term borrowings	3,682	1,096	4,778

Total interest expense	$19,808	$10,550	$30,358

Change in net interest income	$106,434	$49,699	$156,133

(1)

Interest income includes the effects of a tax equivalent adjustment using applicable federal tax rates in adjusting tax exempt interest on tax exempt investment securities and loans to a fully taxable basis.

(2)	Average loan volumes include non-performing loans which results in the impact of the non-accrual of interest being reflected in the change in average rate on loans.

The increase in average rate on loans for the year ended December 31, 2011 as compared to the year ended December 31, 2010 is primarily due to increases in pool yields as a result of favorable performance in certain acquired loan pools and upwards revision to accretable yield along with the acquisitions of Green Bankshares and Capital Bank Corp. With respect to the comparison from inception through December 31, 2009 to the year ended December 31, 2010, as the periods required to be presented are of different lengths, such a rate and volume comparison would not be meaningful.

Provision for Loan Losses

Three months ended June 30, 2012

The provision for loan losses of $6.6 million recorded during the second quarter of 2012 reflects approximately $3.3 million related to additional impairment identified with respect to acquired impaired loans, $0.3 million related to acquired loans which were not considered impaired at the date of acquisition and $3.0 million related to the increase in the allowance for loan losses established for originated loans and to replenish net charge-offs. We originated $250.5 million in new loans during the second quarter of 2012. Of the $3.3 million related to the acquired impaired loans, approximately $4.4 million resulted from the non-covered portfolio which was partially offset by a $1.1 million reversal of previously recognized impairment from improvement of the covered portfolio. We are covered by an indemnification agreement from the FDIC for the covered loan portfolio, and an increase in the value of the indemnification asset of approximately $2.2 million was associated with the provision for loan losses required for these loans during the three months ended June 30, 2012.

PCI loans, loans acquired where there was evidence of credit deterioration since origination and where it was probable that we will not collect all contractually required principal and interest payments, are aggregated in pools of loans with similar risk characteristics and accounted for as purchased credit-impaired. Subsequent to acquisition, estimates of cash flows expected to be collected are updated each reporting period based on updated assumptions regarding default rates, loss severities, and other factors that are reflective of current market conditions. If we have unfavorable changes in our estimates of cash flows expected to be collected for a loan pool (other than due to decreases in interest rate indices) which result in the present value of such cash flows being less than the recorded investment of the pool, we record a provision for loan losses, resulting in an increase in the allowance for loan losses for that pool. If we have favorable changes in our estimates of cash flows expected to be collected for a loan pool such that the present value exceeds the recorded investment of that pool, we will first reverse any previously established allowance for loan losses for the pool. If such estimate exceeds the amount of any previously established allowance, we will accrete future interest income over the remaining life of the pool at a rate which, when used to discount the expected cash flows, results in the then-present value of such cash flows equaling the recorded investment of the pool at the time of the revised estimate.

Changes in expected cash flows on loan pools resulted from several factors, which include actual and projected maturity date extensions through renewals of certain loans along with maturity extensions related to workout strategies or borrower requests on other loans; improved precision in the cash flow estimation; actual payment and loss experience on certain loans; and changes to the internal risk ratings of certain loans. When actual and projected maturity dates are extended beyond the dates assumed in previous cash flow estimations, the expected lives of those loans are extended and cash flows as well as impairment and accretable yield can change. We forecast the payment stream of each pool of PCI loans at the original acquisition-date valuation as well as at each subsequent re-estimation date; however, previously un-forecasted loan renewals or extensions can occur as the borrowers’ cash flow needs and other circumstances change over time. Cash flow estimates have generally improved since the acquisition dates as our lending officers and credit administration department have been in regular contact with each borrower and have developed a fuller understanding of each borrowers’ financial condition and business or personal needs. Actual payment experience on certain loans can also change expected cash flows as problem loan resolutions, loan payoffs and prepayments occur. Finally, changes to the risk ratings of certain PCI loans occur based on our evaluation of the financial condition of its borrowers. As the financial condition and repayment ability of borrowers improve over time, our policy is to upgrade the risk ratings associated with these loans and increase our cash flow expectations for these loans. Conversely, as the financial condition and repayment ability of borrowers deteriorate over time, our policy is to downgrade the associated risk ratings and decrease our cash flow expectations for these loans accordingly.

The table below illustrates the impact of our second quarter of 2012 estimates of expected cash flows on PCI loans on impairment and prospective yield:

		Weighted Average Prospective Yields
(Dollars in thousands)	Cumulative Impairment	Based on Original Estimates of Expected Cash Flows	Based on Most Recent Estimates of Expected Cash Flows
Covered portfolio:
Loan pools with impairment	$14,597	5.98%	9.14%
Loan pools with improvement	—	6.39%	9.39%

Covered portfolio total	$14,597	6.09%	9.20%

Non-covered portfolio:
Loan pools with impairment	$19,092	5.89%	6.58%
Loan pools with improvement	—	5.29%	6.38%

Non-covered portfolio total	$19,092	5.59%	6.47%

Total	$33,689	5.68%	6.89%

Three months ended June 30, 2011

The provision for loan losses of $8.2 million recorded during the three months ended June 30, 2011 reflects approximately $3.3 million related to additional impairment identified with respect to acquired impaired loans, $2.7 million related to acquired loans which were not considered impaired at the date of acquisition and $2.2 million related to the increase in the allowance for loan losses established for originated loans. Of the $3.3 million related to the acquired impaired loans, approximately $2.3 million and $1.0 million resulted from the covered portfolio and the non-covered portfolio, respectively. We are covered by an indemnification agreement from the FDIC for the covered loan portfolio, and an increase in the value of the indemnification asset of approximately $3.2 million was associated with the provision for loan losses required for these loans during the second quarter of 2011.

Six months ended June 30, 2012

The provision for loan losses of $12.0 million recorded during the first six months of 2012 reflects approximately $7.4 million related to additional impairment identified with respect to acquired impaired loans, $0.5 million related to acquired loans which were not considered impaired at the date of acquisition and $4.1 million related to the increase in the allowance for loan losses established for originated loans and to replenish net charge-offs. We originated $447.3 million in new loans during the six months ended June 30, 2012. Of the $7.4 million related to the acquired impaired loans, approximately $2.8 million and $4.6 million resulted from the covered portfolio and the non-covered portfolio, respectively. We are covered by an indemnification agreement from the FDIC for the covered loan portfolio, and an increase in the value of the indemnification asset of approximately $2.8 million was associated with the provision for loan losses required for these loans during the six months ended June 30, 2012.

Six months ended June 30, 2011

The provision for loan losses of $9.8 million recorded during the first six months of 2011 reflects approximately $3.3 million related to additional impairment identified with respect to acquired impaired loans, $2.7 million related to acquired loans which were not considered impaired at the date of acquisition and $3.8 million related to the increase in the allowance for loan losses established for originated loans. Of the $3.3 million related to the acquired impaired loans, approximately $2.3 million and $1.0 million resulted from the covered portfolio and the non-covered portfolio, respectively. We are covered by an indemnification agreement from the FDIC for the covered loan portfolio, and an increase in the value of the indemnification asset of approximately $3.2 million was associated with the provision for loan losses required for these loans during the six months ended June 30, 2011.

Year ended December 31, 2011

The provision for loan losses of $38.4 million recorded as of December 31, 2011 reflects approximately $26.3 million related to additional impairment identified with respect to acquired impaired loans, $4.2 million related to acquired loans which were not considered impaired at the date of acquisition and $7.9 million related to the increase in the allowance for loan losses established for originated loans. We reported new loan originations of approximately $728.4 million during 2011. Of the $26.3 million provision related to acquired impaired loans, approximately $11.8 million resulted from the covered portfolio and $14.5 million resulted from the non-covered portfolio. As we are covered by an indemnification agreement from the FDIC for the covered loan portfolio, an increase in the value of the indemnification asset of approximately $9.5 million was associated with the provision for loan losses required for these loans during 2011.

The table below illustrates the impact of our 2011 estimates of expected cash flows on PCI loans on impairment and prospective yield:

		Weighted Average Prospective Yields
(Dollars in thousands)	Cumulative Impairment	Based on Original Estimates of Expected Cash Flows	Based on Most Recent Estimates of Expected Cash Flows
Covered portfolio:
Loan pools with impairment	$11,809	6.34%	9.92%
Loan pools with improvement	–	3.43%	6.94%

Covered portfolio total	$11,809	6.09%	9.60%

Non-covered portfolio:
Loan pools with impairment	$14,508	5.93%	7.00%
Loan pools with improvement	–	5.81%	6.09%

Non-covered portfolio total	$14,508	5.91%	6.81%

Total	$26,317	5.95%	7.48%

Non-interest Income

Non-interest income increased from $7.9 million for the three months ended June 30, 2011 to $12.2 million for the three months ended June 30, 2012 primarily due to increases in service charges on deposit accounts, debit card income and fee income on mortgage loans sold. The increase was attributable to the inclusion of Green Bankshares’ results which we acquired on September 7, 2011. The following table sets forth the components of non-interest income for the periods indicated:

(Dollars in thousands)	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011
Service charges on deposit accounts	$6,332	$2,152
Accretion on FDIC indemnification asset	(164)	2,540
Debit card income	2,589	1,036
Fees on mortgage loans sold	1,205	649
Investment advisory and trust fees	142	413
Earnings on bank owned life insurance policies	167	240
Brokerage fees	158	212
Wire transfer fees	160	156
Loss on extinguishment of debt	—	—
Investment securities gains (losses), net	895	75
Bargain purchase gain	—	—
Other	695	426

Total non-interest income	$12,179	$7,899

Non-interest income increased from $12.4 million for the six months ended June 30, 2011 to $26.7 million for the six months ended June 30, 2012 primarily due to increases in service charges on deposit accounts, debit card income and gains on investment securities. The increase was attributable to the inclusion of Green Bankshares’ results which we acquired on September 7, 2011, and Capital Bank’s results which we acquired on January 28, 2011. The following table sets forth the components of non-interest income for the periods indicated:

(Dollars in thousands)	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Service charges on deposit accounts	$12,323	$4,065
Accretion on FDIC indemnification asset	158	2,858
Debit card income	5,350	1,811
Fees on mortgage loans sold	2,308	1,180
Investment advisory and trust fees	294	800
Earnings on bank owned life insurance policies	379	361
Brokerage fees	444	309
Wire transfer fees	335	282
Loss on extinguishment of debt	(321)	—
Investment securities gains (losses), net	3,648	18
Bargain purchase gain	—	—
Other	1,763	716

Total non-interest income	$26,681	$12,400

Non-interest income increased from $19.6 million for the year ended December 31, 2010 to $36.5 million for the year ended December 31, 2011 (excluding $4.7 million net gains on investment securities). The increase was attributable to the inclusion of Green Bankshares’ results which we acquired on September 7, 2011, and Capital Bank’s results which we acquired on January 28, 2011. The following table sets forth the components of non-interest income for the periods indicated:

(Dollars in thousands)	Year Ended December 31, 2011	Year Ended December 31, 2010	Period From November 30, 2009 (Inception) Through December 31, 2009
Service charges on deposit accounts	$13,385	$1,992	$–
Accretion on FDIC indemnification asset	7,627	736	–
Debit card income	6,281	382	–
Fees on mortgage loans sold	2,791	449	–
Investment advisory and trust fees	1,438	354	–
Earnings on bank owned life insurance policies	636	110	–
Brokerage fees	543	–	–
Wire transfer fees	585	51	–
Gain on extinguishment of debt	416	–	–
Investment securities gains (losses), net	4,738	–	–
Bargain purchase gain	–	15,175	–
Other	2,787	366	–

Total non-interest income	$41,227	$19,615	$–

For the year ended December 31, 2011, gains on the sale of securities were $5.4 million (partially offset by $0.6 million in impairment losses). Indemnification asset income for the year ended December 31, 2011 was $7.6 million which is comprised of an increase in the indemnification asset of $11.0 million associated with increases in loss estimates for covered assets, offset by $3.4 million in amortization of the indemnification asset.

Subsequent to the acquisition of Green Bankshares, approximately $110.0 million of FHLB advances were prepaid for approximately $416,000 less than their acquisition date fair value, which was included in non-interest income as a gain on extinguishment of debt.

During the year ended December 31, 2010, bargain purchase gains of $15.2 million were recorded resulting from the acquisitions of Metro Bank and Turnberry Bank.

We generated no non-interest income during the period from November 30, 2009 through December 31, 2009, because we had not yet commenced banking activities.

Non-interest Expense

We monitor the ratio of non-interest expense to net revenues (net interest income plus non-interest income), which is commonly known as the efficiency ratio. For the three and six months ended June 30, 2012, our efficiency ratio was approximately 77.6% and 79.0%. The efficiency ratio was significantly impacted by $1.8 million and $3.0 million of expenses associated with contract termination and other expenses related to the integration of the Company’s operations onto common technology platforms, $4.2 million and $10.7 million of non-cash equity compensation and $895 thousand and $3.6 million of investment security gains during the three and six months ended June 30, 2012. The system conversions are intended to create operating efficiencies and better position the Company for future growth. Excluding the conversion expenses, investment security gains and the non-cash equity compensation expense during the three and six months ended June 30, 2012, the efficiency ratio would have been approximately 70.6% and 71.8%. The adjusted efficiency ratio is a non-GAAP measure which we believe provides investors with information useful in understanding our business and our operating efficiency.

For the three and six months ended June 30, 2011, our efficiency ratio was approximately 77.2% and 84.4%. The efficiency ratio was significantly impacted by expenses associated with conversion and merger related expenses, non cash equity compensation expense and investment security gains totaling $4.1 million and $8.3 million during the three and six months ended June 30, 2011. Excluding these accruals, the efficiency ratio would have been approximately 68.9% and 74.7% for the three and six months ended June 30, 2011.

The following table sets forth the components of non-interest expense for the periods indicated:

(Dollars in thousands)	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011
Salary and employee benefits	$25,535	$19,257
Net occupancy expense	10,901	6,356
Accounting, legal and other professional	4,952	1,809
Foreclosed asset related expense	5,150	1,666
Computer services	2,190	1,386
FDIC and state assessments	1,596	1,186
Amortization of intangibles	1,181	1,146
Conversion and merger-related expenses	1,757	1,012
Insurance, non-building	551	551
Postage, courier and armored car	1,006	506
Operating supplies	852	351
Marketing and community relations	318	344
Other operating expense	2,645	1,915

Total non-interest expense	$58,634	$37,485

Non-interest expense increased from $37.5 million for the three months ended June 30, 2011 to $58.6 million for the three months ended June 30, 2012 primarily due to increases in salaries and employee compensation and the inclusion of Green Bank operations which we acquired on September 7, 2011.

Three Months Ended June 30, 2012

Non-interest expense was $58.6 million for the three months ended June 30, 2012. Salaries and employee benefits of $25.5 million includes $4.2 million of non-cash equity compensation expense related primarily to the second quarter stock option and restricted stock grants to certain executives. In addition, there were $1.8 million in expenses during the second quarter related to the information technology conversions and merger related expenses. Foreclosed asset related expenses were $5.2 million included $5.4 million in OREO valuation adjustments. Such estimated fair value adjustments reflect the decline in real estate values determined by updated appraisals, comparable sales and local market trends in asking prices and data from recent closed transactions. Other OREO operating and ownership expenses were $2.7 million. Such costs include real estate taxes, insurance and other costs to own and maintain the properties. Also included in the foreclosed asset related expense was approximately $2.9 million in net gains on the sale of OREO.

Three Months Ended June 30, 2011

Non-interest expense was $37.5 million for the three months ended June 30, 2011 which included a full three months of operations of Capital Bank which was acquired on January 28, 2011. Approximately $1.0 million in expense was related to the conversion and integration of the Company’s operations onto a common technology platform in the second quarter of 2011. Foreclosed asset related expenses were $1.7 million included $1.6 million in OREO valuation adjustments. Such estimated fair value adjustments reflect the decline in real estate values determined by updated appraisals, comparable sales and local market trends in asking prices and data from recent closed transactions. Other OREO operating and ownership expenses were $1.8 million. Such costs include real estate taxes, insurance and other costs to own and maintain the properties. Also included in the foreclosed asset related expense was approximately $1.8 million in net gains on the sale of OREO.

The following table sets forth the components of non-interest expense for the periods indicated:

(Dollars in thousands)	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Salary and employee benefits	$55,679	$34,350
Net occupancy expense	21,452	11,694
Accounting, legal and other professional	11,194	4,069
Foreclosed asset related expense	9,357	2,844
Computer services	4,544	2,323
FDIC and state assessments	3,301	3,319
Amortization of intangibles	2,274	1,957
Conversion and merger-related expenses	3,045	4,749
Insurance, non-building	941	1,060
Postage, courier and armored car	2,001	936
Operating supplies	1,441	775
Marketing and community relations	815	908
Other operating expense	5,502	3,541

Total non-interest expense	$121,546	$72,525

Non-interest expense increased from $72.5 million for the six months ended June 30, 2011 to $121.5 million for the six months ended June 30, 2012 primarily due to increases in salaries and employee compensation and the inclusion of Green Bank operations which we acquired on September 7, 2011.

Six Months Ended June 30, 2012

Non-interest expense was $121.5 million for the six months ended June 30, 2012. Salaries and employee benefits of $55.7 million include $10.7 million of non-cash equity compensation expense related primarily to the year to date stock option and restricted stock grants to certain executives. As certain of the stock options granted during the period were fully vested on the date of grant, the entire $2.5 million fair value of these awards were recorded during the first quarter. In addition, there were $3.0 million in expenses during the period related to the information technology conversions and merger related expenses. The total professional expense of $11.2 million includes approximately $1.0 million of settlement expense for legal claims. Foreclosed asset related expenses were $9.4 million included $8.5 million in OREO valuation adjustments. Such estimated fair value adjustments reflect the decline in real estate values determined by updated appraisals, comparable sales and local market trends in asking prices and data from recent closed transactions. Other OREO operating and ownership expenses were $4.9 million. Such costs include real estate taxes, insurance and other costs to own and maintain the properties. Also included in the foreclosed asset related expense was approximately $4.0 million in net gains on the sale of OREO.

Six Months Ended June 30, 2011

Non-interest expense was $72.5 million for the six months ended June 30, 2011 which included a full five months of operations of Capital Bank which was acquired on January 28, 2011. Conversion related expenses of $4.7 million were related to $3.7 million of accruals for the early termination of certain information technology system related contracts and $1.0 million of expense related to the conversion of the Company’s operations onto a common technology platform in the second quarter of 2011. Foreclosed asset related expenses were $2.8 million included $1.6 million in OREO valuation adjustments Such estimated fair value adjustments reflect the decline in real estate values determined by updated appraisals, comparable sales and local market trends in asking prices and data from recent closed transactions. Other OREO operating and ownership expenses were $3.0 million. Such costs include real estate taxes, insurance and other costs to own and maintain the properties. Also included in the foreclosed asset related expense was approximately $1.9 million in net gains on the sale of OREO.

The following table sets forth the components of non-interest expense for the periods indicated:

(Dollars in thousands)	Year Ended December 31, 2011	Year Ended December 31, 2010	Period From November 30, 2009 (Inception) Through December 31, 2009
Salary and employee benefits	$81,405	$17,229	$40
Net occupancy expense	29,493	4,629	–
Accounting, legal and other professional	12,382	9,511	48
Foreclosed asset related expense	12,776	701	–
Computer services	6,525	2,098	–
FDIC and state assessments	5,914	2,097	–
Amortization of intangibles	4,248	818	–
Conversion-related expenses	7,620	1,991	–
Insurance, non-building	1,953	640	–
Postage, courier and armored car	2,467	460	–
Operating supplies	1,810	289	–
Marketing and community relations	3,224	498	–
Organizational expense	–	2,100	91
Impairment of intangible asset	2,872	–	–
Other operating expense	9,506	1,316	35

Total non-interest expense	$182,195	$44,377	$214

Year Ended December 31, 2011

Non-interest expense was $182.2 million for the year ended December 31, 2011 which included a full eleven months of operations of Old Capital Bank, which was acquired on January 28, 2011, and four months of operations of Green Bankshares, which was acquired on September 7, 2011. Conversion related expenses of $7.6 million were related to $4.2 million of accruals for the early termination of certain information technology system related contracts and $3.4 million of expense related to the conversion of the Company’s operations onto a common technology platform. Foreclosed asset related expenses of $12.8 million included $5.9 million in OREO valuation adjustments. Such estimated fair value adjustments reflect the decline in real estate values determined by updated appraisals, comparable sales and local market trends in asking prices and data from recent closed transactions. Other OREO operating and ownership expenses were $6.7 million. Such costs include real estate taxes, insurance and other costs to own and maintain the properties. Also included in the foreclosed asset related expense was approximately $152,000 in net losses on the sale of OREO. Legal and other professional fees included $1.5 million of legal expense related to the acquisition of Capital Bank Corp. on January 28, 2011 and Green Bankshares on September 7, 2011 and $2.7 million of expense related to loan valuations and workouts. Marketing included approximately $661,000 of expense related to our re-branding campaign of Capital Bank, N.A. The impairment of intangible asset of $2.9 million was related to the impairment of a customer relationship intangible. The impairment resulted from a decrease of assets under management subsequent to the termination of employment of several employees of the Company’s registered investment advisor, Naples Capital Advisors, Inc.

For the year ended December 31, 2011, our efficiency ratio was approximately 78.3%. The efficiency ratio was significantly impacted by expenses associated with the early termination of information systems contracts, conversion costs and legal fees related to the acquisition of Capital Bank Corp. and Green Bankshares and impairment of intangible asset, investment security gains and non-cash equity compensation expense totaling $25.6 million during the year ended December 31, 2011. Excluding these items, the efficiency ratio would have been approximately 70.6% for the year ended December 31, 2011. See “Business—Our Business Strategy—Operating Strategy—Efficiency and Cost Savings” for a discussion of the use of the adjusted efficiency ratio in our business and the reconciliation of adjusted efficiency ratio.

Non-interest expense increased from $44.4 million for the year ended December 31, 2010 to $182.2 million for the year ended December 31, 2011 due to foreclosed asset valuation adjustments and related expenses, higher conversion costs, the impairment of an intangible asset and the inclusion of a full year of the operations of the Failed Banks and TIB Financial which we acquired on July 16, 2010 and September 30, 2010, respectively, the operations of Green Bankshares, which we acquired on September 7, 2011, and the operations of Capital Bank, which we acquired on January 28, 2011.

Year Ended December 31, 2010

Non-interest expense of $44.4 million for the year ended December 31, 2010 included five and a half months of operations of First National Bank, Metro Bank and Turnberry Bank, which were acquired on July 16, 2010, along with $2.1 million in organizational expenses, and $2.0 million of conversion related expense.

Income Taxes

The calculation of our income tax provision is complex and requires the use of estimates and judgments. As part of our analysis and implementation of business strategies, consideration is given to the tax laws and regulations that apply to the specific facts and circumstances for any tax position under evaluation. For tax positions that are uncertain in nature, management determines whether the tax position is more likely than not to be sustained upon examination. For tax positions that meet the threshold, management then estimates the amount of the tax benefit to recognize in the financial statements. Management closely monitors tax developments in order to evaluate the effect they may have on our overall tax position and the estimates and judgments used in determining the income tax provision and records adjustments as necessary.

The provision for income taxes includes federal and state income taxes. Fluctuations in effective tax rates reflect the effect of the differences in the inclusion or deductibility of certain income and expenses, respectively, for income tax purposes. At June 30, 2012, we had a deferred tax asset of $140.7 million, which principally reflects the tax effect of the acquisition accounting adjustments made in connection with each of the acquisitions, subject to the limits of Section 382 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Internal Revenue Code”), which determines our ability to preserve the tax benefits of existing net operating losses and built-in losses in a change of control.

Our future effective income tax rate will fluctuate based on the mix of taxable and tax-free investments we make and our overall level of taxable income. See the notes to our consolidated financial statements for additional information about the calculation of income tax expense and the various components thereof. Additionally, there were no unrecognized tax benefits at June 30, 2012, December 31, 2011 and 2010, and we do not expect the total of unrecognized tax benefits to significantly increase in the next 12 months.

Three and six months ended June 30, 2012

The provision for income taxes was $3.9 million and $7.8 million for the three and six months ended June 30, 2012, respectively. The effective income tax rates were approximately 38.0% and 38.4% for the three and six months ended June 30, 2012, respectively.

Three and six months ended June 30, 2011

The provision for income taxes was $853,000 and $1.3 million for the three and six months ended June 30, 2011, respectively. The effective income tax rates were approximately 29.6% and 34.6% for the three and six months ended June 30, 2011, respectively. As we operated at near breakeven levels during the first and second quarters of 2011, changes in our operations and amounts not included or deducted in arriving at taxable income during these periods caused significant variances on our expected effective tax rate for the year. Accordingly the provision for income taxes recorded during the second quarter of 2011 was higher than that recorded for the first quarter of 2011 as we recorded the provision for income taxes for the six months ended June 30, 2011 that was consistent with our most recent expectations of the effective income tax rates applicable in 2011.

Year ended December 31, 2011

The provision for income taxes was $4.4 million for the year ended December 31, 2011. The effective income tax rate was approximately 37.1%.

Year ended December 31, 2010 and the period from November 30, 2009 (inception) to December 31, 2009

The effective income tax rates for the year ended December 31, 2010 and the period from inception through December 31, 2009 were (9.5%) and 35.2%, respectively. A tax benefit was recorded during the year ended December 31, 2010 primarily due to $15.2 million in gains on the acquisitions of Metro Bank and Turnberry Bank which are not included in taxable income. Accordingly, the tax benefit recorded during the period was calculated excluding these gains and based upon the resulting consolidated loss, for tax purposes. As we operated at near break-even levels during 2010 and 2009, amounts not included or deducted in arriving at taxable income during the period had a significant impact on our effective tax rate for the year.

Net Income

Three months ended June 30, 2012

For the three months ended June 30, 2012, our net income of $6.4 million represented an ROA of 0.40% and an ROE of 2.54% of which net income of $862,000 was attributable to noncontrolling stockholders. This resulted in net income attributable to CBF of $5.5 million (or $0.12 per basic and diluted share). Net income includes an impairment of legacy acquired impaired loans of $3.3 million, $933,000 of gains on sales of investment securities, $1.8 million in expenses related to information technology conversion and merger related expenses and non-cash equity compensation expense of $4.2 million. Net interest income of $63.3 million and non-interest income of $12.2 million were partially offset by the provision for loan losses of $6.6 million and non-interest expense of $58.6 million.

Three months ended June 30, 2011

For the three months ended June 30, 2011, our net income of $2.0 million represented an ROA of 0.17% and an ROE of 0.86%. Net income of $444,000 attributable to noncontrolling stockholders resulted in net income attributable to CBF of $1.6 million (or $0.04 per basic share and $0.03 per diluted share). Net income includes $1.0 million of expense related to the conversion of the Company’s operations onto a common technology platform in the second quarter of 2011 and non-cash equity compensation expense of $3.0 million. Net income also includes additional accretion on the FDIC indemnification asset of approximately $2.5 million due to unfavorable changes in estimated cash flows for certain pools of PCI loan and losses incurred in excess of unamortized discounts on certain covered non-PCI loans, partially offset by the impact of the payoff of certain covered non-PCI loans prior to maturity. Net interest income of $40.7 million and non-interest income of $7.9 million were partially offset by the provision for loan losses of $8.2 million and non-interest expense of $37.5 million.

Six months ended June 30, 2012

For the six months ended June 30, 2012, our net income of $12.5 million represented an ROA of 0.39% and an ROE of 2.51% of which net income of $1.8 million was attributable to noncontrolling stockholders. This resulted in net income attributable to CBF of $10.8 million (or $0.24 per basic and diluted share). Our equity-to-assets ratio at June 30, 2012 was 16.1%. Net income includes an impairment of legacy acquired impaired loans of $7.4 million, $3.7 million of gains on sales of investment securities, $321,000 loss on extinguishment of debt, $3.0 million in expenses related to information technology conversion and merger related expenses and non-cash equity compensation expense of $10.7 million. Net interest income of $127.2 million and non-interest income of $26.7 million were partially offset by the provision for loan losses of $12.0 million and non-interest expense of $121.5 million.

Six months ended June 30, 2011

For the six months ended June 30, 2011, our net income of $2.4 million represented an ROA of 0.10% and an ROE of 0.51%. Net income of $394,000 attributable to noncontrolling stockholders resulted in net income attributable to CBF of $2.0 million (or $0.04 per basic and diluted share). Net income includes a deduction for an accrual of $3.7 million for the early termination of certain information technology system related contracts and $1.0 million of expense related to the conversion of the Company’s operations onto a common technology platform, acquisition–related legal costs of $750,000 (which are not tax-deductible) and non-cash equity compensation expense of $3.6 million. Offsetting this decrease was additional accretion on the indemnification asset of $2.9 million due to unfavorable changes in loss estimates. Net interest income of $73.5 million and non-interest income of $12.4 million were partially offset by the provision for loan losses of $9.8 million and non-interest expense of $72.5 million.

Year ended December 31, 2011

For the year ended December 31, 2011, our net income of $6.2 million, or $0.14 basic and diluted net income per common share, represented an ROA of 0.14% and an ROE of 0.79%. Our equity-to-assets ratio was 15.0%. Net income includes $12.8 million of foreclosed asset expenses and $9.2 million of non-cash equity compensation expense related primarily to founder grants for which the remainder will be expensed over a weighted average remaining life of one year. During 2011, we also recorded $9.1 million of acquisition-related expenses comprised of $4.2 million related to the early termination of certain information technology system contracts, $3.4 million of expense related to the conversion of our operations onto a common technology platform, and legal costs of $1.5 million. Going forward we expect equity based compensation expense and acquisition-related expenses (due to the growth of our operations) to have a less significant impact on our operating results and performance ratios.

Partially offsetting the decrease in net income in 2011 was accretion on the indemnification asset of $7.6 million due to unfavorable changes in loss estimates for covered loans, $5.4 million related to net gains on sales of securities, and a gain on extinguishment of debt of $416,000. Net interest income of $191.3 million and non interest income of $41.2 million were partially offset by the provision for loan losses of $38.4 million and non-interest expense of $182.2 million.

Year ended December 31, 2010

We reported net income of $12.0 million for the year ended December 31, 2010, which equated to an ROA of 0.76%, an ROE of 1.67% and basic and diluted net income per common share of $0.31. Our equity to assets ratio was 25.0%. Net interest income of $36.5 million and non-interest income of $19.6 million were partially offset by the provision for loan losses of $753,000 and non-interest expense of $44.4 million. Non-interest income reported during 2010 included $15.2 million related to a gain on the acquisitions of Metro Bank and Turnberry Bank. Excluding the acquisition-related gain, we would have reported a net loss of $8.9 million, an ROA of (0.19%) and an ROE of (0.39%) for 2010. The provision for loan losses recorded reflects the allowance for loan losses established for loans originated subsequent to the acquisition of our banking subsidiaries. No net charge-offs or losses on the disposition of other real estate owned were recorded as credit losses experienced were incorporated in the acquisition accounting adjustments to record loans and other real estate at fair value on the dates of acquisition.

Period from November 30, 2009 (inception) to December 31, 2009

The net loss for the period from inception to December 31, 2009 was $92,000 or basic and diluted loss per common share was $0.01. Our operations during the year ended December 31, 2009 were limited to organizational matters and activities relating to the completion of our original private offerings.

Financial Condition

Our assets totaled $6.3 billion, $6.6 billion and $3.5 billion at June 30, 2012, December 31, 2011 and December 31, 2010, respectively. Total loans at June 30, 2012, December 31, 2011 and December 31, 2010 were $4.2 billion, $4.3 billion and $1.7 billion, respectively. Total deposits were $5.0 billion, $5.1 billion and $2.3 billion at June 30, 2012, December 31, 2011 and December 31, 2010, respectively. Borrowed funds, consisting of Federal Home Loan Bank (FHLB) advances, short-term borrowings, notes payable and subordinated debentures, totaled $257.8 million, $415.7 million and $327.9 million at June 30, 2012, December 31, 2011, and December 31, 2010 respectively. The increases in total assets, loans, deposits and borrowings during the year ended December 31, 2011 were primarily due to the acquisition of Capital Bank Corp. and Green Bankshares. The increases in these items during 2010 were primarily due to the acquisitions of the Failed Banks and TIB Financial.

Shareholders’ equity was $1.0 billion, $990.9 million and $881.2 million at June 30, 2012, December 31, 2011 and December 31, 2010, respectively. The increase in shareholders’ equity during the year ended December 31, 2011 was primarily due to the noncontrolling interest originating from the acquisitions of Capital Bank Corp. and Green Bankshares and the completions of shareholders’ rights offerings to legacy shareholders of Capital Bank Corp. and TIB Financial. The increase in shareholders’ equity during 2010 was primarily due to private placements of common stock resulting in net proceeds of $339.7 million.

Loans

Our loan portfolio is our primary earning asset. Our strategy is to grow the loan portfolio by originating commercial and consumer loans that we believe to be of high quality, that comply with our conservative credit policies and that produce revenues consistent with our financial objectives. Additionally, we are working to reduce excessive concentrations in commercial real estate loans, which were the predominant portion of the acquisitions’ legacy portfolios, in order to achieve a more diversified portfolio mix.

The following table sets forth the carrying amounts of our loan portfolio.

(Dollars in thousands)	As of June 30, 2012		As of December 31, 2011		Sequential Change
Loan Type	Amount	Percent	Amount	Percent	Amount	Percent
Non-owner occupied commercial real estate	$849,820	20.3%	$903,914	21.0%	$(54,094)	(6.0)%
Other commercial C&D	365,832	8.7%	423,932	9.8%	(58,100)	(13.7)%
Multifamily commercial real estate	76,933	1.8%	98,207	2.3%	(21,274)	(21.7)%
1-4 family residential C&D	74,533	1.8%	85,978	2.0%	(11,445)	(13.3)%

Total commercial real estate	$1,367,118	32.6%	$1,512,031	35.1%	$(144,913)	(9.6)%
Owner occupied commercial real estate	1,002,448	23.9%	902,816	21.0%	99,632	11.0%
Commercial and industrial	473,592	11.3%	467,047	10.9%	6,545	1.4%

Total commercial	$1,476,040	35.2%	$1,369,863	31.9%	$106,177	7.8%
1-4 family residential	762,886	18.2%	818,547	19.0%	(55,661)	(6.8)%
Home equity	368,557	8.8%	383,768	8.9%	(15,211)	(4.0)%
Consumer	136,211	3.2%	123,121	2.9%	13,090	10.6%

Total consumer	$1,267,654	30.2%	$1,325,436	30.8%	$(57,782)	(4.4)%
Other	80,203	2.0%	95,133	2.2%	(14,930)	(15.7)%

Total	$4,191,015	100.0%	$4,302,463	100.0%	$(111,448)	(2.6)%

(Dollars in thousands)	As of December 31, 2011		As of December 31, 2010		Sequential Change
Loan Type	Amount	Percent	Amount	Percent	Amount	Percent
Non-owner occupied commercial real estate	$903,914	21.0%	$500,470	28.6%	$403,444	80.6%
Other commercial C&D	423,932	9.8%	113,681	6.5%	310,251	272.9%
Multifamily commercial real estate	98,207	2.3%	56,105	3.2%	42,102	75.0%
1-4 family residential C&D	85,978	2.0%	16,341	0.9%	69,637	426.1%

Total commercial real estate	$1,512,031	35.1%	$686,597	39.2%	$825,434	120.2%
Owner occupied commercial real estate	902,816	21.0%	347,741	19.8%	555,075	159.6%
Commercial and industrial	467,047	10.9%	94,302	5.4%	372,745	395.3%

Total commercial	$1,369,863	31.9%	$442,043	25.2%	$927,820	209.9%
1-4 family residential	818,547	19.0%	431,747	24.6%	386,800	89.6%
Home equity	383,768	8.9%	119,039	6.8%	264,729	222.4%
Consumer	123,121	2.9%	43,054	2.5%	80,067	186.0%

Total consumer	$1,325,436	30.8%	$593,840	33.9%	$731,596	123.2%
Other	95,133	2.2%	29,957	1.7%	65,176	217.6%

Total	$4,302,463	100.0%	$1,752,437	100.0%	$2,550,026	145.5%

During the six months ended June 30, 2012, our loan portfolio decreased by $111.4 million due to $267.3 million in resolutions and $291.4 million in net principal repayments, offset by $447.3 million of new loan originations during the period. The composition of new loan production is indicative of our business strategy of emphasizing commercial and industrial and consumer loans and reducing our overall concentration of commercial real estate loans. As illustrated in greater detail in the table below, commercial and industrial loans and consumer and other loans represented approximately 61.9% and 27.2%, respectively, of new loan production for the six months ended June 30, 2012. We expect that this production emphasis, which resulted in nearly 89.1% of our new loan production for the six months ended June 30, 2012 in categories other than commercial real estate, along with normal runoff of the legacy portfolios, will, over time, lead to the reduction of our concentration in commercial real estate loans which represented approximately 32.6% of the outstanding balance of the loan portfolio at June 30, 2012.

Commercial loan production for the six months ended June 30, 2012 was $277.1 million. As a result of stronger volumes, commercial loans made up over one-half of our new loan originations during the six months ended June 30, 2012, while commercial real estate loans were 10.9% of new loan originations, consistent with our plans to reduce concentrations in this category.

During the year ended December 31, 2011, our loan portfolio increased by $2.6 billion due to the acquisitions of Capital Bank Corp. and Green Bankshares and new loan originations of $728.4 million. While the change in the composition of the loan portfolio between December 31, 2010 and December 31, 2011 was most significantly impacted by the acquisitions of Capital Bank Corp. and Green Bankshares, the composition of new loan production is indicative of our business strategy of emphasizing commercial and industrial and consumer loans and reducing our overall concentration of commercial real estate loans. As illustrated in greater detail in the table below, commercial and industrial loans and consumer and other loans represented approximately 63.8% and 22.9%, respectively, of new loan originations during the year ended December 31, 2011. We expect that this production emphasis, which resulted in nearly 86.7% of our new loan production in categories other than commercial real estate, along with normal runoff of the legacy portfolios, will, over time, lead to the reduction of our concentration in commercial real estate loans which represented approximately 35.1% of the outstanding balance of the loan portfolio at December 31, 2011 and 39.2% at December 31, 2010.

Commercial loan production during the year ended December 31, 2011 rose to $464.9 million, from $16.0 million in the fourth quarter of 2010, as we implemented the CBF line of business model at the acquisitions. As a result of stronger volumes, commercial loans made up over one-half of our new loan originations during the year ended December 31, 2011, while commercial real estate loans were 13.3% of our new loan originations, consistent with our plans to reduce concentrations in this category.

The following table sets forth our new loan originations (excluding renewals of existing loans) segmented by loan type.

(Dollars in millions)	Three months ended March 31, 2012		Three months ended June 30, 2012		Six months ended June 30, 2012		Twelve months ended December 31, 2011
Loan Type	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Non-owner occupied commercial real estate	$9.4	4.8%	$15.0	6.0%	$24.4	5.5%	$43.7	6.0%
Other commercial C&D	5.3	2.7%	2.3	0.9%	7.6	1.7%	23.2	3.2%
Multifamily commercial real estate	0.2	0.1%	0.8	0.3%	1.0	0.2%	0.8	0.1%
1-4 family residential C&D	9.2	4.7%	6.5	2.6%	15.7	3.5%	29.2	4.0%

Total commercial real estate	$24.1	12.3%	$24.6	9.8%	$48.7	10.9%	$96.9	13.3%
Owner occupied commercial real estate	52.5	26.7%	57.9	23.1%	110.4	24.7%	260.8	35.8%
Commercial and industrial	73.9	37.6%	92.8	37.1%	166.7	37.2%	204.1	28.0%

Total commercial	$126.4	64.2%	$150.7	60.2%	$277.1	61.9%	$464.9	63.8%
1-4 family residential	18.7	9.5%	40.9	16.3%	59.6	13.3%	81.7	11.2%
Home equity	6.0	3.0%	5.8	2.3%	11.8	2.6%	13.0	1.8%
Consumer	20.2	10.3%	25.9	10.4%	46.1	10.4%	62.3	8.6%

Total consumer	$44.9	22.8%	$72.6	29.0%	$117.5	26.3%	$157.0	21.6%
Other	1.4	0.7%	2.6	1.0%	4.0	0.9%	9.6	1.3%

Total	$196.8	100.0%	$250.5	100.0%	$447.3	100.0%	$728.4	100.0%

We underwrite commercial real estate loans based on the value of the collateral, the ratio of debt service to property income and the creditworthiness of tenants. Due to the inherent risk of commercial real estate lending, we underwrite loans selectively, with the goal of reducing the concentration in our portfolio over time.

We follow a conservative approach to underwriting commercial loans, which are based on the cash flows of the underlying business and the value of collateral securing the loan. During the six months ended June 30, 2012, we originated commercial loans from a variety of businesses. The industry groups in which we originated the most loans in 2012 were retail trade, health care and social assistance, manufacturing, real estate (including rental and leasing), finance and insurance and management of companies and enterprises, which accounted for 15.7%, 13.3%, 12.7%, 10.7%, 7.3%, and 6.7% of new originations, respectively.

Florida, South Carolina, North Carolina, Tennessee and Virginia accounted for 30.7%, 16.5%, 25.8%, 26.7% and 0.3% of our new loan originations, respectively, for the six months ended June 30, 2012.

Florida loan originations increased in 2011 as we selectively hired new commercial loan officers and credit analysts and also benefited from residential mortgage and indirect auto loan volumes. South Carolina loan originations benefited from improved results in commercial lending. Loan originations were steady in North Carolina as we closed the investment in Capital Bank Corp. and reorganized the management team during the first quarter of 2011. Florida, South Carolina, North Carolina and Tennessee accounted for 25.2%, 26.0%, 32.3% and 16.5% of our new loan originations, respectively, for the three months ended December 31, 2011 and 36.6%, 26.9%, 31.0% and 5.5% of our new loan originations, respectively, for the twelve months ended December 31, 2011.

The industry groups in which we originated the most loans in 2011 were retail trade, real estate (including rental and leasing), manufacturing, health care and social assistance, wholesale trade, other services and arts and recreation, which accounted for 11.9%, 11.3%, 10.2%, 7.5%, 5.5%, 4.6% and 4.3% of new originations, respectively.

We underwrite consumer loans to conservative standards, including FICO score, loan-to-value ratio and loan term, among other factors. We do not generally offer loans to consumers with FICO scores below 660. Our HELOC loans include both first- and non-first lien loans. The following table indicates how our loan originations during the six months ended June 30, 2012 tracked to two key metrics—FICO scores and loan-to-value ratios—used in underwriting consumer loans:

June 30, 2012
(Dollars in millions)	Originations ($)	FICO			Loan-to-Value			Average Term (Months)
Type		Average	%680-660	%<660	Average	%80-90	%>90%
1-4 family residential	58.6	754.9	1.53%	2.62%	71.21%	24.60%	7.29%	310.1
Auto	27.6	748.4	4.05%	0.00%	107.41%	9.17%	77.08%	67.0
HELOC/Other	15.7	736.0	11.87%	6.17%	62.43%	20.52%	17.88%	90.1
Consumer finance	15.5	572.4	4.57%	90.49%	N/A	N/A	N/A	48.0

Total	117.5	726.4	3.93%	14.16%	80.30%	19.60%	28.78%	188.9

The contractual maturity distributions of our loan portfolio as of June 30, 2012 and December 31, 2011 are indicated in the tables below. The majority of these are amortizing loans.

	Loans Maturing (As of June 30, 2012)
(Dollars in thousands)	Within One Year	One to Five Years	After Five Years	Total
Non-owner occupied commercial real estate	$264,993	$392,552	$192,275	$849,820
Other commercial C&D	219,453	121,362	25,017	365,832
Multifamily commercial real estate	24,727	38,986	13,220	76,933
1-4 family residential C&D	57,318	5,470	11,745	74,533

Total commercial real estate	$566,491	$558,370	$242,257	$1,367,118
Owner occupied commercial real estate	149,308	601,408	251,732	1,002,448
Commercial and industrial	183,693	240,130	49,769	473,592

Total commercial	$333,001	$841,538	$301,501	$1,476,040
1-4 family residential	118,674	176,364	467,848	762,886
Home equity	22,010	85,356	261,191	368,557
Consumer	14,941	80,164	41,106	136,211

Total consumer	$155,625	$341,884	$770,145	$1,267,654
Other	22,151	20,091	37,961	80,203

Total	$1,077,268	$1,761,883	$1,351,864	$4,191,015

	Loans Maturing (As of June 30, 2012)
(Dollars in thousands)	Within One Year	One to Five Years	After Five Years	Total
Loans with:
Predetermined interest rates	$405,528	$1,104,750	$397,446	$1,907,724
Floating or adjustable interest rates	671,740	657,133	954,418	2,283,291

Total loans	$1,077,268	$1,761,883	$1,351,864	$4,191,015

	Loans Maturing (As of December 31, 2011)
(Dollars in thousands)	Within One Year	One to Five Years	After Five Years	Total
Non-owner occupied commercial real estate	$215,597	$511,652	$176,665	$903,914
Other commercial C&D	274,419	139,815	9,698	423,932
Multifamily commercial real estate	32,745	51,237	14,225	98,207
1-4 family residential C&D	68,797	6,251	10,930	85,978

Total commercial real estate	$591,558	$708,955	$211,518	$1,512,031
Owner occupied commercial real estate	123,932	547,784	231,100	902,816
Commercial and industrial	183,593	228,277	55,177	467,047

Total commercial	$307,525	$776,061	$286,277	$1,369,863
1-4 family residential	149,275	203,902	465,370	818,547
Home equity	22,841	111,720	249,207	383,768
Consumer	20,331	96,590	6,200	123,121

Total consumer	$192,447	$412,212	$720,777	$1,325,436
Other	23,718	30,795	40,620	95,133

Total	$1,115,248	$1,928,023	$1,259,192	$4,302,463

	Loans Maturing (As of December 31, 2011)
(Dollars in thousands)	Within One Year	One to Five Years	After Five Years	Total
Loans with:
Predetermined interest rates	$429,219	$1,163,183	$379,121	$1,971,523
Floating or adjustable interest rates	686,029	764,840	880,071	2,330,940

Total loans	$1,115,248	$1,928,023	$1,259,192	$4,302,643

Asset Quality

Consistent with our strategy of operating with a sound risk profile, we have focused on originating loans we believe to be of high quality, disposing of non-performing assets as rapidly as possible, and reducing the size of our legacy commercial real estate loan portfolio. To achieve these objectives, we underwrite new loans and manage existing loans in accordance with our underwriting standards under the direction of our chief risk officer. Additionally, we have assigned senior credit officers to oversee the Florida, Tennessee and Carolinas markets, and we have established a special assets division to dispose of legacy problem loans and OREO.

We refer to our loans covered under loss sharing agreements with the FDIC as “covered loans.” These are the legacy loans of Metro Bank, Turnberry Bank, and First National Bank that are covered by FDIC loss sharing agreements that reimburse us for 80% of net charge-offs and OREO losses over a five-year period for commercial loans and a ten-year period for residential loans. We refer to all other loans as “non-covered loans.” These are loans we originate, loans acquired through the acquisitions of Capital Bank, TIB Bank and Greenbank and certain consumer loans of the Failed Banks that we acquired, which are not covered by any loss sharing agreement.

Covered Loans

As of June 30, 2012, covered loans were $461.8 million, representing 11.0% of our loan portfolio. Also as of June 30, 2012, the covered loans were 2.8% past due 30-89 days, 19.4% greater than 90 days past due and still accruing/accreting and 0.9% nonaccrual, reflecting the severity of the real estate downturn and the excessive concentrations in commercial real estate and poor quality underwriting that characterized the banks we acquired from the FDIC under their prior business models. We have recorded these loans at estimated fair value reflecting expected lifetime losses estimated as of the respective acquisition dates. Projected reimbursements from the FDIC relating to projected future losses on covered loans are recorded as the FDIC indemnification asset, which was $60.8 million as of June 30, 2012. Actual claims for reimbursement filed with the FDIC for incurred losses on covered loans but not yet paid were $9.7 million at June 30, 2012.

As of December 31, 2011, covered loans were $550.6 million, representing 12.8% of our loan portfolio. Also as of December 31, 2011, the covered loans were 4.8% past due 30-89 days, 22.1% greater than 90 days past due and still accruing/accreting and 0.5% nonaccrual, reflecting the severity of the real estate downturn and the excessive concentrations in commercial real estate and poor quality underwriting that characterized the banks we acquired from the FDIC under their prior business models. We have recorded these loans at estimated fair value reflecting expected lifetime losses estimated as of the respective acquisition dates. Projected reimbursements from the FDIC relating to projected future losses on covered loans are recorded as the FDIC indemnification asset, which was $66.3 million as of December 31, 2011. Actual claims for reimbursement filed with the FDIC for incurred losses on covered loans but not yet paid were $13.3 million at December 31, 2011.

We manage credit risk associated with loans covered under loss sharing agreements in the same manner as credit risk associated with non-covered loans. This includes following consistent policies and procedures relating to the process of working with borrowers in efforts to resolve problem loans resulting in the lowest losses possible and collection including foreclosure, repossession and the ultimate liquidation of any applicable underlying collateral. The loss sharing agreements also contain certain restrictions and conditions which, among other things, provide that certain credit risk management strategies such as loan sales, under certain conditions, could be prohibited under the agreements and may lead to the termination of coverage of any applicable losses on the related loans. Accordingly, actions taken by management in the process of prudently managing credit risk and borrower relationships, including, but not limited to, the renewal of covered loans for periods extending beyond the expiration of the applicable loss sharing agreement, the extension of additional credit or the making of certain modifications of loan terms, can lead to the termination of coverage under the loss sharing agreements for these particular loans. Additionally, the loss sharing agreements limit coverage to ten years for residential loans and five years for other covered loans.

Collection of loss claims under the loss sharing agreements requires extensive and specific recordkeeping and incremental monthly and quarterly reporting to the FDIC on the status of covered loans. The loss claims filed and the related reporting on covered loans to the FDIC are subject to review and approval by the FDIC and various subcontractors utilized by the FDIC. The requirements for such reporting and interpretations thereof are occasionally revised by the FDIC and its subcontractors. Such changes along with our ability to comply with the requirements and revisions require interpretation and can lead to delays in the collection of claims on losses incurred. Claims filed by us for losses realized through June 30, 2012, and claims filed by us for losses realized through December 31, 2011, totaling $92.4 million and $77.4 million, respectively, have been collected from the FDIC. Additionally, the loss sharing agreements provide for regular examination of compliance with loss sharing agreements including independent reviews of relevant policies and procedures and detailed audits of claims filed. Noncompliance with the provisions of the loss sharing agreements can lead to termination of the agreements.

Non-Covered Loans

As of June 30, 2012, non-covered loans were $3.7 billion, representing 89.0% of our loan portfolio. Also as of June 30, 2012, our non-covered loans were 1.4% past due 30-89 days, 6.7% greater than 90 days past due and still accruing/accreting and 0.2% nonaccrual.

As of December 31, 2011, non-covered loans were $3.8 billion, representing 87.2% of our loan portfolio. Also as of December 31, 2011, our non-covered loans were 2.1% past due 30-89 days, 6.8% greater than 90 days past due and still accruing/accreting and 0.1% nonaccrual. These loans have also been affected by the real estate downturn and excessive commercial real estate concentrations. However, the credit quality of these loans is generally higher than that of the covered loans. In connection with the acquisitions, we applied acquisition accounting adjustments to the non-covered loans not originated by us to reflect estimates at the time of acquisition of the expected lifetime losses of such loans.

Covered and Non-Covered Loan Credit Quality Summary

The table below summarizes key loan credit quality indicators for covered and non-covered loan portfolios as of the dates indicated:

	As of June 30, 2012				As of December 31, 2011
(Dollars in millions)	Portfolio Balance	% 30-89 Days Past Due	% Greater Than 90 Days Past Due and Accruing/ Accreting	Nonaccrual Loans	Portfolio Balance	% 30-89 Days Past Due	% Greater Than 90 Days Past Due and Accruing/ Accreting	Nonaccrual Loans
Covered Portfolio
Non-owner occupied commercial real estate	$110.7	3.9%	20.5%	0.1%	$125.7	6.0%	12.1%	0.0%
Other commercial C&D	34.6	1.0%	69.3%	0.0%	53.4	2.1%	67.6%	0.0%
Multifamily	14.7	13.6%	19.8%	0.0%	22.3	5.8%	23.3%	0.0%
1-4 family residential C&D	4.8	0.0%	70.9%	0.0%	4.7	0.0%	72.3%	0.0%

Total commercial real estate	$164.8	4.1%	32.2%	0.0%	$206.1	4.8%	29.1%	0.0%
Owner occupied commercial real estate	100.3	0.2%	8.6%	0.0%	114.6	5.9%	23.0%	0.0%
Commercial & Industrial	19.2	1.3%	11.1%	1.4%	24.0	2.9%	12.5%	1.7%

Total commercial	$119.5	0.4%	9.0%	0.2%	$138.6	5.4%	21.2%	0.3%
1-4 family residential	106.6	1.4%	20.0%	0.0%	127.2	5.0%	19.0%	0.0%
Home equity	65.3	6.4%	4.3%	5.6%	72.6	4.0%	4.0%	3.0%
Consumer	0.2	0.0%	0.0%	0.0%	0.2	0.0%	0.0%	0.0%

Total consumer	$172.1	3.3%	14.0%	2.1%	$200.0	4.7%	13.6%	1.1%
Other	5.4	0.0%	33.3%	0.0%	5.9	0.0%	88.1%	0.0%

Total covered	$461.8	2.8%	19.4%	0.9%	$550.6	4.8%	22.1%	0.5%

Non-covered Portfolio
Non-owner occupied commercial real estate	739.1	1.1%	4.9%	0.0%	778.2	2.5%	6.4%	0.0%
Other commercial C&D	331.2	2.7%	25.1%	0.0%	370.6	1.6%	23.1%	0.0%
Multifamily	62.2	0.3%	3.1%	0.0%	75.9	0.5%	5.7%	0.0%
1-4 family residential C&D	69.8	1.1%	16.6%	0.3%	81.2	21.4%	11.0%	0.4%

Total commercial real estate	$1,202.3	1.5%	11.1%	0.0%	$1,305.9	3.3%	11.4%	0.0%
Owner occupied commercial real estate	902.2	0.4%	5.3%	0.1%	788.2	0.6%	5.7%	0.0%
Commercial and industrial	454.3	1.4%	5.3%	0.2%	443.0	2.8%	5.1%	0.1%

Total commercial	$1,356.5	0.7%	5.3%	0.1%	$1,231.2	1.4%	5.5%	0.0%
1-4 family residential	656.3	2.5%	5.0%	0.5%	691.4	1.3%	4.3%	0.0%
Home equity	303.3	1.7%	1.6%	1.0%	311.2	1.6%	1.4%	0.8%
Consumer	136.0	1.4%	0.9%	0.4%	123.0	2.0%	0.9%	0.0%

Total consumer	$1,095.6	2.2%	3.5%	0.6%	$1,125.6	1.5%	3.2%	0.2%
Other	74.8	0.6%	6.2%	0.0%	89.2	0.9%	4.5%	0.0%

Total non-covered	$3,729.2	1.4%	6.7%	0.2%	$3,751.9	2.1%	6.8%	0.1%

Total	$4,191.0	1.5%	8.1%	0.3%	$4,302.5	2.4%	8.8%	0.1%

	As of December 31, 2011				As of December 31, 2010
(Dollars in millions)	Portfolio Balance	% 30-89 Days Past Due	% Greater Than 90 Days Past Due and Accruing/ Accreting	Nonaccrual Loans	Portfolio Balance	% 30-89 Days Past Due	% Greater Than 90 Days Past Due and Accruing/ Accreting	Nonaccrual Loans
Covered Portfolio
Non-owner occupied commercial real estate	$125.7	6.0%	12.1%	0.0%	$170.6	4.2%	16.9%	0.0%
Other commercial C&D	53.4	2.1%	67.6%	0.0%	81.9	7.3%	55.1%	0.0%
Multifamily	22.3	5.8%	23.3%	0.0%	30.4	0.2%	30.7%	0.0%
1-4 family residential C&D	4.7	0.0%	72.3%	0.0%	7.4	0.0%	80.7%	0.0%

Total commercial real estate	$206.1	4.8%	29.1%	0.0%	$290.3	4.6%	30.7%	0.0%
Owner occupied commercial real estate	114.6	5.9%	23.0%	0.0%	129.2	7.7%	9.8%	0.0%
Commercial & Industrial	24.0	2.9%	12.5%	1.7%	32.2	4.0%	5.9%	0.0%

Total commercial	$138.6	5.4%	21.2%	0.3%	$161.4	7.0%	9.1%	0.0%
1-4 family residential	127.2	5.0%	19.0%	0.0%	155.6	3.4%	12.4%	0.0%
Home equity	72.6	4.0%	4.0%	3.0%	79.8	3.4%	11.5%	0.0%
Consumer	0.2	0.0%	0.0%	0.0%	0.0	0.0%	0.0%	0.0%

Total consumer	$200.0	4.7%	13.6%	1.1%	$235.4	3.4%	12.2%	0.0%

Other	5.9	0.0%	88.1%	0.0%	9.2	3.4%	51.6%	0.0%

Total covered	$550.6	4.8%	22.1%	0.5%	$696.3	4.7%	19.7%	0.0%
Non-covered Portfolio
Non-owner occupied commercial real estate	778.2	2.5%	6.4%	0.0%	329.9	2.7%	3.3%	0.0%
Other commercial C&D	370.6	1.6%	23.1%	0.0%	31.8	5.6%	25.9%	0.0%
Multifamily	75.9	0.5%	5.7%	0.0%	25.7	0.0%	0.0%	0.0%
1-4 family residential C&D	81.2	21.4%	11.0%	0.4%	9.0	0.0%	0.0%	0.0%

Total commercial real estate	$1,305.9	3.3%	11.4%	0.0%	$396.4	2.7%	4.8%	0.0%
Owner occupied commercial real estate	788.2	0.6%	5.7%	0.0%	218.5	1.0%	10.4%	0.0%
Commercial and industrial	443.0	2.8%	5.1%	0.1%	62.1	2.4%	0.7%	0.0%

Total commercial	$1,231.2	1.4%	5.5%	0.0%	$280.6	1.3%	8.2%	0.0%
1-4 family residential	691.4	1.3%	4.3%	0.0%	276.1	0.6%	4.3%	0.0%
Home equity	311.2	1.6%	1.4%	0.8%	39.2	1.4%	2.4%	0.0%
Consumer	123.0	2.0%	0.9%	0.0%	43.1	2.6%	0.9%	0.0%

Total consumer	$1,125.6	1.5%	3.2%	0.2%	$358.4	0.9%	3.7%	0.0%

Other	89.2	0.9%	4.5%	0.0%	20.7	0.8%	5.9%	0.0%

Total non-covered	$3,751.9	2.1%	6.8%	0.1%	$1,056.1	1.7%	5.4%	0.0%

Total	$4,302.5	2.4%	8.8%	0.1%	$1,752.4	2.9%	11.1%	0.0%

Of the loans past due greater than 90 days and still in accruing/accreting status as of June 30, 2012, $89.7 million (or approximately 26.6%) were loans covered by loss sharing agreements with the FDIC. All of these loans were acquired loans and such loans were either PCI loans or, based upon their recorded investment, were considered well secured and in the process of collection and met the criteria for reporting as 90 days past due and still accruing.

Of the loans past due greater than 90 days and still in accruing/accreting status as of December 31, 2011, $121.6 million (or approximately 32.3%) were loans covered by loss sharing agreements with the FDIC. All of these loans were acquired loans and such loans were either PCI loans or, based upon their recorded investment, were considered well secured and in the process of collection and met the criteria for reporting as 90 days past due and still accruing.

Due to the required accounting for PCI loans described above, loans designated as such that would otherwise have met our established criteria for being placed on nonaccrual are generally referred to in our consolidated financial statements, and in the discussion herein, as past due greater than 90 days and still accruing/accreting. These loans are included in the disclosures of non-performing loans as they are not performing in accordance with the contractual terms of the underlying loan agreements. Non-performing loans also include acquired loans that were not designated as PCI loans but have become severely delinquent (in excess of 90 days), but are well secured and in the process of collection. As of December 31, 2010, no loans originated by us met the criteria required for classification as nonaccrual.

Six months ended June 30, 2012

Total non-performing loans as of June 30, 2012 declined by $32.4 million to $350.2 million as compared to $382.6 million at December 31, 2011. The net decline in non-performing loans during the six months ended June 30, 2012 was attributable to $43.9 million in transfers to other real estate owned through foreclosures or receipt of deeds in lieu of foreclosures and $81.6 million in resolutions. Offsetting the decline was $93.2 million of loans that became non-performing.

During the six months ended June 30, 2012, we foreclosed, or received deeds in lieu of foreclosure, on $43.9 million in loans, of which approximately 53% consisted of commercial real estate loans and approximately 14% and 19% were associated with the covered loans in Florida and South Carolina, respectively. Of the loans transferred to other real estate owned during the period, 33% were covered by loss sharing agreements.

Sales of other real estate owned were $46.0 million during the six months ended June 30, 2012. Approximately 44% of the sales were commercial real estate, and approximately 11% and 15% were associated with the covered loans in Florida and South Carolina, respectively. Loss sharing agreements covered 26% of these sales.

Year ended December 31, 2011

Total non-performing loans as of December 31, 2011 were $382.6 million as compared to $193.8 million at December 31, 2010. The change in non-performing loans during the twelve months ended December 31, 2011 was attributable to $42.6 million and $44.9 million in additional non-performing loans acquired through the acquisition of Capital Bank Corp. and Green Bankshares, respectively, as well as $161.5 million of loans that became non-performing. Partially offsetting these increases were transfers to other real estate owned through foreclosures or receipt of deeds in lieu of foreclosures and other reductions.

During the twelve months ended December 31, 2011, we foreclosed, or received deeds in lieu of foreclosure, on $104.3 million in loans, of which approximately 65% consisted of commercial real estate loans and approximately 14% and 23% were associated with the covered loans in Florida and South Carolina, respectively. Of the loans transferred to other real estate owned during the period, 37% were covered by loss sharing agreements.

Sales of other real estate owned were $83.4 million during the twelve months ended December 31, 2011. Approximately 42% of the sales were commercial real estate loans, and approximately 15% and 24% were associated with the covered loans in Florida and South Carolina, respectively. Loss sharing agreements covered 39% of these sales.

In connection with the acquisitions, we recorded the acquired loan portfolios at estimated fair value by projecting expected lifetime cash flows, taking into account our expectations for default and recovery, then discounting those cash flows to fair value based on current market yields for similar loans. The fair value adjustments reflect our judgments and estimates based on due diligence performed on the acquired portfolios and consideration of procedures performed by third-party independent valuation professionals.

The customer-owed balances and carrying amounts as of June 30, 2012 and December 31, 2011 (which includes all amounts contractually owed by borrowers) are set forth in the table below:

(Dollars in millions)
Loan Type	Gross Customer Balance Owed June 30, 2012	Carrying Amount June 30, 2012(1)		Carrying Amount as a Percentage of Customer Balance	Carrying Amount of Noncurrent Loans(2)	Carrying Amount of Noncurrent Loans as a Percentage of Carrying Amount
Covered Portfolio
Non-owner occupied commercial real estate	$168.4	$110.7		65.7%	$22.8	20.6%
Other commercial C&D	106.1	34.6		32.6%	24.0	69.3%
Multifamily	24.9	14.7		59.0%	2.9	19.8%
1-4 family residential C&D	7.2	4.8		66.1%	3.4	71.6%

Total commercial real estate	$306.6	$164.8		53.7%	$53.1	32.2%
Owner occupied commercial real estate	121.3	100.3		82.7%	8.6	8.6%
Commercial and industrial	29.2	19.3		66.0%	2.4	12.5%

Total commercial	$150.5	$119.5		79.4%	$11.0	9.3%
1-4 family residential	141.6	106.6		75.3%	21.3	20.0%
Home equity	86.8	65.3		75.3%	6.5	10.0%
Consumer	0.2	0.2		100.0%	0.0	0.0%

Total consumer	$228.6	$172.1		75.3%	$27.8	16.2%
Other	20.3	5.4		26.7%	1.8	33.2%

Total covered	$706.0	$461.8	(1)	65.4%	$93.7	20.3%

Non-Covered Portfolio
Non-owner occupied commercial real estate	$824.2	$739.1		89.7%	$36.4	4.9%
Other commercial C&D	596.9	331.2		55.5%	83.0	25.1%
Multifamily	71.7	62.2		86.8%	2.0	3.1%
1-4 family residential C&D	86.5	69.8		80.7%	11.8	16.9%

Total commercial real estate	$1,579.3	$1,202.3		76.1%	$133.2	11.1%
Owner occupied commercial real estate	954.0	902.2		94.6%	48.1	5.3%
Commercial and industrial	534.3	454.3		85.0%	25.0	5.5%

Total commercial	$1,488.3	$1,356.5		91.1%	$73.1	5.4%
1-4 family residential	712.3	656.3		92.1%	35.9	5.5%
Home equity	345.0	303.3		87.9%	8.0	2.6%
Consumer	148.9	136.0		91.3%	1.7	1.3%

Total consumer	$1,206.2	$1,095.6		90.8%	$45.6	4.2%
Other	82.9	74.8		90.3%	4.6	6.2%

Total non-covered	$4,356.7	$3,729.2	(1)	85.6%	$256.5	6.9%

Total	$5,062.7	$4,191.0		82.8%	$350.2	8.4%

(1)

The carrying amount for total covered loans represents a discount from the total gross customer balance of $244.2 million or 34.6%. The total carrying amount of total non-covered loans represents a discount to the gross customer balance of $627.5 million or 14.4%.

(2)	Includes loans greater than 90 days past due.

(Dollars in millions)
Loan Type	Gross Customer Balance Owed December 31, 2011	Carrying Amount December 31, 2011(1)		Carrying Amount as a Percentage of Customer Balance	Carrying Amount of Noncurrent Loans(2)	Carrying Amount of Noncurrent Loans as a Percentage of Carrying Amount
Covered Portfolio
Non-owner occupied commercial real estate	$148.6	$125.7		84.6%	$15.2	12.1%
Other commercial C&D	87.8	53.4		60.8%	36.1	67.6%
Multifamily	28.6	22.3		78.0%	5.2	23.3%
1-4 family residential C&D	5.6	4.7		83.9%	3.4	72.3%

Total commercial real estate	$270.6	$206.1		76.2%	$59.9	29.1%
Owner occupied commercial real estate	127.8	114.6		89.7%	26.4	23.0%
Commercial and industrial	28.2	24.0		85.1%	3.4	14.2%

Total commercial	$156.0	$138.6		88.8%	$29.8	21.5%
1-4 family residential	144.0	127.2		88.3%	24.2	19.0%
Home equity	88.4	72.6		82.1%	5.1	7.0%
Consumer	0.2	0.2		100.0%	0.0	0.0%

Total consumer	$232.6	$200.0		86.0%	$29.3	14.7%
Other	11.8	5.9		50.0%	5.2	88.1%

Total covered	$671.0	$550.6	(1)	82.1%	$124.2	22.6%

Non-Covered Portfolio
Non-owner occupied commercial real estate	906.9	778.2		85.8%	$49.5	6.4%
Other commercial C&D	634.1	370.0		58.4%	85.6	23.1%
Multifamily	88.0	75.9		86.3%	4.3	5.7%
1-4 family residential C&D	99.4	81.8		82.3%	9.3	11.5%

Total commercial real estate	$1,728.4	$1,305.9		75.6%	$148.7	11.4%
Owner occupied commercial real estate	859.4	788.2		91.7%	45.0	5.7%
Commercial and industrial	518.2	443.0		85.5%	22.7	5.1%

Total commercial	$1,377.6	$1,231.2		89.4%	$67.7	5.5%
1-4 family residential	760.4	691.4		90.9%	30.0	4.3%
Home equity	366.8	311.2		84.8%	6.9	2.2%
Consumer	158.7	123.0		77.4%	1.1	0.9%

Total consumer	$1,285.9	$1,125.6		87.5%	$38.0	3.4%
Other	106.2	89.2		84.0%	4.0	4.5%

Total non-covered	$4,498.1	$3,751.9	(1)	83.4%	$258.4	6.9%

Total	$5,169.1	$4,302.5		83.2%	$382.6	8.9%

(1)

The carrying amount for total covered loans represents a discount from the total gross customer balance of $120.4 million or 17.9%. The total carrying amount of total non-covered loans represents a discount to the gross customer balance of $746.2 million or 16.6%.

(2)	Includes loans greater than 90 days past due.

We regularly reassess the performance of the acquired portfolios by comparing actual to expected cash flows for a number of pools of similar loans. For those pools that exhibit performance below expectations which result in the present value of such cash flows being less than the recorded investment of the pool, we record a provision to establish or increase an allowance for losses. For loan pools that perform above expectations such that the present value exceeds the recorded investment of that pool, we will first reverse any previously established allowance and then record an increase in accretable yield, which is then amortized into net income as an increase in net interest income over the remaining life of the pool.

The changes in expected cash flows on certain loan pools during 2012 and 2011 resulted from several factors, which included actual and projected maturity date extensions through renewals of certain loans along with maturity extensions related to workout strategies or borrower requests on other loans, improved precision in the cash flow estimation for acquired loans, actual payment and loss experience on certain loans and changes to the internal risk ratings of certain loans. When actual and projected maturity dates are extended beyond the dates assumed in previous cash flow estimations, the expected lives of those loans are extended and cash flows as well as impairment and accretable yield can change. The Company forecasts the payment stream of each pool of PCI loans at the original acquisition-date valuation as well as at each subsequent re-estimation date; however, previously un-forecasted loan renewals or extensions can occur as the borrowers’ cash flow needs and other circumstances change over time. Cash flow estimates have improved for acquired loans since the acquisition date as the Company’s lending officers and credit administration department have been in regular contact with each borrower and have developed a fuller understanding of each borrower’s financial condition and business or personal needs. Actual payment experience on certain loans can also change expected cash flows as problem loan resolutions, loan payoffs and prepayments occur. Finally, changes to the risk ratings of certain PCI loans occur based on the Company’s evaluation of the financial condition of its borrowers. As the financial condition and repayment ability of borrowers improve over time, the Company’s policy is to upgrade the risk ratings associated with these loans and increase its cash flow expectations for these loans. Conversely, as the financial condition and repayment ability of borrowers deteriorate over time, the Company’s policy is to downgrade the associated risk ratings and decrease its cash flow expectations for these loans accordingly.

The following is a summary of the PCI covered loans and non-PCI covered loans outstanding as of June 30, 2012:

(Dollars in thousands) June 30, 2012	PCI Loans	Non-PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$110,665	$56	$110,721
Other commercial C&D	34,613	–	34,613
Multifamily commercial real estate	14,693	–	14,693
1-4 family residential C&D	4,756	–	4,756

Total commercial real estate	$164,727	$56	$164,783
Owner occupied commercial real estate	100,234	48	100,282
Commercial and industrial	18,591	668	19,259

Total commercial	$118,825	$716	$119,541
1-4 family residential	106,561	12	106,573
Home Equity	17,886	47,443	65,329
Consumer	180	–	180

Total consumer	$124,627	$47,455	$172,082
Other	5,414	–	5,414

Total	$413,593	$48,227	$461,820

The following is a summary of originated and acquired non-covered loans outstanding as of June 30, 2012:

(Dollars in thousands) June 30, 2012	PCI Loans	Originated Loans	Non PCI Acquired Loans	Total Non-covered Loans
Non-owner occupied commercial real estate	$662,706	$76,393	$–	$739,099
Other commercial C&D	272,994	58,225	–	331,219
Multifamily commercial real estate	61,665	575	–	62,240
1-4 family residential C&D	28,404	41,373	–	69,777

Total commercial real estate	$1,025,769	$176,566	$–	$1,202,335
Owner occupied commercial real estate	470,779	431,083	304	902,166
Commercial and industrial	178,963	273,049	2,321	454,333

Total commercial	$649,742	$704,132	$2,625	$1,356,499
1-4 family residential	504,515	151,392	406	656,313
Home Equity	135,665	52,262	115,301	303,228
Consumer	47,359	82,773	5,899	136,031

Total consumer	$687,539	$286,427	$121,606	$1,095,572
Other	63,269	11,520	–	74,789

Total	$2,426,319	$1,178,645	$124,231	$3,729,195

The following is a summary of the PCI covered loans and non-PCI covered loans outstanding as of December 31, 2011:

(Dollars in thousands) December 31, 2011	PCI Loans	Non-PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$125,649	$56	$125,705
Other commercial C&D	53,367	–	53,367
Multifamily commercial real estate	22,337	–	22,337
1-4 family residential C&D	4,745	–	4,745

Total commercial real estate	$206,098	$56	$206,154
Owner occupied commercial real estate	114,610	–	114,610
Commercial and industrial	23,021	996	24,017

Total commercial	$137,631	$996	$138,627
1-4 family residential	127,139	–	127,139
Home Equity	20,180	52,421	72,601
Consumer	177	–	177

Total consumer	$147,496	$52,421	$199,917
Other	5,894	–	5,894

Total	$497,119	$53,473	$550,592

The following is a summary of originated and acquired non-covered loans outstanding as of December 31, 2011:

(Dollars in thousands) December 31, 2011	PCI Loans	Originated Loans	Non PCI Acquired Loans	Total Non-covered Loans
Non-owner occupied commercial real estate	$722,776	$55,309	$124	$778,209
Other commercial C&D	331,852	38,713	–	370,565
Multifamily commercial real estate	75,114	756	–	75,870
1-4 family residential C&D	47,947	33,286	–	81,233

Total commercial real estate	$1,177,689	$128,064	$124	$1,305,877
Owner occupied commercial real estate	501,821	286,072	313	788,206
Commercial and industrial	242,401	195,747	4,882	443,030

Total commercial	$744,222	$481,819	$5,195	$1,229,936
1-4 family residential	578,828	112,168	412	691,408
Home Equity	148,252	18,044	144,871	311,167
Consumer	63,328	51,233	8,383	122,944

Total consumer	$790,408	$181,445	$153,666	$1,125,519
Other	79,586	9,643	10	89,239

Total	$2,791,905	$800,971	$158,995	$3,751,871

Year ended December 31, 2010

Total non-performing loans as of December 31, 2010 were $193.8 million. The change in non-performing loans during 2010 was attributable to $165.7 million in non-performing loans acquired, $61.9 million of loans that became non-performing during the period, partially offset by $33.8 million in transfers to other real estate owned through foreclosures or receipt of deeds in lieu of foreclosures and other reductions. During 2010, loans past due greater than 90 days and still accruing/accreting increased by $35.1 million, excluding the impact of acquired loans classified as past due greater than 90 days and still accruing/accreting.

Of the aggregate $61.9 million of loans that became classified as past due greater than 90 days and still accruing/accreting during 2010, the composition was as follows: 47% commercial real estate loans; 30% commercial loans; and 23% consumer loans.

The following is a summary of the PCI covered loans and non-PCI covered loans outstanding as of December 31, 2010:

(Dollars in thousands) December 31, 2010	PCI Loans	Non-PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$170,606	$–	$170,606
Other commercial C&D	81,842	–	81,842
Multifamily commercial real estate	30,441	–	30,441
1-4 family residential C&D	7,357	–	7,357

Total commercial real estate	$290,246	–	$290,246
Owner occupied commercial real estate	129,253	–	129,253
Commercial and industrial	29,592	2,558	32,150

Total commercial	$158,845	$2,558	$161,403
1-4 family residential	155,619	–	155,619
Home Equity	6,217	73,592	79,809
Consumer	–	–	–

Total consumer	$161,836	$73,592	$235,428
Other	9,207	–	9,207

Total	$620,134	$76,150	$696,284

The following is a summary of the PCI non-covered loans and non-PCI non-covered loans outstanding as of December 31, 2010:

(Dollars in thousands) December 31, 2010	PCI Loans	Originated Loans	Non-PCI Acquired Loans	Total Noncovered Loans
Non-owner occupied commercial real estate	$320,928	$8,939	–	$329,867
Other commercial C&D	30,741	1,098	–	31,839
Multifamily commercial real estate	25,664	–	–	25,664
1-4 family residential C&D	5,570	3,411	–	8,981

Total commercial real estate	$382,903	$13,448	$–	$396,351
Owner occupied commercial real estate	210,170	8,318	–	218,488
Commercial and industrial	46,519	11,020	4,613	62,152

Total commercial	$256,689	$19,338	$4,613	$280,640
1-4 family residential	251,348	24,780	–	276,128
Home Equity	12,220	2,616	24,394	39,230
Consumer	32,525	7,667	2,862	43,054

Total consumer	$296,093	$35,063	$27,256	$358,412
Other	19,798	952	–	20,750

Total	$955,483	$68,801	$31,869	$1,056,153

Criticized and Classified Loans

Loans with the following attributes are categorized as criticized and classified loans: 1) a potential weakness that deserves management’s close attention; 2) inadequate protection by the current net worth and paying capacity of the obligor or of the collateral pledged; or 3) weaknesses which make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. We refer to these loans together as special assets.

The following table summarizes criticized and classified loans at June 30, 2012 and December 31, 2011:

Criticized/Classified Loans(1)	June 30, 2012			December 31, 2011
	Covered	Non-Covered	Total	Covered	Non-Covered	Total
Non-owner occupied commercial real estate	$45,880	$154,423	$200,303	$58,626	$193,208	$251,834
Other commercial C&D	27,826	147,355	175,181	43,085	169,837	212,922
Multifamily commercial real estate	5,572	13,505	19,077	7,406	24,550	31,956
1-4 family residential C&D	5,190	13,830	19,020	4,745	15,110	19,855

Total commercial real estate	84,468	329,113	413,581	113,862	402,705	516,567

Owner occupied commercial real estate	30,125	100,903	131,028	37,017	89,876	126,893
Commercial and industrial	4,943	58,611	63,554	4,693	66,445	71,138

Total commercial	35,068	159,514	194,582	41,710	156,321	198,031

1-4 family residential	32,225	66,518	98,743	40,426	73,513	113,939
Home equity	7,582	13,823	21,405	8,802	10,355	19,157
Consumer	–	2,178	2,178	–	1,271	1,271

Total consumer	39,807	82,519	122,326	49,228	85,139	134,367

Other	5,170	12,984	18,154	5,207	14,659	19,866

Total	$164,513	$584,130	$748,643	$210,007	$658,824	$868,831

(1)	PCI and Non-PCI loans are included in the balances presented.

Total criticized and classified loans as of June 30, 2012 declined $120.2 million as compared to December 31, 2011 as $43.9 million was transferred to other real estate owned and $76.3 million was resolved through net paydowns, charge offs or upgrades.

Allowance for Loan Losses

For newly originated loans, we have recorded a provision to establish an allowance against loan losses. At June 30, 2012, the allowance for loan losses was $45.5 million of which $11.8 million related to loans we originated or acquired non-PCI loans. As of June 30, 2012, we have recorded provisions of $33.7 million associated with PCI loans. As of December 31, 2011, the allowance for loan losses was $34.7 million and $8.4 million of the allowance for loan losses related to loans we originated or acquired non-PCI loans and $26.3 million for purchased credit impaired loans.

Allowance and Provision for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses in the loan portfolio. Based upon our most recent estimates of expected cash flows, approximately $33.7 million of the allowance for loan losses was required to be allocated for PCI loans as of June 30, 2012. Our formalized process for assessing the adequacy of the allowance for loan losses and the resultant need, if any, for periodic provisions to the allowance charged to income, includes both individual loan analyses and loan pool analyses. Individual loan analyses are periodically performed on loan relationships of a significant size, or when otherwise deemed necessary, and are performed primarily on commercial real estate and other commercial loans. The result is that commercial real estate loans and commercial loans are divided into the following risk categories: Pass, Special Mention, Substandard and Loss. The allowance consists of specific and general components. When appropriate, a specific reserve will be established for individual loans based upon the risk classifications and the estimated potential for loss. The specific component relates to loans that are individually classified as impaired. Otherwise, we estimate an allowance for each risk category. The general allocations to each risk category are based on factors including historical loss rate, perceived economic conditions (local, national and global), perceived strength of our management, recent trends in loan loss history and concentrations of credit.

Home equity loans, indirect auto loans, residential loans and consumer loans generally are not analyzed individually or separately identified for impairment disclosures. These loans are grouped into pools and assigned risk categories based on their current payment status and management’s assessment of risk inherent in the various types of loans. The allocations are based on the same factors mentioned above. However, should such loans exceeding certain size thresholds exhibit signs of impairment, they are individually evaluated for impairment.

Senior management and our Board of Directors review this calculation and the underlying assumptions on a routine basis not less frequently than quarterly.

The acquisitions of our banking operations during 2010 and the acquisition of Capital Bank Corp. and GreenBank during the first and third quarter of 2011, respectively, resulted in significant preliminary accounting adjustments recorded, resulting in the majority of our balance sheet being recently valued at fair value. The most significant adjustments related to loans that previously were recorded at values reflecting estimated fair values as of the various acquisition dates. For information on the acquisitions and the value of the assets acquired, see “—Acquisitions” above. Due to these accounting adjustments, no allowance for loan losses was recorded for acquired loans upon acquisition.

The provision for loan losses is a charge to income in the current period to establish or replenish the allowance and maintain it at a level that management has determined to be adequate to absorb estimated incurred losses in the loan portfolio for originated loans. A provision for loan losses is also required for any unfavorable changes in expected cash flows related to pools of purchased impaired loans. The provision for loan losses and expectations of cash flows may be impacted by many factors, including changes in the value of real estate collateralizing loans, net charge-offs and credit losses incurred, changes in loans outstanding, changes in impaired loans, historical loss rates and the mix of loan types. The provisions for loan losses were $6.6 million and $8.2 million for the three months ended June 30, 2012 and 2011, respectively. During the three months ended June 30, 2012, $3.3 million of the provision for loan losses reflects impairment related to unfavorable changes in estimates of expected cash flows in certain pools of purchased impaired loans. The remainder of the provision for loan losses includes the allowance for loan losses established for loans originated by us and non-PCI acquired loans and the amount necessary to replenish net charge offs.

As the majority of our acquired loans are considered PCI loans, our provision for loan losses in future periods will be most significantly influenced in the short term by the differences between the actual credit losses resulting from the resolution of problem loans and the estimated credit losses used in determining the estimated fair values of purchased impaired loans as of their acquisition dates. As we have not yet finalized our analysis of the estimated fair value of all acquired loans or the related estimated amounts of expected credit losses with respect to the Green Bankshares acquisition, these amounts may change. For loans originated by us, the provision for loan losses will be affected by the loss potential of impaired loans and trends in the delinquency of loans, non-performing loans and net charge offs, which cannot be reasonably predicted.

Management continuously monitors and actively manages the credit quality of the entire loan portfolio and will continue to recognize the provision required to maintain the allowance for loan losses at an appropriate level.

Changes affecting the allowance for loan losses are summarized below for the three and six months ended June 30, 2012 and 2011 and for the years ended December 31, 2011 and 2010. Due to the inception of banking operations on July 16, 2010, there was no allowance for loan losses or related activity for the period from inception through December 31, 2009.

(Dollars in thousands)	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010
Allowance for loan losses at beginning of period	$40,608	$2,287	$34,749	$753	$753	$–

Charge-offs:
Non-owner occupied commercial real estate	–	–	–	–	–	–
Other commercial C&D	83	–	83	–	–	–
Multifamily commercial real estate	–	–	–	–	–	–
1-4 family residential C&D	–	–	–	–	–	–

Total commercial real estate	83	–	83	–	–	–
Owner occupied commercial real estate	–	–	–	–	–	–
Commercial and industrial	–	–	2	–	–	–

Total commercial	–	–	2	–	–	–
1-4 family residential	–	–	–	–	–	–
Home Equity	517	2,986	752	2,986	4,372	–
Consumer	446	30	451	41	54	–

Total consumer	963	3,016	1,203	3,027	4,426	–
Other	1,576	–	1,576	–	–	–

Total charge-offs	$2,622	$3,016	$2,864	$3,027	$4,426	$–
Recoveries:
Non-owner occupied commercial real estate	37	–	762	–	–	–
Other commercial C&D	50	–	50	–	17	–
Multifamily commercial real estate	–	–	–	–	–	–
1-4 family residential C&D	–	–	–	–	–	–

Total commercial real estate	87	–	812	–	17	–
Owner occupied commercial real estate	14	–	14	–	–	–
Commercial and industrial	148	–	148	–	4	–

Total commercial	162	–	162	–	4	–
1-4 family residential	48	–	48	–	3	–
Home Equity	19	–	19	–	–	–
Consumer	103	–	103	–	2	–

Total consumer	170	–	170	–	5	–
Other	459	–	459	–	–	–

Total recoveries	$878	$–	$1,603	$–	$26	$–
Net charge-offs (recoveries)	1,744	3,016	1,261	3,027	4,400	–
Provision for loan losses	6,608	8,215	11,984	9,760	38,396	753

Allowance for loan losses at end of period	$45,472	$7,486	$45,472	$7,486	$34,749	$753

Ratio of net charge-offs to average net loans outstanding	NM	NM	NM	NM	NM	NM

No portion of the allowance allocated to non-PCI loans is in any way restricted to any individual loan or group of originated or non-PCI loans, and the entire allowance is available to absorb probable incurred credit losses from any and all such loans. The following table represents management’s best estimate of the allocation of the allowance for loan losses to the various segments of the loan portfolio based on information available as of June 30, 2012 and December 31, 2011. The following table allocates the allowance for loan losses for non-PCI loans by loan category as of the dates indicated:

	June 30, 2012		December 31, 2011		December 31, 2010
(Dollars in thousands)	Allowance for Non PCI Loans	Percent of Non PCI Loans	Allowance for Non PCI Loans	Percent of Non PCI Loans	Allowance for Non PCI Loans	Percent of Non PCI Loans
Non-owner occupied commercial real estate	727	1.0%	453	0.8%	79	0.8%
Other commercial C&D	731	1.3%	509	1.3%	6	1.3%
Multifamily commercial real estate	15	2.6%	7	0.9%	–	0.0%
1-4 family residential C&D	557	1.3%	444	1.3%	19	1.3%

Total commercial real estate	$2,030	1.1%	$1,413	1.1%	$104	0.9%
Owner occupied commercial real	3,771	0.9%	3,022	1.1%	70	0.8%
Commercial and industrial	3,100	1.1%	1,945	1.0%	133	0.7%

Total commercial	$6,871	1.0%	$4,967	1.0%	$203	0.8%
1-4 family residential	1,395	0.9%	866	0.8%	215	1.4%
Home Equity	303	0.1%	163	0.1%	33	0.0%
Consumer	1,090	1.2%	997	1.7%	184	2.9%

Total consumer	$2,788	0.6%	$2,026	0.5%	$432	0.4%
Other	94	0.8%	26	0.3%	14	0.2%

Total	$11,783	0.9%	$8,432	0.8%	$753	0.5%

Impaired Loans

Non-performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered impaired when it is probable that not all principal and interest amounts will be collected according to the loan contract. Generally, residential mortgages, commercial and commercial real estate loans exceeding certain size thresholds established by management are individually evaluated for impairment. Non-accrual loans and restructured loans where loan term concessions benefiting the borrowers have been made are generally designated as impaired. The application of the acquisition method of accounting due to the acquisitions of our banking operations in 2010 and 2011 resulted in all acquired loans, impaired as well as non-impaired loans, being recorded in the financial statements at their fair value at the date of acquisition, and the historical allowance for loan loss associated with these loans by the predecessor institutions was eliminated. The fair value of loans is determined by the net present value of the expected cash flows, taking into consideration the credit quality and expectations of credit losses. The majority of acquired loans were classified as purchased credit impaired loans and were accounted for in pools of loans with similar risk characteristics.

Within the context of the accounting for impaired loans described in the preceding paragraph, other than the purchased credit impaired loans described above, there were three single-family residential loans and four commercial and industrial loans which were individually evaluated for impairment totaling approximately $7,747,000 as of June 30, 2012. Two single-family residential loans totaling $763,000 were individually evaluated as of December 31, 2011. No allowance for loan losses was recorded for such loans.

Based upon the most recent estimates of pool expected cash flows, impairment of purchased credit impaired loans of approximately $3.3 million was identified during the second quarter of 2012.

Due to the pool method of accounting for purchased credit impaired loans, non-performing PCI loans are reported as 90 days past due and still accruing/accreting. Going forward, acquired loans not classified as purchased credit impaired and loans originated by us may become impaired and will be classified as such. Impaired loans also include loans which were not classified as non-accrual, but otherwise meet the criteria for classification as an impaired loan (i.e., loans for which the collection of all principal and interest amounts as specified in the original loan contract are not expected, or where management has substantial doubt that the collection will be as specified, but is still expected to occur in its entirety). In our evaluation of the adequacy of the allowance for loan losses, we consider (1) purchased credit impaired loans and loans classified as impaired, (2) our historical portfolio loss experience and trends and (3) certain other quantitative and qualitative factors.

Non-performing Assets

Non-performing assets include accruing/accreting loans delinquent 90 days or more, non-accrual loans and investment securities, repossessed personal property and other real estate. Non-PCI loans and investments in debt securities are placed on non-accrual status when management has concerns relating to the ability to collect the principal and interest and generally when such assets are 90 days past due. Non-performing assets were as follows:

	June 30, 2012			December 31, 2011
(Dollars in thousands)	Covered	Non-Covered	Total	Covered	Non-Covered	Total
Total non-accrual loans	$4,010	$8,534	$12,544	$2,589	$3,286	$5,875
Accruing/accreting loans delinquent 90 days or more	89,695	247,997	337,692	121,579	255,054	376,633

Total non-performing loans	$93,705	$256,531	$350,236	$124,168	$258,340	$382,508
Non-accrual investment securities	–	273	273	–	310	310
Repossessed personal property (primarily indirect auto loans)	–	265	265	–	228	228
Other real estate owned	46,283	111,952	158,235	46,550	122,231	168,781
Other assets	–	2,486	2,486	–	2,398	2,398

Total non-performing assets	$139,988	$371,507	$511,495	$170,718	$383,507	$554,225
Allowance for loan losses	$14,597	$30,875	$45,472	$11,809	$22,940	$34,749
Non-performing assets as a percent of total assets	2.22%	5.89%	8.11%	2.59%	5.82%	8.41%
Non-performing loans as a percent of total loans	2.24%	6.12%	8.36%	2.89%	6.00%	8.89%
Allowance for loan losses as a percent of non-performing loans	15.58%	12.04%	12.98%	9.51%	8.88%	9.08%
Allowance for loan losses as a percent of non-PCI loans			0.87%			0.83%

Investment Securities

Investment securities represent a significant portion of our assets. We invest in a variety of securities, including obligations of the U.S. Treasury, U.S. government agencies, U.S. government-sponsored entities, including mortgage-backed securities, bank eligible obligations of any state or political subdivision, privately issued mortgage-backed securities, bank eligible corporate obligations, mutual funds and limited types of equity securities.

Our investment activities are governed internally by a written, board-approved policy. The investment policy is carried out by our Treasury department. Investment strategies are reviewed by the Audit Committee based on the interest rate environment, balance sheet mix, actual and anticipated loan demand, funding opportunities and our overall interest rate sensitivity. In general, the investment portfolio is managed in a manner appropriate to the attainment of the following goals: (1) to provide a margin of liquid assets sufficient to meet unanticipated deposit and loan fluctuations and overall funds management objectives; (2) to provide eligible securities to secure public funds and other borrowings; and (3) to earn the maximum return on funds invested that is commensurate with meeting our first two goals.

Our investment securities consisted primarily of U.S. agency mortgage-backed securities, which expose us to a lower degree of credit and liquidity risk. The following table sets forth our investment securities (including trading, available for sale and held to maturity securities) as of June 30, 2012:

(Dollars in thousands)
Security Type	Book Value	Fair Value	Percent of Total Portfolio	Yield	Effective Duration (years)
Mortgage backed securities government issued	$1,116,085	$1,134,195	97.5%	2.04%	3.51
States and political subdivisions
Tax exempt	16,658	17,721	1.5%	3.84%	4.80
Taxable	509	559	0.0%	5.42%	5.77
Mortgage-backed securities—private label	3,028	2,941	0.3%	5.72%	1.72
Corporate bonds	752	752	0.1%	9.68%	5.62
Equity	2,555	2,564	0.2%	NA	NA
Industrial revenue bond	3,750	3,750	0.3%	2.17%	0.24
Collateralized debt obligations	505	247	0.0%	0.00%	NA

Total	$1,143,842	$1,162,729	100.0%	2.08%	3.51

Contractual maturities of investment securities at June 30, 2012, December 31, 2011 and December 31, 2010 are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Other securities include mortgage-backed securities and marketable equity securities which are not due at a single maturity date. The following table segments our investment portfolio by maturity date:

(Dollars in thousands) As of June 30, 2012	Within One Year		After One Year Within Five Years		After Five Years Within Ten Years		After Ten Years		Other Securities
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount
States and political subdivisions—tax-exempt	$100	1.08%	$3,138	2.68%	$8,461	3.69%	$6,022	4.72%	$–
States and political subdivisions—taxable	–	–	–	–	–	–	559	5.42%	–
Marketable equity securities	–	–	–	–	–	–	–	–	2,564
Mortgage-backed securities—government issued	–	–	–	–	–	–	–	–	1,134,195
Mortgage-backed securities—private label	–	–	–	–	–	–	–	–	2,941
Corporate bonds	–	–	–	–	726	10.03%	26	0.00%	–
Industrial revenue bond	–	–	–	–	–	–	3,750	2.17%	–
Collateralized debt obligations	–	–	–	–	–	–	247	0.00%	–

Total	$100	1.08%	$3,138	2.68%	$9,187	4.19%	$10,604	3.73%	$1,139,700

(Dollars in thousands) As of December 31, 2011	Within One Year		After One Year Within Five Years		After Five Years Within Ten Years		After Ten Years		Other Securities
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount
States and political subdivisions—tax-exempt	$698	2.72%	$3,222	1.65%	$7,229	3.56%	$23,096	4.73%	$–
States and political subdivisions—taxable	–	–	–	–	2,715	4.61%	4,987	5.19%	–
Marketable equity securities	–	–	–	–	–	–	–	–	2,444
Mortgage-backed securities—government issued	–	–	–	–	–	–	–	–	769,905
Mortgage-backed securities—private label	–	–	–	–	–	–	–	–	5,727
Corporate bonds	–	–	–	–	726	9.42%	2,084	3.51%	–
Industrial revenue bond	–	–	–	–	–	–	3,750	2.11%	–
Collateralized debt obligations	–	–	–	–	–	–	328	0.00%	–

Total	$698	2.72%	$3,222	1.65%	$10,670	4.24%	$34,245	4.39%	$778,076

(Dollars in thousands) As of December 31, 2010	Within One Year		After One Year Within Five Years		After Five Years Within Ten Years		After Ten Years		Other Securities
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount
Securities Available for Sale:
U.S. Government agencies and corporations	$2,014	0.57%	$17,300	0.65%	$22,120	1.05%	$7,700	2.69%	$–
States and political subdivisions—tax-exempt	276	4.88%	1,109	2.15%	2,829	2.93%	1,578	4.42%	–
States and political subdivisions— taxable	–	–	–	–	1,155	4.71%	8,198	5.34%	–
Marketable equity securities	–	–	–	–	–	–	–	–	74
Mortgage-backed securities— residential	–	–	–	–	–	–	–	–	412,213
Foreign government	250	5.10%
Corporate bonds	–	–	–	–	–	–	2,105	3.14%	–
Collateralized debt obligations	–	–	–	–	–	–	795	0.00%	–

Total	$2,540	1.48%	$18,409	0.74%	$26,104	1.41%	$20,376	3.83%	$412,287

The following table presents the amortized cost, unrealized gains, unrealized losses, and fair value for the major categories of our investment portfolio (including available for sale and held to maturity securities) for each reported period:

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
As of June 30, 2012:
Available for Sale
States and political subdivisions—tax exempt	$16,658	$1,063	$–	$17,721
States and political subdivisions—taxable	509	50	–	559
Marketable equity securities	1,796	9	–	1,805
Mortgage-backed securities—residential issued by government sponsored entities	1,116,085	18,600	490	1,134,195
Mortgage backed securities – residential private label	3,028	10	97	2,941
Industrial revenue bond	3,750	–	–	3,750
Corporate bonds	752	–	–	752
Collateralized debt obligations	505	–	258	247

	$1,143,083	$19,732	$845	$1,161,970

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
As of December 31, 2011:
Available for Sale
States and political subdivisions—tax exempt	$31,552	$2,694	$1	$34,245
States and political subdivisions—taxable	7,216	486	–	7,702
Marketable equity securities	1,796	11	–	1,807
Mortgage-backed securities—residential issued by government sponsored entities	759,565	11,089	749	769,905
Mortgage backed securities – residential private label	5,799	57	129	5,727
Industrial revenue bond	3,750	–	–	3,750
Corporate bonds	2,934	–	124	2,810
Collateralized debt obligations	555	32	259	328

	$813,167	$14,369	$1,262	$826,274

As of December 31, 2010:
Available for Sale
U.S. Government agencies and corporations	$49,497	$18	$382	$49,133
States and political subdivisions—tax-exempt	5,918	2	128	5,792
States and political subdivisions—taxable	9,540	41	227	9,354
Mortgage-backed securities—residential	415,961	948	4,696	412,213
Marketable equity securities	102	–	28	74
Corporate bonds	2,104	1	–	2,105
Collateralized debt obligations	807	–	12	795

Total available for sale	$483,929	$1,010	$5,473	$479,466

Held to Maturity
Foreign government	$250	$–	$–	$250

Total held to maturity	$250	$–	$–	$250

We regularly review each investment security for impairment based on criteria that include the extent to which cost exceeds the estimated fair value, the duration of that market decline, the financial health of and specific prospects for the issuer(s) and our ability and intention with regard to holding the security to maturity. Future declines in the fair value of securities may result in impairment charges which may be material to our financial condition and results of operations. More specifically, our impairment analysis is based on the following: (1) whether it is “more likely than not” we would have to sell a security prior to recovery of the amortized cost; (2) whether we intend to sell the security; and (3) whether or not we expect to recover our recorded investment on an amortized cost basis based on credit characteristics of the investment. If, based upon our analysis, any of those conditions exist for a given security, we would generally be required to record an impairment charge in the amount of the difference between the carrying amount and estimated fair value of such security.

The Company owns a collateralized debt obligation (“CDO”) collateralized by trust preferred securities issued primarily by banks and several insurance companies. Valuation and measurement of OTTI of this investment falls under ASC 325-40, Beneficial Interests in Securitized Financial Assets. The Company compares the present value of expected cash flows to the previous estimate to ensure there are no adverse changes in the expected cash flows. The Company utilizes a discounted cash flow valuation model which considers the structure and term of the CDO and the financial condition of the underlying issuers. Specifically, the model details interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes. The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults by issuers of the underlying trust preferred securities. Assumptions used in the model include expected future default rates. Interest payment deferrals are generally treated as defaults even though they may not actually result in defaults. Management engaged an independent third party valuation firm to estimate the fair value and credit loss potential of this security. Based on this analysis, as of June 30, 2012, the estimated fair value of the CDO declined by $41,000 during the quarter, however, the credit loss potential of the CDO improved. Since previous credit impairment was recognized, no recovery is allowed under U.S. GAAP. The CDO was recorded at fair value and the remaining unrealized loss was recognized as a component of accumulated other comprehensive income.

The Company owned an investment in 30-year trust preferred securities of a community bank in North Carolina. On June 8, 2012, the North Carolina Commissioner of Banks closed the bank and appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. Due to the bank’s failure, management determined the bond to have experienced full credit impairment as of June 8, 2012. The resulting $38,000 impairment was charged through earnings in the second quarter of 2012.

The table below presents a rollforward of the OTTI credit losses recognized in earnings for the three and six months ended June 30, 2012 and years ended December 31, 2011 and 2010.

(Dollars in thousands)	Three Months Ended June 30, 2012	Six Months Ended June 30, 2012	Years Ended Dec 31, 2011 2010
Beginning balance	$622	$616	$–	$–
Additions/subtractions
Credit losses recognized during the period	38	44	616	–

Ending balance	$660	$660	$616	$–

Deposits

Our strategy is to fund asset growth primarily with low-cost customer deposits in order to maintain a stable liquidity profile and net interest margin. During the six months ended June 30, 2012, we continued to emphasize growth in “core deposits,” which we define as demand deposit accounts, savings and money market accounts, in order to reduce the reliance on certificates of deposit that characterized certain of our acquired banks under their historic business models. During the six months ended June 30, 2012, we grew core deposits by $129.5 million and allowed certificates of deposit to be reduced by $274.4 million as certain high-cost and brokered certificates of deposit matured and were not replaced. The contractual rate on deposits declined from 0.89% as of December 31, 2011 to 0.73% as of June 30, 2012. The following table sets forth the balances and average contractual rates payable to customers on our deposits, segmented by account type as of the end of the period:

	As of June 30, 2012			As of December 31, 2011			Sequential Change
(Dollars in thousands)	Balance	Percent of Total	Weighted Average Contractual Rate	Balance	Percent of Total	Weighted Average Contractual Rate	Amount	Percent
Non-interest demand deposit accounts	$734,605	15%	0.00%	$683,258	13%	0.00%	$51,347	7.5%
Interest-bearing demand deposit accounts	1,061,809	21%	0.21%	1,087,760	21%	0.29%	(25,951)	(2.4)%
Savings	378,415	8%	0.28%	296,355	6%	0.39%	82,059	27.7%
Money market	890,409	18%	0.34%	868,375	17%	0.60%	22,034	2.5%

Total core deposits	$3,065,238	62%	0.21%	$2,935,748	57%	0.34%	$129,489	4.4%
Customer time deposits	1,897,906	38%	1.54%	2,161,313	42%	1.65%	(263,406)	(12.2)%
Wholesale time deposits	17,084	<1%	2.58%	28,123	1%	2.11%	(11,039)	(39.3)%

Total time deposits	$1,914,990	38%	1.55%	$2,189,436	43%	1.66%	$(274,445)	(12.5)%

Total deposits	$4,980,228	100%	0.73%	$5,125,184	100%	0.89%	$(144,956)	(2.8)%

A significant portion of core deposit growth resulted from inflows into savings and money market accounts, and some of this activity reflects price-sensitive customers shifting out of certificates of deposit due to low prevailing market rates. To reduce the amount of new price-sensitive deposits we may attract, we have begun to lower money market and savings rates in a targeted fashion.

The following table sets forth our average deposits and the average rates expensed for the periods indicated:

	Six Months Ended June 30, 2012		Year Ended December 31, 2011
(Dollars in thousands)	Average Amount	Average Rate	Average Amount	Average Rate
Non-interest bearing deposits	$736,618	0.00%	$509,264	0.00%

Interest-bearing deposits
Negotiable order of withdrawal accounts	1,075,672	0.28%	604,019	0.42%
Money market	899,727	0.51%	591,319	0.67%
Savings deposit	334,514	0.33%	201,238	0.46%
Time deposits(1)	2,050,458	1.06%	2,022,480	1.05%

Total	$5,096,989	0.60%	$3,928,320	0.73%

(1)

The average rates on time deposits include the amortization of premiums on time deposits assumed in connection with the acquisitions. Such premiums were required to be recorded by the acquisition method of accounting to initially record these deposits at their fair values as of the respective acquisition dates.

The following table sets forth the growth in our deposits for the periods indicated segmented by account type, excluding the initial increase in deposits resulting from the acquisitions of Capital Bank Corp. and Green Bankshares:

	Six months ended June 30, 2012		Six months ended June 30, 2011		Year ended December 31, 2011
(Dollars in millions)	Increase in Deposits	Number of New Accounts	Increase in Deposits	Number of New Accounts	Increases in Deposits	Number of New Accounts
Non-interest-bearing demand deposit accounts	$51.3	9,756	$35.4	5,201	$69.7	13,102
Interest-bearing demand deposit accounts	(25.9)	8,343	(9.1)	3,590	23.2	13,010
Savings	82.1	9,144	47.8	3,839	62.5	10,298
Money market	22.0	886	107.4	745	178.7	1,767

Total Core	$129.5	28,129	$181.5	13,375	$334.1	38,177

The following table sets forth our time deposits segmented by months to maturity and deposit amount:

	June 30, 2012
(Dollars in thousands)	Time Deposits of $100 and Greater	Time Deposits of Less Than $100	Total
Months to maturity:
Three or less	$221,826	$209,924	$431,750
Over Three to Six	87,515	129,963	217,478
Over Six to Twelve	170,093	215,469	385,562
Over Twelve	456,046	424,154	880,200

Total	$935,480	$979,510	$1,914,990

Liquidity and Capital Resources

In order to maintain a conservative risk profile, we operate with a prudent cushion of capital in relation to regulatory requirements and to the risk of our assets and business model. For planning purposes, we expect to operate with a minimum capital target equal to an 8% leverage ratio (defined as Tier 1 capital equal to 8% of average tangible assets), which would be in excess of regulatory standards for “well-capitalized” banks. We believe the 8% target is appropriate for our business model because of our conservative loan underwriting policies, investment portfolio composition, funding strategy, interest rate risk management limits and liquidity risk profile and because of the experience of our senior management team and Board of Directors.

As of June 30, 2012 and December 31, 2011, we had a 14.23% and 13.16% tangible common equity ratio, respectively. We believe that this non-GAAP financial measure provides investors with information useful in understanding our financial performance and, specifically, our capital position. The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets. Tangible common equity is calculated as total shareholders’ equity less preferred stock and less goodwill and other intangible assets, net and tangible assets are total assets less goodwill and other intangible assets, net. The following table provides reconciliations of tangible common equity to GAAP total common shareholders’ equity and tangible assets to GAAP total assets:

(Dollars in millions)	As of June 30, 2012	As of December 31, 2011
Shareholders’ equity	$1,017	$991
Less: Preferred stock	–	–
Less: Goodwill and other intangible assets, net	(140)	(143)

Tangible common shareholders’ equity	$877	$848

Total assets	$6,304	$6,586
Less: Goodwill and other intangible assets, net	(140)	(143)

Tangible assets	$6,164	$6,443

Tangible common equity ratio	14.23%	13.16%

As of June 30, 2012, we had a Tier 1 leverage ratio of 13.7%, which provides us with $228.4 million in excess capital relative to the 10% Tier 1 leverage ratio required under the OCC Operating Agreement and $350.7 million in excess capital relative to our longer-term target of 8%. As of June 30, 2012, we had cash and securities equal to 22.1% of total assets, representing $446.2 million of excess liquidity in excess of our target of 15%. As of June 30, 2012, Capital Bank, N.A. had a 11.4% Tier 1 leverage ratio, a 16.4% Tier 1 risk-based ratio and a 17.6% total risk-based capital ratio.

As of December 31, 2011, we had a Tier 1 leverage ratio of 12.6%, which provides us with $163.2 million in excess capital relative to the 10% Tier 1 leverage ratio required under the OCC Operating Agreement and $291.2 million in excess capital relative to our longer-term target of 8%. As of December 31, 2011, we had cash and securities equal to 23.3% of total assets, representing $548.9 million of excess liquidity in excess of our target of 15%. As of December 31, 2011, Capital Bank, N.A. had a 10.4% Tier 1 leverage ratio, a 15.8% Tier 1 risk-based ratio and a 16.7% total risk-based capital ratio.

At present, the OCC Operating Agreement requires Capital Bank, N.A. to maintain total capital equal to at least 12% of risk-weighted assets, Tier 1 capital equal to at least 11% of risk-weighted assets and a minimum leverage ratio of 10%. We expect to operate under this capital standard until we demonstrate that we have stabilized our acquired operations, improved our profitability and reduced legacy problem assets.

The minimum ratios along with the actual ratios for us and Capital Bank, N.A. as of June 30, 2012, December 31, 2011 and December 31, 2010 are presented in the following tables.

	Well Capitalized Requirement	Adequately Capitalized Requirement	June 30, 2012 Actual	December 31, 2011 Actual	December 31, 2010 Actual
Tier 1 Capital (to Average Assets)
CBF Consolidated	NA	≥4.0%	13.7%	12.6%	24.3%
Capital Bank, N.A. (formerly NAFH National Bank)	≥5.0%	≥4.0%	11.4%	10.4%	12.1%
Tier 1 Capital (to Risk Weighted Assets)
CBF Consolidated	NA	≥4.0%	19.9%	19.3%	41.8%
Capital Bank, N.A. (formerly NAFH National Bank)	≥6.0%	≥4.0%	16.4%	15.8%	17.1%
Total Capital (to Risk Weighted Assets)
CBF Consolidated	NA	≥8.0%	21.0%	20.2%	41.9%
Capital Bank, N.A. (formerly NAFH National Bank)	≥10.0%	≥8.0%	17.6%	16.7%	17.1%

(Dollars in millions)	June 30, 2012	December 31, 2011	December 31, 2010
CBF Consolidated
Tier 1 Capital	$839	$803	$838
Tier 1 Leverage Ratio	13.7%	12.6%	24.3%
Tier 1 Risk-Based Capital Ratio	19.9%	19.3%	41.8%
Total Risk-Based Ratio	21.0%	20.2%	41.9%
Excess Tier 1 Capital
vs. 10% regulatory requirement	$228	$163	$493
vs. 8% target	351	291	562
Capital Bank, N.A. (formerly NAFH National Bank)
Tier 1 Capital	$694	$651	$146
Tier 1 Leverage Ratio	11.4%	10.4%	12.1%
Tier 1 Risk-Based Capital Ratio	16.4%	15.8%	17.1%
Total Risk-Based Ratio	17.6%	16.7%	17.1%
Excess Tier 1 Capital
vs. 10% regulatory requirement	$84	$25	$25
vs. 8% target	206	150	49

Liquidity involves our ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other borrowing needs, to maintain reserve requirements and to otherwise operate on an ongoing basis. To mitigate liquidity risk, our strategy is to fund asset growth primarily with low-cost customer deposits. We also operate under a liquidity policy and contingent liquidity plan that require us to monitor indicators of potential liquidity risk, utilize cash flow projection models to forecast liquidity needs, identify alternative back-up sources of liquidity and maintain a predetermined cushion of cash and liquid securities at 15% of total assets.

Our liquidity needs are met primarily by our cash position, growth in core deposits, cash flow from our amortizing investment and loan portfolios (including scheduled payments, prepayments, and maturities from portfolios of loans and investment securities) and reimbursements under the loss sharing agreements with the FDIC. Our ability to borrow funds from nondeposit sources provides additional flexibility in meeting our liquidity needs. Short-term borrowings include federal funds purchased, securities sold under repurchase agreements, short-term FHLB borrowings and brokered deposits. We also utilize longer-term borrowings when management determines that the pricing and maturity options available through these sources create cost effective options for funding asset growth and satisfying capital needs. Our long-term borrowings include long-term FHLB advances, structured repurchase agreements and subordinated notes underlying our trust preferred securities.

As of June 30, 2012 and December 31, 2011, cash and liquid securities totaled 22.1% and 23.3% of assets, respectively, providing us with excess liquidity relative to our planning target, and the ratio of wholesale to total funding was 8.1% and 11.6%, respectively, below our planning target. In addition to maintaining a stable core deposit base, we maintain adequate liquidity primarily through the use of investment securities, short term investments such as federal funds sold and unused borrowing capacity. We hold investments in FHLB stock for the purpose of maintaining credit lines with the FHLB. The credit availability is based on a percentage of the subsidiary banks’ total assets as reported in their most recent quarterly financial information submitted to the FHLB and subject to the pledging of sufficient collateral. At June 30, 2012, December 31, 2011 and December 31, 2010, there were $64.0 million, $206.5 million and $230.8 million in advances outstanding, with carrying amounts of $67.5 million, $221.0 million and $243.1 million, respectively. In addition, we had $25.2 million in letters of credit outstanding as of June 30, 2012, December 31, 2011 and December 31, 2010. As of June 30, 2012, December 31, 2011 and December 31, 2010, collateral available under our agreements with the FHLB provided for incremental borrowing availability of up to approximately $232.6 million, $106.6 million and $53.6 million, respectively.

We believe that we have adequate funding sources through unused borrowing capacity from the FHLB, unpledged investment securities, cash on hand and on deposit in other financial institutions, loan principal repayment and potential asset maturities and sales to meet our foreseeable liquidity requirements and contractual obligations.

The following table reflects the average daily outstanding, year-end outstanding, maximum month-end outstanding and the weighted average rates paid for each of the categories of short-term borrowings and short-term and long-term FHLB advances:

(Dollars in thousands)	Year ended December 31, 2011	Year ended December 31, 2010
Securities sold to customers under agreements to repurchase:
Balance:
Average daily outstanding	$51,127	$13,584
Outstanding at year-end	54,533	50,226
Maximum month-end outstanding	67,286	51,221
Rate:
Weighted average	0.1%	0.1%
Weighted average interest rate	0.1%	0.1%
Treasury, tax and loan note option:
Balance:
Average daily outstanding	$1,190	$238
Outstanding at year-end	–	1,728
Maximum month-end outstanding	1,700	1,728
Rate:
Weighted average	0.0%	0.0%
Weighted average interest rate	NA	0.0%
Securities sold to financial institution under agreements to repurchase:
Balance:
Average daily outstanding	$658	$6,411
Outstanding at year-end	–	10,015
Maximum month-end outstanding	–	20,031
Rate:
Weighted average	2.5%	2.7%
Weighted average interest rate	NA	2.1%

	Six Months ended June 30, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Advances from the Federal Home Loan Bank:
Balance:
Average daily outstanding	$114,161	$259,807	$90,061
Outstanding at period-end	67,520	221,018	243,067
Maximum month-end outstanding	215,581	280,151	256,069
Rate:
Weighted average	1.4%	1.0%	1.0%
Weighted average interest rate	1.7%	1.0%	1.0%

As of June 30, 2012, December 31, 2011 and December 31, 2010, our holding company had cash of approximately $137.9 million, $142.0 million and $547.0 million, respectively. This cash is available for providing capital support to our subsidiary banks and for other general corporate purposes, including potential future acquisitions.

Our bank holding company subsidiaries that were merged with the Company in the reorganization had issued $149.0 million in trust preferred securities, which we acquired in connection with our investments in TIB Financial, Capital Bank Corp. and Green Bankshares, and which are carried on the balance sheet at $81.3 million as of December 31, 2011. We regard these securities as a low-cost substitute for equity capital. Trust preferred securities will be phased out as regulatory capital for certain institutions under the Dodd-Frank Act. Under current rules, we believe we will be able to count trust preferred securities as Tier 1 for their remaining life because our instruments were issued before May 19, 2010 and because CBF had total consolidated assets of less than $15 billion at December 31, 2009. If Basel III is finalized as proposed in the U.S., we believe our trust preferred securities would be phased out as Tier 1 capital over 10 years starting in 2013. The following table sets forth the notional amount and carrying value of our outstanding trust preferred securities as of December 31, 2011 as well as the rate paid thereon and maturities:

(Dollars in thousands) Issuer	Notional Amount	Carrying Value	Rate	Maturity
TIBFL Statutory Trust I	$8,000	$8,813	10.60%	9/7/2030
TIBFL Statutory Trust II	5,000	3,734	3m Libor + 3.58%	7/31/2031
TIBFL Statutory Trust III	20,000	10,629	3m Libor + 1.55%	7/7/2036

Total TIB Trust Preferred	$33,000	$23,176

Capital Bank Statutory Trust I	10,000	5,754	3m Libor + 3.10%	6/26/2033
Capital Bank Statutory Trust II	10,000	5,534	3m Libor + 2.85%	12/30/2033
Capital Bank Statutory Trust III	10,000	4,286	3m Libor + 1.40%	3/15/2036

Total CBKN Trust Preferred	$30,000	$15,574
Greene County Capital Trust I	10,000	6,081	3m Libor + 2.85%	9/25/2033
Greene County Capital Trust II	3,000	1,451	3m Libor + 1.68%	6/28/2035
GreenBank Capital Trust I	56,000	26,415	3m Libor + 1.65%	5/16/2037
Civitas Statutory Trust I	13,000	6,058	3m Libor + 1.54%	3/15/2036
Cumberland Capital Statutory Trust II	4,000	2,513	3m Libor + 3.58%	7/31/2031

Total GBKN Trust Preferred	$86,000	$42,518

Total Trust Preferred	$149,000	$81,268

We calculate tangible book value, which is a non-GAAP measure but which we believe is helpful to investors in understanding our business. Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities. The following table sets forth a reconciliation of tangible book value to book value, which is the most directly comparable GAAP measure:

(Dollars in thousands, except per share amounts)	As of June 30, 2012	As of December 31, 2011	As of December 31, 2010
Total shareholders’ equity	$1,017,683	$990,910	$881,236
Less: Noncontrolling interest	(76,610)	(74,505)	(5,933)
Less: CBF Corp. proportional share of goodwill(1)	(105,526)	(105,526)	(36,226)
Less: CBF Corp. proportional share of core deposit intangibles, net of taxes(1)	(13,571)	(14,841)	(9,217)

Tangible Book Value	$821,976	$796,038	$829,860

Book Value Per Share	$20.26	$19.86	$19.40
Tangible Book Value Per Share	$17.69	$17.25	$18.39

(1)

Proportional share is calculated based upon 94.5% ownership of TIB Financial, 82.7% ownership of Capital Bank Corp., 90.0% ownership of Green Bankshares and 19.1% ownership of Capital Bank as of June 30, 2012 and December 31, 2011. Proportional shares are calculated based upon 98.7% ownership of TIB Financial as of December 31, 2010.

Background on Our Acquisition of the Failed Banks

The following discussion of assets acquired and liabilities assumed in connection with our acquisition of the Failed Banks is presented below based on estimated fair values as of July 16, 2010. The fair values of the assets acquired and liabilities assumed were determined as described in Note 2 to the Audited Statements of Assets Acquired and Liabilities Assumed by Capital Bank of Metro Bank, Turnberry Bank and First National Bank, each dated as of July 16, 2010, and the accompanying notes thereto.

Assets Acquired and Liabilities Assumed

The fair values of the assets acquired and liabilities assumed in conjunction with our acquisition of the Failed Banks as of July 16, 2010 are detailed in the following table:

(Dollars in thousands)	July 16, 2010	Average Maturity (years)	Effective Yield/ Cost
Assets acquired:
Cash	$184,348
Securities	74,392	7.71	3.48%
Loans	768,554	5.63	6.91%
Other real estate owned	33,818
FDIC indemnification asset	137,316
Core deposit and other intangibles	4,214
Goodwill	6,725
Other assets	14,519

Fair value of assets acquired	$1,223,886
Liabilities assumed:
Non time deposits	278,903
Time deposits	681,211	0.64	0.63%
Borrowings	148,584	3.14	3.08%
Other liabilities	18,269

Fair value of liabilities assumed	$1,126,967

Net assets acquired	$96,919
Consideration paid	81,744

Gain on acquisitions	$15,175

Capital Bank also entered into loss sharing agreements with the FDIC, which cover approximately $796.1 million of assets, consisting of $762.2 million of loans (residential and commercial) and $33.8 million of other real estate owned. The loss sharing agreements are described in more detail under “Business—Our Acquisitions—Loss Sharing Agreements.”

The following table summarizes the fair value of assets covered by the loss sharing agreements:

(Dollars in thousands)	Estimated Fair Value as of July 16, 2010
Assets subject to loss-sharing:
Loans	$762,242
Other real estate owned	33,818

Total	$796,060

As set forth above, on July 16, 2010, Capital Bank acquired a majority of all assets and liabilities of the Failed Banks pursuant to the loss sharing agreements. A narrative description of the anticipated effects of our acquisition of the Failed Banks on Capital Bank’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the financial statements and the accompanying notes of Capital Bank.

Capital Bank estimated the acquisition-date fair value of the acquired assets and assumed liabilities in accordance with the acquisition method of accounting. However, the amount realized on these assets could differ materially from the carrying value reflected in Capital Bank’s financial statements as a result of changes in the timing and amount of collections on the acquired loans in future periods, among other reasons.

Financial Condition

In connection with our acquisition of the Failed Banks, Capital Bank purchased loans with an estimated fair value of $768.6 million. The fair value of the loans acquired represented 100% of Capital Bank’s outstanding loans as of the date of acquisition.

Short-term Assets

Initially, our acquisition of the Failed Banks increased Capital Bank’s levels of liquidity by a net amount of $102.6 million. Capital Bank acquired $184.3 million in total cash and due from banks before making net payments of $81.7 million to settle the transactions with the FDIC.

Investment Securities

The following table reflects the acquired investment securities available for sale as of July 16, 2010:

(Dollars in thousands) Security Type	Fair Value	Average Yield	Average Maturity (Years)
Agency	$7,042	0.65%	0.32
MBS/CMO	57,063	3.61%	7.98
Taxable municipal	7,239	5.11%	11.53
Tax free municipal	2,798	3.58%	11.57

Total	$74,142	3.48%	7.71

Held to maturity securities were $250,000 at July 16, 2010.

The acquired portfolio comprised Capital Bank’s entire investment portfolio at July 16, 2010.

Loans

Loans acquired represented all of Capital Bank’s loans at July 16, 2010. The following table presents information regarding the loan portfolio acquired on July 16, 2010 at fair value:

(Dollars in thousands) Loan Type	Loans with deterioration of credit quality	Loans without a deterioration of credit quality	Total loans at fair value
Non-owner occupied commercial real estate	$185,024	$–	$185,024
Other commercial C&D	85,048	–	85,048
Multifamily commercial real estate	27,752	–	27,752
1-4 family residential C&D	6,902	–	6,902

Total commercial real estate	$304,726	$–	$304,726
Owner occupied commercial real estate	154,175	–	154,175
Commercial and industrial	36,666	2,445	39,111

Total commercial	$190,841	$2,445	$193,286
1-4 family residential	170,464	–	170,464
Home equity	11,173	72,786	83,959
Consumer	4,012	2,288	6,300

Total consumer	$185,649	$75,074	$260,723
Other	9,819	–	9,819

Total loans	$691,035	$77,519	$768,554

The acquired loan portfolio contained both fixed and variable rate loans. The following table provides information about the acquired portfolio according to loan rate type and fair value at July 16, 2010:

		Fair value amounts with:
(Dollars in thousands) Loan Type	Total fair value	Fixed rates	Variable rates
Non-owner occupied commercial real estate	$185,024	$69,798	$115,226
Other commercial C&D	85,048	26,431	58,617
Multifamily commercial real estate	27,752	9,878	17,874
1-4 family residential C&D	6,902	2,430	4,472

Total commercial real estate	$304,726	$108,537	$196,189
Owner occupied commercial real estate	154,175	57,177	96,998
Commercial and industrial	39,111	7,281	31,830

Total commercial	$193,286	$64,458	$128,828
1-4 family residential	170,464	49,990	120,474
Home Equity	83,959	19,836	64,123
Consumer	6,300	5,030	1,270

Total consumer	$260,723	$74,856	$185,867
Other	9,819	1,802	8,017

Total	$768,554	$249,653	$518,901

The contractual maturity distribution of the acquired loan portfolio at July 16, 2010 is indicated in the table below:

	Loans Maturing
(Dollars in thousands) Loan Type	Within 1 Year	1 to 5 Years	After 5 Years	Total
Non-owner occupied commercial real estate	$41,106	$116,922	$26,996	$185,024
Other commercial C&D	55,820	28,388	840	85,048
Multifamily commercial real estate	4,853	15,954	6,945	27,752
1-4 family residential C&D	5,893	1,009	–	6,902

Total commercial real estate	$107,672	$162,273	$34,781	$304,726
Owner occupied commercial real estate	40,568	78,346	35,261	154,175
Commercial and industrial	9,389	18,258	11,464	39,111

Total commercial	$49,957	$96,604	$46,725	$193,286
1-4 family residential	32,193	50,534	87,737	170,464
Home Equity	10,661	29,760	43,538	83,959
Consumer	2,736	3,294	270	6,300

Total consumer	$45,590	$83,588	$131,545	$260,723
Other	4,608	2,021	3,190	9,819

Total	$207,827	$344,486	$216,241	$768,554

Foreclosed Property

Capital Bank acquired $33.8 million of foreclosed property in connection with our acquisition of the Failed Banks. This represented 100% of Capital Bank’s balance of foreclosed property at the time of acquisition. Capital Bank was able to determine the fair value of the property acquired through the use of appraisals and/or review of the comparable sales data available at the time of acquisition. Up to 80% of losses on foreclosed property are covered by Capital Bank’s loss sharing.

Deposits

Capital Bank assumed approximately $960.1 million in deposits based on estimated fair values. This amount represented 100% of Capital Bank’s total deposits at the time of acquisition.

The various types of deposit accounts assumed as of July 16, 2010 are summarized below (dollars in thousands):

(Dollars in thousands)	Amount as of July 16, 2010
Demand deposits	$126,181
Interest-bearing demand deposits	137,923
Savings deposits	14,799
Time deposits	681,211

Total	$960,114

As of July 16, 2010, the scheduled maturities of time deposits with balances $100,000 or greater were as follows:

(Dollars in thousands)	Amount as of July 16, 2010
Months to maturity:
Three or less	$78,631
Four to Nine	25,430
Seven through Twelve	141,558
Over Twelve	59,860

Total	$305,479

In its assumption of the deposit liabilities, Capital Bank determined that some of the customer relationships associated with these deposits have intangible value, in accordance with the accounting for goodwill and other intangible assets in a business combination. Capital Bank determined the estimated fair value of the core deposit intangible asset to be $4.1 million, which will be amortized over a four-year period which is its estimated life.

Future amortization of the core deposit intangible asset over the estimated economic life will decrease results of operations. Since amortization is a non-cash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, the core deposit intangible asset is disallowed and is a reduction of equity capital. As such, Capital Bank expects no material impact on regulatory capital.

The core deposit intangible asset is subject to significant estimates by management of Capital Bank related to the value and the life of the asset. These estimates could change over time. Capital Bank will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, Capital Bank will record the impairment as an expense in its consolidated statement of operations.

Borrowings

Borrowings include securities sold under agreements to repurchase, advances from the FHLB, and a treasury, tax and loan note option.

Capital Bank also acquired securities sold under agreements to repurchase with commercial account holders whereby Capital Bank sweeps the customers’ accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by Capital Bank.

Capital Bank also assumed an agreement with another financial institution in which securities had been sold which would be repurchased at a future date. The interest rates on these repurchase agreements are fixed for the remaining term of the agreement. The outstanding fair value amount at July 16, 2010 was $10,188 and had a fixed interest rate of 5.16%. As of July 16, 2010, $11,856 of securities of the U.S. government or its agencies were pledged to collateralize these borrowings.

Through our acquisition of the Failed Banks, Capital Bank assumed FHLB advances outstanding with a carrying value of $134,684, a face value of $127,776 and a weighted average interest rate of 3.08%. The advances consist of the following:

Fair Value	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Rate at July 16, 2010
$ 4,059	$ 4,052	August 2010	Fixed	3.36%
5,004	5,000	September 2010	Fixed	0.69%
6,005	6,000	December 2010	Fixed	0.68%
5,003	5,000	February 2011	Fixed	0.51%
3,034	3,000	March 2011	Fixed	2.12%
3,028	3,000	May 2011	Fixed	1.65%
5,212	5,000	September 2011(1)	Fixed	5.04%
5,203	5,000	June 2011(1)	Fixed	4.95%
5,000	5,000	June 2011	Daily	0.49%
5,107	5,000	July 2011(1)	Fixed	2.81%
1,969	1,944	September 2011	Fixed	2.99%
2,119	2,083	September 2011	Fixed	3.58%
583	572	October 2011	Fixed	3.91%
5,292	5,000	January 2012(1)	Fixed	4.56%
646	625	April 2012	Fixed	4.70%
5,353	5,000	May 2012(1)	Fixed	4.59%
7,736	7,500	March 2013	Fixed	2.29%
4,372	4,000	March 2013(1)	Fixed	4.58%
5,185	5,000	May 2013(1)	Fixed	2.27%
5,600	5,000	May 2014(1)	Fixed	4.60%
5,625	5,000	June 2014(1)	Fixed	4.67%
5,239	5,000	February 2015(1)	Fixed	2.83%
5,431	5,000	June 2015(1)	Fixed	3.71%
5,469	5,000	July 2015(1)	Fixed	3.57%
5,558	5,000	November 2017	Fixed	3.93%
5,786	5,000	June 2017(1)	Fixed	4.58%
5,210	5,000	July 2018(1)	Fixed	2.14%
5,206	5,000	July 2018(1)	Fixed	2.12%
5,650	5,000	July 2018(1)	Fixed	3.94%

$134,684	$127,776

(1)

These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, Capital Bank has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.

Other Liabilities

Capital Bank acquired approximately $18.3 million of other liabilities. The book value of these liabilities approximated their fair value.

Operating Results and Cash Flows

Capital Bank was formed to pursue acquisition opportunities and management performed various types of reviews and analyses to determine their impact on Capital Bank’s operating results, cash flows and risk profile. The acquisition of the Failed Banks was attractive to Capital Bank for a variety of reasons, including the following:

•

enabling the startup of Capital Bank’s banking operations in several of our target markets (Miami, which we targeted because of its size and concentrated business activity, and South Carolina, which we targeted because of its attractive demographic growth trends) with a baseline level of trained staff in place;

•	attractiveness in the pricing of the acquired loan portfolios considering the protective nature of the loss sharing agreements;

•	the ability to utilize acquired excess liquidity to allow a planned run-off of out-of-market and unprofitable deposits; and

•	the ability to quickly reduce redundancies and gain additional efficiencies related to Capital Bank’s corporate functions.

The acquisition of the Failed Banks had an immediate accretive impact on Capital Bank’s financial results as it recognized a gain of approximately $15.2 million in connection with our acquisition of the Failed Banks. The gain resulted from Capital Bank’s determination that the fair value of the net assets acquired exceeded the fair value of the consideration transferred in connection with our acquisition of the Failed Banks.

The extent to which Capital Bank’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the loss sharing agreements and the related discounts reflected in the fair value of these assets at July 16, 2010. The fair values of the acquired loans and other real estate owned reflect an estimate of lifetime expected losses related to these assets as of July 16, 2010. As a result, Capital Bank’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected losses reflected in the estimates of fair value of these assets at July 16, 2010. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

On July 16, 2010, the estimated fair value for all non-PCI loans acquired in the acquisition totaled $77.5 million. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit impaired (which we refer to as “PCI”) loans. On the acquisition date, the estimated fair value of PCI loans was $691.0 million. The preliminary estimate of the cash flows expected to be collected for PCI loans was $737.6 million, net of an accretable yield of $46.6 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

The accretable yield is the amount by which the undiscounted expected cash flows exceed the estimated fair value. The accretable yield includes the future interest expected to be collected over the remaining life of the acquired loans.

The loss sharing agreements will likely have a material impact on the cash flows and operating results of Capital Bank in both the short-term and the long-term. In the short-term, as stated above, it is likely there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, Capital Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after Capital Bank completes its best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss sharing agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects Capital Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10-year period (five years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. Capital Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as Capital Bank exhausts its collection efforts under its normal practices. In addition, Capital Bank recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of Capital Bank’s collection efforts on the covered assets.

Liquidity

Initially, the acquisition of the Failed Banks increased Capital Bank’s liquidity reserves by $102.6 million due to the acquisition of $184.3 million cash and due from banks in the deal before making net payments of $81.7 million to settle the transactions with the FDIC.

Capital Resources

To be categorized as well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, Capital Bank must maintain minimum Tier I leverage, Tier I risk-based and total risk-based ratios. These minimum ratios along with capital ratios for Capital Bank as of July 16, 2010 are as follows:

	Well Capitalized Requirement	Adequately Capitalized Requirement	Estimated As of July 16, 2010
Tier 1 Capital (to Average Assets)	≥5.0%	≥4.0%	11.7%
Tier 1 Capital (to Risk Weighted Assets)	≥6.0%	≥4.0%	14.3%
Total Capital (to Risk Weighted Assets)	≥10.0%	≥8.0%	14.3%

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk Management

Interest rate risk management is carried out through our Asset Liability Committee, which consists of our Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Treasurer, business unit heads and certain other officers. To manage interest rate risk, our Board of Directors has established quantitative and qualitative guidelines with respect to our net interest income exposure and how interest rate shocks affect our financial performance. Consistent with industry practice, we measure interest rate risk by utilizing the concept of economic value of equity, which is the intrinsic value of assets, less the intrinsic value of liabilities. Economic value of equity does not take into account management intervention and assumes the new rate environment is constant and the change is instantaneous. Further, economic value of equity only evaluates risk to the current balance sheet. Therefore, in addition to this measurement, we also evaluate and consider the impact of interest rate shocks on other business factors, such as forecasted net interest income for subsequent years.

Management continually reviews and refines its interest rate risk management process in response to the changing economic climate. Currently, our model projects minus 300, minus 200, minus 100, 0, plus 100, plus 200 and plus 300 basis point changes to evaluate our interest rate sensitivity and to determine whether specific action is needed to improve the current structure, either through economic hedges and matching strategies or by utilizing derivative instruments. In the current interest rate environment, management believes the minus 200 and minus 300 basis point scenarios are highly unlikely.

Based upon the current interest rate environment, as of June 30, 2012, our sensitivity to interest rate risk was as follows:

(Dollars in millions)	Next 12 Months Net Interest Income
Interest Rate Change in Basis Points			Economic Value of Equity
	$ Change	% Change	$ Change	% Change
300	$18.4	7.54%	$54.1	4.43%
200	12.2	5.00%	42.3	3.48%
100	6.0	2.45%	26.2	2.14%
0	–	0.00%	–	0.00%
-100	(9.3)	(3.81)%	(49.7)	(4.07)%
-200	(10.7)	(4.39)%	(72.4)	(5.92)%
-300	(10.7)	(4.40)%	(64.0)	(5.23)%

We used many assumptions to calculate the impact of changes in interest rates on our portfolio, and actual results may not be similar to projections due to several factors, including the timing and frequency of rate changes, market conditions and the shape of the yield curve. Actual results may also differ due to our actions, if any, in response to the changing rates.

In the event the model indicates an unacceptable level of risk, we may take a number of actions to reduce this risk, including the sale of a portion of our available for sale investment portfolio or the use of risk management strategies such as interest rate swaps and caps. As of June 30, 2012, we were in compliance with all of the limits and policies established by management.

Inflation Risk Management

Inflation has an important impact on the growth of total assets in the banking industry and creates a need to increase equity capital to higher than normal levels in order to maintain an appropriate equity-to-assets ratio. We cope with the effects of inflation by managing our interest rate sensitivity position through our asset/liability management program, and by periodically adjusting our pricing of services and banking products to take into consideration current costs.

Off-Balance Sheet Arrangements and Contractual Obligations

Our off-balance sheet arrangements and contractual obligations at December 31, 2011 are summarized in the table that follows.

	Amount of Commitment Expiration Per Period
(Dollars in thousands)	Total Amounts Committed	One Year or Less	Over One Year Through Three Years	Over Three Years Through Five Years	Over Five Years
Off-balance sheet arrangements
Commitments to extend credit	$541,186	$247,542	$46,537	$46,898	$200,209
Standby letters of credit	29,142	28,255	887	–	–

Total	$570,328	$275,797	$47,424	$46,898	$200,209

Contractual obligations
Time deposits	$2,189,436	$1,450,846	$496,367	$238,634	$3,589
Operating lease obligations	58,417	7,437	13,188	10,861	26,931
Capital lease obligations	19,754	614	1,273	1,335	16,532
Purchase obligations	51,561	9,237	19,085	21,775	1,464
Long-term debt	140,101	–	–	–	140,101
FHLB advances	221,018	25,380	85,822	37,116	72,700

Total	$2,680,287	$1,493,514	$615,735	$309,721	$261,317

Total	$3,250,615	$1,769,311	$663,159	$356,619	$461,526

We are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. Total amount committed under these financial instruments was $570.3 million and $182.0 million as of December 31, 2011 and December 31, 2010, respectively. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

Our exposure to credit loss in the event of nonperformance by the other party to financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. We use the same credit policies in making commitments to extend credit and generally use the same credit policies for letters of credit as for on-balance sheet instruments.

Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Unused commercial lines of credit, which comprise a substantial portion of these commitments, generally expire within a year from their date of origination. Other loan commitments generally expire in 30 days. The amount of collateral obtained, if any, by us upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include security interests in business assets, mortgages on commercial and residential real estate, deposit accounts with Capital Bank, N.A. or other financial institutions, and securities.

We had unfunded loan commitments and unfunded letters of credit totaling $570.3 million and $182.0 million at December 31, 2011 and December 31, 2010, respectively. We believe the likelihood of these commitments either needing to be totally funded or funded at the same time is low. However, should significant funding requirements occur, we have liquid assets including cash and investment securities along with available borrowing capacity from various sources as discussed below.

Standby and performance letters of credit are conditional commitments issued by us to assure the performance or financial obligations of a customer to a third party. The credit risk involved in issuing such letters of credit is essentially the same as that involved in extending loans to customers. We generally hold collateral and/or obtain personal guarantees supporting these commitments.

We are obligated under operating leases for office and banking premises which expire in periods varying from one to 21 years. Future minimum lease payments, before considering renewal options that we have in many cases, total $58.4 million and $24.8 million at December 31, 2011 and December 31, 2010, respectively.

Purchase obligations consist of computer and item processing services, and debit and ATM card processing and support services contracted by us under long-term contractual relationships and based upon estimated utilization.

Long-term debt includes subordinated debentures with notional amounts of $152.4 million and $33.0 million and carrying values totaling $84.9 million and $22.9 million at December 31, 2011 and December 31, 2010, respectively. Structured repurchase agreements with notional amounts of $50.0 million and carrying values of $55.2 million are included at December 31, 2011.

The Bank has invested in FHLB stock for the purpose of maintaining credit lines with the FHLB. The credit availability to the Bank is based on the amount of collateral pledged. FHLB advances totaled $221.0 million at December 31, 2011.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. Application of these principles requires management to make complex and subjective estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under current circumstances.

These assumptions form the basis for our judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. We evaluate our estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.

Accounting policies are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. We believe that the critical accounting policies and estimates discussed below involve additional management judgment due to the complexity and sensitivity of the methods and assumptions used.

Pursuant to the JOBS Act, as an emerging growth company, we can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the Public Company Accounting Overview Board or the SEC. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we may adopt the standard for the private company. This may make comparison of our financial statements with any other public company that is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Although we are still evaluating the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Business Combinations

We account for transactions that meet the definition of a purchase business combination by recording the assets acquired and liabilities assumed at their fair value upon acquisition. Intangible assets, indemnification contracts and contingent consideration are identified and recognized individually. If the fair value of the assets acquired exceeds the purchase price plus the fair value of the liabilities assumed, a bargain purchase gain is recognized. Conversely, if the purchase price plus the fair value of the liabilities assumed exceeds the fair value of the assets acquired, goodwill is recognized.

Fair Value Measurement

We use estimates of fair value in applying various accounting standards for our consolidated financial statements. Fair value measurements are used in one of four ways: (1) in the consolidated balance sheet with changes in fair value recorded in the consolidated statements of operations and other comprehensive income (loss); (2) in the consolidated balance sheets with changes in fair value recorded in the accumulated other comprehensive income (loss) section of the consolidated statements of changes in shareholders’ equity; (3) in the consolidated balance sheet for instruments carried at the lower of cost or fair value with impairment charges recorded in the consolidated statements of operations and other comprehensive income (loss); and (4) in the notes to our consolidated financial statements.

Fair value is defined as the price at which an asset may be sold or a liability may be transferred in an orderly transaction between willing and able market participants. In general, our policy in estimating fair values is to first look at observable market prices for identical assets and liabilities in active markets, where available. When these are not available, other inputs are used to model fair value such as prices of similar instruments, yield curves, volatilities, prepayment speeds, default rates and credit spreads (including for our liabilities), relying first on observable data from active markets. Depending on the availability of observable inputs and prices, different valuation models could produce materially different fair value estimates. The values presented may not represent future fair values and may not be realizable.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of probable loan losses inherent in our loan portfolio and the difference between the recorded investment and the present values of our most recent estimates of expected cash flows for purchased impaired loans where we have identified additional impairment subsequent to the date of acquisition. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses based on risk characteristics of loans and consideration of other qualitative factors, all of which may be susceptible to significant change.

Accounting for Acquired Loans

We account for our acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value as of their respective acquisition dates. No allowance for loan losses related to the acquired loans is recorded on the acquisition date, as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the impact of guarantees under any applicable loss sharing agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, with respect to which there is evidence of credit deterioration since origination and it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for PCI loans. We have applied this guidance to each of our acquisitions, including our FDIC-assisted acquisitions of the

Failed Banks and our open market acquisitions of TIB Financial, Capital Bank Corp. and Green Bankshares, Inc. For each acquisition, we have aggregated the PCI loans into pools of loans with common risk characteristics. Over the life of these acquired loans, we continue to estimate cash flows expected to be collected on individual loans or on pools of loans sharing common risk characteristics. For each pool of loans, we estimate cash flows expected to be collected over the remaining life of the pool’s loans, based on assumptions about yields, prepayments and magnitude and timing of credit losses, and discount those cash flows to present value using effective interest rates to calculate the carrying value. The difference between our recorded investment, or carrying value, in the loans and our estimates of cumulative lifetime undiscounted expected cash flows represents the accretable yield. The accretable yield represents the amount we expect to recognize as interest income over the remaining life of the loans. The difference between the cash flows that our customers legally owe us under the contractual terms of their loan agreements and our cumulative lifetime expected cash flows represents the non-accretable difference. The non-accretable difference of a pool is a measure of the expected credit loss, prepayments and other factors affecting expected cash flows for that pool.

Each quarter, we estimate the expected cash flows for each pool and evaluate whether the present value of future expected cash flows for each pool has decreased below its recorded investment and, if so, we recognize a provision for loan loss in our consolidated statement of income for that pool and appropriately adjust the amount of accretable yield. The expected cash flows are estimated based on factors which include loan grades established in our ongoing credit review program, likelihood of default based on observations of specific loans during the credit review process as well as applicable industry data, loss severity based on updated evaluation of cash flow from available collateral, and the contractual terms of the underlying loan agreement. For any pool where the present value of our most recent estimate of future cumulative lifetime cash flows has increased above its recorded investment, we transfer appropriate estimated cash flows from non-accretable difference to accretable yield, which is then recognized in income on a prospective basis through an increase in the pool’s yield over its remaining life. For further discussion of our acquisitions and loan accounting, see Notes 2 and 4 to our consolidated financial statements.

Accounting for Covered Loans

A significant portion of our loans acquired on July 16, 2010 and covered by the loss sharing agreements with the FDIC have demonstrated evidence of deterioration of credit quality since origination. The accounting for these loans and the related FDIC indemnification asset requires us to estimate the timing and amount of cash flow to be collected from these loans and to continually update estimates of the cash flows expected to be collected over the life of the loans. These estimates are considered to be critical accounting estimates because they involve significant judgment and assumptions as to the amount and timing of cash flows to be collected. Covered loans were placed into homogenous pools at acquisition, and the ongoing credit quality and performance of these loans are analyzed quarterly on a pool basis as described above in “—Accounting for Acquired Loans.”

FDIC Indemnification Asset

Because the FDIC will reimburse us for certain amounts related to certain acquired loans and other real estate owned should we experience a loss, an indemnification asset was also recorded at fair value at the acquisition date of such assets. The indemnification asset is recognized at the same time as the indemnified loans are acquired and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the reimbursements expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk.

Subsequent to initial recognition, the FDIC indemnification asset continues to be measured on the same basis as the related indemnified loans, and the FDIC indemnification asset is impacted by changes in estimated cash flows associated with these loans. Deterioration in the credit quality on expected cash flows of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the FDIC indemnification asset, with the offset recorded through the consolidated statement of income. Increases in the credit quality or cash flows of loans (reflected as an adjustment to yield and accreted into income over the remaining life of the loans) decrease the basis of the FDIC indemnification asset, with such decrease being amortized into income over (i) the life of the loan or (ii) the life of the shared loss agreements, whichever is shorter. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the FDIC indemnification asset. Fair value accounting incorporates into the fair value of the FDIC indemnification asset an element of the time value of money, which is accreted back into income over the life of the shared loss agreements.

Upon the determination of an incurred loss, the FDIC indemnification asset will be reduced by the amount owed by the FDIC and a corresponding loss share receivable will be recorded until cash is received from the FDIC. As noted above, the legacy loan portfolios of First National Bank, Metro Bank and Turnberry are covered by loss sharing agreements with the FDIC. Following the acquisition, we assigned responsibility for managing these loan portfolios to our special assets division and implemented policies and systems to ensure compliance with the terms of the loss sharing agreements. During 2011, we collected $77.4 million in reimbursements from the FDIC, representing all of our requests for reimbursement of covered losses from July 16, 2010 through December 31, 2011.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the fair value of the collateral at the date of foreclosure based on estimates, including some obtained from third parties, less estimated costs to sell, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of cost or fair value, less estimated costs to sell. Significant property improvements that enhance the salability of the property are capitalized to the extent that the carrying value does not exceed estimated realizable value. Legal fees, maintenance and other direct costs of foreclosed properties are expensed as incurred. Given the number of properties included in OREO, and the judgment involved in estimating fair value of the properties, accounting for OREO is regarded as a critical accounting policy.

Deferred Tax Asset

Deferred income tax assets and liabilities result from temporary differences between assets and liabilities measured for financial reporting purposes and for income tax return purposes. Realization of tax benefits for deductible temporary differences depends on having sufficient taxable income of an appropriate character within the carryforward periods. Management must evaluate the probability of realizing the deferred tax asset and determine the need for a valuation reserve as of the date of the consolidated financial statements. Given the judgment involved and the amount of our deferred tax asset, this is considered a critical accounting policy. As of June 30, 2012, there was no valuation adjustment relating to our $140.7 million deferred tax asset.

Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. ASU 2011-12 amended one of the requirements of Update 2011-05. Under the amendments in Update 2011-05, entities are required to present reclassification adjustments and the effect of those reclassification adjustments on the face of the financial statements where net income is presented, by component of net income, and on the face of the financial statements where other comprehensive income is presented, by component of other comprehensive income. In addition, the amendments in Update 2011-05 require that reclassification adjustments be presented in interim financial periods. The amendments in this Update are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU 2011-12 did not have an impact on our consolidated financial condition or results of operations but did alter disclosures.

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures About Offsetting Assets and Liabilities” (“ASU 2011-11”). This project began as an attempt to converge the offsetting requirements under U.S. GAAP and International Financial Reporting Standards (“IFRS”). However, as the FASB and the International Accounting Standards Board (collectively, the “Boards”) were not able to reach a converged solution with regards to offsetting requirements, the Boards developed convergent disclosure requirements to assist in reconciling differences in the offsetting requirements under U.S. GAAP and IFRS. The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. ASU 2011-11 also requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. ASU 2011-11 is effective for interim and annual reporting periods beginning on or after January 1, 2013. As the provisions of ASU 2011-11 only impact the disclosure requirements related to the offsetting of assets and liabilities, we expect that the adoption of ASU 2011-11 will not have an impact on our consolidated financial conditions or results of operations.

In September 2011, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 amended guidance on the annual goodwill impairment test performed by us. Under the amended guidance, we will have the option to first assess qualitative factors to determine whether it is necessary to perform a two-step impairment test. If we believe, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than the carrying value, the quantitative impairment test is required. If we believe the fair value of a reporting unit is greater than the carrying value, no further testing is required. A company can choose to perform the qualitative assessment on some or none of its reporting entities. The amended guidance includes examples of events and circumstances that might indicate that a reporting unit’s fair value is less than its carrying amount. These include macro-economic conditions such as deterioration in the entity’s operating environment, entity-specific events such as declining financial performance, and other events such as an expectation that a reporting unit will be sold. The amended guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. However, an entity can choose to early adopt even if its annual test date is before the issuance of the final standard, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. The adoption of ASU 2011-08 did not have an impact on our consolidated financial condition or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current guidance by (i) eliminating the option to present components of other comprehensive income (OCI) as part of the statement of changes in shareholders’ equity, (ii) requiring the presentation of each component of net income and each component of OCI either in a single continuous statement or in two separate but consecutive statements, and (iii) requiring the presentation of reclassification adjustments on the face of the statement. The amendments of ASU 2011-05 do not change the option to present components of OCI either before or after related income tax effects, the items that must be reported in OCI, when an item of OCI should be reclassified to net income, or the computation of earnings per share (which continues to be based on net income). ASU 2011-05 is effective for interim and annual periods beginning on or after December 15, 2011 for public companies, with early adoption permitted and retrospective application required. The adoption of ASU 2011-05 did not have an impact on our consolidated financial condition or results of operations but did alter disclosures.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The amended guidance of ASU 2011-04 (i) clarifies how a principal market is determined, (ii) establishes the valuation premise for the highest and best use of nonfinancial assets, (iii) addresses the fair value measurement of instruments with offsetting market or counterparty credit risks, (iv) extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and (v) requires additional disclosures including transfers between Level 1 and Level 2 of the fair value hierarchy, quantitative and qualitative information and a description of an entity’s valuation process for Level 3 fair value measurements, and fair value hierarchy disclosures for financial instruments not measured at fair value. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of ASU 2011-04 did not have a material impact on our consolidated financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables. The new guidance amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The adoption of ASU 2011-02 did not have a material impact on our consolidated financial condition or results of operations.

BUSINESS

Our Company

We are a bank holding company incorporated in late 2009 with the goal of creating a regional banking franchise in the southeastern region of the United States through organic growth and acquisitions of other banks, including failed, underperforming and undercapitalized banks. In December 2009 and January and July 2010, we raised approximately $900 million to make acquisitions through a series of private placements of our common stock. Since then, we have acquired seven depository institutions, including the assets and certain deposits of the three Failed Banks from the FDIC. As of June 30, 2012, and after giving pro forma effect to our acquisition of Southern Community Financial, we operated 165 branches in Tennessee, Florida, North Carolina, South Carolina and Virginia. Through our branches, we offer a wide range of commercial and consumer loans and deposits, as well as ancillary financial services.

We were founded by a group of experienced bankers with a multi-decade record of leading, operating, acquiring and integrating financial institutions. Our executive management team is led by our Chief Executive Officer, R. Eugene Taylor. Mr. Taylor is the former Vice Chairman of Bank of America Corp., where his career spanned 38 years, including tenure as President of the Consumer and Commercial Bank. He also has extensive experience executing and overseeing bank acquisitions, including NationsBank Corp.’s acquisition and integration of Bank of America, Maryland National Bank and Barnett Banks, Inc. Our Chief Financial Officer, Christopher G. Marshall, has over 30 years of financial and managerial experience, including service as the Chief Financial Officer of Fifth Third Bancorp and as the Chief Operations Executive for Bank of America’s Global Consumer and Small Business Bank. Our Chief Risk Officer, R. Bruce Singletary, has over 32 years of experience, including 19 years of experience managing credit risk. He has served as Head of Credit for NationsBank Corp. for the Mid-Atlantic region and as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Kenneth A. Posner serves as our Chief of Investment Analytics and Research. Mr. Posner spent 13 years as an equity research analyst at Morgan Stanley focusing on a wide range of financial services firms.

After giving pro forma effect to our acquisition of Southern Community Financial, as of June 30, 2012, we had approximately $7.7 billion in total assets, $5.0 billion in loans, $6.1 billion in deposits and $1.0 billion in shareholders’ equity.

Our Acquisitions

Overview

Our banking operations commenced on July 16, 2010, when we purchased approximately $1.2 billion of assets and assumed approximately $960.1 million of deposits of the three Failed Banks from the FDIC. We did not pay the FDIC a premium for the deposits of the Failed Banks. In connection with these acquisition, we entered into loss sharing agreements with the FDIC covering approximately $796.1 million of outstanding loans balances and real estate of the Failed Banks that we acquired. Under the loss sharing arrangements, the FDIC has agreed to absorb 80% of all future credit losses and workout expenses on these assets which occur prior to the expiration of the loss sharing agreements. On September 30, 2010, we invested approximately $175.0 million in TIB Financial, a publicly held financial services company that had total assets of approximately $1.7 billion and operated 28 branches in southwest Florida and the Florida Keys. On January 28, 2011, we invested approximately $181.1 million in Capital Bank Corp., a publicly held financial services company that had approximately $1.7 billion in assets and operated 32 branches in central and western North Carolina. In addition, on September 7, 2011, we invested approximately $217.0 million in Green Bankshares, a publicly held financial services company that had approximately $2.4 billion in assets and operated 63 branches across East and Middle Tennessee in addition to one branch in each of Virginia and North Carolina. Within an 18-month period, we have integrated and centralized the underwriting, risk and pricing functions of our first six acquired institutions and combined them all onto a single information processing system. Southern Community Financial currently operates on a different information system, but, like all previously acquired information platforms, we expect to convert it to conform to our single platform structure soon after the closing of the acquisition, which occurred on October 1, 2012.

The Failed Banks

On July 16, 2010, we purchased substantially all of the assets and assumed all of the deposits of First National Bank in Spartanburg, South Carolina, Metro Bank in Miami, Florida and Turnberry Bank in Aventura, Florida. None of the Failed Banks were affiliated with one another. First National Bank, founded in 1999, was a mid-sized community bank targeting customers located in the Spartanburg, Greenville, Charleston, Columbia and York County markets in South Carolina that operated 13 branches at the time we acquired it from the FDIC. Metro Bank, founded in 1984, was a privately held community bank that operated six branches in Miami, Coral Gables, Sunrise and Lighthouse Point, Florida at the time we acquired it from the FDIC. Turnberry Bank, founded in 1985, was a privately held community bank that operated four branches in Aventura, Coral Gables, Pinecrest and South Miami, Florida at the time we acquired it from the FDIC.

Our acquisition of the Failed Banks resulted in our acquiring assets with an estimated fair value of $1.2 billion, which included $768.6 million of loans, $74.4 million of investment securities, $184.3 million of cash and cash equivalents and a $137.3 million FDIC indemnification asset. We also assumed liabilities with a fair value of $1.1 billion, which included $960.1 million of deposits and $148.6 million of borrowings.

These transactions gave us an initial market presence in Miami, which we targeted because of its size and concentrated business activity, and South Carolina, which we targeted because of its attractive demographic growth trends.

Loss Sharing Agreements

In connection with our acquisition of the Failed Banks, we entered into loss sharing agreements with the FDIC covering approximately $796.1 million of loans and real estate owned of the Failed Banks that we acquired. Under the loss sharing agreements, the FDIC agreed to absorb 80% of all future credit losses and workout expenses on these assets which occur prior to the expiration of the loss sharing agreements. We will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid us a reimbursement under the loss sharing agreements and 50% of certain fully charged-off assets.

The loss sharing agreements consists of three (one for each Failed Bank) single-family shared-loss agreements and three (one for each Failed Bank) commercial and other loans shared-loss agreements. The single family shared-loss agreements provide for FDIC loss sharing and reimbursement to us for recoveries to the FDIC for ten years from July 16, 2010 for single-family residential loans. The commercial shared-loss agreements provide for FDIC loss sharing for five years from July 16, 2010 and our reimbursement for recoveries to the FDIC for eight years from July 16, 2010 for all other covered assets.

The covered assets that we acquired in connection with our acquisition of the Failed Banks include one-to-four family residential real estate loans (both owner occupied and non-owner occupied), home equity loans and commercial loans.

We have agreed to make a true-up payment, also known as clawback liability, to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final resolution of all covered assets under the loss sharing agreements in the event losses thereunder fail to reach expected levels, not to exceed ten years from the date of our acquisition of the Failed Banks. The estimated fair value of the true-up payment as of the acquisition date was $1.0 million.

Under the loss sharing agreements, we are limited in our ability to dispose of covered assets and we are required to follow specific servicing procedures and to undertake loss mitigation efforts. Additionally, the FDIC has information rights with respect to our performance, requiring us to maintain detailed compliance records.

The carrying value of the FDIC indemnification asset at June 30, 2012 was $60.8 million.

TIB Financial Corp.

On September 30, 2010, we invested approximately $175.0 million in TIB Financial, a publicly held bank holding company headquartered in Naples, Florida that had total assets of approximately $1.7 billion and operated 28 branches in southwest Florida and the Florida Keys. Upon the closing of the TIB Financial investment on September 30, 2010, we owned approximately 99% of the outstanding voting power of TIB Financial. TIB Financial subsequently completed a rights offering to legacy TIB Financial stockholders, which reduced our ownership interest in TIB Financial to approximately 94%. In connection with our TIB Financial investment, we acquired a warrant to purchase an additional $175.0 million in TIB common stock on substantially the same terms as our initial investment, exercisable in whole or in part until March 30, 2012. On March 31, 2012, the warrant expired unexercised. On April 29, 2011, we combined TIB Financial’s banking subsidiary, TIB Bank, with our banking subsidiary, NAFH National Bank (whose name has since changed to Capital Bank, National Association) in an all-stock transaction.

TIB Financial has been executing a community bank business strategy for individuals and businesses in the Florida Keys for 37 years. Prior to TIB Bank’s merger with NAFH National Bank, it had 27 full-service banking offices in Florida that were located in Monroe, Miami-Dade, Collier, Lee and Sarasota counties.

The TIB Financial investment resulted in us acquiring assets with a fair value of $1.7 billion, which included $1.0 billion of loans, $309.3 million of investment securities and $229.7 million of cash and cash equivalents. We also assumed liabilities with a fair value of $1.6 billion, which included $1.3 billion of deposits and $208.8 million of subordinated debt and other borrowings.

In connection with the TIB Financial investment, Messrs. Taylor, Marshall, Foss, Hodges and Singletary were each appointed to the board of directors of TIB Financial. Two existing members of the TIB Financial board, Mr. Howard Gutman and Mr. Brad Boaz, also remain on the TIB Financial board.

This acquisition expanded our geographic reach in Florida to include markets that we believe have particularly attractive deposit customer characteristics and provided a platform to support our future growth.

Capital Bank Corp.

On January 28, 2011, we invested approximately $181.1 million in Capital Bank Corp., a publicly held bank holding company headquartered in Raleigh, North Carolina that had approximately $1.7 billion in assets and operated 32 branches in central and western North Carolina. Upon closing of the Capital Bank Corp. investment, we owned approximately 85% of the voting power of Capital Bank Corp. Also, in connection with the investment, each existing Capital Bank Corp. stockholder received one contingent value right (which we refer to as a “CVR”) per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Capital Bank Corp.’s existing loan portfolio. The maximum amount that may be payable under the Capital Bank Corp. CVR at the end of its five-year term is approximately $9.7 million. Capital Bank Corp. subsequently completed a rights offering to legacy Capital Bank Corp. stockholders, which reduced our ownership interest to approximately 83%. On June 30, 2011, we combined Capital Bank Corp.’s banking subsidiary, Capital Bank, with our banking subsidiary, NAFH National Bank, in an all-stock transaction and, simultaneously with the consummation of the transaction, changed the name of NAFH National Bank to Capital Bank, National Association.

Capital Bank Corp., incorporated in 1998, is a community bank engaged in the general commercial banking business, primarily in markets in central and western North Carolina. It operates 32 branch offices in North Carolina: five branch offices in Raleigh, four in Asheville, four in Fayetteville, three in Burlington, three in Sanford, two in Cary and one in each of Clayton, Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Siler City, Pittsboro, Wake Forest and Zebulon.

The Capital Bank Corp. investment resulted in us acquiring assets with an estimated fair value of $1.7 billion at the acquisition date, which included $1.1 billion of loans, $225.3 million of investment securities and $208.3 million of cash and cash equivalents. We also assumed liabilities with a fair value of $1.5 billion, which included $1.4 billion of deposits and $143.7 million of subordinated debt and other borrowings.

In connection with the Capital Bank Corp. investment, Messrs. Taylor, Marshall, Foss, Hodges and Singletary were each appointed to the board of directors of Capital Bank Corp. Two existing members of the Capital Bank Corp. board of directors, Mr. Oscar A. Keller, III and Mr. Charles F. Atkins, also remain on the Capital Bank Corp. board. Additionally in connection with the Capital Bank Corp. investment, we agreed to appoint two Capital Bank Corp. board members to our Board of Directors. As the two remaining legacy directors of the Capital Bank Corp. board, we appointed Messrs. Keller and Atkins to these positions. This transaction gave us a strong presence in fast-growing North Carolina markets, including the Raleigh MSA, which, according to SNL Financial, has the eleventh highest projected population growth rate in the nation, with over 12% growth projected between 2011 and 2016.

Green Bankshares, Inc.

On September 7, 2011, we invested approximately $217.0 million in Green Bankshares, a publicly held bank holding company headquartered in Greeneville, Tennessee that had approximately $2.4 billion in assets reported at the date of acquisition and operated 63 branches across East and Middle Tennessee in addition to one branch in each of Virginia and North Carolina. Total assets at the date of acquisition included gross loans of $1.3 billion. Also, in connection with the investment, each existing Green Bankshares stockholder received one CVR per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Green Bankshares’ existing loan portfolio. We estimate that the maximum amount that may be payable under the Green Bankshares CVR at the end of its five-year term to be approximately $10.0 million, based on the number of Green Bankshares common stock outstanding as of September 6, 2011. Upon completion of our investment, we owned approximately 90% of Green Bankshares’ common stock. On September 7, 2011, following the completion of our controlling investment in Green Bankshares, we merged GreenBank, Green Bankshares’ banking subsidiary, into Capital Bank in an all-stock transaction similar to the other bank mergers described above.

Green Bankshares is the third largest bank holding company headquartered in Tennessee and parent company of GreenBank, a Tennessee-chartered commercial bank established in 1890. GreenBank provides general banking services through its branches located in Greene, Blount, Cocke, Hamblen, Hawkins, Knox, Loudon, McMinn, Monroe, Sullivan and Washington Counties in East Tennessee and in Davidson, Lawrence, Macon, Montgomery, Rutherford, Smith, Sumner and Williamson Counties in Middle Tennessee. GreenBank also operates one branch in Madison County, North Carolina and one branch in Bristol, Virginia as well as a mortgage banking operation in Knox County, Tennessee.

The Green Bankshares investment resulted in us acquiring assets with a reported carrying value at the date of acquisition of $2.4 billion, including $1.3 billion of loans, $174.2 million of investment securities and $542.7 million of cash and cash equivalents. We also assumed liabilities with a reported carrying value at the date of acquisition of $2.1 billion, including $1.9 billion of deposits and $231.2 million of subordinated debt and other borrowings.

In connection with the Green Bankshares investment, we appointed Messrs. Taylor, Marshall, Foss, Hodges and Singletary to the board of directors of Green Bankshares. Two existing members of the Green Bankshares’ board of directors, Ms. Martha M. Bachman and Mr. Samuel E. Lynch, remained on the Green Bankshares board, with the remaining existing directors resigning. Additionally, we agreed that following the closing of the Green Bankshares investment, we will also appoint the two legacy Green Bankshares directors to our Board of Directors. As the two remaining legacy directors of the Green Bankshares board, we appointed Ms. Bachman and Mr. Lynch to these positions.

This transaction extended our market area in the fast-growing Tennessee metropolitan areas of Nashville and Knoxville.

Southern Community Financial Corporation

On October 1, 2012, we completed our acquisition of all of the common equity interest in Southern Community Financial, a publicly held bank holding company headquartered in Winston Salem, North Carolina that had approximated $1.4 billion in assets reported as of June 30, 2012 and operated 22 branches in Winston-Salem, the Piedmont Triad and other North Carolina markets. The merger consideration for all of the common equity interest consisted of approximately $52.4 million in cash. Total assets at June 30, 2012 included gross loans of $0.9 billion. Also, in connection with the acquisition, each existing shareholder of Southern Community Financial received one CVR per share that entitles the holder to receive up to $1.30 in cash per share at the end of a five-year period based on the credit performance of Southern Community Financial’s existing loan portfolio. We estimate that the maximum amount that may be payable under the Southern Community Financial CVR at the end of its five-year term to be approximately $21.9 million, based on the number of Southern Community Financial common stock outstanding as of June 30, 2012.

Southern Community Financial, founded in 1996, was the parent of Southern Community Bank and Trust and currently controls the third largest share of deposits in the Winston-Salem MSA and the fifth largest MSA in North Carolina. It operated in the neighboring counties of Guilford, Stokes, Surry and Yadkin counties with a branch each in Raleigh and Asheville.

The Southern Community Financial acquisition resulted in us acquiring assets with a reported carrying value at June 30, 2012 of $1.4 billion, including $0.9 billion of loans, $0.3 billion of investment securities and $0.1 billion of cash and cash equivalents. We also assumed liabilities with a reported carrying value at June 30, 2012 of $1.3 billion, including $1.1 billion of deposits and $0.2 billion of subordinated debt and other borrowings.

The terms of the Southern Community Financial acquisition provide that, upon completion of our acquisition, we will appoint a legacy Southern Community Financial director to our Board of Directors and to appoint two legacy directors to Capital Bank’s board of directors. In October 2012, we appointed Dr. William G. Ward, Sr., a legacy Southern Community Financial director, to our Board of Directors.

This acquisition extended our market area in the North Carolina markets, including Winston-Salem and the Piedmont Triad.

Reorganization

Substantially concurrent with the completion of our initial public offering, we merged each of our majority-held bank holding company subsidiaries (TIB Financial, Capital Bank Corp. and Green Bankshares) with the Company. In connection with the mergers of our majority-held subsidiaries, the then existing third-party stockholders of these subsidiaries received shares of Class A common stock in exchange for their minority existing shares. We issued approximately 3,709,832 shares of Class A common stock to the other shareholders of our bank holding company subsidiaries that were merged with the Company in the reorganization. Following the completion of our initial public offering and the reorganization, we are a publicly traded bank holding company with a single directly and wholly owned bank subsidiary, Capital Bank, N.A.

The following diagrams illustrate our ownership structure, including our principal subsidiaries, as of the date of the prospectus related to our initial public offering and immediately after the completion of our initial public offering and the reorganization:

(1)

On April 29, 2011, we combined TIB Financial’s banking subsidiary, TIB Bank, with NAFH National Bank in an all-stock transaction (see “—Our Acquisitions—TIB Financial Corp”); on June 30, 2011, we combined Capital Bank Corp.’s banking subsidiary, Capital Bank, with NAFH National Bank in an all-stock transaction and, simultaneously with the consummation of the transaction, changed the name of NAFH National Bank to Capital Bank, National Association (see “—Our Acquisitions—Capital Bank Corp.”); and, on September 7, 2011, we combined Green Bankshares’ banking subsidiary, GreenBank, with Capital Bank in an all-stock transaction (see “—Our Acquisitions—Green Bankshares, Inc.”).

(2)

At the time of completion of the acquisition of Southern Community Financial, Southern Community Financial was merged with and into our wholly owned subsidiary formed for the purpose of the acquisition. Following the completion of our acquisition of Southern Community Financial, we merged Southern Community Bank and Trust, the wholly owned bank subsidiary of Southern Community Financial, with and into Capital Bank, N.A.

(1)	The 886,525 shares purchased by Crestview-NAFH, LLC in our initial public offering are included under “Shares Purchased in Our Initial Public Offering” and not “Existing Investors.”
(2)	At the time of completion of the acquisition of Southern Community Financial, Southern Community Financial was merged with and into our wholly owned subsidiary formed for the purpose of the acquisition. Following the completion of our acquisition of Southern Community Financial, we merged Southern Community Bank and Trust, the wholly owned bank subsidiary of Southern Community Financial, with and into Capital Bank, N.A.

Our Business Strategy

Our business strategy is to build a mid-sized regional bank by operating, integrating and growing our existing operations as well as to acquire other banks, including failed, underperforming and undercapitalized banks and other complementary assets. We believe recent and continuing dislocations in the southeastern U.S. banking industry have created an opportunity for us to create a mid-sized regional bank that will be able to realize greater economies of scale compared to smaller community banks while still providing more personalized, local service than larger-sized banks.

Operating Strategy

Our operating strategy emphasizes relationship banking focused on commercial and consumer lending and deposit gathering. We have organized operations under a line of business operating model, under which we have appointed experienced bankers to oversee loan and deposit production in each of our markets, while centralizing credit, finance, technology and operations functions. Our management team possesses significant executive-level leadership experience at Fortune 500 financial services companies, and we believe this experience is an important advantage in executing this regional, more focused, bank business model.

Organic Loan and Deposit Growth

The primary components of our operating strategy are to originate high-quality loans and low-cost customer deposits. Our executive management team has developed a hands-on operating culture focused on performance and accountability, with frequent and detailed oversight by executive management of key performance indicators. We have implemented a sales management system for our branches that is focused on growing loans and core deposits in each of our markets. We believe that this system holds loan officers and branch managers accountable for achieving loan production goals, which are subject to the conservative credit standards and disciplined underwriting practices that we have implemented as well as compliance, profitability and other standards that we monitor. We also believe that accountability is crucial to our results. Our executive management monitors production, credit quality and profitability measures on a quarterly, monthly, weekly and, in some cases, daily basis and provides ongoing feedback to our business unit leaders. During the first six months of 2012, we originated $447.3 million of new commercial and consumer loans. During the first six months of 2012, we also grew our core deposits by $129.5 million (or 8.8% annualized growth).

The current market conditions have forced many banks to focus internally, which we believe creates an opportunity for organic growth by strongly capitalized banks such as ourselves. We seek to grow our loan portfolio by offering personalized customer service, local market knowledge and a long-term perspective. We have selectively hired experienced loan officers with local market knowledge and existing client relationships. Additionally, our executive management team takes an active role in soliciting, developing and maintaining client relationships.

Efficiency and Cost Savings

Another key element of our strategy is to operate efficiently by carefully managing our cost structure and taking advantage of economies of scale afforded by our acquisitions to control operating costs. We have been able to reduce headcount by consolidating duplicative operations of the acquired banks and streamlining management. In addition we expect to recognize additional cost savings once we have fully integrated Southern Community Financial, which is currently operating on a different processing platform, with the rest of our business. We plan to further improve efficiency by boosting the productivity of our sales force through our focus on accountability and employee incentives and through selective hiring of experienced loan officers with existing books of business.

To evaluate and control operating costs, we monitor certain performance metrics including our efficiency ratio, which equals total non-interest expense divided by net revenue (net interest income plus non-interest income). Our efficiency ratio has been and is expected to continue to be significantly impacted by certain costs that follow acquisitions of financial institutions. Our efficiency ratio for the six months ended June 30, 2012 was 79.0%, which was impacted by $3.0 million in merger related expenses and contract termination and other expenses related to the integration of our operations onto common technology platforms and $3.6 million of investment security gains. The system conversions are intended to create operating efficiencies and better position us for future growth. Excluding the impact of these items and $10.7 million of non-cash equity compensation expense, our adjusted efficiency ratio for the six months ended June 30, 2012 was 71.8%. Our efficiency ratio for the year ended December 31, 2011 was 78.4%, which was impacted by $9.2 million of non-cash equity compensation, $7.6 million of conversion expenses due to integration of the acquired banks, $1.5 million of legal fees related to the acquisitions of Capital Bank and Green Bankshares and $2.9 million of impairment of intangible assets and $4.4 million of investment security gains. Excluding the impact of these items, our adjusted efficiency ratio for the year ended December 31, 2011 was 70.6%. The adjusted efficiency ratio is a non-GAAP measure which we believe provides investors with information useful in understanding our business and our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently. The adjusted efficiency ratio, which equals adjusted non-interest expense (non-interest expense less conversion expense) divided by net revenues (net interest income plus non-interest income), for the six months ended June 30, 2012 and the year ended December 31, 2011 is as follows:

	Efficiency Ratio for the Six Months Ended June 30, 2012		Efficiency Ratio for the Year Ended December 31, 2011
(Dollars in thousands)	Non-adjusted	Adjusted	Non-adjusted	Adjusted
Non-interest expense	$121,546	$121,546	$182,195	$182,195
Less: Non-cash equity compensation	—	(10,685)	—	(9,236)
Less: Information technology conversion	—	(3,045)	—	(7,620)
Less: Legal Fees	—	—	—	(1,500)
Less: Impairment of intangible asset	—	—	—	(2,872)

Non-interest expense, adjusted	$121,546	$107,816	$182,195	$160,967

Net interest income	$127,197	$127,197	$191,320	$191,320
Non-interest income	26,681	26,681	41,227	41,227
Less: Investment security gains	—	(3,648)	—	(4,401)
Net revenue	$153,878	$150,230	$232,547	$228,146

Efficiency Ratio	78.99%	71.77%	78.35%	70.55%

Acquisition and Integration Strategy

We seek acquisition opportunities consistent with our business strategy that we believe will produce attractive returns for our stockholders. We plan to pursue acquisitions that position us in southeastern U.S. markets with attractive demographics and business growth trends, expand our branch network in existing markets, increase our earnings power or enhance our suite of products. Our future acquisitions may include distressed assets sold by the FDIC or another seller where our operations, underwriting and servicing capabilities or management experience give us an advantage in evaluating and resolving the assets.

Our acquisition process begins with detailed research of target institutions and the markets they serve. We then draw on our management team’s extensive experience and network of industry contacts in the southeastern region of the United States. Our research and analytics team, led by our Chief of Investment Analytics and Research, maintains lists of priority targets for each of our markets. The team analyzes financial, accounting, tax, regulatory, demographic, transaction structures and competitive considerations for each target and prepares acquisition projections for review by our executive management team and Board of Directors.

As part of our diligence process in connection with potential acquisitions, we undertake a detailed portfolio- and loan-level analysis conducted by a team of experienced credit analysts led by our Chief Risk Officer. In addition, our executive management team engages the target management teams in active dialogue and personally conducts extensive on-site diligence at target branches.

Our executive management team has demonstrated success not only in acquiring financial institutions and combining them onto a common platform, but also in managing the integration of those financial institutions. Our management team develops integration plans prior to the closing of a given transaction that allows us to (1) reorganize the acquired institution’s management team under our line of business model immediately after closing; (2) implement our credit, risk and interest rate risk management, liquidity and compliance and governance policies and procedures; and (3) integrate our target’s technology and processing systems rapidly. Using our procedures, we have already integrated credit and operational policies across each of our acquisitions. We reorganized the management of the Failed Banks within three months of closing, and we merged their core processing systems with TIB Financial’s platform within six months. We also fully integrated Capital Bank Corp. in July 2011 and Green Bankshares in February 2012.

Sound Risk Management

Sound risk management is an important element of our commercial/retail bank business model and is overseen by our Chief Risk Officer, Bruce Singletary, who has over 19 years of experience managing credit risk. Our credit risk policy, which has been implemented across our organization, establishes prudent underwriting guidelines, limits portfolio concentrations by geography and loan type and incorporates an independent loan review function. Mr. Singletary has created a special assets division with approximately 50 employees to work out or dispose of legacy problem assets using a detailed process taking into account a borrower’s repayment capacity, available guarantees, collateral value, interest accrual and other factors. We believe our risk management policies establish conservative regulatory capital ratios, robust liquidity (including contingency planning), limitations on wholesale funding (including brokered CDs, holding company debt and advances from the FHLB), and restrictions on interest rate risk.

Our Competitive Strengths

•

Experienced and Respected Management Team with a Successful Track Record. Members of our executive management team and Board of Directors have served in executive leadership roles at Fortune 500 financial services companies, including Bank of America, Fifth Third Bancorp and Morgan Stanley. The executive management team has extensive experience overseeing commercial and consumer banking, mergers and acquisitions, systems integrations, technology, operations, credit and regulatory compliance. Many members of our executive management team are from the southeastern region of the United States and have an extensive network of contacts with banking executives, existing and potential customers, and business and civic leaders throughout the region. We believe our executive management team’s reputation and track record give us an advantage in negotiating acquisitions and hiring and retaining experienced bankers.

•

Growth-Oriented Business Model. Our executive management team seeks to foster a strong sales culture with a focus on developing key client relationships, including direct participation in sales calls, and through regular reporting and accountability while emphasizing risk management. Our executive management and line of business executives monitor performance on a quarterly, monthly, weekly and in some cases daily basis, and our compensation plans reward core deposit and responsible commercial loan growth, subject to credit quality, compliance and profitability standards. We have an integrated, scalable core processing platform and centralized credit, finance and technology operations that we believe will support future growth. Our business model contributed to our $728.4 million of commercial and consumer loan originations and $334.1 million in core deposit growth in 2011.

•

Highly Skilled and Disciplined Acquirer. We executed and integrated acquisitions in just 18 months and we executed a seventh during the second half of 2012. We integrated our first four investments into a common core processing platform within six months, the fifth in July 2011 and the sixth in February 2012. We believe our track record of completing and integrating transactions quickly has helped us negotiate transactions on more economically favorable terms. We have conducted due diligence on more than 100 financial institutions, many of which our diligence process indicated would not meet our strategic objectives.

•

Reduced-Risk Legacy Portfolio. Our acquired loan portfolios have been marked-to-market with the application of the acquisition method of accounting, meaning that the carrying value of these assets at the time of their acquisitions reflected our estimate of lifetime credit losses. In addition, as of June 30, 2012, approximately 11.0% of our loan portfolio was covered by the loss sharing agreements we entered into with the FDIC, resulting in limited credit risk exposure for these assets.

•

Excess Capital and Liquidity. As a result of our private placements and the capital we expect to raise in our initial public offering as well as the disciplined deployment of capital, we expect to have ample capital with which to make acquisitions. As of June 30, 2012, we had a 14.23% tangible common equity ratio (which is a non-GAAP measure used by certain regulators, financial analysts and others to measure core capital strength) and a 13.7% Tier 1 leverage ratio, which provides us with $228.4 million in excess capital relative to the 10% Tier 1 leverage standard required under Capital Bank’s operating agreement with the OCC. This operating agreement requires us to maintain this 10% Tier 1 leverage standard through July 16, 2013. As of June 30, 2012, Capital Bank had a 11.4% Tier 1 leverage ratio, a 16.4% Tier 1 risk-based ratio and a 17.6% total risk-based capital ratio. As of June 30, 2012, we had cash and securities equal to 22.1% of total assets, representing $446.2 million of liquidity in excess of our target of 15%, which provides ample liquidity to support our existing banking franchises. Further, our investment portfolio consists primarily of U.S. agency-guaranteed mortgage-backed securities, which have limited credit or liquidity risk. In our acquisition of Southern Community Financial, we paid approximately $99.3 million to Southern Community Financial’s common and preferred shareholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the use of the tangible common equity ratio in our business and the reconciliation of tangible common equity ratio.

•

Scalable Back-Office Systems. All of our acquired institutions operate on a single information processing system. Southern Community Financial currently operates on a different information system, but, like all previously acquired information platforms, we expect to convert it to conform to our single platform structure soon after the closing of the acquisition, which occurred on October 1, 2012. Our systems are designed to accommodate all of our projected future growth and allow us to offer our customers virtually all of the services currently offered by the nation’s largest financial institutions, including state-of-the-art online banking. Enhancements made to our systems are intended to improve our commercial and consumer loan origination, electronic banking and direct response marketing processes, as well as enhance cash management, streamlined reporting, reconciliation support and sales support.

Our Market Area

We view our market area as the southeastern region of the United States. Our seven acquisitions (including our pending acquisition of Southern Community Financial) have established a footprint defined by the Miami-Raleigh-Nashville triangle, which includes the Carolinas, Southwest Florida (Naples) and Southeast Florida (Miami-Dade and the Keys). These markets include a combination of large and fast-growing metropolitan areas that we believe will offer us opportunities for organic loan and deposit growth. According to SNL Financial, the Raleigh MSA has the eleventh highest projected population growth rate in the nation, with over 12% growth projected between 2011 and 2016. Similarly, the Nashville MSA is projected to grow by 7.1%. The Miami MSA is already considered a large metropolitan area with a population in excess of 5 million. Approximately 47% of our current branches are located in our target MSAs. The following table highlights key demographics of our target market areas:

Target Metropolitan Statistical Area	Number of Branches(1)	June 30, 2012 Total Deposits(1)(2)	2011 Total Population*(2)	2011-16 Projected Pop. Growth*	2011 Median Household Income*	2011-16 Projected Household Income Growth*
Miami-Fort Lauderdale-Pompano Beach-Homestead, FL	11	428,978	5,572	3.0%	$44,980	19.00%
Charlotte-Gastonia-Rock Hill, NC-SC	1	36,553	1,792	8.8	53,790	12.45
Nashville-Davidson-Murfreesboro-Franklin, TN	21	605,849	1,615	7.1	50,429	11.58
Raleigh-Cary, NC	13	429,361	1,158	12.3	57,511	12.57
Columbia, SC	5	117,552	778	7.2	46,718	14.62
Knoxville, TN	10	203,139	705	5.2	40,794	22.18
Durham-Chapel Hill, NC	2	88,262	511	6.8	46,117	17.81
Spartanburg, SC	3	177,393	287	4.7	42,292	19.54
Winston-Salem, NC	11	705,027	482	5.1	44,136	19.12
Target MSAs(3)	77	2,792,114	12,900	6.0	47,111	16.8
CBF Consolidated(3)	165	6,196,922	19,528	4.8	44,566	16.2
National Aggregate			310,704	3.4	50,227	14.6

*	Source: SNL Financial.
(1)	Pro forma giving effect to our acquisition of Southern Community Financial, which was completed on October 1, 2012.
(2)	In thousands.
(3)	Population growth and median household income metrics are deposit weighted by MSA.

Products and Services

Banking Services by Business Line

We have integrated our first six acquisitions under a single line of business operating model and are in the process of integrating the seventh. Under this model, we have appointed experienced bankers to oversee loan and deposit growth in each of our markets, while we have centralized other functions, including credit, finance, operations, marketing, human resources and information technology.

The Commercial Bank

Our commercial bank business consists of teams of commercial loan officers operating under the leadership of commercial banking executives in Florida, the Carolinas and Tennessee. The commercial banking executives are responsible for production goals for loans, deposits and fees. They work with senior credit officers to ensure that loan production is consistent with our loan policies and with financial officers to ensure that loan pricing is consistent with our profitability goals. We focus our commercial bank business on loan originations for established small and middle-market businesses with whom we develop personal relationships that we believe give us a competitive advantage and differentiates us from larger banking institutions. In addition, our commercial lending teams coordinate with personnel in our consumer bank business to provide personal loans and other services to the owners and managers and employees of the bank’s commercial clients. At June 30, 2012, commercial loans totaled $2.8 billion (or 67.8% of our total loan portfolio). Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Our commercial lending teams offer a wide range of commercial loan products, including:

•	owner occupied commercial real estate construction and term loans;

•	working capital loans and lines of credit;

•	demand, term and time loans; and

•	equipment, inventory and accounts receivable financing.

During the first six months of 2012, we originated $277.1 million of new commercial loans. Our commercial lending teams also seek to gather low-cost deposits from commercial customers in connection with extending credit. In addition to business demand, savings and money market accounts, we also provide specialized cash management services and deposit products.

The Consumer Bank

Our consumer bank business consists of Capital Bank’s retail banking branches and associated businesses. Similar to our commercial bank business, we have organized the consumer bank by geographical market, with divisions consisting of our Florida, Carolina and Tennessee branches. Each division reports to a consumer banking executive responsible for achieving core deposit and consumer loan growth goals. Pricing of our deposit products is reviewed and approved by our asset-liability committee and the standards for consumer loan credit quality are documented in our loan policy and reviewed by our credit executives.

We seek to differentiate our consumer bank business from competitors through the personalized service offered by our branch managers, customer service representatives, tellers and other staff. We offer various services to meet the needs of our customers, including checking, savings and money market accounts, certificates of deposit and debit and credit cards. Our products are designed to foster relationships by rewarding our best customers for desirable activities such as debit card transactions, e-statements and direct deposit. In addition to traditional products and services, we offer competitive technology in Internet banking services, which we plan to further upgrade in order to keep pace with technological improvements. Consumer loan products we offer include:

•	home equity lines of credit;

•	residential first lien mortgages;

•	second lien mortgages;

•	new and used auto loans;

•	new and used boat loans;

•	overdraft protection; and

•	unsecured personal credit lines.

Branch managers and their staff are charged with growing core deposits with a special focus on new demand deposit accounts and expected to conduct outbound telephone campaigns, generate qualified referrals, collaborate with business partners in the commercial lending teams and evaluate, and make informed decisions with respect to, existing and prospective customers. In the first six months of 2012, we generated organic core deposit growth of $129.5 million (or 8.8% annualized growth). As of June 30, 2012, consumer loans totaled $1.3 billion. During the first six months of 2012, we originated $121.5 million of new consumer loans.

Ancillary Fee-Based Businesses

Mortgage Banking

Through our newly established mortgage banking business, we aim to originate high-quality loans for customers who are willing to establish a deposit relationship with us. The mortgage loans in our portfolio that do not meet this criteria are sold in to the secondary market to buyers, such as Fannie Mae and Freddie Mac, and provide an additional source of fee income. Our mortgage banking capabilities include conventional and nonconforming mortgage underwriting and construction and permanent financing.

Trust and Investment Management

We offer wealth management services to affluent clients, business owners and retirees, building new relationships and expanding existing relationships to grow deposits, loans and fiduciary and investment management fee income. Through wealth management, we offer deposit products, commercial and consumer loans, including mortgage financing, and investment accounts providing access to a wide range of mutual funds, annuities and other financial products, as well as access to our subsidiary, Naples Capital Advisors, which is a registered investment advisor with approximately $54.4 million in assets under management as of June 30, 2012.

Lending Activities

We originate a variety of loans, including loans secured by real estate, loans for construction, loans for commercial purposes, loans to individuals for personal and household purposes, loans to municipalities and loans for new and used cars. A significant portion of our loan portfolio is related to real estate. As of June 30, 2012, loans related to real estate totaled $3.5 billion (or 84% of our total loan portfolio). The economic trends in the regions we serve are influenced by the industries within those regions. Consistent with our emphasis on being a community-oriented financial institution, most of our lending activity is with customers located in and around counties in which we have banking offices. As of June 30, 2012, our owner occupied commercial real estate loans, non-owner occupied commercial real estate loans, residential mortgage loans and commercial and industrial loans represented 24%, 20%, 18% and 11%, respectively, of our $4.2 billion loan portfolio.

We use a centralized risk management process to ensure uniform credit underwriting that adheres to our loan policies as approved annually by our Board of Directors. Lending policies are reviewed on a regular basis to confirm that we are prudent in setting underwriting criteria. Credit risk is managed through a number of methods, including a loan approval process that establishes consistent procedures for the processing and approval of loan requests, risk grading of all commercial loans and certain consumer loans and coding of all loans by purpose, class and collateral type. We seek to focus on underwriting loans that enhance a balanced, diversified portfolio. Management analyzes our commercial real estate concentrations by market and region on a regular basis in an attempt to prevent overexposure to any one type of commercial real estate loan and incorporates third-party real estate and market analysis to monitor market conditions. As of June 30, 2012, the carrying value of our commercial real estate loans in North Carolina, South Carolina, Florida, Tennessee and Virginia totaled $647.6 million, $342.9 million, $791.7 million, $587.5 million and $0.1 million, respectively, and the reported value of Southern Community Financial’s commercial real estate loans, which are in North Carolina, totaled $446.7 million, of which $115.1 million was owner occupied. At June 30, 2012, commercial real estate loans in all regions totaled $2.3 billion (24% of which was owner occupied commercial real estate). We have recently tightened underwriting and pricing standards for indirect auto and residential mortgage lending and de-emphasized originations of commercial real estate mortgages.

We believe that early detection of potential credit problems through regular contact with our clients, coupled with consistent reviews of the borrowers’ financial condition, are important factors in overall credit risk management. Our approach to proactively manage credit quality is to aggressively work with customers for whom a problem loan has been identified and assist in resolving issues before a default occurs.

A key component of our growth strategy is to grow our loan portfolio by originating high-quality commercial and consumer loans, other than non-owner occupied real estate loans, that comply with our conservative credit policies and that produce revenues consistent with our financial objectives. From December 31, 2011 to June 30, 2012, our loan portfolio declined by $111.4 million as a result of $267.3 million of resolutions and $291.4 million of principal repayments offset by $447.3 million in new originations. Additionally, we are working to reduce excessive concentrations in commercial real estate, which characterized our acquisitions’ legacy portfolios, in order to achieve a more diversified portfolio. It is our long-term goal to reduce the commercial real estate concentration to approximately 20% of our total loan portfolio.

In addition, we operate an indirect auto lending business which originates loans for new and used cars through relationships with dealers in Southwest Florida, Southeast Florida, the Florida Keys, and Tennessee. Loans are approved subject to review of FICO credit scores, vehicle age, and loan-to-value. We are in the process of implementing an expert scoring model which will include additional proprietary underwriting factors. We set pricing for loans based on credit score, vehicle age, and loan term. As of June 30, 2012, we had $93.7 million of auto loans.

Deposits

Deposits are the primary source of funds for lending and investing activities and their cost is the largest category of interest expense. Deposits are attracted principally from clients within our branch network through the offering of a wide selection of deposit instruments to individuals and businesses, including non-interest-bearing checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts, certificates of deposit and individual retirement accounts. We are focused on reducing our reliance on high-cost certificates of deposit as a source of funds by replacing them with low-cost deposit accounts. Deposit account terms vary with respect to the minimum balance required, the time period the funds must remain on deposit and service charge schedules. Interest rates paid on specific deposit types are determined based on (1) the interest rates offered by competitors, (2) the anticipated amount and timing of funding needs, (3) the availability and cost of alternative sources of funding and (4) the anticipated future economic conditions and interest rates. Client deposits are attractive sources of funding because of their stability and relatively low cost. Deposits are regarded as an important part of the overall client relationship and provide opportunities to cross-sell other services. In addition, we gather a portion of our deposit base through brokered deposits. At June 30, 2012, total deposits were $5.0 billion of which $4.8 billion (or 97%) were non-brokered deposits and $131.4 million (or 3%) were brokered deposits. At June 30, 2012, our core deposits (total deposits less time deposits) consisted of $735.0 million of non-interest checking accounts, $1.1 billion of negotiable order of withdrawal accounts, $378.4 million of savings accounts and $890.4 million of money market deposits. For the foreseeable future, we remain focused on retaining and growing a strong deposit base and transitioning certain of our customers to low-cost banking services as high-cost funding sources, such as high-interest certificates of deposit, mature.

Marketing

Our marketing activities support all of our products and services described above. Historically, most of our marketing efforts have supported our real estate mortgage, commercial and retail banking businesses. Our marketing strategy aims to:

•	capitalize on our personal relationship approach, which we believe differentiates us from our larger competitors in both the commercial and residential mortgage lending businesses;

•	meet our growth objectives based on current economic and market conditions;

•	attract core deposits held in checking, savings, money market and certificate of deposit accounts;

•	provide customers with access to our local executives;

•	appeal to customers in our region who value quality banking products and personal service;

•	pursue commercial and industrial lending opportunities with small to mid-sized businesses that are underserved by our larger competitors;

•	cross-sell our products and services to our existing customers to leverage our relationships, grow fee income and enhance profitability;

•	utilize existing industry relationships cultivated by our senior management team; and

•	adhere to safe and sound credit standards.

We use a variety of targeted marketing media including the Internet, print, direct mail and financial newsletters. Our online marketing activities include paid advertising, as well as cross-sale marketing through our website and Internet banking services. We believe our marketing strategy will enable us to take advantage of lower average customer acquisition costs, build valuable brand awareness and lower our funding costs.

Information Technology Systems

We have made and continue to make investments in our information technology systems for our banking and lending operations and cash management activities. We seek to integrate our acquisitions quickly and successfully and believe this is a necessary investment in order to enhance our capabilities to offer new products and overall customer experience and to provide scale for future growth and acquisitions. Our enhancements are tailored to improve our commercial and consumer loan origination, electronic banking and direct response marketing processes, as well as enhance cash management, streamlined reporting, reconciliation support and sales support. We work closely with certain third-party service providers to which we outsource certain of our systems and infrastructure. We use the Jack Henry SilverLake System as our banking platform and believe that the scalability of our infrastructure will support our growth strategy and that this platform will support our growth needs.

Competition

The financial services industry in general and our primary markets of South Florida, Tennessee and the Carolinas are highly competitive. We compete actively with national, regional and local financial services providers, including banks, thrifts, credit unions, mortgage bankers and finance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restrictions imposed upon us. Our largest competitors include Bank of America, Wells Fargo, BB&T, First Citizens, Royal Bank of Canada, SunTrust, Regions, FNB United Corp., Toronto-Dominion, Synovus, First Financial, SCBT, JPMorgan Chase, Citigroup, EverBank, Fifth Third Bancorp, First Horizon, Pinnacle Financial, First South and U.S. Bancorp.

Competition among providers of financial products and services continues to increase, with consumers having the opportunity to select from a growing variety of traditional and nontraditional alternatives. The primary factors driving commercial and consumer competition for loans and deposits are interest rates, the fees charged, customer service levels and the range of products and services offered. In addition, other competitive factors include the location and hours of our branches and customer service.

Employees

At June 30, 2012, we had over 1,362 full-time employees and 118 part-time employees. None of our employees are parties to a collective bargaining agreement. We consider our relationship with our employees to be adequate.

Facilities and Real Estate

We currently lease approximately 354,000 square feet of office and operations space in Florida, North Carolina, South Carolina and Tennessee. In addition, we own approximately 150,000 square feet and lease approximately 145,000 square feet of non-branch office space. We operate 35 branches in Florida, 32 in North Carolina, 12 in South Carolina, 63 in Tennessee and one in Virginia. Of these branches, 50 were leased and the rest were owned. Southern Community Financial operated 22 branches in North Carolina. Management believes the terms of the various leases are consistent with market standards and were arrived at through arm’s-length bargaining.

Legal Proceedings

On November 18, 2010, a shareholder of Green Bankshares filed a putative class action lawsuit (styled Bill Burgraff v. Green Bankshares, Inc., et al., U.S. District Court, Eastern District of Tennessee, Northeastern Division, Case No. 2:10-cv-00253) against Green Bankshares and certain of its current and former officers in the United States District Court for the Eastern District of Tennessee in Greeneville, Tennessee on behalf of all persons that acquired shares of Green Bankshares’ common stock between January 19, 2010 and November 9, 2010. On January 18, 2011, a separate shareholder of Green Bankshares filed a putative class action lawsuit (styled Brian Molnar v. Green Bankshares, Inc., et al., U.S. District Court, Eastern District of Tennessee, Northeastern Division, Case No. 2:11-cv-00014) against Green Bankshares and certain of its current and former officers in the same court on behalf of all persons that acquired shares of Green Bankshares’ common stock between January 19, 2010 and October 20, 2010. These lawsuits were filed following, and relate to the drop in value of Green Bankshares’ common stock price after, Green Bankshares announced its third quarter performance results on October 20, 2010. The plaintiffs allege that defendants made false and/or misleading statements or failed to disclose that Green Bankshares was purportedly overvaluing collateral of certain loans; failing to timely take impairment charges of these certain loans; failing to properly account for loan charge-offs; lacking adequate internal and financial controls; and providing false and misleading financial results. The plaintiffs have asserted federal securities laws claims against all defendants for alleged violations of Section 10(b) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) and Rule 10b-5 promulgated thereunder. The plaintiffs have also asserted control person liability claims against the individual defendants named in the complaints pursuant to Section 20(a) of the Exchange Act. The two cases were consolidated on February 4, 2011. On February 11, 2011, the Court appointed movant Jeffrey Blomgren as lead plaintiff. On May 3, 2011, the plaintiff filed an amended and consolidated complaint alleging a class period of January 19, 2010 to November 9, 2010. On July 11, 2011, the defendants filed a motion to dismiss the consolidated amended complaint. The parties have reached a proposed settlement, which is pending confirmation by the Court. The costs of the proposed settlement are expected to be paid by Green Bankshares’ insurer.

SUPERVISION AND REGULATION

The U.S. banking industry is highly regulated under federal and state law. These regulations affect the operations of the Company and its subsidiaries. Investors should understand that the primary objectives of the U.S. bank regulatory regime is the protection of depositors and consumers and maintaining the stability of the U.S. financial system, and not the protection of stockholders.

As a bank holding company, we are subject to supervision and regulation by the Federal Reserve. Our national bank subsidiary (which is our sole bank subsidiary following the reorganization) is subject to supervision and regulation by the OCC, the Consumer Financial Protection Bureau (which we refer to as the “CFPB”) and the FDIC. In addition, we expect that the additional businesses that we may invest in or acquire will be regulated by various state and/or federal regulators, including the OCC, the Federal Reserve, the CFPB and the FDIC.

The description below summarizes certain elements of the applicable bank regulatory framework. This description is not intended to describe all laws and regulations applicable to us and our subsidiaries. Banking statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies and changes in them, including changes in how they are interpreted or implemented, could have material effects on our business. In addition to laws and regulations, state and federal bank regulatory agencies may issue policy statements, interpretive letters and similar written guidance applicable to us and our subsidiaries. These issuances also may affect the conduct of our business or impose additional regulatory obligations. The description is qualified in its entirety by reference to the full text of the statutes, regulations, policies, interpretive letters and other written guidance that are described.

Capital Bank Financial Corp. as a Bank Holding Company

Any entity that acquires direct or indirect control of a bank must obtain prior approval of the Federal Reserve to become a bank holding company pursuant to the BHCA. We became a bank holding company in connection with the acquisition of the assets and assumption of certain liabilities of the Failed Banks from the FDIC by our newly chartered bank subsidiary, Capital Bank. As a bank holding company, we are subject to regulation under the BHCA and to examination, supervision and enforcement by the Federal Reserve. While subjecting us to supervision and regulation, we believe that being a bank holding company (as opposed to a non-controlling investor) broadens the investment opportunities available to us among public and private financial institutions, failing and distressed financial institutions, seized assets and deposits and FDIC auctions. Federal Reserve jurisdiction also extends to any company that is directly or indirectly controlled by a bank holding company, such as subsidiaries and other companies in which the bank holding company makes a controlling investment.

Statutes, regulations and policies could restrict our ability to diversify into other areas of financial services, acquire depository institutions and make distributions or pay dividends on our equity securities. They may also require us to provide financial support to any bank that we control, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of a general deterioration in the financial condition of Capital Bank or other depository institutions we control. They may also limit the fees and prices we charge for our consumer services.

Capital Bank, N.A. as a National Bank

Capital Bank is a national bank and is subject to supervision (including regular examination) by its primary banking regulator, the OCC. Retail operations of the bank are also subject to supervision and regulation by the CFPB. Capital Bank’s deposits are insured by the FDIC through the DIF up to applicable limits in the manner and extent provided by law. Capital Bank is subject to the Federal Deposit Insurance Act, as amended (which we refer to as the “FDI Act”), and FDIC regulations relating to deposit insurance and may also be subject to supervision by the FDIC under certain circumstances.

Recent Developments

Capital Bank was originally formed as NAFH National Bank for the purpose of completing the acquisition of the Failed Banks. On April 29, 2011, we combined TIB Financial’s banking subsidiary, TIB Bank, with NAFH National Bank in an all-stock transaction. On June 30, 2011, we combined Capital Bank Corp.’s banking subsidiary, Capital Bank, with NAFH National Bank in an all-stock transaction and, simultaneously with the consummation of the transaction, changed the name of NAFH National Bank to Capital Bank, National Association. On September 7, 2011, we combined Green Bankshares’ banking subsidiary, GreenBank, with Capital Bank in an all-stock transaction. In October 2012, we merged Southern Community Bank and Trust, the wholly owned bank subsidiary of Southern Community Financial, with and into Capital Bank, N.A.

OCC Operating Agreement and FDIC Order

Capital Bank is subject to specific requirements pursuant to the OCC Operating Agreement, which it entered into with the OCC in connection with our acquisition of the Failed Banks. The OCC Operating Agreement requires, among other things, that Capital Bank maintain various financial and capital ratios and provide notice to, and obtain consent from, the OCC with respect to any additional failed bank acquisitions from the FDIC or the appointment of any new director or senior executive officer of Capital Bank.

Capital Bank (and, with respect to certain provisions, the Company) is also subject to the FDIC Order issued in connection with the FDIC’s approval of our applications for deposit insurance for the Failed Banks. The FDIC Order requires, among other things, that during the first three years following our acquisition of the Failed Banks, Capital Bank must obtain the FDIC’s approval before implementing certain compensation plans and submit updated business plans and reports of material deviations from those plans to the FDIC. (Until it was amended on December 21, 2011, the FDIC Order also required Capital Bank and certain of our shareholders to comply with the applicable requirements of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions.)

A failure by us or Capital Bank to comply with the requirements of the OCC Operating Agreement or the FDIC Order could subject us to regulatory sanctions; and failure to comply, or the objection, or imposition of additional conditions by the OCC or the FDIC, in connection with any materials or information submitted thereunder, could prevent us from executing our business strategy and negatively impact our business, financial condition, liquidity and results of operations. As of June 30, 2012, Capital Bank was in compliance with all of the material terms of the OCC Operating Agreement and FDIC Order.

Regulatory Notice and Approval Requirements for Acquisitions of Control

We must generally receive federal regulatory approval before we can acquire an institution or business. Specifically, a bank holding company must obtain prior approval of the Federal Reserve in connection with any acquisition that results in the bank holding company owning or controlling more than 5% of any class of voting securities of a bank or another bank holding company. In acting on such applications of approval, the Federal Reserve considers, among other factors: the effect of the acquisition on competition; the financial condition and future prospects of the applicant and the banks involved; the managerial resources of the applicant and the banks involved; the convenience and needs of the community, including the record of performance under the CRA; the effect of the acquisition on the stability of the United States banking or financial system; and the effectiveness of the applicant in combating money laundering activities. Our ability to make investments in depository institutions will depend on our ability to obtain approval of the Federal Reserve. The Federal Reserve could deny our application based on the above criteria or other considerations. We may also be required to sell branches as a condition to receiving regulatory approval, which may not be acceptable to us or, if acceptable to us, may reduce the benefit of any acquisition.

Federal and state laws impose additional notice, approval and ongoing regulatory requirements on any investor that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution or bank holding company. These laws include the BHCA and the Change in Bank Control Act. Among other things, these laws require regulatory filings by an investor that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. The determination whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, an investor is deemed to control a depository institution or other company if the investor owns or controls 25% or more of any class of voting securities.

Subject to rebuttal, an investor is generally presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting securities. If an investor’s ownership of our voting securities were to exceed certain thresholds, the investor could be deemed to “control” us for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences.

Broad Supervision and Enforcement Powers

A principal objective of the U.S. bank regulatory regime is to protect depositors by ensuring the financial safety and soundness of banks and other insured depository institutions. To that end, the Federal Reserve, the OCC and the FDIC have broad supervisory and enforcement authority with regard to bank holding companies and banks, including the power to conduct examinations and investigations, issue cease and desist orders, impose fines and other civil and criminal penalties, terminate deposit insurance and appoint a conservator or receiver. The CFPB similarly has broad regulatory supervision and enforcement authority with regard to consumer protection matters affecting us or our subsidiaries. Bank regulators regularly examine the operations of banks and bank holding companies. In addition, banks and bank holding companies are subject to periodic reporting and filing requirements.

Bank regulators have various remedies available if they determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of a banking organization’s operations are unsatisfactory. The regulators may also take action if they determine that the banking organization or its management is violating or has violated any law or regulation. The regulators have the power to, among other things: enjoin “unsafe or unsound” practices, require affirmative actions to correct any violation or practice, issue administrative orders that can be judicially enforced, direct increases in capital, direct the sale of subsidiaries or other assets, limit dividends and distributions, restrict growth, assess civil monetary penalties, remove officers and directors and terminate deposit insurance.

Engaging in unsafe or unsound practices or failing to comply with applicable laws, regulations and supervisory agreements could subject the Company, its subsidiaries and their respective officers, directors and institution-affiliated parties to the remedies described above and other sanctions. In addition, the FDIC may terminate a bank’s depository insurance upon a finding that the bank’s financial condition is unsafe or unsound or that the bank has engaged in unsafe or unsound practices or has violated an applicable rule, regulation, order or condition enacted or imposed by the bank’s regulatory agency.

Interstate Banking

Interstate Banking for State and National Banks

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act (which we refer to as the “Riegle-Neal Act”), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company’s initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state). The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. The Dodd-Frank Act permits a national or state bank, with the approval of its regulator, to open a branch in any state if the law of the state in which the branch is located would permit the establishment of the branch if the bank were a bank chartered in that state. National banks may provide trust services in any state to the same extent as a trust company chartered by that state.

Limits on Transactions with Affiliates

Federal law restricts the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. Transactions with any single affiliate may not exceed 10% of the capital stock and surplus of the bank. For a bank, capital stock and surplus refers to Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for credit losses excluded from Tier 2 capital. The bank’s transactions with any one affiliate, and with all of its affiliates in the aggregate, are limited to 10% and 20%, respectively, of the foregoing capital. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank and the types of permissible collateral may be limited. The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates, including an expansion of what types of transactions are covered to include credit exposures related to derivatives, repurchase agreements and securities lending arrangements and an increase in the amount of time for which collateral requirements regarding covered transactions must be satisfied.

Bank Holding Companies as a Source of Strength

Federal Reserve law requires that a bank holding company serve as a source of financial and managerial strength to each bank that it controls and, under appropriate circumstances, to commit resources to support each such controlled bank. This support may be required at times when the bank holding company may not have the resources to provide the support.

Under the prompt corrective action provisions, if a controlled bank is undercapitalized, then the regulators could require the bank holding company to guarantee the bank’s capital restoration plan. In addition, if the Federal Reserve believes that a bank holding company’s activities, assets or affiliates represent a significant risk to the financial safety, soundness or stability of a controlled bank, then the Federal Reserve could require the bank holding company to terminate the activities, liquidate the assets or divest the affiliates. The regulators may require these and other actions in support of controlled banks even if such actions are not in the best interests of the bank holding company or its stockholders. Because we are a bank holding company, we (and our consolidated assets) are viewed as a source of financial and managerial strength for any controlled depository institutions, like Capital Bank.

The Dodd-Frank Act also directs federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as sources of financial strength for the institution. The term “source of financial strength” is defined under the Dodd-Frank Act as the ability of a company to provide financial assistance to its insured depository institution subsidiaries in the event of financial distress. The appropriate federal banking agency for such a depository institution may require reports from companies that control the insured depository institution to assess their abilities to serve as sources of strength and to enforce compliance with the source-of-strength requirements. The appropriate federal banking agency may also require a holding company to provide financial assistance to a bank with impaired capital. Under this requirement, in the future we could be required to provide financial assistance to Capital Bank should it experience financial distress. Based on our ownership of a national bank subsidiary, the OCC could assess us if the capital of Capital Bank were to become impaired. If we failed to pay the assessment within three months, the OCC could order the sale of our stock in Capital Bank to cover the deficiency.

In addition, capital loans by us to Capital Bank will be subordinate in right of payment to deposits and certain other indebtedness of Capital Bank. In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of Capital Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Depositor Preference

The FDI Act provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If our insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including us, with respect to any extensions of credit they have made to such insured depository institution.

Liability of Commonly Controlled Institutions

FDIC-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company and for any assistance provided by the FDIC to an FDIC-insured depository institution that is in danger of default and that is controlled by the same bank holding company. “Default” means generally the appointment of a conservator or receiver for the institution. “In danger of default” means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The cross-guarantee liability for a loss at a commonly controlled institution would be subordinated in right of payment to deposit liabilities, secured obligations, any other general or senior liability and any obligation subordinated to depositors or general creditors, other than obligations owed to any affiliate of the depository institution (with certain exceptions).

Dividend Restrictions

The Company is a legal entity separate and distinct from each of its subsidiaries. Our ability to pay dividends and make other distributions may depend upon the receipt of dividends from our bank subsidiary and is limited by federal and state law. The specific limits depend on a number of factors, including the bank’s type of charter, recent earnings, recent dividends, level of capital and regulatory status. The regulators are authorized, and under certain circumstances are required, to determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment. For example, the FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized.

Dividends that may be paid by a national bank without the express approval of the OCC are limited to that bank’s retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits, as defined by the OCC, consist of net income less dividends declared during the period. State-chartered subsidiary banks are also subject to state regulations that limit dividends. Nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year.

Currently, the OCC Operating Agreement prohibits Capital Bank from paying a dividend to us for three years following our acquisition of the Failed Banks and, once the three-year period has elapsed, imposes other restrictions on Capital Bank’s ability to pay dividends, including requiring prior approval from the OCC before any distribution is made.

The ability of a bank holding company to pay dividends and make other distributions can also be limited. The Federal Reserve has authority to prohibit a bank holding company from paying dividends or making other distributions. The Federal Reserve has issued a policy statement that a bank holding company should not pay cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality and overall financial condition. Accordingly, a bank holding company should not pay cash dividends that exceed its net income or that can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. The Dodd-Frank Act imposes, and Basel III (described below) once in effect will impose, additional restrictions on the ability of banking institutions to pay dividends.

Regulatory Capital Requirements

In General

Bank regulators view capital levels as important indicators of an institution’s financial soundness. FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. The final supervisory judgment on an institution’s capital adequacy is based on the regulator’s individualized assessment of numerous factors.

As a bank holding company, we are subject to various regulatory capital adequacy requirements administered by the Federal Reserve. In addition, the OCC imposes capital adequacy requirements on our subsidiary bank. The FDIC also may impose these requirements on Capital Bank and other depository institution subsidiaries that we may acquire or control in the future. The FDI Act requires that the federal regulatory agencies adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial condition.

Quantitative measures, established by the regulators to ensure capital adequacy, require that a bank holding company maintain minimum ratios of capital to risk-weighted assets. There are three categories of capital under the guidelines. With the implementation of the Dodd-Frank Act, certain changes have been made as to the type of capital that falls under each of these categories. For us, as a bank holding company, Tier 1 capital includes common shareholders’ equity, qualifying preferred stock and trust preferred securities issued before May 19, 2010, less goodwill and certain other deductions (including a portion of servicing assets and the unrealized net gains and losses, after taxes, on securities available for sale). Tier 2 capital includes preferred stock and trust preferred securities not qualifying as Tier 1 capital, subordinated debt, the allowance for credit losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital). Tier 3 capital includes certain qualifying unsecured subordinated debt. See “—Changes in Laws, Regulations or Policies and the Dodd-Frank Act.”

Under the guidelines, capital is compared with the relative risk related to the balance sheet. To derive the risk included in the balance sheet, a risk weighting is applied to each balance sheet asset and off-balance sheet item, primarily based on the relative credit risk of the asset or counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0% and certain real estate-related loans risk-weighted at 50%. Off-balance sheet items, such as loan commitments and derivatives, are also applied a risk weight after calculating balance sheet equivalent amounts. A credit conversion factor is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivatives are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. For certain recourse obligations, direct credit substitutes, residual interests in asset securitization and other securitized transactions that expose institutions primarily to credit risk, the capital amounts and classification under the guidelines are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Banks and bank holding companies currently are required to maintain Tier 1 capital and the sum of Tier 1 and Tier 2 capital equal to at least 6% and 10%, respectively, of their total risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) to be deemed “well capitalized.” The federal bank regulatory agencies may, however, set higher capital requirements for an individual bank or when a bank’s particular circumstances warrant. At this time, the bank regulatory agencies are more inclined to impose higher capital requirements in order to meet well-capitalized standards, and future regulatory change could impose higher capital standards as a routine matter.

The Federal Reserve may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the Federal Reserve considers a “tangible Tier 1 leverage ratio” (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or engaging in new activities. In addition, the federal bank regulatory agencies have established minimum leverage (Tier 1 capital to adjusted average total assets) guidelines for banks within their regulatory jurisdictions. These guidelines provide for a minimum leverage ratio of 5% for banks to be deemed “well capitalized.” Our regulatory capital ratios and those of Capital Bank are in excess of the levels established for “well-capitalized” institutions.

As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

In addition, the Dodd-Frank Act requires the federal banking agencies to adopt capital requirements that address the risks that the activities of an institution pose to the institution and the public and private stakeholders, including risks arising from certain enumerated activities. The federal banking agencies may change existing capital guidelines or adopt new capital guidelines in the future pursuant to the Dodd-Frank Act, the implementation of Basel III (described below) or other regulatory or supervisory changes. We cannot be certain what the impact of changes to existing capital guidelines will have on us or Capital Bank.

Basel I, Basel II and Basel III Accords

The current risk-based capital guidelines that apply to us and our subsidiary bank are based on the 1988 capital accord, referred to as Basel I, of the International Basel Committee on Banking Supervision (which we refer to as the “Basel Committee”), a committee of central banks and bank supervisors, as implemented by federal bank regulators. In 2008, the bank regulatory agencies began to phase in capital standards based on a second capital accord issued by the Basel Committee, referred to as Basel II, for large or “core” international banks and bank holding companies (generally defined for U.S. purposes as having total assets of $250 billion or more or consolidated foreign exposures of $10 billion or more). Because we do not anticipate controlling any large or “core” international bank in the foreseeable future, Basel II will not apply to us.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, announced agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III. While the timing and scope of any U.S. implementation of Basel III remains uncertain, the following items provide a brief description of the relevant provisions of Basel III and their potential impact on our capital levels if applied to us and Capital Bank.

New Minimum Capital Requirements. Subject to implementation by the U.S. federal banking agencies, Basel III would be expected, among other things, to increase required capital ratios of banking institutions to which it applies, as follows:

•

Minimum Common Equity. The minimum requirement for common equity, the highest form of loss absorbing capital, would be raised from the current 2.0% level, before the application of regulatory adjustments, to 3.5% as of January 11, 2013 and 4.5% by January 1, 2015 after the application of stricter adjustments. The “capital conversion buffer,” discussed below, would cause required total common equity to rise to 7.0% by January 1, 2019 (4.5% attributable to the minimum required common equity plus 2.5% attributable to the “capital conservation buffer”).

•

Minimum Tier 1 Capital. The minimum Tier 1 capital requirement, which includes common equity and other qualifying financial instruments based on stricter criteria, would increase from 4.0% to 4.5% by January 1, 2013, and 6.0% by January 1, 2015. Total Tier 1 capital would rise to 8.5% by January 1, 2019 (6.0% attributable to the minimum required Tier 1 capital ratio plus 2.5% attributable to the capital conservation buffer, as discussed below).

•	Minimum Total Capital. The minimum Total Capital (Tier 1 and Tier 2 capital) requirement would increase to 8.0% (10.5% by January 1, 2019, including the capital conservation buffer).

•

Capital Conservation Buffer. The capital conservation buffer would add 2.5% to the regulatory minimum common equity requirement (adding 0.625% during each of the three years beginning in January 1, 2016 through January 1, 2019). The buffer would be added to common equity, after the application of deductions. The purpose of the conservation buffer is to ensure that banks maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress. It is expected that, while banks would be allowed to draw on the buffer during such periods of stress, the closer their regulatory capital ratios approach the minimum requirement, the greater the constraints that would be applied to earnings distributions.

•

Countercyclical Buffer. Basel III expects regulators to require, as appropriate to national circumstances, a “countercyclical buffer” within a range of 0% to 2.5% of common equity or other fully loss-absorbing capital. The purpose of the countercyclical buffer is to achieve the broader goal of protecting the banking sector from periods of excess aggregate credit growth. For any given country, it is expected that this buffer would only be applied when there is excess credit growth that is resulting in a perceived system-wide buildup of risk. The countercyclical buffer, when in effect, would be introduced as an extension of the capital conservation buffer range.

•

Regulatory Deductions from Common Equity. The regulatory adjustments (i.e., deductions and prudential filters), including minority interests in financial institutions, mortgage-servicing rights, and deferred tax assets from timing differences, would be deducted in increasing percentages beginning January 1, 2014, and would be fully deducted from common equity by January 1, 2018. Certain instruments that no longer qualify as Tier 1 capital, such as trust preferred securities, also would be subject to phaseout over a 10-year period beginning January 1, 2013.

•

Non-Risk-Based Leverage Ratios. These capital requirements are supplemented by a non-risk-based leverage ratio that will serve as a backstop to the risk-based measures described above. In July 2010, the Governors and Heads of Supervision agreed to test a minimum Tier 1 leverage ratio of 3.0% during the parallel run period. Based on the results of the parallel run period, any final adjustments would be carried out in the first half of 2017 with a view to adopting the 3.0% leverage ratio on January 1, 2018, based on appropriate review and calibration.

Basel III also introduces a non-risk adjusted Tier 1 leverage ratio of 3%, based on a measure of total exposure that includes balance sheet assets, net of provisions and valuation adjustments, as well as potential future exposure to off-balance sheet items, such as derivatives. Basel III also includes both short- and long-term liquidity standards. The phase-in of the new rules is to commence on January 1, 2013, with the phase-in of the capital conservation buffer commencing on January 1, 2016 and the rules to be fully phased in by January 1, 2019.

In November 2010, Basel III was endorsed by the Group of Twenty (G-20) Finance Ministers and Central Bank Governors and will be subject to individual adoption by member nations, including the United States. On December 16, 2010, the Basel Committee issued the text of the Basel III rules, which presents the details of global regulatory standards on bank capital adequacy and liquidity agreed by the Basel Committee and endorsed by the G-20 leaders. In June 2012, the federal banking agencies released proposed changes to the current capital adequacy standards in light of Basel III and capital changes required by the Dodd-Frank Act. If finalized as proposed in the U.S., Basel III would lead to higher capital requirements and more restrictive leverage and liquidity ratios. The ultimate impact of the new capital and liquidity standards on us and our bank subsidiary is currently being reviewed and will depend on a number of factors, including the rulemaking and implementation by the U.S. banking regulators.

Prompt Corrective Action

The FDI Act requires federal bank regulatory agencies to take “prompt corrective action” with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution’s treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

Under this system, the federal banking regulators have established five capital categories, well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, in which all institutions are placed. The federal banking regulators have also specified by regulation the relevant capital levels for each of the other categories. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.

Federal Reserve Board regulations require that each bank maintain reserve balances on deposits with the Federal Reserve Bank.

Reserve Requirements

Pursuant to regulations of the Federal Reserve, all banks are required to maintain average daily reserves at mandated ratios against their transaction accounts. In addition, reserves must be maintained on certain non-personal time deposits. These reserves must be maintained in the form of vault cash or in an account at a Federal Reserve Bank.

Deposit Insurance Assessments

FDIC-insured banks are required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system whereby FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. The FDIC recently raised assessment rates to increase funding for the DIF, which is currently underfunded.

The Dodd-Frank Act makes permanent the general $250,000 deposit insurance limit for insured deposits. In addition, federal deposit insurance for the full net amount of deposits in non-interest-bearing transaction accounts was extended to January 1, 2013 for all insured banks.

The Dodd-Frank Act changes the deposit insurance assessment framework, primarily by basing assessments on an institution’s total assets less tangible equity (subject to risk-based adjustments that would further reduce the assessment base for custodial banks) rather than domestic deposits, which is expected to shift a greater portion of the aggregate assessments to large banks, as described in detail below. The Dodd-Frank Act also eliminates the upper limit for the reserve ratio designated by the FDIC each year, increases the minimum designated reserve ratio of the DIF from 1.15% to 1.35% of the estimated amount of total insured deposits by September 30, 2020, and eliminates the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

The Dodd-Frank Act requires the DIF to reach a reserve ratio of 1.35% of insured deposits by September 30, 2020. On December 20, 2010, the FDIC raised the minimum designated reserve ratio of DIF to 2%. The ratio is higher than the minimum reserve ratio of 1.35% as set by the Dodd-Frank Act. Under the Dodd-Frank Act, the FDIC is required to offset the effect of the higher reserve ratio on insured depository institutions with consolidated assets of less than $10 billion.

On February 7, 2011, the FDIC approved a final rule on Assessments, Dividends, Assessment Base and Large Bank Pricing. The final rule, mandated by the Dodd-Frank Act, changes the deposit insurance assessment system from one that is based on domestic deposits to one that is based on average consolidated total assets minus average tangible equity. Because the new assessment base under the Dodd-Frank Act is larger than the current assessment base, the final rule’s assessment rates are lower than the current rates, which achieves the FDIC’s goal of not significantly altering the total amount of revenue collected from the industry. In addition, the final rule adopts a “scorecard” assessment scheme for larger banks and suspends dividend payments if the DIF reserve ratio exceeds 1.5% but provides for decreasing assessment rates when the DIF reserve ratio reaches certain thresholds. The final rule also determines how the effect of the higher reserve ratio will be offset for institutions with less than $10 billion of consolidated assets.

Continued action by the FDIC to replenish the DIF as well as changes contained in the Dodd-Frank Act may result in higher assessment rates. Capital Bank may be able to pass part or all of this cost on to its customers, including in the form of lower interest rates on deposits, or fees to some depositors, depending on market conditions.

The FDIC may terminate a depository institution’s deposit insurance upon a finding that the institution’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution’s regulatory agency. If deposit insurance for a banking business we invest in or acquire were to be terminated, that would have a material adverse effect on that banking business and potentially on the Company as a whole.

Permitted Activities and Investments by Bank Holding Companies

The BHCA generally prohibits a bank holding company from engaging in activities other than banking or managing or controlling banks except for activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Provisions of the Gramm-Leach-Bliley Financial Modernization Act of 1999 (which we refer to as the “GLB Act”) expanded the permissible activities of a bank holding company that qualifies as a financial holding company. Under the regulations implementing the GLB Act, a financial holding company may engage in additional activities that are financial in nature or incidental or complementary to financial activity. Those activities include, among other activities, certain insurance and securities activities. We have not yet determined whether it would be appropriate or advisable in the future to become a financial holding company.

Privacy Provisions of the GLB Act and Restrictions on Cross-Selling

Federal banking regulators, as required under the GLB Act, have adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties. The privacy provisions of the GLB Act affect how consumer information is transmitted through diversified financial services companies and conveyed to outside vendors.

Federal financial regulators have issued regulations under the Fair and Accurate Credit Transactions Act, which have the effect of increasing the length of the waiting period, after privacy disclosures are provided to new customers, before information can be shared among different companies that we own or may come to own for the purpose of cross-selling products and services among companies we own. A number of states have adopted their own statutes concerning financial privacy and requiring notification of security breaches.

Anti-Money Laundering Requirements

Under federal law, including the Bank Secrecy Act, the PATRIOT Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, certain types of financial institutions, including insured depository institutions, must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. Among other things, these laws are intended to strengthen the ability of U.S. law enforcement agencies and intelligence communities to work together to combat terrorism on a variety of fronts. Financial institutions are prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with non-U.S. financial institutions and non-U.S. customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious information maintained by financial institutions. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution’s compliance in connection with the regulatory review of applications, including applications for banking mergers and acquisitions. The regulatory authorities have imposed “cease and desist” orders and civil money penalty sanctions against institutions found to be violating these obligations.

The OFAC is responsible for helping to insure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of persons, organizations and countries suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If we or Capital Bank find a name on any transaction, account or wire transfer that is on an OFAC list, we or Capital Bank must freeze or block such account or transaction, file a suspicious activity report and notify the appropriate authorities.

Consumer Laws and Regulations

Banks and other financial institutions are subject to numerous laws and regulations intended to protect consumers in their transactions with banks. These laws include, among others, laws regarding unfair and deceptive acts and practices and usury laws, as well as the following consumer protection statutes: Truth in Lending Act, Truth in Savings Act, Electronic Funds Transfer Act, Expedited Funds Availability Act, Equal Credit Opportunity Act, Fair and Accurate Credit Transactions Act, Fair Housing Act, Fair Credit Reporting Act, Fair Debt Collection Act, GLB Act, Home Mortgage Disclosure Act, Right to Financial Privacy Act and Real Estate Settlement Procedures Act.

Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers when taking deposits, making loans or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, customer rescission rights, action by state and local attorneys general and civil or criminal liability.

The Dodd-Frank Act creates the CFPB, a new independent bureau that will have broad authority to regulate, supervise and enforce retail financial services activities of banks and various non-bank providers. The CFPB will have authority to promulgate regulations, issue orders, guidance and policy statements, conduct examinations and bring enforcement actions with regard to consumer financial products and services. In general, banks with assets of $10 billion or less, such as Capital Bank, will be subject to regulation of the CFPB but will continue to be examined for consumer compliance by their bank regulator. However, given our growth and bank acquisition strategy, if our total assets were to exceed $10 billion, then we will become subject to the CFPB’s exclusive examination authority and primary enforcement authority.

The Community Reinvestment Act

The CRA is intended to encourage banks to help meet the credit needs of their service areas, including low- and moderate-income neighborhoods, consistent with safe and sound operations. The regulators examine banks and assign each bank a public CRA rating. A bank’s record of fair lending compliance is part of the resulting CRA examination report. The CRA then requires bank regulators to take into account the bank’s record in meeting the needs of its service area when considering an application by a bank to establish a branch or to conduct certain mergers or acquisitions. The Federal Reserve is required to consider the CRA records of a bank holding company’s controlled banks when considering an application by the bank holding company to acquire a bank or to merge with another bank holding company.

When we apply for regulatory approval to make certain investments, the regulators will consider the CRA record of the target institution and our depository institution subsidiary. An unsatisfactory CRA record could substantially delay approval or result in denial of an application.

Changes in Laws, Regulations or Policies and the Dodd-Frank Act

Various federal, state and local legislators introduce from time to time measures or take actions that would modify the regulatory requirements or the examination or supervision of banks or bank holding companies. Such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks and other financial institutions, all of which could affect our investment opportunities and our assessment of how attractive such opportunities may be. We cannot predict whether potential legislation will be enacted and, if enacted, the effect that it or any implementing regulations would have on our business, results of operations or financial condition.

The Dodd-Frank Act, which was signed into law on July 21, 2010, will have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, increased capital, leverage and liquidity requirements and numerous other provisions designed to improve supervision and oversight of the financial services sector. The following items briefly describe some of the key provisions of the Dodd-Frank Act:

•	Source of Strength. The Dodd-Frank Act requires all companies that directly or indirectly control a depository institution to serve as a source of strength for the institution.

•

Limitation on Federal Preemption. The Dodd-Frank Act may limit the ability of national banks to rely upon federal preemption of state consumer financial laws. Under the Dodd-Frank Act, the OCC will have the ability to make preemption determinations only if certain conditions are met and on a case-by-case basis. The Dodd-Frank Act also eliminates the extension of preemption to operating subsidiaries of national banks. However, the Dodd-Frank Act preserves certain preemption standards articulated by the U.S. Supreme Court and existing interpretations thereunder, as well as express preemption provisions in other federal laws (such as the Equal Credit Opportunity Act and the Truth in Lending Act) that specifically address the application of state law in relation to that federal law. The Dodd-Frank Act authorizes state enforcement authorities to bring lawsuits under state law against national banks and authorizes suits by state attorney generals against national banks to enforce rules issued by the CFPB. With this broad grant of enforcement authority to states, institutions, including national banks, could be subject to varying and potentially conflicting interpretations of federal law by various state attorney generals, state regulators and the courts.

•

Mortgage Loan Origination and Risk Retention. The Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks, in an effort to require steps to verify a borrower’s ability to repay. The Dodd-Frank Act also generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells or mortgages and other asset-backed securities that the securitizer issues. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.

•

Consumer Financial Protection Bureau. The Dodd-Frank Act creates the CFPB within the Federal Reserve. The CFPB is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The CFPB has rule-making authority over many of the statutes governing products and services offered to bank customers. For banking organizations with assets of more than $10 billion, the CFPB has exclusive rulemaking and examination and primary enforcement authority under federal consumer financial laws. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB.

•

Deposit Insurance. The Dodd-Frank Act makes permanent the general $250,000 deposit insurance limit for insured deposits. The Dodd-Frank Act also provides unlimited deposit coverage for noninterest-bearing transaction accounts until January 1, 2013. Amendments to the FDI Act also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to the DIF will be calculated. Under these amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

•

Transactions with Affiliates and Insiders. The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Sections 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. Insider transaction limitations are expanded through the strengthening of loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivatives transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution’s board of directors.

•

Corporate Governance. The Dodd-Frank Act addresses many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including the Company. The Dodd-Frank Act (1) grants stockholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) enhances independence requirements for compensation committee members; (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers; and (4) provides the SEC with authority to adopt proxy access rules that would allow stockholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company’s proxy materials.

•

Interchange Fees. Under the so-called Durbin Amendment of the Dodd-Frank Act, interchange transaction fees that a card issuer receives or charges for an electronic debit transaction must be “reasonable and proportional” to the cost incurred by the card issuer in processing the transaction. Banks that have less than $10 billion in assets are exempt from the interchange transaction fee limitation. On June 29, 2011, the Federal Reserve issued a final rule establishing standards for determining whether the amount of any interchange transaction fee is reasonable and proportional, taking into consideration fraud prevention costs, and prescribing regulations to ensure that network fees are not used, directly or indirectly, to compensate card issuers with respect to electronic debit transactions or to circumvent or evade the restrictions that interchange transaction fees be reasonable and proportional. Under the final rule, the maximum permissible interchange fee that an issuer may receive for an electronic debit will be the sum of $0.21 per transaction and five basis points multiplied by the value of the transaction. The Federal Board also approved on June 29, 2011 an interim final rule that allows for an upward adjustment of no more than $0.01 to an issuer’s debit card interchange fee if the issuer develops and implements policies and procedures reasonably designed to achieve certain fraud-prevention standards set out in the interim final rule. The Dodd-Frank Act also bans card issuers and payment card networks from entering into exclusivity arrangements for debit card processing and prohibits card issuers and payment networks from inhibiting the ability of merchants to direct the routing of debit card transactions over networks of their choice. Finally, merchants will be able to set minimum dollar amounts for the use of a credit card and provide discounts to consumers who pay with various payment methods, such as cash.

Many of the requirements of the Dodd-Frank Act will be implemented over time, and most will be subject to regulations implemented over the course of several years. Given the uncertainty surrounding the manner in which many of the Dodd-Frank Act’s provisions will be implemented by the various regulatory agencies and through regulations, the full extent of the impact on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Current Executive Officers:
R. Eugene Taylor	65	Chairman and Chief Executive Officer
Christopher G. Marshall	53	Chief Financial Officer
R. Bruce Singletary	62	Chief Risk Officer
Kenneth A. Posner	49	Chief of Investment Analytics and Research

Current Directors:
R. Eugene Taylor	65	Chairman and Chief Executive Officer
Richard M. DeMartini	60	Director
Peter N. Foss	68	Director
William A. Hodges	63	Director
Jeffrey E. Kirt	39	Director
Marc D. Oken	66	Director
William G. Ward, Sr.	58	Director
Oscar A. Keller III	68	Director
Charles F. Atkins	63	Director
Martha M. Bachman	57	Director
Samuel E. Lynch	53	Director

Executive Officers

R. Eugene Taylor, Chairman and Chief Executive Officer

Gene Taylor has served as Chairman of our Board of Directors and as our Chief Executive Officer since our founding in 2009. Mr. Taylor spent 38 years at Bank of America Corp. and its predecessor companies, most recently as the Vice Chairman of the firm and President of Global Corporate & Investment Banking. Mr. Taylor also served on Bank of America’s Risk & Capital and Management Operating Committees. He originally joined Bank of America in 1969 as a credit analyst. He served in branch offices, marketing and management positions across North Carolina and Florida. In 1990, Mr. Taylor was named President of the Florida Bank and, in 1993, President of NationsBank Corp. in Maryland, Virginia and the District of Columbia. In 1998, Mr. Taylor was appointed to lead Consumer and Commercial Banking operations in the legacy Bank of America Western U.S. footprint. He subsequently returned to Charlotte, North Carolina to create a national banking unit and, in 2001, was named President of Bank of America Consumer & Commercial Banking. In 2004, Mr. Taylor assumed responsibility for the organization’s combined commercial banking businesses known as Global Business & Financial Services, before being named Vice Chairman of Bank of America and President of Global Corporate & Investment Banking in 2005. Most recently, Mr. Taylor served as a Senior Advisor at Fortress Investment Group LLC. Mr. Taylor serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Taylor is a Florida native and received his Bachelor of Science in Finance from Florida State University. Mr. Taylor brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenure at Bank of America. His experience in leadership roles and activities in the Southeast qualifies him to serve as the Chairman of our Board of Directors.

Christopher G. Marshall, Chief Financial Officer

Chris Marshall has served as our Chief Financial Officer since our founding in 2009. From May to October 2009, Mr. Marshall served as a Senior Advisor to the Chief Executive Officer and Chief Restructuring Officer at GMAC, Inc. From July 2008 through March 2009, he also served as an advisor to The Blackstone Group L.P., providing advice and analysis for potential investments in the banking sector. From 2006 through 2008 Mr. Marshall served as the Chief Financial Officer of Fifth Third Bancorp. Mr. Marshall served as Chief Operations Executive of Bank of America’s Global Consumer and Small Business Bank from 2004 to 2006. Mr. Marshall also served as Bank of America’s Chief Financial Officer of the Consumer Products Group from 2003 to 2004, Chief Operating Officer of Technology and Operations from 2002 to 2003 and Chief Financial Officer of Technology and Operations from 2001 to 2002. Prior to joining Bank of America, Mr. Marshall served as Chief Financial Officer and Chief Operating Officer of Honeywell International Inc. Global Business Services from 1999 to 2001, where he was a key member of the integration team for the merger with AlliedSignal Inc., overseeing the integration of all finance, information technology and corporate and administrative functions. From 1995 to 1999, he served as Chief Financial Officer of AlliedSignal Technical Services Corporation. Prior to that, from 1987 to 1995, Mr. Marshall held several managerial positions at TRW, Inc. Mr. Marshall serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Marshall earned a Bachelor of Science degree in Business Administration from the University of Florida and obtained a Master of Business Administration degree from Pepperdine University.

R. Bruce Singletary, Chief Risk Officer

Bruce Singletary has served as our Chief Risk Officer since our founding in 2009. Mr. Singletary spent 32 years at Bank of America and its predecessor companies with the last 19 years in various credit risk roles. Mr. Singletary originally joined C&S National Bank as a credit analyst in Atlanta, Georgia in 1974. He served in various middle market line and credit functions. In 1991, Mr. Singletary was named Senior Credit Policy Executive of C&S Sovran, which was renamed NationsBank Corp. in January 1992 after its acquisition by North Carolina National Bank, for the geographic areas of Maryland, Virginia and the District of Columbia. Mr. Singletary led the credit function of NationsBank Corp. from 1992 to 1998 alongside Mr. Taylor, who served as President of this region from 1993 to 1998. In 1998, Mr. Singletary relocated to Florida to establish a centralized underwriting function to serve middle market commercial clients in the southeastern region of the United States. In 2000, Mr. Singletary assumed credit responsibility for Bank of America’s middle market leveraged finance portfolio for the eastern half of the United States. In 2004, Mr. Singletary served as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Mr. Singletary serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Singletary earned a Bachelor of Science degree in Industrial Management from Clemson University and obtained a Master of Business Administration degree from Georgia State University.

Kenneth A. Posner, Chief of Investment Analytics and Research

Ken Posner has served as our Chief of Investment Analytics since our founding in 2009. Mr. Posner served as a consultant to Fortress Investment Group LLC from 2008 through most of 2009, where he developed acquisition strategies for distressed banks and thrifts, conducted due diligence of specific targets and prepared business plans for bank acquisition targets. Prior to Fortress, Mr. Posner was a Managing Director of Morgan Stanley, where from 1995 through 2008, he was an equity research analyst conducting research and recommending equity, debt and derivative investment strategies for a wide range of financial services firms. From 1985 to 1989, he served in the United States Army rising to the rank of Captain. Mr. Posner earned a Bachelor of Arts degree in English from Yale College, a Master of Business Administration with honors from the University of Chicago and previously received the Certified Public Accountant, Chartered Financial Analyst and Financial Risk Management designations.

Board of Directors

Our Board of Directors currently consists of eleven members, Messrs. Taylor, DeMartini, Foss, Hodges, Kirt, Oken, Keller, Atkins and Lynch; Ms. Bachman and Dr. Ward. All of the directors other than Mr. Taylor qualify as independent directors under the corporate governance standards of Nasdaq. Beginning at our next annual meeting, each member of our Board of Directors will serve a one-year term or until their successor has been elected and qualified.

Richard M. DeMartini

Richard DeMartini has been a member of our Board of Directors since our founding in 2009. Mr. DeMartini joined Crestview Partners in 2005 and became a Managing Director of Crestview in 2006. Mr. DeMartini currently serves as a director of Munder Capital Management, a registered investment adviser, and is on the Board of Directors of Martin Currie Ltd., a UK registered investment advisory firm, which are Crestview Partners portfolio companies. Mr. DeMartini also serves as a director of Partners Capital. Mr. DeMartini retired as President of Bank of America’s Asset Management Group in December 2004. He was also a member of the Risk and Capital Committee and the Operating Committee at Bank of America, which he joined in 2001. Prior to joining Bank of America in 2001, Mr. DeMartini served as Chairman and Chief Executive Officer of the International Private Client Group at Morgan Stanley Dean Witter. He also was a member of the Morgan Stanley Dean Witter Management Committee. Mr. DeMartini’s career at Morgan Stanley Dean Witter spanned more than 26 years and included roles as President of Individual Asset Management, Co-President of Dean Witter & Company, Inc. and Chairman of Discover Card. He has been a member of the investment community since joining Dean Witter in 1975. He has served as Chairman of the Board of Directors of The NASDAQ Stock Market, Inc. and Vice Chairman of the Board of Directors of the National Association of Securities Dealers, Inc. Mr. DeMartini earned a Bachelor of Science degree in Marketing from San Diego State University.

Mr. DeMartini’s extensive experience as both an investor in and executive of financial institutions qualifies him to serve on our Board of Directors. His experience helps us to identify investment opportunities and manage both growth and risk in our existing business. Mr. DeMartini serves as the representative of Crestview-NAFH, LLC (who we refer to as “Crestview-NAFH”) on our Board of Directors. See “Certain Relationships and Related Party Transactions—Arrangements with Crestview-NAFH, LLC and Affiliates of Oak Hill Advisors, L.P.”

Peter N. Foss

Peter Foss has been a member of our Board of Directors since our founding in 2009. Mr. Foss has been President of the General Electric Company’s Olympic Sponsorship and Corporate Accounts since 2003. In addition, Mr. Foss is General Manager for Enterprise Selling, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. He has been with GE for 32 years and, prior to his current position, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to GE Polymerland, Mr. Foss served in various commercial roles in the company, including introducing LEXAN® film in the 1970s, and was the Market Development Manager on the ULTEM® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions, including leading the GE Plastics effort in Mexico in the mid-1990s. Mr. Foss serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston.

Mr. Foss’s extensive managerial and sales experience qualifies him to serve on our Board of Directors. His experience assists us in developing plans to expand and energize our sales and marketing activities.

William A. Hodges

Bill Hodges has been a member of our Board of Directors since our founding in 2009. Mr. Hodges has been President and Owner of LKW Properties LLC, a Charlotte-based residential land developer and homebuilder, since 2005. Prior to that, Mr. Hodges worked for over 30 years in various functions at Bank of America and its predecessors. From 2004 to 2005, he served as Chairman of Bank of America’s Capital Commitment Committee. Mr. Hodges served as Managing Director and Head of Debt Capital Markets from 1998 to 2004 and as Managing Director and Head of the Real Estate Finance Group from 1996 to 1998. Prior to Bank of America’s merger with NationsBank Corp., he served as Washington, D.C. Market President and Head of MidAtlantic Commercial Banking for NationsBank Corp. from 1992 to 1996. Mr. Hodges began his career at North Carolina National Bank, where he worked for 20 years in various roles, including Chief Credit Officer of Florida operations and as manager of the Real Estate Banking and Special Assets Groups. Mr. Hodges serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Hodges earned a Bachelor of Arts degree in History from the University of North Carolina at Chapel Hill and a Master of Business Administration degree in finance from Georgia State University.

Mr. Hodges’s substantial experience in the banking and real estate sectors qualifies him to serve on our Board of Directors.

Jeffrey E. Kirt

Jeffrey Kirt has been a member of our Board of Directors since 2010. Mr. Kirt is a Partner at Oak Hill Advisors, L.P. where he has responsibility for investment research and analysis in several sectors including financials, aerospace, autos, defense and transportation. In addition, he has responsibility for the origination and execution of distressed debt and equity transactions. Mr. Kirt previously worked in the Leveraged Finance and High Yield Capital Markets groups at UBS Securities, LLC and the High Yield Capital Markets group at USBancorp Libra. He earned a B.A., with distinction, from Yale University. Mr. Kirt currently serves on the Boards of Directors of Avolon Aerospace Ltd. and Cooper-Standard Holdings, Inc.

Mr. Kirt’s finance and investment experience assists us in identifying future investment opportunities and qualifies him to serve on our Board of Directors. Mr. Kirt serves as the representative of certain affiliates of Oak Hill Advisors, L.P. (who we collectively refer to as “Oak Hill”) on our Board of Directors. See “Certain Relationships and Related Party Transactions—Arrangements with Crestview-NAFH, LLC and Affiliates of Oak Hill Advisors, L.P.”

Marc D. Oken

Marc Oken has been a member of our Board of Directors since our founding in 2009. Mr. Oken is the Co-Founder and Managing Partner of Falfurrias Capital Partners and he currently oversees the operations of the firm. Mr. Oken is the former Chief Financial Officer of Bank of America. Also, during his tenure with Bank of America as a senior financial executive, Mr. Oken had significant involvement in all of Bank of America’s acquisition activities. In the Fleet Boston Financial Corporation acquisition, he held the additional role of Transition Executive and was responsible for integration of the companies. Prior to his career with Bank of America, Mr. Oken was a Partner with Price Waterhouse and served as a Professional Accounting Fellow at the SEC. Mr. Oken is the past Chairman of the Board of Directors of Bojangles’, a private company that until August 2011 was controlled by a Falfurrias Capital-led investor group. He serves on the Board of Directors of Dorsey Wright & Associates, a registered investment adviser and private company controlled by Falfurrias Capital. He also serves on the Board of Directors of Marsh & McLennan Companies, Sonoco Products Company and is a former director of Star Scientific, Inc. Mr. Oken earned a Bachelor of Science degree in Business Administration from Loyola College and obtained a Master of Business Administration degree from the University of West Florida.

Mr. Oken’s qualifications to serve on our Board of Directors include his extensive experience integrating acquisitions as well as his expertise in financial and accounting matters for complex organizations.

William G. Ward, Sr.

William G. Ward, Sr., M.D. has been a member of our Board of Directors since October 2012. Dr. Ward is an established physician and long standing member of the local community served by Southern Community Financial Corporation. Dr. Ward was one of the original founders of Southern Community Bank and Trust and was a member of Southern Community’s initial Board of Directors assembled in 1996 following the creation of Southern Community Bank and Trust. As a founding board member, Dr. Ward was extensively involved in the founding and creation of another community bank in 1982. He was recruited to Southern Community’s Board of Directors at the time Southern Community Bank and Trust was being formed because of his knowledge and expertise in “start-up” banking structure and processes. Dr. Ward also served as Chair of Southern Community’s Investment Committee which coordinated and provided policy oversight on Southern Community’s investment strategy and operations and its capital structure. As a local physician and member of the community served by Southern Community, Dr. Ward is able to provide the Company’s Board of Directors with insight into local community trends and economic issues.

Oscar A. Keller III

Oscar A. Keller III has been a member of our Board of Directors since October 2012. Mr. Keller served as a director of Old Capital Bank since its inception in 1997 until the completion of our reorganization and as a director of Capital Bank Corp. since its inception until the completion of our reorganization, and as Chairman of the board of directors of Capital Bank Corp. from Capital Bank Corp.’s inception through the closing of our investment in Capital Bank Corp. He also serves as a director of Capital Bank Foundation, Inc. Mr. Keller was also a founding director of Triangle Bank from 1988 to 1998, and served on its executive committee and audit committee. Furthermore, he served as a director of Triangle Leasing Corp. from 1989 to 1992. He is currently, and has been for the past 15 years, Chief Executive Officer of Earthtec of NC, Inc., an environmental treatment facility founded in 1991 in Chicago, Illinois and in Sanford, North Carolina. Mr. Keller attended the University of North Carolina School of Public Health and continues to develop and construct healthcare and retirement homes and apartments across North Carolina. Mr. Keller is also currently the Chairman of the Sanford Lee County Regional Airport Authority (Raleigh Executive Jet Port), Vice Chairman of Lee County Economic Development Corp. and a member of Triangle Regional Partnership Staying on Top 2 committee.

During his term as Chairman of the board of directors of Capital Bank Corp., Mr. Keller has had the opportunity to develop extensive knowledge of Capital Bank Corp.’s business, history and organization which, along with his personal experience in markets that we serve, has supplemented his ability to effectively contribute as a director. Mr. Keller is a founder of the Old Capital Bank and a well regarded community leader in Sanford, North Carolina.

Charles F. Atkins

Charles F. Atkins has been a member of our Board of Directors since October 2012. Mr. Atkins served as a director of Old Capital Bank since its inception in 1997 until the completion of our reorganization and was elected to serve as a director of Capital Bank Corp. in 2003. He is currently, and has been for the past 21 years, President of Cam-L Properties, Inc., a commercial real estate development company located in Sanford, North Carolina.

Mr. Atkins has substantial experience with community banking, as he was an organizer of Old Capital Bank, and in his position with a real estate development company has developed an extensive understanding of certain real estate markets in which we make loans. During his tenure with Capital Bank Corp., he has obtained knowledge of Capital Bank Corp.’s business, history and organization, which has enhanced his ability to serve as director.

Martha M. Bachman

Martha M. Bachman has been a member of our Board of Directors since October 2012. Ms. Bachman began her professional career in 1980 as an owner/co-owner of a successful retail, non-public company in Northeast Tennessee which was sold in 2007. She currently provides financial consulting to her family’s other personal enterprises including rental properties, investments and other holdings. Ms. Bachman’s family has been closely affiliated with Green Bankshares for over two generations which provides a strong historical connection between the local community and Capital Bank. Ms. Bachman has extensive experience as a successful business owner and also provides expertise in matters relating to the retail industry.

Samuel E. Lynch

Samuel E. Lynch has been a member of our Board of Directors since October 2012. Mr. Lynch served as a director of Green Bankshares from 2008 through the completion of our reorganization. Dr. Lynch is founder of BioMimetic Therapeutics, Inc. and has been its President, CEO and a director since inception in 1999. BioMimetic is a public biotechnology company utilizing purified recombinant human platelet-derived growth factor (rhPDGF-BB) in combination with tissue specific matrices as its primary technology platform for promotion of tissue healing and regeneration. He also served as chairman of the board of BioMimetic from inception until August 2005. Dr. Lynch has spent his career in health care management, product development, and earlier in academic medicine/dentistry, including research and patient care. He received his Doctorate of Medical Sciences and Specialty in Periodontology from the Harvard Medical and Dental Schools, respectively, as well as a Doctorate of Dental Medicine from Southern Illinois University School of Dental Medicine. He has published and lectured extensively worldwide and is a co-inventor of BioMimetic’s technologies. Dr. Lynch’s experience as the president and chief executive officer of a registered public company offers management experience, leadership capabilities, financial knowledge and business acumen.

Committees of Our Board of Directors

Audit Committee

The members of the Audit Committee are Messrs. Foss, Hodges and Kirt, each of whom is an “independent” member of our Board of Directors as defined under the Nasdaq rules and Rule 10A-3 of the Exchange Act. Mr. Foss is the chairperson of our Audit Committee. Mr. Kirt serves as our Audit Committee “financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 and has experience that results in his financial sophistication as defined under the Nasdaq rules.

Our Audit Committee is responsible for, among other things:

•	reviewing our financial statements, significant accounting policies changes, material weaknesses identified by outside auditors and risk management issues;

•

serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance of our internal audit function;

•	overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors;

•	discussing any disagreements between our management and the outside auditors regarding our financial reporting; and

•	preparing the Audit Committee report for inclusion in our proxy statement for our annual meeting.

Risk Committee

The members of the Risk Committee are Messrs. Hodges, Kirt and Taylor. Mr. Hodges is the chairperson of our Risk Committee. Among other things, our Risk Committee is responsible for:

•	overseeing our enterprise-wide risk management practices;

•

monitoring and reviewing with management our risk tolerance, ways in which risk is measured and major risk exposures, including any risk concentrations and risk interrelationships, as well as the likelihood of occurrence, the potential impact of those risks and mitigating measures; and

•

meeting periodically with management to discuss our risk policies and the steps taken to ensure appropriate processes are in place to identify, manage and control risks associated with our business objectives.

Compensation Committee

The members of the Compensation Committee are Messrs. DeMartini, Foss and Oken, each of whom qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC, Nasdaq and the Internal Revenue Service. Mr. Oken is the chairperson of our Compensation Committee.

Among other things, our Compensation Committee is responsible for:

•	determining the compensation of our executive officers and board;

•	reviewing our executive compensation policies and plans, including performance goals;

•	administering and implementing our equity compensation plans; and

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting.

During 2011, our Compensation Committee consisted of Messrs. DeMartini, Foss and Oken. None of them has at any time been an officer or employee of the Company or had any relationship with us of the type that is required to be disclosed under Item 404 of Regulation S-K. Except as set forth in the following sentence, none of our executive officers serves or has served as a member of a board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Mr. Taylor serves as a member of our Board of Directors and also serves on the Compensation Committee for TIB Financial and the Executive Committees (which oversee compensation) of both Capital Bank Corp. and Green Bankshares.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. DeMartini, Kirt and Oken, each of whom qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC, Nasdaq and the Internal Revenue Service. Mr. Kirt is the chairperson of our Nominating and Governance Committee.

Among other things, the Nominating and Governance Committee is responsible for:

•	identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or re-election to our Board of Directors;

•	assessing the performance of the Board of Directors; and

•	monitoring our corporate governance principles and practices.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics (which we refer to as the “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of

Ethics is available free of charge upon written request to Nancy A. Snow, Capital Bank Corp., 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Compensation Discussion and Analysis

Executive Compensation

The following Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of our executive officers who appear in the “—Summary Compensation Table” below (who we refer to collectively throughout this section as our “named executive officers”). Our named executive officers for the fiscal year ended December 31, 2011 were:

•	R. Eugene Taylor, President and Chief Executive Officer;

•	Christopher G. Marshall, Chief Financial Officer;

•	R. Bruce Singletary, Chief Risk Officer; and

•	Kenneth A. Posner, Chief of Investment Analytics and Research.

Executive management and the Compensation Committee of our Board of Directors work together to establish, review and evaluate our compensation plans, policies and programs. The Compensation Committee is comprised entirely of independent directors and administers the executive compensation program in a manner consistent with our compensation philosophy. The Compensation Committee, which is generally responsible for the design and administration of our executive compensation program, acts independently, yet in conjunction with the Board of Directors and executive management, and maintains a philosophy that encompasses both long-term and short-term objectives while discouraging excessive risk taking.

Objectives of Our Executive Compensation Program

The primary objective of our compensation program is the same objective that we have for our overall operations: to create long-term value for our stockholders. The primary components of compensation that support this philosophy are:

•

Align executive compensation with stockholder value. Within our overall compensation strategy, we utilize equity compensation tools to align the financial interests and objectives of our named executive officers with those of our stockholders.

•

Attract, retain and motivate high-performing executive talent. We operate in a competitive employment environment and our employees, led by our named executive officers, are essential to our success. The compensation of our named executive officers, while designed to be competitive within the marketplace for similar positions with bank holding companies of comparable size, is also designed to motivate the named executive officers to maximize our performance.

•

Link pay to performance. Our compensation program is designed to provide a strong correlation between the performance of the named executive officers and the compensation they receive. We do this by utilizing a compensation program designed to reward our executives based on our overall performance and the executives’ abilities to achieve the performance priorities set forth by the Compensation Committee.

Setting Executive Compensation

Determination of Executive Compensation

The compensation of our named executive officers is largely based on arrangements that were negotiated at the time of our private placements. The founding members of the executive management team directly negotiated the terms of their compensation with the investors at that time. The foundation for the total compensation packages offered to our named executive officers is based on an assessment of each named executive officer’s individual responsibilities, a determination of the executives’ contributions to our performance and to our success in reaching our strategic goals. Compensation paid in the financial sector generally and in bank holding companies in particular, is discussed by the Compensation Committee in determining compensation for our named executive officers.

Executive management provides input as to our strategic goals for future performance periods, which could affect their annual compensation. However, the Compensation Committee carefully reviews the recommended levels before giving its final approval to such strategic goals. The combination of the proposal from executive management and the Compensation Committee’s review is essential in order to ensure that the goals are set accurately to provide our named executive officers with goals that are set at a high level and are motivating, but are also obtainable.

Compensation Mix

The compensation arrangements offered to our named executive officers are meant to be balanced packages that provide adequate and competitive compensation for the individual named executive officer’s position in the Company. The mix of compensation elements is intended to provide the named executive officers with a steady source of income, encourage and reward achievement of short-term and long-term performance objectives, align executives’ interests with those of stockholders and promote retention.

Role of Compensation Committee

The Compensation Committee is responsible for setting compensation for our named executive officers. While some of the key terms of each named executive officer’s compensation were determined at the time of our private placements, the Compensation Committee sets performance goals for our named executive officers and reviews all other compensation and benefits for the named executive officers on an annual basis. None of the members of the Compensation Committee in 2011 has at any time been an officer or employee of the Company.

Role of Compensation Consultant

We did not engage a compensation consultant in 2011. However, we may revisit the use of a compensation consultant following completion of this offering.

Benchmarking

Our Board of Directors does not currently use benchmarking or peer group analysis in making compensation decisions. However, we may revisit the use of benchmarking and peer group analysis following the completion of this offering.

Compensation Risk Oversight

While our Compensation Committee is responsible for the oversight of our compensation of employees and directors, our Audit Committee is responsible for our risk management, including risk as it relates to compensation. Additionally, Mr. Singletary, our Chief Risk Officer, is responsible for developing a risk management framework to identify, manage and mitigate our risks, including compensation practices. In addition, we are subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. Based on a review by the Audit Committee and our Board of Directors, we do not believe that our overall compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Principal Components of Compensation

The principal components of our executive compensation program applicable to our named executive officers for the fiscal year ended December 31, 2011 were as follows:

Base Salary

Base salaries for our named executive officers are designed to compensate the executive for their scope of responsibilities and consideration is given to the experience, education, personal qualities and other qualifications of that individual that are essential for the specific role the executive serves, while remaining generally competitive with the base salary ranges at other banking organizations.

Annual Bonus Program

Our named executive officers currently participate in a discretionary annual bonus program. In awarding discretionary bonus payments, the Compensation Committee considers a variety of factors, including a review of the performance of our named executive officers during the applicable performance year in achieving certain performance targets and the past, present and expected future contributions of an employee to our overall success and the safety and soundness of the organization. The specific factors considered by the Compensation Committee in evaluating those contributions may include, among other things: overall individual performance, organizational performance, achievement of specific milestones, individual contribution to organizational performance and level of individual responsibilities. At the beginning of 2011, we were still very active building our banking operations through acquisitions and integrating prior acquisitions, and we anticipated becoming a substantially larger banking entity during the year through additional transactions. As a result, no specific milestones were established for or communicated to our named executive officers in 2011. It is anticipated that in the future the Compensation Committee will consider whether to set specific operating milestones (including, but not limited to, successful acquisition of target companies, generating organic loan and deposit growth) when establishing its annual bonus program for named executive officers. Once established, the relevant factors that the Compensation Committee will consider in a performance year will be communicated to the named executive officers prior to, or at, the beginning of the applicable performance period, at which time the achievement of such performance levels is substantially uncertain. In making its annual bonus determination for named executive officers, the Compensation Committee considers individual and company performance but does not predetermine the applicable considerations, quantify the weight given to any specific performance goal or otherwise follow a formulaic calculation. Rather, the Compensation Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria.

Long-Term Incentive Program

Our named executive officers may be awarded equity awards at the discretion of the Compensation Committee under the 2010 Equity Incentive Plan, which was adopted in connection with our private placements and is more fully described below. Stock options and shares of restricted stock were granted in March 2011 under the 2010 Equity Incentive Plan in order to provide the Chief Executive Officer and other named executive officers with long-term incentives for profitable growth and to further align the interests of our named executive officers with the interests of our stockholders. These equity awards are structured to be long-term rewards, thereby increasing the performance and retention of our named executive officers and such equity awards were initially contemplated at the time of the private placements.

The stock options granted to our named executive officers in March 2011 will, subject to continuous employment through the applicable vesting date, vest in two equal installments. One half of the stock options granted in March 2011 vested on December 22, 2011 and the other half of the stock options granted in March 2011 will vest on December 22, 2012. Our named executive officers were also granted shares of restricted stock in March 2011 that are subject to performance vesting. The performance vesting is based on our reaching specified incremental share prices in order for the shares of restricted stock to vest. The vesting of all of our equity awards was contingent upon obtaining a shelf charter or acquiring an inflatable charter and achieving a qualified investment transaction, which were achieved on September 30, 2010.

Benefits

Our named executive officers are not entitled to any perquisites. Named executive officers are provided with benefits, including participation in our 401(k) defined contribution program and insurance benefit programs, that are offered to other eligible employees.

2011 Compensation for Our Named Executive Officers

Base Salary

Base salaries for our named executive officers for 2011 were as follows: Mr. Taylor—$650,000; Mr. Marshall—$438,000; Mr. Singletary—$300,000; and Mr. Posner—$225,000.

Annual Cash Bonuses

Our named executive officers each received annual cash bonuses at target level based on performance in 2011. Based on an assessment of the performance of the named executive officer in relation to our performance, the achievement of certain milestones and individual performance of each of the named executive officers, the Compensation Committee approved the following discretionary annual bonus payments for 2011: Mr. Taylor—$650,000; Mr. Marshall—$438,000; Mr. Singletary—$300,000; and Mr. Posner—$225,000.

In making its annual bonus determination for named executive officers, the Compensation Committee considers individual and company performance but does not predetermine the applicable considerations, quantify the weight given to any specific performance goal or otherwise follow a formulaic calculation. Rather, the Compensation Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria.

Long-Term Incentive-Based Compensation

All of the equity awards that have been granted to our named executive officers were granted under the 2010 Equity Incentive Plan adopted in connection with our private placements as set forth below. We granted equity awards to our named executive officers in accordance with the terms of the private placements in order to further align their interests and objectives with those of our stockholders.

In March 2011, we granted stock options and performance-based restricted stock to each of the named executive officers in the following amounts:

•	Mr. Taylor—stock option to acquire 1,251,112 shares and 536,191 shares of restricted stock;

•	Mr. Marshall—stock option to acquire 469,167 shares and 201,072 shares of restricted stock;

•	Mr. Singletary—stock option to acquire 312,778 shares and 134,048 shares of restricted stock; and

•	Mr. Posner—stock option to acquire 78,194 shares and 33,512 shares of restricted stock.

The vesting terms of the equity awards granted in 2011 are more fully described in the footnotes to “—Outstanding Equity Awards at 2011 Fiscal Year-End” below.

In addition, in January 2012, we granted performance-based restricted stock and stock options to each of the named executive officers. In the aggregate, our named executive officers were granted 306,563 shares of restricted stock and stock options to acquire 627,849 shares of our common stock. One-half of the stock options were vested on the date of grant and the remaining portion of the stock options will vest, subject to continued

employment, on the first anniversary of the date of grant. The material terms of the performance-based restricted stock, including vesting are substantially the same as the performance-based restricted stock granted in March 2011 as fully described in the footnotes to “—Outstanding Equity Awards at 2011 Fiscal Year-End” below.

Employment Agreements

Effective December 22, 2009, we entered into an employment agreement with Mr. Taylor. The employment agreement, which is more fully described in “—Employment Agreements with Named Executive Officers” below, provides for an annual base salary, annual bonus opportunity (subject to the limitations of the registration rights agreement described in “Certain Relationships and Related Party Transactions—Registration Rights Agreement”), terms relating to his initial equity grants and severance. Upon a termination of employment without “cause” (as defined below), resignation for “good reason” (as defined below) or termination of employment due to death or disability, Mr. Taylor is entitled to two times the sum of his annual base salary and the greater of his target annual incentive award and the annual incentive award paid in the prior year. Mr. Taylor’s severance provisions are more fully described in “—Potential Payments upon Termination or Change-in-Control” below.

In August 2012, Messrs. Marshall, Singletary and Posner each entered into employment agreements that, among other things, provide for cash severance benefits equal to 1.5 times the executive’s base salary and target bonus and 18 months of welfare benefits continuation upon a qualifying termination of employment and contain a golden parachute excise tax gross-up provision and restrictive covenants, including non-competition and solicitation restrictions with respect to customers, employees and certain other parties with business relationships with us, similar to those under Mr. Taylor’s agreement.

Stock Ownership Guidelines

In connection with our private placements, each of the named executive officers purchased shares of our common stock. Because the common stock is not publicly traded and is subject to certain transfer limitations pursuant to a subscription agreement, the named executive officers are limited in their ability to divest themselves of the equity and, as a result, are essentially subject to equity ownership requirements. See “Certain Relationships and Related Party Transactions—Agreements with our Founders.” Once the provisions of the subscription agreement are satisfied, the named executive officer will no longer have any transfer limitation on the common stock acquired in our private placements. Our directors and executive officers do not have any other stock ownership guidelines.

Section 162(m)

From and after the time that our compensation programs become subject to Section 162(m) of the Internal Revenue Code, we intend to consider the structure of base salary and bonus compensation in order to maintain the deductibility of compensation under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee will take into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible. Transition provisions under Section 162(m) may apply for a transition period following the completion of this offering to certain compensation arrangements that were entered into by a corporation before it was publicly held.

Compensation Program Following this Offering

The design of our compensation program following this offering is an ongoing process, however, we expect that our compensation program will continue to be based on the same general principles. We believe that, following this offering, we will have more flexibility in designing compensation programs to attract, motivate and retain our executives, including permitting us to regularly compensate executives with non-cash compensation reflective of our stock performance in relation to a comparative group in the form of publicly traded equity.

Summary Compensation Table

SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth the total compensation paid or accrued during the fiscal years ending on December 31, 2010 and 2011, for our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. Eugene Taylor	2011	650,000	650,000	6,972,270	5,517,404	–	–	–	13,789,674
Chairman and Chief Executive Officer	2010	650,000	650,000	–	–	–	–	–	1,300,000

Christopher G. Marshall	2011	438,000	438,000	2,614,606	2,069,026	–	–	–	5,559,632
Chief Financial Officer	2010	438,000	438,000	–	–	–	–	–	876,000

R. Bruce Singletary	2011	300,000	300,000	1,743,071	1,379,351	–	–	–	3,722,422
Chief Risk Officer	2010	300,000	300,000	–	–	–	–	–	600,000

Kenneth A. Posner	2011	225,000	225,000	435,768	344,836	–	–	–	1,230,604
Chief of Investment Analytics and Research	2010	225,000	225,000	–	–	–	–	–	450,000

(1)

The amounts in this column reflect the grant date fair value of the restricted stock awarded to our named executive officers in 2011 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The amounts included in this column for the restricted stock awards subject to performance-based vesting conditions are calculated based on the probable satisfaction of the performance conditions for such awards. If the highest level of performance is achieved for these restricted stock awards, the maximum value of these awards at the grant date would be as follows: Mr. Taylor—$9,115,247, Mr. Marshall—$3,418,224, Mr. Singletary—$2,278,816 and Mr. Posner—$569,704. See note 17 of the audited consolidated financial statements for an explanation of the assumptions made in valuing these awards.

(2)

The amounts included in this column reflect the grant date fair value of stock option awards granted to our named executive officers in 2011. The grant date fair value was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See note 17 of the audited consolidated financial statements for an explanation of the assumptions made in valuing these awards.

2011 Grants of Plan-Based Awards

The following table sets forth certain information with respect to awards granted to each of our named executive officers under the 2010 Equity Incentive Plan during 2011:

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
R. Eugene Taylor	03/16/11	178,730	357,460	536,191	–	–	–	6,972,270
	03/16/11	–	–	–	–	1,251,112	20.00	5,517,404

Christopher Marshall	03/16/11	67,024	134,048	201,072	–	–	–	2,614,606
	03/16/11	–	–	–	–	469,137	20.00	2,069,026

R. Bruce Singletary	03/16/11	44,683	89,365	134,048	–	–	–	1,743,071
	03/16/11	–	–	–	–	312,778	20.00	1,379,351

Kenneth A. Posner	03/16/11	11,171	22,342	33,512	–	–	–	435,768
	03/16/11	–	–	–	–	78,194	20.00	344,836

(1)

The grants of performance-based restricted stock to each of our named executive officers vest according to the following parameters (subject to the named executive officer’s continued service through the date that the performance goals are achieved):

– 1/3	vest after the per share stock price equals or exceeds $25.00 for 30 days;

– 1/3	vest after the per share stock price equals or exceeds $28.00 for 30 days; and

– 1/3	vest after the per share stock price equals or exceeds $32.00 for 30 days.

(2)	50% of the stock options vested on December 22, 2011 and the remaining 50% vest on December 22, 2012, subject to the named executive officer’s continued service through the applicable date.

(3)

The per share exercise price is equal to the price of a share of our common stock in the private offerings. The Compensation Committee reviewed all relevant factors, including the most recent arm’s-length transaction involving our common stock in determining the per share exercise price.

(4)

The amounts in this column reflect the grant date fair value of the restricted stock and stock options granted to the named executive officers in 2011 in accordance with FASB ASC Topic 718 and, in the case of the restricted stock awards that are subject to performance-based vesting conditions, are calculated based on the probable satisfaction of the performance conditions for such awards.

In addition, in January 2012, we granted performance-based restricted stock and stock options to each of the named executive officers. In the aggregate, the named executive officers were granted 306,563 shares of restricted stock and stock options to acquire 627,849 shares of our common stock. One-half of the stock options were vested on the date of grant and the remaining portion of the stock options will vest, subject to continued employment, on the first anniversary of the date of grant. The material terms of the performance-based restricted stock, including vesting, are substantially the same as the performance-based restricted stock granted in March 2011 and described above.

Employment Agreements with Named Executive Officers

Mr. Taylor’s Employment Agreement

Effective December 22, 2009, we entered into a three-year employment agreement with Mr. Taylor, our Chief Executive Officer, that will automatically renew for a one-year period following the expiration of the initial three-year term and for additional one-year periods after each subsequent anniversary, unless either party provides a notice of non-renewal 90 days prior to the expiration of the initial term or any subsequent term. The employment agreement provides that Mr. Taylor will receive an annual base salary of $650,000, an annual bonus with a target opportunity of 100% of his annual base salary, the actual amount of which is to be determined by the Compensation Committee and Mr. Taylor will participate in the same benefit programs as our other employees. Pursuant to the terms of his employment agreement, Mr. Taylor was granted 1,251,112 stock options, 50% of which vested on December 22, 2011 and the remaining 50% of which will vest on December 22, 2012. Additionally, Mr. Taylor received 536,191 shares of restricted common stock, which vest based on the achievement of performance goals relating to increases in the price of a share of common stock (with 33.3% (178,730) of the performance shares vesting when our stock price equals or exceeds $25 per share, 33.3% (178,730) of the performance shares vesting when our stock price equals or exceeds $28 per share and 33.3% (178,731) of the performance shares vesting when our stock price equals or exceeds $32 per share). The vesting of Mr. Taylor’s restricted shares is also subject to his continued employment with us and the occurrence of a qualified investment transaction, which occurred on September 30, 2010. In the event of the termination of Mr. Taylor’s employment by us without “cause”, by Mr. Taylor for “good reason” or due to death or disability, Mr. Taylor would be entitled to severance and accelerated vesting of certain equity awards. Mr. Taylor’s employment agreement also provides that Mr. Taylor will be subject to restrictive covenants, including non-competition and non-solicitation of employees, customers and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. The severance provisions of Mr. Taylor’s employment agreement are more fully described in “—Potential Payments upon Termination or Change-in-Control” below.

Employment Agreements with Other Named Executive Officers

In August 2012, Messrs. Marshall, Singletary and Posner each entered into employment agreements that, among other things, provide for cash severance benefits equal to 1.5 times the executive’s base salary and target bonus and 18 months of welfare benefits continuation upon a qualifying termination of employment and contain a golden parachute excise tax gross-up provision and restrictive covenants, including non-competition and solicitation restrictions with respect to customers, employees and certain other parties with business relationships with us, similar to those under Mr. Taylor’s agreement.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers on December 31, 2011:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable[1]	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
R. Eugene Taylor	625,556	625,556	—	20.00	12/22/19	—	—	536,191	11,104,516
Christopher Marshall	234,583	234,584	—	20.00	12/22/19	—	—	201,072	4,164,201
R. Bruce Singletary	156,389	156,389	—	20.00	12/22/19	—	—	134,048	2,776,134
Kenneth A. Posner	39,097	39,097	—	20.00	12/22/19	—	—	33,512	694,034

(1)	Represents stock options, 50% of which vested on December 22, 2011 and the remaining 50% of which vest on December 22, 2012.

(2)

Represents shares of performance-based restricted stock which vest according to the following parameters (subject to the named executive officer’s continued service through the date that the performance goals are achieved):

–  1/3 vest after the per share stock price equals or exceeds $25.00 for 30 days;

–  1/3 vest after the per share stock price equals or exceeds $28.00 for 30 days; and

–  1/3 vest after the per share stock price equals or exceeds $32.00 for 30 days.

(3)

Share price based on an estimate of share value derived by equally weighting and averaging the price of a private trade of our shares occurring near December 31, 2011, an estimate of share value derived from interpolation of ratios of peer companies public stock prices to reported tangible book values and by discounting estimated cash flows from our projected future operating results assuming operations were static as of December 31, 2011.

In addition, in January 2012, we granted performance-based restricted stock and stock options to each of the named executive officers. In the aggregate, the named executive officers were granted 306,563 shares of restricted stock and stock options to acquire 627,849 shares of our common stock. One-half of the stock options were vested on the date of grant and the remaining portions of the stock options will vest, subject to continued employment, on the first anniversary of the date of grant. The material terms of the performance-based restricted stock, including vesting, are substantially the same as the performance-based restricted stock granted in March 2011 and described above.

Potential Payments upon Termination or Change-in-Control

Termination of Employment

Severance Under Mr. Taylor’s Employment Agreement. If Mr. Taylor’s employment is terminated (1) by us without “cause” or due to “disability” (as defined below), (2) by Mr. Taylor for “good reason” or (3) upon Mr. Taylor’s death during the employment period, subject to his execution (other than upon his death) and nonrevocation of a release of claims against us and our affiliated entities, Mr. Taylor will be entitled to be paid any earned but unpaid base salary and bonuses and a lump sum cash amount equal to the sum of (a) two times his annual base salary immediately prior to the date of the qualifying termination and (b) two times the higher of his target annual bonus for the year of termination and the annual bonus paid or payable to Mr. Taylor in respect of the year prior to the year of the qualifying termination. In addition, upon a qualifying termination, all of Mr. Taylor’s unvested outstanding stock options granted under his employment agreement will immediately vest and 50% of each tranche of unvested performance shares granted under his employment agreement will immediately vest. The remaining portion of the unvested performance shares granted under Mr. Taylor’s employment agreement will remain outstanding and continue to be eligible to vest based on the achievement of the performance goals pursuant to the current vesting schedule.

Mr. Taylor is subject to non-competition and non-solicitation restrictions while employed by us and for one year following a termination of his employment and is subject to a standard, ongoing confidentiality obligation.

In addition, Mr. Taylor may be entitled to a golden parachute excise tax gross-up payment in certain cases. However, in the event that the total parachute payments made to Mr. Taylor do not exceed a certain threshold (110% of his base amount (as defined in Section 280G of the Internal Revenue Code)), payment to him will be cut back so that no excise tax is imposed.

Severance for Other Named Executive Officers. As of December 31, 2011, our named executive officers other than Mr. Taylor were not eligible for severance upon any termination of employment. In August 2012, each of Messrs. Marshall, Singletary and Posner entered into employment agreements that, among other things, provide for cash severance benefits equal to 1.5 times the executive’s base salary and target bonus and 18 months of welfare benefits continuation upon a qualifying termination of employment and contain a golden parachute excise tax gross-up provision and restrictive covenants, including non-competition and solicitation restrictions with respect to customers, employees and certain other parties with business relationships with us, similar to those under Mr. Taylor’s agreement.

Vesting of Equity Awards Held by Named Executive Officers under the 2010 Equity Incentive Plan. The employment agreement with Mr. Taylor provides that upon a termination of employment by us without “cause,” a resignation of employment by him for “good reason” or termination of employment due to death or disability, all of the unvested outstanding stock options granted to Mr. Taylor will immediately vest and 50% of each tranche of unvested performance shares granted under his employment agreement will immediately vest. The remaining portion of the unvested performance shares granted to Mr. Taylor will remain outstanding and continue to be eligible to vest based on the achievement of the performance goals pursuant to the current vesting schedule. Pursuant to the terms of the equity award agreements with Messrs. Marshall, Singletary and Posner, upon a termination of employment for any reason, equity awards that have not vested prior to the date of termination will be forfeited.

For the purposes of Mr. Taylor’s employment agreement, “good reason” generally means (1) material diminution of annual base salary or target incentive payment, (2) material diminution in position, authority, duties or responsibilities, (3) any material failure by us to comply with the compensation related provisions of the employment agreement, (4) any relocation of the executive’s principal place of business to a location more than 30 miles from the executive’s principal place of business immediately prior to the move other than the initial relocation in connection with the establishment of our headquarters or (5) any material breach of the employment agreement.

For the purposes of Mr. Taylor’s employment agreement, “cause” generally means the executive’s (1) willful misconduct or willful neglect in the performance of his duties, (2) willful failure to adhere materially to the clear directions of the Board of Directors, (3) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission or a felony or (4) willful breach of any material term of the employment agreement.

For the purposes of Mr. Taylor’s employment agreement, “disability” generally means the inability of the executive to perform his duties with us on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any rolling 12-month period, as determined by a physician selected by us or our insurers and acceptable to the executive or the executive’s legal representative.

Change in Control

We have not entered into individual agreements or arrangement with our named executive officers that provide for enhanced severance or benefits upon a change in control of the Company, other than the golden parachute excise tax gross-up payment that each of Messrs. Taylor, Marshall, Singletary and Posner are entitled to under certain circumstances pursuant to the terms of their employment agreement.

Upon a “change in control” (as defined below) of the Company, the unvested stock options held by the named executive officers immediately vest and become exercisable and unvested performance shares held by the named executive officers will vest based on performance, as determined by the Compensation Committee.

A change in control is generally deemed to occur under the 2010 Equity Incentive Plan upon:

•

the acquisition by any individual, entity or group of “beneficial ownership” (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 51% or more (on a fully diluted basis) of either (a) the outstanding shares of our common stock, taking into account as outstanding for this purpose each common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise or settlement of any similar right to acquire such common stock, or (b) combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, with each of clauses (a) and (b) subject to certain customary exceptions;

•

a majority of the directors who constituted the Board of Directors at the time the 2010 Equity Incentive Plan was adopted (or any person becoming a director subsequent to that date, whose election or nomination for election was approved by a vote of at least two-thirds of the incumbent directors then on the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors;

•	approval by our shareholders of our complete dissolution or liquidation; or

•

the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction involving us that requires the approval of our shareholders (each, a “Business Combination”), whether for such transaction or the issuance of securities in the transaction, in each case, unless immediately following the Business Combination: (a) more than 50% of the total voting power of the entity resulting from such Business Combination or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the surviving company is represented by the outstanding company voting securities that were outstanding immediately prior to such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the surviving company) is or becomes the “beneficial owner”, directly or indirectly, of 51% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for the Business Combination.

The following table reflects the estimated payments to our named executive officers that may be made upon a termination of employment, a termination of employment in connection with a change in control or a change in control without the termination of a named executive officer’s employment. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and/or the hypothetical change in control each occurred on December 31, 2011.

Name	Scenario	Cash Severance ($)(1)	Stock Option Vesting ($)	Restricted Stock Vesting ($)	Benefits ($)	Gross-up ($)	Total ($)
R. Eugene Taylor	Resignation	–	–	–	–	–	–
	Involuntary Termination not for Cause	2,600,000	444,145	5,552,258	33,846	–	8,630,249
	Involuntary Termination for Cause	–	–	–	–	–	–
	Involuntary Termination Following Change of Control	2,600,000	444,145	5,552,258	33,846	3,484,773	12,115,022
	Change of Control (No Termination of Employment)	–	444,145	–	–	–	444,145

Christopher G. Marshall	Resignation	–	–	–	–	–	–
	Involuntary Termination not for Cause	–	–	–	–	–	–
	Involuntary Termination for Cause	–	–	–	–	–	–
	Involuntary Termination Following Change of Control	–	166,554	–	–	–	166,554
	Change of Control (No Termination of Employment)	–	166,554	–	–	–	166,554

R. Bruce Singletary	Resignation	–	–	–	–	–	–
	Involuntary Termination not for Cause	–	–	–	–	–	–
	Involuntary Termination for Cause	–	–	–	–	–	–
	Involuntary Termination Following Change of Control	–	111,036	–	–	–	111,036
	Change of Control (No Termination of Employment)	–	111,036	–	–	–	111,036

Kenneth A. Posner	Resignation	–	–	–	–	–	–
	Involuntary Termination not for Cause	–	–	–	–	–	–
	Involuntary Termination for Cause	–	–	–	–	–	–
	Involuntary Termination Following Change of Control	–	27,759	–	–	–	27,759
	Change of Control (No Termination of Employment)	–	27,759	–	–	–	27,759

(1)	Cash severance payments based on severance terms provided in the applicable employment agreement.

Director Compensation

Each director receives an annual cash retainer of $50,000 as compensation for his services as a member of the Board of Directors. The chair of the Audit Committee of the Board of Directors, the chair of the Compensation Committee of the Board of Directors, the chair of the Nominating and Governance Committee of the Board of Directors and the chair of the Risk Committee of the Board of Directors each receive an additional cash retainer of $10,000. In connection with our private placements, the members of our Board of Directors were also provided with 25,000 shares of restricted stock and stock options to acquire 25,000 shares of our common stock. These equity awards to non-employee directors were granted in March 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Richard M. DeMartini(3)	50,000	425,000	110,250	–	585,250
Peter N. Foss	60,000	425,000	110,250	–	595,250
William A. Hodges	50,000	425,000	110,250	–	585,250
Jeffrey E. Kirt(3)	50,000	425,000	110,250	–	585,250
Marc D. Oken(3)	50,000	425,000	110,250	–	585,250

(1)

The amounts in this column reflect the grant date fair value of the restricted stock awarded to our directors in 2011 calculated in accordance with FASB ASC Topic 718. See note 17 of the audited consolidated financial statements for an explanation of the assumptions made in valuing these awards.

(2)

The amounts included in this column reflect the grant date fair value of stock option awards granted to our directors in 2011. The grant date fair value was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See note 17 of the audited consolidated financial statements for an explanation of the assumptions made in valuing these awards.

(3)

Cash retainers relating to services as a director provided by (a) Mr. DeMartini, are paid by us to an affiliate Crestview-NAFH, (b) Mr. Kirt, are paid by us to Oak Hill and (c) Mr. Oken, are paid by us to investment funds affiliated with Falfurrias Capital Partners.

The table below shows the aggregate number of stock options (and the exercise price thereof) and restricted stock held by each director (or the entity that appoints the director for the fiscal year ended December 31, 2011, which is included in parentheses beside the applicable director’s name).

Name	Stock Options (in Shares)		Exercise Price	Expiration Date	Restricted Stock (in Shares)
Richard M. DeMartini (Crestview-NAFH)	25,000	(1)	$20.00	12/22/19	12,500	(2)
Peter N. Foss	25,000	(1)	$20.00	12/22/19	12,500	(2)
William A. Hodges	25,000	(1)	$20.00	12/22/19	12,500	(2)
Jeffrey E. Kirt (Oak Hill)	25,000	(1)	$20.00	12/22/19	12,500	(2)
Marc D. Oken (Falfurrias Capital Partners)	25,000	(1)	$20.00	12/22/19	12,500	(2)

(1)

Stock options disclosed in this column were granted in March 2011 and vest in two equal installments, the first half vested on December 22, 2011 and the remaining half of the stock options vest on December 22, 2012.

(2)	The shares of restricted stock disclosed in this column were granted in March 2011 and vest on December 22, 2012.

In addition to the compensation described above, non-employee directors are reimbursed for reasonable business expenses relating to their attendance at meetings of our Board of Directors, including expenses relating to lodging, meals and transportation to and from the meetings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under “Management—Compensation Discussion and Analysis,” the following is a summary of material provisions of various transactions we have entered into with our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members or entities affiliated with them since November 30, 2009, the date of our incorporation. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Arrangements with Crestview-NAFH, LLC and Affiliates of Oak Hill Advisors, L.P.

Crestview-NAFH purchased for aggregate consideration of $224.7 million approximately 10% of our shares of Class A common stock and 35.0% of our shares of Class B non-voting common stock, both of which were purchased in or concurrently with our private placements. Crestview-NAFH has the right to designate one nominee to our Board of Directors and, if elected, to have such director serve on the Nominating and Governance and Compensation Committees of our Board of Directors. Crestview-NAFH’s nominating right will terminate at such time as it and its affiliates collectively own less than 33% of the original number of shares of common stock purchased by Crestview-NAFH in our private placements. As of November 9, 2012, Crestview-NAFH owns approximately 100% of these shares of common stock and the 886,525 shares of our Class A common stock that Crestview-NAFH purchased in our initial public offering, consisting of approximately 9% of our Class A common stock and 41% of our Class B non-voting common stock. Mr. DeMartini currently serves as the Crestview-NAFH’s representative on our Board of Directors. See “Management—Executive Officer and Directors—Board of Directors—Richard M. DeMartini” for Mr. DeMartini’s biography.

On March 26, 2010, we paid approximately $2,100,000 to Crestview Advisors, LLC, an affiliate of the general partner of Crestview-NAFH, as reimbursement for expenses in association with our original private offerings. In addition, Crestview Advisors, LLC receives $12,500 each quarter as a director’s fee related to Mr. DeMartini’s service on our Board of Directors.

Oak Hill purchased for aggregate consideration of $89.3 million approximately 5% of our shares of Class A common stock and 13% of our shares of Class B non-voting common stock, both of which were purchased in or concurrently with our private placements. Oak Hill also has the right to designate one nominee to our Board of Directors and, if elected, to have such director serve on the Nominating and Governance and Compensation Committees of our Board of Directors. Oak Hill’s nominating right will terminate at such time as Oak Hill affiliates own less than 33% of the original number of shares of common stock purchased by Oak Hill in our private placements. As of November 9, 2012, Oak Hill owns approximately 94% of these shares of common stock, consisting of approximately 3% of our Class A common stock and 14% of our Class B non-voting common stock. Mr. Kirt currently serves as Oak Hill’s representative on our Board of Directors. See “Management—Executive Officer and Directors—Board of Directors—Jeffrey E. Kirt” for Mr. Kirt’s biography.

Agreements with our Founders

Prior to the issuance and sale of our common stock in our private placements, we sold 200,000 shares of our common stock to our four founders, who are also the four members of our executive management team, Messrs. Taylor, Marshall, Posner and Singletary (who we refer to collectively as “our founders”), for an aggregate purchase price of $2,000. These shares are subject to certain transfer restrictions. Until we complete Investment Transactions (as defined below) that, together with any other Investment Transactions (including any follow-on investments in, or contributions to, the capital of any businesses in which we previously invested in connection with an Investment Transaction), represent total capital deployed (measured in each case as of the time of the relevant Investment Transaction) of at least (1) 50% of the net proceeds from our private placements, 50% of the common stock held by our founders will not be transferable and (2) 75% of the net proceeds from our private placements, the remaining 50% of the common stock held by our founders will not be transferable, in each case in the hands of the holder to a third party (other than in connection with certain intra-family or estate planning transfers). As of November 9, 2012, we have completed Investment Transactions representing 93.0% of the net proceeds from our private placements.

An “Investment Transaction” means a transaction in which we acquire control of, or make a non-control investment in, a banking institution (including any savings association or similar financial institution) within the United States, provided that non-control investments will not qualify as “Investment Transactions” unless we obtain a board seat or other governance rights pursuant to a stockholder rights agreement or similar agreement.

In connection with our private placements, we also entered into a registration rights agreement with our founders and certain other stockholders. See “—Registration Rights Agreement” below.

Registration Rights Agreement

Concurrently with the consummation of our December 2009 private placement, we entered into a registration rights agreement for the benefit of our stockholders, including Crestview-NAFH, FBR Capital Markets & Co. and the four members of our executive management team, with respect to our common stock sold in our private placements. Under the terms of the registration rights agreement, within 180 days of our investing 50% of the net proceeds of our private placements, we agreed to file with the SEC a shelf registration statement on Form S-1 or such other form under the Securities Act as would allow our stockholders to resell their shares of common stock acquired in our private placements. Our TIB Financial investment, completed on September 30, 2010, represented over 50% of the net proceeds of our private placements. Our stockholders subsequently agreed to extend the deadline for filing a shelf registration statement until June 30, 2012, and we filed the shelf registration statement on Form S-1 with the SEC on June 29, 2012.

If we had not filed a shelf registration statement before June 30, 2012, other than as a result of the SEC being unable to accept such filing, then each of R. Eugene Taylor, Christopher G. Marshall, R. Bruce Singletary and Kenneth A. Posner, if then owed a performance bonus, would have had to immediately forfeit 50%, and thereafter forfeit an additional 10% for each month thereafter that such shelf registration statement had not been filed, of any performance bonus that would otherwise be payable to him during that fiscal year (or to which he became entitled as a result of performance during that fiscal year). In addition, no bonuses, compensation, awards, equity compensation or other amounts could have been paid or granted in lieu of such forfeited bonuses.

If the shelf registration statement has not been declared effective by the SEC within 180 days after June 29, 2012 (which we refer to as the “Trigger Date”), a special meeting of stockholders shall be called in accordance with our amended and restated bylaws solely for the purposes of (1) considering and voting upon proposals to remove each of our then-serving directors and (2) electing such number of directors as there are then vacancies on the Board of Directors. However, stockholders holding two-thirds of the outstanding registrable shares may waive the requirement to hold such special meeting. The special meeting must occur as soon as reasonably practicable following the Trigger Date but in no event more than 45 days after the Trigger Date.

In addition, pursuant to the registration rights agreement, we provided written notice to each stockholder holding registrable shares following our filing of a registration statement that provides for the initial public offering of our common stock (which we refer to as the “IPO Registration Statement”). Such stockholders have “piggy-back” registration rights that permit them to have shares of common stock owned by them included in the IPO Registration Statement upon written notice to us within the prescribed time limit. Each such stockholder’s ability to register shares under the IPO Registration Statement is subject to the terms of the registration rights agreement. The managing underwriter(s) may under certain circumstances limit the number of shares owned by such holders that are included in our initial public offering, but the managing underwriter(s) may not reduce such holders below 25% of the number of shares of common stock to be sold under the IPO Registration Statement. Stockholders holding registrable shares who do not elect, despite their right to do so under the registration rights agreement, to include their shares of our common stock for resale in our initial public offering may not, subject to certain exceptions, to the extent requested by us or an underwriter of our securities, directly or indirectly sell, offer to sell (including without limitation any short sale), grant any option or otherwise transfer or dispose of any such shares of our common stock for a period of 180 days following the effective date of the registration statement filed in connection with the initial public offering of our common stock.

Statement of Policy Regarding Transactions with Related Persons

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by us to our executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In connection with our initial public offering, we have adopted a written policy that complies with all applicable requirements of the SEC and Nasdaq concerning related party transactions. Pursuant to this policy, our directors and director nominees, executive officers and holders of more than five percent of our common stock, including their immediate family members, will not be permitted to enter into a related party transaction with us, as discussed below, without the consent of our Audit Committee. Any request for us to enter into a transaction in which the amount involved exceeds $120,000 and any such party has a direct or indirect material interest, subject to certain exceptions, will be required to be presented to our Audit Committee for review, consideration and approval. Management will be required to report to our Audit Committee any such related party transaction and such related party transaction will be reviewed and approved or disapproved by the disinterested members of our Audit Committee.

Other Relationships

Certain of our executive officers and directors and our principal stockholders and affiliates of such persons have, from time to time, engaged in banking transactions with Capital Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by Capital Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT

AND SELLING STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock as of November 9, 2012 for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each selling stockholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Capital Bank Financial Corp., 121 Alhambra Plaza, Suite 1601, Coral Gables, Florida 33134. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 55,844,158 shares of common stock outstanding as of November 9, 2012 (including 33,022,942 shares of Class A common stock and 22,821,216 shares of Class B non-voting common stock).

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of November 9, 2012. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

The following table also sets forth information concerning the resale of up to 30,201,385 shares of our Class A common stock (including, shares of Class A common stock issuable upon conversion of shares of Class B non-voting common stock and 19,927,951 shares of our common stock owned or controlled by our officers, directors, other affiliated person or their respective affiliates) by the selling stockholders. The selling stockholders acquired common stock from us in our December 2009 and January and July 2010 private placements or in transactions since that time that were exempt from registration under the Securities Act. We will not receive any proceeds from the resale of shares of Class A common stock by the selling stockholders.

We have been advised that, as noted below in the footnotes to the table, some of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased our common stock in the ordinary course of business, not for resale, and that none of these selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock.

The following table is based on information provided to us by the selling stockholders on or about October 2012 and as of such date. Because the selling stockholders may sell all, some or none of the shares of Class A common stock, no estimate can be given as to the amount of shares that will be held by the selling stockholders upon termination of this offering.

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned	Total Shares of Common Stock Beneficially Owned		Total Shares of Common Stock that may be Sold	Total Shares of Common Stock Beneficially Owned if All Shares are Sold
	Number		Number	Number	%	Number	%
Executive Officers and Directors:
R. Eugene Taylor	2,219,132	(1)	–	2,219,132	3.97%	1,593,576	1.12%
Christopher G. Marshall.	858,124	(2)	–	858,124	1.54%	623,541	*
R. Bruce Singletary	619,712	(3)	–	619,712	1.11%	463,323	*
Kenneth A. Posner	284,592	(4)	–	284,592	*	245,495	*
Richard M. DeMartini(5)	50,000	(6)	–	50,000	*	37,500	*
Peter N. Foss	50,000	(6)	–	50,000	*	37,500	*
William A. Hodges	50,000	(6)	–	50,000	*	37,500	*
Jeffrey E. Kirt(7)	50,000	(6)	–	50,000	*	37,500	*
Mark D. Oken(8)	300,000	(6)	–	300,000	*	287,500	*
Martha M. Bachman	81,058	(9)	–	81,058	*	81,058	*
Oscar A. Keller. III	72,375	(10)	–	72,375	*	72,375	*
Charles F. Atkins	26,939	(11)	–	26,939	*	26,939	*
Samuel E. Lynch	491		–	491	*	491	*
All executive officers and directors as a group (13 persons)	4,662,423		–	4,662,423	8.35%	3,544,298	2.00%

Greater than 5% Stockholders:
Crestview Partners II GP, L.P.†(12)	2,896,260	(6)	9,262,688	12,158,948	21.77%	12,158,948	*
Oak Hill Advisors, L.P.(13)	939,611		3,285,094	4,224,705	7.57%	4,224,705	*
NAFH Holdings LLC(14)	789,896		2,783,622	3,573,518	6.40%	2,783,622	1.41%
Franklin Mutual Advisers, LLC†(15)	987,620		3,403,387	4,391,007	7.86%	3,403,387	1.77%
Taconic Capital Advisors L.P.(16)	869,459		1,971,827	2,841,286	5.09%	1,971,827	1.56%

Other Selling Stockholders:
Investure Global Equity Fund, LP – All Asset Series(17)	988,133		1,161,867	2,150,000	3.85%	1,161,867	1.77%
Financial Stocks Capital Partners V L.P.(18)	798,256		437,894	1,236,150	2.21%	437,894	1.43%
Kensico Capital Management Corp(19)	1,092,469		59,867	1,152,336	2.06%	59,867	1.96%
Davidson Kempner Capital Management LLC(20)	731,360		284,328	1,015,688	1.82%	284,328	1.31%
Luxor Capital Group, LP(21)	822,470		170,642	993,112	1.78%	170,642	1.47%

*	Represents less than 1% beneficial ownership.
†	Affiliate of broker dealer.
(1)	Includes 638,379 shares of restricted stock subject to performance vesting. Includes 1,355,753 stock options that are currently exercisable or are exercisable within 60 days of November 9, 2012.
(2)	Includes 269,197 shares of restricted stock subject to performance vesting. Includes 538,927 stock options that are currently exercisable or are exercisable within 60 days of November 9, 2012.
(3)	Includes 202,173 shares of restricted stock subject to performance vesting. Includes 382,539 stock options that are currently exercisable or are exercisable within 60 days of November 9, 2012.

(4)	Includes 101,637 shares of restricted stock subject to performance vesting. Includes 147,955 stock options that are currently exercisable or are exercisable within 60 days of November 9, 2012.
(5)

Consists of shares owned by Crestview Advisors, L.L.C. which were issued in connection with Mr. DeMartini’s service on our Board of Directors. Mr. DeMartini disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(6)	Includes 12,500 shares of restricted stock. Includes 25,000 stock options that are currently exercisable or are exercisable within 60 days of November 9, 2012.
(7)

Consists of shares owned by Oak Hill Advisors, L.P. and certain of its affiliated funds which were issued in connection with Mr. Kirt’s service on our Board of Directors. Mr. Kirt disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(8)

Includes (i) 250,000 shares owned by Falfurrias Capital Partners, L.P. and (ii) 25,000 stock options that are currently exercisable or are exercisable within 60 days of November 9, 2012 and 12,500 shares of restricted stock owned by Falfurrias Management Partners, LLC. Mr. Oken disclaims beneficial ownership of the securities owned directly or indirectly by Falfurrias Capital Partners, L.P. and Falfurrias Management Partners, LLC, except to the extent of his pecuniary interest therein, if any.

(9)

Includes 1,662 shares of Class A common stock owned jointly with Ms. Bachman’s spouse, 52,819 shares of Class A common stock held by Ms. Bachman’s spouse, 4,945 shares of Class A common stock held by Phil Bachman Honda, 5,942 shares of Class A common stock held by the estate of John W. Massengill, for which Ms. Bachman serves as the executor, and 3,263 shares of Class A common stock held by Bachman-Bernard Chevrolet-Buick-GMC-Cadillac.

(10)

Includes 2,929 shares of Class A common stock owned jointly with Mr. Keller’s spouse, 3,513 shares of Class A common stock held by Mr. Keller’s spouse, 2,765 shares of Class A common stock held by Mr. Keller’s Individual Retirement Account, 2,543 shares of Class A common stock held by the Individual Retirement Account of Mr. Keller’s spouse, 648 shares of Class A common stock held by Mr. Keller as custodian for four of his children and four of his grandchildren, and 8,129 shares of Class A common stock held by Amos Properties, LLC, which is 25% owned by Mr. Keller and 25% owned by his spouse. Mr. Keller disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any. Includes 473 stock options that are currently exercisable or are exercisable within 60 days of November 9, 2012.

(11)

Includes 6,783 shares of Class A common stock owned by AGA Corporation, which is 19.8% owned by Mr. Atkins, 1,759 shares of Class A common stock owned by AK&K Corporation, which is 25% owned by Mr. Atkins, and 135 shares of Class A common stock owned by Taboys Corporation, which is 100% owned by Mr. Atkins. Mr. Atkins disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any. Includes 270 stock options that are currently exercisable or are exercisable within 60 days of November 9, 2012.

(12)

Consists of shares owned directly by Crestview-NAFH, LLC. Each of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. (collectively, the “Crestview Funds”) is a member of Crestview-NAFH, LLC and may be deemed to be a beneficial owner of such shares. Crestview Partners II GP, L.P. is the general partner of the Crestview Funds and may also be deemed to be a beneficial owner of such shares. Each of the foregoing disclaims beneficial ownership of such shares except to the extent of its pecuniary interest. The amount also includes 886,525 shares of Class A common stock that Crestview-NAFH, LLC purchased in our initial public offering and 12,500 shares, 12,500 restricted shares and 25,000 stock options that are currently exercisable or are exercisable within 60 days of November 9, 2012 owned by Crestview Advisors, L.L.C., the investment manager of the Crestview Funds. Crestview Partners II GP, L.P. has voting and investment control over all such shares. Decisions by Crestview Partners II GP, L.P. to vote or dispose of such shares require the approval of a majority of the eight members of its investment committee, which is composed of the following individuals: Barry S. Volpert, Thomas S. Murphy, Jr., Jeffrey A. Marcus, Robert J. Hurst, Richard M. DeMartini, Robert V. Delaney, Jr., Brian Cassidy and Quentin Chu. None of the foregoing persons has the power individually to vote or dispose of any shares. Each of the foregoing individuals disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest. The address of each of the foregoing is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, New York 10021.

(13)

Includes (i) 41,449 shares of Class A common stock and 150,940 shares of Class B non-voting common stock directly owned by Future Fund Board of Guardians, (ii) 5,224 shares of Class A common stock and 19,029 shares of Class B non-voting common stock directly owned by Lerner Enterprises, LLC, (iii) 105,488 shares of Class A common stock and 246,407 shares of Class B non-voting common stock directly owned by Oak Hill Credit Alpha Master Fund, L.P., (iv) 79,067 shares of Class A common stock and 287,928 shares of Class B non-voting common stock directly owned by OHA Structured Products Master Fund B, L.P., (v) 499,461 shares of Class A common stock and 1,818,813 shares of Class B non-voting common stock directly owned by OHA Strategic Credit Master Fund, L.P., (vi) 27,865 shares of Class A common stock and 101,473 shares of Class B non-voting common stock directly owned by OHA Structured Products Master Fund, L.P., (vii) 142,461 shares of Class A common stock and 518,780 shares of Class B non-voting common stock directly owned by OHA Strategic Credit Master Fund II, L.P., (viii) 1,096 shares of Class A common stock and 141,724 shares of Class B non-voting common stock directly owned by OHSF II Financing, Ltd. and (ix) 12,500 stock options that are currently exercisable or are exercisable within 60 days of November 9, 2012 and 12,500 shares of restricted Class A common stock owned by Oak Hill Advisors, L.P. Oak Hill Advisors, L.P. (“OHA”) is the investment manager for Future Fund Board of Guardians, Lerner Enterprises, LLC, Oak Hill Credit Alpha Master Fund, L.P., Oak Hill Credit Opportunities Master Fund, Ltd., Oak Hill Credit Opportunities Financing, Ltd., OHA Strategic Credit Master Fund, L.P., OHA Strategic Credit Master Fund II, L.P., OHA Structured Products Master Fund, L.P., OHA Structured Products Master Fund B, L.P., and OHSF II Financing Ltd. (the “Oak Hill Funds”). Oak Hill Advisors GenPar, L.P. (“GenPar”) is the general partner of OHA. GenPar is controlled by Glenn R. August, William H. Bohnsack, Jr., Scott D. Krase, Robert B. Okun, Alan Schrager and Carl Wernicke. OHA, GenPar and Messrs. August, Bohnsack, Krase, Okun, Schrager and Wernicke may be deemed to beneficially own the securities held by the Oak Hill Funds. OHA, GenPar and Messrs. August, Bohnsack, Krase, Okun, Schrager and Wernicke each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein. The address of each of these stockholders is c/o Oak Hill Advisors, L.P., 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.

(14)

Morton Holdings, Inc. has the sole voting and dispositive power over the shares of the Company’s common stock owned by NAFH Holdings LLC. Philip Korsant is the sole shareholder of Morton Holdings, Inc. and disclaims beneficial ownership of the securities held by NAFH Holdings LLC. The address of this stockholder is 350 Park Avenue, 11th Floor, New York, New York 10022.

(15)

Includes (i) 866,477 shares of Class A common stock and 2,980,444 shares of Class B non-voting common stock directly owned by Mutual Global Discovery Fund, (ii) 42,649 shares of Class A common stock and 153,021 shares of Class B non-voting common stock directly owned by Mutual Financial Services Fund and (iii) 78,494 shares of Class A common stock and 269,922 shares of Class B non-voting common stock directly owned by Mutual Global Discovery Securities Fund. Mutual Global Discovery Fund, Mutual Financial Services Fund and Mutual Global Discovery Securities Fund (the “FMA Funds”) are investment companies managed by Franklin Mutual Advisers, LLC (“FMA”). Pursuant to investment advisory agreements with each of the FMA Funds, FMA has sole voting and investment power over all the securities owned by the FMA Funds, including the shares of the Company’s common stock. Peter Langerman, President of FMA, exercises dispositive and voting authority over the shares. For purposes of the SEC’s reporting requirements, FMA and Peter Langerman are deemed to be beneficial owner of the Company’s shares; however, FMA and Peter Langerman expressly disclaim beneficial ownership of these shares as FMA and Peter Langerman have no right to any economic benefits in, nor any interest in, dividends or proceeds from the sale of the shares. The address for the FMA Funds is c/o Franklin Mutual Advisers, LLC, 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(16)

Includes (i) 325,445 shares of Class A common stock and 993,166 shares of Class B non-voting common stock directly owned by Taconic Opportunity Fund L.P., (ii) 88,205 shares of Class A common stock and 191,198 shares of Class B non-voting common stock directly owned by Taconic Opportunity Fund II L.P., and (iii) 455,809 shares of Class A common stock and 988,654 shares of Class B non-voting common stock directly owned by Taconic Opportunity Master Fund L.P., Kenneth D. Brody and Frank P. Brosens have ultimate decision-making authority over the voting and investment decisions of each of the funds. Taconic Capital Advisors L.P. disclaims beneficial ownership of those shares in which it does not have a pecuniary interest. Each of Messrs. Brody and Brosens disclaims beneficial ownership of those shares in which he does not have a pecuniary interest. Each of these funds is managed by Taconic Capital Advisors L.P. The address of each of these stockholders is 450 Park Avenue, 9th Floor, New York, New York 10022.

(17)

Pursuant to an investment management agreement with Investure Global Equity Fund, LP – All Asset Series (“IGEF”), Investure, LLC has sole voting and investment power over all securities owned by IGEF, including the shares of the Company’s common stock. The managing member of Investure, LLC is Alice W. Handy. Investure, LLC and Ms. Handy each disclaim beneficial ownership of these shares, except to the extent of each such person’s pecuniary interest. The address for the stockholder and each person named herein is c/o Investure, LLC, 126 Garrett Street, Suite J, Charlottesville, Virginia 22902.

(18)

Finstocks Capital Management V, LLC (“Finstocks V”) is the general partner of Financial Stocks Capital Partners V L.P. (“FSCP V”). Finstocks V is a subsidiary of Elbrook Holdings, LLC (“Elbrook”), which is a subsidiary of FSI Group, LLC (“FSI”). FSI is controlled by Steven N. Stein and John M. Stein, who have voting and investment power over the shares held by FSCP V. Accordingly, Steven N. Stein and John M. Stein may be deemed the beneficial owners of such shares. Finstocks V, Elbrook, FSI, Steven N. Stein and John M. Stein disclaim beneficial ownership of the securities, except to the extent of their pecuniary interest therein.

(19)

Includes (i) 383,696 shares of Class A common stock and 21,027 shares of Class B non-voting common stock owned by Kensico Associates, L.P.; (ii) 266,978 shares of Class A common stock and 14,630 shares of Class B non-voting common stock owned by Kensico Partners, L.P.; (iii) 337,781 shares of Class A common stock and 18,510 shares of Class B non-voting common stock owned by Kensico Offshore Fund Master, Ltd.; and (iv) 104,014 shares of Class A common stock and 5,700 shares of Class B non-voting common stock owned by Kensico Offshore Fund II Master, Ltd (collectively, the “Kensico Funds”). Kensico Capital Management Corp. has control over the Kensico Funds. Thomas J. Coleman and Michael Lowenstein, as the stockholders of Kensico Capital Management Corp. have the power to exercise investment discretion over the shares owned by the Kensico Funds. Kensico Capital Management Corp. and Messrs. Coleman and Lowenstein disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(20)

Includes (i) 14,225 shares of Class A common stock and 6,025 shares of Class B non-voting common stock directly owned by M.H. Davidson & Co., (ii) 279,113 shares of Class A common stock and 108,468 shares of Class B non-voting common stock directly owned by Davidson Kempner Institutional Partners, L.P., (iii) 297,666 shares of Class A common stock and 115,810 shares of Class B non-voting common stock directly owned by Davidson Kempner International, Ltd., and (iv) 140,356 shares of Class A common stock and 54,025 shares of Class B non-voting common stock directly owned by Davidson Kempner Partners. The investment manager for each of these stockholders, either directly or through a sub-advisory agreement, is Davidson Kempner Capital Management LLC (“DKCM”), whose managing members are Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman, Michael Herzog, Conor Bastable, Jogeesvaran Chris Krishanthan, Shulamit Leviant and Morgan Blackwell. Each of Thomas L. Kempner, Jr., Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable, Jogeesvaran Chris Krishanthan and Morgan Blackwell have voting and investment power with respect to the shares. DKCM disclaims beneficial ownership in those shares in which it does not have a pecuniary interest and each of the above mentioned individuals disclaims beneficial ownership in those shares in which he or she does not have a pecuniary interest. The address for each of these stockholders is c/o Davidson Kempner Capital Management LLC, 65 East 55th Street, 19th Floor, New York, New York 10022.

(21)

Includes (i) 243,597 shares of Class A common stock and 82,381 shares of Class B non-voting common stock directly owned by Luxor Capital Partners, LP, (ii) 448,041 shares of Class A common stock and 69,944 shares of Class B non-voting common stock directly owned by Luxor Capital Partners Offshore Master Fund, LP, and (iii) 130,832 shares of Class A common stock and 18,317 shares of Class B non-voting common stock directly owned by Luxor Wavefront, LP, Luxor Capital Group, LP, as investment manager of each of these funds (the “Luxor Funds”) has the sole voting and dispositive power over all the securities owned by the Luxor Funds, including the shares of the Company’s common stock. Luxor Management, LLC is the general partner of Luxor Capital Group, LP, and Christian Leone is the managing member of Luxor Management, LLC. LCG Holdings, LLC is the general partner of Luxor Capital Partners, LP, Luxor Capital Partners Offshore Master Fund, LP and Luxor Wavefront, LP and Christian Leone is the managing member of LCG Holdings, LLC. The address for each of these stockholders is c/o Luxor Capital Group, LP, 1114 Avenue of the Americas, 29th Floor, New York, New York 10036.

DESCRIPTION OF CAPITAL STOCK

The following descriptions include summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. Because it is a summary, it may not contain all the information that is important to you. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated certificate of incorporation and amended and restated by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our certificate of incorporation authorizes us to issue 200,000,000 shares of Class A common stock, $0.01 par value per share, 200,000,000 shares of Class B non-voting common stock, $0.01 par value per share and 50,000,000 shares of preferred stock, $0.01 par value per share. As of June 30, 2012, 20,334,441 shares of Class A common stock and 26,122,120 shares of Class B non-voting common stock were outstanding. No shares of preferred stock are currently outstanding.

Common Stock

Class A Common Stock and Class B Non-voting Common Stock

Our certificate of incorporation provides that, except with respect to voting rights and conversion rights and certain transfer restrictions applicable to the Class B non-voting common stock, the Class A common stock and Class B non-voting common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment and would significantly and adversely affect the rights of the Class B non-voting common stock as described below. Holders of Class A common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of Class B non-voting common stock have no voting power and have no right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B non-voting common stock with respect to the modification of the terms of the securities or dissolution will require the approval of the Class B non-voting common stock voting separately as a class. Except as otherwise provided by law, our certificate of incorporation or our bylaws or in respect of the election of directors, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of an election of directors, where a quorum is present a plurality of the votes cast shall be sufficient to elect each director.

Conversion and Transfer of Class B Non-voting Common Stock

Class B non-voting common stock is not convertible in the hands of the initial holder. A transferee unaffiliated with the initial holder that receives Class B non-voting common stock subsequent to one of the permitted transfers mentioned below may elect to convert each share of Class B non-voting common stock into one share of Class A common stock. Class B non-voting common stock is transferable only: (1) to an affiliate of a holder of our common stock or to us; (2) in a widely dispersed public offering; (3) in a private sale in which no purchaser (or group of associated purchasers) would acquire Class A common stock and/or Class B non-voting common stock in an amount that, after the conversion of such Class B non-voting common stock into Class A common stock, is (or represents) 2% or more of a class of our voting securities; or (4) to a purchaser that would control a majority of our voting securities notwithstanding such transfer. In the case of shares of Class B non-voting common stock that are intended to be sold by a holder thereof in an offering under an effective registration statement filed by us with the SEC, the participation in the offering by the transferee of such shares will serve as such transferee’s notice to us to elect to convert its Class B non-voting common stock, and the transferee shall receive shares of Class A common stock in such transfer. Therefore, any shares of Class B non-voting common stock sold by the selling stockholders in this offering will convert into shares of Class A common stock at the time of transfer.

Dividends

Holders of Class A common stock and Class B non-voting common stock will be equally entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A common stock or Class B non-voting common stock unless the shares of Class A common stock and Class B non-voting common stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock, shares of Class B non-voting common stock shall only be entitled to receive shares of Class B non-voting common stock and shares of Class A common stock shall only be entitled to receive shares of Class A common stock.

Liquidation Distribution

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A common stock and Class B non-voting common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to holders of our common stock, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no conversion, preemptive or other subscription rights (other than the right of holders of shares of Class B non-voting common stock to convert such shares into shares of Class A common stock as described in Conversion of Class B non-voting common stock above) and there are no sinking fund or redemption provisions applicable to our common stock.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to issue and to designate the terms of one or more new classes or series of preferred stock. The rights with respect to a class or series of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our Board of Directors determines the specific rights attached to that class or series of preferred stock.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board of Directors, by our Chief Executive Officer or by a majority vote of our entire Board of Directors.

No Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by such stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the meeting. For the first annual meeting of stockholders after the closing of this offering, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 90th day prior to the scheduled date of the annual meeting of stockholders or the tenth day following the day on which a public announcement of the date of our annual meeting of stockholders is first made by us. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Stockholder-Initiated Bylaw Amendments

Our bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least two-thirds of the voting power of all the then outstanding shares of the Class A common stock. Additionally, our certificate of incorporation provides that our bylaws may be amended, altered or repealed by the Board of Directors by a majority vote.

Authorized but Unissued Shares

Our authorized but unissued shares of Class A common stock, Class B non-voting common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law

We have not opted out of Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time the Board of Directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of such corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or subsequent to such time the business combination is approved by the Board of Directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for breach of their duty of loyalty to us or our stockholders, acts or omissions not in good faith or which include intentional misconduct or knowing violation of law, unlawful payments of dividends, unlawful stock purchases or unlawful redemptions or any transaction from which the director derives an improper personal benefit.

Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our officers and directors pursuant to which each officer and director will be indemnified as described above and will be advanced costs and expenses subject to delivery of an undertaking to repay any advanced amounts if it is ultimately determined such officer or director is not entitled to indemnification for such costs and expenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Renunciation of Certain Corporate Opportunities

Our certificate of incorporation provides that we renounce any interest or expectancy in certain acquisition opportunities that our officers or directors become aware of in connection with their service to other entities to which they have a fiduciary or contractual obligation.

Listing

Our Class A common stock recently began trading on Nasdaq under the symbol “CBF.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no established public market for our Class A common stock, and we cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our Class A common stock prevailing from time to time. Issuances or sales of substantial amounts of Class A common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such issuances or sales could occur, could adversely affect the market price of our Class A common stock and our ability to raise additional capital through a future sale of securities.

All of the 30,201,385 shares of Class A common stock sold by the selling stockholders in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our Class A common stock and Class B non-voting common stock will be deemed to be “restricted securities” as that term is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market if and when they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act.

Rule 144

Immediately after the private placements of our common stock, we had nominal operations and assets comprised mainly of cash and cash equivalents. As such, Rule 144 is currently not available for resales of our securities. We are now an operating company and, in general, Rule 144 will become available for resales of our common stock once we have been subject to and complied with the applicable reporting requirements of Section 13 or 15(d) of the Exchange Act and at least one year has elapsed from the date of the initial filing of the registration statement pertaining to our initial public offering.

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

When Rule 144 becomes available for resales of our common stock, an affiliate of ours who has beneficially owned our common shares for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of our common shares then outstanding; or

•	the average weekly trading volume of our common shares on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates also would be subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Form S-8 Registration Statements

In addition to the issued and outstanding shares of our common stock, we filed a registration statement on Form S-8 to register an aggregate of approximately 4.5 million shares of Class A common stock reserved for issuance under our incentive programs. That registration statement became effective upon filing, and shares of Class A common stock covered by such registration statement are eligible for sale in the public market immediately after the effectiveness of such registration statement (unless held by affiliates), subject to the lock-up agreements described below.

Lock-Up Agreements

In connection with our initial public offering, we have agreed, subject to certain exceptions, that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse for a period of 180 days after the date of that prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date of that prospectus as described in that prospectus and the filing of a shelf registration statement pursuant to the registration rights agreement entered into by us and our stockholders in connection with our private placements. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then, in either case, the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse waives, in writing, such an extension.

Also in connection with our initial public offering, our officers, directors and the selling stockholders have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse for a period of 180 days after the date of that prospectus. However, in the event that either (i) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then, in either case, the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse waives, in writing, such an extension. In addition, our stockholders holding registrable shares who are not selling in our initial public offering are also subject to a 180-day lock-up period under the registration rights agreement. See “Registration Rights Agreement” below.

Registration Rights Agreement

Concurrently with the consummation of our December 2009 private placement, we entered into a registration rights agreement for the benefit of our stockholders, including Crestview-NAFH, FBR Capital Markets & Co. and the four members of our executive management team, with respect to our common stock sold in our private placements. Pursuant to the registration rights agreement, as amended, on June 29, 2012, we filed with the SEC a shelf registration statement on Form S-1 to allow our stockholders to resell their shares of common stock acquired in our private placements. Stockholders holding registrable shares who do not elect to include their shares of our common stock for resale in our initial public offering may not, subject to certain exceptions, to the extent requested by us or an underwriter of our securities, directly or indirectly sell, offer to sell (including without limitation any short sale), grant any option or otherwise transfer or dispose of any such shares of our common stock for a period of 180 days following the effective date of the registration statement filed in connection with the initial public offering of our common stock. The 180 day period is not subject to extension. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement” for a description of the registration rights agreement entered into by us and certain of our stockholders in connection with our private placements.

MATERIAL U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of shares of Class A common stock applicable to non-U.S. holders who acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, or a non-U.S. corporation treated as such;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal estate and gift taxes, any U.S. alternative minimum taxes or any state, local or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our Class A common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of Class A common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of Class A common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of Class A common stock, as gain from the sale or exchange of such stock.

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States, provided that the non-U.S. holder timely files a U.S. federal income tax return. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of Class A common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our Class A common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our Class A common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses. We believe that we are not and we do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation and administrative guidance, a 30% withholding tax would be imposed on dividends paid after December 31, 2013 and the gross proceeds from the sale of stock after December 31, 2014 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect U.S. stockholders and/or U.S. accountholders. Such payments would include dividends and the gross proceeds from the sale or other disposition of our Class A common stock.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our Class A common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Internal Revenue Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Class A common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of Class A common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Internal Revenue Code) or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. holder sells its shares of Class A common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Internal Revenue Code) and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. In connection with our private placements, we entered into a Registration Rights Agreement with the selling stockholders, pursuant to which we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest, or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved, provided that, in compliance with FINRA guidelines, the maximum compensation to any underwriter, broker-dealer or agent in connection with any sale of common stock by a selling stockholder pursuant to this prospectus will not exceed 8% of the total offering price of the common stock by the selling stockholder.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. The selling stockholders identified as registered broker-dealers in the selling stockholders table above (under “Selling Stockholders”) are deemed to be underwriters. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which, in turn, may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

Our Class A common stock recently began trading on Nasdaq under the trading symbol “CBF.” However, we can give no assurances as to the development of liquidity or any trading market for the common stock.

There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock.

ADDITIONAL INFORMATION

Legal Matters

The validity of the Class A common stock and other certain legal matters will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York.

Experts

The consolidated financial statements of Capital Bank Financial Corp., formerly known as North American Financial Holdings, Inc., as of and for the fiscal years ending December 31, 2011 and 2010 and for the period from November 30, 2009 (date of inception) through December 31, 2009, included in this registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Statement of Assets Acquired and Liabilities Assumed by NAFH National Bank of First National Bank of the South, the Statement of Assets Acquired and Liabilities Assumed by NAFH National Bank of Metro Bank and the Statement of Assets Acquired and Liabilities Assumed by NAFH National Bank of Turnberry Bank, each dated July 16, 2010, included in this registration statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of TIB Financial Corp. as of and for the fiscal year ending December 31, 2011, included in this registration statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of TIB Financial Corp. as of and for the fiscal years ending December 31, 2010 and 2009, all included in this prospectus, have been so included in reliance on the report of Crowe Horwath LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Capital Bank Corp. as of and for the fiscal year ending December 31, 2011, included in this registration statement, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Capital Bank Corp. as of and for the fiscal year ending December 31, 2010, included in this prospectus, have been so included in reliance on the report of Elliott Davis, PLLC, an independent registered certified public accounting firm, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Capital Bank Corp. as of and for the fiscal year ending December 31, 2009, included in this prospectus and elsewhere in the registration statement, have been so included in reliance upon the report of Grant Thornton LLP, independent registered certified public accountants, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Green Bankshares as of and for the fiscal year ending December 31, 2011, included in this registration statement, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Green Bankshares as of December 31, 2010, and for each of the years in the two-year period ended December 31, 2010, all included in this prospectus, have been so included in reliance on the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Southern Community Financial as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, all included in this prospectus, have been so included in reliance on the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

INDEX TO FINANCIAL STATEMENTS

Page

Capital Bank Financial Corp. Unaudited Consolidated Financial Statements as of and for the Three and Six Months Ended June 30, 2012

Unaudited Consolidated Balance Sheets as of June 30, 2012 and December 31, 2011	F-5

Unaudited Consolidated Statements of Income for the Three and Six Months Ended June 30, 2012 and 2011	F-6

Unaudited Consolidated Statements of Comprehensive Income for the Three and Six Months Ended June 30, 2012 and 2011	F-7

Unaudited Consolidated Statements of Changes in Shareholders’ Equity for the Three and Six Months Ended June 30, 2012 and 2011	F-8

Unaudited Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2012 and 2011	F-10

Notes to Unaudited Consolidated Financial Statements	F-11

Capital Bank Financial Corp. Consolidated Financial Statements as of and for the Years Ended December 31, 2011 and 2010 and for the Period from November 30, 2009 to December 31, 2009

Report of Independent Registered Certified Public Accounting Firm	F-49

Consolidated Balance Sheets as of December 31, 2011 and 2010	F-50

Consolidated Statements of Income for the Years Ended December 31, 2011 and 2010 and for the Period from November 30, 2009 to December 31, 2009	F-51

Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2011 and 2010 and for the Period from November 30, 2009 to December 31, 2009	F-52

Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and 2010 and for the Period from November 30, 2009 to December 31, 2009	F-53

Notes to Consolidated Financial Statements	F-54

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.) Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm	F-106

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South as of July 16, 2010	F-107

Notes to Statement of Assets Acquired and Liabilities Assumed	F-108

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.) Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm	F-115

Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County as of July 16, 2010	F-116

Notes to Statement of Assets Acquired and Liabilities Assumed	F-117

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.) Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm	F-125

Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank as of July 16, 2010	F-126

Notes to Statement of Assets Acquired and Liabilities Assumed	F-127

Page
TIB Financial Corp. Unaudited Consolidated Financial Statements as of and for the Three and Six Months Ended June 30, 2012

Unaudited Consolidated Balance Sheet as of June 30, 2012 and December 31, 2011	F-135

Unaudited Consolidated Statements of Income for the Three and Six Months Ended June 30, 2012 and 2011	F-136

Unaudited Consolidated Statements of Comprehensive Income for the Three and Six Months Ended June 30, 2012 and 2011	F-137

Unaudited Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2012 and 2011	F-138

Notes to Unaudited Consolidated Financial Statements	F-139
TIB Financial Corp. Consolidated Financial Statements as of December 31, 2011 and 2010 and for the Years Ended December 31, 2011, 2010 and 2009

Reports of Independent Registered Public Accounting Firms	F-151

Consolidated Balance Sheets as of December 31, 2011 and 2010	F-153

Consolidated Statements of Operations for the Year Ended December 31, 2011 (Successor), the Three Months Ended December 31, 2010 (Successor), the Nine Months Period Ended September 30, 2010 and the Year Ended December 31, 2009 (Predecessor)

F-154

Consolidated Statements of Changes in Shareholders’ Equity for the Year Ended December 31, 2011 (Successor), the Three Months Ended December 31, 2010 (Successor), the Nine Months Ended September 30, 2010 and the Year Ended December 31, 2009 (Predecessor)

F-156

Consolidated Statements of Cash Flows for the Year Ended December 31, 2011 (Successor), the Three Months Ended December 31, 2010 (Successor), Nine Months Ended September 30, 2010 and the Year Ended December 31, 2009 (Predecessor)

F-158

Notes to Consolidated Financial Statements	F-160

Capital Bank Corporation Unaudited Consolidated Financial Statements as of and for the Three and Six Months Ended June 30, 2012

Unaudited Condensed Consolidated Balance Sheets as of June 30, 2012 and December 31, 2011	F-211

Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended June 30, 2012 and 2011 and the Six Months Ended June 30, 2012, the Period of January 29, 2011 to June 30, 2011 and the Period of January 1, 2011 to January 28, 2011

F-212
Unaudited Consolidated Statements of Comprehensive Income for the Three and Six Months Ended June 30, 2012 and 2011	F-213

Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2012, the Period of January 29, 2011 to June 30, 2011 and the Period of January 1, 2011 to January 28, 2011	F-214

Unaudited Notes to Condensed Consolidated Financial Statements	F-216

Capital Bank Corporation Consolidated Financial Statements as of December 31, 2011 and 2010 and for the Years Ended December 31, 2011, 2010 and 2009

Reports of Independent Registered Public Accounting Firms	F-230

Consolidated Balance Sheet as of December 31, 2011 and 2010	F-234

Consolidated Statements of Operations for the Years Ended December 31, 2011, 2010 and 2009	F-235

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Loss for the Years Ended December 31, 2011, 2010 and 2009	F-236

Consolidated Statements of Cash Flows for the Years Ended December 31, 2011, 2010 and 2009	F-238

Notes to Consolidated Financial Statements	F-240

Capital Bank Financial Corp.

Unaudited Consolidated Financial Statements as of and for the Three and Six Months Ended June 30, 2012

Capital Bank Financial Corp.

Consolidated Balance Sheets

June 30, 2012 and December 31, 2011

(Unaudited)

(dollars and shares in thousands, except per share data)	June 30, 2012	December 31, 2011
Assets
Cash and due from banks	$103,902	$87,637
Interest-bearing deposits with banks	125,110	611,137
Federal funds sold	8	11,189

Total cash and cash equivalents	229,020	709,963

Trading securities	759	637
Investment securities available-for-sale (amortized cost $1,143,617 and $813,617 at June 30, 2012 and December 31, 2011, respectively)	1,161,970	826,274
Loans held for sale	12,451	20,746
Loans, net of deferred loan costs and fees	4,178,564	4,281,717
Less: Allowance for loan losses	45,472	34,749

Loans, net	4,133,092	4,246,968

Other real estate owned	158,235	168,781
Receivable from FDIC	9,699	13,315
Indemnification asset	60,750	66,282
Premises and equipment, net	165,274	159,730
Goodwill	115,960	115,960
Intangible assets, net	24,407	26,692
Deferred income tax asset, net	140,652	140,047
Accrued interest receivable and other assets	91,615	90,985

Total assets	$6,303,884	$6,586,380

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing demand	$734,605	$683,258
Time deposits	1,914,990	2,189,436
Money market	890,409	868,375
Savings	378,415	296,355
Negotiable order of withdrawal accounts	1,061,809	1,087,760

Total deposits	4,980,228	5,125,184

Federal Home Loan Bank advances	67,520	221,018
Short-term borrowings	49,717	54,533
Long-term borrowings	140,537	140,101
Accrued interest payable and other liabilities	48,199	54,634

Total liabilities	5,286,201	5,595,470

Shareholders’ Equity
Preferred stock $0.01 par value: 50,000 shares authorized, 0 shares issued	–	–
Common stock-Class A $0.01 par value: 200,000 shares authorized, 20,334 and 20,028 shares issued and outstanding	203	200
Common stock-Class B $0.01 par value: 200,000 shares authorized, 26,122 and 26,122 shares issued and outstanding	261	261
Additional paid in capital	901,296	890,627
Retained earnings	28,914	18,150
Accumulated other comprehensive income	10,399	7,167
Noncontrolling interest	76,610	74,505

Total shareholders’ equity	1,017,683	990,910

Total Liabilities and Shareholders’ Equity	$6,303,884	$6,586,380

The accompanying notes are an integral part of these financial statements.

Capital Bank Financial Corp.

Consolidated Statements of Income

The Three and Six Months Ended June 30, 2012 and 2011

(Unaudited)

(dollars in thousands, except per share amounts)	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Interest and dividend income
Loans, including fees	$66,509	$43,151	$134,610	$78,702
Investment securities
Taxable interest income	5,625	5,381	10,777	9,060
Tax-exempt interest income	187	285	488	491
Dividends	19	21	31	36
Interest-bearing deposits in other banks	65	588	288	1,297
Federal Home Loan Bank stock	488	117	833	262
Federal funds sold	–	–	7	–

Total interest and dividend income	72,893	49,543	147,034	89,848

Interest expense
Deposits	7,303	7,051	15,158	12,977
Long-term borrowings	1,928	1,117	3,872	1,999
Federal Home Loan Bank advances	296	676	769	1,299
Borrowings	21	15	38	50

Total interest expense	9,548	8,859	19,837	16,325

Net interest income	63,345	40,684	127,197	73,523
Provision for loan losses	6,608	8,215	11,984	9,760

Net interest income after provision for loan losses	56,737	32,469	115,213	63,763

Noninterest income
Service charges on deposit accounts	6,332	2,152	12,323	4,065
Fees on mortgage loans originated and sold	1,205	649	2,308	1,180
Investment advisory and trust fees	142	413	294	800
FDIC indemnification asset accretion	(164)	2,540	158	2,858
Debit card income	2,589	1,036	5,350	1,811
Other income	1,180	1,034	2,921	1,668
Loss on extinguishment of debt	–	–	(321)	–
Investment securities gains, net	933	75	3,692	18
Other-than-temporary impairment losses on investments:
Gross impairment loss	(38)	–	(44)	–
Less: Impairments recognized	–	–	–	–

Net impairment losses recognized in earnings	(38)	–	(44)	–

Total noninterest income	12,179	7,899	26,681	12,400

Noninterest expense
Salaries and employee benefits	25,535	19,257	55,679	34,350
Net occupancy and equipment expense	10,901	6,356	21,452	11,694
Foreclosed asset related expense	5,150	1,666	9,357	2,844
Conversion and merger related expense	1,757	1,012	3,045	4,749
Professional fees	4,952	1,809	11,194	4,069
Computer Services	2,190	1,386	4,544	2,323
FDIC and stock assessments	1,596	1,186	3,301	3,319
Other expense	6,553	4,813	12,974	9,177

Total noninterest expense	58,634	37,485	121,546	72,525

Income before income taxes	10,282	2,883	20,348	3,638
Income tax expense	3,909	853	7,812	1,258

Net income before attribution of noncontrolling interests	6,373	2,030	12,536	2,380
Net income attributable to noncontrolling interests	862	444	1,772	394

Net income attributable to Capital Bank Financial Corp.	$5,511	$1,586	$10,764	$1,986

Basic income per share	$0.12	$0.04	$0.24	$0.04

Diluted income per share	$0.12	$0.03	$0.24	$0.04

The accompanying notes are an integral part of these financial statements.

CAPITAL BANK FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Net income	$6,373	$2,030	$12,536	$2,380
Other comprehensive income before tax:
Unrealized holding gains on available for sale securities	10,498	11,979	9,306	16,618
Less: Reclassification adjustments for gains recognized in income	(794)	(62)	(3,526)	(68)

Other comprehensive income, before tax	9,704	11,917	5,780	16,550
Tax effect	(3,741)	(4,529)	(2,228)	(6,289)

Other comprehensive income, net of tax	5,963	7,388	3,552	10,261

Comprehensive income	$12,336	$9,418	$16,088	$12,641
Less: Comprehensive income attributable to noncontrolling interest	1,400	1,128	2,092	1,347

Comprehensive income attributable to Capital Bank Financial Corp.	$10,936	$8,290	$13,996	$11,294

The accompanying notes are an integral part of these financial statements.

Capital Bank Financial Corp.

Statements of Changes in Shareholders’ Equity

The Three and Six Months Ended June 30, 2012 and 2011

(Unaudited)

	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total Shareholders’ Equity
Balance, April 1, 2012	20,334	$203	26,122	$261	$897,093	$23,403	$4,974	$75,201	$1,001,135
Net income						5,511		862	6,373
Other comprehensive income, net of tax expense of $3,741							5,425	538	5,963
Stock based compensation					4,203			9	4,212

Balance, June 30, 2012	20,334	$203	26,122	$261	$901,296	$28,914	$10,399	$76,610	$1,017,683

	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Shareholders’ Equity
Balance, April 1, 2011	20,889	$209	25,261	$252	$878,485	$12,338	$(97)	$49,117	$940,304
Net income						1,586		444	2,030
Other comprehensive income, net of tax expense of $4,529							6,704	684	7,388
Conversion of shares	(37)	(1)	37	1					–
Stock based compensation					3,026				3,026
Merger of TIB Bank and Capital Bank into Capital Bank, NA					1,397			(1,397)	–
Rights offerings of subsidiaries					(12)			(2)	(14)

Balance, June 30, 2011	20,852	$208	25,298	$253	$882,896	$13,924	$6,607	$48,846	$952,734

	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total Shareholders’ Equity
Balance, January 1, 2012	20,028	$200	26,122	$261	$890,627	$18,150	$7,167	$74,505	$990,910
Net income						10,764		1,772	12,536
Other comprehensive income, net of tax expense of $2,228							3,232	320	3,552
Restricted stock grants	306	3			(3)				–
Stock based compensation					10,672			13	10,685

Balance, June 30, 2012	20,334	$203	26,122	$261	$901,296	$28,914	$10,399	$76,610	$1,017,683

	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Shareholders’ Equity
Balance, January 1, 2011	21,384	$214	23,736	$237	$865,673	$11,938	$(2,759)	$5,933	$881,236
Net income						1,986		394	2,380
Other comprehensive income, net of tax expense of $6,289							9,308	953	10,261
Conversion of shares	(1,562)	(16)	1,562	16					–
Restricted stock grants	1,030	10			(10)				–
Stock based compensation					3,434				3,434
Origination of noncontrolling interest								43,785	43,785
Merger of TIB Bank and Capital Bank into Capital Bank, NA					1,397			(1,397)	–
Rights offerings of subsidiaries					12,402		58	(822)	11,638

Balance, June 30, 2011	20,852	$208	25,298	$253	$882,896	$13,924	$6,607	$48,846	$952,734

The accompanying notes are an integral part of these financial statements.

Capital Bank Financial Corp.

Consolidated Statements of Cash Flow

The Six Months Ended June 30, 2012 and 2011

(Unaudited)

(dollars in thousands)	2012	2011
Cash flows from operating activities
Net income	$12,536	$2,380
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Accretion of acquired loans	(98,097)	(63,712)
Depreciation and amortization	4,921	1,184
Provision for loan losses	11,984	9,760
Deferred income tax	(2,832)	(5,077)
Net amortization of investment securities premium/discount	6,135	3,718
Write down of investment securities	44	–
Net realized gains on sales of investment securities	(3,692)	(18)
Stock-based compensation expense	10,685	3,434
Gain on sales of OREO	(3,994)	(362)
OREO valuation adjustments	8,467	241
Other	(1,227)	(771)
Loss on extinguishment of debt	321	–
Mortgage loans originated for sale	(87,896)	(30,406)
Proceeds from sales of mortgage loans originated for sale	98,499	38,945
Fees on mortgage loans sold	(2,308)	(989)
Accretion of indemnification asset	(158)	(2,858)
Loss on sale/disposal of premises and equipment	85	–
Proceeds from FDIC loss share agreements	10,695	58,244
Change in accrued interest receivable and other assets	858	(12,248)
Change in accrued interest payable and other liabilities	(6,421)	2,592

Net cash (used in) provided by operating activities	(41,395)	4,057

Cash flows from investing activities
Purchases of investment securities available for sale	(540,154)	(270,543)
Sales of investment securities available for sale	92,143	18,029
Repayments of principal and maturities of investment securities available for sale	115,487	100,658
Net sales (purchase) of FHLB and Federal Reserve stock	(2,877)	2,931
Cash acquired through acquisition of Capital Bank Corp.	–	27,955
Net (increase) decrease in loans	155,515	(94,897)
Purchases of premises and equipment	(6,010)	(2,297)
Proceeds from sales of OREO	48,945	39,953

Net cash used in investing activities	(136,951)	(178,211)

Cash flows from financing activities
Net increase in demand, money market and savings accounts	129,489	170,746
Net decrease in time deposits	(274,445)	(280,887)
Net decrease in federal funds purchased and securities sold under agreements to repurchase	(4,816)	(25,595)
Net decrease in short term FHLB advances	–	(30,000)
Repayments of long term FHLB advances	(152,825)	(32,542)
Net proceeds from common stock rights offerings of subsidiaries	–	11,638

Net cash (used in) financing activities	(302,597)	(186,640)

Net decrease in cash and cash equivalents	(480,943)	(360,794)
Cash and cash equivalents at beginning of period	709,963	886,925

Cash and cash equivalents at end of period	$229,020	$526,131

Supplemental disclosures of cash paid:
Interest paid	$23,396	$13,783
Income taxes	16,779	5,333
Supplemental disclosures of noncash transactions
Transfer of loans to OREO	$43,898	$33,548
Transfer of OREO to premises and equipment	1,026	–
Transfer of financed portion of premises and equipment sold	930	–
Net acquisition of non-cash assets from Capital Bank Corporation	–	146,130
Non-cash portion of acquired premises and equipment	(2,717)	–

The accompanying notes are an integral part of these financial statements.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

1.	Summary of Significant Accounting Policies

Principles of Consolidation and Nature of Operations

Capital Bank Financial Corp (“CBF” or the “Company”; formerly known as North American Financial Holdings, Inc.) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through its subsidiaries, Capital Bank, National Association (“Capital Bank, NA”), formerly NAFH National Bank (“NAFH Bank”), TIB Financial Corp. (“TIBB”; parent company of Naples Capital Advisors, Inc. and TIB Bank, through April 29, 2011, the date TIB Bank was merged with and into Capital Bank, NA), Capital Bank Corporation (“CBKN”; parent company of Capital Bank, through June 30, 2011, the date Capital Bank was merged with and into Capital Bank, NA) and Green Bankshares Inc. (“GRNB”; parent company of GreenBank, through September 7, 2011, the date GreenBank was merged with and into Capital Bank, NA). Prior to the mergers of TIB Bank, Capital Bank and GreenBank with and into Capital Bank, NA, these entities are collectively referred to as the Company’s subsidiary banks or the “Banks.” All significant inter-company accounts and transactions have been eliminated in consolidation. As of June 30, 2012 CBF had a total of 143 full service banking offices located in Florida, North Carolina, South Carolina, Tennessee and Virginia.

The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and Regulation S-X. Accordingly, they do not include all of the information and disclosures required by US GAAP for complete financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring accruals) and disclosures considered necessary for a fair interim presentation have been included. For further information and an additional description of the Company’s accounting policies, refer to the Company’s consolidated financial statements for the year ended December 31, 2011.

The accounting and reporting policies conform to U.S. GAAP and conform to general practices within the banking industry. The following is a summary of the more significant of these policies.

Critical Accounting Policies

Purchased Credit-Impaired Loans

The Company accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. The fair value of loans includes estimates related to expected prepayments and the amount and timing of expected principal, interest and other cash flows, exclusive of any loss share agreements with the FDIC. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk and any impairment is netted from the loan balances via the purchase accounting adjustments. Loans acquired in a transfer, including business combinations and transactions similar to the acquisitions of TIBB, CBKN and Green GRNB, where there is evidence of credit deterioration since origination and where it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under Accounting Standards, Codification guidance for purchased credit-impaired (“PCI”) loans. This guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the purchased credit-impaired loans using the effective yield method, provided that the timing and amount of future cash flows is reasonably estimable. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

PCI loans are aggregated into pools of loans with common risk characteristics (loans with similar collateral types and credit risk) which are determined as of the date of acquisition. At each balance sheet date, the Company evaluates whether the estimated cash flows and corresponding present value of its loans, determined using the effective interest rates, has decreased and if so, recognizes a provision for loan loss in its consolidated statement of income. For any increases in present value, the Company adjusts the amount of accretable yield recognized on a prospective basis over the pool’s remaining life.

The impact of changes in market rates on variable interest rate loans is also recognized prospectively as adjustments to accretable yield and should not impact the allowance for loan losses. For further discussion of the Company’s acquisitions and loan accounting, see Notes 2 and 4 to the consolidated financial statements, respectively.

Originated Loans and Acquired Non-PCI Loans

Originated loans that management has the intent and ability to hold are reported at the principal balance outstanding, net of deferred loan fees and costs, and net of any allowance for loan losses. Acquired non-PCI loans are initially reported at their acquisition date fair value. Subsequently, acquired non-PCI loans are reported net of amortization or accretion of any applicable acquisition discount or premium and net of any allowance for loan losses. Interest income on originated and non-PCI acquired loans is reported on an interest method and includes amortization of net deferred loan fees, costs and any applicable acquisition discount or premium over the loan term. If the collectability of interest appears doubtful, the loan is classified as nonaccrual.

Nonaccrual Loans

Loans are generally placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or when principal or interest becomes 90 days past due, whichever occurs first. Certain loans past due 90 days or more may remain on accrual status if management determines that it does not have concern over the collectability of principal and interest. Generally, when loans are placed on nonaccrual status, accrued interest receivable is reversed against interest income in the current period. Any payments received thereafter are generally applied as a reduction to the remaining principal balance and no interest income is recorded as long as concern exists as to the ultimate collection of the principal. Loans are generally removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the collectability of principal and interest. These policies conform to guidelines prescribed by bank regulatory authorities.

FDIC Indemnification Asset

Pursuant to purchase and assumption agreements with the FDIC, the Company has entered into loss-share agreements in which the FDIC will reimburse the Company for certain amounts related to covered loans and other real estate owned should the Company experience a loss. Accordingly, an Indemnification Asset is recorded at fair value at the acquisition date. The Indemnification Asset must be recognized at the same time as the indemnified loans, and measured on the same basis, subject to collectability or contractual limitations. The Indemnification Asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk.

Subsequent to initial recognition, the Indemnification Asset will continue to be measured on the same basis as the related indemnified loans and other real estate owned and will be impacted by changes in estimated

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

cash flows from the FDIC associated with changes in estimates of losses experienced on these loans. Decreases in the present value of the loans generally will result in an immediate increase to the Allowance for Loan Losses; correspondingly, there will be an immediate increase the Indemnification Asset provided that the decrease in present value is due to increased expected covered credit losses or expenses, with the offset to both the increase in the Allowance for Loan Losses and the increase in the Indemnification Asset recorded through the consolidated statement of income. Conversely, increases in the present value of the loans which are reflected as an adjustment to the yield of the loan pool and accreted into income over the remaining life of the loan or loan pool will correspondingly decrease the Indemnification Asset yield (or increase the negative yield, if applicable), and be recognized into income over 1) the life of the loan pool or 2) the life of the loss-share agreements, whichever is shorter. Loss assumptions used as the basis for cash flows or credit losses of the indemnified loans must be consistent with the loss assumptions used to measure the Indemnification Asset.

Upon the determination that an actual claimable loss has been incurred, the Indemnification Asset is reduced and a corresponding receivable due from the FDIC is created or increased by the amount owed by the FDIC. The due from the FDIC asset is held until such time as cash is received from the FDIC and the due from the FDIC asset is reduced or eliminated.

Allowance for Loan Losses

The Company maintains an Allowance for Loan Losses (the “Allowance”) at an amount that management believes will be adequate to absorb estimated losses inherent in the loan portfolio. The Allowance is based on ongoing, quarterly assessments of the probable incurred losses inherent in any loan portfolio.

The Allowance is increased by a charge to the Provision for Loan Losses, which is charged against current period operating results and the Allowance is decreased by the amount of charge offs, net of recoveries (which are added back to the Allowance). Impaired loans should be charged off against the Allowance in whole or in part when they are considered to be uncollectible.

The Allowance calculation consists of the following components: a) loans individually evaluated for impairment, b) loans collectively evaluated for impairment, and c) acquired loans.

Loans Individually Evaluated for Impairment – Management uses a combination of methods for determining which loans are impaired including the evaluation of nonaccrual loans, adversely rated loans, and all modified loans. Troubled debt restructurings are always considered to be impaired. Impairment for loans falling into these categories will be determined based on payment history, liquidity strength, guarantor support, etc.

Loans Collectively Evaluated for Impairment – This calculation is applied to all loans not individually evaluated for impairment, except for purchase credit impaired loans which are discussed below.

This element of the Allowance is calculated by applying loss factors to pools of outstanding loans with similar risk characteristics. The Company has limited historical loss experience on newly originated loans and the historical loss information available relating to the portfolios of acquired loans are considered by management to be irrelevant to newly originated loans due to differences in underwriting criteria and loan type. Accordingly, the Company currently is utilizing FDIC industry loss rates as the Bank begins to develop relevant historical loss information as the basis for determining loss factors to apply to outstanding loans. The loan loss factors are adjusted quarterly primarily based upon the changes in the level of historical net charge offs and parameter updates by management.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

Purchase Credit Impaired Loans – When loans acquired are considered to be impaired, the initial recording of these loans is at the present value of amounts expected to be received. The Allowance previously associated with these loans does not carry over to the Company and is eliminated in the purchase accounting adjustments. After acquisition, these loans are then included in the quarterly loan portfolio evaluations as described above.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets (including core deposit base premiums, customer relationship intangibles, and mortgage servicing rights) arising from business purchase combinations are initially recorded at fair value. Goodwill and other intangible assets with indefinite useful lives are not amortized and are tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Other intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values and tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Other intangible assets are considered to be impaired if the undiscounted cash flows from its associated asset group are less than their recorded net book value; if impairment is determined to exist, the asset must be written down to its fair value based upon discounted cash flows in the period which impairment is determined to exist. Factors considered in the impairment evaluation include but are not limited to fair market value, general market conditions, and projections of future operating results.

Income Taxes

Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. As of June 30, 2012 and December 31, 2011, management considered the need for a valuation allowance and based upon its assessment of the relative weight of the positive and negative evidence available at the time of the analysis, concluded that a valuation allowance was not necessary.

Earnings Per Common Share

Basic earnings per share is net income attributable to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options and unvested restricted shares computed using the treasury stock method.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

Earnings per share have been computed based on the following periods ended:

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Weighted average number of common shares outstanding:
Basic	45,183	45,120	45,183	45,120
Dilutive effect of options outstanding	–	–	–	–
Dilutive effect of restricted shares	449	259	371	150
Diluted	45,632	45,379	45,554	45,270

The dilutive effect of stock options and unvested restricted shares are the only common stock equivalents for purposes of calculating diluted earnings per common share.

Weighted average anti-dilutive stock options and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Anti-dilutive stock options	2,864	2,236	2,823	1,309
Anti-dilutive restricted shares	–	–	–	–

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current guidance by (i) eliminating the option to present components of other comprehensive income (“OCI”) as part of the statement of changes in shareholders’ equity, (ii) requiring the presentation of each component of net income and each component of OCI either in a single continuous statement or in two separate but consecutive statements, and (iii) requiring the presentation of reclassification adjustments on the face of the statement. The amendments of ASU 2011-05 do not change the option to present components of OCI either before or after related income tax effects, the items that must be reported in OCI, when an item of OCI should be reclassified to net income, or the computation of earnings per share (which continues to be based on net income). In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05 (“ASU 2011-12”). ASU 2011-12 defers the requirement that companies present reclassification adjustments for each component of accumulated other comprehensive income in both net income and other comprehensive income on the face of the financial statements. Reclassifications out of accumulated other comprehensive income are to be presented either on the face of the financial statement in which other comprehensive income is presented or disclosed in the notes to the financial statements. Reclassification adjustments into net income need not be presented during the deferral period. This action does not affect the requirement to present items of net income, other comprehensive income and total comprehensive income in a single continuous or two consecutive statements. ASU 2011-12 and ASU 2011-05 are effective for interim and annual periods beginning on or after December 15, 2011 for public companies, with early adoption permitted and retrospective application required. The adoption of ASU 2011-05 and ASU 2011-12 did not have an impact on the Company’s consolidated financial condition or results of operations but did alter disclosures.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures About Offsetting Assets and Liabilities” (“ASU 2011-11”). This project began as an attempt to converge the offsetting requirements under U.S. GAAP and International Financial Reporting Standards (“IFRS”). However, as the FASB and the International Accounting Standards Board (collectively, the “Boards”) were not able to reach a converged solution with regards to offsetting requirements, the Boards developed convergent disclosure requirements to assist in reconciling differences in the offsetting requirements under U.S. GAAP and IFRS. The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. ASU 2011-11 also requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. ASU 2011-11 is effective for interim and annual reporting periods beginning on or after January 1, 2013. As the provisions of ASU 2011-11 only impact the disclosure requirements related to the offsetting of assets and liabilities, we expect that the adoption of ASU 2011-11 will not have an impact on the Company’s consolidated financial condition or results of operations.

2.	Business Combinations and Acquisitions

CBF Agreement with Southern Community Financial Corporation

On March 26, 2012, the Company entered into a definitive agreement (the “Agreement”) to acquire 100% of the stock of Southern Community Financial Corporation (“SCMF”) for a combination of cash and stock. SCMF is the parent of Southern Community Bank and Trust, a bank with $1.4 billion in assets and 22 branches in Winston-Salem, the Piedmont Triad, and other North Carolina markets. On June 25, 2012, SCMF and the Company agreed to amend the Agreement. The Agreement, as amended, provides that the consideration to be paid by CBF will consist entirely of cash, in an amount equal to $3.11 per share of SCMF common stock. Each outstanding option to purchase shares of SCMF common stock will be vested prior to the consummation of the transaction and be paid in cash equal to the difference between the exercise price of the option and $3.11.

In addition, SCMF shareholders would receive a contingent value right (“CVR”) which could pay up to $1.30 per share in cash at the end of a five-year period based on 75% of the savings to the extent that legacy loan and foreclosed asset losses are less than a prescribed amount, and could receive additional cash consideration representing a portion of the discount in the purchase price, if any, if the Company redeems the securities issued by SCMF to the U.S. Department of the Treasury as part of the Troubled Asset Relief Program.

CBF Investment in Green Bankshares Inc.

On September 7, 2011, Green Bankshares completed the issuance and sale of 119,900 shares of its common stock to the Company for gross consideration of $217,019 less $750 of the Company’s expenses which were reimbursed by Green Bankshares. The total consideration was comprised of $147,600 of cash and the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by Green Bankshares to the U.S. Treasury in connection with the TARP, which were repurchased by the Company and contributed to Green Bankshares at fair value of $68,700 as a component of the Company’s investment consideration. Subsequently, Green Bankshares cancelled the Series A Preferred Stock. In connection with the Company’s Investment, each Green Bankshares shareholder as of September 6, 2011 received one CVR per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBank’s then existing loan portfolio as of May 5, 2011.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

The following table summarizes the Company’s Investment and Green Bankshares opening balance sheet as of September 7, 2011 adjusted to fair value:

(Dollars in thousands)	Previously Reported as of Sept. 7, 2011	Measurement Period Adjustments	Revised as of Sept. 7, 2011
Fair value of assets acquired:
Cash and cash equivalents	$542,725	$–	$542,725
Investment securities	174,188	(450)	173,738
Loans	1,342,798	1,943	1,344,741
Goodwill	26,825	2,313	29,138
Premises and equipment	71,654	(564)	71,090
Other intangible assets	12,118	1,500	13,618
Deferred tax asset	54,642	(5,423)	49,219
Other assets	140,809	(121)	140,688

Total assets acquired	2,365,759	(802)	2,364,957

Fair value of liabilities assumed:
Deposits	1,872,050	–	1,872,050
Long term debt and other borrowings	231,152	–	231,152
Other liabilities	19,474	(802)	18,672

Total liabilities assumed	2,122,676	(802)	2,121,874

Net assets acquired	243,083	–	243,083
Less: non-controlling interest at fair value	(26,814)	–	(26,814)

	216,269	–	216,269
Underwriting and legal costs	750	–	750

Purchase price	$217,019	$–	$217,019

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available to make preliminary estimates of the fair value. While the Company believes that information provides a reasonable basis for estimating the fair values, it expects to obtain additional information and evidence during the measurement period (not to exceed one year from the acquisition date) that may result in changes to the estimated fair value amounts. Subsequent adjustments, if any, will be retrospectively reflected in future filings. These refinements include: (1) changes in the collectability of certain legacy bank fully charged-off loan balances and fees; (2) changes in the estimated fair value of the core deposit intangible asset; (3) changes in deferred tax assets related to fair value estimates and a reduction of expected realization of items considered to be built in losses; and (4) a change in Goodwill caused by the net effect of these adjustments.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

Pro Formas

The following table reflects the pro forma total net interest income, non interest income and net loss for periods presented as though the acquisition of CBKN and GRNB had taken place at the beginning of the three and six months ended June 30, 2011. Subsequent to the acquisitions, these operations were merged. The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition actually taken place on the first day of the respective periods, nor of future results of operations.

	Pro Forma Three Months Ended June 30,	Pro Forma Six Months Ended June 30,
	2011	2011
Net interest income	$58,586	$114,650
Non-interest income	16,135	29,096
Net loss	(10,146)	(19,511)

3.	Investment Securities

The amortized cost and estimated fair value of investment securities available for sale at June 30, 2012 and December 31, 2011 are presented below:

	June 30, 2012
Available for Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
States and political subdivisions—tax exempt	$16,658	$1,063	$–	$17,721
States and political subdivisions—taxable	509	50	–	559
Marketable equity securities	1,796	9	–	1,805
Mortgage-backed securities—residential issued by government sponsored entities	1,116,085	18,600	490	1,134,195
Mortgage backed securities – residential private label	3,028	10	97	2,941
Industrial revenue bond	3,750	–	–	3,750
Corporate bonds	752	–	–	752
Collateralized debt obligations	505	–	258	247

	$1,143,083	$19,732	$845	$1,161,970

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

	December 31, 2011
Available for Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
States and political subdivisions—tax exempt	$31,552	$2,694	$1	$34,245
States and political subdivisions—taxable	7,216	486	–	7,702
Marketable equity securities	1,796	11	–	1,807
Mortgage-backed securities—residential issued by government sponsored entities	759,565	11,089	749	769,905
Mortgage backed securities – residential private label	5,799	57	129	5,727
Industrial revenue bond	3,750	–	–	3,750
Corporate bonds	2,934	–	124	2,810
Collateralized debt obligations	555	32	259	328

	$813,167	$14,369	$1,262	$826,274

Proceeds from sales of securities available for sale were $59,661 and $92,143 for the three and six months ended June 30, 2012, respectively. Gross gains of approximately $840 and $3,570 were realized on these sales and calls during the three and six months ended June 30, 2012, respectively.

The Company owns a collateralized debt obligation (“CDO”) collateralized by trust preferred securities issued primarily by banks and several insurance companies. Valuation and measurement of other-than-

temporary impairment (“OTTI”) of this investment falls under ASC 325-40, Beneficial Interests in Securitized Financial Assets. The Company compares the present value of expected cash flows to the previous estimate to ensure there are no adverse changes in the expected cash flows. The Company utilizes a discounted cash flow valuation model which considers the structure and term of the CDO and the financial condition of the underlying issuers. Specifically, the model details interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes. The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults by issuers of the underlying trust preferred securities. Assumptions used in the model include expected future default rates. Interest payment deferrals are generally treated as defaults even though they may not actually result in defaults. Management engaged an independent third party valuation firm to assist management’s estimation of the fair value and credit loss potential of this security.

Based on this analysis, as of June 30, 2012, the estimated fair value of the CDO declined by $41 during the quarter, however, the credit loss potential of the CDO improved. Since previous credit impairment was recognized, no recovery is allowed under U.S. GAAP. The CDO was recorded at fair value and the remaining unrealized loss was recognized as a component of accumulated other comprehensive income.

The Company owns an investment in 30-year trust preferred securities of a community bank in North Carolina. On June 8, 2012, the North Carolina Commissioner of Banks closed the bank and appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. Due to the bank’s failure, management determined the bond to have experienced full credit impairment as of June 8, 2012. The resulting $38 impairment was charged through earnings in the second quarter of 2012.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

The table below presents a rollforward of the OTTI credit losses recognized in earnings for the three and six months ended June 30, 2012.

	Three Months Ended	Six Months Ended
(Dollars in thousands)	June 30, 2012	June 30, 2012
Beginning balance	$622	$616
Additions/subtractions
Credit losses recognized during the period	38	44

Ending balance	$660	$660

The estimated fair value of investment securities available for sale at June 30, 2012 by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Estimated Fair Value	Yield
Due in one year or less	$1,312	2.41%
Due after one year through five years	1,927	2.78%
Due after five years through ten years	9,187	4.19%
Due after ten years	10,603	3.73%
Mortgage-backed securities—residential	1,137,136	2.05%

	$1,160,165	2.09%

Marketable equity securities	1,805

	$1,161,970

Securities with unrealized losses not recognized in income, and the period of time they have been in an unrealized loss position, are as follows:

	Less than 12 Months		12 Months or Longer		Total
June 30, 2012	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Mortgage-backed securities—residential	$93,968	$583	$214	$4	$94,182	$587
Collateralized debt obligation	–	–	247	258	247	258

Total temporarily impaired	$93,968	$583	$461	$262	$94,429	$845

	Less than 12 Months		12 Months or Longer		Total
December 31, 2011	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
States and political subdivisions—tax exempt	$301	$1	$–	$–	$301	$1
Mortgage-backed securities—residential	102,057	878	–	–	102,057	878
Corporate bonds	2,019	124	–	–	2,019	124
Collateralized debt obligation	–	–	246	259	246	259

Total temporarily impaired	$104,377	$1,003	$246	$259	$104,623	$1,262

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

As of June 30, 2012, the Company’s security portfolio consisted of 142 securities, 13 of which were in an unrealized loss position. As of December 31, 2011, the Company’s security portfolio consisted of 159 securities, 18 of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s mortgage-backed securities.

The majority of the mortgage-backed securities at June 30, 2012 and December 31, 2011 were issued by U.S. government-sponsored entities and agencies, institutions which the government has affirmed its commitment to support. Unrealized losses associated with these securities are attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is not more likely than not that it will be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at June 30, 2012 or December 31, 2011. Investment securities having carrying values of approximately $299,573 at June 30, 2012 were pledged to secure public funds on deposit, securities sold under agreements to repurchase, and for other purposes as required by law.

4.	Loans

Major classifications of loans are as follows:

	June 30, 2012	December 31, 2011
Non-owner occupied commercial real estate	$849,820	$903,914
Other commercial construction and land	365,832	423,932
Multifamily commercial real estate	76,933	98,207
1-4 family residential construction and land	74,533	85,978

Total commercial real estate	1,367,118	1,512,031

Owner occupied commercial real estate	1,002,448	902,816
Commercial and industrial loans	473,592	467,047

Total commercial	1,476,040	1,369,863

1-4 family residential	762,886	818,547
Home equity loans	368,557	383,768
Other consumer loans	136,211	123,121

Total consumer	1,267,654	1,325,436

Other (1)	80,203	95,133

Total loans	$4,191,015	$4,302,463

(1)	Other loans include deposit customer overdrafts of $1,974 and $2,795 as of June 30, 2012 and December 31, 2011, respectively.

Total loans as of June 30, 2012 includes $12,451 of 1-4 family residential loans held for sale and $702 of deferred loan fees. Total loans as of December 31, 2011 includes $20,746 of 1-4 family residential loans held for sale and $508 of deferred loan fees.

The Company had a non-impaired loan of $2,716 collateralized by a bank branch that we operated under an operating lease. In June 2012, the Company purchased the branch for $2,900. Consideration included $184 of cash and the application of the remaining outstanding loan balance of 2,716.

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment (“Purchased Credit Impaired or PCI Loans” as described in Note 1) and (ii) non-PCI loans. Loans originated by the Company

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

and loans acquired through the purchase of TIBB, CBKN and GRNB are excluded from the loss sharing agreements and are classified as “not covered.” Additionally, certain consumer loans acquired through the acquisition of failed banks from the FDIC are specifically excluded from the loss sharing agreements.

Loans acquired are recorded at fair value in accordance with acquisition accounting, exclusive of the loss share agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, the Company accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan;

•	The nature of collateral; and

•	The relative credit risk of the loan.

From these pools, the Company used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool. Over the life of the acquired loans, the Company continues to estimate cash flows expected to be collected on each loan pool. The Company evaluates, at each balance sheet date, whether its estimates of the present value of the cash flows from the loan pools, determined using the effective interest rates, has decreased, such that the present value of such cash flows is less than the recorded investment of the pool, and if so, recognizes a provision for loan loss in its consolidated statement of income. For any increases in cash flows expected to be collected such that the present value exceeds the recorded investment in the pool, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life.

The roll forward of accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Balance, beginning of period	$639,150	$428,197	$715,479	$292,805
New loans purchased	–	–	–	163,630
Accretion of income	(47,783)	(35,474)	(98,097)	(63,712)
Reclassifications from nonaccretable difference	47,838	147,218	57,564	147,218
Disposals	(29,212)	29,968	(64,953)	29,968

Balance, end of period	$609,993	$569,909	$609,993	$569,909

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to acquisition by CBF. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial fair value of the PCI loans, which is their fair value at the time of acquisition by CBF.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

Because of the loss protection provided by the FDIC, the risks of CBF covered loans and foreclosed real estate are significantly different from those assets not covered under the loss share agreement. Refer to Note 6 – Other Real Estate Owned, for the covered and non-covered balances of other real estate owned.

Non-covered Loans

The following is a summary of the major categories of non-covered loans outstanding as of June 30, 2012 and December 31, 2011:

June 30, 2012	PCI Loans	Non-PCI Loans	Total Non-covered Loans
Non-owner occupied commercial real estate	$662,706	$76,393	$739,099
Other commercial C&D	272,994	58,225	331,219
Multifamily commercial real estate	61,665	575	62,240
1-4 family residential C&D	28,404	41,373	69,777

Total commercial real estate	1,025,769	176,566	1,202,335

Owner occupied commercial real estate	470,779	431,387	902,166
Commercial and industrial	178,963	275,370	454,333

Total commercial	649,742	706,757	1,356,499

1-4 family residential	504,515	151,798	656,313
Home equity	135,665	167,563	303,228
Consumer	47,359	88,672	136,031

Total consumer	687,539	408,033	1,095,572

Other	63,269	11,520	74,789

Total	$2,426,319	$1,302,876	$3,729,195

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

December 31, 2011	PCI Loans	Non-PCI Loans	Total Non-covered Loans
Non-owner occupied commercial real estate	$722,776	$55,433	$778,209
Other commercial C&D	331,852	38,713	370,565
Multifamily commercial real estate	75,114	756	75,870
1-4 family residential C&D	47,947	33,286	81,233

Total commercial real estate	1,177,689	128,188	1,305,877

Owner occupied commercial real estate	501,821	286,385	788,206
Commercial and industrial	242,401	200,629	443,030

Total commercial	744,222	487,014	1,231,236

1-4 family residential	578,828	112,580	691,408
Home equity	148,252	162,915	311,167
Consumer	63,328	59,616	122,944

Total consumer	790,408	335,111	1,125,519

Other	79,586	9,653	89,239

Total	$2,791,905	$959,966	$3,751,871

Covered Loans

The following is a summary of the major categories of covered loans outstanding as of June 30, 2012 and December 31, 2011:

June 30, 2012	PCI Loans	Non-PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$110,665	$56	$110,721
Other commercial C&D	34,613	–	34,613
Multifamily commercial real estate	14,693	–	14,693
1-4 family residential C&D	4,756	–	4,756

Total commercial real estate	164,727	56	164,783

Owner occupied commercial real estate	100,234	48	100,282
Commercial and industrial	18,591	668	19,259

Total commercial	118,825	716	119,541

1-4 family residential	106,561	12	106,573
Home equity	17,886	47,443	65,329
Consumer	180	–	180

Total consumer	124,627	47,455	172,082

Other	5,414	–	5,414

Total	$413,593	$48,227	$461,820

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

December 31, 2011	PCI Loans	Non-PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$125,649	$56	$125,705
Other commercial C&D	53,367	–	53,367
Multifamily commercial real estate	22,337	–	22,337
1-4 family residential C&D	4,745	–	4,745

Total commercial real estate	206,098	56	206,154

Owner occupied commercial real estate	114,610	–	114,610
Commercial and industrial	23,021	996	24,017

Total commercial	137,631	996	138,627

1-4 family residential	127,139	–	127,139
Home equity	20,180	52,421	72,601
Consumer	177	–	177

Total consumer	147,496	52,421	199,917

Other	5,894	–	5,894

Total	$497,119	$53,473	$550,592

The following table presents the aging of the recorded investment in past due loans, based on contractual terms, as of June 30, 2012 by class of loans:

Non-purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Nonaccrual		Total
	Covered	Non-Covered	Covered	Non-Covered	Covered	Non-Covered
Non-owner occupied commercial real estate	$–	$–	$–	$–	$56	$24	$80
Other commercial C&D	–	56	–	–	–	–	56
Multifamily commercial real estate	–	50	–	–	–	–	50
1-4 family residential C&D	–	65	–	–	–	186	251

Total commercial real estate	–	171	–	–	56	210	437

Owner occupied commercial real estate	–	459	–	–	–	464	923
Commercial and industrial	–	995	–	–	276	997	2,268

Total commercial	–	1,454	–	–	276	1,461	3,191

1-4 family residential	–	163	–	–	–	3,249	3,412
Home equity	1,216	1,145	–	–	3,678	3,071	9,110
Consumer	–	896	–	–	–	543	1,439

Total consumer	1,216	2,204	–	–	3,678	6,863	13,961

Other	–	–	–	–	–	–	–

Total	$1,216	$3,829	$–	$–	$4,010	$8,534	$17,589

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

Purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Nonaccrual		Total
	Covered	Non-Covered	Covered	Non-Covered	Covered	Non-Covered
Non-owner occupied commercial real estate	$4,347	$7,773	$22,722	$36,376	$–	$–	$71,218
Other commercial C&D	341	8,730	23,969	83,050	–	–	116,090
Multifamily commercial real estate	1,998	139	2,906	1,954	–	–	6,997
1-4 family residential C&D	–	714	3,403	11,582	–	–	15,699

Total commercial real estate	6,686	17,356	53,000	132,962	–	–	210,004

Owner occupied commercial real estate	247	3,325	8,646	47,661	–	–	59,879
Commercial and industrial	252	5,297	2,137	23,987	–	–	31,673

Total commercial	499	8,622	10,783	71,648	–	–	91,552

1-4 family residential	1,446	16,411	21,291	32,651	–	–	71,799
Home equity	2,995	4,108	2,823	4,903	–	–	14,829
Consumer	–	1,018	–	1,199	–	–	2,217

Total consumer	4,441	21,537	24,114	38,753	–	–	88,845

Other	–	462	1,798	4,634	–	–	6,894

Total	$11,626	$47,977	$89,695	$247,997	$–	$–	$397,295

The following table presents the aging of the recorded investment in past due loans, based on contractual terms, as of December 31, 2011 by class of loans:

Non-purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Nonaccrual		Total
	Covered	Non-Covered	Covered	Non-Covered	Covered	Non-Covered
Non-owner occupied commercial real estate	$–	$–	$–	$–	$56	$25	$81
Other commercial C&D	–	–	–	–	–	–	–
Multifamily commercial real estate	–	–	–	–	–	–	–
1-4 family residential C&D	–	174	–	–	–	301	475

Total commercial real estate	–	174	–	–	56	326	556

Owner occupied commercial real estate	–	–	–	–	–	178	178
Commercial and industrial	21	471	–	–	378	295	1,165

Total commercial	21	471	–	–	378	473	1,343

1-4 family residential	–	29	–	–	–	–	29
Home equity	1,349	1,956	–	–	2,155	2,480	7,940
Consumer	–	246	–	–	–	7	253

Total consumer	1,349	2,231	–	–	2,155	2,487	8,222

Other	–	–	–	–	–	–	–

Total	$1,370	$2,876	$–	$–	$2,589	$3,286	$10,121

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

Purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Nonaccrual		Total
	Covered	Non-Covered	Covered	Non-Covered	Covered	Non-Covered
Non-owner occupied commercial real estate	$7,462	$19,687	$15,226	$49,520	$–	$–	$91,895
Other commercial C&D	1,132	6,031	36,131	85,626	–	–	128,920
Multifamily commercial real estate	1,258	443	5,153	4,283	–	–	11,137
1-4 family residential C&D	–	17,318	3,357	9,011	–	–	29,686

Total commercial real estate	9,852	43,479	59,867	148,440	–	–	261,638

Owner occupied commercial real estate	6,779	4,706	26,437	44,799	–	–	82,721
Commercial and industrial	700	12,068	2,982	22,386	–	–	38,136

Total commercial	7,479	16,774	29,419	67,185	–	–	120,857

1-4 family residential	6,423	9,197	24,243	29,990	–	–	69,853
Home equity	1,525	2,976	2,843	4,402	–	–	11,746
Consumer	–	2,291	–	1,067	–	–	3,358

Total consumer	7,948	14,464	27,086	35,459	–	–	84,957

Other	–	788	5,207	3,970	–	–	9,965

Total	$25,279	$75,505	$121,579	$255,054	$–	$–	$477,417

Purchased credit-impaired loans are not classified as nonaccrual as they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments.

As of June 30, 2012 the Company held one relationship with approximately $3.0 million outstanding that meets the criteria for a Troubled Debt Restructuring. This relationship was tested for impairment and deemed to not be impaired and in July of 2012 the total balance was re-paid.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a monthly basis. The Company uses the following definitions for risk ratings:

•	Pass—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention—Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

•

Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•

Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The following table summarizes loans, excluding purchased credit-impaired loans, monitored for credit quality based on internal ratings at June 30, 2012:

	Pass	Special Mention	Substandard	Doubtful	Total
Non-owner occupied commercial real estate	$75,028	$76	$1,345	$–	$76,449
Other commercial C&D	57,949	276	–	–	58,225
Multifamily commercial real estate	575	–	–	–	575
1-4 family residential C&D	40,448	–	925	–	41,373

Total commercial real estate	174,000	352	2,270	–	176,622

Owner occupied commercial real estate	427,813	210	3,412	–	431,435
Commercial and industrial	269,706	938	5,394	–	276,038

Total commercial	697,519	1,148	8,806	–	707,473

1-4 family residential	148,589	31	3,190	–	151,810
Home equity	206,876	396	7,734	–	215,006
Consumer	88,429	124	119	–	88,672

Total consumer	443,894	551	11,043	–	455,488

Other	11,480	40	–	–	11,520

Total	$1,326,893	$2,091	$22,119	$–	$1,351,103

5.	Allowance for Loan Losses

Activity in the allowance for loan losses for the three and six months ended June 30, 2012 and June 30, 2011 is as follows:

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Balance, beginning of period	$40,608	$2,287	$34,749	$753
Provision for loan losses charged to expense	6,608	8,215	11,984	9,760
Loans charged off	(2,624)	(3,016)	(2,866)	(3,027)
Recoveries of loans previously charged off	880	—	1,605	—

Balance, end of period	$45,472	$7,486	$45,472	$7,486

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

The following table presents the roll forward of the allowance for loan losses for the three months ended June 30, 2012 by the loan portfolio segment against which the allowance is allocated:

	March 31, 2012	Provision	Net Charge- offs	June 30, 2012
Non-owner occupied commercial real estate	$3,830	$(1,713)	$37	$2,154
Other commercial C&D	9,706	1,271	(33)	10,944
Multifamily commercial real estate	136	74	–	210
1-4 family residential C&D	1,161	104	–	1,265

Total commercial real estate	14,833	(264)	4	14,573

Owner occupied commercial real estate	5,770	(1,001)	14	4,783
Commercial and industrial	4,836	(260)	148	4,724

Total commercial	10,606	(1,261)	162	9,507

1-4 family residential	9,578	2,424	48	12,050
Home equity	2,971	4,525	(498)	6,998
Consumer	1,807	272	(343)	1,736

Total consumer	14,356	7,221	(793)	20,784

Other	813	912	(1,117)	608

Total	$40,608	$6,608	$(1,744)	$45,472

The following table presents the roll forward of the allowance for loan losses for the six months ended June 30, 2012 by the loan portfolio segment against which the allowance is allocated:

	December 31, 2011	Provision	Net Charge- offs	June 30, 2012
Non-owner occupied commercial real estate	$3,854	$(2,462)	$762	$2,154
Other commercial C&D	7,627	3,350	(33)	10,944
Multifamily commercial real estate	398	(188)	–	210
1-4 family residential C&D	921	344	–	1,265

Total commercial real estate	12,800	1,044	729	14,573

Owner occupied commercial real estate	5,454	(685)	14	4,783
Commercial and industrial	4,166	412	146	4,724

Total commercial	9,620	(273)	160	9,507

1-4 family residential	7,252	4,750	48	12,050
Home equity	2,711	5,020	(733)	6,998
Consumer	1,594	490	(348)	1,736

Total consumer	11,557	10,260	(1,033)	20,784

Other	772	953	(1,117)	608

Total	$34,749	$11,984	$(1,261)	$45,472

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

The following table presents the roll forward of the allowance for loan losses for the three months ended June 30, 2011 by the loan portfolio segment against which the allowance is allocated:

	March 31, 2011	Provision	Net Charge- offs	June 30, 2011
Non-owner occupied commercial real estate	$300	$157	$–	$457
Other commercial C&D	71	164	–	235
Multifamily commercial real estate	4	10	–	14
1-4 family residential C&D	144	120	–	264

Total commercial real estate	519	451	–	970

Owner occupied commercial real estate	454	739	–	1,193
Commercial and industrial	550	1,730	–	2,280

Total commercial	1,004	2,469	–	3,473

1-4 family residential	452	90	–	542
Home equity	71	4,242	(2,986)	1,327
Consumer	221	733	(30)	924

Total consumer	744	5,065	(3,016)	2,793

Other	20	230	–	250

Total	$2,287	$8,215	$(3,016)	$7,486

The following table presents the roll forward of the allowance for loan losses for the six months ended June 30, 2011 by the loan portfolio segment against which the allowance is allocated:

	December 31, 2010	Provision	Net Charge- offs	June 30, 2011
Non-owner occupied commercial real estate	$79	$378	$–	$457
Other commercial C&D	6	229	–	235
Multifamily commercial real estate	–	14	–	14
1-4 family residential C&D	19	245	–	264

Total commercial real estate	104	866	–	970

Owner occupied commercial real estate	70	1,123	–	1,193
Commercial and industrial	133	2,147	–	2,280

Total commercial	203	3,270	–	3,473

1-4 family residential	215	327	–	542
Home equity	33	4,280	(2,986)	1,327
Consumer	184	781	(41)	924

Total consumer	432	5,388	(3,027)	2,793

Other	14	236	–	250

Total	$753	$9,760	$(3,027)	$7,486

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and by impairment evaluation method as of June 30, 2012:

	Allowance for Loan Losses			Loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment (1)	Purchased Credit- Impaired
Non-owner occupied commercial real estate	$–	$727	$1,427	$–	$76,449	$773,371
Other commercial C&D	–	731	10,213	–	58,225	307,607
Multifamily commercial real estate	–	15	195	–	575	76,358
1-4 family residential C&D	–	557	708	–	41,373	33,160

Total commercial real estate	–	2,030	12,543	–	176,622	1,190,496

Owner occupied commercial real estate	–	3,771	1,011	–	431,435	571,013
Commercial and industrial	–	3,100	1,625	3,673	272,365	197,554

Total commercial	–	6,871	2,636	3,673	703,800	768,567

1-4 family residential	–	1,395	10,655	4,074	147,736	611,076
Home equity	–	303	6,695	–	215,006	153,551
Consumer	–	1,090	646	–	88,672	47,539

Total consumer	–	2,788	17,996	4,074	451,414	812,166

Other	–	94	514	–	11,520	68,683

Total	$–	$11,783	$33,689	$7,747	$1,343,356	$2,839,912

(1)	Loans collectively evaluated for impairment include $202,596 of acquired home equity loans, $7,791 of commercial and agricultural loans and $6,444 of other consumer loans. The acquired home equity loans are presented net of unamortized purchase discounts of $13,267.

During 2012, three 1-4 family residential loans totaling $4,074 were individually evaluated for impairment, as well as four commercial and industrial loans. No allowance for loan losses was recorded for such loans during the three and six month periods ended June 30, 2012.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and by impairment evaluation method as of December 31, 2011:

	Allowance for Loan Losses			Loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment (1)	Purchased Credit- Impaired
Non-owner occupied commercial real estate	$–	$453	$3,401	$–	$55,489	$848,425
Other commercial C&D	–	509	7,118	–	38,713	385,219
Multifamily commercial real estate	–	7	391	–	756	97,451
1-4 family residential C&D	–	444	476	–	33,286	52,692

Total commercial real estate	–	1,413	11,386	–	128,244	1,383,787

Owner occupied commercial real estate	–	3,022	2,432	–	286,385	616,431
Commercial and industrial	–	1,945	2,221	–	201,625	265,422

Total commercial	–	4,967	4,653	–	488,010	881,853

1-4 family residential	–	866	6,386	763	111,817	705,967
Home equity	–	163	2,548	–	215,336	168,432
Consumer	–	997	598	–	59,616	63,505

Total consumer	–	2,026	9,532	763	386,769	937,904

Other	–	26	746	–	9,653	85,480

Total	$–	$8,432	$26,317	$763	$1,012,676	$3,289,024

(1)	Loans collectively evaluated for impairment include $222,520 of acquired home equity loans, $5,939 of commercial and agricultural loans and $9,360 of other consumer loans which are presented net of unamortized purchase discounts of $16,013, $1,154, and $85, respectively.

During 2011, two 1-4 family residential loans totaling $763 were individually evaluated for impairment. No allowance for loan losses was recorded for such loans during the year ended December 31, 2011.

6.	Other Real Estate Owned

The activity within Other Real Estate Owned (“OREO”) for the three and six months ended June 30, 2012 and 2011 was as follows in the table below. Ending balances for OREO covered by loss sharing agreements with the FDIC for these periods were $46,283 and $48,501, respectively. Non-covered ending balances for these periods were $111,952 and $29,386, respectively:

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Balance, beginning of period	$169,433	$84,533	$168,781	$70,817
OREO acquired through acquisitions	–	–	–	15,118
Real estate acquired from borrowers	20,613	19,835	43,898	33,548
Valuation adjustments	(5,435)	(1,643)	(8,467)	(1,643)
Property sold	(26,376)	(24,838)	(45,977)	(39,953)

Balance, end of period	$158,235	$77,887	$158,235	$77,887

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

7.	Federal Home Loan Bank Advances and Short-Term Borrowings

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank.

The Bank has securities sold under agreements to repurchase with customers whereby the Bank sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities of the United States Government or its agencies which are chosen by the Bank. The amount outstanding at June 30, 2012 and December 31, 2011 was $49,717 and $54,533, respectively.

The Bank invests in Federal Home Loan Bank stock for the purpose of establishing credit lines with the Federal Home Loan Bank. The credit availability to the Bank is based on a percentage of the Bank’s total assets as reported on the most recent quarterly financial information submitted to the regulators subject to the pledging of sufficient collateral.

At June 30, 2012, in addition to $25,150 in letters of credit used in lieu of pledging securities to the State of Florida, the Bank had $64,000 in advances outstanding with a carrying value of $67,520. The advances as of June 30, 2012 consisted of the following:

Carrying Amount	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Contractual Rate at June 30, 2012
10,066	10,000	September 2012(a)	Fixed	4.05%
4,102	4,000	January 2015	Fixed	2.92%
5,142	5,000	February 2015	Fixed	2.83%
5,271	5,000	June 2015	Fixed	3.71%
5,294	5,000	July 2015(a)	Fixed	3.57%
5,620	5,000	June 2017(a)	Fixed	4.58%
10,742	10,000	August 2017(a)	Fixed	3.63%
5,428	5,000	November 2017(b)	Fixed	3.93%
5,511	5,000	July 2018(a)	Fixed	3.94%
5,174	5,000	July 2018(a)	Fixed	2.14%
5,170	5,000	July 2018(a)	Fixed	2.12%

$67,520	$64,000

(a)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, the Bank has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.
(b)	This advance allows the FHLB a one-time conversion option in November 2012.

The Bank’s collateral with the FHLB consists of a blanket floating lien pledge of the Bank’s respective residential 1-4 family mortgage, multifamily, HELOC and commercial real estate secured loans. The amount of eligible collateral at June 30, 2012 provided for incremental borrowing availability of up to $232,578.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

At December 31, 2011, in addition to $25,150 in letters of credit used in lieu of pledging securities to the State of Florida, the Bank had $206,500 in advances outstanding with a carrying value of $221,018. The advances as of December 31, 2011 consisted of the following:

Carrying Amount	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Contractual Rate at December 31, 2011
$5,000	$5,000	January 2012	Fixed	4.56%
5,047	5,000	March 2012	Fixed	4.29%
5,076	5,000	May 2012(a)	Fixed	4.60%
10,256	10,000	September 2012(a)	Fixed	4.05%
3,034	3,000	January 2013	Fixed	1.86%
7,617	7,500	March 2013	Fixed	2.30%
4,167	4,000	March 2013	Fixed	4.58%
52,054	50,000	April 2013(a)	Fixed	3.81%
5,098	5,000	June 2013(a)	Fixed	2.28%
3,064	3,000	January 2014	Fixed	2.43%
5,398	5,000	May 2014(a)	Fixed	4.60%
5,391	5,000	June 2014(a)	Fixed	4.66%
4,121	4,000	January 2015	Fixed	2.92%
5,164	5,000	February 2015	Fixed	2.83%
5,305	5,000	June 2015	Fixed	3.71%
5,333	5,000	July 2015(a)	Fixed	3.57%
17,193	15,000	December 2016	Fixed	4.07%
23,184	20,000	January 2017	Fixed	4.25%
11,696	10,000	February 2017	Fixed	4.45%
5,661	5,000	June 2017(a)	Fixed	4.58%
10,810	10,000	August 2017(a)	Fixed	3.63%
5,449	5,000	November 2017(b)	Fixed	3.93%
5,534	5,000	July 2018(a)	Fixed	3.94%
5,185	5,000	July 2018(a)	Fixed	2.14%
5,181	5,000	July 2018(a)	Fixed	2.12%

$221,018	$206,500

(a)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, the Bank has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.
(b)	This advance allows the FHLB a one-time conversion option in November 2012.

The Bank’s collateral with the FHLB consists of a blanket floating lien pledge of the Bank’s respective residential 1-4 family mortgage, multifamily, HELOC and commercial real estate secured loans. The amount of eligible collateral at December 31, 2011 provided for incremental borrowing availability of up to $106,606.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

8.	Long Term Borrowings

Structured repurchase agreements

At June 30, 2012, outstanding structured repurchase agreements totaled $50,000 of contractual amounts with carrying values of $54,803. These repurchase agreements have a weighted-average rate of 4.06% as of June 30, 2012 and are collateralized by certain U.S. agency and mortgage-backed securities.

Carrying Amount	Contractual Amount	Maturity Date	Rate at June 30, 2012
$11,240	$10,000	November 6, 2016	4.75%
10,666	10,000	December 18, 2017	3.72%
11,202	10,000	March 30, 2017	4.50%
10,705	10,000	December 18, 2017	3.79%
10,990	10,000	March 22, 2019	3.56%

$54,803	$50,000

At December 31, 2011, outstanding structured repurchase agreements totaled $50,000 of contractual amounts with carrying values of $55,243. There were no outstanding structured repurchase agreements at December 31, 2010. These repurchase agreements have a weighted-average rate of 4.06% as of December 31, 2011 and are collateralized by certain U.S. agency and mortgage-backed securities.

Carrying Amount	Contractual Amount	Maturity Date	Rate at December 31, 2011
$11,376	$10,000	November 6, 2016	4.75%
10,722	10,000	December 18, 2017	3.72%
11,322	10,000	March 30, 2017	4.50%
10,765	10,000	December 18, 2017	3.79%
11,058	10,000	March 22, 2019	3.56%

$55,243	$50,000

9.	Shareholders’ Equity and Minimum Regulatory Capital Requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements results in certain discretionary and required actions by regulators that could have an effect on the Company’s operations. The regulations require the Company and the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

To be considered well capitalized or adequately capitalized as defined under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and Total Risk-based ratios. At June 30, 2012 and December 31, 2011 the Bank maintained capital ratios exceeding the requirement to be considered well capitalized. These minimum ratios along with the actual ratios for the Company and the Bank as of June 30, 2012 and December 31, 2011 are presented in the following table.

	Well Capitalized Requirement	Adequately Capitalized Requirement		June 30, 2012 Actual	December 31, 2011 Actual
Tier 1 Capital (to Average Assets)
Consolidated	N/A	≥	4.0%	13.7%	12.6%
Capital Bank, NA	≥5.0%	≥	4.0%	11.4%	10.4%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	N/A	≥	4.0%	19.9%	19.3%
Capital Bank, NA	≥6.0%	≥	4.0%	16.4%	15.8%
Total Capital (to Risk Weighted Assets)
Consolidated	N/A	≥	8.0%	21.0%	20.2%
Capital Bank, NA	≥10.0%	≥	8.0%	17.6%	16.7%

At present, the OCC Operating Agreement requires Capital Bank, NA to maintain total capital equal to at least 12% of risk-weighted assets, Tier 1 capital equal to at least 11% of risk-weighted assets and a minimum leverage ratio of 10% (Tier 1 Capital ratio).

Management believes, as of June 30, 2012, that the Company and the Bank meet all capital requirements to which they are subject. Tier 1 Capital for the Company includes trust preferred securities to the extent allowable.

Currently, the OCC Operating Agreement with Capital Bank, NA prohibits the Bank from paying a dividend for three years following the July 16, 2010 initial acquisition date. Once the three-year period has elapsed, the agreement imposes other restrictions on Capital Bank, NA’s ability to pay dividends including requiring prior approval from the OCC before any distribution is made.

Dividends that may be paid by a national bank without express approval of the OCC are limited to that bank’s retained net profits for the preceding two years plus retained net profits up to the date of any dividend declaration in the current calendar year. Based on the retained net profits of the Bank, declaration of dividends by the Bank to the Company during 2012, if not subject to other restrictions, would have been limited to approximately $63,841.

10.	Stock-Based Compensation

As of June 30, 2012, the Company had one compensation plan under which shares of its common stock are issuable in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards and stock bonus awards. This is its 2010 Equity Incentive Plan (the “2010 Plan”). The 2010 Plan was effective December 22, 2009 and expires on December 22, 2019, the tenth anniversary of the effective date. The maximum number of shares of common stock of the Company that may be optioned or awarded through the 2019 expiration of the plan is 5,750 shares (limited to 10% of outstanding shares of common stock) of which up to 70% may be granted pursuant to stock options and up to 30% may be granted pursuant to restricted stock and restricted stock units. If any awards granted under the 2010 Plan are forfeited or any option terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of stock shall again be available for awards under the 2010 Plan.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

The following table summarizes the components and classification of stock-based compensation expense for the three and six months ended June 30, 2012 and 2011.

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Stock options	1,856	$1,654	$6,150	$2,030
Restricted stock	2,356	1,375	4,535	1,544

Total stock-based compensation expense	$4,212	$3,029	$10,685	$3,574

Salaries and employee benefits	$3,882	$2,591	$10,024	$3,061
Other expense	330	438	661	513

Total stock-based compensation expense	$4,212	$3,029	$10,685	$3,574

The tax benefit related to stock-based compensation expense arising from restricted stock awards and non-qualified stock options was approximately $1,639 and $1,168 for the three months ended June 30, 2012 and 2011, respectively and $4,159 and $1,379 for the six months ended June 30, 2012 and 2011, respectively.

Stock Options

Under the 2010 Plan, the exercise price for common stock must equal at least 100% of the fair market value of the stock on the day an option is granted. The exercise price under an incentive stock option granted to a person owning stock representing more than 10% of the common stock must equal at least 110% of the fair market value at the date of grant, and such option is not exercisable after five years from the date the incentive stock option was granted. The Board of Directors may, at its discretion, provide that an option not be exercised in whole or in part for any period or periods of time as specified in the option agreements. No option may be exercised after the expiration of ten years from the date it is granted. Stock options granted during the first six months of 2012 and 2011 vest over average service periods of approximately 6 months and 2 years, respectively.

The fair value of each option is estimated as of the date of grant using the Black-Scholes Option Pricing Model. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The assumptions for the current period grants were developed based on ASC 718 and SEC guidance contained in Staff Accounting Bulletin (SAB) No. 107, “Share-Based Payment.”

The following table summarizes the weighted average assumptions used to compute the grant-date fair value of options granted during the six months ended June 30, 2012 and 2011.

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Dividend yield	0.00%	0.00%
Risk-free interest rate	0.91%	1.87%
Expected option life	5.25 years	5 years
Volatility	45%	33%
Weighted average grant-date fair value of options granted	$8.05	$4.41

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

•

The dividend yield assumption is consistent with management expectations of dividend distributions based upon the Company’s business plan. An increase in dividend yield will decrease stock compensation expense.

•

The risk-free interest rate was developed using the U.S. Treasury yield curve for periods equal to the expected life of the options on the grant date. An increase in the risk-free interest rate will increase stock compensation expense.

•

The expected option life for the current period grants was estimated using the vesting period, the term of the option and estimates of future exercise behavior patterns. An increase in the option life will increase stock compensation expense.

•

The volatility was estimated using a peer group assessment for periods approximating the expected option life. Appropriate weight is attributed to financial theory, according to which the volatility of an institution’s equity should be related to the volatility of its assets and the entity’s financial leverage. An increase in the volatility will increase stock compensation expense.

ASC 718 requires the recognition of stock-based compensation for the number of awards that are ultimately expected to vest. During the six months ended June 30, 2012 and 2011, stock based compensation expense was recorded based upon assumptions that the Company would experience no forfeitures. This assumption of forfeitures will be reassessed in subsequent periods based on historical forfeiture rates and may change based on new facts and circumstances. Any changes in assumptions will be accounted for prospectively in the period of change.

As of June 30, 2012, unrecognized compensation expense associated with stock options was $3,696 which is expected to be recognized over a weighted average period of approximately six months. A summary of the stock option activity in the 2010 Plan for the six months ended June 30, 2012 and 2011 is follows:

	2012		2011
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Balance, January 1,	2,236	$20.00	–	$–
Granted	628	20.00	2,236	20.00
Exercised	–	–	–	–
Expired or forfeited	–	–	–	–

Balance, June 30,	2,864	$20.00	2,236	$20.00

The weighted average remaining term for outstanding stock options was approximately 8 years at June 30, 2012. The aggregate intrinsic value at June 30, 2012 was $0 for stock options outstanding and $0 for stock options exercisable. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the Company’s common stock as of the reporting date. There were 1,432 options exercisable at June 30, 2012.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

Options outstanding at June 30, 2012 were as follows:

	Outstanding Options			Options Exercisable
Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Number	Weighted Average Exercise Price
$20.00	2,864	7.93 years	$20.00	1,432	$20.00

Options outstanding at December 31, 2011 were as follows:

	Outstanding Options			Options Exercisable
Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Number	Weighted Average Exercise Price
$20.00	2,236	8.00 years	$20.00	1,118	$20.00

Restricted Stock

Restricted stock provides the grantee with voting, dividend and anti-dilution rights equivalent to common shareholders, but is restricted from transfer until vested, at which time all restrictions are removed. Vesting for restricted shares granted to employees is based upon the performance of the Company’s common stock. The terms of the restricted stock awards granted to employees during 2011 and 2012 provide for vesting upon the achievement of stock price goals as follows: 1) 33% at $25.00 per share; 2) 33% at $28.00 per share; and 3) 33% at $32.00 per share. Achievement of stock price goals is generally defined as the average closing price of the shares for any consecutive 30-day trading period exceeding the applicable price target.

The terms of the restricted stock awards granted to directors during 2011 provide for vesting of one-half of the restricted stock on December 22, 2011, and vesting of one-half on December 22, 2012. The fair value of each restricted stock award granted to directors was based on the most recent trade.

The fair value of each restricted stock award granted to employees during the first six months of 2012 was estimated as of the date of grant using a Monte Carlo approach based on Geometric Brownian Motion that simulated daily stock prices and the related consecutive 30 day average of the simulated stock price over a period of 10 years .The model projected the Company’s fair value of each vesting tranche of the restricted stock award from the mean or expected value from the 100,000 scenarios used.

The fair value of each restricted stock award granted to employees in 2011 was estimated as of the date of grant using a risk-neutral Monte Carlo simulation model that projected the Company’s stock price over 10,000 random scenarios in order to assess the stock price along those paths where vesting conditions are met. The value of the restricted stock award is equal to the weighted average present value of the terminal projected stock price of all 10,000 paths, where paths are set to $0 when vesting conditions are not met or the awards are forfeited.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

Both models described above require the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The following table summarizes the weighted average assumptions used to compute the grant-date fair value of restricted stock awards granted during the six months ended June 30, 2012 and 2011.

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Grant date fair value of shares	$19.84	$17.00
Risk-free interest rate	Forward Treasury Curve	Forward Treasury Curve
Market risk premium	0.00%	0.00%
Volatility (for 2011 year 1, year 2, year 3 and after 3 years, respectively)	45%	21% /24% /31% /32.5%
Annual forfeiture estimate	0.00%	0.00%
Weighted average grant-date fair value of restricted stock awards granted	$18.01	$13.49

•	An increase in the risk-free interest rate will increase stock compensation expense.

•

The volatility was estimated using a peer group assessment for periods approximating the expected option life. Appropriate weight is attributed to financial theory, according to which the volatility of an institution’s equity should be related to the volatility of its assets and the entity’s financial leverage. An increase in the volatility will increase stock compensation expense.

•	An increase in the annual forfeiture estimate will decrease stock compensation expense.

The value of the restricted stock is being amortized on a straight-line basis over the implied service periods. During the six months ended June 30, 2012 and 2011, no restricted stock awards vested.

A summary of the restricted stock activity in the plan is as follows:

	2012		2011
	Shares	Weighted Average Grant-Date Fair Value Per Share	Shares	Weighted Average Grant-Date Fair Value Per Share
Balance, January 1,	967	$13.26	–	$–
Granted	307	18.01	1,030	13.49
Vested	–	–	–	–
Expired or forfeited	–	–	–	–

Balance, June 30,	1,274	$14.40	1,030	$13.49

11.	Fair Value

FASB guidance on fair value measurements defines fair value, establishes a framework for measuring fair value, and requires fair value disclosures for certain assets and liabilities measured at fair value on a recurring and non-recurring basis.

This guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

This guidance establishes a fair value hierarchy for disclosure of fair value measurements to maximize the use of observable inputs, that is, inputs that reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of the reporting entity. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity can access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Cash & cash equivalents

For cash & cash, equivalents the carrying value is primarily utilized as a reasonable estimate of fair value.

Valuation of Investment Securities

The fair values of securities available for sale are determined by: 1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs); 2) matrix pricing, which is a mathematical technique widely used in the financial markets to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs); and 3) for collateralized debt obligations, certain corporate debt securities that are not actively traded and certain other assets and liabilities recorded at fair value in connection with the application of the acquisition method of accounting, custom discounted cash flow modeling (Level 3 inputs).

As of June 30, 2012, the Company owned a collateralized debt security where the underlying collateral is comprised primarily of trust preferred securities of banks and insurance companies and certain corporate debt securities which are not actively traded. The inputs used in determining the estimated fair value of these securities are Level 3 inputs. In determining their estimated fair value, management utilizes a discounted cash flow modeling valuation approach. Discount rates utilized in the modeling of these securities are estimated based upon a variety of factors including the market yields of publicly traded trust preferred securities of larger financial institutions and other non-investment grade corporate debt. Additionally, cash flows utilized in the modeling of the collateralized debt obligation security were based upon actual default history of the underlying issuers and issuer specific assumptions of estimated future defaults of the underlying issuers.

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at the lower of cost or estimated fair value. The fair values of mortgage loans held for sale are based on commitments on hand from investors within the secondary market for loans with similar characteristics. As such, the fair value adjustment for mortgage loans held for sale is classified as nonrecurring Level 2.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

Valuation of Impaired Loans and Other Real Estate Owned

The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals and other available observable market information. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. The Company generally uses independent external appraisers in this process who routinely make adjustments to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value. The Company’s policy is to update appraisals, at a minimum, annually for all classified assets, which include collateral dependent loans and OREO. We consider appraisals dated within the past 12 months to be current and do not typically make adjustments to such appraisals. In the Company’s process for reviewing third-party prepared appraisals, any differences of opinion on values, assumptions or adjustments to comparable sales data are typically reconciled directly with the independent appraiser prior to acceptance of the final appraisal.

Sensitivity to Changes in Significant Unobservable Inputs

For recurring fair value estimates categorized within Level 3 of the fair value hierarchy, as of June 30, 2011, the Company owned a collateralized debt security, corporate bonds, and an Industrial Revenue bond. The significant unobservable inputs used in the fair value measurement of these securities are incorporated in the discounted cash flow modeling valuation and consensus pricing used. Rates utilized in the modeling of these securities are estimated based upon a variety of factors including the market yields of publicly traded trust preferred securities of larger financial institutions and other non-investment grade corporate debt. Cash flows utilized in the modeling of the collateralized debt security were based upon actual default history of the underlying issuers and issuer specific assumptions of estimated future defaults of the underlying issuers. Significant changes in any inputs in isolation would result in a significantly different fair value estimate.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below as of June 30, 2012:

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Trading securities	$759	$759	$–	$–

Available for sale securities
States and political subdivisions—tax exempt	$17,721	$–	$17,721	$–
States and political subdivisions—taxable	559	–	559	–
Mortgage-backed securities—residential	1,134,195	–	1,134,195	–
Mortgage-backed securities—residential private label	2,941	–	2,941	–
Industrial revenue bond	3,750	–	–	3,750
Marketable equity securities	1,805	1,805	–	–
Corporate bonds	752	–	–	752
Collateralized debt obligations	247	–	–	247

Available for sale securities	$1,161,970	$1,805	$1,155,416	$4,749

Assets and liabilities measured at fair value on a recurring basis are summarized below as of December 31, 2011:

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Trading securities	$637	$637	$–	$–

Available for sale securities
States and political subdivisions—tax exempt	$34,245	$–	$34,245	$–
States and political subdivisions—taxable	7,702	–	7,702	–
Mortgage-backed securities—residential	769,905	–	769,905	–
Mortgage-backed securities—residential private label	5,727	–	5,727	–
Industrial revenue bond	3,750	–	–	3,750
Marketable equity securities	1,807	1,807	–	–
Corporate bonds	2,810	–	2,020	790
Collateralized debt obligations	328	–	–	328

Available for sale securities	$826,274	$1,807	$819,599	$4,868

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

The table below presents reconciliations and income statement classifications of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended June 30, 2012 and held at June 30, 2012.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Corporate Bonds	Industrial Revenue Bond	Collateralized Debt Obligations
Beginning balance, March 31, 2012	$790	$3,750	$288
Included in earnings—other than temporary impairment	(38)	–	–
Included in other comprehensive income	–	–	(41)
Purchases, sales, amortization of premium/discount, net	–	–	–
Transfer in to Level 3	–	–	–

Ending balance June 30, 2012	$752	$3,750	$247

The table below presents reconciliations and income statement classifications of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the six months ended June 30, 2012 and held at June 30, 2012.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Corporate Bonds	Industrial Revenue Bond	Collateralized Debt Obligations
Beginning balance, January 1, 2012	$790	$3,750	$328
Included in earnings—other than temporary impairment	(38)	–	–
Included in other comprehensive income	–	–	1
Purchases, sales, amortization of premium/discount, net	–	–	(82)
Transfer in to Level 3	–	–	–

Ending balance June 30, 2012	$752	$3,750	$247

Quantitative Information about Recurring Level 3 Fair Value Measurements
(Dollars in thousands)	Fair Value at June 30, 2012	Valuation Technique(s)	Significant Unobservable Input	Range
Corporate bonds	$752	Consensus pricing Discounted cash flow	Offered quotes Discount Rate	75 - 83 6%-20%
		Discounted cash flow Discounted cash flow Discounted cash flow	Illiquidity factor Contractual rate Default Probability	3% 5% 95%

Industrial revenue bond	$3,750	Discounted cash flow	Current yield/Discount rate	2%

Collateralized debt obligations	$247	Discounted cash flow	Discount rate	Libor +10.75% and 13%

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

Assets and Liabilities Measured on a Nonrecurring Basis

Valuation of Impaired Loans and Other Real Estate Owned

The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and liabilities measured at fair value on a nonrecurring basis are summarized below as of June 30, 2012:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Other real estate owned	$–	$–	$34,300
Other repossessed assets	–	265	–

Other real estate owned had a carrying amount of $46,385, less a valuation allowance of $12,085 as of June 30, 2012. Other repossessed assets are primarily comprised of repossessed vehicles and equipment and are measured at fair value as of the date of repossession.

Assets and liabilities measured at fair value on a nonrecurring basis are summarized below as of December 31, 2011:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Other real estate owned	$–	$–	$87,867
Other repossessed assets	–	261	–

Other real estate owned had a carrying amount of $95,557, less a valuation allowance of $7,690 as of December 31, 2011. Other repossessed assets are primarily comprised of repossessed vehicles and equipment and are measured at fair value as of the date of repossession.

Quantitative Information about Nonrecurring Level 3 Fair Value Measurements
(Dollars in thousands)	Fair Value at June 30, 2012	Valuation Technique(s)	Significant Unobservable Input	Range
OREO	34,300	Fair value of property	Appraised value less costs to sell	8% -10%

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

Carrying amount and estimated fair values of financial instruments were as follows:

	Fair Value Measurement
	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
June 30, 2012
Financial Assets
Cash and cash equivalents	$229,020	$229,020	$229,020	$–	$–
Trading securities	759	759	759	–	–
Investment securities available for sale	1,161,970	1,161,970	1,805	1,155,416	4,749
Loans, net	4,145,543	4,376,258	–	12,451	4,363,807
Receivable from FDIC	9,699	9,699	–	9,699	–
Indemnification asset	60,750	60,750	–	–	60,750
Federal reserve, federal home loan bank and independent bankers’ bank stock	41,375	41,375	–	–	41,375
Financial Liabilities
Noncontractual deposits	$3,065,238	$3,065,238	$–	$–	$3,065,238
Contractual deposits	1,914,990	1,912,349	–	–	1,912,349
Federal home loan bank advances	67,520	69,717	–	69,717	–
Short-term borrowings	49,717	49,715	–	49,715	–
Long-term borrowings	54,803	58,763	–	–	58,763
Subordinated debentures	85,734	93,296	–	–	93,296

December 31, 2011
Financial Assets
Cash and cash equivalents	$709,963	$709,963	$709,963	$–	$–
Trading securities	637	637	637	–	–
Investment securities available for sale	826,274	826,274	1,807	819,599	4,868
Loans, net	4,267,714	4,329,776	–	20,746	4,309,030
Receivable from FDIC	13,315	13,315	–	13,315	–
Indemnification asset	66,282	66,282	–	–	66,282
Federal reserve, federal home loan bank and independent bankers’ bank stock	38,498	38,498	–	–	38,498
Financial Liabilities
Noncontractual deposits	$2,935,748	$2,935,748	$–	$–	$2,935,748
Contractual deposits	2,189,436	2,186,869	–	–	2,186,869
Federal home loan bank advances	221,018	236,919	–	236,919	–
Short-term borrowings	54,533	54,531	–	54,531	–
Long-term borrowings	55,243	58,419	–	–	58,419
Subordinated debentures	84,858	93,845	–	–	93,845

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, receivable from FDIC, accrued interest receivable and payable, noncontractual demand deposits and certain short-term borrowings. As it is not practicable to determine the fair value of Federal Reserve, Federal Home Loan Bank stock, indemnification asset and other bankers’ bank stock due to restrictions placed on its transferability, the estimated fair value is equal to their carrying amount. Security fair values are based on market prices or

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

June 30, 2012 and December 31, 2011

(dollars and shares in thousands)

dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer including estimates of discounted cash flows when necessary. For fixed rate loans or contractual deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life, adjusted for the allowance for loan losses. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of long-term debt is based on current rates for similar financing.

The fair value of off-balance sheet items that includes commitments to extend credit to fund commercial, consumer, real estate construction and real estate-mortgage loans and to fund standby letters of credit is considered nominal.

Capital Bank Financial Corp.

Consolidated Financial Statements as of and for the Years Ended

December 31, 2011 and December 31, 2010, and for the Period from Inception through December 31, 2009

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of Capital Bank Financial Corp.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholder’s equity, and of cash flows present fairly, in all material respects, the financial position of Capital Bank Financial Corp. at December 31, 2011 and December 31, 2010, and the results of their operations and their cash flows for the years ending December 31, 2011 and 2010, and the period from November 30, 2009 (date of inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of TIB Financial Corp., a 98.7% owned subsidiary, as of and for the three months ending December 31, 2010, which statement reflects total assets (in thousands) of $1,756,866 as of December 31, 2010 and total net interest income after provision for loan losses (in thousands) of $12,030 for the three months then ended. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for the Company, is based solely on the report of the other auditors. We conducted our audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit and the report of other auditors provide a reasonable basis for our opinions.

/s/ PricewaterhouseCoopers LLP

Ft. Lauderdale, FL

April 10, 2012

CAPITAL BANK FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2010

(dollars and shares in thousands, except per share data)	2011	2010
Assets
Cash and due from banks	$87,637	$35,538
Interest-bearing deposits with banks	611,137	851,387
Federal funds sold	11,189	–

Total cash and cash equivalents	709,963	886,925

Trading securities	637	–
Investment securities available-for-sale (amortized cost $813,617 and $483,929 at December 31, 2011 and December 31, 2010, respectively)	826,724	479,466
Investment securities held-to-maturity (estimated fair value $250 at December 31, 2010)	–	250

Loans held for sale	20,746	9,690

Loans, net of deferred loan costs and fees	4,279,774	1,742,747
Less: Allowance for loan losses	34,749	753

Loans, net	4,245,025	1,741,994

Other real estate owned	168,781	70,817
Receivable from FDIC	13,315	46,585
Indemnification asset	66,282	91,467
Premises and equipment, net	160,294	44,078
Goodwill	113,644	36,724
Intangible assets, net	25,192	15,154
Deferred income tax asset, net	145,470	16,789
Accrued interest receivable and other assets	91,108	57,052

Total assets	$6,587,181	$3,496,991

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing demand	$683,258	$295,713
Time deposits	2,189,436	1,353,510
Money market	868,375	272,780
Savings	296,355	94,422
Negotiable order of withdrawal accounts	1,087,760	243,672

Total deposits	5,125,184	2,260,097

Federal Home Loan Bank advances	221,018	243,067
Short-term borrowings	54,533	61,969
Long-term borrowings	140,101	22,887
Accrued interest payable and other liabilities	55,435	27,735

Total liabilities	5,596,271	2,615,755

Shareholders’ Equity
Preferred stock $0.01 par value: 50,000 shares authorized, 0 shares issued	–	–
Common stock-Class A $0.01 par value: 200,000 shares authorized, 20,028 and 21,384 shares issued and outstanding	200	214
Common stock-Class B $0.01 par value: 200,000 shares authorized, 26,122 and 23,736 shares issued and outstanding	261	237
Additional paid in capital	890,628	865,673
Retained earnings	18,150	11,938
Accumulated other comprehensive income (loss)	7,167	(2,759)
Noncontrolling interest	74,504	5,933

Total shareholders’ equity	990,910	881,236

Total Liabilities and Shareholders’ Equity	$6,587,181	$3,496,991

The accompanying notes are an integral part of these financial statements.

CAPITAL BANK FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31, 2011, Year Ended December 31, 2010 and Period from November 30, 2009 (Inception) to December 31, 2009

(dollars in thousands, except per share amounts)	2011	2010	2009
Interest and dividend income
Loans, including fees	$205,185	$36,429	$–
Investment securities
Taxable interest income	18,203	2,640	–
Tax-exempt interest income	1,311	73	–
Dividends	126	–	–
Interest-bearing deposits in other banks	2,320	3,462	72
Federal Home Loan Bank stock	758	141	–
Federal funds sold	9	–	–

Total interest and dividend income	227,912	42,745	72

Interest expense
Deposits	28,704	4,656	–
Long-term borrowings	5,236	458	–
Federal Home Loan Bank advances	2,562	931	–
Borrowings	90	189	–

Total interest expense	36,592	6,234	–

Net interest income	191,320	36,511	72
Provision for loan losses	38,396	753	–

Net interest income after provision for loan losses	152,924	35,758	72

Noninterest income
Service charges on deposit accounts	13,385	1,992	–
Fees on mortgage loans originated and sold	2,791	449	–
Investment advisory and trust fees	1,438	354
FDIC indemnification asset accretion	7,627	736	–
Debit card income	6,281	382	–
Other income	4,551	527	–
Bargain purchase gain	–	15,175	–
Gain on extinguishment of debt	416	–	–
Investment securities gains, net	5,354	–	–
Other-than-temporary impairment losses on investments:
Gross impairment loss	(953)	–	–
Less: Impairments recognized in other comprehensive income	337	–	–

Net impairment losses recognized in earnings	(616)	–	–

Total noninterest income	41,227	19,615	–

Noninterest expense
Salaries and employee benefits	81,405	17,229	40
Net occupancy and equipment expense	29,493	4,629	–
Foreclosed asset related expense	12,776	701	–
Conversion expense	7,620	1,991	–
Professional fees	12,382	11,721	–
Impairment of intangible asset	2,872	–	–
Other expense	35,647	8,106	174

Total noninterest expense	182,195	44,377	214

Income (loss) before income taxes	11,956	10,996	(142)
Income tax expense (benefit)	4,434	(1,041)	(50)

Net income before attribution of noncontrolling interests	7,522	12,037	(92)
Net income attributable to noncontrolling interests	1,310	7	–

Net income attributable to Capital Bank Financial Corp.	$6,212	$12,030	$(92)

Basic and diluted income (loss) per share	$0.14	$0.31	$(0.01)

The accompanying notes are an integral part of these financial statements.

CAPITAL BANK FINANCIAL CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2011 and 2010 and Period From November 30, 2009 (Inception) to December 31, 2009

(dollars and shares in thousands)	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Equity
Balance, November 30, 2009 (Inception)	–	$–	–	$–	$–	$–	$–	$–	$–
Issuance of common stock	19,181	192	8,726	87	526,133				526,412
Net loss						(92)			(92)

Balance, December 31, 2009	19,181	192	8,726	87	526,133	(92)	–	–	526,320
Comprehensive income
Net income						12,030		7	12,037
Other comprehensive loss
Net market valuation adjustment on securities available for sale, net of $1,327 tax benefit
Other comprehensive loss							(2,759)	(29)	(2,788)

Comprehensive income									9,249

Issuance of common stock	2,203	22	15,010	150	339,540			–	339,712
Origination of noncontrolling interest								5,955	5,955

Balance, December 31, 2010	21,384	$214	23,736	$237	$865,673	$11,938	$(2,759)	$5,933	$881,236
Comprehensive income
Net income						6,212		1,310	7,522
Other comprehensive income
Net market valuation adjustment on securities available for sale							12,625	1,238	13,863
Less: reclassification adjustment for gains included in income							(2,699)	(260)	(2,959)

Other comprehensive income, net of tax expense of $6,729							9,926	978	10,904

Comprehensive income									18,426

Conversion of shares	(2,386)	(24)	2,386	24					–
Restricted stock grants	1,030	10			(10)			–	–
Stock based compensation					9,090			–	9,090
Origination of noncontrolling interest								70,599	70,599
Merger of TIB Bank, Capital Bank and GreenBank into Capital Bank,NA					1,577			(1,577)	–
Rights offering of subsidiaries and other stock issued					14,298			(2,739)	11,559

Balance, December 31, 2011	20,028	$200	26,122	$261	$890,628	$18,150	$7,167	$74,504	$990,910

The accompanying notes are an integral part of these financial statements.

CAPITAL BANK FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOW

Year Ended December 31, 2011, Year Ended December 31, 2010 and Period from November 30, 2009 (Inception) to December 31, 2009

(dollars in thousands)	2011	2010	2009
Cash flows from operating activities
Net income	$7,522	$12,037	$(92)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Accretion of acquired loans	(167,268)	(30,480)	–
Depreciation and amortization	4,226	(244)	–
Provision for loan losses	38,396	752	–
Deferred income tax (loss)	(14,973)	(159)	–
Net amortization of investment securities premium/discount	7,756	1,931	–
Write-down of investment securities	616	–	–
Net deferred loan costs	724	(216)	–
Net realized gains on sales of investment securities	(5,354)	–	–
Stock-based compensation expense	9,090	–	–
Gain on sales of OREO	(1,704)	–	–
OREO valuation adjustments	7,781	–	–
Other	163	–	–
Gain on extinguishment of debt	(416)	–	–
Gain on acquisition of banks	–	(15,175)	–
Mortgage loans originated for sale	(134,575)	(22,194)	–
Proceeds from sales of mortgage loans originated for sale	128,926	18,493	–
Fees on mortgage loans sold	(2,791)	–	–
Customer relationship impairment	2,872	–	–
Accretion of indemnification asset	(7,627)	(736)	–
Gain on sale of premises and equipment	(30)	–	–
Change in receivable from the FDIC	77,372	–	–
Change in accrued interest receivable and other assets	43,473	1,336	(50)
Change in accrued interest payable and other liabilities	(3,857)	(7,090)	441

Net cash (used in) operating activities	(9,678)	(41,745)	299

Cash flows from investing activities
Purchases of investment securities available for sale	(656,598)	(211,775)	–
Sales of investment securities available for sale	325,555	22,204	–
Repayments of principal and maturities of investment securities available for sale	389,868	87,173	–
Net cash acquired through acquisition of TIB Financial Corp.	–	54,665	–
Net cash acquired through acquisition of FNB	–	(29,751)	–
Net cash acquired through acquisition of Metro Bank	–	75,076	–
Net cash acquired through acquisition of Turnberry	–	57,279	–
Net cash acquired through acquisition of Capital Bank Corporation	27,955	–	–
Net cash acquired through acquisition of Green Bankshares Inc.	326,456	–	–
Net sales (purchase) of FHLB and Federal Reserve stock	4,759	(2,849)	–
Net (increase) decrease in loans	(21,340)	54,338	–
Purchases of premises and equipment	(25,244)	(1,277)	–
Proceeds from the sale of premises and equipment	110	–	–
Proceeds from sales of OREO	83,361	12,253	–

Net cash provided by investing activities	454,882	117,336	–

Cash flows from financing activities
Net increase in demand, money market and savings accounts	253,402	31,062	–
Net decrease in time deposits	(611,832)	(58,741)	–
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(23,322)	4,430	–
Net decrease in long-term repurchase agreements	–	(10,000)	–
Net decrease short-term FHLB advances	(30,000)	–	–
Repayments of long-term FHLB advances	(221,973)	(21,840)	–
Net proceeds from issuance of common shares	–	339,712	526,412
Net proceeds from common stock rights offerings, of subsidiaries	11,559	–	–

Net cash (used in) provided by financing activities	(622,166)	284,623	526,412

Net (decrease) increase in cash and cash equivalents	(176,962)	360,214	526,711

Cash and cash equivalents at beginning of period	886,925	526,711	–

Cash and cash equivalents at end of period	$709,963	$886,925	526,711

Supplemental disclosures of cash paid:
Interest paid	$56,537	$7,387	–
Income taxes	$10,086	$500	–
Supplemental disclosures of noncash transactions
Transfer of loans to OREO	$104,279	$20,009	–

The accompanying notes are an integral part of these financial statements.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

1.	Summary of Significant Accounting Policies

Principles of Consolidation and Nature of Operations

Capital Bank Financial Corp (“CBF” or the “Company”) (formerly known as North American Financial Holdings, Inc.) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiaries, Capital Bank, National Association (the “Bank” or “Capital Bank, N.A.”), formerly NAFH National Bank (“NAFH Bank”), TIB Financial Corp. (“TIBB”; parent company of Naples Capital Advisors, Inc. and TIB Bank, through April 29, 2011, the date TIB Bank was merged with and into Capital Bank, N.A.), Capital Bank Corporation (“CBKN”; parent company of Capital Bank, through June 30, 2011, the date Capital Bank was merged with and into Capital Bank, N.A.) and Green Bankshares Inc. (“GRNB”; parent company of GreenBank, through September 7, 2011, the date GreenBank was merged with and into Capital Bank, N.A.). Prior to the mergers of TIB Bank, Capital Bank and GreenBank with and into Capital Bank, N.A., these entities are collectively referred to as the Company’s subsidiary banks or the “Banks.” All significant inter-company accounts and transactions have been eliminated in consolidation. As of December 31, 2011 CBF had a total of one hundred forty-three full service banking offices located in Florida, North Carolina, South Carolina, Tennessee and Virginia.

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“US GAAP”). The following is a summary of the more significant of these policies.

Operating Segments

While the chief operating decision-makers monitor the revenue streams of the various products and services, the financial service operations are considered by management to be one reportable operating segment. Operations are managed and financial performance is evaluated on a Company-wide basis.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as presented in the financial statements. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change include the determination of the allowance for loan losses, including estimates of expected cash flows for impaired loans, determination of fair value, determination of impairment of financial instruments, goodwill and intangible assets and the determination of deferred income tax assets and liabilities. Changes in assumptions or in market conditions could significantly affect the fair value estimates. Due to the acquisitions discussed in more detail in Note 2—Acquisitions, the measurement of assets acquired and liabilities assumed at their estimated fair values represent material estimates which may be subject to change during the measurement period.

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash on hand and highly-liquid items with an original maturity of three months or less, including amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

(“FHLB”) and the Federal Reserve Bank of Atlanta (“FRB”). Within the investing activities section of the consolidated statement of cash flows, customer loan and deposit transactions and short term borrowings are reported on a net basis.

Marketable Equity Trading Securities

Marketable equity securities are recorded on a trade-date basis and are accounted for based on the securities’ quoted market prices from a national securities exchange. Those purchased with the intention of recognizing short-term profits are classified as trading and included in trading securities on our balance sheet. Both realized and unrealized gains and losses on trading securities are included in noninterest income.

Investment Securities and Other than Temporary Impairment

Investment securities which may be sold prior to maturity are classified as available for sale and are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the balance sheets. Investment securities where the Company has both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized using the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are realized on the trade date and determined using the specific identification method based on the amortized cost of the security sold.

Management regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds fair value, the duration of that market decline, the financial health of and specific prospects for the issuer(s) and our ability and intention with regard to holding the security. Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. In determining OTTI under accounting guidance, management considers many factors, including but not limited to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time. When OTTI occurs, the amount of the impairment recognized in earnings depends on whether management intends to sell the security or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If management intends to sell or it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the impairment is required to be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If management does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the impairment is separated into the amount representing the credit loss and the amount related to all other factors (i.e., changes in market interest rates, liquidity premiums, etc.). The amount of impairment related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the impairment related to other factors is recognized in other comprehensive income, net of applicable

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment. Future declines in the fair value of securities may result in impairment charges which may be material to the financial condition and results of operations of the Company.

Purchased Credit-Impaired Loans

The Company accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. The fair value of loan includes estimates related to expected prepayments and the amount and timing of expected principal, interest and other cash flows, exclusive of any loss share agreements with the FDIC. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired in a transfer, including business combinations and transactions similar to the acquisitions of TIBB, CBKN and GRNB, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. This guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the purchased credit-impaired loans using the effective yield method, provided that the timing and amount of future cash flows is reasonably estimable.

Accordingly, such loans are not classified as non-accrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

CBF has generally aggregated its PCI loans into pools of loans with common risk characteristics. Over the life of the acquired loans, the Company continues to estimate cash flows expected to be collected on each pool of loans. The Company periodically evaluates the relationship of any material changes in estimated future cash flows in contrast to changes in the recorded investment in the PCI loans, to determine the need to record a provision for loan losses, reverse any previous allowance for loan losses, or increase the accretable yield to be recognized prospectively. The impact of changes in variable interest rates is recognized prospectively as adjustments to interest income. The accounting pools of acquired loans are defined as of the date of acquisition of a portfolio of loans and are comprised of groups of loans with similar collateral types and credit risk. The Company evaluates at each balance sheet date whether the estimated cash flows and corresponding present value of its loans, determined using the effective interest rates, has decreased and if so, recognizes a provision for loan loss in its consolidated statement of income. For any increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life. For further discussion of the Company’s acquisitions and loan accounting, see Notes 2 and 5 to the consolidated financial statements, respectively.

Originated Loans and Acquired Non-PCI Loans

Originated loans that management has the intent and ability to hold are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Acquired non-PCI loans are initially reported at their acquisition date fair value. Subsequently, acquired non-PCI loans are reported

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

net of amortization or accretion of any applicable acquisition discount or premium and an allowance for loan losses. Interest income on originated and non-PCI acquired loans is reported on the interest method and includes amortization of net deferred loan fees, costs and any applicable acquisition discount or premium over the loan term. If the collectability of interest appears doubtful, the loan is classified as non-accrual.

Non-accrual Loans

The majority of loans are placed on non-accrual status when it is probable that principal or interest is not fully collectible, or generally when principal or interest becomes 90 days past due, whichever occurs first. Certain loans past due 90 days or more may remain on accrual status if management determines that it does not have concern over the collectability of principal and interest. Generally, when loans are placed on non-accrual status, accrued interest receivable is reversed against interest income in the current period. Interest payments received thereafter are generally applied as a reduction to the remaining principal balance as long as concern exists as to the ultimate collection of the principal. Loans are generally removed from non-accrual status when they become current as to both principal and interest and concern no longer exists as to the collectability of principal and interest. CBF’s policies related to when loans are placed on non-accrual status conform to guidelines prescribed by bank regulatory authorities.

FDIC Indemnification Asset

Pursuant to purchase and assumption agreements with the FDIC, the Bank has entered into loss share agreements in which the FDIC will reimburse the Company for certain amounts related to certain acquired loans and other real estate owned should the Company experience a loss. An indemnification asset is recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk.

Subsequent to initial recognition, the indemnification asset continues to be measured on the same basis as the related indemnified loans and the loss share receivable is impacted by changes in estimated cash flows associated with these loans. Deterioration in the credit quality on expected cash flows of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the indemnification asset, with the offset recorded through the consolidated statement of income. Increases in the credit quality or cash flows of loans (reflected as an adjustment to yield and accreted into income over the remaining life of the loans) decrease the basis of the indemnification asset, with such decrease being amortized into income over 1) the life of the loan or 2) the life of the shared loss agreements, whichever is shorter. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset. Fair value accounting incorporates into the fair value of the indemnification asset an element of the time value of money, which is accreted back into income over the life of the shared loss agreements.

Upon the determination of an incurred loss the indemnification asset will be reduced by the amount owed by the FDIC. A corresponding claim receivable is recorded until cash is received from the FDIC.

Loans Held for Sale

Certain residential fixed rate mortgage loans originated by the Company are sold servicing released to third parties immediately. Certain of these sales are subject to temporary recourse provisions. The recourse provisions may require the repurchase of the outstanding balance of loans which default within a limited

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

period of time subsequent to the sale of the loan. The recourse periods vary by investor and extend up to seven months subsequent to the sale of the loan. All origination fees are recognized as income at the time of the sale. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Allowance for Loan Losses

The Company maintains an allowance for loan losses to absorb losses incurred in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated incurred losses inherent in the portfolio of loans held for investment. The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of charge offs, net of recoveries. The Company’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formulaic allowance and the specific allowance for impaired loans.

Management develops and documents its systematic methodology for determining the allowance for loan losses by first dividing its portfolio into segments—commercial mortgage, residential mortgage, construction and vacant land, commercial and agricultural, indirect auto, home equity and other consumer loans. The Company further divides the portfolio segments into classes based on initial measurement attributes, risk characteristics or its method of monitoring and assessing credit risk.

The classes for the Company are as follows:

•	Commercial mortgage—owner occupied, office building, hotel or motel, guest houses, retail, multi-family, farmland, and other;

•	Residential mortgage—primary residence, second residence and investment;

•	Construction and vacant land;

•	Commercial and agricultural;

•	Indirect auto—prime and sub-prime;

•	Home equity; and

•	Other consumer.

Other than for purchased credit-impaired loans (discussed below), the allowance for loan losses is calculated by applying loss factors to outstanding loans. It is the Company’s policy to use loss factors based on historical loss experience which may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. The Company has limited historical loss experience on newly originated loans and the historical loss information available relating to the portfolios of acquired loans are considered by management to be irrelevant to newly originated loans due to differences in underwriting criteria and loan type. Accordingly, the Company currently is utilizing FDIC industry loss rates as the Bank begins to develop relevant historical loss information as the basis for determining loss factors to apply to outstanding loans. The Company derives the loss factors for all segments from pooled loan loss factors. Such pooled loan loss factors (for loans not individually graded) are based on expected net charge off ranges. Loan loss factors, which are used in determining the allowance, are adjusted quarterly primarily based upon the changes in the level of historical net charge offs and parameter updates by management. Management estimates probable incurred losses in the portfolio based on a historical loss look-back period. The look-back period is representative of management’s consideration of relevant historical loss experience.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Furthermore, based on management’s judgment, the Company’s methodology permits adjustments to any loss factor used in the computation of the allowance for significant factors, which affect the collectability of the portfolio as of the evaluation date, but are not reflected in the loss factors. By assessing the probable estimated incurred losses in the loan portfolio on a quarterly basis, management is able to adjust specific and inherent loss estimates based upon the most recent information that has become available. This includes changing the number of periods that are included in the calculation of the loss factors and adjusting qualitative factors to be representative of the current economic cycle impacting the portfolio. Updates of the loss confirmation period are done when significant events cause management to reexamine data. At December 31, 2011, the majority of the Company’s loans are purchased credit-impaired loans. Estimates of cash flows expected to be collected for purchased credit-impaired loans are updated each reporting period. If the Company has unfavorable changes in its estimates of cash flows expected to be collected for a loan pool (other than due to decreases in interest rate indices) which result in the present value of such cash flows being less than the recorded investment of the pool, the Company records a provision for loan losses, resulting in an increase in the allowance for loan losses for that pool.

The Company individually evaluates for impairment larger commercial and agricultural, construction and vacant land, and commercial mortgage loans. Residential mortgage and consumer loans are not individually evaluated for impairment unless they become delinquent and exceed $500 in recorded investment or represent troubled debt restructurings. Loans are considered impaired when the individual evaluation of current information regarding the borrower’s financial condition, loan collateral, and cash flows indicates that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including interest payments. Impaired loans are carried at the lower of the recorded investment in the loan, the present value of expected future cash flows discounted at the loan’s effective rate, the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. Excluded from the impairment analysis are large groups of smaller balance homogeneous loans such as consumer, indirect auto and residential mortgage loans, which are evaluated on a pool basis. The Company’s policy for recognition of interest income, charge offs of loans, and application of payments on impaired loans is the same as the policy applied to non-accrual loans.

Significant risk characteristics considered in estimating the allowance for credit losses include the following:

•	Commercial and agricultural—industry specific economic trends and individual borrower financial condition;

•

Construction and vacant land, farmland and commercial mortgage loans—type of property (i.e., residential, commercial, industrial) and geographic concentrations and risks and individual borrower financial condition; and

•	Residential mortgage, indirect auto and consumer—historical charge-offs and current trends in borrower’s credit, property collateral, and loan characteristics.

Loans are charged off in whole or in part when they are considered to be uncollectible. For commercial and agricultural, construction and vacant land and commercial mortgage loans, they are generally considered uncollectible based on an evaluation of borrower financial condition as well as the value of any collateral. For residential mortgage and consumer loans, this is generally based on past due status as discussed above, as well as an evaluation of borrower creditworthiness and the value of any collateral. Recoveries of amounts previously charged off are recorded as a recovery to the allowance for loan losses.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Premises and Equipment

Land is carried at cost. Premises and equipment are reported at cost less accumulated depreciation. For financial reporting purposes, premises and equipment are depreciated using the straight-line method over their estimated useful lives. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. For Federal income tax reporting purposes, depreciation is computed using primarily accelerated methods.

Operating Leases

Rent expense for the Company’s operating leases is recorded on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured. It is common for lease agreements to contain various provisions for items such as step rent or other escalation clauses and lease concessions, which may offer a period of no rent payment. These types of items are considered by the Company and are recorded into expense on a straight line basis over the minimum lease terms. Certain leases require the Company to pay property taxes, insurance and routine maintenance.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are initially recorded at the lesser of their recorded investment or fair value less cost to sell when acquired, establishing a new cost basis. If fair value subsequently declines, a valuation allowance is recorded through expense so that the asset is reported at the lower of cost or fair value less cost to sell. Costs incurred after acquisition are generally expensed.

Goodwill and Other Intangible Assets

Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Other intangible assets include core deposit base premiums, customer relationship intangibles and mortgage servicing rights arising from acquisitions and are initially measured at fair value. Long-lived intangible assets with definite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such an asset is determined to be impaired when comparing undiscounted future cash flows to net book value, the impairment loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. The primary estimates which would be inherent in the impairment evaluation include fair market value, general market conditions, and projections of future operating results.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Company Owned Life Insurance

The Company owns life insurance policies on certain current and former directors and employees of its subsidiaries. These policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement, if applicable.

Income Taxes

Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. As of December 31, 2011, management considered the need for a valuation allowance and based upon its assessment of the relative weight of the positive and negative evidence available at the time of the analysis, concluded that a valuation allowance was not necessary.

Earnings (Loss) Per Common Share

Basic earnings per share is net income attributable to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options and unvested restricted shares computed using the treasury stock method.

Earnings per share have been computed based on the following for the periods ended:

	Year Ended December 31, 2011	Year Ended December 31, 2010	Period Ended December 31, 2009
Weighted average number of common shares outstanding:
Basic	45,122	38,206	8,244
Dilutive effect of options outstanding	–	–	–
Dilutive effect of restricted shares	262	–	–
Diluted	45,384	38,206	8,244

The dilutive effect of stock options and unvested restricted shares are the only common stock equivalents for purposes of calculating diluted earnings per common share.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Weighted average anti-dilutive stock options and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Year Ended December 31, 2011	Year Ended December 31, 2010	Period Ended December 31, 2009
Anti-dilutive stock options	1,783	–	–
Anti-dilutive restricted shares	–	–	–

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized lending and borrowing transactions, respectively, and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is regularly monitored, and additional collateral is obtained, provided or requested to be returned as appropriate.

Loss Contingencies and Loss Share True-up Liabilities

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are currently any such matters that will have a material effect on the financial statements. Loss share true-up liabilities are recorded at fair value with the change in fair value recorded as other non-interest expense.

Contingent Value Rights

In connection with the Company’s acquisitions of CBKN and GRNB, each existing shareholder as of the date immediately preceding the respective investment agreement was issued one contingent value right (“CVR”) per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of the respective loan portfolios. A single CVR was issued for each of the 12,878 and 13,274 shares of CBKN and GRNB common stock outstanding at such times, respectively, for maximum potential payments of $9,658 and $9,956, to CBKN and GRNB shareholders, respectively. Holders of CVRs will be entitled to payment provided that the credit losses from each respective loan portfolio do not exceed amounts stipulated in the CVR agreements ($103,000 for CBKN and $178,000 for GRNB). As of December 31, 2011, the related credit losses incurred had not exceeded the stipulated amounts.

Although the Company could in the future become obligated to make payments with respect to the CVRs issued in connection with the acquisition of CBKN, as of the acquisition date, the Company estimated that the CVRs issued in connection with the acquisition of CBKN had a fair value of $0 based on its estimate of credit losses on the existing loan portfolio over the five-year life of these instruments. As of the acquisition date, the Company estimated that the CVRs issued in connection with the acquisition of GRNB had a fair

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

value of approximately $520 based on its estimate of credit losses on the existing loan portfolio over the five-year life of these instruments. Subsequent to the date of acquisition, any changes in the fair value of the CVRs will be recorded as other non-interest expense. As of December 31, 2011, changes in estimated credit losses have not had an impact on the fair values of the CVRs.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 19—Fair Value. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market confirmation could significantly affect these estimates.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 amended guidance on the annual goodwill impairment test performed by the Company. Under the amended guidance, the Company will have the option to first assess qualitative factors to determine whether it is necessary to perform a two-step impairment test. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than the carrying value, the quantitative impairment test is required. If the Company believes the fair value of a reporting unit is greater than the carrying value, no further testing is required. A company can choose to perform the qualitative assessment on some or none of its reporting entities. The amended guidance includes examples of events and circumstances that might indicate that a reporting unit’s fair value is less than its carrying amount. These include macro-economic conditions such as deterioration in the entity’s operating environment, entity-specific events such as declining financial performance, and other events such as an expectation that a reporting unit will be sold. The amended guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.

However, an entity can choose to early adopt even if its annual test date is before the issuance of the final standard, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. The adoption of ASU 2011-08 will not have an impact on the Company’s consolidated financial condition or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current guidance by (i) eliminating the option to present components of other comprehensive income (OCI) as part of the statement of changes in shareholders’ equity, (ii) requiring the presentation of each component of net income and each component of OCI either in a single continuous statement or in two separate but consecutive statements, and (iii) requiring the presentation of reclassification adjustments on the face of the statement. The amendments of ASU 2011-05 do not change the option to present components of OCI either before or after related income tax effects, the items that must be reported in OCI, when an item of OCI should be reclassified to net income, or the computation of earnings per share (which continues to be based on net income). In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05. ASU 2011-12 defers the requirement that companies present reclassification adjustments for each component of accumulated other comprehensive income in both net income and other comprehensive

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

income on the face of the financial statements. Reclassifications out of accumulated other comprehensive income are to be presented either on the face of the financial statement in which other comprehensive income is presented or disclosed in the notes to the financial statements. Reclassification adjustments into net income need not be presented during the deferral period. This action does not affect the requirement to present items of net income, other comprehensive income and total comprehensive income in a single continuous or two consecutive statements. ASU 2011-12 and ASU 2011-05 are effective for interim and annual periods beginning on or after December 15, 2011 for public companies, with early adoption permitted and retrospective application required. The adoption of ASU 2011-05 and ASU 2011-12 will not have an impact on the Company’s consolidated financial condition or results of operations but will alter disclosures.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The amended guidance of ASU 2011-04 (i) clarifies how a principal market is determined, (ii) establishes the valuation premise for the highest and best use of nonfinancial assets, (iii) addresses the fair value measurement of instruments with offsetting market or counterparty credit risks, (iv) extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and (v) requires additional disclosures including transfers between Level 1 and Level 2 of the fair value hierarchy, quantitative and qualitative information and a description of an entity’s valuation process for Level 3 fair value measurements, and fair value hierarchy disclosures for financial instruments not measured at fair value. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of ASU 2011-04 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables. The new guidance amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. Management is currently evaluating the impact the new guidance will have on the consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

2.	Business Combinations and Acquisitions

FDIC-Assisted Purchase and Assumption of Assets and Liabilities of First National Bank of the South, Metro Bank of Dade County and Turnberry Bank

The Bank entered into three purchase and assumption agreements with loss share arrangements with the FDIC as receiver during 2010. As part of these agreements, the FDIC also granted the Bank an option to purchase at appraised value the premises, furniture, fixtures, and equipment of the acquired institutions and assume the leases associated with these offices.

On July 16, 2010 (the “Transaction Date”), the Bank acquired certain assets, assumed all of the deposits, and assumed certain other liabilities of First National Bank of the South (“FNB”), Metro Bank of Dade County (“Metro”) and Turnberry Bank (“Turnberry”) from the FDIC in whole-bank acquisitions.

Each acquisition was accounted for separately under the purchase method of accounting. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values. Identifiable intangible assets, including goodwill, core deposit intangible assets, customer relationships, trade names and mortgage servicing rights, were recorded at fair value. Because the fair value of assets acquired and intangible assets created as a result of the acquisitions exceeded the fair value of liabilities assumed on the Metro Bank and Turnberry acquisitions, the Company recorded gains resulting from the acquisitions in its consolidated statements of income for the year ended December 31, 2010. These gains totaled $15,175. As the fair value of consideration paid in the FNB acquisition exceeded the estimated fair value of net assets acquired, goodwill of $6,725 was recorded.

Certain loans and other real estate owned acquired in these acquisitions are covered by loss share agreements between the Bank and the FDIC which afford the Bank significant protection against future losses. Under the agreements, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned up to certain thresholds presented in the following table. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on nonresidential loans is five years and the Bank reimbursement to the FDIC for a total of eight years for recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. As part of the acquisition, the Bank has recorded an indemnification asset that represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed. The indemnification asset at December 31, 2011 and December 31, 2010 was $66,282 and $91,467, respectively. The following table presents the value of the indemnification asset at the acquisition date.

	Loss Threshold	80% of Loss Threshold	Value of Indemnification Asset
FNB	$123,000	$98,400	$71,386
Metro	81,000	64,800	44,191
Turnberry	28,000	22,400	21,739

	$232,000	$185,600	$137,316

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

The Bank has agreed to make a true-up payment, also known as clawback liability, to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses fail to reach expected levels, not to exceed ten years from the Transaction Date. The estimated fair value of the true-up payment as of December 31, 2011 and December 31, 2010 was $1,090 and $979, respectively.

The acquired assets and liabilities are presented in the following table at fair value at the acquisition date.

	FNB as Originally Reported	Remeasurement Period Adjustments	Revised FNB	Metro	Turnberry	Total
Assets
Cash	$64,728	$–	$64,728	$79,267	$40,353	$184,348
Investment securities	40,564	–	40,564	30,333	3,495	74,392
Loans	389,603	–	389,603	226,826	152,125	768,554
Other real estate owned	20,832	–	20,832	7,547	5,439	33,818
Goodwill	6,616	109	6,725	–	–	6,725
Core deposit and other intangible assets	2,214	–	2,214	1,400	600	4,214
Indemnification asset	71,386	–	71,386	44,191	21,739	137,316
Other assets	6,315	(109)	6,206	3,921	4,392	14,519

Total assets	602,258	–	602,258	393,485	228,143	1,223,886

Liabilities
Interest-bearing deposits	409,614	–	409,614	263,110	161,209	833,933
Noninterest-bearing deposits	38,718	–	38,718	73,271	14,192	126,181
Borrowings	57,579	–	57,579	31,981	59,024	148,584
Other liabilities	1,868	–	1,868	10,312	6,089	18,269

Total liabilities	507,779	–	507,779	378,674	240,514	1,126,967

Net assets acquired	94,479	–	94,479	14,811	(12,371)	96,919
Consideration paid (received)	94,479	–	94,479	4,191	(16,926)	81,744

Gains on acquisitions of banks	$–	$–	$–	$10,620	$4,555	$15,175

As these acquisitions are FDIC-assisted purchases and assumptions of assets and liabilities of failed institutions, the presentation of pro forma information of the acquired institutions is impracticable.

CBF Investment in TIBB

On September 30, 2010, the Company acquired a controlling interest in TIBB for aggregate consideration of $175,000. The consideration was comprised of approximately $162,840 in cash and approximately $12,160 in the form of the contribution to TIBB of all 37,000 shares of preferred stock issued by TIBB to the United States Department of the Treasury under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program and the related warrant to purchase shares of TIBB’s Common Stock which the Company purchased directly from the Treasury.

Immediately following the acquisition, the Company controlled 98.7% of the voting securities of TIBB. Identifiable intangible assets, including goodwill, core deposit intangible assets, customer relationships and trade names were recorded at fair value. As the fair value of consideration paid in the TIBB acquisition exceeded the estimated fair value of net assets acquired, nondeductible goodwill of $29,999 was recorded.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

The following table summarizes the acquisition:

September 30, 2010
Fair value of assets acquired
Cash and cash equivalents	$229,665
Securities available for sale	309,320
Loans	1,017,842
Goodwill	29,999
Core deposit and other intangible assets	11,770
Other real estate owned	29,531
Bank officer life insurance—cash surrender value	10,842
Premises and equipment	43,632
Other assets	54,582

Total assets acquired	1,737,183

Fair value of liabilities assumed
Deposits	1,327,663
Long-term debt and other borrowings	208,783
Other liabilities	22,239

Total liabilities assumed	1,558,685

Net assets	178,498
Less: Noncontrolling interest at fair value	5,955

172,543
Underwriting, due diligence and legal costs	2,457

Purchase consideration	$175,000

There were no indemnification assets associated with this business combination, nor were there any contingent consideration assets or liabilities to be recognized.

CBF Investment in Capital Bank Corporation

On January 28, 2011, CBKN completed the issuance and sale of 71,000 shares of its common stock to the Company for gross proceeds of $181,050 in cash, less $750 of the Company’s expenses which were reimbursed by CBKN. As a result of this investment and the Rights Offering on March 11, 2011, the Company currently owns approximately 83% of CBKN’s common stock. In connection with the Company’s investment in CBKN, each shareholder as of January 27, 2011 received one contingent value right per share (“CVR”) that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of CBKN’s then existing loan portfolio as of November 3, 2010.

Also in connection with the Company’s investment, the Company repurchased CBKN’s Series A Preferred Stock and warrant to purchase shares of common stock issued by CBKN to the U.S. Treasury in connection with the TARP. Following the repurchase, the Series A Preferred Stock and warrant are no longer outstanding, and accordingly, CBKN is no longer subject to the restrictions imposed by the terms of the Series A Preferred Stock or certain regulatory provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”) that are imposed on TARP recipients.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Pursuant to the Company’s investment, shareholders as of January 27, 2011 received non-transferable rights to purchase a number of shares of CBKN’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to certain limitations.

CBKN issued 1,613 shares of common stock in exchange for $4,113 upon completion of the Rights Offering on March 11, 2011. Direct offering costs of $300 were recorded as a reduction to the proceeds of the Rights Offering.

Also in connection with the closing of the investment, CBKN amended its Supplemental Executive Retirement Plan (the “Executive Plan” or “SERP”) to waive, with respect to unvested amounts only, any change in control provision and corresponding entitlement to change in control benefits that would otherwise be triggered by the Company’s investment or any subsequent transaction or series of transactions that result in an affiliate of the Company holding CBKN’s outstanding voting securities or total voting power. On January 28, 2011, CBKN received written waivers from each of the participants in the Executive Plan pursuant to which such executives waived the previously described change in control benefits under the SERP and the accelerated vesting of their outstanding unvested stock options in connection with the transactions contemplated by the Company’s investment. Cash payments made to participants in the Executive Plan upon change in control related to vested benefits totaled $1,119. The Supplemental Retirement Plan for Directors was not amended, and cash payments made to participants upon change in control pursuant to terms of this plan totaled $3,156.

Identifiable intangible assets, including goodwill, core deposit intangible assets, a trade name and mortgage servicing rights were recorded at fair value. As the fair value of consideration paid in the CBKN acquisition exceeded the estimated fair value of net assets acquired, nondeductible goodwill of $50,093 was recorded.

The following table summarizes the CBF Investment and the Company’s opening balance sheet adjusted to fair value:

(Dollars in thousands)	Originally Reported as of Jan. 28, 2011	Measurement Period Adjustments	Revised as of Jan. 28, 2011
Fair value of assets acquired:
Cash and cash equivalents	$208,255	$–	$208,255
Investment securities	225,336	–	225,336
Mortgage loans held for sale	2,569	–	2,569
Loans	1,135,164	(30,701)	1,104,463
Goodwill	30,994	19,099	50,093
Other intangible assets	5,004	–	5,004
Deferred tax asset	55,391	11,118	66,509
Other assets	66,663	(613)	66,050

Total assets acquired	1,729,376	(1,097)	1,728,279

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

(Dollars in thousands)	Originally Reported as of Jan. 28, 2011	Measurement Period Adjustments	Revised as of Jan. 28, 2011
Fair value of liabilities assumed:
Deposits	1,351,467	–	1,351,467
Borrowings	123,837	–	123,837
Subordinated debt	19,392	475	19,867
Other liabilities	10,595	(1,572)	9,023

Total liabilities assumed	1,505,291	(1,097)	1,504,194

Net assets acquired	224,085	–	224,085
Less: non-controlling interest at fair value	(43,785)	–	(43,785)

	180,300	–	180,300
Underwriting and legal costs	750	–	750

Purchase price	$181,050	$–	$181,050

The above estimated fair values of assets and liabilities assumed are based on the information that was available during the measurement period. The Company believes that information provide a reasonable basis for estimating the fair values.

CBF Investment in Green Bankshares Inc.

On September 7, 2011, GRNB completed the issuance and sale of 119,900 shares of its common stock to the Company for gross consideration of $217,019 less $750 of the Company’s expenses which were reimbursed by GRNB. The total consideration was comprised of $147,600 of cash and the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by Green Bankshares to the U.S. Treasury in connection with the TARP which were repurchased by the Company and contributed to GRNB at fair value of $68,700 as a component of the Company’s investment consideration. Subsequently, GRNB cancelled the Series A Preferred Stock. In connection with the Company’s Investment, each GRNB shareholder as of September 6, 2011 received one CVR per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBank’s then existing loan portfolio as of May 5, 2011.

As a result of the Company’s investment, the Company now owns approximately 90% of the voting securities of the GRNB and followed the business combination guidance and applied “acquisition accounting.” Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. As part of the valuation, intangible assets and contingent liabilities were identified and a fair value was determined as required by the accounting guidance for business combinations. Identifiable intangible assets, including goodwill, core deposit intangible assets and mortgage servicing rights were recorded at fair value. As the fair value of consideration paid in the GRNB acquisition exceeded the estimated fair value of net assets acquired, nondeductible goodwill of $26,825 was recorded.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

The following table summarizes the Company’s investment and GRNB’s opening balance sheet as of September 7, 2011 adjusted to fair value:

(Dollars in thousands)	Originally Reported as of Sept. 7, 2011	Measurement Period Adjustments	Revised as of Sept. 7, 2011
Fair value of assets acquired:
Cash and cash equivalents	$542,725	$–	$542,725
Investment securities	176,466	(2,278)	174,188
Loans	1,344,184	(1,386)	1,342,798
Goodwill	19,032	7,793	26,825
Premises and equipment	72,261	(607)	71,654
Other intangible assets	12,118	–	12,118
Deferred tax asset	53,407	1,235	54,642
Other assets	142,836	(2,027)	140,809

Total assets acquired	2,363,029	2,730	2,365,759

Fair value of liabilities assumed:
Deposits	1,872,050	–	1,872,050
Long term debt and other borrowings	229,345	1,807	231,152
Other liabilities	18,551	923	19,474

Total liabilities assumed	2,119,946	2,730	2,122,676

Net assets acquired	243,083	–	243,083
Less: non-controlling interest at fair value	(26,814)	–	(26,814)

	216,269	–	216,269
Underwriting and legal costs	750	–	750

Purchase price	$217,019	$–	$217,019

Goodwill represents the excess of purchase price over the fair value of acquired net assets. This acquisition was nontaxable and, as a result, there is no tax basis in the resulting goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes.

Other than goodwill, the only other intangible asset identified as part of the valuation of Green Bankshares was the Core Deposit Intangible (“CDI”) which is amortized as noninterest expense on a straight line basis over its estimated life which is an eight year period.

In connection with the GRNB acquisition, the Company is a party to a number of asserted legal claims. At the present time, management has determined that each is in preliminary stages including awaiting discovery and proceedings. Accordingly, management has concluded that ranges of reasonably estimable possible losses cannot yet be established. The Company intends to vigorously defend itself from the claims.

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available to make preliminary estimates of the fair value. While the Company believes that information provides a reasonable basis for estimating the fair values, it expects to obtain additional information and evidence during the measurement period (not to exceed one year from the acquisition date) that may result in changes to the estimated fair value amounts.

Thus, the provisional measurements of fair value reflected are subject to change as other confirming events occur including the receipt and finalization of updated appraisals. Such changes could be significant. The

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date. Subsequent adjustments, if any, will be retrospectively reflected in future filings.

Bank Mergers

On April 29, 2011, TIB Bank was merged with and into the Bank, with the Bank as the surviving entity. Pursuant to the merger agreement dated April 27, 2011, between the Bank and TIB Bank, TIBB exchanged its 100% ownership interest in TIB Bank for an approximately 53% ownership interest in the surviving combined entity, the Bank.

On June 30, 2011, Capital Bank was merged with and into the Bank, with the Bank as the surviving entity. In connection with the transaction, the Bank also changed its name to Capital Bank, N.A. As a result of the bank merger, Capital Bank Corporation owned approximately 38% of the Bank, with CBF having a direct ownership of 29% and TIBB owning the remaining 33%. On September 7, 2011, GreenBank, a wholly-owned subsidiary of Green Bankshares Inc., an affiliated bank holding company in which CBF has a 90% ownership interest, was merged with and into the Bank. Subsequently, and as a result of those transactions, the Company’s ownership interest in the Bank was reduced to approximately 21%. At December 31, 2011, the Company’s net investment of $200.8 million in the Bank was recorded in the Consolidated Balance Sheet.

Pro Formas

The following table reflects the pro forma total net interest income, non interest income and net loss for periods presented as though the acquisition of CBKN, GRNB, and TIBB had taken place at the beginning of each period. The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition actually taken place on the first day of the respective periods, nor of future results of operations.

	Pro Forma (unaudited) Year Ended December 31,
	2011	2010	2009
Net interest income	$248,055	$203,949	$174,866
Non-interest income	$69,862	$77,078	55,205
Net loss	$(33,401)	$(182,929)	$(219,150)

3.	Cash and Due from Banks

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements. At December 31, 2011, the reserve requirement balance for the Bank was $39,045 and the clearing balance requirement was $500.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

4.	Investment Securities

The amortized cost, estimated fair value and the related gross unrealized gains and losses recognized in accumulated other comprehensive income of investment securities held to maturity and available for sale at December 31, 2011 and December 31, 2010 are presented below:

	December 31, 2011
Available for Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
States and political subdivisions—tax-exempt	$31,552	$2,694	$1	$34,245
States and political subdivisions—taxable	7,216	486	–	7,702
Marketable equity securities	1,796	11	–	1,807
Mortgage-backed securities—residential issued by government sponsored entities	759,565	11,089	749	769,905
Mortgage-backed securities—residential private label	5,799	57	129	5,727
Industrial revenue bond	3,750	–	–	3,750
Corporate bonds	3,384	–	124	3,260
Collateralized debt obligations	555	32	259	328

	$813,617	$14,369	$1,262	$826,724

	December 31, 2010
Held to Maturity	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Foreign government	$250	$–	$–	$250

	$250	$–	$–	$250

	December 31, 2010
Available for Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$49,497	$18	$382	$49,133
States and political subdivisions—tax-exempt	5,918	2	128	5,792
States and political subdivisions—taxable	9,540	41	227	9,354
Marketable equity securities	102	–	28	74
Mortgage-backed securities—residential issued by government sponsored entities	415,961	948	4,696	412,213
Corporate bonds	2,104	1	–	2,105
Collateralized debt obligations	807	–	12	795

	$483,929	$1,010	$5,473	$479,466

Proceeds from sales and calls of securities available for sale were $402,476 for the year ended December 31, 2011. Gross gains of approximately $5,386 were realized on these sales and calls during the year ended December 31, 2011.

The Company owns a collateralized debt obligation collateralized by trust preferred securities issued primarily by banks and several insurance companies. Valuation and measurement of OTTI of this

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

investment falls under ASC 325-40, Beneficial Interests in Securitized Financial Assets. The Company compares the present value of expected cash flows to the previous estimate to ensure there are no adverse changes in the expected cash flows. The Company utilizes a discounted cash flow valuation model which considers the structure and term of the CDO and the financial condition of the underlying issuers. Specifically, the model details interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes. The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults by issuers of the underlying trust preferred securities. Assumptions used in the model include expected future default rates. Interest payment deferrals are generally treated as defaults even though they may not actually result in defaults. Management engaged an independent third party valuation firm to estimate the fair value and credit loss potential of this security. Based upon this analysis, as of December 31, 2011, management concluded that $237 of the decline in value met the definition of other than temporary impairment under generally accepted accounting principles because credit losses had been incurred.

The Company owns shares of common stock in a publicly owned real estate financing and asset management holding company. As of December 31, 2011, the fair value of the Company’s investment in such equity securities had not exceeded its cost basis since June 10, 2011 and the average trading volume over the same period would not support liquidation of the investment. Based on the decline in fair value and lack of trading volume, management determined the equity securities to have experienced OTTI as of December 31, 2011. Management recognized the $37 impairment, defined as the difference between the cost basis and fair value, in earnings and reported the security at fair value.

The Company owns an investment in trust preferred securities of a community bank with a par value of $1,000. During the fourth quarter of 2011, the board of directors of the bank authorized the execution of a Prompt Corrective Action Directive issued by the Board of Governors of the Federal Reserve System. The Directive informed the bank it falls within the “critically undercapitalized” capital category for purposes of the prompt corrective action provisions of Section 38 of the Federal Deposit Insurance Act.

Based on the adverse change in the regulatory environment of the issuer and significant concerns with noncompliance with statutory capital requirements, management determined the bond to have OTTI as of December 31, 2011. the Bank engaged three fixed income brokers to provide indicators of value of the fair market value of the bond.

Based on the fair value considerations provided by the Company’s fixed income brokers and factors that raise significant concerns about the issuer’s ability to continue as a going concern, management estimated the fair market value at 3.8% of par value. The resulting $342 impairment was charged through earnings as of December 31, 2011.

The table below presents a rollforward of the credit losses recognized in earnings for the year ended December 31, 2011. The Company had no OTTI in the year ended December 31, 2010 and owned no securities in the year ended December 31, 2009:

(Dollars in thousands)	Year Ended Dec. 31, 2011
Beginning balance	$–
Additions/subtractions
Credit losses recognized during the period	616

Ending balance, December 31, 2011	$616

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

The estimated fair value of investment securities available for sale at December 31, 2011 by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Estimated Fair Value	Yield
Due in one year or less	$698	2.72%
Due after one year through five years	3,222	1.65%
Due after five years through ten years	10,670	4.24%
Due after ten years	34,695	4.64%
Mortgage-backed securities—residential	775,632	2.34%

	$824,917	2.46%

Marketable equity securities	1,807

	$826,724

Securities with unrealized losses not recognized in income, and the period of time they have been in an unrealized loss position, are as follows:

	Less than 12 Months		12 Months or Longer		Total
December 31, 2011	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
States and political subdivisions—tax-exempt	$301	$1	$–	$–	$301	$1
Mortgage-backed securities—residential	102,057	878	–	–	102,057	878
Corporate bonds	2,019	124	–	–	2,019	124
Collateralized debt obligation	–	–	246	259	246	259

Total temporarily impaired	$104,377	$1,003	$246	$259	$104,623	$1,262

	Less than 12 Months		12 Months or Longer		Total
December 31, 2010	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$20,725	$382	$–	$–	$20,725	$382
States and political subdivisions—tax-exempt	5,191	128	–	–	5,191	128
States and political subdivisions—taxable	8,198	227	–	–	8,198	227
Marketable equity securities	74	28	–	–	74	28
Mortgage-backed securities—residential	255,676	4,696	–	–	255,676	4,696
Collateralized debt obligation	795	12	–	–	795	12

Total temporarily impaired	$290,659	$5,473	$–	$–	$290,659	$5,473

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

As of December 31, 2011, the Company’s security portfolio consisted of 159 securities, 18 of which were in an unrealized loss position. As of December 31, 2010, the Company’s security portfolio consisted of 106 securities, 77 of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s mortgage-backed securities.

The majority of the mortgage-backed securities at December 31, 2011 and all of the mortgage-backed securities at December 31, 2010, were issued by U.S. government-sponsored entities and agencies, institutions which the government has affirmed its commitment to support. Unrealized losses associated with these securities are attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is not more likely than not that it will be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2011 or December 31, 2010.

Investment securities having carrying values of approximately $343,450 at December 31, 2011 were pledged to secure public funds on deposit, securities sold under agreements to repurchase, and for other purposes as required by law.

5.	Loans

Major classifications of loans are as follows:

	December 31, 2011	December 31, 2010
Non-owner occupied commercial real estate	$903,909	$500,470
Other commercial construction and land	423,335	113,681
Multifamily commercial real estate	98,197	56,105
1-4 family residential construction and land	85,978	16,341

Total commercial real estate	1,511,419	686,597

Owner occupied commercial real estate	902,811	347,741
Commercial and industrial loans	465,752	94,302

Total commercial	1,368,563	442,043

1-4 family residential	818,547	431,747
Home equity loans	383,766	119,039
Other consumer loans	123,103	43,054

Total consumer	1,325,416	593,840

Other(1)	95,122	29,957

Total loans	$4,300,520	$1,752,437

(1)	Other loans include deposit customer overdrafts of $2,795 and $851 as of December 31, 2011 and 2010, respectively.

Total loans as of December 31, 2011 includes $20,746 of 1-4 family residential loans held for sale and $508 of deferred loan fees. Total loans as of December 31, 2010 includes $215 of deferred loan costs.

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired, and (ii) non-PCI loans. Loans originated by the Company and loans acquired

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

through the purchase of TIBB, CBKN and GRNB are excluded from the loss sharing agreements and are classified as “not covered.” Additionally, certain consumer loans acquired through the acquisition of failed banks from the FDIC are specifically excluded from the loss sharing agreements.

Loans acquired are recorded at fair value in accordance with acquisition accounting, exclusive of the loss share agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, the Company accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan;

•	The nature of collateral; and

•	The relative credit risk of the loan.

From these pools, the Company used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool. Over the life of the acquired loans, the Company continues to estimate cash flows expected to be collected on each loan pool. The Company evaluates, at each balance sheet date, whether its estimates of the present value of the cash flows from the loan pools, determined using the effective interest rates, has decreased, such that the present value of such cash flows is less than the recorded investment of the pool, and if so, recognizes a provision for loan loss in its consolidated statement of income. For any increases in cash flows expected to be collected such that the present value exceeds the recorded investment in the pool, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life.

Due to the 2011 acquisitions the purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

	Capital Bank Corporation	Green Bankshares, Inc.
Contractually required payments of PCI loans acquired	$1,318,702	$1,873,056
Nonaccretable difference	(125,626)	(328,383)

Cash flows expected to be collected at acquisition	$1,193,076	$1,544,673
Accretable yield	(163,630)	(247,745)

Fair value of acquired loans at acquisition	$1,029,446	$1,296,928

The roll forward of accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

	Year Ended December 31, 2011	Year Ended December 31, 2010
Balance, beginning of period	$292,805	$–
New loans purchased	411,375	323,285
Accretion of income	(167,268)	(30,480)
Reclassifications from nonaccretable difference	178,567	–

Balance, end of period	$715,479	$292,805

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to acquisition by CBF. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial fair value of the PCI loans, which is their fair value at the time of acquisition by CBF.

The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

Because of the loss protection provided by the FDIC, the risks of CBF covered loans and foreclosed real estate are significantly different from those assets not covered under the loss share agreement. Accordingly, the Company presents loans subject to the loss share agreements as “covered loans” in the information below and loans that are not subject to the loss share agreement as “non-covered loans.” Refer to Note 10 – Other Real Estate Owned, for their covered and non-covered balances.

Non-covered Loans

The following is a summary of the major categories of non-covered loans outstanding as of December 31, 2011 and December 31, 2010:

December 31, 2011	PCI Loans	Non-PCI Loans	Total Non-covered Loans
Non-owner occupied commercial real estate	$722,771	$55,433	$778,204
Other commercial C&D	331,255	38,713	369,968
Multifamily commercial real estate	75,104	756	75,860
1-4 family residential C&D	47,947	33,286	81,233

Total commercial real estate	1,177,077	128,188	1,305,265

Owner occupied commercial real estate	501,816	286,385	788,201
Commercial and industrial	241,106	200,629	441,735

Total commercial	742,922	487,014	1,229,936

1-4 family residential	578,828	112,580	691,408
Home equity	148,250	162,915	311,165
Consumer	63,310	59,616	122,926

Total consumer	790,388	335,111	1,125,499

Other	79,575	9,653	89,228

Total	$2,789,962	$959,966	$3,749,928

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

December 31, 2010	PCI Loans	Non-PCI Loans	Total Non-covered Loans
Non-owner occupied commercial real estate	$320,928	$8,939	$329,867
Other commercial C&D	30,741	1,098	31,839
Multifamily commercial real estate	25,664	–	25,664
1-4 family residential C&D	5,570	3,411	8,981

Total commercial real estate	382,903	13,448	396,351

Owner occupied commercial real estate	210,170	8,318	218,488
Commercial and industrial	46,519	15,633	62,152

Total commercial	256,689	23,951	280,640

1-4 family residential	251,348	24,780	276,128
Home equity	12,220	27,010	39,230
Consumer	32,525	10,529	43,054

Total consumer	296,093	62,319	358,412

Other	19,798	952	20,750

Total	$955,483	$100,670	$1,056,153

Covered Loans

The following is a summary of the major categories of covered loans outstanding as of December 31, 2011 and December 31, 2010:

December 31, 2011	PCI Loans	Non-PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$125,649	$56	$125,705
Other commercial C&D	53,367	–	53,367
Multifamily commercial real estate	22,337	–	22,337
1-4 family residential C&D	4,745	–	4,745

Total commercial real estate	206,098	56	206,154

Owner occupied commercial real estate	114,610	–	114,610
Commercial and industrial	23,021	996	24,017

Total commercial	137,631	996	138,627

1-4 family residential	127,139	–	127,139
Home equity	20,180	52,421	72,601
Consumer	177	–	177

Total consumer	147,496	52,421	199,917

Other	5,894	–	5,894

Total	$497,119	$53,473	$550,592

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

December 31, 2010	PCI Loans	Non-PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$170,606	$–	$170,606
Other commercial C&D	81,842	–	81,842
Multifamily commercial real estate	30,441	–	30,441
1-4 family residential C&D	7,357	–	7,357

Total commercial real estate	290,246	–	290,246

Owner occupied commercial real estate	129,253	–	129,253
Commercial and industrial	29,592	2,558	32,150

Total commercial	158,845	2,558	161,403

1-4 family residential	155,619	–	155,619
Home equity	6,217	73,592	79,809
Consumer	–	–	–

Total consumer	161,836	73,592	235,428

Other	9,207	–	9,207

Total	$620,134	$76,150	$696,284

The following table presents the aging of the recorded investment in past due loans, based on contractual terms, as of December 31, 2011 by class of loans:

Non-purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Non-accrual		Total
	Covered	Non-Covered	Covered	Non-Covered	Covered	Non-Covered
Non-owner occupied commercial real estate	$–	$–	$–	$–	$56	$25	$81
Other commercial C&D	–	–	–	–	–	–	–
Multifamily commercial real estate	–	–	–	–	–	–	–
1-4 family residential C&D	–	174	–	–	–	301	475

Total commercial real estate	–	174	–	–	56	326	556
Owner occupied commercial real estate	–	–	–	–	–	178	178
Commercial and industrial	21	471	–	–	378	295	1,165

Total commercial	21	471	–	–	378	473	1,343
1-4 family residential	–	29	–	–	–	–	29
Home equity	1,349	1,956			2,155	2,480	7,940
Consumer	–	246	–	–	–	7	253

Total consumer	1,349	2,231	–	–	2,155	2,487	8,222
Other	–	–	–	–	–	–	–

Total	$1,370	$2,876	$–	$–	$2,589	$3,286	$10,121

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Non-accrual		Total
	Covered	Non-Covered	Covered	Non-Covered	Covered	Non-Covered
Non-owner occupied commercial real estate	$7,462	$19,687	$15,226	$49,520	$–	$–	$91,895
Other commercial C&D	1,132	6,031	36,131	85,626	–	–	128,920
Multifamily commercial real estate	1,258	443	5,153	4,283	–	–	11,137
1-4 family residential C&D	–	17,318	3,357	9,011	–	–	29,686

Total commercial real estate	9,852	43,479	59,867	148,440	–	–	261,638
Owner occupied commercial real estate	6,779	4,706	26,437	44,799	–	–	82,721
Commercial and industrial	700	12,068	2,982	22,386	–	–	38,136

Total commercial	7,479	16,774	29,419	67,185	–	–	120,857
1-4 family residential	6,423	9,197	24,243	29,990	–	–	69,853
Home equity	1,525	2,976	2,843	4,402	–	–	11,746
Consumer	–	2,291	–	1,067	–	–	3,358

Total consumer	7,948	14,464	27,086	35,459	–	–	84,957
Other	–	788	5,207	3,970	–	–	9,965

Total	$25,279	$75,505	$121,579	$255,054	$–	$–	$477,417

Purchased credit-impaired loans are not classified as non-accrual as they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments.

There were no troubled debt restructurings as of December 31, 2011 and December 31, 2010.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a monthly basis. The Company uses the following definitions for risk ratings:

•	Pass—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention—Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•

Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•

Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

The following table summarizes loans, excluding purchased credit-impaired loans, monitored for credit quality based on internal ratings at December 31, 2011:

	Pass	Special Mention	Substandard	Doubtful	Total
Non-owner occupied commercial real estate	$53,969	$508	$1,012	$–	$55,489
Other commercial C&D	38,449	264	–	–	38,713
Multifamily commercial real estate	756	–	–	–	756
1-4 family residential C&D	31,075	707	1,504	–	33,286

Total commercial real estate	124,249	1,479	2,516	–	128,244

Owner occupied commercial real estate	283,365	–	3,020	–	286,385
Commercial and industrial	196,945	658	4,022	–	201,625

Total commercial	480,310	658	7,042	–	488,010

1-4 family residential	111,568	788	224	–	112,580
Home equity	209,206	636	5,494	–	215,336
Consumer	59,502	114	–	–	59,616

Total consumer	380,276	1,538	5,718	–	387,532

Other	9,653	–	–	–	9,653

Total	$994,488	$3,675	$15,276	$–	$1,013,439

6.	FDIC Indemnification Asset

The following is a summary of the 2010 and 2011 activity in the FDIC indemnification asset.

Balance, December 31, 2009	$–
Increase due to acquisitions	137,316
Accretion	736
Reimbursable losses claimed	(46,585)

Balance, December 31, 2010	$91,467

Increase related to unfavorable changes in loss estimates and accretion	7,627
Reimbursable losses claimed	(32,812)

Balance, December 31, 2011	$66,282

7.	Allowance for Loan Losses

Activity in the allowance for loan losses for the years ended December 31, 2011 and 2010 follows:

	December 31, 2011	December 31, 2010
Balance, beginning of period	$753	$–
Provision for loan losses charged to expense	38,396	753
Loans charged off	(4,426)	–
Recoveries of loans previously charged off	26	–

Balance, end of period	$34,749	$753

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Activity in the allowance for loan losses for the year ended December 31, 2011 is as follows:

	December 31, 2010	Provision	Net Charge- offs	December 31, 2011
Non-owner occupied commercial real estate	$79	$3,775	$–	$3,854
Other commercial C&D	6	7,604	17	7,627
Multifamily commercial real estate	–	398	–	398
1-4 family residential C&D	19	902	–	921

Total commercial real estate	104	12,679	17	12,800

Owner occupied commercial real estate	70	5,384	–	5,454
Commercial and industrial	133	4,029	4	4,166

Total commercial	203	9,413	4	9,620

1-4 family residential	215	7,034	3	7,252
Home equity	33	7,050	(4,372)	2,711
Consumer	184	1,462	(52)	1,594

Total consumer	432	15,546	(4,421)	11,557

Other	14	758	–	772

Total	$753	38,396	$(4,400)	34,749

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2011:

	Allowance for Loan Losses			Loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment(1)	Purchased Credit- Impaired
Non-owner occupied commercial real estate	$–	$453	3,401	$–	$55,489	$848,425
Other commercial C&D	–	509	7,118	–	38,713	385,219
Multifamily commercial real estate	–	7	391	–	756	97,451
1-4 family residential C&D	–	444	476	–	33,286	52,692

Total commercial real estate	–	1,413	11,386	–	128,244	1,383,787
Owner occupied commercial real estate	–	3,022	2,432	–	286,385	616,431
Commercial and industrial	–	1,945	2,221	–	201,625	265,422

Total commercial	–	4,967	4,653	–	488,010	881,853
1-4 family residential	–	866	6,386	763	111,817	705,967
Home equity	–	163	2,548	–	215,336	168,432
Consumer	–	997	598	–	59,616	63,505

Total consumer	–	2,026	9,532	763	386,769	937,904
Other	–	26	746	–	9,653	85,480

Total	$–	$8,432	$26,317	$763	$1,012,676	$3,289,024

(1)	Loans collectively evaluated for impairment include $222,520 of acquired home equity loans, $5,939 of commercial and agricultural loans and $9,360 of other consumer loans which are presented net of unamortized purchase discounts of $(16,013), $(1,154), and $(85), respectively.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

During 2011, two 1-4 family residential loans totaling $763 were individually evaluated for impairment. No allowance for loan losses was recorded for such loans during the year ended December 31, 2011.

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

	Allowance for Loan Losses			Loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment(1)	Purchased Credit- Impaired
Real estate mortgage loans:
Commercial	$–	$149	$–	$–	$18,043	$1,024,169
Residential	–	215	–	–	25,608	303,059
Construction and vacant land	–	25	–	–	1,864	128,155
Commercial and agricultural	–	133	–	–	18,191	85,333
Indirect auto loans	–	184	–	–	6,295	21,744
Home equity loans	–	33	–	–	100,602	4,353
Other consumer loans	–	14	–	–	6,001	8,804

Total loans	$–	$753	$–	$–	$176,604	$1,575,617

(1)	Loans collectively evaluated for impairment include $97,987 of acquired home equity loans, $5,827 of commercial and agricultural loans and $4,935 of other consumer loans which are presented net of unamortized purchase discounts of $(25,025), $(279), and $(46), respectively.

There were no loans individually evaluated for impairment at December 31, 2010 or during the year then ended, due to the fact that substantially all acquired loans are being accounted for as purchased credit-impaired loans as a result of the Company’s recent acquisitions. No allowance for loan losses was recorded for those purchased credit-impaired loans disclosed above during the three months ended December 31, 2010.

8.	Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows:

	Balance as of December 31, 2011	Estimated Useful Life
Land	$43,078
Buildings and leasehold improvements	99,798	1 to 40 years
Furniture, fixtures and equipment	43,681	1 to 40 years
Construction in progress	8,290

	194,847
Less: Accumulated depreciation	(34,553)

Premises and equipment, net	$160,294

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

The Company is obligated under operating leases for office and banking premises which expire in periods varying from one to twenty-one years. Future minimum lease payments, before considering renewal options that generally are present, are as follows at December 31, 2011:

Years Ending December 31,
2012	$7,437
2013	6,819
2014	6,369
2015	5,670
2016	5,191
Thereafter	26,931

$58,417

Rental expense for the year ended December 31, 2011 was $7,841.

9.	Goodwill and Intangible Assets

Changes in goodwill during the years ended December 31, 2010 and 2011 consist of the following:

Balance, December 31, 2009	$–
Goodwill associated with the acquisition of FNB	6,725
Goodwill associated with the acquisition of TIBB	29,999

Balance December 31, 2010	$36,724

Goodwill associated with the acquisition of CBKN	50,095
Goodwill associated with the acquisition of GRNB	26,825

Balance, December 31, 2011	$113,644

Changes in intangible assets during the years ended December 31, 2010 and 2011 consist of the following:

	Core Deposit Intangible	Trade Name	Customer Relationship Intangible	Mortgage Servicing Rights
Balance December 31, 2009	$–	$–	$–	$–
Increase associated with acquisition of FDIC failed banks	4,100			114
Increase associated with acquisition of TIBB	7,500	770	3,500
Amortization	(642)	(89)	(87)	(12)

Balance December 31, 2010	$10,958	$681	$3,413	$102

Increase associated with acquisition of CBKN	4,400	604		138
Increase associated with acquisition of GRNB	11,900			218
Impairment			(2,872)
Amortization	(3,109)	(821)	(350)	(70)

Balance December 31, 2011	$24,149	$464	$191	$388

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

All of the identified intangible assets are amortized as noninterest expense over their estimated lives which range from four to ten years. Due to the termination of employment of several employees of the Company’s registered investment advisor, Naples Capital Advisors, Inc., and a subsequent decrease of assets under management, an impairment of the related customer relationship intangible asset of $2,872 was recorded in 2011.

Estimated amortization expense for each of the next five years is as follows:

Years ending December 31,
2012	$4,386
2013	4,264
2014	3,523
2015	2,807
2016	2,673

$17,653

10.	Other Real Estate Owned

The activity within Other Real Estate Owned (“OREO”) for the years ended December 31, 2011 and 2010 was as follows in the table below. Ending balances for OREO covered by loss sharing agreements with the FDIC for these periods were $46,550 and $50,619, respectively. Non-covered ending balances for these periods were $122,231 and $20,198, respectively:

	Year Ended December 31,
	2011	2010
Balance, beginning of period	$70,817	$–
OREO acquired through acquisitions	84,827	63,349
Real estate acquired from borrowers	104,279	19,721
Valuation adjustments	(7,781)	–
Property sold	(83,361)	(12,253)

Balance, end of period	$168,781	$70,817

11.	Time Deposits

Time deposits of $100 or more were $1,052,319 at December 31, 2011.

At December 31, 2011, the scheduled contractual maturities of time deposits are as follows:

Years Ending December 31,
2012	$1,434,658
2013	427,833
2014	68,534
2015	123,334
2016 and thereafter	118,889

$2,173,248
Unamortized purchase accounting fair value premium	16,188

$2,189,436

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

12.	Federal Home Loan Bank Advances and Short Term Borrowings

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank.

The Bank has securities sold under agreements to repurchase with customers whereby the Bank sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities of the United States Government or its agencies which are chosen by the Bank. The amount outstanding at December 31, 2011 and December 31, 2010 was $54,533 and $50,226, respectively.

The Bank invests in Federal Home Loan Bank stock for the purpose of establishing credit lines with the Federal Home Loan Bank. The credit availability to the Bank is based on a percentage of the Bank’s total assets as reported on the most recent quarterly financial information submitted to the regulators subject to the pledging of sufficient collateral.

At December 31, 2011, in addition to $25,150 in letters of credit used in lieu of pledging securities to the State of Florida, the Bank had $206,500 in advances outstanding with a carrying value of $221,018. The advances as of December 31, 2011 consisted of the following:

Carrying Amount	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Contractual Rate at December 31, 2011
$ 5,000	5,000	January 2012	Fixed	4.56%
5,047	5,000	March 2012	Fixed	4.29%
5,076	5,000	May 2012(a)	Fixed	4.60%
10,256	10,000	September 2012(a)	Fixed	4.05%
3,034	3,000	January 2013	Fixed	1.86%
7,617	7,500	March 2013	Fixed	2.30%
4,167	4,000	March 2013	Fixed	4.58%
52,054	50,000	April 2013(a)	Fixed	3.81%
5,098	5,000	June 2013(a)	Fixed	2.28%
3,064	3,000	January 2014	Fixed	2.43%
5,398	5,000	May 2014(a)	Fixed	4.60%
5,391	5,000	June 2014(a)	Fixed	4.66%
4,121	4,000	January 2015	Fixed	2.92%
5,164	5,000	February 2015	Fixed	2.83%
5,305	5,000	June 2015	Fixed	3.71%
5,333	5,000	July 2015(a)	Fixed	3.57%
17,193	15,000	December 2016	Fixed	4.07%
23,184	20,000	January 2017	Fixed	4.25%
11,696	10,000	February 2017	Fixed	4.45%
5,661	5,000	June 2017(a)	Fixed	4.58%
10,810	10,000	August 2017(a)	Fixed	3.63%
5,449	5,000	November 2017(b)	Fixed	3.93%
5,534	5,000	July 2018(a)	Fixed	3.94%
5,185	5,000	July 2018(a)	Fixed	2.14%
5,181	5,000	July 2018(a)	Fixed	2.12%

$221,018	$206,500

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

(a)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, the Bank has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.
(b)	This advance allows the FHLB a one-time conversion option in November 2012.

The Bank’s collateral with the FHLB consists of a blanket floating lien pledge of the Bank’s respective residential 1-4 family mortgage, multifamily, HELOC and commercial real estate secured loans. The amount of eligible collateral at December 31, 2011 was $106,606.

At December 31, 2010, in addition to $25,150 in letters of credit used in lieu of pledging securities to the State of Florida, TIB Bank had $125,000 in advances outstanding with a carrying value of $131,116. the Bank had FHLB advances outstanding with a face value of $105,833 and a carrying value of $111,951.

The advances as of December 31, 2010 for both Banks consisted of the following:

Carrying Amount	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Contractual Rate at December 31, 2010
$ 5,001	$5,000	February 2011	Fixed	0.51%
3,011	3,000	March 2011	Fixed	2.12%
3,013	3,000	May 2011	Fixed	1.65%
5,102	5,000	June 2011(a)	Fixed	4.95%
5,106	5,000	June 2011(a)	Fixed	5.04%
5,058	5,000	July 2011(a)	Fixed	2.81%
1,547	1,250	September 2011	Fixed	2.99%
1,077	1,250	September 2011	Fixed	3.58%
465	357	October 2011	Fixed	3.91%
5,203	5,000	January 2012(a)	Fixed	4.56%
571	476	April 2012	Fixed	4.70%
5,265	5,000	May 2012(a)	Fixed	4.59%
7,695	7,500	March 2013	Fixed	2.29%
4,308	4,000	March 2013	Fixed	4.58%
5,155	5,000	June 2013(a)	Fixed	2.27%
5,528	5,000	May 2014(a)	Fixed	4.60%
5,552	5,000	June 2014(a)	Fixed	4.66%
5,215	5,000	February 2015	Fixed	2.83%
5,391	5,000	June 2015	Fixed	3.71%
5,426	5,000	July 2015(a)	Fixed	3.57%
5,734	5,000	June 2017(a)	Fixed	4.58%
5,523	5,000	November 2017(b)	Fixed	3.93%
5,613	5,000	July 2018(a)	Fixed	3.94%
5,198	5,000	July 2018(a)	Fixed	2.14%
5,194	5,000	July 2018(a)	Fixed	2.12%
53,502	50,000	April 2013(a)	Fixed	3.80%
51,790	50,000	December 2011(a)	Fixed	4.18%
10,586	10,000	September 2012(a)	Fixed	4.05%
10,009	10,000	March 2011	Fixed	0.61%
5,229	5,000	March 2012(a)	Fixed	4.29%

$243,067	$230,833

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

(a)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, the Bank has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.
(b)	This advance allows the FHLB a one-time conversion option in November 2012.

The Banks’ collateral with the FHLB consists of a blanket floating lien pledge of the Banks’ respective residential 1-4 family mortgage and commercial real estate secured loans. The amount of eligible collateral at December 31, 2010 was $309,562.

13.	Long Term Borrowings

Structured repurchase agreements

At December 31, 2011, outstanding structured repurchase agreements totaled $50,000 for contractual amounts with carrying values of $55, 243. There were no outstanding structured repurchase agreements at December 31, 2010. These repurchase agreements have a weighted-average rate of 4.06% as of December 31, 2011 and are collateralized by certain U.S. agency and mortgage-backed securities.

Carrying Amount	Contractual Amount	Maturity Date	Rate at December 31, 2011
$11,376	$10,000	November 6, 2016	4.75%
10,722	10,000	December 18, 2017	3.72%
11,322	10,000	March 30, 2017	4.50%
10,765	10,000	December 18, 2017	3.79%
11,058	10,000	March 22, 2019	3.56%

$55,243	$50,000

Subordinated Debentures

Through its acquisitions of TIBB, CBKN and GRNB, the Company acquired eleven separate pooled offerings of trust preferred securities. The Company is not considered the primary beneficiary of the trusts (variable interest entities), therefore the trusts are not consolidated in the Company’s consolidated financial statements, but rather the subordinated debentures are presented as a liability.

The Trusts consist of wholly-owned statutory trust subsidiaries for the purpose of issuing the trust preferred securities. The Trusts used the proceeds from the issuance of trust preferred securities to acquire junior subordinated deferrable interest debentures of the Company’s subsidiaries, CBKN, GRNB and TIBB. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend equal to the interest rate on the debt securities. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by the companies or the Trust, at their respective option after a period of time outlined below, and at varying premiums and sooner in specific events, subject to prior approval by the Federal Reserve Board (“FRB”), if then required. TIBB and GRNB, prior to their acquisition by the Company, each elected to defer interest payments on the trust preferred securities beginning with the payments due in the fourth quarter of 2009 and the fourth quarter of 2010, respectively. In September 2011, pursuant to approval by the FRB, TIBB and GRNB each made

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

payments of all amounts due for current and deferred interest through the next payment date for each of its trust preferred securities. Deferral of interest payments on the trust preferred securities is allowed for up to 60 months without being considered an event of default.

Date of Offering	Original Face Amount	Carrying Amount	Interest Rate	Call Date	Maturity Date
September 7, 2000	$8,000	$8,813	10.6% Fixed	September 7, 2010	September 7, 2030
July 31, 2001	5,000	3,734	4.01% (3 Month LIBOR plus 358 basis points)	July 31, 2006	July 31, 2031
July 31, 2001	4,000	2,513	4.01% (3 Month LIBOR plus 358 basis points)	July 31, 2006	July 31, 2031
June 26, 2003	10,000	5,754	3.67% (3 Month LIBOR plus 310 basis points)	June 26, 2008	June 26, 2033
September 25, 2003	10,000	6,081	3.25% (3 Month LIBOR plus 285 basis points)	September 25, 2008	September 25, 2033
December 30, 2003	10,000	5,534	3.10% (3 Month LIBOR plus 285 basis points)	December 30, 2008	December 30, 2033
June 28, 2005	3,000	1,451	2.23% (3 Month LIBOR plus 168 basis points)	June 28, 2010	June 28, 2035
December 22, 2005	10,000	4,286	1.95% (3 Month LIBOR plus 140 basis points)	December 22, 2010	March 15, 2036
December 28, 2005	13,000	6,058	2.09% (3 Month LIBOR plus 155 basis points)	December 28, 2010	March 15, 2036
June 23, 2006	20,000	10,629	1.95% (3 Month LIBOR plus 155 basis points)	June 23, 2011	June 23, 2036
May 16, 2007	56,000	26,415	2.20% (3 Month LIBOR plus 165 basis points)	May 16, 2012	May 16, 2037

	$149,000	$81,268

Private Placement Offering of Investment Units

On March 18, 2010, CBKN sold $3,393 in aggregate principal amount of subordinated promissory notes with a fixed interest rate of 10.0% due March 18, 2020. The notes had a carrying value of $3,590 as of December 31, 2011. The Company may prepay the Notes at any time after March 18, 2015 subject to regulatory approval and compliance with applicable law. The Company’s obligation to repay the notes is subordinate to all indebtedness owed by the Company to its current and future secured creditors and general creditors and certain other financial obligations of the Company.

At December 31, 2011, the maturities of long-term borrowings were as follows:

	Fixed Rate	Floating Rate	Total
Due in 2012	$–	$–	$–
Due in 2013	–	–	–
Due in 2014	–	–	–
Due in 2015	–	–	–
Thereafter	67,646	72,455	140,101

Total long-term debt	$67,646	$72,455	$140,101

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

14.	Income Taxes

Income tax expense (benefit) from continuing operations was as follows:

	2011	2010	2009
Current income tax provision
Federal	$15,947	$4,491	$–
State	3,460	550	–

	19,407	5,041	–

Deferred tax benefit
Federal	(13,465)	(4,949)	(41)
State	(1,508)	(1,133)	(9)

	(14,973)	(6,082)	(50)

Total income tax expense (benefit)	$4,434	$(1,041)	$(50)

A reconciliation of income tax computed at applicable Federal statutory income tax rates to total income taxes reported is as follows:

	2011	2010	2009
Pretax income from continuing operations	$10,646	$10,996	$(142)

Income taxes computed at Federal statutory tax rate	3,726	3,849	(50)
Effect of:
Purchase accounting gain	–	(5,371)	–
Transaction & Legal Costs	543	860	–
Tax-exempt income, net	(861)	(77)	–
State income taxes, net	918	(423)	–
Other, net	108	121	–

Total income tax expense (benefit)	$4,434	$(1,041)	$(50)

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

The details of the net deferred tax asset as of December 31, 2011 and 2010 are as follows:

	2011	2010
Purchase accounting adjustment	$74,043	$30,428
Net operating loss and AMT carryforward	41,446	5,319
Allowance for loan losses	29,511	290
OREO write down allowance	13,142	7,850
CD premium	10,564	1,207
FHLB borrowing premium	7,839	2,397
Other	7,741	–
Clawback reserve liability	424	394
Goodwill	–	7,910
Acquisition related intangibles	–	2,372
Net unrealized losses on securities available for sale	–	1,716

Total gross deferred tax assets	$184,710	$59,883

FDIC indemnification assets	(27,569)	(35,284)
Net unrealized gains on securities available for sale	(5,099)	–
Acquisition related intangibles	(4,648)	(1,957)
Deferred loan costs	(1,924)	(83)
Other	–	(5,770)

Total gross deferred tax liabilities	$(39,240)	$(43,094)

Net temporary differences	145,470	16,789
Valuation allowance	–	–

Net deferred tax asset	$145,470	$16,789

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. In assessing the need for a valuation allowance, management considered various factors including projections of future operating results as well as the significant cumulative losses incurred by the operations acquired from the FDIC in recent years.

These factors represent the most significant positive and negative evidence that management considered in concluding that no valuation allowance was necessary at December 31, 2011.

At December 31, 2011, the Company had Federal and state net operating loss carryforwards resulting from the following acquisitions: (1) TIBB has $13,014, which expire in 2030 if unused and are subject to an annual limitation estimated to be $723; (2) CBKN has $30,349, which expire in 2031 if unused and are subject to an annual limitation estimated to be $3,488; (3) GRNB has $50,311, which expire in 2031 if unused and are subject to an annual limitation estimated to be $3,687.

The Company and its subsidiaries are subject to U.S. federal income tax, as well as income tax of the states of Florida, South Carolina, North Carolina, Tennessee, and Virginia.

At December 31, 2011, the Company had no amounts recorded for uncertain tax positions.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

15.	Employee Benefit Plans

During 2011 and 2010, the Company made discretionary matching contributions of $288 and $83, respectively, under the provisions of 401(k) plans.

TIB Bank entered into salary continuation agreements, designed to provide supplemental retirement income benefits to participants, with several of its executive officers. In 2010, following the acquisition of TIBB by the Company, the salary continuation agreements were terminated and the executives each received a lump sum distribution of their respective accrued benefit earned under their agreement resulting in a total payout of $1,305.

In May 2005, CBKN established a supplemental retirement plan for certain of its executive officers. The plan was terminated in connection with the closing of the CBF investment. The liability related to the accrual of vested benefits was $387 as of December 31, 2011 and the amount expensed related to the vested benefits was $78 in 2011.

In 2001, TIB Bank established a nonqualified retirement benefit plan for eligible directors. The Company expensed $3 and $9 in 2011 and 2010, respectively, for the accrual of the retirement benefits. In 2011 the director deferred agreements were terminated and the directors participating in the plan each received a lump sum distribution of their respective deferral account balances resulting in a total payout of $431 by the Company.

GRNB allowed certain directors to defer some of their fees for future payment. The amount accrued for deferred compensation under the plan was $1,859 as of December 31, 2011 and the amount expensed under the plan in 2011 was $22. No amounts were deferred in 2011.

The Company owns life insurance policies which were purchased on several employees and directors covered by salary continuation agreements and director deferred agreements. Cash value income (net of related insurance premium expense) related to these policies totaled $609 and $104 during 2011 and 2010, respectively.

16.	Shareholders’ Equity and Minimum Regulatory Capital Requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements results in certain discretionary and required actions by regulators that could have an effect on the Company’s operations. The regulations require the Company and the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Capital Adequacy and Ratios

To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At December 31, 2011 the Bank maintained capital ratios exceeding the requirements to be considered well capitalized. These minimum amounts and ratios along with the actual amounts and ratios for the Company and the Bank at December 31, 2011 are presented in the following table:

	Well Capitalized Requirement			Adequately Capitalized Requirement			Actual
	Amount		Ratio	Amount		Ratio	Amount	Ratio
Tier 1 Capital
(to Average Assets)
Consolidated		N/A	N/A	≥	$255,799	≥4.0%	$801,209	12.5%
Capital Bank, N.A.	≥	312,725	≥5.0%	≥	250,180	≥4.0%	649,523	10.4%

Tier 1 Capital
(to Risk Weighted Assets)
Consolidated		N/A	N/A	≥	166,266	≥4.0%	$801,209	19.3%
Capital Bank, N.A.	≥	247,651	≥6.0%	≥	165,101	≥4.0%	649,523	15.7%

Total Capital (to
Risk Weighted Assets)
Consolidated		N/A	N/A	≥	$332,533	≥8.0%	$839,854	20.2%
Capital Bank, N.A.	≥	412,752	≥10.0%	≥	330,201	≥8.0%	687,971	16.7%

At present, the OCC Operating Agreement requires the Bank to maintain total capital equal to at least 12% of risk-weighted assets, Tier I capital equal to at least 11% of risk-weighted assets and a minimum leverage ratio of 10%.

Management believes, as of December 31, 2011, that the Company and the Bank meet all capital requirements to which they are subject.

Currently, the OCC Operating Agreement with the Bank prohibits the Bank from paying a dividend for three years following the July 16, 2010 initial acquisition date. Once the three-year period has elapsed, the agreement imposes other restrictions on the Bank’s ability to pay dividends including requiring prior approval from the OCC before any distribution is made.

Dividends that may be paid by a national bank without express approval of the OCC are limited to that bank’s retained net profits for the preceding two years plus retained net profits up to the date of any dividend declaration in the current calendar year. Based on the retained net profits of the Bank, declaration of dividends by the Bank to the Company during 2011, if not subject to other restrictions, would have been limited to approximately $40,607.

17.	Stock-Based Compensation

As of December 31, 2011, the Company had one compensation plan under which shares of its common stock are issuable in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards and stock bonus awards. This is its 2010 Equity Incentive Plan (the “2010 Plan”). The 2010 Plan was effective December 22, 2009 and expires on December 22, 2019, the tenth anniversary of the effective date. The maximum number of shares of common stock of the Company that may be optioned or

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

awarded through the 2019 expiration of the plan is 5,750 shares (limited to 10% of outstanding shares of common stock) of which up to 70% may be granted pursuant to stock options and up to 30% may be granted pursuant to restricted stock and restricted stock units. If any awards granted under the 2010 Plan are forfeited or any option terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of stock shall again be available for awards under the 2010 Plan.

The following table summarizes the components and classification of stock-based compensation expense for the year ended December 31, 2011. As there were no outstanding, unvested equity awards prior to the first quarter of 2011, no stock-based compensation expense was recorded in prior periods.

Year Ended December 31, 2011
Stock options	$5,161
Restricted stock	4,075

Total stock-based compensation expense	$9,236

Salaries and employee benefits	$7,856
Other expense	1,380

Total stock-based compensation expense	$9,236

The tax benefit related to stock-based compensation expense arising from restricted stock awards and non-qualified stock options was approximately $3,593 for the year ended December 31, 2011.

Stock Options

Under the 2010 Plan, the exercise price for common stock must equal at least 100% of the fair market value of the stock on the day an option is granted. The exercise price under an incentive stock option granted to a person owning stock representing more than 10% of the common stock must equal at least 110% of the fair market value at the date of grant, and such option is not exercisable after five years from the date the incentive stock option was granted. The Board of Directors may, at its discretion, provide that an option not be exercised in whole or in part for any period or periods of time as specified in the option agreements. No option may be exercised after the expiration of ten years from the date it is granted. Stock options granted during the first quarter of 2011 vest over a service period of approximately 2 years.

The fair value of each option is estimated as of the date of grant using the Black-Scholes Option Pricing Model. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The assumptions for the current period grants were developed based on ASC 718 and SEC guidance contained in Staff Accounting Bulletin (SAB) No. 107, “Share-Based Payment.” The following table summarizes the weighted average assumptions used to compute the grant-date fair value of options granted during the year ended December 31, 2011.

Year Ended December 31, 2011
Dividend yield	0.00%
Risk-free interest rate	1.87%
Expected option life	5 years
Volatility	33%
Weighted average grant-date fair value of options granted	$4.41

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

•

The dividend yield assumption is consistent with management expectations of dividend distributions based upon the Company’s business plan. An increase in dividend yield will decrease stock compensation expense.

•

The risk-free interest rate was developed using the U.S. Treasury yield curve for periods equal to the expected life of the options on the grant date. An increase in the risk-free interest rate will increase stock compensation expense.

•

The expected option life for the current period grants was estimated using the vesting period, the term of the option and estimates of future exercise behavior patterns. An increase in the option life will increase stock compensation expense.

•

The volatility was estimated using a peer group assessment for periods approximating the expected option life. Appropriate weight is attributed to financial theory, according to which the volatility of an institution’s equity should be related to the volatility of its assets and the entity’s financial leverage. An increase in the volatility will increase stock compensation expense.

ASC 718 requires the recognition of stock-based compensation for the number of awards that are ultimately expected to vest. During the year ended December 31, 2011, stock based compensation expense was recorded based upon assumptions that the Company would experience no forfeitures. This assumption of forfeitures will be reassessed in subsequent periods based on historical forfeiture rates and may change based on new facts and circumstances. Any changes in assumptions will be accounted for prospectively in the period of change.

As of December 31, 2011, unrecognized compensation expense associated with stock options was $4,796 which is expected to be recognized over a weighted average period of approximately 1 year.

A summary of the stock option activity in the 2010 Plan is as follows:

	Shares	Weighted Average Exercise Price Per Share
Balance, January 1, 2011	–	$–
Granted	2,236	20.00
Exercised	–	–
Expired or forfeited	–	–
Balance, December 31, 2011	2,236	$20.00

The weighted average remaining term for outstanding stock options was approximately 8 years at December 31, 2011. The aggregate intrinsic value at December 31, 2011 was $0 for stock options outstanding and $0 for stock options exercisable. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the Company’s common stock as of the reporting date. There were 1,118 options exercisable at December 31, 2011 and no options exercisable at December 31, 2010.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Options outstanding at December 31, 2011 were as follows:

	Outstanding Options			Options Exercisable
Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Number	Weighted Average Exercise Price
$20.00	2,236	8.00 years	$20.00	1,118	$20.00

Restricted Stock

Restricted stock provides the grantee with voting, dividend and anti-dilution rights equivalent to common shareholders, but is restricted from transfer until vested, at which time all restrictions are removed. Vesting for restricted shares granted to employees is based upon the performance of the Company’s common stock. The terms of the restricted stock awards granted to employees during 2011 provide for vesting upon the achievement of stock price goals as follows: (1) 33% at $25.00 per share; (2) 33% at $28.00 per share; and (3) 33% at $32.00 per share. Achievement of stock price goals is generally defined as the average closing price of the shares for any consecutive 30-day trading period exceeding the applicable price target.

The terms of the restricted stock awards granted to directors during 2011 provide for vesting of one-half of the restricted stock on the second anniversary of the effective date, defined as December 22, 2009, and vesting of one-half on the third anniversary of the effective date.

The fair value of each restricted stock award granted to employees is estimated as of the date of grant using a risk-neutral Monte Carlo simulation model that projected the Company’s stock price over 10,000 random scenarios in order to assess the stock price along those paths where vesting conditions are met. The value of the restricted stock award is equal to the weighted average present value of the terminal projected stock price of all 10,000 paths, where paths are set to $0 when vesting conditions are not met or the awards are forfeited. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The fair value of each restricted stock award granted to directors is based on the most recent trade. The following table summarizes the weighted average assumptions used to compute the grant-date fair value of restricted stock awards granted during the year ended December 31, 2011.

Year Ended December 31, 2011
Starting share price (based upon most recent trade)	$17.00
Risk-free interest rate	Forward Treasury Curve
Market risk premium	0.00%
Volatility (year 1, year 2, year 3 and after 3 years, respectively)	21% /24% /31% /32.5%
Annual forfeiture estimate	0.00%
Weighted average grant-date fair value of restricted stock awards granted	$13.49

•	An increase in the risk-free interest rate will increase stock compensation expense.

•

The volatility was estimated using a peer group assessment for periods approximating the expected option life. Appropriate weight is attributed to financial theory, according to which the volatility of an institution’s equity should be related to the volatility of its assets and the entity’s financial leverage. An increase in the volatility will increase stock compensation expense.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

•	An increase in the annual forfeiture estimate will decrease stock compensation expense.

The value of the restricted stock is being amortized on a straight-line basis over the implied service periods. During the year ended December 31, 2011, 63 restricted stock awards vested.

18.	Loan Commitments and Other Related Activities

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at December 31, 2011:

	Fixed Rate	Variable Rate
Commitments to make loans	$50,502	$4,801
Unfunded commitments under lines of credit	73,107	412,776

Commitments to make loans are generally made for periods of 30 days. As of December 31, 2011, the fixed rate loan commitments have interest rates ranging from 1.8% to 9.0% and maturities ranging from 1 year to 7 years.

As of December 31, 2011 the Bank was subject to performance letters of credit totaling $16,921 and financial letters of credit totaling $12,221.

19.	Fair Value

Accounting guidance establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair values of securities available for sale can be determined by (1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs), (2) matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs) and (3) custom discounted cash flow or other internal modeling (Level 3 inputs).

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below as of December 31, 2011:

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Trading securities	$637	$637	$–	$–
Available for sale securities
States and political subdivisions—tax-exempt	$34,245	$–	$34,245	$–
States and political subdivisions—taxable	7,702	–	7,702	–
Mortgage-backed securities—residential	769,905	–	769,905	–
Mortgage-backed securities—residential private label	5,727	–	5,727	–
Industrial revenue bond	3,750	–	–	3,750
Marketable equity securities	1,807	1,807	–	–
Corporate bonds	3,260	–	2,019	1,241
Collateralized debt obligations	328	–	–	328

Available for sale securities	$826,724	$1,807	$819,598	$5,319

The table below presents reconciliations and income statement classifications of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2011 and held at December 31, 2011.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Year Ended December 31, 2011
	Corporate Bonds	Collateralized Debt Obligations
Beginning balance, January 1, 2011	$–	$795
Acquired through acquisition of Capital Bank Corporation	1,144	–
Acquired through the acquisition of Green Bankshares, Inc.	476	50
Included in earnings—other than temporary impairment	(379)	(237)
Included in other comprehensive income	–	(280)
Transfer in to Level 3	3,750	–

Ending balance December 31, 2011	$4,991	$328

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Assets and liabilities measured at fair value on a recurring basis are summarized below as of December 31, 2010:

		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
U.S. Government agencies and corporations	$49,133	$–	$49,133	$–
States and political subdivisions—tax-exempt	5,792	–	5,792	–
States and political subdivisions—taxable	9,354	–	9,354	–
Mortgage-backed securities—residential	412,213	–	412,213	–
Marketable equity securities	74	–	74	–
Corporate bonds	2,105	–	2,105	–
Collateralized debt obligations	795	–	–	795

Available for sale securities	$479,466	$–	$478,671	$795

The tables below present reconciliations and income statement classifications of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2010 and held at December 31, 2010.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Year Ended December 31, 2010
Collateralized Debt Obligations
Beginning balance, January 1, 2010	$–
Acquired through the acquisition of TIB Financial Corp.	807
Included in earnings—other than temporary impairment	–
Included in other comprehensive income	(12)
Transfer in to Level 3	–

Ending balance December 31, 2010	$795

Assets and Liabilities Measured on a Nonrecurring Basis

Valuation of Impaired Loans and Other Real Estate Owned

The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Assets and liabilities measured at fair value on a nonrecurring basis are summarized below as of December 31, 2011:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Other real estate owned	$–	$–	$87,867
Other repossessed assets	–	261	–

Other real estate owned had a carrying amount of $95,557, less a valuation allowance of $7,690 as of December 31, 2011. Other repossessed assets are primarily comprised of repossessed vehicles and equipment and are measured at fair value as of the date of repossession.

Assets and liabilities measured at fair value on a nonrecurring basis are summarized below as of December 31, 2010:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Other real estate owned	$–	$–	$70,817
Other repossessed assets	–	137	–

Other real estate owned had a carrying amount of $70,817 and had no valuation allowance associated with it as of December 31, 2011. Other repossessed assets are primarily comprised of repossessed vehicles and equipment and are measured at fair value as of the date of repossession.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Carrying amount and estimated fair values of financial instruments were as follows:

	2011		2010
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets
Cash and cash equivalents	$709,963	$709,963	$886,925	$886,925
Trading securities	637	637	–	–
Investment securities available for sale	826,724	826,724	479,466	479,466
Investment securities held to maturity	–	–	250	250
Loans, net	4,265,771	4,327,833	1,741,994	1,781,181
Receivable from FDIC	13,315	13,315	46,585	46,585
Federal reserve, federal home loan bank and independent bankers’ bank stock	66,282	66,282	91,467	91,467
Accrued interest receivable	38,498	38,498	23,465	23,465
	5,172	5,172	8,286	8,286

Financial Liabilities
Noncontractual deposits
Contractual deposits	$2,935,748	$2,935,748	$906,742	$906,742
Federal home loan bank advances	2,189,436	2,186,869	1,353,510	1,355,099
Short-term borrowings	221,018	236,919	243,067	242,522
Long-term borrowings	54,533	54,531	61,969	61,969
Subordinated debentures	55,243	58,419	–	–
Accrued interest payable	84,858	93,845	22,887	25,267
	6,706	6,706	9,334	9,334

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, receivable from FDIC, accrued interest receivable and payable, noncontractual demand deposits and certain short-term borrowings. As it is not practicable to determine the fair value of Federal Reserve, Federal Home Loan Bank stock and other bankers’ bank stock due to restrictions placed on its transferability, the estimated fair value is equal to their carrying amount. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer including estimates of discounted cash flows when necessary. For fixed rate loans or contractual deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life, adjusted for the allowance for loan losses. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of long-term debt is based on current rates for similar financing.

The fair value of off-balance sheet items that includes commitments to extend credit to fund commercial, consumer, real estate construction and real estate-mortgage loans and to fund standby letters of credit is considered nominal.

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

20.	Condensed Financial Information of Capital Bank Financial Corp.

Condensed Balance Sheets

Years Ended December 31, 2011 and 2010

(Parent Only)

	2011	2010
Assets
Cash and due from banks	$141,976	$546,995
Investment in bank subsidiary	179,922	155,515
Investment in bank holding company subsidiaries	587,786	170,817
Accrued interest receivable and other assets	8,702	3,749

Total assets	$918,386	$877,076

Liabilities and Shareholders’ Equity
Accrued interest payable and other liabilities	1,980	1,773
Shareholders’ equity	916,406	875,303

Total Liabilities and Shareholders’ Equity	$918,386	$877,076

Condensed Statements of Income

Years Ended December 31, 2011 and 2010 and Period From November 30, 2009 (Inception) to December 31, 2009

(Parent Only)

	2011	2010	2009
Operating income
Interest-bearing deposits in other banks	$1,516	$3,175	$72
Management fee income	2,533	–	–

Total operating income	4,049	3,175	72

Operating expense
Salaries	11,426	3,635	40
Other expense	4,796	10,757	174

Total operating expense	16,222	14,392	214

Loss before income tax benefit and equity in undistributed earnings of subsidiaries	(12,173)	(11,217)	(142)
Income tax benefit	4,074	3,699	50

Loss before equity in undistributed earnings of subsidiaries	(8,099)	(7,518)	(92)
Equity in income of subsidiaries	14,311	19,548	–

Net income	$6,212	$12,030	$(92)

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

Condensed Statements of Cash Flows

Years Ended December 31, 2011 and 2010 and Period From November 30, 2009 (Inception) to December 31, 2009

(Parent Only)

	2011	2010	2009
Cash flows from operating activities
Net income (loss)	$6,212	$12,030	$(92)
Equity in income of subsidiaries	(14,311)	(19,548)	–
Stock-based compensation expense	9,090	–	–
Decrease in net income tax obligation	(4,074)	(3,699)	(50)
Change in accrued interest receivable and other assets	(880)	1,332	–
Change in accrued interest payable and other liabilities	208	(1)	441

Net cash (used in) provided by operating activities	(3,755)	(9,886)	299

Cash flows from investing activities
Investment in bank subsidiary	(4,695)	(137,000)	–
Investment in bank holding company subsidiary	(396,569)	(172,543)	–

Net cash used in investing activities	(401,264)	(309,543)	–

Cash flows from financing activities
Net proceeds from issuance of common shares	–	339,713	526,412

Net cash provided by financing activities	–	339,713	526,412

Net (decrease) increase in cash and cash equivalents	(405,019)	20,284	526,711
Cash and cash equivalents
Beginning of period	546,995	526,711	–

End of period	$141,976	$546,995	$526,711

21.	Supplemental Financial Data

Components of other expense in excess of 1 percent of total interest and non-interest income are as follows:

	2011	2010	2009
Computer services	$6,525	$2,098	$–
FDIC & state assessments	5,914	2,097	–
Amortization of intangibles	4,248	818	–
Marketing expense	3,224	–	–
Postage, courier and armored car expense	2,467	–	–
Insurance non-building	–	640	–
Travel	–	382	35
Organizational expense	–	–	91

Capital Bank Financial Corp.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars and shares in thousands)

22.	Quarterly Financial Data (Unaudited)

The following is a summary of unaudited quarterly results for 2011 and 2010:

	2011				2010
	Fourth	Third	Second	First	Fourth	Third	Second	First
Condensed income statements:
Interest income	$74,341	$63,722	$49,544	$40,305	$29,773	$11,416	$831	$725
Net interest income	63,580	54,216	40,685	32,839	24,747	10,208	831	725
Provision for loan losses	16,790	11,846	8,215	1,545	753	–	–	–
Purchase accounting gain	–	–	–	–	–	15,175	–	–
Net Income (loss)	1,393	3,748	2,031	350	(167)	14,607	(1,022)	(1,381)
Net income (loss) allocated to common shareholders	1,015	3,210	1,587	400	(174)	14,607	(1,022)	(1,381)

Basic earnings per common share	$0.02	$0.07	$0.04	$0.01	$–	$0.33	$(0.03)	$(0.04)
Diluted earnings per common share	$0.02	$0.07	$0.03	$0.01	$–	$0.33	$(0.03)	$(0.04)

23.	Subsequent Event

On March 26, 2012, the Company entered into a definitive agreement, which was amended as of June 25, 2012 (as amended, the “Agreement”), to acquire 100% of the common equity interest in Southern Community Financial Corporation (“SCMF”). Subject to the terms and conditions set forth in the Agreement, each share of Southern Community Common Stock issued and outstanding at the effective time of the merger (other than shares owned by Southern Community, CBF and certain of their subsidiaries) will be converted into the right to receive $3.11 in cash for aggregate consideration of approximately $52.4 million for all of the common equity interest in Southern Community, subject to adjustment as set forth in the Agreement. In addition, Southern Community shareholders will receive a CVR which may pay up to $1.30 per share in cash at the end of a five-year period based on 75% of the savings to the extent that legacy loan and foreclosed asset losses are less than a prescribed amount, and may receive additional cash consideration representing a portion of the discount in the purchase price, if any, if the Company redeems the securities issued by Southern Community to the U.S. Department of the Treasury as part of the Troubled Asset Relief Program. SCMF is the parent of Southern Community Bank and Trust, a bank with $1,500,000 in assets and 22 branches in Winston-Salem, the Piedmont Triad, and other North Carolina markets. The transaction, which is subject to shareholder and regulatory approval, as well as the satisfaction of other customary closing conditions, is expected to be consummated in the third quarter of 2012.

NAFH National Bank

(Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities

Assumed of First National Bank of the South as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of

North American Financial Holdings, Inc.

In our opinion, the accompanying statement of assets acquired and liabilities assumed of NAFH National Bank (subsidiary of North American Financial Holdings, Inc.) presents fairly, in all material respects, the assets acquired and liabilities assumed by NAFH National Bank of First National Bank of the South as of July 16, 2010 in conformity with accounting principles generally accepted in the United States of America. This statement of assets acquired and liabilities assumed is the responsibility of the Company’s management; our responsibility is to express an opinion on this statement of assets acquired and liabilities assumed based on our audit. We conducted our audit of the statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets acquired and liabilities assumed, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

June 23, 2011

Ft. Lauderdale, Florida

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

Assets Acquired
Cash and due from banks	$64,728
Investment securities available for sale	40,564

Loans	389,603

Other real estate owned	20,832
Indemnification asset	71,386
Goodwill	6,616
Intangible assets, net	2,214
Accrued interest receivable and other assets	6,315

Total assets acquired	$602,258

Liabilities Assumed
Deposits
Noninterest-bearing demand	$38,718
Interest-bearing	409,614

Total deposits	448,332

Borrowings	57,579
Accrued interest payable and other liabilities	1,868

Total liabilities assumed	$507,779

Net assets acquired	$94,479

The accompanying notes are an integral part of these financial statements.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

1.	Summary of Significant Accounting Policies

North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiary, NAFH National Bank (“NAFH NB”).

On July 16, 2010, NAFH NB acquired the operations and certain assets and liabilities from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of the former First National Bank of the South (“FNB”).

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change include the determination of fair value and goodwill and intangible assets. Changes in assumptions or in market conditions could significantly affect the fair value estimates. The measurement of assets acquired and liabilities assumed at their estimated fair values represent material estimates which are subject to change during the measurement period.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and items with an original maturity of three months or less, including amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta.

Investment Securities

Investment securities were acquired at their fair values. Investments which may be sold prior to maturity are classified as available for sale and are reported at fair value. Investment securities where the Company has both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the statement of assets acquired and liabilities assumed.

Accounting for Acquired Loans

NAFH NB accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that NAFH NB will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. NAFH NB has generally aggregated the purchased loans into pools of loans with common risk characteristics. Refer to note 4 for further discussion of risk characteristics.

FDIC Indemnification Asset

As part of a purchase and assumption agreement with the FDIC, NAFH NB has entered into loss share agreements in which the FDIC will reimburse NAFH NB for certain amounts related to certain acquired

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

loans and other real estate owned should NAFH NB experience a loss, as a result, an indemnification asset has been recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans and other assets, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are recorded at lesser of their recorded investment or fair value less costs to sell when acquired.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired that are not individually identified and separately recognized. The amount of goodwill recognized in a business combination results from the excess of the purchase consideration paid over the fair value of net assets acquired and specifically identified.

Intangible Assets

Intangible assets include a core deposit base premium arising from the acquisition and was measured at fair value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Deferred Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

2.	FDIC-Assisted Purchase and Assumption of Assets and Liabilities of First National Bank of the South

NAFH NB entered into a purchase and assumption agreement to acquire certain assets and assume certain liabilities of FNB from the FDIC as receiver on July 16, 2010 (the “Transaction Date”). As part of this agreement, the FDIC also granted NAFH NB an option to purchase at appraised value the premises, furniture, fixtures, and equipment of the acquired institution and assume the leases associated with these offices. NAFH NB acquired certain assets, assumed all of the deposits, and assumed certain other liabilities from the FDIC in a whole-bank acquisition for consideration paid of $94,479.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

The acquisition was accounted for under the purchase method of accounting. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values. Identifiable intangible assets, including goodwill, core deposit intangible assets and mortgage servicing rights, were recorded at fair value. As the fair value of consideration paid in the FNB acquisition exceeded the estimated fair value of net assets acquired, goodwill of $6,616 was recorded.

As part of the purchase and assumption agreement, certain loans and other real estate owned acquired in this acquisition are covered by loss share agreements between NAFH NB and the FDIC which afford NAFH NB significant protection against future losses. Under the agreements, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned up to certain thresholds. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on nonresidential loans is five years and NAFH NB reimbursement to the FDIC for a total of eight years for recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. As part of the acquisition, NAFH NB has recorded an indemnification asset that represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed. The value of the indemnification asset at the acquisition date is $71,386 (loss threshold is $123,000 and 80% of the loss threshold is $98,400).

The estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date and NAFH NB believes that information provides a reasonable basis for estimating the fair values. However, NAFH NB may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. NAFH NB expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

3.	Investment Securities

As of the acquisition date, the acquired security portfolio consisted of 20 security positions which were recorded at their estimated fair values. The amortized cost and estimated fair value of investment securities at the acquisition date are presented below:

Available for Sale	Estimated Fair Value
States and political subdivisions—tax-exempt	$2,798
States and political subdivisions—taxable	7,239
Mortgage-backed securities—residential	30,527

$40,564

The estimated fair value of investment securities available for sale at the acquisition date, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Available for Sale
Due in one year or less	$–
Due after one year through five years	–
Due after five years through ten years	1,427
Due after ten years	8,610
Mortgage-backed securities	30,527

$40,564

At the acquisition date, no securities were subject to call during 2011.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

4.	Loans

The composition of loans acquired at July 16, 2010 is as follows:

Fair Value
Covered acquired loans:
Commercial real estate	$241,247
Residential	77,391
Commercial and agricultural loans	19,738
Home equity loans	47,160
Other consumer loans	5

Total covered loans	385,541

Non-covered acquired loans—consumer loans	4,062

Total acquired loans	$389,603

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired, and (ii) non-PCI loans.

Loans acquired are recorded at fair value in accordance with the fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, NAFH NB accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.

From these pools, NAFH NB used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool.

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Cash flows expected to be collected at acquisition	$361,162
Accretable yield	(19,894)

Fair value of acquired loans at acquisition	$341,268

The accretable yield represents the excess of estimated cash flows expected to be collected over the initial recorded investment in the PCI loans, which is their fair value at the time of acquisition by NAFH NB. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

The total fair value of non-PCI loans acquired at July 16, 2010 was $48,335.

5.	Operating Leases

NAFH NB is obligated under operating leases assumed for office and banking premises which expire in periods varying from one to twenty-two years. Future minimum lease payments, before considering renewal options that generally are present, are as follows at July 16, 2010:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$541
2011	1,147
2012	1,007
2013	994
2014	994
Thereafter	14,585

$19,268

6.	Goodwill and Intangible Assets

The acquisition of FNB resulted in tax deductible goodwill of $6,616.

Tax deductible intangible assets acquired consist of the following:

Gross Carrying Amount
Core deposit intangible due to acquisition of FNB	$2,100
Mortgage servicing right due to acquisition of FNB	114

Balance, July 16, 2010	$2,214

The identified intangible assets are amortized as noninterest expense over their estimated lives.

Estimated amortization expense for each of the next five years is as follows:

Years ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$254
2011	554
2012	554
2013	554
2014	298

$2,214

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

7.	Time Deposits

Time deposits of $100 or more were $153,148 at the acquisition date.

At July 16, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$136,988
2011	136,254
2012	30,097
2013	18,444
2014	228
2015 and beyond	559

$322,570

8.	Short-Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

NAFH NB also acquired securities sold under agreements to repurchase with commercial account holders whereby NAFH NB sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by NAFH NB.

Through the acquisition of FNB, NAFH NB assumed FHLB advances outstanding with a face value of $51,776 and a fair value of $54,655. The advances consist of the following:

Fair Value	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Rate at July 16, 2010
$ 4,059	$4,052	August 2010	Fixed	3.36%
5,203	5,000	June 2011(a)	Fixed	4.95%
1,969	1,944	September 2011	Fixed	2.99%
2,119	2,083	September 2011	Fixed	3.58%
583	572	October 2011	Fixed	3.91%
646	625	April 2012	Fixed	4.70%
5,353	5,000	May 2012(a)	Fixed	4.59%
7,736	7,500	March 2013	Fixed	2.29%
5,185	5,000	May 2013(a)	Fixed	2.27%
5,600	5,000	May 2014(a)	Fixed	4.60%
5,786	5,000	June 2017(a)	Fixed	4.58%
5,210	5,000	July 2018(a)	Fixed	2.14%
5,206	5,000	July 2018(a)	Fixed	2.12%

$54,655	$51,776

(a)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, NAFH NB has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.

NAFH National Bank

(Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities

Assumed of Metro Bank of Dade County

as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of

North American Financial Holdings, Inc.

In our opinion, the accompanying statement of assets acquired and liabilities assumed of NAFH National Bank (subsidiary of North American Financial Holdings, Inc.) presents fairly, in all material respects, the assets acquired and liabilities assumed by NAFH National Bank of Metro Bank of Dade County as of July 16, 2010 in conformity with accounting principles generally accepted in the United States of America. This statement of assets acquired and liabilities assumed is the responsibility of the Company’s management; our responsibility is to express an opinion on this statement of assets acquired and liabilities assumed based on our audit. We conducted our audit of the statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets acquired and liabilities assumed, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

June 23, 2011

Ft. Lauderdale, Florida

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

Assets Acquired
Cash and due from banks	$79,267
Investment securities—held to maturity	250
Investment securities—available for sale	30,083

Loans	226,826

Other real estate owned	7,547
Indemnification asset	44,191
Intangible assets	1,400
Other assets	3,921

Total assets acquired	$393,485

Liabilities Assumed
Deposits
Noninterest-bearing demand	$73,271
Interest-bearing	263,110

Total deposits	336,381

Borrowings	31,981
Accrued interest payable and other liabilities	10,312

Total liabilities assumed	$378,674

Net assets acquired	$14,811

The accompanying notes are an integral part of these financial statements.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

1.	Summary of Significant Accounting Policies

North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiary, NAFH National Bank (“NAFH NB”).

On July 16, 2010, NAFH NB acquired the operations and certain assets and liabilities from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of the former MetroBank of Dade County (“Metro”).

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change include the determination of fair value and goodwill and intangible assets. Changes in assumptions or in market conditions could significantly affect the fair value estimates. The measurement of assets acquired and liabilities assumed at their estimated fair values represent material estimates which are subject to change during the measurement period.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and items with an original maturity of three months or less, including amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta.

Investment Securities

Investment securities were acquired at their fair values. Investments which may be sold prior to maturity are classified as available for sale and reported at fair value. Investment securities where the Company has both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the statement of assets acquired and liabilities assumed.

Accounting for Acquired Loans

NAFH NB accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that NAFH NB will not

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. NAFH NB has generally aggregated the purchased loans into pools of loans with common risk characteristics. Refer to Note 4 for further discussion of risk characteristics.

FDIC Indemnification Asset

As part of a purchase and assumption agreement with the FDIC, NAFH NB has entered into a loss share agreement in which the FDIC will reimburse NAFH NB for certain amounts related to certain acquired loans and other real estate owned should NAFH NB experience a loss, as a result, an indemnification asset has been recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans and other assets, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are recorded at the lesser of their recorded investment or fair value less costs to sell when acquired.

Intangible Assets

Intangible assets include a core deposit base premium arising from the acquisition and was measured at fair value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Defered Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

2.	FDIC-Assisted Purchase and Assumption of Assets and Liabilities of MetroBank of Dade County

NAFH NB entered into a purchase and assumption agreement to acquire certain assets and assume certain liabilities of Metro from the FDIC as receiver on July 16, 2010 (the “Transaction Date”). As part of this agreement, the FDIC also granted NAFH NB an option to purchase at appraised value the premises, furniture, fixtures, and equipment of the acquired institution and assume the leases associated with these offices. NAFH NB acquired certain assets, assumed all of the deposits, and assumed certain other liabilities from the FDIC in a whole-bank acquisition for consideration paid of $4,191.

The acquisition was accounted for under the purchase method of accounting. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values. An identifiable intangible asset, a core deposit intangible, was recorded at fair value. As the fair value of consideration paid in the Metro acquisition was less than the estimated fair value of net assets acquired, a gain on acquisition of $10,620 was recorded by NAFH NB on the acquisition date.

As part of the purchase and assumption agreement, certain loans and other real estate owned acquired in this acquisition are covered by loss share agreements between NAFH NB and the FDIC which afford NAFH NB significant protection against future losses. Under the agreements, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned up to certain thresholds presented in the following table. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on nonresidential loans is five years and NAFH NB reimbursement to the FDIC for a total of eight years for recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. As part of the acquisition, NAFH NB has recorded an indemnification asset that represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed. The value of the indemnification asset at the acquisition date is $44,191 (loss threshold is $81,000 and 80% of the loss threshold is $64,800).

The estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date and NAFH NB believes that information provides a reasonable basis for estimating the fair values. However, NAFH NB may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. NAFH NB expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

3.	Investment Securities

As of the acquisition date, the acquired security portfolio consisted of 18 security positions which were recorded at their estimated fair values. The amortized cost and estimated fair value of investment securities at the acquisition date are presented below:

Held to Maturity	Estimated Fair Value
Foreign government	$250

Available for Sale	Estimated Fair Value
U.S. Government agencies and corporations	$5,026
Mortgage-backed securities—residential	25,057

$30,083

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

The estimated fair value of investment securities available for sale at the acquisition date, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to Maturity	Available for Sale

Due in one year or less	$250	$3,006
Due after one year through five years	–	2,020
Due after five years through ten years	–	–
Due after ten years	–	–
Mortgage-backed securities	–	25,057

	$250	$30,083

At the acquisition date, there were no securities subject to call during 2011.

4.	Loans

The composition of loans acquired at July 16, 2010 is as follows:

Fair Value
Covered acquired loans:
Commercial real estate	$182,061
Residential	7,168
Commercial and agricultural loans	18,976
Home equity loans	17,230
Other consumer loans	160

Total covered loans	225,595

Non-covered acquired loans
Commercial and agricultural loans	98
Other consumer loans	1,133

Total non-covered loans	1,231

Total acquired loans	$226,826

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired, and (ii) non-PCI loans.

Loans acquired are recorded at fair value in accordance with the fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, NAFH NB accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

From these pools, NAFH NB used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool.

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Cash flows expected to be collected at acquisition	$227,871
Accretable yield	(13,345)

Fair value of acquired loans at acquisition	$214,526

The accretable yield represents the excess of estimated cash flows expected to be collected over the initial recorded investment in the PCI loans, which is their fair value at the time of acquisition by NAFH NB. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

The total fair value of non-PCI loans acquired at July 16, 2010 was $12,300.

5.	Operating Leases

NAFH NB is obligated under operating leases assumed for office and banking premises which expire in periods varying from two to four years. Future minimum lease payments, before considering renewal options that generally are present, are as follows at July 16, 2010:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$471
2011	1,027
2012	529
2013	435
2014	405
Thereafter	–

$2,867

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

6.	Intangible Assets

Tax deductible intangible assets acquired consist of the following at July 16, 2010:

Gross Carrying Amount
Core deposit intangible due to acquisition of Metro	$1,400

The identified intangible assets are amortized as noninterest expense over their estimated lives.

Estimated amortization expense for each of the next five years is as follows:

Years ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$160
2011	350
2012	350
2013	350
2014	190

$1,400

7.	Time Deposits

Time deposits of $100 or more were $55,249 at the acquisition date.

At July 16, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$133,519
2011	98,911
2012	50
2013	–
2014	–
2015	–

$232,480

8.	Short-Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

NAFH NB also acquired securities sold under agreements to repurchase with commercial account holders whereby NAFH NB sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by NAFH NB.

NAFH NB also assumed an agreement with another financial institution in which securities had been sold which would be repurchased at a future date. The interest rates on these repurchase agreements are fixed for the remaining term of the agreement. The outstanding fair value amount at July 16, 2010 was $10,188. As of July 16, 2010, $11,856 of securities of the United States Government or its agencies were pledged to collateralize these borrowings.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

Through the acquisition of Metro, NAFH NB assumed FHLB advances outstanding with a face value of $21,000 and a fair value of $21,012. The advances consist of the following:

Fair Value	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Rate at July 16, 2010
$ 5,004	$ 5,000	September 2010	Fixed	0.69%
6,005	6,000	December 2010	Fixed	0.68%
5,003	5,000	February 2011	Fixed	0.51%
5,000	5,000	June 2011	Daily	0.49%

$ 21,012	$ 21,000

NAFH National Bank

(Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities

Assumed of Turnberry Bank as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of

North American Financial Holdings, Inc.

In our opinion, the accompanying statement of assets acquired and liabilities assumed of NAFH National Bank (subsidiary of North American Financial Holdings, Inc.) presents fairly, in all material respects, the assets acquired and liabilities assumed by NAFH National Bank of Turnberry Bank as of July 16, 2010 in conformity with accounting principles generally accepted in the United States of America. This statement of assets acquired and liabilities assumed is the responsibility of the Company’s management; our responsibility is to express an opinion on this statement of assets acquired and liabilities assumed based on our audit. We conducted our audit of the statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets acquired and liabilities assumed, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

June 23, 2011

Ft. Lauderdale, Florida

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

Assets Acquired
Cash and due from banks	$40,353
Investment securities available for sale	3,495

Loans	152,125
Other real estate owned	5,439
Indemnification asset	21,739
Intangible assets	600
Other assets	4,392

Total assets acquired	$228,143

Liabilities Assumed
Deposits
Noninterest-bearing demand	$14,192
Interest-bearing	161,209

Total deposits	175,401

Borrowings	59,024
Accrued interest payable and other liabilities	6,089

Total liabilities assumed	$240,514

Net liabilities assumed	$(12,371)

The accompanying notes are an integral part of these financial statements.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

1.	Summary of Significant Accounting Policies

North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiary, NAFH National Bank (“NAFH NB”).

On July 16, 2010, NAFH NB acquired the operations and certain assets and liabilities from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of the former Turnberry Bank (“Turnberry”).

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change include the determination of fair value and goodwill and intangible assets. Changes in assumptions or in market conditions could significantly affect the fair value estimates. The measurement of assets acquired and liabilities assumed at their estimated fair values represent material estimates which are subject to change during the measurement period.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and items with an original maturity of three months or less, including amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta.

Investment Securities

Investment securities were acquired at their fair values. Investments which may be sold prior to maturity are classified as available for sale and reported at fair value. Investment securities where NAFH NB has both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the statement of assets acquired and liabilities assumed.

Accounting for Acquired Loans

NAFH NB accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that NAFH NB will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

purchased credit-impaired (“PCI”) loans. NAFH NB has generally aggregated the purchased loans into pools of loans with common risk characteristics. Refer to Note 4 for further discussion of risk characteristics.

FDIC Indemnification Asset

As part of a purchase and assumption agreement with the FDIC, NAFH NB has entered into a loss share agreement in which the FDIC will reimburse NAFH NB for certain amounts related to certain acquired loans and other real estate owned should NAFH NB experience a loss, as a result, an indemnification asset has been recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans and other assets, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are recorded at the lesser of their recorded investment or fair value less costs to sell when acquired.

Intangible Assets

Intangible assets include a core deposit base premium arising from the acquisition and was measured at fair value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Deferred Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

2.	FDIC-Assisted Purchase and Assumption of Assets and Liabilities of Turnberry Bank

NAFH NB entered into a purchase and assumption agreement to acquire certain assets and assume certain liabilities of Turnberry from the FDIC as receiver on July 16, 2010 (the “Transaction Date”). As part of this agreement, the FDIC also granted NAFH NB an option to purchase at appraised value the premises, furniture, fixtures, and equipment of the acquired institution and assume the leases associated with these offices. NAFH NB acquired certain assets, assumed all of the deposits, and assumed certain other liabilities from the FDIC in a whole-bank acquisition. Net cash consideration received from the FDIC in connection with the acquisition was $16,926.

The acquisition was accounted for under the purchase method of accounting. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values. An Identifiable intangible asset, a core deposit intangible, was recorded at fair value. As the fair value of consideration received in the Turnberry acquisition was greater than the estimated fair value of net liabilities assumed, a gain on acquisition of $4,555 was recorded by NAFH NB on the acquisition date.

As part of the purchase and assumption agreement, certain loans and other real estate owned acquired in this acquisition are covered by loss share agreements between NAFH NB and the FDIC which afford NAFH NB significant protection against future losses. Under the agreements, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned up to certain thresholds presented in the following table. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on nonresidential loans is five years and NAFH NB reimbursement to the FDIC for a total of eight years for recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. As part of the acquisition, NAFH NB has recorded an indemnification asset that represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed. The value of the indemnification asset at the acquisition date is $21,739 (loss threshold is $28,000 and 80% of the loss threshold is $22,400).

The estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date and NAFH NB believes that information provides a reasonable basis for estimating the fair values. However, NAFH NB may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. NAFH NB expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

3.	Investment Securities

As of the acquisition date, the acquired security portfolio consisted of 8 security positions which were recorded at their estimated fair values. The amortized cost and estimated fair value of investment securities at the acquisition date are presented below:

Available for Sale	Estimated Fair Value
U.S. Government agencies and corporations	$2,015
Collateralized Mortgage Obligations	1,480

$3,495

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

The estimated fair value of investment securities available for sale at the acquisition date, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Available for Sale
Due in one year or less	$–
Due after one year through five years	206
Due after five years through ten years	1,288
Due after ten years	2,001

$3,495

At the acquisition date, securities with a fair value of approximately $2,014 are subject to call during 2011.

4.	Loans

The composition of loans acquired at July 16, 2010 is as follows:

Fair Value
Covered acquired loans:
Commercial real estate	$45,412
Residential	85,905
Commercial and agricultural loans	299
Home equity loans	19,490
Other consumer loans	–

Total covered loans	$151,106
Non-covered acquired loans—consumer loans	1,019

Total acquired loans	$152,125

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired, and (ii) non-PCI loans.

Loans acquired are recorded at fair value in accordance with the fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, NAFH NB accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

From these pools, NAFH NB used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool.

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Cash flows expected to be collected at acquisition	$148,572
Accretable yield	(13,331)

Fair value of acquired loans at acquisition	$135,241

The accretable yield represents the excess of estimated cash flows expected to be collected over the initial recorded investment in the PCI loans, which is their fair value at the time of acquisition by NAFH NB. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

The total fair value of non-PCI loans acquired at July 16, 2010 was $16,884.

5.	Operating Leases

NAFH NB is obligated under operating leases assumed for office and banking premises which expire in periods varying from 10 months to one year. Future minimum lease payments, before considering renewal options that generally are present, are as follows at July 16, 2010:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$84
2011	97
2012	–
2013	–
2014	–
Thereafter	–

$181

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

6.	Intangible Assets

Tax deductible intangible assets acquired consist of the following at July 16, 2010:

Gross Carrying Amount
Core deposit intangible due to acquisition of Turnberry	$600

The identified intangible assets are amortized as noninterest expense over their estimated lives.

Estimated amortization expense for each of the next five years is as follows:

Years ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$69
2011	150
2012	150
2013	150
2014	81

$600

7.	Time Deposits

Time deposits of $100 or more were $97,082 at the acquisition date.

At July 16, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$64,772
2011	46,150
2012	10,065
2013	2,036
2014	2,132
2015 and beyond	1,006

$126,161

8.	Short-Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

NAFH NB also acquired securities sold under agreements to repurchase with commercial account holders whereby NAFH NB sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by NAFH NB.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

Through the acquisition of Turnberry, NAFH NB assumed FHLB advances outstanding with a face value of $55,000 and a fair value of $59,017. The advances consist of the following:

Fair Value	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Rate at July 16, 2010
$3,034	$3,000	March 2011	Fixed	2.12%
3,028	3,000	May 2011	Fixed	1.65%
5,212	5,000	June 2011(a)	Fixed	5.04%
5,107	5,000	July 2011(a)	Fixed	2.81%
5,292	5,000	January 2012(a)	Fixed	4.56%
4,372	4,000	March 2013(a)	Fixed	4.58%
5,625	5,000	June 2014(a)	Fixed	4.67%
5,239	5,000	February 2015(a)	Fixed	2.83%
5,431	5,000	June 2015(a)	Fixed	3.71%
5,469	5,000	July 2015(a)	Fixed	3.57%
5,558	5,000	November 2017(a)	Fixed	3.93%
5,650	5,000	July 2018(a)	Fixed	3.94%

$59,017	$55,000

(a)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, NAFH NB has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.

TIB Financial Corp.

Unaudited Consolidated Financial Statements as of and for the

Three and Six Months Ended June 30, 2012

TIB FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars and shares in thousands, except per share amounts)

(Unaudited)

(Dollars and shares in thousands, except per share data)	June 30, 2012	December 31, 2011
Assets
Cash and due from banks	$621	$1,159
Interest-bearing deposits with banks	651	1,062
Cash and cash equivalents	1,272	2,221
Intangible assets, net	219	235
Accrued interest receivable and other assets	1,619	1,324
Equity method investment in Capital Bank, NA	206,536	200,812

Total assets	$209,646	$204,592

Liabilities and Shareholders’ Equity

Liabilities
Long-term borrowings	$23,324	$23,176
Deferred income tax liability	3,589	3,641
Other liabilities	721	428

Total liabilities	27,634	27,245

Shareholders’ Equity
Preferred stock—$.10 par value: 5,000 shares authorized, 0 shares issued and outstanding	–	–
Common stock—$.10 par value: 50,000 shares authorized, 12,350 shares issued and outstanding, respectively	1,235	1,235
Additional paid in capital	170,770	170,770
Retained earnings	7,266	3,360
Accumulated other comprehensive income	2,741	1,982

Total shareholders’ equity	182,012	177,347

Total Liabilities and Shareholders’ Equity	$209,646	$204,592

See accompanying notes to consolidated financial statements

TIB FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars and shares in thousands, except per share amounts)	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Interest and dividend income
Loans, including fees	$–	$4,347	$–	$17,745
Investment securities:
Taxable	–	902	–	3,238
Tax-exempt	–	4	–	19
Interest-bearing deposits in other banks	1	31	3	101
Federal Home Loan Bank stock	–	6	–	31

Total interest and dividend income	1	5,290	3	21,134

Interest expense
Deposits	–	822	–	3,276
Federal Home Loan Bank advances	–	64	–	301
Short-term borrowings	–	4	–	19
Long-term borrowings	440	466	902	922

Total interest expense	440	1,356	902	4,518

Net interest income (loss)	(439)	3,934	(899)	16,616
Provision for loan losses	–	136	–	621

Net interest income (loss) after provision for loan losses	(439)	3,798	(899)	15,995

Non-interest income
Equity in income from investment in Capital Bank, NA	2,420	658	4,965	658
Investment advisory and trust fees	85	379	216	766
Service charges on deposit accounts	–	257	–	1,070
Fees on mortgage loans originated and sold	–	144	–	498
Other income	–	464	–	1,669
Investment securities gains, net	–	–	–	12

Total non-interest income	2,505	1,902	5,181	4,673

Non-interest expense
Salaries and employee benefits	103	2,250	209	8,751
Net occupancy and equipment expense	3	692	9	2,740
Foreclosed asset related expense	–	43	–	565
Other expense	428	1,614	776	5,868

Total non-interest expense	534	4,599	994	17,924

Income before income taxes	1,532	1,101	3,288	2,744
Income tax expense (benefit)	(369)	141	(618)	716

Net income	$1,901	$960	$3,906	$2,028

Basic net income per common share	$0.15	$0.08	$0.32	$0.17

Diluted net income per common share	$0.15	$0.07	$0.32	$0.14

See accompanying notes to consolidated financial statements

TIB FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME

(Unaudited)

(Dollars and shares in thousands, except per share amounts)	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Net income	$1,901	$960	$3,906	$2,028
Other comprehensive income:
Unrealized holding gains on available for sale securities	–	2,263	–	4,498
Reclassification adjustments for losses recognized in income	–	–	–	(11)
Unrealized holding gains from investment in Capital Bank, NA,	2,075	2,100	1,235	2,100
Net unrealized holding gains on available for sale securities	2,075	4,363	1,235	6,587
Tax effect	800	1,642	476	2,479
Other comprehensive income, net of tax	1,275	2,721	759	4,108
Comprehensive income	$3,176	$3,681	$4,665	$6,136

See accompanying notes to consolidated financial statements

TIB FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Cash flows from operating activities:
Net income	$3,906	$2,028
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in income from investment in Capital Bank, NA	(4,965)	(658)
Accretion of acquired loans	–	(17,059)
Depreciation and amortization	164	337
Provision for loan losses	–	621
Deferred income tax expense	(52)	287
Investment securities net realized gains	–	(12)
Net amortization of investment premium/discount	–	1,967
Loss on sales of OREO	–	(121)
Other	–	(656)
Mortgage loans originated for sale	–	(17,154)
Proceeds from sales of mortgage loans originated for sale	–	24,854
Fees on mortgage loans sold	–	(498)
Change in accrued interest receivable and other assets	(295)	(2,641)
Change in accrued interest payable and other liabilities	293	5,063

Net cash used in operating activities	(949)	(3,642)

Cash flows from investing activities:
Net change in cash due to merger of TIB Bank with and into Capital Bank, NA	–	(103,654)
Investment in Capital Bank, NA	–	(5,241)
Purchases of investment securities available for sale	–	(15,474)
Sales of investment securities available for sale	–	2,319
Repayments of principal and maturities of investment securities available for sale	–	43,101
Sales of FHLB Stock	–	244
Principal repayments on loans, net of loans originated or acquired	–	(7,069)
Purchases of premises and equipment	–	(405)
Proceeds from sale of OREO	–	8,844

Net cash provided by investing activities	–	(77,335)

Cash flows from financing activities:
Net increase in demand, money market and savings accounts	–	78,957
Net decrease in time deposits	–	(138,414)
Net decrease in federal funds purchased and securities sold under agreements to repurchase	–	(4,979)
Repayment of long term FHLB advances	–	(10,000)
Net proceeds from common stock rights offering	–	7,764

Net cash used in financing activities	–	(66,672)

Net decrease in cash and cash equivalents	(949)	(147,649)
Cash and cash equivalents at beginning of period	2,221	153,794

Cash and cash equivalents at end of period	$1,272	$6,145

Supplemental disclosures of cash paid:
Interest	$322	$5,304
Supplemental information:
Transfer of loans to OREO	$–	$4,752
Transfer of non-cash assets to Capital Bank, N.A.	–	1,390,516
Transfer of non-cash liabilities to Capital Bank, N.A.	–	1,473,981
Acquisitions of Equity Method investment in Capital Bank, N.A.	–	190,200

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

(Unaudited)

Note 1—Basis of Presentation & Accounting Policies

TIB Financial Corp. (the “Company”) is a bank holding company headquartered in Naples, Florida. Prior to April 29, 2011, TIB Financial Corp. conducted its business primarily through its wholly-owned subsidiaries, TIB Bank (together with its successor entities following the Bank Merger (as defined below), the “Bank”) and Naples Capital Advisors, Inc. As described in additional detail in Note 2, on April 29, 2011 (the “Merger Date”), the Bank merged (the “Bank Merger”) with and into NAFH National Bank (“NAFH Bank”), a subsidiary of our majority shareholder, Capital Bank Financial Corp. (formerly known as North American Financial Holdings, Inc.); (“CBF”), in an all-stock transaction, with NAFH Bank as the surviving entity. On June 30, 2011, NAFH Bank merged with Capital Bank, a wholly-owned subsidiary of Capital Bank Corporation, a controlled subsidiary of our majority shareholder, with NAFH Bank as the surviving entity (the “Capital Bank Merger”). On June 30, 2011, NAFH Bank changed its name to Capital Bank, National Association (“Capital Bank, NA”). Subsequently, GreenBank, a previously wholly-owned subsidiary of Green Bankshares, Inc. (“Green”), merged with and into Capital Bank, NA when Green became a controlled subsidiary of CBF on September 7, 2011. Collectively the subsidiary bank mergers discussed above are referred to herein as the “Subsidiary Bank Mergers”.

Subsequent to the Subsidiary Bank Mergers, the Company holds an approximately 21% ownership interest in Capital Bank, NA which is recorded as an equity-method investment in that entity. As of June 30, 2012, the Company’s investment in Capital Bank, NA totaled $206,536, which reflected the Company’s pro rata ownership of Capital Bank, NA’s total shareholders’ equity. In periods subsequent to the Merger Date, the Company has and will adjust this equity investment balance based on its equity in Capital Bank, NA’s net income and comprehensive income. In connection with the Bank Merger, assets and liabilities of the Bank were de-consolidated from the Company’s balance sheet resulting in a significant decrease in the total assets and total liabilities of the Company in the second quarter of 2011. Accordingly, as of June 30, 2012 and December 31, 2011, no investments, loans or deposits are reported on the Company’s Consolidated Balance Sheet. Subsequent to the Merger Date, the Company’s significant assets and liabilities included in the Consolidated Balance Sheet are comprised of the company’s wholly-owned registered investment advisor, along with the Company’s equity method investment in Capital Bank, NA, current and deferred income tax accounts and trust preferred securities. The Company’s operating results subsequent to the Merger Date include the Company’s proportional share of the equity method earnings of Capital Bank, NA and interest income and interest expense resulting from cash deposited in Capital Bank, NA and the outstanding trust preferred securities issued by the Company, respectively and investment advisory fees earned from the Company’s wholly owned subsidiary Naples Capital Advisories, Inc. (“NCA”). Unless otherwise specified, this report describes TIB Financial Corp., NCA and its subsidiaries including TIB Bank through the Merger Date.

As used in this document, the terms “we,” “us,” “our,” “TIB Financial,” and “Company” mean TIB Financial Corp. and its subsidiaries (unless the context indicates another meaning) and the term “Bank” means TIB Bank, and, after the Bank Merger, its successor entities.

Capital Bank Financial Corp. Investment

On September 30, 2010, (the “Transaction Date”) the Company completed the issuance and sale to CBF of 7,000 shares of common stock, 70 shares of Series B Preferred Stock and a warrant (the “Warrant”) to purchase up to 11,667 shares of Common Stock of the Company (the “Warrant Shares”) for aggregate consideration of $175,000 (the “Investment”). The consideration was comprised of approximately $162,840 in cash and approximately $12,160 in the form of a contribution to the Company of all 37 outstanding shares of Series A Preferred Stock previously issued to the U.S. Treasury Department (“Treasury”) under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company’s common stock, which CBF

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

(Unaudited)

purchased directly from the Treasury. The Series A Preferred Stock and the related warrant were retired on September 30, 2010 and are no longer outstanding. The 70 shares of Series B Preferred Stock received by CBF converted into an aggregate of 4,667 shares of common stock following shareholder approval of an amendment to increase the number of authorized shares of common stock to 50,000. The Warrant was exercisable, in whole or in part, and from time to time, from September 30, 2010 to March 30, 2012, at an exercise price of $15.00 per Warrant Share. On March 31, 2012, the Warrant expired unexercised.

As a result of the Investment, pursuant to which CBF acquired approximately 97% (which has subsequently been reduced to approximately 94% as a result of the Rights Offering described below) of the voting securities of the Company, the Company followed the acquisition method of accounting as required by the Business Combinations Topic of the FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under the accounting guidance the application of “push down” accounting was required.

In addition to the new accounting basis established for assets, liabilities and noncontrolling interests, acquisition accounting also requires the reclassification of any retained earnings from periods prior to the acquisition to be recognized as common share equity and the elimination of any accumulated other comprehensive income or loss and surplus within the Company’s Shareholders’ Equity section of the Company’s Consolidated Financial Statements. Accordingly, retained earnings and accumulated other comprehensive income at June 30, 2012 and December 31, 2011 represent only the results of operations subsequent to September 30, 2010, the date of the CBF Investment.

Critical Accounting Policies

The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information and an additional description of the Company’s accounting policies, refer to the Company’s consolidated financial statements for the year ended December 31, 2011.

The accounting and reporting policies conform to U.S. GAAP. The following is a summary of the more significant of these policies.

Earnings Per Common Share

Basic earnings per share is net income allocated to common shareholders divided by the weighted average number of common shares and vested restricted shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options, warrants and restricted shares computed using the treasury stock method.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

(Unaudited)

Earnings per share have been computed based on the following for the periods ended:

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Weighted average number of common shares outstanding:
Basic	12,350	12,350	12,350	12,055
Dilutive effect of options outstanding	–	–	–	–
Dilutive effect of restricted shares	–	–	–	–
Dilutive effect of warrants outstanding	–	1,080	–	1,993

Diluted	12,350	13,430	12,350	14,048

The dilutive effect of stock options and warrants and the dilutive effect of unvested restricted shares are the only common stock equivalents for purposes of calculating diluted earnings per common share.

Weighted average anti-dilutive stock options and warrants and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Anti-dilutive stock options	2	6	2	7
Anti-dilutive restricted stock awards	–	–	–	–
Anti-dilutive warrants	–	–	5,769	5

Income Taxes

Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

The Company is included in CBF’s consolidated Federal and Florida income tax return.

Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

(Unaudited)

Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Stands Update No. 2011-05. ASU 2011-12 amended one of the requirements of Update 2011-05. Under the amendments in Update 2011-05, entities are required to present reclassification adjustments and the effect of those reclassification adjustments on the face of the financial statements where net income is presented, by component of net income, and on the face of the financial statements where other comprehensive income is presented, by component of other comprehensive income. In addition, the amendments in Update 2011-05 require that reclassification adjustments be presented in interim financial periods. The amendments in this Update are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU 2011-12 did not have an impact on the Company’s consolidated financial condition or results of operations but did alter disclosures.

Also in December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Stands Update No. 2011-05. ASU 2011-12 amended one of the requirements of Update 2011-05. Under the amendments in Update 2011-05, entities are required to present reclassification adjustments and the effect of those reclassification adjustments on the face of the financial statements where net income is presented, by component of net income, and on the face of the financial statements where other comprehensive income is presented, by component of other comprehensive income. In addition, the amendments in Update 2011-05 require that reclassification adjustments be presented in interim financial periods. The amendments in this Update are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU 2011-12 did not have an impact on the Company’s consolidated financial condition or results of operations but did alter disclosures.

In September 2011, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 amended guidance on the annual goodwill impairment test performed by the Company. Under the amended guidance, the Company will have the option to first assess qualitative factors to determine whether it is necessary to perform a two-step impairment test. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than the carrying value, the quantitative impairment test is required. If the Company believes the fair value of a reporting unit is greater than the carrying value, no further testing is required. A company can choose to perform the qualitative assessment on some or none of its reporting entities. The amended guidance includes examples of events and circumstances that might indicate that a reporting unit’s fair value is less than its carrying amount. These include macro-economic conditions such as deterioration in the entity’s operating environment, entity-specific events such as declining financial performance, and other events such as an expectation that a reporting unit will be sold. The amended guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. However, an entity can choose to early adopt even if its annual test date is before the issuance of the final standard, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. The adoption of ASU 2011-08 did not have an impact on the Company’s consolidated financial condition or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current guidance by (i) eliminating the option to present components of other comprehensive income (OCI) as part of the statement of changes in shareholders’ equity, (ii) requiring the presentation of each component of net income and each component of OCI either in a single continuous statement or in two separate but consecutive statements, and (iii) requiring the presentation of reclassification adjustments on the face of the statement. The amendments of ASU 2011-05 do not change the

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

(Unaudited)

option to present components of OCI either before or after related income tax effects, the items that must be reported in OCI, when an item of OCI should be reclassified to net income, or the computation of earnings per share (which continues to be based on net income). ASU 2011-05 is effective for interim and annual periods beginning on or after December 15, 2011 for public companies, with early adoption permitted and retrospective application required. The adoption of ASU 2011-05 did not have an impact on the Company’s consolidated financial condition or results of operations but did alter disclosures.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The amended guidance of ASU 2011-04 (i) clarifies how a principal market is determined, (ii) establishes the valuation premise for the highest and best use of nonfinancial assets, (iii) addresses the fair value measurement of instruments with offsetting market or counterparty credit risks, (iv) extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and (v) requires additional disclosures including transfers between Level 1 and Level 2 of the fair value hierarchy, quantitative and qualitative information and a description of an entity’s valuation process for Level 3 fair value measurements, and fair value hierarchy disclosures for financial instruments not measured at fair value. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of ASU 2011-04 did not have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables. The new guidance amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The adoption of ASU 2011-02 did not have a material impact on the Company’s consolidated financial condition or results of operations.

In January 2011, the FASB issued ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, to amend ASC Topic 310, Receivables . The amendments in this update temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for public entities. The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.

Note 2—Equity Method Investment in Capital Bank, NA

On April 29, 2011, the Company’s primary operating subsidiary, TIB Bank, was merged with and into NAFH Bank, an affiliate institution which had been wholly-owned by the Company’s controlling shareholder, CBF, preceding the Bank Merger. Pursuant to the merger agreement dated April 27, 2011, between NAFH Bank and the Bank, the Company exchanged its 100% ownership interest in TIB Bank for an approximately 53% ownership interest in the surviving combined entity, NAFH Bank (which subsequently changed its name to Capital Bank National Association). CBF is deemed to control Capital Bank, NA due to CBF’s 94% ownership interest in the Company and CBF’s direct ownership of the remaining 47% interest in Capital Bank, NA subsequent to the Bank Merger. Accordingly, subsequent to April 29, 2011, the Company began to account for its ownership in Capital Bank, NA under the equity method of accounting and the assets and liabilities of the Bank were de-consolidated from the Company’s balance sheet. The deconsolidation resulted in a significant decrease in the total assets and total liabilities of the Company in the second quarter of 2011. Additionally, at the

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

(Unaudited)

time of the Bank Merger, due to the de-consolidation of the Bank, the balance of accumulated other comprehensive income was reclassified as additional paid in capital. Accordingly, as of June 30, 2012, no investments, loans or deposits are reported on the Company’s Consolidated Balance Sheet and subsequent to the Merger Date, interest income and interest expense are the result of cash deposited in Capital Bank, NA and the outstanding trust preferred securities issued by the Company, respectively.

On June 30, 2011, Capital Bank, a wholly-owned subsidiary of Capital Bank Corporation, an affiliated bank holding company in which CBF has an 83% ownership interest, was merged with and into Capital Bank, NA, with Capital Bank, NA as the surviving entity. Subsequently and as a result of that transaction, the Company’s ownership interest in Capital Bank, NA was reduced to 33%.

Subsequent to the mergers on June 30, 2011, CBF, the Company and Capital Bank Corporation made contributions of additional capital to Capital Bank, NA of $4,695, $5,241 and $6,063, respectively, in proportion to their respective ownership interests in Capital Bank NA. The contributions were made to provide additional capital support for the general business operations of Capital Bank, NA.

On September 7, 2011, GreenBank, a wholly-owned subsidiary of Green Bankshares Inc., an affiliated bank holding company in which CBF has a 90% ownership interest, was merged with and into Capital Bank, NA., with Capital Bank, NA as the surviving entity. On September 30, 2011, Capital Bank Corporation made a contribution of additional capital to Capital Bank, NA of $10,000. Subsequently and as a result of these transactions, the Company’s ownership interest in Capital Bank, NA was reduced to 21%.

The mergers of the Bank, Capital Bank and GreenBank into Capital Bank, NA were restructuring transactions between commonly-controlled entities. The difference between the amount of the Company’s initial equity method investment in NAFH Bank, subsequent to the Bank Merger, and the Company’s investment in the Bank, immediately preceding the Bank Merger, was accounted for as a reduction in additional paid in capital. The amount of the equity method investment in NAFH Bank on April 29, 2011, immediately subsequent to the Bank Merger, was equal to approximately 53% of the total shareholders’ equity of NAFH Bank post-merger (the combined entity). Additionally, at the time of the Bank Merger, due to the de-consolidation of the Bank, the balance of accumulated other comprehensive income was reclassified as additional paid in capital. As the Company began to account for its investment in the combined entity under the equity method subsequent to April 29, 2011, the Company’s proportional share of earnings of $2,420 and $4,965, respectively, was recorded in “Equity in income from investment in Capital Bank, NA.” in the Company’s Consolidated Statements of Income for the three and six months ended June 30, 2012, the related other comprehensive income net of tax was $1,275 and $759, respectively.

At June 30, 2012, the Company’s net investment of $206,536 in Capital Bank, NA, was recorded in the Consolidated Balance Sheet as “Equity method investment in Capital Bank NA.”

The initial estimated fair values of assets and liabilities acquired were based upon information that was available at the time to make preliminary estimates of fair value. The Company expected to obtain additional information during the measurement period which could result in changes to the estimated fair value amounts. The Company is still within the measurement period and has not yet finalized its estimates of fair value. However, as required by the acquisition method of accounting, the Company has retrospectively adjusted certain preliminary estimates to reflect refinements of estimates of fair values and new information obtained about facts and circumstances that existed as of the acquisition date. As a result of the Bank Merger, such changes are principally reflected in the accompanying financial statements as changes in the Company’s equity method investment in Capital Bank, NA. The most significant refinements include: (1) increases in the collectability of

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

(Unaudited)

certain legacy bank fully charged-off loan balances and fees; (2) an increase in the estimated fair value of the core deposit intangible asset; (3) an increase in deferred tax assets related to the other fair value estimate changes offset by a reduction of expected realization of items considered to be built in losses; and (4) an increase in Goodwill caused by the net effect of these adjustments. Accordingly, the financial statements herein reflect an decrease of $31 in the Company’s investment in Capital Bank, NA and addition paid in capital for the reported period and as of December 31, 2011.

The following table presents summarized financial information for the Company’s equity method investee, Capital Bank, NA. Prior to April 29, 2011 there was no equity method investment:

	Three Months Ended June 30, 2012	Six Months Ended June 30, 2012	Period From April 29, 2011 Through June 30, 2011
Interest income	$72,893	$147,025	$20,710
Interest expense	8,000	16,725	3,280

Net interest income	64,893	130,300	17,430
Provision for loan losses	6,608	11,984	6,496
Non-interest income	12,298	26,912	4,465
Non-interest expense	52,799	108,017	13,388
Net income	11,326	23,234	1,248

Note 3—Capital Adequacy

The Company (on a consolidated basis) is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements results in certain discretionary and required actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial position and results of operations. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

(Unaudited)

Capital Adequacy and Ratios

To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At June 30, 2012 the Company maintained capital ratios exceeding the requirement to be considered adequately capitalized. These minimum amounts and ratios along with the actual amounts and ratios for the Company as of June 30, 2012 and December 31, 2011 are presented in the following tables.

	Well Capitalized Requirement		Adequately Capitalized Requirement			Actual
June 30, 2012	Amount	Ratio	Amount	Ratio		Amount	Ratio
Tier 1 Capital (to Average Assets)
TIB Financial Corp.	N/A	N/A	≥$ 8,330	≥	4.0%	$208,262	97.2%
Tier 1 Capital ( to Risk Weighted Assets)
TIB Financial Corp.	N/A	N/A	≥$ 8,336	≥	4.0%	$208,409	97.1%
Total Capital (to Risk Weighted Assets)
TIB Financial Corp.	N/A	N/A	≥$16,672	≥	8.0%	$208,409	97.1%

	Well Capitalized Requirement		Adequately Capitalized Requirement			Actual
December 31, 2011	Amount	Ratio	Amount	Ratio		Amount	Ratio
Tier 1 Capital (to Average Assets)
TIB Financial Corp.	N/A	N/A	≥$ 8,229	≥	4.0%	$205,737	96.4%
Tier 1 Capital (to Risk Weighted Assets)
TIB Financial Corp.	N/A	N/A	≥$ 8,103	≥	4.0%	$202,580	97.9%
Total Capital (to Risk Weighted Assets)
TIB Financial Corp.	N/A	N/A	≥$16,206	≥	8.0%	$202,580	97.9%

Management believes, as of June 30, 2012, that the Company meets all capital requirements to which the it is subject. Tier 1 Capital for the Company includes the trust preferred securities that were issued in September 2000, July 2001 and June 2006 to the extent allowable.

On September 22, 2010 the Federal Reserve Bank of Atlanta (“FRB”) and the Company entered into a written agreement (the “Written Agreement”) where the Company agreed, among other things, that it would not make any payments on the outstanding trust preferred securities or declare or pay any dividends without the prior written approval of the FRB. On September 28, 2011, pursuant to approval by the FRB of a written request by the Company, the Company resumed payments of all amounts due for current and deferred interest through the subsequent payment date for each of its trust preferred securities. On November 8, 2011, the FRB notified the Company that the Written Agreement was terminated effective April 30, 2011 given that TIB Bank was merged into Capital Bank NA and that the condition of the Company was subsequently upgraded.

On January 18, 2011, the Company concluded a rights offering (the “Rights Offering”) wherein legacy shareholders received rights to purchase up to 1,489 shares of common stock, at a price of $15.00 per share, and acquired 533 shares of newly issued common stock. The rights offering resulted in net proceeds of $7,763. The record date for the rights offering was July 12, 2010.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

(Unaudited)

Subsidiary Dividend Limitations

In August 2010, Capital Bank, NA entered into an Operating Agreement (the “OCC Operating Agreement”) with the Office of the Comptroller of the Currency (the “OCC”). Currently, the OCC Operating Agreement with Capital Bank, NA prohibits the Bank from paying a dividend for three years following July 16, 2010, the date Capital Bank, NA acquired the assets and certain deposits of three failed banks from the Federal Deposit Insurance Corporation. Once the three-year period has elapsed, the agreement imposes other restrictions on Capital Bank, NA’s ability to pay dividends including requiring prior approval from the OCC before any distribution is made.

Dividends that may be paid by a national bank without express approval of the OCC are limited to that bank’s retained net profits for the preceding two years plus retained net profits up to the date of any dividend declaration in the current calendar year. Based on the retained net profits of the Bank, declaration of dividends by the Bank to the Company during 2012, if not subject to other restrictions, would have been limited to approximately $13,643.

Note 4—Fair Value Measurements

FASB guidance on fair value measurements defines fair value, establishes a framework for measuring fair value, and requires fair value disclosures for certain assets and liabilities measured at fair value on a recurring and non-recurring basis.

This guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

This guidance establishes a fair value hierarchy for disclosure of fair value measurements to maximize the use of observable inputs, that is, inputs that reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of the reporting entity. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The three levels of inputs and the classification of financial instruments within the fair value hierarchy are as follows:

Level 1:	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data; and

Level 3:	Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Cash & cash equivalents

For cash & cash equivalents, the carrying value is primarily utilized as a reasonable estimate of fair value.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

(Unaudited)

Valuation of securities available for sale

The fair values of securities available for sale are determined by (1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs), (2) matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs) and (3) for collateralized debt obligations, custom discounted cash flow modeling (Level 3 inputs).

As discussed in Note 2 Equity Method Investment in Capital Bank, NA, due to the deconsolidation of the Bank during the second quarter of 2011, the Company had no assets or liabilities measured at fair value on a recurring or non recurring basis as of June 30, 2012 and December 31, 2011.

Assets and Liabilities Measured on a Recurring Basis

As discussed in Note 2 Equity Method Investment in Capital Bank, NA, due to the deconsolidation of the Bank during the second quarter of 2011, the Company had no assets or liabilities measured at fair value on a recurring or non recurring basis as of June 30, 2012 and December 31, 2011.

Sensitivity to Changes in Significant Unobservable Inputs

For recurring fair value estimates categorized within Level 3 of the fair value hierarchy, as of June 30, 2011, the Company owned a collateralized debt security where the underlying collateral is comprised primarily of trust preferred securities of banks and insurance companies. The significant unobservable inputs used in the fair value measurement of the Company’s collateralized debt security are incorporated in the discounted cash flow modeling valuation used. Significant changes in any inputs in isolation would result in a significantly different fair value estimate.

Discount rates utilized in the modeling of this security were estimated based upon a variety of factors including the market yields of publicly traded trust preferred securities of larger financial institutions and other non-investment grade corporate debt. Cash flows utilized in the modeling of this security were based upon actual default history of the underlying issuers and issuer specific assumptions of estimated future defaults of the underlying issuers.

As discussed in Note 2 Equity Method Investment in Capital Bank, NA, due to the deconsolidation of the Bank during the second quarter of 2011, the Company no longer had any Level 3 assets or liabilities as of June 30, 2012.

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and six months ended June 30, 2011.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Collateralized Debt Obligations
June 30, 2011
Beginning balance, April 1,	$791
Included in earnings—other than temporary impairment	–
Included in other comprehensive income	–
Transfer into Level 3	–
Reduction due to deconsolidation of the Bank	(791)

Ending balance June 30,	$–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

(Unaudited)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Collateralized Debt Obligations
June 30, 2011
Beginning balance, January 1,	$795
Included in earnings—other than temporary impairment	–
Included in other comprehensive income	(4)
Transfer into Level 3	–
Reduction due to deconsolidation of the Bank	(791)

Ending balance June 30,	$–

Assets and Liabilities Measured on a Non-Recurring Basis

As discussed in Note 2 Equity Method Investment in Capital Bank, NA, due to the deconsolidation of the Bank during the second quarter of 2011, the Company had no assets or liabilities measured at fair value on a recurring or non recurring basis as of June 30, 2012 and December 31, 2011.

Fair values of cash and cash equivalents are equal to the carrying value. Fair value of subordinated debt is estimated based on management’s assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates.

The carrying amounts, estimated fair values and the fair value measurement levels, of financial instruments at June 30, 2012 and December 31, 2011 are as follows:

	Fair Value Measurements
	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
June 30, 2012

Financial assets:
Cash and cash equivalents	$1,272	$1,272	$1,272	$–	$–

Financial liabilities:
Subordinated debentures	23,324	24,199	–	–	24,199

December 31, 2011

Financial assets:
Cash and cash equivalents	$2,221	$2,221	$2,221	$–	$–

Financial liabilities:
Subordinated debentures	23,176	24,093	–	–	24,093

TIB Financial Corp.

Consolidated Financial Statements as of and for the

Year Ended December 31, 2011, 2010 and 2009

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders

of TIB Financial Corporation:

In our opinion, the accompanying consolidated balance sheet as of December 31, 2011 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2011 present fairly, in all material respects, the financial position of TIB Financial Corporation and its subsidiaries (Successor Company) at December 31, 2011, and the results of their operations and their cash flows for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Ft. Lauderdale, FL

April 9, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

TIB Financial Corp.

Naples, Florida

We have audited the accompanying consolidated balance sheet of TIB Financial Corp. as of December 31, 2010 (Successor), and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the three-month period ended December 31, 2010 (Successor), the nine-month period ended September 30, 2010 (Predecessor) and the year ended December 31, 2009. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2010 consolidated financial statements referred to above present fairly, in all material respects, the financial position of TIB Financial Corp. as of December 31, 2010 (Successor), and the results of its operations and its cash flows for the three-month period ended December 31, 2010 (Successor), the nine-month period ended September 30, 2010 (Predecessor) and the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Fort Lauderdale, Florida

March 31, 2011

TIB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31,

(Dollars and shares in thousands, except per share data)	2011	2010
Assets
Cash and due from banks	$1,159	$22,209
Interest-bearing deposits with banks	1,062	131,585

Cash and cash equivalents	2,221	153,794

Investment securities available-for-sale	–	418,092
Loans, net of deferred loan costs and fees	–	1,004,630
Less: Allowance for loan losses	–	402

Loans, net	–	1,004,228

Premises and equipment, net	–	43,153
Goodwill	–	29,999
Intangible assets, net	235	11,406
Other real estate owned	–	25,673
Deferred income tax asset	–	19,973
Accrued interest receivable and other assets	1,324	50,548
Equity method investment in Capital Bank, N.A.	200,843	–

Total assets	$204,623	$1,756,866

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$–	$198,092
Interest-bearing	–	1,168,933

Total deposits	–	1,367,025

Federal Home Loan Bank advances	–	131,116
Short-term borrowings	–	47,158
Long-term borrowings	23,176	22,887
Deferred income tax liability	3,641	–
Accrued interest payable and other liabilities	428	11,930

Total liabilities	27,245	1,580,116

Shareholders’ Equity
Preferred stock—$.10 par value: 5,000 shares authorized, 0 shares issued and outstanding	–	–
Common stock—$.10 par value: 50,000 shares authorized, 12,350 and 11,817 shares issued and outstanding, respectively	1,235	1,182
Additional paid in capital	170,801	177,316
Retained earnings	3,360	560
Accumulated other comprehensive income (loss)	1,982	(2,308)

Total shareholders’ equity	177,378	176,750

Total Liabilities and Shareholders’ Equity	$204,623	$1,756,866

See accompanying notes to consolidated financial statements

TIB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor Company		Predecessor Company
(Dollars and shares in thousands, except per share data)	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Interest and dividend income
Loans, including fees	$17,745	$13,698	$45,471	$68,925
Investment securities:
U.S. Government agencies and corporations	3,185	1,802	6,347	11,395
States and political subdivisions, tax-exempt	19	14	137	299
States and political subdivisions, taxable	31	36	106	143
Other investments	22	17	26	212
Interest-bearing deposits in other banks	113	103	204	124
Federal Home Loan Bank stock	31	11	26	24
Federal funds sold and securities purchased under agreements to resell	–	–	–	5

Total interest and dividend income	21,146	15,681	52,317	81,127

Interest expense
Interest-bearing demand and money market	678	548	1,994	4,052
Savings	231	128	418	2,142
Time deposits of $100 or more	1,190	931	5,419	8,587
Other time deposits	1,177	935	5,972	12,865
Long-term debt—subordinated debentures	1,885	458	1,119	1,578
Federal Home Loan Bank advances	301	233	3,590	5,199
Short-term borrowings	19	15	69	104
Long-term borrowings	–	1	854	1,209

Total interest expense	5,481	3,249	19,435	35,736

Net interest income	15,665	12,432	32,882	45,391
Provision for loan losses	621	402	29,697	42,256

Net interest income after provision for loan losses	15,044	12,030	3,185	3,135

Non-interest income
Service charges on deposit accounts	1,070	864	2,585	4,165
Fees on mortgage loans originated and sold	498	449	1,219	1,143
Investment advisory and trust fees	1,293	354	948	997
Loss on sale of indirect auto loans	–	–	(344)	–
Equity in income from investment in Capital Bank, N.A.	4,084	–	–	–
Other income	1,669	1,043	2,283	3,510
Investment securities gains, net	12	–	2,635	5,058
Other-than-temporary impairment losses on investments prior to April 1, 2009 adoption of ASC 320-10-65-1	–	–	–	(23)
Other-than-temporary impairment losses on investments subsequent to April 1, 2009
Gross impairment losses	–	–	–	(740)
Less: Impairments recognized in other comprehensive income	–	–	–	–

Net impairment losses recognized in earnings subsequent to April 1, 2009	–	–	–	(740)

Total non-interest income	8,626	2,710	9,326	14,110

TIB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Continued)

	Successor Company		Predecessor Company
(Dollars and shares in thousands, except per share data)	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Non-interest expense
Salaries and employee benefits	$9,009	$6,632	$19,859	$28,594
Net occupancy and equipment expense	2,760	2,051	6,948	9,442
Goodwill impairment	–	–	–	5,887
Foreclosed asset related expense	565	536	21,687	2,847
Impairment of wealth management customer relationship intangible	2,872	–	–	–
Other expense	6,564	4,704	16,822	18,572

Total non-interest expense	21,770	13,923	65,316	65,342

Income (loss) before income taxes	1,900	817	(52,805)	(48,097)
Income tax (benefit) expense	(900)	257	–	13,451

Net income (loss)	$2,800	$560	$(52,805)	$(61,548)

Preferred dividends earned by preferred shareholders and discount accretion	–	–	2,009	2,662
Gain on retirement of Series A preferred allocated to common shareholders	–	–	(24,276)

Net income (loss) allocated to common shareholders	$2,800	$560	$(30,538)	$(64,210)

Basic income (loss) per common share	$0.23	$0.05	$(205.64)	$(433.27)

Diluted income (loss) per common share	$0.23	$0.03	$(205.64)	$(433.27)

See accompanying notes to consolidated financial statements

TIB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Dollars and shares in thousands except per share data)

Predecessor Company	Preferred Shares Series A	Preferred Stock Series A	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance, January 1, 2009	37	$32,920	149	$15	$74,630	$14,737	$(619)	$(569)	$121,114
Comprehensive loss:
Net loss						(61,548)			(61,548)
Other comprehensive loss:
Net market valuation adjustment on securities available for sale							1,096
Less: reclassification adjustment for gains							(4,295)
Other comprehensive loss									(3,199)

Comprehensive loss									$(64,747)

Issuance costs associated with preferred stock issued					(48)				(48)
Preferred stock discount accretion		810				(810)			–
Stock-based compensation and related tax effect					484				484
Common stock dividends declared					1,088	(1,088)			–
Cash dividends declared, preferred stock						(1,285)			(1,285)

Balance, December 31, 2009	37	$33,730	149	$15	$76,154	$(49,994)	$(3,818)	$(569)	$55,518

Comprehensive loss:
Net loss						(52,805)			(52,805)
Other comprehensive income:
Net market valuation adjustment on securities available for sale							5,896
Add: reclassification adjustment for gains							(2,635)
Other comprehensive loss, net of tax benefit of $523									3,261

Comprehensive income									$(49,544)

Preferred stock discount accretion		572				(572)			–
Stock-based compensation and related tax effect					785				785

Balance, September 30, 2010	37	$34,302	149	$15	$76,939	$(103,371)	$(557)	$(569)	$6,759

TIB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Dollars and shares in thousands except per share data)

(Continued)

Successor Company	Preferred Shares Series B	Preferred Stock Series B	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance, September 30, 2010	70	$70,000	7,149	$715	$107,783	$–	$–	$–	$178,498
Comprehensive loss:
Net income						560			560
Other comprehensive loss:
Net market valuation adjustment on securities available for sale							(2,308)		(2,308)

Comprehensive loss									$(1,748)

Conversion of Preferred Stock, Series B	(70)	(70,000)	4,667	467	69,533				–
Reverse stock split fractional shares			1	0	0				0

Balance, December 31, 2010	–	$–	11,817	$1,182	$177,316	$560	$(2,308)	$–	$176,750

Comprehensive loss:
Net income						2,800			2,800
Other comprehensive income:
Net market valuation adjustment on securities available for sale							4,787
Less: reclassification adjustment for gains							(7)
Other comprehensive income, net of tax expense of $2,902									4,780

Comprehensive income									$7,580

Common stock issued in Rights Offering			533	53	7,710				7,763
Effects of merger of TIB Bank into Capital Bank,
NA					(14,225)		(490)		(14,715)

Balance, December 31, 2011	–	$–	12,350	$1,235	$170,801	$3,360	$1,982	$–	$177,378

See accompanying notes to consolidated financial statements

TIB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars and shares in thousands except per share data)

	Successor Company		Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Cash flows from operating activities:
Net income (loss)	$2,800	$560	$(52,805)	$(61,548)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Accretion of acquired loans	(17,059)	(13,334)	–	–
Equity in income from investment in Capital Bank, N.A.	(4,084)	–	–	–
Depreciation and amortization	664	138	3,572	4,516
Customer relationship intangible impairment	2,872	–	–	–
Provision for loan losses	621	402	29,697	42,256
Deferred income tax expense (benefit)	(745)	681	–	10,998
Investment securities net realized gains	(12)	–	(2,635)	(5,058)
Net amortization of investment premium/discount	1,967	1,731	2,330	2,031
Write-down of investment securities	–	–	–	763
Goodwill impairment	–	–	–	5,887
Stock based compensation	–	–	785	690
(Gain) loss on sale of OREO	(121)	–	55	168
OREO Valuation Adjustments	–	–	19,116	1,812
Loss on sale of indirect auto loans	–	–	344	–
Other	(656)	(357)	194	178
Mortgage loans originated for sale	(17,154)	(22,194)	(56,265)	(60,439)
Proceeds from sales of mortgage loans originated for sale	24,854	18,942	55,383	57,778
Fees on mortgage loans sold	(498)	(449)	(1,219)	(1,143)
Change in accrued interest receivable and other assets	(3,361)	(1,134)	4,681	1,894
Change in accrued interest payable and other liabilities	2,346	(10,022)	6,576	(4,118)

Net cash provided by (used in) operating activities	(7,566)	(25,036)	9,809	(3,335)

Cash flows from investing activities:
Net change in cash due to merger of TIB Bank with and into Capital Bank, N.A.	(98,182)	–	–	–
Investment in Capital Bank, N.A.	(5,241)	–	–	–
Purchases of investment securities available for sale	(15,474)	(164,028)	(335,038)	(728,578)
Sales of investment securities available for sale	2,319	–	188,601	525,359
Repayments of principal and maturities of investment securities available for sale	43,101	49,824	90,955	209,566
Acquisition of Naples Capital Advisors business	–	–	(296)	(148)
Net cash received in acquisition of operations-Riverside Bank of the Gulf Coast	–	–	–	271,397
Sales of FHLB stock	244	365	749	1,277
Principal repayments on loans, net of loans originated or acquired	(6,751)	24,855	27,168	(30,111)
Purchases of premises and equipment	(405)	(319)	(12,629)	(2,760)
Proceeds from sales of loans	–	–	26,902	3,500
Proceeds from sales of OREO	8,661	5,932	6,794	4,122
Proceeds from disposal of equipment	–	–	41	51

Net cash provided by (used in) investing activities	(71,728)	(83,371)	(6,753)	253,675

Cash flows from financing activities:
Net increase (decrease) in demand, money market and savings accounts	73,351	50,260	(107,167)	82,350
Net increase (decrease) in time deposits	(138,414)	(11,053)	60,181	(167,699)
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(4,979)	3,329	(36,647)	8,116
Net change short term FHLB advances	–	–	–	(70,000)
Repayment of long term FHLB advances	(10,000)	–	–	(7,900)

TIB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars and shares in thousands except per share data)

(Continued)

	Successor Company		Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Net repayment of long term repurchase agreements	$–	$(10,000)	$(20,000)	$–
Net proceeds from Capital Bank Financial, Corp. Investment	–	–	162,840	–
Income tax effect related to stock-based compensation	–	–	–	(206)
Net costs from issuance of preferred stock and common warrants	–	–	–	(48)
Net proceeds from common stock rights offering	7,763	–	–	–
Cash dividends paid to preferred shareholders	–	–	–	(1,285)

Net cash provided by (used in) financing activities	(72,279)	32,536	59,207	(156,672)

Net increase (decrease) in cash and cash equivalents	(151,573)	(75,871)	62,263	93,668

Cash and cash equivalents at beginning of period	153,794	229,665	167,402	73,734

Cash and cash equivalents at end of period	$2,221	$153,794	$229,665	$167,402

Supplemental disclosures of cash paid:
Interest	$9,116	$4,578	$16,303	$38,291
Income taxes	–	–	–	–
Supplemental disclosures of non-cash transactions:
Transfer of non-cash assets to Capital Bank, N.A.	$1,390,516	$–	$–	$–
Transfer of non-cash liabilities to Capital Bank, N.A.	1,473,981	–	–	–
Acquisitions of Equity Method investment in Capital Bank, N.A.	190,200	–	–	–
Transfer of loans to OREO	4,569	1,992	35,007	27,547
Fair value of noncash assets acquired	–	–	–	49,193
Fair value of liabilities assumed	–	–	–	320,594
Transfer of OREO to Premises and Equipment	–	–	–	2,941
Exchange of Preferred Series A for common shares issued in CBF Investment	–	–	12,160	–

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 1—Summary of Significant Accounting Policies

Principles of Consolidation and Nature of Operations

TIB Financial Corp. is a bank holding company headquartered in Naples, Florida. Prior to April 29, 2011, TIB Financial Corp. (the “Company”) conducted its business primarily through its wholly-owned subsidiaries, TIB Bank (together with its successor entities following the Merger (as defined below), the “Bank”) and Naples Capital Advisors, Inc. As described in additional detail in Note 2, on April 29, 2011 (the “Merger Date”), the Bank merged (the “Merger”) with and into NAFH National Bank (“NAFH Bank”), a subsidiary of our majority shareholder, Capital Bank Financial, Corp. (formerly known as North American Financial Holdings, Inc.; “CBF”) in an all-stock transaction, with NAFH Bank as the surviving entity. On June 30, 2011, NAFH Bank merged with Capital Bank, a wholly-owned subsidiary of Capital Bank Corporation, a controlled subsidiary of our majority shareholder, with NAFH Bank as the surviving entity (the “Capital Bank Merger”). On June 30, 2011, NAFH Bank changed its name to Capital Bank, National Association (“Capital Bank, N.A.”). Subsequently, GreenBank, a previously wholly-owned subsidiary of Green Bankshares, Inc. (“Green”), merged with and into Capital Bank, N.A. when Green became a controlled subsidiary of CBF on September 7, 2011. Collectively the subsidiary bank mergers discussed above are referred to herein as the “Subsidiary Bank Mergers”.

Subsequent to the Subsidiary Bank Mergers, the Company holds an approximately 21% ownership interest in Capital Bank, N.A. which is recorded as an equity-method investment in that entity. As of December 31, 2011, the Company’s investment in Capital Bank, N.A. totaled $200,843, which reflected the Company’s pro rata ownership of Capital Bank, N.A.’s total shareholders’ equity. In periods subsequent to the Merger Date, the Company has and will adjust this equity investment balance based on its equity in Capital Bank, N.A.’s net income and comprehensive income. In connection with the Merger, assets and liabilities of the Bank were deconsolidated from the Company’s balance sheet resulting in a significant decrease in the total assets and total liabilities of the Company in the second quarter of 2011. Accordingly, as of December 31, 2011, no investments, loans or deposits are reported on the Company’s Consolidated Balance Sheet. Subsequent to the Merger Date, the Company’s significant assets and liabilities included in the Consolidated Balance Sheet are comprised of a customer relationship intangible associated with Naples Capital Advisors, Inc., the company’s wholly-owned registered investment advisor, along with the Company’s equity method investment in Capital Bank, N.A., current and deferred income tax accounts and trust preferred securities. The Company’s operating results subsequent to the Merger Date include the Company’s proportional share of the equity method earnings of Capital Bank, N.A. and interest income and interest expense resulting from cash deposited in Capital Bank, N.A. and the outstanding trust preferred securities issued by the Company, respectively. Unless otherwise specified, this report describes TIB Financial Corp. and its subsidiaries including TIB Bank through the Merger Date, and subsequent to that date, includes TIB Financial Corp. and Naples Capital Advisors, Inc.

Share and per share amounts have been adjusted to account for the effects of the 1 for 100 reverse stock split on December 15, 2010. As a result of the reverse stock split, every 100 shares of the Company’s common stock issued and outstanding immediately prior to the effective time were combined and reclassified into 1 share of common stock. All numerical dollar and share amounts are in thousands, other than per-share amounts or as otherwise noted. We have considered the impact on these consolidated financial statements of subsequent events.

As used in this document, the terms “we,” “us,” “our,” “TIB Financial,” and “Company” mean TIB Financial Corp. and its subsidiaries (unless the context indicates another meaning) and the term “Bank” means TIB Bank, and, after the Merger, its successor entities.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Capital Bank Financial Corp. Investment

On September 30, 2010, (the “Transaction Date”) the Company completed the issuance and sale to CBF of 7,000 shares of common stock, 70 shares of Series B Preferred Stock and a warrant (the “Warrant”) to purchase up to 11,667 shares of Common Stock of the Company (the “Warrant Shares”) for aggregate consideration of $175,000 (the “Investment”). The consideration was comprised of approximately $162,840 in cash and approximately $12,160 in the form of a contribution to the Company of all 37 outstanding shares of Series A Preferred Stock previously issued to the U.S. Treasury Department (“Treasury”) under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company’s common stock, which CBF purchased directly from the Treasury. The Series A Preferred Stock and the related warrant were retired on September 30, 2010 and are no longer outstanding. The 70 shares of Series B Preferred Stock received by CBF converted into an aggregate of 4,667 shares of common stock following shareholder approval of an amendment to increase the number of authorized shares of common stock to 50,000. The Warrant is exercisable, in whole or in part, and from time to time, from September 30, 2010 to March 30, 2012, at an exercise price of $15.00 per Warrant Share.

As a result of the Investment, pursuant to which CBF acquired approximately 99% (which has subsequently been reduced to approximately 94% as a result of the Rights Offering) of the voting securities of the Company, the Company followed the acquisition method of accounting as required by the Business Combinations Topic of the FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under the accounting guidance the application of “push down” accounting was required.

Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. Acquisition accounting requires that the valuation of assets, liabilities, and non-controlling interests be recorded in the acquiree’s records as well. Accordingly, the Company’s Consolidated Financial Statements and transactional records prior to the CBF Investment reflect the historical accounting basis of assets and liabilities and are labeled “Predecessor Company,” while such records subsequent to the CBF Investment are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in the Company’s financial statements. This change in accounting basis is represented in the Consolidated Financial Statements by a vertical black line which appears between the columns entitled “Predecessor Company” and “Successor Company” on the statements and in the relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the CBF Investment are not comparable.

In addition to the new accounting basis established for assets, liabilities and noncontrolling interests, acquisition accounting also requires the reclassification of any retained earnings from periods prior to the acquisition to be recognized as common share equity and the elimination of any accumulated other comprehensive income or loss and surplus within the Company’s Shareholders’ Equity section of the Company’s Consolidated Financial Statements. Accordingly, retained earnings and accumulated other comprehensive income at December 31, 2011 and December 31, 2010 represent only the results of operations subsequent to September 30, 2010, the date of the CBF Investment.

Pursuant to the Investment Agreement, shareholders as of July 12, 2010 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $15.00 per share, subject to certain limitations (the “Rights Offering”). Approximately 533 shares of the Company’s common stock were issued in exchange for net proceeds of approximately $7,764 upon completion of the Rights Offering on January 18, 2011. Subsequent to the Rights Offering, CBF owned 94% of the Company’s outstanding common stock.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. A material estimate that is particularly susceptible to significant change in the near term is the allowance for loan losses. Another material estimate is the fair value and impairment of financial instruments. Changes in assumptions or in market conditions could significantly affect the fair value estimates.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta. Net cash flows are reported for customer loan and deposit transactions and short term borrowings.

Equity Method

We account for our investment in Capital Bank, N.A. under the equity method of accounting. The investment in Capital Bank, N.A. is reflected in our Consolidated Balance Sheet under the “Equity method investment in Capital Bank, N.A.” caption and our equity in earnings is reported on our Consolidated Statement of Operations under “Equity in income from investment in Capital Bank, N.A.”. See Note 3 of our consolidated financial statements for additional information about the Equity Investment in Capital Bank, N.A.

Investment Securities and Other than Temporary Impairment

Investment securities which may be sold prior to maturity are classified as available for sale and are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. As of September 30, 2010, resulting from the application of acquisition accounting and related fair value adjustments, unrealized gains and losses on investment securities were eliminated as the recorded costs of these investments were adjusted to their fair values. Subsequent to April 29, 2011, there were no investment securities reported in the balance sheet and unrealized changes in values of investment securities at the Bank are reflected in OCI in proportion to the Company’s ownership interest. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the balance sheets.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method based on the amortized cost of the security sold.

Management regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds fair value, the duration of that market decline, the financial health of and specific prospects for the issuer(s) and our ability and intention with regard to holding the security. Future declines in the fair value of these or other securities may result in additional impairment charges which may be material to the financial condition and results of operations of the Company.

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. The investment securities portfolio is evaluated for OTTI by segregating the portfolio into two general segments and applying the

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

appropriate OTTI model. Investment securities classified as available for sale or held-to-maturity are generally evaluated for OTTI under FASB Accounting Standards Codification (“ASC”) 320-10-35. However, certain purchased beneficial interests, including non-agency mortgage-backed securities, asset-backed securities, and collateralized debt obligations, that had credit ratings at the time of purchase of below AAA are evaluated using the model outlined in ASC 325-40-35.

In determining OTTI under the ASC 320-10-35 model, management considers many factors, including but not limited to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

The second segment of the portfolio uses the OTTI guidance provided by ASC 325-10-35 that is specific to purchased beneficial interests that are rated below “AAA”. Under this model, the Company compares the present value of the remaining cash flows as estimated at the preceding evaluation date to the current expected remaining cash flows. An OTTI is deemed to have occurred if there has been an adverse change in the remaining expected future cash flows.

When OTTI occurs under either model, the amount of the impairment recognized in earnings depends on whether we intend to sell the security or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If we intend to sell or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the impairment is required to be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the impairment is separated into the amount representing the credit loss and the amount related to all other factors. The amount of impairment related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the impairment related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.

As discussed above, due to the deconsolidation of the Bank during the second quarter of 2011, no available for sale securities were reported on the Company’s consolidated balance sheet as of December 31, 2011.

Loans Held for Sale

The majority of residential fixed rate mortgage loans originated by TIB Bank are sold servicing released to third parties immediately with temporary recourse provisions. The recourse provisions may require the repurchase of the outstanding balance of loans which default within a limited period of time subsequent to the sale of the loan. The recourse periods vary by investor and extend up to seven months subsequent to the sale of the loan. All fees are recognized as income at the time of the sale. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. TIB Bank has not historically experienced significant losses resulting from the recourse provisions described above. Accordingly, management believes that no such provision or allowance is necessary as of December 31, 2010.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

As discussed above, due to the deconsolidation of the Bank during the second quarter of 2011, no loans were reported on the Company’s consolidated balance sheet as of December 31, 2011.

Loans Held for Investment

Loans held for investment are reported at the principal amounts outstanding, net of unamortized purchase discount or premium, nonrefundable loan fees and related direct loan origination costs. Unearned income and deferred net fees, costs, purchase premiums or discounts related to loans held for investment are recognized in interest income on an effective yield basis over the contractual loan term.

Non-accrual loans are those for which management has discontinued accrual of interest because there exists significant uncertainty as to the full and timely collection of either principal or interest or, for commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans, such loans have become contractually past due 90 days with respect to principal or interest. Home equity loans and residential real estate loans are placed on non-accrual when these loans are delinquent 90 days or more, or in foreclosure. Indirect auto loans and other consumer loans are placed on non-accrual when these loans are delinquent 90 days or more. These loans are charged off or written down to their net realizable value when delinquency reaches 120 days. For commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans, interest accruals are also continued for loans that are both well-secured and in the process of collection. For this purpose, loans are considered well-secured if they are collateralized by property having a net realizable value in excess of the amount of principal and accrued interest outstanding or are guaranteed by a financially responsible and willing party. Loans are considered “in the process of collection” if collection is proceeding in due course either through legal action or other actions that are reasonably expected to result in the prompt repayment of the debt or in its restoration to current status. For all loans, past due status is determined based on the contractual terms of the loan and the actual number of days since the due date of the earliest unpaid payment.

When a loan is placed on non-accrual status, all previously accrued but uncollected interest is reversed against current period operating results. When full collection of the outstanding principal balance is in doubt, subsequent payments received are first applied to unpaid principal and then to uncollected interest. A loan may be returned to accrual status at such time as the loan is brought fully current as to both principal and interest, and, in management’s judgment, such loan is considered to be fully collectible on a timely basis. However, the Company’s policy also allows management to continue the recognition of interest income on certain commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans placed on non-accrual status. This portion of the non-accrual portfolio is referred to as “Cash Basis Non-accrual” loans. This policy only applies to loans that are well-secured and in management’s judgment are considered to be fully collectible but the timely collection of payments is in doubt. Although the accrual of interest is suspended, interest income is recognized as it is received.

A troubled debt restructuring is a restructuring of a loan in which a concession is granted to a borrower experiencing financial difficulty. A loan is accounted for as a troubled debt restructured loan (“TDR”) if the Company, for reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise grant. A TDR typically involves a modification of terms such as a reduction of the interest rate below the current market rate for a loan with similar risk characteristics or the waiving of certain financial loan covenants without corresponding offsetting compensation or additional support. The Company measures the impairment loss of a TDR using the methodology for individually impaired loans.

As discussed above, due to the deconsolidation of the Bank during the second quarter of 2011, no loans were reported on the Company’s consolidated balance sheet as of December 31, 2011.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Purchased Credit-Impaired Loans

Loans acquired in a transfer, including business combinations and transactions similar to the Investment, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. This guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the purchased credit-impaired loans using the effective yield method, provided that the timing and amount of future cash flows is reasonably estimable. Accordingly, such loans are not classified as non-accrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

Subsequent to acquisition, estimates of cash flows expected to be collected are updated each reporting period based on updated assumptions regarding default rates, loss severities, and other factors that are reflective of current market conditions. If the Company has probable decreases in cash flows expected to be collected (other than due to decreases in interest rate indices), the Company charges the provision for credit losses, resulting in an increase to the allowance for loan losses. If the Company has probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the pool of loans. The impact of changes in variable interest rates are recognized prospectively as adjustments to interest income. The accounting pools of acquired loans are defined as of the date of acquisition of a portfolio of loans and are comprised of groups of loans with similar collateral types and credit risk.

As discussed above, due to the deconsolidation of the Bank during the second quarter of 2011, no loans were reported on the Company’s consolidated balance sheet as of December 31, 2011.

Allowance for Loan Losses

The Company maintains an allowance for loan losses to absorb losses incurred in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated incurred losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of charge offs, net of recoveries. The Company’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formulaic allowance and the specific allowance for impaired loans. Management develops and documents its systematic methodology for determining the allowance for loan losses by first dividing its portfolio into segments—commercial mortgage, residential mortgage, construction and vacant land, commercial and agricultural, indirect auto, home equity and other consumer loans. The Company furthers divides the portfolio segments into classes based on initial measurement attributes, risk characteristics or its method of monitoring and assessing credit risk. The classes for the Company are as follows:

•	Commercial real estate mortgage—owner occupied, office building, hotel or motel, guest houses, retail, multi-family, and other;

•	Residential mortgage—primary residence, second residence and investment;

•	Land, lot and construction;

•	Consumer;

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

•	Indirect auto—prime and sub-prime; and

•	Home equity.

The allowance is calculated by applying loss factors to outstanding loans. Loss factors are based on the Company’s historical loss experience and may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. The Company derives the loss factors for all segments from pooled loan loss factors. Such pooled loan loss factors (for loans not individually graded) are based on expected net charge off ranges.

Loan loss factors, which are used in determining the allowance, are adjusted quarterly primarily based upon the changes in the level of historical net charge offs and parameter updates by management. Management estimates probable incurred losses in the portfolio based on a historical loss look-back period. The look-back period is representative of management’s expectations of relevant historical loss experience. Based upon the Company’s evaluation process, management believes that the look-back period is generally eight quarters.

Furthermore, based on management’s judgment, the Company’s methodology permits adjustments to any loss factor used in the computation of the allowance for significant factors, which affect the collectability of the portfolio as of the evaluation date, but are not reflected in the loss factors. By assessing the probable estimated incurred losses in the loan portfolio on a quarterly basis, management is able to adjust specific and inherent loss estimates based upon the most recent information that has become available. This includes changing the number of periods that are included in the calculation of the loss factors and adjusting qualitative factors to be representative of the economic cycle that management expects will impact the portfolio. Updates of the loss confirmation period are done when significant events cause management to reexamine data.

At December 31, 2010, substantially all of the Company’s loans are purchased credit-impaired loans. Estimates of cash flows expected to be collected for purchased credit-impaired loans are updated each reporting period. If the Company has probable decreases in expected cash flows to be collected after acquisition, the Company charges the provision for loan losses and establishes an allowance for loan losses.

The Company individually evaluates for impairment larger nonaccruing commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans. Residential mortgage and consumer loans are not individually evaluated for impairment unless they exceed $500 in recorded investment or represent troubled debt restructurings. Loans are considered impaired when the individual evaluation of current information regarding the borrower’s financial condition, loan collateral, and cash flows indicates that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including interest payments. Impaired loans are carried at the lower of the recorded investment in the loan, the present value of expected future cash flows discounted at the loan’s effective rate, the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. Excluded from the impairment analysis are large groups of smaller balance homogeneous loans such as consumer, indirect auto and residential mortgage loans, which are evaluated on a pool basis. The Company’s policy for recognition of interest income, charge offs of loans, and application of payments on impaired loans is the same as the policy applied to non-accrual loans.

Significant risk characteristics considered in estimating the allowance for credit losses include the following:

•	Commercial and agricultural—industry specific economic trends and individual borrower financial condition;

•

Construction and vacant land, farmland and commercial mortgage loans—type of property (i.e., residential, commercial, industrial) and geographic concentrations and risks and individual borrower financial condition; and

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

•	Residential mortgage, indirect auto and consumer—historical and expected future charge-offs, borrower’s credit, property collateral, and loan characteristics.

Loans are charged off in whole or in part when they are considered to be uncollectible. For commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans, they are generally considered uncollectible based on an evaluation of borrower financial condition as well as the value of any collateral. For residential mortgage and consumer loans, this is generally based on past due status as discussed above, as well as an evaluation of borrower creditworthiness and the value of any collateral. Recoveries of amounts previously charged off are recorded as a recovery to the allowance for loan losses.

As discussed above, due to the deconsolidation of the Bank during the second quarter of 2011, no allowance for loan losses was reported on the Company’s consolidated balance sheet as of December 31, 2011.

Premises and Equipment

Land is carried at cost. Premises and equipment are reported at cost less accumulated depreciation. For financial reporting purposes, building and related components are depreciated using the straight-line method with useful lives ranging from 3 to 40 years. Furniture, fixtures and equipment are depreciated using straight-line method with useful lives ranging from 1 to 40 years. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. For Federal income tax reporting purposes, depreciation is computed using primarily accelerated methods.

As discussed above, due to the deconsolidation of the Bank during the second quarter of 2011, no premises and equipment were reported on the Company’s consolidated balance sheet as of December 31, 2011.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are initially recorded at fair value less cost to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs incurred after acquisition are generally expensed.

As discussed above, due to the deconsolidation of the Bank during the second quarter of 2011, no foreclosed assets were reported on the Company’s consolidated balance sheet as of December 31, 2011.

Goodwill and Other Intangible Assets

Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Other intangible assets include core deposit base premiums and customer relationship intangibles arising from acquisitions and are initially measured at fair value. The intangibles are being amortized using the straight-line method over estimated lives ranging from 5 to 15 years.

As discussed above, due to the deconsolidation of the Bank during the second quarter of 2011, no goodwill and other intangible assets were reported on the Company’s consolidated balance sheet as of December 31, 2011.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Long-lived Assets

Long-lived assets, including premises and equipment, core deposit and other intangible assets, are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

As discussed above, due to the deconsolidation of the Bank during the second quarter of 2011, no long-lived assets were reported on the Company’s consolidated balance sheet as of December 31, 2011.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

As discussed above, due to the deconsolidation of the Bank during the second quarter of 2011, the Company does not have any loan commitments or related financial instruments as of December 31, 2011.

Company Owned Life Insurance

The Company has purchased life insurance policies on certain key executives. These policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement, if applicable.

As discussed above, due to the deconsolidation of the Bank during the second quarter of 2011, the Company does not hold any company owned life insurance as of December 31, 2011.

Income Taxes

Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

The predecessor company filed a consolidated Federal and Florida income tax return for the period ended September 30, 2010. The successor company was included in CBF’s consolidated Federal and Florida income tax return for the year ended December 31, 2010. For the tax period ending December 31, 2011, the successor company will be included in CBF’s consolidated Federal and Florida income tax return.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Stock Splits and Stock Dividends

Stock splits and stock dividends in excess of 20% are reported by transferring the par value of the stock issued from retained earnings to common stock. Stock dividends for 20% or less are reported by transferring the fair value, as of the ex-dividend date, of the stock issued from retained earnings to common stock and additional paid-in capital.

Effective December 15, 2010, the Company completed a reverse stock split of the Company’s issued and outstanding common stock at a ratio of 1:100. The number of authorized shares of common stock was correspondingly adjusted from 5,000,000,000 shares to 50,000,000 shares. As a result of the reverse stock split, every 100 shares of the Company’s common stock issued and outstanding immediately prior to the effective time were combined and reclassified into 1 share of common stock. Fractional shares resulting from the reverse stock split were rounded up to the nearest whole share.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share is net income (loss) allocated to common shareholders divided by the weighted average number of common shares and vested restricted shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options, warrants and restricted shares computed using the treasury stock method.

Earnings (loss) per share have been computed based the following for the periods ended:

	Successor Company		Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Weighted average number of common shares outstanding:
Basic	12,324	11,817	149	148
Dilutive effect of options outstanding	–	–	–	–
Dilutive effect of restricted shares	–	–	–	–
Dilutive effect of warrants outstanding	–	6,503	–	–

Diluted	12,324	18,320	149	148

The dilutive effect of stock options and warrants and the dilutive effect of unvested restricted shares are the only common stock equivalents for purposes of calculating diluted earnings per common share.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Weighted average anti-dilutive stock options and warrants and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Successor Company		Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Anti-dilutive stock options	6	8	8	7
Anti-dilutive restricted stock awards	–	–	0	1
Anti-dilutive warrants	11,669	13	24	24

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is regularly monitored, and additional collateral is obtained, provided or requested to be returned as appropriate.

As discussed above, due to the deconsolidation of the Bank during the second quarter of 2011, the Company does not hold securities purchased under agreements to resell or securities sold under agreements to repurchase as of December 31, 2011.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are currently any such matters that will have a material effect on the financial statements.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Operating Segments

While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company wide basis. As operating results for all segments are similar, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 19. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 amended guidance on the annual goodwill impairment test performed by the Company. Under the amended guidance, the Company will have the option to first assess qualitative factors to determine whether it is necessary to perform a two-step impairment test. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than the carrying value, the quantitative impairment test is required. If the Company believes the fair value of a reporting unit is greater than the carrying value, no further testing is required. A company can choose to perform the qualitative assessment on some or none of its reporting entities. The amended guidance includes examples of events and circumstances that might indicate that a reporting unit’s fair value is less than its carrying amount. These include macro-economic conditions such as deterioration in the entity’s operating environment, entity-specific events such as declining financial performance, and other events such as an expectation that a reporting unit will be sold. The amended guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. However, an entity can choose to early adopt even if its annual test date is before the issuance of the final standard, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. The adoption of ASU 2011-08 will not have an impact on the Company’s consolidated financial condition or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current guidance by (i) eliminating the option to present components of other comprehensive income (OCI) as part of the statement of changes in shareholders’ equity, (ii) requiring the presentation of each component of net income and each component of OCI either in a single continuous statement or in two separate but consecutive statements, and (iii) requiring the presentation of reclassification adjustments on the face of the statement. The amendments of ASU 2011-05 do not change the option to present components of OCI either before or after related income tax effects, the items that must be reported in OCI, when an item of OCI should be reclassified to net income, or the computation of earnings per share (which continues to be based on net income). ASU 2011-05 is effective for interim and annual periods beginning on or after December 15, 2011 for public companies, with early adoption permitted and retrospective application required. The adoption of ASU 2011-05 will not have an impact on the Company’s consolidated financial condition or results of operations but will alter disclosures.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

2011-04”). The amended guidance of ASU 2011-04 (i) clarifies how a principal market is determined, (ii) establishes the valuation premise for the highest and best use of nonfinancial assets, (iii) addresses the fair value measurement of instruments with offsetting market or counterparty credit risks, (iv) extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and (v) requires additional disclosures including transfers between Level 1 and Level 2 of the fair value hierarchy, quantitative and qualitative information and a description of an entity’s valuation process for Level 3 fair value measurements, and fair value hierarchy disclosures for financial instruments not measured at fair value. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of ASU 2011-04 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables. The new guidance amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. Management is currently evaluating the impact the new guidance will have on the consolidated financial statements.

In January 2011, the FASB issued ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, to amend ASC Topic 310, Receivables. The amendments in this update temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for public entities. The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Management does not believe that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 310, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In April 2010, the FASB issued ASU 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, to amend ASC Topic 310, Receivables. The amendments in this

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

update provide that for acquired troubled loans which meet the criteria to be accounted for within a pool, modifications to one or more of these loans does not result in the removal of the modified loan from the pool even if the modification would otherwise be considered a troubled debt restructuring. The pool of assets in which the loan is included will continue to be considered for impairment. The amendments do not apply to loans not meeting the criteria to be accounted for within a pool. These amendments were effective for modifications of loans accounted for within pools occurring in the first interim or annual period ending on or after July 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements, to amend ASC Topic 855, Subsequent Events. The amendments in this update removed the requirement to disclose the date through which subsequent events have been evaluated and became effective immediately upon issuance. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

Reclassifications

Some items in the prior year financial statements were reclassified to conform to the current presentation.

Note 2—Business Combinations

CBF Investment

On September 30, 2010, the Company issued and sold to CBF 7,000 shares of Common Stock, 70 shares of Series B Preferred Stock and a warrant to purchase up to 11,667 shares of Common Stock of the Company for aggregate consideration of $175,000. The consideration was comprised of approximately $162,840 in cash and approximately $12,160 in the form of contribution to the Company of all 37 shares of preferred stock issued to the United States Department of the Treasury under the TARP Capital Purchase Program and the related C- to purchase shares of the Company’s Common Stock which CBF purchased directly from the Treasury.

Immediately following the Investment, CBF controlled 98.7% of the voting securities of the Company (which has been subsequently reduced to approximately 94% as a result of the Rights Offering) and followed the acquisition method of accounting and applied “acquisition accounting.” Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. As part of the valuation, intangible assets were identified and a fair value was determined as required by the accounting guidance for business combinations. Accounting guidance also requires the application of “push down accounting,” whereby the adjustments of assets and liabilities to fair value and the resultant goodwill are shown in the financial statements of the acquiree.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The methodology used to obtain the fair values to apply acquisition accounting is described in Note 19, “Fair Value Measurements of Financial Instruments” of these Consolidated Financial Statements. The following table summarizes the Investment Transaction:

September 30, 2010
Fair value of assets acquired:
Cash and cash equivalents	$229,665
Securities available for sale	309,320
Loans	1,017,842
Goodwill and intangible assets, net	41,769
Other assets	138,587

Total assets acquired	$1,737,183

Fair value of liabilities assumed:
Deposits	$1,327,663
Long-term debt and other borrowings	208,783
Other liabilities	22,239

Total liabilities assumed	$1,558,685

Net assets	178,498
Less: Non-controlling interest at fair value	5,955

$172,543
Underwriting, due diligence and legal costs	2,457

Purchase consideration	$175,000

A summary and description of the assets, liabilities and non-controlling interests fair valued in conjunction with applying the acquisition method of accounting is as follows:

Cash and cash equivalents

The cash and cash equivalents of $229,665 held at the Transaction Date approximated the fair value on the Transaction Date and did not require a fair value adjustment.

Investment securities

Investment securities are reported at fair value and were $309,320 on the Transaction Date. To account for the CBF Investment, the unamortized premium and discounts were recognized as acquisition accounting adjustments and the unrealized gain or loss on investment securities became the new premium or discount for each security held by the Company.

The fair value of the investment securities is primarily based on values obtained from third parties which are based on recent activity for the same or similar securities. Before the Transaction Date, the investment securities portfolio had a book value of $310,316 and a fair value of $309,320. The difference between the fair value and the current par value was recorded as the new premium or discount on a security by security basis.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Loans

All loans in the loan portfolio at the Transaction Date were evaluated and a fair value of $1,017,842 was assigned in accordance with the accounting guidance for receivables. All loans were considered to be purchase credit impaired loans or “PCI loans” with the exception of revolving lines of credit, loans collateralized by cash deposits and other types of loans with no real credit risk. The revolving lines of credit were also evaluated but are not considered PCI loans. A summary of the valuation for the PCI loans is in Note 5, “Loans” of these Consolidated Financial Statements.

Goodwill and intangible assets

As disclosed above, the excess of purchase consideration over the net assets being reported at fair value is the goodwill. The goodwill represents the value of the Company’s total franchise. This acquisition was nontaxable and, as a result, there is no tax basis in the goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes. The intangible assets identified as part of the valuation of the CBF Investment were Core Deposit Intangibles (“CDI”), Customer Relationship Intangibles (“CRI”) and Trade Names. All of the identified intangible assets are amortized as a non-interest expense over their estimated lives, except the TIB Bank and Naples Capital Advisors trade names.

Core Deposit Intangible

The CDI valuation is based on the Bank’s transaction related deposit accounts, interest rates on the deposits compared to the market rate on the Transaction Date and estimated life of those deposits. The value of non-interest bearing deposits comprises the largest portion of the CDI. The estimated value of the CDI is the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. The present value is calculated over the estimated life of the deposit base.

The types of deposit accounts evaluated for the CDI were demand deposit accounts, money market accounts and savings accounts.

Customer Relationship Intangible

The CRI was based on the assets under management by Naples Capital Advisors, Inc. on the Transaction Date. CRI is created when a customer relationship exists between an entity and its customer if the entity has information about the customer and has regular contact with the customer, and the customer has the ability to make direct contact with the entity. Customer relationships meet the contractual-legal criterion if an entity has a practice of establishing contracts with its customers, regardless of whether a contract exists at the acquisition date. Customer relationships also may arise through means other than contracts, such as through regular contact by sales or service representatives.

The value of the CRI is based on the present value of future cash flows arising from the management of investment accounts of customers generated from Naples Capital Advisors, Inc. based on the assets under management at September 30, 2010. The valuation of this intangible asset involves three steps: determining the useful life of the intangible asset, determining the resulting cash flows of the intangible and determining the discount rate.

The assets under management as of the Transaction Date were approximately $184,489.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Other Assets

A majority of the other assets held by the Company did not have a fair value adjustment as part of the purchase accounting since their carrying value approximated fair value such as accrued interest receivable. It was not practicable to determine the fair value of FHLB and IBB stock due to restrictions placed on their transferability. The most significant other asset impacted by the application of the acquisition method of accounting was the recognition of a net deferred tax asset of $19,262. The net deferred tax asset is primarily related to the recognition of differences between certain tax and book bases of assets and liabilities related to the acquisition method of accounting, including the fair value adjustments discussed elsewhere in this section, along with Federal and state net operating losses that the Company deemed realizable as of the acquisition date.

Deposits

Term deposits were not included as part of the CDI valuation. Instead, a separate valuation of term deposit liabilities was conducted due to the contractual time frame associated with these liabilities. The term deposits which were evaluated for acquisition accounting consisted of certificates of deposit, brokered deposits and Certificate of Deposit Account Registry Services (“CDARS”) CDs. The fair value of these deposits was determined by first stratifying the deposit pool by monthly maturity and calculating the interest rate for each maturity period. Then cash flows were projected by period and discounted to present value using current market interest rates. Based on the characteristics of the certificates, either a retail rate or a brokered certificate of deposit rate was used.

Certificates of deposit liabilities had a fair value of $730,034 as of September 30, 2010, compared to a carrying value of $724,899 for an amortizable premium of $5,135. Brokered Deposit liabilities had a fair value of $11,054 as of September 30, 2010 compared to a carrying value of $10,836 for an amortizable premium of $217. CDARs liabilities had a fair value of $9,453 as of September 30, 2010, compared to a carrying value of $9,363 million for an amortizable premium of $90. The Company will amortize these premiums into income as a reduction of interest expense on a level-yield basis over the weighted average term.

Long-term debt and other borrowings

Included in long-term debt and other borrowings in the summary table above are FHLB advances, securities sold under agreements to repurchase and trust preferred debt securities. These were fair valued by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments, current interest rates, and prepayment penalties. Once the cash flows were determined, a market rate for comparable debt was used to discount the cash flows to the present value. The Company will amortize the premium and accrete the discount into income on a level-yield basis over the contractual term as an adjustment to interest expense.

FHLB advances had a fair value of $132,077 as of September 30, 2010, compared to a carrying value of $125,000 for an amortizable premium of $7,077.

Securities sold under agreements to repurchase on a long-term basis had a fair value of $10,063 as of September 30, 2010, compared to a carrying value of $10,000 for an amortizable premium of $63. The carrying values of Commercial customer repurchase agreements of $43,244 and Treasury tax and loan deposits of $584 approximated their fair values due to their short-term nature.

The trust preferred securities had a fair value of $22,815 as of September 30, 2010 compared to a book value of $33,000 for a net accretable discount of $10,185. The premium will be amortized and the discount will be accreted into income as a reduction of interest expense and an increase to interest expense on a level yield bases over the contractual terms, respectively.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Lease Liability

The Company operates approximately 6 properties under long term operating leases. The classification of the Company’s leases as operating, as opposed to capital, was not changed in applying the acquisition method of accounting.

When reviewing the leases, the contractual lease payments and terms were compared to the current market conditions for a similar location and building leased. The Company’s leases were considered to be unfavorable relative to the market terms of leases at September 30, 2010 to the extent that the existing lease terms were higher than the current market terms, and a liability of $251 was recognized as part of the acquisition accounting.

Non-Controlling Interest

In determining the estimated fair value of the non-controlling interest, the Company utilized the market valuation of its common stock as part of the purchase accounting as of September 30, 2010.

Transaction Expenses

As required by the Investment Agreement, the Company reimbursed certain transaction-related third party due diligence, valuation and legal costs of approximately $2,457 which were recorded as a reduction of the $175,000 of proceeds received from the issuance of preferred and common shares.

There were no indemnification assets identified in this business combination, nor were there any contingent consideration assets or liabilities to be recognized.

Note 3—Equity Method Investment in Capital Bank, N.A.

On April 29, 2011, the Company’s primary operating subsidiary, TIB Bank, was merged with and into NAFH Bank, an affiliate institution which had been wholly-owned by the Company’s controlling shareholder, CBF, preceding the Merger. Pursuant to the merger agreement dated April 27, 2011, between NAFH Bank and the Bank, the Company exchanged its 100% ownership interest in TIB Bank for an approximately 53% ownership interest in the surviving combined entity, NAFH Bank. CBF is deemed to control NAFH Bank due to CBF’s 94% ownership interest in the Company and CBF’s direct ownership of the remaining 47% interest in NAFH Bank subsequent to the Merger. Accordingly, subsequent to April 29, 2011, the Company began to account for its ownership in NAFH Bank under the equity method of accounting and the assets and liabilities of the Bank were deconsolidated from the Company’s balance sheet. The deconsolidation resulted in a significant decrease in the total assets and total liabilities of the Company in the second quarter of 2011. Accordingly, as of December 31, 2011, no investments, loans or deposits are reported on the Company’s Consolidated Balance Sheet and subsequent to the Merger Date, interest income and interest expense are the result of cash deposited in Capital Bank, N.A. and the outstanding trust preferred securities issued by the Company, respectively.

On June 30, 2011, Capital Bank, a wholly-owned subsidiary of Capital Bank Corp., an affiliated bank holding company in which CBF has an 83% ownership interest, was merged with and into NAFH Bank, with NAFH Bank as the surviving entity. Subsequently and as a result of that transaction, the Company’s ownership interest in NAFH Bank was reduced to 33%. In connection with the transaction, NAFH Bank also changed its name to Capital Bank, National Association.

Subsequent to the mergers on June 30, 2011, CBF, the Company and Capital Bank Corp. made contributions of additional capital to Capital Bank, N.A. of $4,695, $5,241 and $6,063, respectively, in proportion to their respective ownership interests in Capital Bank N.A. The contributions were made to provide additional capital support for the general business operations of Capital Bank, N.A.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

On September 7, 2011, GreenBank, a wholly-owned subsidiary of Green Bankshares Inc., an affiliated bank holding company in which CBF has a 90% ownership interest, was merged with and into Capital Bank, N.A., with Capital Bank, N.A. as the surviving entity. On September 30, 2011, Capital Bank Corp. made a contribution of additional capital to Capital Bank, N.A. of $10,000. Subsequently and as a result of these transactions, the Company’s ownership interest in Capital Bank, N.A. was reduced to 21%.

The mergers of the Bank, Capital Bank and GreenBank into Capital Bank, N.A. were restructuring transactions between commonly-controlled entities. The difference between the amount of the Company’s initial equity method investment in NAFH Bank, subsequent to the merger, and the Company’s investment in the Bank, immediately preceding the merger, was accounted for as a reduction in additional paid in capital. The amount of the equity method investment in NAFH Bank on April 29, 2011, immediately subsequent to the merger, was equal to approximately 53% of the total shareholders’ equity of NAFH Bank post-merger (the combined entity). Additionally, at the time of the merger, due to the de-consolidation of the Bank, the balance of accumulated other comprehensive income was reclassified as additional paid in capital. As the Company began to account for its investment in the combined entity under the equity method, the change in the balance of the Company’s equity method investment between April 29, 2011 and December 31, 2011 resulting from the Company’s proportional share of earnings of $4,084 was recorded in “Equity in income from investment in Capital Bank, N.A.” in the Company’s Consolidated Statements of Operations for the twelve months ended December 31, 2011, respectively. Other changes in the Company’s equity method investment in Capital Bank, N.A. resulted from the subsidiary bank mergers of Capital Bank and GreenBank into Capital Bank, N.A., as the Company’s equity method investment was adjusted at each merger date to equal its proportional ownership of Capital Bank, N.A. with the net change being recorded as cumulative net decrease in the total shareholders’ equity of the Company of $14,225.

At December 31, 2011, the Company’s net investment of $200,843 in Capital Bank, N.A., was recorded in the Consolidated Balance Sheet as “Equity method investment in Capital Bank N.A.”

The following table presents summarized financial information for the Company’s equity method investee; Capital Bank, N.A.:

Period From April 29, 2011 Through December 31, 2011
Interest income	$158,218
Interest expense	21,089

Net interest income	137,129
Provision for loan losses	35,132
Non-interest income	33,175
Non-interest expense	111,143
Net income	15,232

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 4—Cash and Due From Banks

As discussed in Note 1, due to the deconsolidation of the Bank during the second quarter of 2011, no cash was reported on deposit with the Federal Reserve Bank or the Federal Home Loan Bank of Atlanta on the Company’s consolidated balance sheet as of December 31, 2011. As of December 31, 2011, the company had cash on hand of $2.2 million. This cash is available for general corporate purposes.

At December 31, 2010, cash on hand or on deposit with the Federal Reserve Bank of $2,393 was required to meet regulatory reserve and clearing requirements. The total on deposit was approximately $130,946 at December 31, 2010.

The Bank maintained an interest bearing account at the Federal Home Loan Bank of Atlanta. The total on deposit was approximately $638 at December 31, 2010.

Note 5—Investment Securities

Investment Portfolio

As discussed in Note 1, due to the deconsolidation of the Bank during the second quarter of 2011, no investment in available for sale securities is reported on the Company’s consolidated balance sheet as of December 31, 2011.

The amortized cost, estimated fair value and the related gross unrealized gains and losses recognized in accumulated other comprehensive income of investment securities available for sale at December 31, 2010 are presented below:

	December 31, 2010
(Successor Company)	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$40,980	$15	$296	$40,699
States and political subdivisions—tax-exempt	3,082	2	25	3,059
States and political subdivisions—taxable	2,308	–	151	2,157
Marketable equity securities	102	–	28	74
Mortgage-backed securities—residential	372,409	946	4,152	369,203
Corporate bonds	2,104	1	–	2,105
Collateralized debt obligation	807	–	12	795

	$421,792	$964	$4,664	$418,092

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Securities with unrealized losses not recognized in income, and the period of time they have been in an unrealized loss position, are as follows:

	Less than 12 Months		12 Months or Longer		Total
(Successor Company) December 31, 2010	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$14,304	$296	$–	$–	$14,304	$296
States and political subdivisions—tax-exempt	2,458	25	–	–	2,458	25
States and political subdivisions—taxable	2,157	151	–	–	2,157	151
Marketable equity securities	74	28	–	–	74	28
Mortgage-backed securities—residential	213,153	4,152	–	–	213,153	4,152
Corporate bonds	–	–	–	–	–	–
Collateralized debt obligation	795	12	–	–	795	12

Total temporarily impaired	$232,941	$4,664	$–	$–	$232,941	$4,664

The table below presents a rollforward of the credit losses recognized in earnings for the period from April 1, 2009 (the effective date of ASC 325-40 which requires the recognition of unrealized credit losses determined as a result of other than temporary impairment charges through the income statement and the unrealized losses related to all other factors through accumulated other comprehensive income) through December 31, 2011:

	Successor Company		Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Balance, beginning of period	$–	$–	$9,996	$9,256
Additions/Subtractions
Credit losses recognized during the period	–	–	–	740

Balance, end of period	$–	$–	$9,996	$9,996

At December 31, 2010, securities with a fair value of approximately $38,363 were subject to call during 2011.

Sales of available for sale securities were as follows:

	Successor Company		Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Proceeds	$2,362	$–	$188,601	$525,359
Gross gains	12	–	2,635	5,003
Gross losses	–	–	0	6

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Maturities, principal repayments, and calls of investment securities available for sale were as follows: $43,101 for the year ended December 31, 2011, $49,824 for the three months ended December 31, 2010 (Successor Company); $90,955 for the nine months ended September 30, 2010 (Predecessor Company); and $209,566 for the year ended 2009 (Predecessor Company). Net gains realized from calls and mandatory redemptions of securities during the year ended December 31, 2011 and for the three months ended December 31, 2010 (Successor Company) were $0, for the nine months ended September 30, 2010 and year ended 2009 (Predecessor Company) were $0 and $61, respectively.

Investment securities having carrying values of approximately $110,408 at December 31, 2010 were pledged to secure public funds on deposit, securities sold under agreements to repurchase, and for other purposes as required by law.

Note 6—Loans

As discussed in Note 1, due to the deconsolidation of the Bank during the second quarter of 2011, no loans or allowance for loan losses were reported on the Company’s consolidated balance sheet as of December 31, 2011.

Major classifications of loans for December 31, 2010 are as follows:

2010
Real estate mortgage loans:
Commercial	$600,372
Residential	225,850
Farmland	12,083
Construction and vacant land	38,956
Commercial and agricultural loans	60,642
Indirect auto loans	28,038
Home equity loans	29,658
Other consumer loans	8,730

Total loans	1,004,329
Net deferred loan costs	301

Loans, net of deferred loan costs	$1,004,630

Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

Year Ended December 31, 2011
Balance, beginning of period	$263,381
New loans purchased	–
Accretion of income	(17,059)
Reclassifications from nonaccretable difference	–
Disposals	(246,322)

Balance, end of period	$–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to the CBF Investment. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial fair value of the PCI loans, which is their fair value at the time of the CBF Investment. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	the estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	the estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

The following table presents the aging of the recorded investment in past due loans, based on contractual terms, as of December 31, 2010 by class of loans:

Non-purchased credit impaired loans	30-89 Days Past Due	Greater than 90 Days Past Due and Still Accruing/Accreting	Non-accrual	Total
Real estate mortgage loans:
Owner occupied commercial	$–	$–	$–	$–
Office building	–	–	–	–
Hotel/motel	–	–	–	–
Guest houses	–	–	–	–
Retail	–	–	–	–
Multi-family	–	–	–	–
Other commercial	–	–	–	–
Primary residential	–	–	–	–
Secondary residential	–	–	–	–
Investment residential	–	–	–	–
Farmland	–	–	–	–
Land, lot and construction	–	–	–	–
Acquired commercial and agricultural	121	–	–	121
Prime indirect auto loans	–	–	–	–
Sub-prime indirect auto loans	–	–	–	–
Acquired home equity loans	405	636	–	1,041
Acquired other consumer loans	15	–	–	15

Total loans	$541	$636	$–	$1,177

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Purchased credit impaired loans	30-89 Days Past Due	Greater than 90 Day Past Due and Still Accruing/Accreting	Non-accrual	Total
Real estate mortgage loans:
Owner occupied commercial	$3,027	$31,043	$–	$34,070
Office building	–	2,184	–	2,184
Hotel/motel	4,794	3,812	–	8,606
Guest houses	3,873	–	–	5,873
Retail	–	1,989	–	1,989
Multi-family	–	–	–	–
Other commercial	992	6,953	–	7,945
Primary residential	–	–	–	–
Secondary residential	235	507	–	742
Investment residential	–	1,146	–	1,146
Farmland	–	942	–	942
Land, lot and construction	1,777	6,433	–	8,210
Commercial and agricultural	1,175	402	–	1,577
Prime indirect auto loans	229	100	–	329
Sub-prime indirect auto loans	745	146	–	891
Home equity loans	–	–	–	–
Other consumer loans	22	44	–	66

Total loans	$16,869	$55,701	$–	$72,570

Purchased credit-impaired loans are not classified as non-accrual as they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments.

There were no troubled debt restructurings as of December 31, 2010.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a monthly basis. The Company uses the following definitions for risk ratings:

•	Pass—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention—Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•

Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

•

Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following table summarizes loans, excluding purchased credit-impaired loans, monitored for credit quality based on internal ratings at December 31, 2010:

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate mortgage loans:
Owner occupied commercial	$351	$–	$–	$–	$351
Office building	31	–	–	–	31
Hotel/motel	–	–	–	–	–
Guest houses	–	–	–	–	–
Retail	–	–	–	–	–
Multi-family	–	–	–	–	–
Other commercial	170	–	–	–	170
Primary residential	4,441	–	–	–	4,441
Secondary residential	3,056	–	–	–	3,056
Investment residential	4,371	–	–	–	4,371
Farmland	–	–	–	–	–
Land, lot and construction	–	–	–	–	–
Commercial and agricultural	4,901	–	–	–	4,901
Prime indirect auto loans	6,213	–	–	–	6,213
Sub-prime indirect auto loans	82	–	–	–	82
Home equity loans	24,090	78	1,137	–	25,305
Other consumer loans	5,459	–	87	–	5,546

Total loans	$53,165	$78	$1,224	$–	$54,467

Activity in the allowance for loan losses is as follows:

	Successor Company		Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010
Balance, beginning of period	$402	$–	$29,083
Provision for loan losses charged to expense	621	402	29,697
Loans charged off	(24)	–	(27,432)
Recoveries of loans previously charged off	–	–	1,058

Balance, end of period predecessor company	$–	$–	$32,406
Acquisition accounting adjustment	–	–	(32,046)
Reduction due to deconsolidation of the Bank	(999)	–	–

Balance, end of period successor company	$–	$402	$–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Roll forward of allowance for loan losses for the twelve months ended December 31, 2011:

(Successor Company)	December 31, 2010	Provision	Net Charge-offs	Reduction Due to Deconsolidation of the Bank	December 31, 2011
Real estate mortgage loans:
Commercial	$7	$201	$–	$(208)	$–
Residential	164	206	–	(370)	–
Construction and vacant land	–	75	–	(75)	–
Commercial and agricultural loans	24	13	–	(37)	–
Indirect auto loans	184	108	(24)	(268)	–
Home equity loans	14	11	–	(25)	–
Other consumer loans	9	7	–	(16)	–

Total loans	$402	$621	$(24)	$(999)	$–

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

	Allowance for Loan Losses			Loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment(1)	Purchased Credit- Impaired
Real estate mortgage loans:
Commercial	$–	$7	$–	$–	$552	$599,820
Residential	–	164	–	–	11,868	213,983
Farmland	–	–	–	–	–	12,083
Construction and vacant land	–	–	–	–	–	38,956
Commercial and agricultural	–	24	–	–	4,901	55,740
Indirect auto loans	–	184	–	–	6,295	21,744
Home equity loans	–	14	–	–	25,305	4,353
Other consumer loans	–	9	–	–	5,546	3,183

Total loans	$–	$402	$–	$–	$54,467	$949,862

(1)	Loans collectively evaluated for impairment include $24,395 of acquired home equity loans, $3,269 of commercial and agricultural loans and $4,935 of other consumer loans which are presented net of unamortized purchase discounts of $(897), $(61), and $(46), respectively.

There were no loans individually evaluated for impairment at December 31, 2010 or during the three months ended December 31, 2010, due to substantially all loans being accounted for as purchase credit-impaired loans as a result of the CBF Investment. No allowance for loan losses was recorded for those purchased credit-impaired loans disclosed above during the three months ended December 31, 2010.

Note 7—Premises and Equipment

As discussed in Note 1, due to the deconsolidation of the Bank during the second quarter of 2011, no premises and equipment are reported on the Company’s consolidated balance sheet as of December 31, 2011.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

A summary of the cost and accumulated depreciation of premises and equipment as of December 31, 2010 follows:

December 31,	2010
Land	$13,891
Buildings and leasehold improvements	25,133
Furniture, fixtures and equipment	4,597
Construction in progress	259

43,880
Less accumulated depreciation	(727)

Premises and equipment, net	$43,153

Depreciation expense for the year ended December 31, 2011 was $890. Depreciation expense for the Successor Company in the three months ended December 31, 2010 was $727 and for the Predecessor Company in the nine months ended September 30, 2010 was $2,363.

Rental expense for the year ended December 31, 2011 was $338. Rental expense for the Successor Company in the three months ended December 31, 2010 was $250 and for the Predecessor Company in the nine months ended September 30, 2010 was $821.

Note 8—Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the Successor Company year ended December 31, 2011, the Successor Company three months ended December 31, 2010, for the Predecessor Company nine months ended September 30, 2010 and year ended December 31, 2009 are as follows:

	Successor Company		Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Balance at beginning of period	$29,999	$29,999	$622	$5,160
Goodwill associated with the acquisition of Naples
Capital Advisors, Inc.		–	296	148
Goodwill associated with the acquisition of Riverside
Bank of the Gulf Coast		–	–	1,201
Goodwill impairment		–	–	(5,887)
Reduction due to deconsolidation of the Bank	(29,999)

Balance at end of period	$–	$29,999	918	622

Less: Elimination of Predecessor Company goodwill			(918)

Successor company balance before application of acquisition method of accounting			$–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

December 31, 2011 (Successor Company)

As discussed in Note 1, due to the deconsolidation of the Bank during the second quarter of 2011, no goodwill was reported on the Company’s consolidated balance sheet as of December 31, 2011.

December 31, 2010 (Successor Company)

CBF acquired the voting securities of the Company immediately following its Investment and followed the acquisition method of accounting and applied “acquisition accounting”. Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported at fair value is the goodwill. This acquisition was nontaxable and, as a result, there is no tax basis in the goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes.

Predecessor Company

The Company performed a review of goodwill for potential impairment as of December 31, 2009. Based on this review, which included valuing the Company considering a variety of methodologies including using the Company’s stock price as of year-end 2009, transaction multiples of recent comparable transactions and the expected present value of future cash flows, it was determined that impairment existed as of December 31, 2009. Accordingly, the Company wrote off $5,887 of goodwill relating primarily to the acquisitions of The Bank of Venice and Riverside.

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. Step 1 includes the determination of the carrying value of a reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. We determine the fair value of the reporting unit and compare it to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, we are required to perform a second step to the impairment test.

Our annual impairment analysis as of December 31, 2009, indicated that the Step 2 analysis was necessary. Step 2 of the goodwill impairment test is performed to measure the impairment loss. Step 2 requires that the implied fair value of the reporting unit goodwill be compared to the carrying amount of that goodwill. As the carrying amount of the reporting unit goodwill exceeded the implied fair value of that goodwill, an impairment loss was required to be recognized in an amount equal to that excess.

Intangible assets consist of the following:

	Year Ended December 31, 2011			Year Ended December 31, 2010
Successor Company	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Core deposit intangible	$–	$–	$–	$7,500	$187	$7,313
Customer relationship intangible	628	438	190	3,500	88	3,412
Trade Name and Other	60	15	45	770	89	681

Total	$688	$453	$235	$11,770	$364	$11,406

Due to the Merger, as discussed in Note 1, intangible assets of the Bank were deconsolidated. Subsequently, customer relationship intangible and trade name associated with NCA comprised the Company’s remaining intangible assets. The Company’s registered investment advisor, Naples Capital Advisors, Inc. experienced a

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

decrease in assets under advisement following the departure of certain employees, leading to a $2,872 customer relationship intangible impairment recorded in fourth quarter of 2011.

All of the identified intangible assets are amortized as a non-interest expense over their estimated lives.

Aggregate intangible asset amortization expense was $733 for the year ended December 31, 2011 (Successor Company), $364 for the three months ended December 31, 2010 (Successor Company) and $1,168 and $1,430 for the nine months ended September 30, 2010, and year ended 2009, (Predecessor Company), respectively.

Estimated amortization expense for each of the next five years is as follows:

Years Ending December 31,	Successor Company
2012	$22
2013	22
2014	22
2015	22
2016	22

Note 9—Other Real Estate Owned

As discussed in Note 1, due to the deconsolidation of the Bank during the second quarter of 2011, no other real estate owned is reported on the Company’s consolidated balance sheet as of December 31, 2011. Activity in other real estate owned is as follows:

	Successor Company		Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010
Balance beginning of period	$25,673	$29,531	$21,352
Real estate acquired	4,569	1,992	35,007
Changes in valuation reserve	–	–	(19,171)
Property sold	(8,661)	(5,932)	(6,794)
Reduction due to deconsolidation of the Bank	(21,581)	–	–
Other	–	82	137

Predecessor Company Balance, end of period	NA	NA	$30,531

Successor Company acquisition accounting adjustment	NA	NA	(1,000)

Balance end of period	$–	$25,673	$29,531

Note 10—Time Deposits

As discussed in Note 1, due to the deconsolidation of the Bank during the second quarter of 2011, no time deposits are reported on the Company’s consolidated balance sheet as of December 31, 2011.

Time deposits of $100 or more were $359,869 at December 31, 2010 (Successor Company).

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 11—Short-Term Borrowings and Federal Home Loan Bank Advances

As of December 31, 2010 and through the period until deconsolidation of the Bank in the second quarter of 2011, short-term borrowings included securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

The following table reflects the average daily outstanding, year-end outstanding, maximum month-end outstanding and the weighted average rates paid for each of the categories of short-term borrowings and FHLB advances:

	Successor Company	Successor Company	Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010
Securities sold under agreements to repurchase:
Balance:
Average daily outstanding	$13,993	$42,834	$64,706
Year-end outstanding	–	45,430	43,245
Maximum month-end outstanding	45,448	45,430	73,476
Rate:
Weighted average	0.1%	0.1%	0.1%
Weighted average interest rate	NA	0.1%	0.1%
Treasury, tax and loan note option:
Balance:
Average daily outstanding	$351	$928	$1,184
Year-end outstanding	–	1,728	584
Maximum month-end outstanding	1,700	1,728	1,749
Rate:
Weighted average	0.0%	0.0%	0.0%
Weighted average interest rate	NA	0.0%	0.0%
Advances from the Federal Home Loan Bank-Long Term:
Balance:
Average daily outstanding	$41,465	$131,740	$125,000
Year-end outstanding	–	131,116	125,000
Maximum month-end outstanding	130,796	131,757	125,000
Rate:
Weighted average	0.7%	0.7%	3.8%
Weighted average interest rate	NA	0.7%	3.8%

Note 12—Long-Term Borrowings

Securities Sold Under Agreements to Repurchase

During 2007, the Company entered into agreements with another financial institution for the sale of certain securities to be repurchased at a future date. The interest rates on these repurchase agreements are fixed for the remaining term of the agreement. The agreement in the amount of $20,000 and an interest rate of 4.18% matured in September 2010 and the agreement in the amount of $10,000 with an interest rate of 3.46% matured in December 2010.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Subordinated Debentures

TIBFL Statutory Trust I, TIBFL Statutory Trust II and TIBFL Statutory Trust III were formed in conjunction with the issuance of trust preferred securities as further discussed below. The Company is not considered the primary beneficiary of the trusts (variable interest entities), therefore the trusts are not consolidated in the Company’s consolidated financial statements, but rather the subordinate debentures are presented as a liability.

On September 7, 2000, the Company participated in a pooled offering of trust preferred securities. The Company formed TIBFL Statutory Trust I (the “Trust”) a wholly-owned statutory trust subsidiary for the purpose of issuing the trust preferred securities. The Trust used the proceeds from the issuance of $8,000 in trust preferred securities to acquire junior subordinated deferrable interest debentures of the Company. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at a fixed rate equal to the 10.6% interest rate on the debt securities. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by the Company or the Trust, at their respective option after ten years, and at varying premiums and sooner in specific events, subject to prior approval by the Federal Reserve Board, if then required. At December 31, 2011, the carrying value was $8,813.

On July 31, 2001, the Company participated in a pooled offering of trust preferred securities. The Company formed TIBFL Statutory Trust II (the “Trust II”) a wholly-owned statutory trust subsidiary for the purpose of issuing the trust preferred securities. The Trust II used the proceeds from the issuance of $5,000 in trust preferred securities to acquire junior subordinated deferrable interest debentures of the Company. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at a variable rate equal to the interest rate on the debt securities (three month LIBOR plus 358 basis points). The initial rate in effect at the time of issuance was 7.29% and is subject to change quarterly. The rate in effect at December 31, 2011 was 4.01%. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by the Company or the Trust, at their respective option after five years, and at varying premiums and sooner in specific events, subject to prior approval by the Federal Reserve Board, if then required. At December 31, 2011, the carrying value was $3,734.

On June 23, 2006, the Company issued $20,000 of additional trust preferred securities through a private placement. The Company formed TIBFL Statutory Trust III (the “Trust III”), a wholly-owned statutory trust subsidiary for the purpose of issuing the trust preferred securities. The Trust III used the proceeds from the issuance of $20,000 in trust preferred securities to acquire junior subordinated deferrable interest debentures of the Company. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at a variable rate equal to the interest rate on the debt securities (three month LIBOR plus 155 basis points). The rate in effect at December 31, 2011 was 1.95%. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by the Company or the Trust, at their respective option at par after five years, and sooner, at a 5% premium, if specific events occur, subject to prior approval by the Federal Reserve Board, if then required. At December 31, 2011, the carrying value was $10,629.

The Company received a request from the Federal Reserve Bank of Atlanta (FRB) for the Company’s Board of Directors to adopt a resolution that it will not make any payments or distributions on the outstanding trust preferred securities without the prior written approval of the Reserve Bank. The Board adopted this resolution on October 5, 2009. On September 22, 2010 the FRB and the Company entered into a written agreement where the Company agrees, among other things, that it will not make any payments on the outstanding trust preferred securities or declare or pay any dividends without the prior written approval of the FRB. The Company has

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

notified the trustees of its $20,000 trust preferred securities due July 7, 2036 and its $5,000 trust preferred securities due July 31, 2031 of its election to defer interest payments on the trust preferred securities beginning with the payments due in October 2009. The Company also notified the trustees of its $8,000 trust preferred securities due September 7, 2030 of its election to defer interest payments on the trust preferred securities beginning with the payments due in March 2010. Deferral of the trust preferred securities is allowed for up to 60 months without being considered an event of default.

The Company submitted a written request to the FRB to authorize the payment of deferred and current interest payments through the next payment date and future interest payments when due as scheduled on the three trust preferred securities. On September 28, 2011, pursuant to receipt of the FRB’s approval, concurrent interest payments were made on each of the trust preferred securities and the Company began the process of exiting from the deferral period.

The Company has treated the trust preferred securities as Tier 1 capital up to the maximum amount allowed, and the remainder as Tier 2 capital for federal regulatory purposes (see Note 15).

At December 31, 2011, the maturities of long-term borrowings were as follows:

Successor Company	Fixed Rate	Floating Rate	Total
Due in 2012	$–	$–	$–
Due in 2013	–	–	–
Due in 2014	–	–	–
Due in 2015	–	–	–
Thereafter	8,813	14,363	23,176

Total long-term debt	$8,813	$14,363	$23,176

Note 13—Income Taxes

Income tax expense (benefit) from continuing operations was as follows:

	Successor Company	Successor Company	Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Current income tax benefit:
Federal	$(149)	$(287)	$–	$(188)
State	(6)	(53)	–	(32)

	(155)	(340)	–	(220)

Deferred tax benefit:
Federal	(676)	504	(16,877)	(14,292)
State	(69)	93	(2,893)	(2,429)

	(745)	597	(19,770)	(16,721)

Valuation allowance	–	–	19,770	30,392

Total	$(900)	$257	$–	$13,451

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

A reconciliation of income tax computed at applicable Federal statutory income tax rates to total income taxes reported is as follows:

	Successor Company	Successor Company	Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Pretax income from continuing operations	$1,900	$817	$(52,805)	$(48,097)

Income taxes computed at Federal statutory tax rate	$665	$278	$(17,954)	$(16,353)
Effect of:
Tax-exempt income, net	(27)	(55)	(238)	(685)
State income taxes, net	(79)	26	(1,909)	(1,624)
Non-deductible goodwill		–	–	1,557
Equity in income from investment	(1,429)	–	–	–
Stock based compensation expense, net	–	–	205	96
Other, net	(30)	8	126	68
Change in valuation allowance	–		19,770	30,392

Total income tax expense (benefit)	$(900)	$257	$–	$13,451

The details of the net deferred tax asset/ (liability) as of December 31, 2011 and 2010 are as follows:

	Successor Company
	2011	2010
Allowance for loan losses	$–	$130
Purchase accounting adjustment	–	13,752
Net operating loss and AMT carryforward	–	5,167
Recognized impairment of other real estate owned	–	1,632
Net unrealized losses on securities available for sale	–	1,392
Acquisition related intangibles	148	–
Other	–	89

Total gross deferred tax assets	148	22,162

Purchase accounting adjustment	(3,789)	–
Deferred loan costs	–	(452)
Acquisition related intangibles	–	(1,676)
Other	–	(61)

Total gross deferred tax liabilities	(3,789)	(2,189)

Net temporary differences	(3,641)	19,973

Valuation allowance	–	–

Net deferred tax asset/(liability)	$(3,641)	$19,973

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Successor Company

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. As of December 31, 2011, management considered the need for a valuation allowance and, based upon its assessment of the relative weight of the positive and negative evidence available at the time of the analysis, concluded that a valuation allowance was not necessary as temporary differences would become recognizable for tax purposes after consideration of the limitation on the utilization of net operating losses and net unrealized built-in losses (NUBIL).

Due to the Merger discussed above, TIB Bank deconsolidated from the Company as of April 29, 2011. As a result, the current and deferred provision/(benefit) includes four months of the operations of TIB Bank. The deferred tax assets and liabilities of TIB Bank were transferred to Capital Bank, N.A. Thus, the deferred tax asset and liabilities as of December 31, 2011 include the amortized trust preferred and unrealized gains on securities available for sale at the Company, and the acquisition related intangibles at NCA.

As a result of the Investment made by CBF on September 30, 2010, the Company had undergone a “change in ownership” as that term is defined in the Internal Revenue Code. This change in ownership resulted in a significant limitation of the amount of net operating losses and net NUBIL that can be utilized by the Company. NUBIL represents the excess of the tax basis of the Company’s assets over their fair market value. As a consequence, no deferred taxes have been recognized for NUBIL’s that are estimated not to be realizable as a result of the limitation on the utilization of NUBILs.

The Company and its subsidiaries are subject to U.S. federal income tax, as well as income tax of the State of Florida. For the tax period ending December 31, 2011, the successor company will be included in CBF’s consolidated Federal and Florida income tax return. The Company is no longer subject to examination by taxing authorities for years before 2008.

There were no unrecognized tax benefits at December 31, 2011 and the Company does not expect the total of unrecognized tax benefits to significantly increase in the next twelve months.

Note 14—Employee Benefit Plans

As discussed in Note 1, due to the deconsolidation of the Bank during the second quarter of 2011, no assets or liabilities related to benefit plans were reported on the Company’s consolidated balance sheet as of December 31, 2011.

The Company maintains an Employee Stock Ownership Plan with 401(k) provisions that covers all employees who are qualified as to age and length of service. Three types of contributions can be made to the Plan by the Company and participants: basic voluntary contributions which are discretionary contributions made by all participants; a matching contribution, whereby the Company will match 50 percent of salary reduction contributions up to 5 percent of compensation; and an additional discretionary contribution which may be made by the Company and allocated to the accounts of participants on the basis of total relative compensation. The Successor Company contributed $102 to the plan for the year end December 31, 2011 and $83 for the three months ended December 31, 2010 and the Predecessor Company contributed $256 and $334 to the plan for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

TIB Bank entered into salary continuation agreements with several of its executive officers. The plans were nonqualified deferred compensation arrangements that were designed to provide supplemental retirement income

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

benefits to participants. The Predecessor Company expensed $236 and $227 for the accrual of future salary continuation benefits in the nine months ended September 30, 2010, and year ended December 31, 2009, respectively. The Bank purchased single premium life insurance policies on several of these individuals. Cash value income (net of related insurance premium expense) totaled $197 and $328 in the nine months ended 2010, and year ended December 31, 2009 (Predecessor Company), respectively and $101 and $66 in the year ended December 31, 2011 and the three months ended December 31, 2010 (Successor Company), respectively. Other assets at December 31, 2010 included $6,610 in cash surrender value of life insurance. In 2010, following the investment by CBF and the TARP repayment, the salary continuation agreements were terminated and the executives each received a lump sum distribution of their respective accrued benefit earned under their agreement resulting in a total payout of $1,305 by the Successor Company.

In 2001, TIB Bank established a non qualified retirement benefit plan for eligible Bank directors. Under the plan, the Bank pays each participant, or their beneficiary, the amount of directors fees deferred and interest in 120 equal monthly installments, beginning the month following the director’s normal retirement date. The Company expensed $3 and $9, in the year ended December 31, 2011 and three months ended December 31, 2010 (Successor Company), respectively and $29 and $42 in the nine months ended September 30, 2010 and year ended December 31, 2009 (Predecessor Company), respectively, for the accrual of retirement benefits. TIB Bank purchased single premium split dollar life insurance policies on these individuals. Cash value income (net of related insurance premium expense) totaled $50 and $38 in the year ended December 31, 2011 and the three months ended December 31, 2010 (Successor Company), respectively and $120 and $170 in the nine months ended September 30, 2010, and year ended December 31, 2009 (Predecessor Company), respectively. In addition, a $134 gain was recognized on the policy of a deceased former director by the Predecessor Company in the nine months ended September 30, 2010. Other assets included $4,336 in surrender value and other liabilities included retirement benefits payable of $430 at December 31, 2010 (Successor Company). In connection with changes made to bring the plan agreements into compliance with section 409A of the Internal Revenue Code the four current directors participating in the plan each elected to receive a lump sum distribution from the Predecessor Company in 2009 of the amount vested, accrued and earned through December 31, 2008. In 2011 the director deferred agreements were terminated and the directors participating in the plan each received a lump sum distribution of their respective deferral account balances resulting in a total payout of $431 by the Successor Company.

Note 15—Related Party Transactions

As discussed in Note 1, due to the deconsolidation of the Bank during the second quarter of 2011, no loans or deposits were reported on the Company’s consolidated balance sheet as of December 31, 2011. Activity in loans outstanding to certain of the Company’s executive officers, directors, and their related business interests is as follows:

Beginning balance, January 1, 2011	$182
New loans	9
Repayments	(34)
Reduction due to deconsolidation of the Bank	(157)

Ending balance, December 31, 2011	$–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 16—Regulatory Capital Requirements

As discussed in Note 1, due to the deconsolidation of the Bank during the second quarter of 2011, no capital ratios for the Bank as of December 31, 2011 are reported in the Company’s notes to consolidated financial statements.

The Company (on a consolidated basis) is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements results in certain discretionary and required actions by regulators that could have an effect on the Company’s operations. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Capital Adequacy and Ratios

To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At December 31, 2011 the Company maintained capital ratios exceeding the requirement to be considered adequately capitalized. These minimum amounts and ratios along with the actual amounts and ratios for the Company as of December 31, 2011 and 2010 and the Bank as of December 31, 2010 are presented in the following tables.

December 31, 2011 (Successor Company)	Well Capitalized Requirement				Adequately Capitalized Requirement				Actual
	Amount		Ratio		Amount		Ratio		Amount	Ratio
Tier 1 Capital (to Average Assets)
Consolidated		N/A		N/A	$	≥8,231	≥	4.0%	$198,337	96.4%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated		N/A		N/A	$	≥8,065	≥	4.0%	$198,337	98.4%
Total Capital (to Risk Weighted Assets)
Consolidated		N/A		N/A	$	≥16,129	≥	8.0%	$198,337	98.4%

December 31, 2010 (Successor Company)	Well Capitalized Requirement				Adequately Capitalized Requirement				Actual
	Amount		Ratio		Amount		Ratio		Amount	Ratio
Tier 1 Capital (to Average Assets)
Consolidated		N/A		N/A	$	≥67,746	≥	4.0%	$139,152	8.2%
TIB Bank	$	≥84,269	≥	5.0%	≥	67,415	≥	4.0%	135,783	8.1%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated		N/A		N/A	$	≥41,733	≥	4.0%	$139,152	13.3%
TIB Bank	$	≥62,599	≥	6.0%	≥	41,733	≥	4.0%	135,783	13.0%
Total Capital (to Risk Weighted Assets)
Consolidated		N/A		N/A	$	≥83,465	≥	8.0%	$139,583	13.4%
TIB Bank	$	≥104,332	≥	10.0%	≥	83,466	≥	8.0%	136,214	13.1%

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Management believes, as of December 31, 2011, that the Company meets all capital requirements to which they are subject. Tier 1 Capital for the Company includes the trust preferred securities that were issued in September 2000, July 2001 and June 2006 to the extent allowable.

On September 22, 2010 the Federal Reserve Bank of Atlanta (FRB) and the Company entered into a written agreement (the “Written Agreement”) where the Company agreed, among other things, that it would not make any payments on the outstanding trust preferred securities or declare or pay any dividends without the prior written approval of the FRB. On September 28, 2011, pursuant to approval by the FRB of a written request by the Company, the Company resumed payments of all amounts due for current and deferred interest through the next payment date for each of its trust preferred securities. On November 8, 2011, the FRB notified the Company that the Written Agreement was terminated effective April 30, 2011 given that TIB Bank was merged into Capital Bank and that the condition of the Company was subsequently upgraded.

On January 18, 2011, the Company concluded a rights offering wherein legacy shareholders with rights to purchase up to 1,489 shares of common stock, at a price of $15.00 per share, acquired 533 shares of newly issued common stock. The rights offering resulted in net proceeds of $7,763. The record date for the rights offering was July 12, 2010.

Subsidiary Dividend Limitations

Currently, the OCC Operating Agreement with Capital Bank prohibits the Bank from paying a dividend for three years following the July 16, 2010 initial acquisition date. Once the three-year period has elapsed, the agreement imposes other restrictions on Capital Bank’s ability to pay dividends including requiring prior approval from the OCC before any distribution is made.

Dividends that may be paid by a national bank without express approval of the OCC are limited to that bank’s retained net profits for the preceding two years plus retained net profits up to the date of any dividend declaration in the current calendar year. Based on the retained net profits of the Bank, declaration of dividends by the Bank to the Company during 2011, if not subject to other restrictions, would have been limited to approximately $9,245.

Note 17—Stock-Based Compensation

As of December 31, 2011, the Company has one compensation plan under which shares of its common stock are issuable in the form of stock options, restricted shares, stock appreciation rights, performance shares or performance units. This is its 2004 Equity Incentive Plan (the “2004 Plan”), which was approved by the Company’s shareholders at the May 25, 2004 annual meeting. Pursuant to the merger agreement, upon the April 30, 2007 closing of its acquisition of The Bank of Venice, the Company granted 1 stock options in exchange for the options outstanding for the purchase of shares of common stock of The Bank of Venice at such date. The options were fully vested at the grant date and ranged in price from $863.92 to $992.68 per share as determined by the conversion ratio specified in the merger agreement. Previously, the Company had granted stock options under the 1994 Incentive Stock Option and Nonstatutory Stock Option Plan (the “1994 Plan”) as amended and restated as of August 31, 1996. Under the 2004 Plan, the Board of Directors of the Company may grant nonqualified stock–based awards to any director, and incentive or nonqualified stock-based awards to any officer, key executive, administrative, or other employee including an employee who is a director of the Company. Subject to the provisions of the 2004 Plan, the maximum number of shares of common stock of the Company that may be optioned or awarded through the 2014 expiration of the plan is 13 shares, no more than 3 of which may be issued pursuant to awards granted in the form of restricted shares. Such shares may be treasury,

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

or authorized but unissued, shares of common stock of the Company. If options or awards granted under the Plan expire or terminate for any reason without having been exercised in full or released from restriction, the corresponding shares shall again be available for option or award for the purposes of the Plan as long as no dividends have been paid to the holder in accordance with the provisions of the grant agreement.

The following table summarizes the components and classification of stock-based compensation expense for the year ended December 31, 2011 and three months ended December 31, 2010 (Successor Company), and for the nine months ended September 31, 2010 and the year ended December 31, 2009 (Predecessor Company).

	Successor Company		Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Stock options	$–	$–	$625	$296
Restricted stock	–	–	344	394

Total stock-based compensation expense	$–	$–	$969	$690

Salaries and employee benefits	$–	$–	$768	$381
Other expense	–	–	201	309

Total stock-based compensation expense	$–	$–	$969	$690

No tax benefit related to stock-based compensation expense arising from restricted stock awards and non-qualified stock options was recorded for the nine months ended September 30, 2010 and year ended December 31, 2009 due to the recognition of a full valuation allowance against deferred income tax assets.

The fair value of each option is estimated as of the date of grant using the Black-Scholes Option Pricing Model. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The assumptions for the current period grants were developed based on ASC 718 and SEC guidance contained in Staff Accounting Bulletin (SAB) No. 107, “Share-Based Payment.” The following table summarizes the weighted average assumptions used to compute the grant-date fair value of options granted for the year ended December 31, 2009:

Predecessor Company
2009
Dividend yield	0.00%
Risk-free interest rate	3.06%
Expected option life	6.5 years
Volatility	80%
Weighted average grant-date fair value of options granted	$116.34

•	The dividend yield was estimated using historical dividends paid and market value information for the Company’s stock. An increase in dividend yield will decrease stock compensation expense.

•

The risk-free interest rate was developed using the U.S. Treasury yield curve for periods equal to the expected life of the options on the grant date. An increase in the risk-free interest rate will increase stock compensation expense.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

•

The expected option life for the current period grants was estimated using the vesting period, the term of the option and estimates of future exercise behavior patterns. An increase in the option life will increase stock compensation expense.

•	The volatility was estimated using historical volatility for periods approximating the expected option life. An increase in the volatility will increase stock compensation expense.

No stock options were granted for the Successor Company year ended December 31, 2011 and three months ended December 31, 2010 or the Predecessor Company nine months ended September 30, 2010.

ASC 718 requires the recognition of stock-based compensation for the number of awards that are ultimately expected to vest. During 2009 and 2010, stock based compensation expense was recorded based upon estimates that we would experience no forfeitures. Our estimate of forfeitures will be reassessed in subsequent periods based on historical forfeiture rates and may change based on new facts and circumstances. Any changes in our estimates will be accounted for prospectively in the period of change.

As of December 31, 2011, there was no unrecognized compensation expense associated with stock options and restricted stock due to the accelerated vesting of all stock options and restricted stock and the recognition of associated compensation expense upon the closing of the investment by CBF on September 30, 2010.

Stock Options

Under the 2004 Plan, the exercise price for common stock must equal at least 100 percent of the fair market value of the stock on the day an option is granted. The exercise price under an incentive stock option granted to a person owning stock representing more than 10 percent of the common stock must equal at least 110 percent of the fair market value at the date of grant, and such option is not exercisable after five years from the date the incentive stock option was granted. The Board of Directors may, at its discretion, provide that an option not be exercised in whole or in part for any period or periods of time as specified in the option agreements. No option may be exercised after the expiration of ten years from the date it is granted. Stock options vest over varying service periods which range from vesting immediately to up to nine years.

A summary of the stock option activity in the plans is as follows:

Predecessor Company

	Shares	Weighted Average Exercise Price
Balance, January 1, 2009	7	$894.82
Granted	2	162.18
Exercised	–	–
Expired or forfeited	(1)	947.37

Balance, December 31, 2009	8	$680.42
Granted	–	–
Exercised	–	–
Expired or forfeited	(0)	666.32

Balance, September 30, 2010	8	$681.31

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Successor Company

	Shares	Weighted Average Exercise Price
Balance, September 30, 2010	8	$681.31
Granted	–	–
Exercised	–	–
Expired or forfeited	(1)	497.55

Balance, December 31, 2010	7	$688.80
Granted	–	–
Exercised	–	–
Expired or forfeited	(5)	744.86

Balance, December 31, 2011	2	$541.61

	Successor Company				Predecessor Company
Options exercisable at:	December 31, 2011		December 31, 2010		September 30, 2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	2	$541.61	7	$688.80	8	$681.31

Successor Company

The weighted average remaining terms for outstanding stock options and for exercisable stock options were 5.2 years and 5.2 years at December 31, 2011, respectively. The aggregate intrinsic value at December 31, 2011 was $0 for stock options outstanding and $0 for stock options exercisable. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the Company’s common stock as of the reporting date.

Options outstanding at December 31, 2011 were as follows:

	Outstanding Options			Options Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$158.42 – $584.28	1	5.85	$242.16	1	$242.16
584.29 – 1,072.46	1	4.68	783.56	1	783.56
1,072.47 – 1,489.52	0	3.51	1,276.43	0	1,276.43

$158.42 – $1,489.52	2	5.19	$541.61	2	$541.61

Proceeds received from the exercise of stock options were $0 during the year ended December 31, 2011 and three months ended December 31, 2010. The intrinsic value related to the exercise of stock options was $0 during the year ended December 31, 2011 and the three months ended December 31, 2010. No tax benefit was recorded for the year ended December 31, 2011 and the three months ended December 31, 2010 as there were no exercises of non-qualified stock options or disqualifying dispositions.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Predecessor Company

Proceeds received from the exercise of stock options were $0 and $0 during the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. The intrinsic value related to the exercise of stock options was $0 and $0, the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. No tax benefit was recorded for the nine months ended September 30, 2010 and the year ended December 31, 2009 as there were no exercises of non-qualified stock options or disqualifying dispositions.

Restricted Stock

Restricted stock provides the grantee with voting, dividend and anti-dilution rights equivalent to common shareholders, but is restricted from transfer until vested, at which time all restrictions are removed. Vesting for restricted shares is generally on a straight-line basis and ranges from one to five years. The value of the restricted stock, estimated to be equal to the closing market price on the date of grant, is amortized on a straight-line basis over the respective service periods.

Successor Company

For the year ended December 31, 2011 and the three months ended December 31, 2010, no restricted stock awards vested due to the accelerated vesting of all restricted stock upon the closing of the investment by CBF on September 30, 2010.

Predecessor Company

The fair market value of restricted stock awards that vested was $27 and $101 during the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. No tax benefit was recorded for the nine months ended September 30, 2010 and the year ended December 31, 2009 due to the recognition of a full valuation allowance against deferred income tax assets.

A summary of the restricted stock activity in the plan is as follows:

Predecessor Company

	Shares	Weighted Average Grant-Date Fair Value
Balance, January 1, 2009	1	$1,084.83
Granted	–	–
Vested	(0)	1,140.67
Expired or forfeited	(0)	725.88

Balance, December 31, 2009	1	$1,089.43
Granted	–	–
Vested	(1)	1,089.43
Expired or forfeited	–	–

Balance, September 30, 2010	–	$–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Successor Company

	Shares	Weighted Average Grant-Date Fair Value
Balance, September 30, 2010	–	$–
Granted	–	–
Vested	–	–
Expired or forfeited	–	–

Balance, December 31, 2010	–	$–
Granted	–	–
Vested	–	–
Expired or forfeited	–	–

Balance, December 31, 2011	–	$–

Note 18—Loan Commitments and Other Related Activities

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

As discussed in Note 1, due to the deconsolidation of the Bank during the second quarter of 2011, no loan commitments or other related activities were reported on the Company’s consolidated balance sheet as of December 31, 2011. The contractual amount of financial instruments with off-balance-sheet risk was as follows at December 31, 2010:

	2010
	Fixed Rate	Variable Rate
Commitments to make loans	$7,149	$4,549
Unfunded commitments under lines of credit	4,150	44,857

Commitments to make loans are generally made for periods of 30 days. As of December 31, 2010, the fixed rate loan commitments have interest rates ranging from 2.94% to 11.00% and maturities ranging from 1 year to 30 years.

As of December 31, 2010 letters of credit totaled $1,638.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 19—Supplemental Financial Data

Components of other expense in excess of 1 percent of total interest and non-interest income are as follows:

	Successor Company		Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Foreclosed asset related expense	$565	$536	$21,687	$3,149
Goodwill impairment	–	–	–	5,887
FDIC & state assessments	1,278	1,184	3,515	3,962
Legal and professional fees	1,995	856	2,866	3,270
Computer services	628	849	2,022	2,708
Capital raise expense	–	–	2,067	–
Customer relationship intangible impairment	2,872	–	–	–
Amortization of intangibles	733	364	1,168	1,431
Postage, courier and armored car	377	260	823	1,084
Insurance non-building	531	447	1,171	870
Marketing and community relations	267	258	860	1,128
Collection expense	(9)	(7)	40	353
Operational charge-offs	51	48	69	155
Net (gain) loss on disposition of repossessed assets	(16)	39	9	(244)

Note 20—Fair Values of Financial Instruments

ASC 820-10 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

As discussed in Note 3 Equity Method Investment in Capital Bank NA, due to the deconsolidation of the Bank during the second quarter of 2011, the Company had no assets or liabilities measured at fair value on a recurring or non recurring basis as of December 31, 2011.

Valuation of securities available for sale

The fair values of securities available for sale are determined by 1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs), 2) matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs) and 3) for collateralized debt obligations, custom discounted cash flow modeling (Level 3 inputs).

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

As of December 31, 2010, the Company owned a collateralized debt security where the underlying collateral is comprised primarily of trust preferred securities of banks and insurance companies. The inputs used in determining the estimated fair value of this security are Level 3 inputs. In determining its estimated fair value, management utilizes a discounted cash flow modeling valuation approach. Discount rates utilized in the modeling of these securities are estimated based upon a variety of factors including the market yields of publicly traded trust preferred securities of larger financial institutions and other non-investment grade corporate debt. Cash flows utilized in the modeling of these securities were based upon actual default history of the underlying issuers and issuer specific assumptions of estimated future defaults of the underlying issuers.

Valuation of Impaired Loans and Other Real Estate Owned

The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. The Company generally uses independent external appraisers in this process who routinely make adjustments to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value. The Company’s policy is to update appraisals, at a minimum, annually for all classified assets, which include collateral dependent loans and OREO. We consider appraisals dated within the past 12 months to be current and do not typically make adjustments to such appraisals. In the Company’s process for reviewing third-party prepared appraisals, any differences of opinion on values, assumptions or adjustments to comparable sales data are typically reconciled directly with the independent appraiser prior to acceptance of the final appraisal.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements Using
December 31, 2010 (Successor Company)		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government agencies and corporations	$40,699	$–	$40,699	$–
States and political subdivisions— tax-exempt	3,059	–	3,059	–
States and political subdivisions—taxable	2,157	–	2,157	–
Marketable equity securities	74	74	–	–
Mortgage-backed securities—residential	369,203	–	369,203	–
Corporate bonds	2,105	–	2,105	–
Collateralized debt obligations	795	–	–	795

Available for sale securities	$418,092	$74	$417,223	$795

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended December 31, 2010 (Successor Company), and nine month ended September 30, 2010 (Predecessor Company) and still held at the end of each respective period.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Collateralized Debt Obligations
	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010
Balance, beginning of period	$808	$759
Included in earnings – other than temporary impairment	–	–
Included in other comprehensive income	(13)	49
Transfer in to Level 3	–	–

Balance, end of period	$795	$808

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

Successor Company		Fair Value Measurements Using
December 31, 2010		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Other real estate owned	$25,673	$–	$–	$25,673
Other repossessed assets	104	–	104	–

During the nine months ended September 30, 2010 prior to the application of adjustments related to the application of the acquisition method of accounting, $18,581 of the allowance for loan losses was specifically allocated to collateral dependent impaired loans. The amounts of the specific allocations for impairment were considered in the overall determination of the provision for loan losses. As a result of sales of foreclosed properties, receipt of updated appraisals, reduced listing prices or entering into contracts to sell these properties, valuation adjustments of $19,171 were recognized in our statement of operations during the nine months ended September 30, 2010. Other repossessed assets are primarily comprised of repossessed automobiles and are measured at fair value as of the date of repossession. As a result of the disposition of repossessed vehicles, losses of $39 and $9 were recognized in our statements of operations during the Successor Company three months ended December 31, 2010 and the Predecessor Company nine months ended September 30, 2010, respectively. During the year ended December 31, 2009, $26,085 of the allowance for loan losses was specifically allocated to collateral dependent impaired loans. The amounts of the specific allocations for impairment are considered in the overall determination of the reserve and provision for loan losses. As a result of sales of foreclosed properties, receipt of updated appraisals, reduced listing prices or entering into contracts to sell these properties, write downs of fair value of $1,980 were recognized in our statements of operations during the year ended December 31, 2009. Other repossessed assets are primarily comprised of repossessed automobiles and are measured at fair value as of the date of repossession. As a result of the disposition of repossessed vehicles, gains of $244 were recognized in our statements of operations during the year ended December 31, 2009.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Carrying amount and estimated fair values of financial instruments were as follows at December 31:

	Successor Company		Successor Company
	2011		2010
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$2,221	$2,221	$153,794	$153,794
Investment securities available for sale	–	–	418,092	418,092
Loans, net	–	–	1,004,228	995,744
Federal Home Loan Bank and Independent Bankers’ Bank stock	–	–	9,621	N/A
Accrued interest receivable	–	–	4,917	4,917

Financial liabilities:
Non-contractual deposits	–	–	648,019	648,019
Contractual deposits	–	–	719,006	719,328
Federal Home Loan Bank Advances	–	–	131,116	130,906
Short-term borrowings	–	–	47,158	47,156
Long-term repurchase agreements	–	–	–	–
Subordinated debentures	23,176	24,093	22,887	25,267
Accrued interest payable	132	132	7,260	7,260

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, non contractual which consists of demand deposits and deposits that reprice frequently and fully. The methods for determining the fair values for securities were described previously. For loans, contractual deposits, which consist of deposits with infrequent repricing or repricing limits and debt, fair value is based on discounted cash flows using current market rates. It was not practicable to determine the fair value of FHLB and IBB stock due to restrictions placed on their transferability. The fair value of off balance sheet items is not considered material.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 21—Condensed Financial Information of TIB Financial Corp.

Condensed Balance Sheets

(Parent Only)

	Successor Company
December 31,	2011	2010
Assets:
Cash and due from banks	$1,645	$3,506
Investment in bank subsidiaries	200,843	198,403
Investment in other subsidiaries	2,224	3,726
Other assets	1,092	410

Total Assets	$205,804	$206,045

Liabilities and Shareholders’ Equity:
Accrued interest payable	$132	$2,102
Long-term borrowings	24,198	23,909
Other liabilities	4,096	3,284
Shareholders’ equity	177,378	176,750

Total Liabilities and Shareholders’ Equity	$205,804	$206,045

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Condensed Statements of Income

(Parent Only)

	Successor Company		Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Operating income:
Interest Income	$42	$12	$3	$97
Dividends from other subsidiaries	48	–	–	31

Total operating income	90	12	3	128

Operating expense:
Interest expense	1,934	470	1,153	1,626
Other expense	886	202	1,720	1,660

Total operating expense	2,820	672	2,873	3,286

Loss before income tax benefit and equity in undistributed earnings of subsidiaries	(2,730)	(660)	(2,870)	(3,158)
Income tax benefit	1,023	244	–	540
Loss before equity in undistributed earnings of subsidiaries	(1,707)	(416)	(2,870)	(2,618)
Equity in income (losses) of subsidiaries	4,507	976	(49,935)	(58,930)

Net income (loss)	$2,800	$560	$(52,805)	$(61,548)

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Condensed Statements of Cash Flows

(Parent Only)

	Successor Company		Predecessor Company
	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Cash flows from operating activities:
Net income (loss)	$2,800	$560	$(52,805)	$(61,548)
Equity in (income) losses of subsidiaries	(4,507)	(976)	49,935	58,930
Stock-based compensation expense	–	–	178	287
Increase (decrease) in net income tax obligation	(1,166)	(238)	184	997
(Increase) decrease in other assets	(70)	415	(58)	128
Increase (decrease) in other liabilities	(1,740)	(3,746)	1,146	307

Net cash provided by (used in) operating activities	(4,683)	(3,985)	(1,420)	(899)

Cash flows from investing activities:
Investment in bank subsidiaries	(5,241)	(5,114)	(150,000)	(20,500)
Investment in other subsidiaries	300	–	(296)	(148)

Net cash used in investing activities	(4,941)	(5,114)	(150,296)	(20,648)

Cash flows from financing activities:
Net proceeds from issuance of common shares	–	–	–	(48)
Income tax effect of stock based compensation	–	–	(184)	(206)
Proceeds from issuance of common stock	7,763	–	–	–
Proceeds from subsidiaries for equity awards	–	–	791	401
Net proceeds from Capital Bank Financial, Corp. investment	–	–	162,840	–
Cash dividends paid	–	–	–	(1,285)

Net cash provided by (used in) financing activities	7,763	–	163,447	(1,138)

Net increase (decrease) in cash	(1,861)	(9,099)	11,731	(22,685)
Cash, beginning of period	3,506	12,605	874	23,559

Cash, end of period	$1,645	$3,506	$12,605	$874

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 22–Quarterly Financial Data (Unaudited)

The following is a summary of unaudited quarterly results for 2011 and 2010:

	Successor Company					Predecessor Company
	2011				2010	2010
	Fourth	Third	Second	First	Fourth	Third	Second	First
Condensed income statements:
Interest income	$2	$10	$5,290	$15,844	$15,681	$17,042	$16,988	$18,287
Net interest income	(490)	(461)	3,934	12,682	12,432	10,786	10,602	11,494
Provision for loan losses	–	–	136	485	402	17,072	7,700	4,925
Equity in income from investment in Capital Bank, N.A.	1,453	1,973	658	–	–	–	–	–
Investment securities gain	–	–	–	12	–	–	993	1,642
Customer relationship intangible impairment	2,872	–	–	–	–	–	–	–
Income (Loss) from continuing operations	(819)	1,591	960	1,068	560	(33,655)	(14,099)	(5,051)
Income earned by preferred shareholders	–	–	–	–	–	680	669	660
Gain on Retirement of Series A preferred allocated to common shareholders	–	–	–	–	–	(24,276)	–	–
Net income (loss) allocated to common shareholders	(819)	1,591	960	1,068	560	(10,059)	(14,768)	(5,711)

Basic earnings (loss) per common share	$(0.07)	$0.13	$0.08	$0.09	$0.05	$(67.56)	$(99.19)	$(38.36)
Diluted earnings (loss) per common share	$(0.07)	$0.13	$0.07	$0.07	$0.03	$(67.56)	$(99.19)	$(38.36)

The Successor Company reported net income of $2,800 for the year ended December 31, 2011. As discussed in Note 1, due to the deconsolidation of the Bank during the second quarter of 2011, no investments, loans or deposits are reported on the Company’s Consolidated Balance Sheet and subsequent to the Merger date, the company began to account for its ownership in Capital Bank, N.A. under the equity method of accounting. Equity in income from investment in Capital Bank, N.A. was $4,084 for the year ended December 31, 2011. During the fourth quarter of 2011, the Company performed an impairment test which resulted in the recognition of an impairment charge of $2,872 relating to Naples Capital Advisors, Inc.’s customer relationship intangible asset. The termination of employment and subsequent direct competition of several employees of Naples Capital Advisors resulted in a decrease in assets under management. Interest income and interest expense after deconsolidation of the Bank are the result of cash deposited in Capital Bank, N.A. and the outstanding trust preferred securities issued by the Company, respectively.

The Successor Company reported net income of $560 for the three months ended December 31, 2010. Increases in net interest income are primarily due to the impact of the purchase accounting adjustments which revalued market deposits and borrowings to yield market interest rates as of September 30, 2010. The provision for loan losses of $402 recorded reflects the allowance for loan losses established for loans originated subsequent to September 30, 2010. No net charge-offs or losses on the disposition of other real estate owned were recorded as credit losses experienced were incorporated in the net discounts recorded on loans and other real estate acquired as of September 30, 2010.

Capital Bank Corporation

Unaudited Consolidated Financial Statements as of and for the

Three and Six Months Ended June 30, 2012

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Successor Company
(Dollars in thousands)	Jun. 30, 2012	Dec. 31, 2011
Assets
Cash and due from banks	$985	$2,163

Total cash and cash equivalents	985	2,163
Equity method investment in Capital Bank, NA	250,637	243,691
Advance to Capital Bank, NA	3,393	3,393
Other assets	772	458

Total assets	$255,787	$249,705

Liabilities
Subordinated debentures	$19,274	$19,163
Other liabilities	5,383	5,715

Total liabilities	24,657	24,878

Shareholders’ Equity
Common stock, no par value; 300,000,000 shares authorized; and 85,802,164 shares issued and outstanding	218,802	218,789
Retained earnings	10,636	5,267
Accumulated other comprehensive income	1,692	771

Total shareholders’ equity	231,130	224,827

Total liabilities and shareholders’ equity	$255,787	$249,705

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Successor Company		Successor Company		Predecessor Company
(Dollars in thousands except per share data)	Three Months Ended Jun. 30, 2012	Three Months Ended Jun. 30, 2011	Six Months Ended Jun. 30, 2012	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011
Interest income:
Loans and loan fees	$–	$16,465	$–	$27,521	$5,479
Investment securities:
Taxable interest income	–	2,216	–	3,206	391
Tax-exempt interest income	–	239	–	398	74
Dividends	–	30	–	59	–
Federal funds and other interest income	85	40	170	87	11

Total interest income	85	18,990	170	31,271	5,955

Interest expense:
Deposits	–	2,786	–	4,560	1,551
Borrowings and subordinated debentures	369	765	731	1,251	445

Total interest expense	369	3,551	731	5,811	1,996

Net interest income	(284)	15,439	(561)	25,460	3,959

Provision for loan losses	–	1,283	–	1,450	40

Net interest income (loss) after provision for loan losses	(284)	14,156	(561)	24,010	3,919

Noninterest income:
Equity income from investment in Capital Bank, NA	2,937	–	6,025	–	–
Service charges and other fees	–	807	–	1,355	291
Bank card services	–	547	–	847	174
Mortgage origination and other loan fees	–	255	–	518	210
Brokerage fees	–	212	–	308	78
Bank-owned life insurance	–	114	–	134	10
Other	–	130	–	155	69
Total noninterest income	2,937	2,065	6,025	3,317	832
Noninterest expense:
Salaries and employee benefits	–	5,568	–	9,525	1,977
Occupancy	–	1,830	–	2,970	548
Furniture and equipment	–	857	–	1,401	275
Data processing and telecommunications	–	635	–	911	180
Advertising and public relations	–	144	–	325	131
Office expenses	–	269	–	498	93
Professional fees	–	208	–	543	190
Business development and travel	–	304	–	550	87
Amortization of other intangible assets	–	287	–	478	62
ORE losses and miscellaneous loan costs	–	1,085	–	1,608	176
Directors’ fees	–	53	–	93	68
FDIC deposit insurance	–	513	–	1,076	266
Contract termination fees	–	374	–	3,955	–
Other	257	670	414	1,093	102

Total noninterest expense	257	12,797	414	25,026	4,155

Net income before taxes	2,396	3,424	5,050	2,301	596
Income tax expense (benefit)	(230)	1,115	(319)	566	–

Net income	2,626	2,309	5,369	1,735	596
Dividends and accretion on preferred stock	–	–	–	–	861

Net income (loss) attributable to common shareholders	$2,626	$2,309	$5,369	$1,735	$(265)

Earnings (loss) per common share—basic	$0.03	$0.03	$0.06	$0.02	$(0.02)

Earnings (loss) per common share—diluted	$0.03	$0.03	$0.06	$0.02	$(0.02)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Successor Company		Successor Company		Predecessor Company
(Dollars in thousands)	Three Months Ended Jun. 30, 2012	Three Months Ended Jun. 30, 2011	Six Months Ended Jun. 30, 2012	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011
Net income	$2,626	$2,309	$5,369	$1,735	$596
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities—available for sale	–	5,080	–	7,315	(528)
Unrealized holding gains from investment in Capital Bank, NA	2,535	–	1,510	–	–
Amortization of prior service cost on SERP	–	–	–	–	1
Income tax effect	(989)	(1,958)	(589)	(2,820)	204
Other comprehensive income (loss), net of tax	1,546	3,122	921	4,495	(323)
Comprehensive income	$4,172	$5,431	$6,290	$6,230	$273

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Successor Company		Predecessor Company
(Dollars in thousands)	Six Months Ended Jun. 30, 2012	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011
Cash flows from operating activities:
Net income (loss)	$5,369	$1,735	$596
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity income from investment in Capital Bank, NA	(6,025)	–	–
Accretion of purchased credit-impaired loans	–	(26,262)	–
Amortization/accretion on acquired liabilities, net	111	(3,529)	–
Provision for loan losses	–	1,450	40
Amortization of other intangible assets	–	478	62
Depreciation	–	1,354	240
Stock-based compensation	13	140	42
Amortization of premium on securities, net	–	695	171
Loss on disposal of premises, equipment and ORE	–	5	26
ORE valuation adjustments	–	74	–
Bank-owned life insurance income	–	(134)	(10)
Deferred income tax expense (benefit)	(40)	–	–
Net change in:
Mortgage loans held for sale	–	1,907	4,424
Accrued interest receivable and other assets	(314)	(4,214)	(1,309)
Accrued interest payable and other liabilities	(292)	2,927	(3,939)

Net cash provided by (used in) operating activities	(1,178)	(23,374)	343

Cash flows from investing activities:
Net cash paid in Capital Bank merger	–	(42,880)	–
Investment in Capital Bank, NA	–	(6,063)	–
Principal repayments on loans, net of loans originated or acquired	–	13,048	14,547
Purchases of premises and equipment	–	(607)	(307)
Proceeds from sales of premises, equipment and ORE	–	4,545	20
Purchases of FHLB Stock	–	1,259	–
Purchases of securities—available for sale	–	(138,855)	(6,840)
Proceeds from principal repayments/calls/maturities of securities—available for sale	–	25,761	3,936

Net cash provided by (used in) investing activities	–	(143,792)	11,356

(continued on next page)

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Unaudited)

	Successor Company		Predecessor Company
(Dollars in thousands)	Six Months Ended Jun. 30, 2012	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011
Cash flows from financing activities:
Decrease in deposits, net	–	(2,426)	(4,960)
Principal repayments of borrowings	–	(30,000)	(5,000)
Repurchase of preferred stock	–	–	(41,279)
Proceeds from CBF Investment	–	–	181,050
Proceeds from issuance of common stock, net of offering costs	–	3,814	–

Net cash provided by (used in) financing activities	–	(28,612)	129,811
Net change in cash and cash equivalents	$(1,178)	$(195,778)	$141,510
Cash and cash equivalents at beginning of period	2,163	208,255	66,745

Cash and cash equivalents at end of period	$985	$12,477	$208,255

Supplemental Disclosure of Cash Flow Information
Noncash investing activities:
Transfer of noncash assets to Capital Bank, NA	$–	1,419,308	$–
Transfer of liabilities to Capital Bank, NA	–	1,457,413	–
Equity method investment in Capital Bank, NA	–	232,264	–
Transfers of loans and premises to ORE	–	7,573	248
Transfers of OREO to loans	–	857	146
Capital leases recorded in premises and other liabilities	–	6,618	–

Cash paid for (received from):
Income taxes	$–	$130	$–
Interest	634	9,989	1,531

The accompanying notes are an integral part of these condensed consolidated financial statements.

Capital Bank Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Basis of Presentation and Significant Accounting Policies

Organization and Nature of Operations

Capital Bank Corporation (the “Company”) is a bank holding company incorporated under the laws of North Carolina on August 10, 1998. Prior to June 30, 2011, the Company’s primary wholly-owned subsidiary was Capital Bank (“Old Capital Bank”), a state-chartered banking corporation that was incorporated under the laws of North Carolina on May 30, 1997 and commenced operations on June 20, 1997. The Company also has interests in three trusts: Capital Bank Statutory Trust I, II, and III (hereinafter collectively referred to as the “Trusts”).

On January 28, 2011, the Company completed the issuance and sale of 71 million shares of its common stock to Capital Bank Financial Corp. (“CBF,” formerly known as “North American Financial Holdings, Inc.”) for $181.1 million (the “CBF Investment”). As a result of the CBF Investment and the Company’s rights offering on March 11, 2011, CBF currently owns approximately 83% of the Company’s common stock. Upon closing of the CBF Investment, R. Eugene Taylor, CBF’s Chief Executive Officer, Christopher G. Marshall, CBF’s Chief Financial Officer, and R. Bruce Singletary, CBF’s Chief Risk Officer, were named as the Company’s CEO, CFO and CRO, respectively, and as members of the Company’s Board of Directors. In addition, the Company’s Board of Directors was reconstituted with a combination of two existing members (Oscar A. Keller III and Charles F. Atkins), Messrs. Taylor, Marshall and Singletary, and two additional CBF-designated members (Peter N. Foss and William A. Hodges).

On June 30, 2011, Old Capital Bank merged (the “Bank Merger”) with and into NAFH National Bank (“NAFH Bank”), a national banking association, with NAFH Bank as the surviving entity. In connection with the Bank Merger, NAFH Bank changed its name to Capital Bank, National Association (“Capital Bank, NA” or the “Bank”). On September 7, 2011, CBF acquired a controlling interest in Green Bankshares, Inc. (“Green Bankshares”) and merged its banking subsidiary, GreenBank, with and into Capital Bank, NA. Following the GreenBank merger, the Company now owns approximately 26% of Capital Bank, NA, with CBF having a direct ownership of 19%, TIB Financial Corp. (“TIB Financial”) owning 21%, and Green Bankshares owning the remaining 34%. CBF is the owner of approximately 94% of TIB Financial’s common stock and approximately 90% of Green Bankshares’ common stock.

Basis of Presentation and Use of Estimates

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company. The accounts of Old Capital Bank were consolidated with the Company until the Bank Merger on June 30, 2011. The Trusts have not been consolidated with the financial statements of the Company. In connection with the Bank Merger, assets and liabilities of Old Capital Bank were deconsolidated from the Company’s balance sheet resulting in a significant decrease in the total assets and liabilities of the Company in the second quarter of 2011. The Company now accounts for its investment in Capital Bank, NA under the equity method. Accordingly, as of June 30, 2012, no investment securities, loans or deposits are reported on the Company’s Consolidated Balance Sheet.

In the periods subsequent to the Bank Merger, the Company has and will adjust the equity investment balance based on its equity in Capital Bank, NA’s net income and other comprehensive income. The interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). They do not include all of the information and footnotes required by such accounting principles for complete financial statements, and therefore should be read in conjunction with the audited consolidated financial statements and accompanying footnotes in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Capital Bank Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

In the opinion of management, all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been included, and all significant intercompany transactions have been eliminated in consolidation. The Company has considered the impact on these condensed consolidated financial statements of subsequent events. The results of operations for the six months ended June 30, 2012 (Successor Company) are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2012. The condensed consolidated balance sheet at December 31, 2011 has been derived from the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and reflects the impact of measurement period adjustments.

The initial estimated fair values of assets and liabilities acquired were based upon information that was available at the time to make preliminary estimates of fair value. The Company expected to obtain additional information during the measurement period which could result in changes to the estimated fair value amounts. The Company is still within the measurement period and has not yet finalized its estimates of fair value. However, as required by the acquisition method of accounting, the Company has retrospectively adjusted certain preliminary estimates to reflect refinements of estimates of fair values and new information obtained about facts and circumstances that existed as of the acquisition date. As a result of the Bank Merger, such changes are principally reflected in the accompanying financial statements as changes in the Company’s equity method investment in Capital Bank, NA. The most significant refinements include: (1) increases in the collectability of certain legacy bank fully charged-off loan balances and fees; (2) an increase in the estimated fair value of the core deposit intangible asset; (3) an increase in deferred tax assets related to the other fair value estimate changes offset by a reduction of expected realization of items considered to be built in losses; and (4) an increase in Goodwill caused by the net effect of these adjustments. Accordingly, the financial statements herein reflect a decrease of less than $0.1 million in the Company’s investment in Capital Bank, NA and additional paid in capital for the reported period and as of December 31, 2011.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A description of the accounting policies followed by the Company are as set forth in Note 1 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

CBF Investment

On January 28, 2011, the Company completed the issuance and sale of 71 million shares of its common stock to CBF for $181.1 million. In connection with the CBF Investment, each Company shareholder as of January 27, 2011 received one contingent value right per share (“CVR”) that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Old Capital Bank’s then existing loan portfolio. Also, in connection with the CBF Investment, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the U.S. Treasury in connection with TARP were repurchased.

Pursuant to the CBF Investment, shareholders as of January 27, 2011 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to certain limitations (the “Rights Offering”). The Company issued 1,613,165 shares of common stock in exchange for $4.1 million upon completion of the Rights Offering on March 11, 2011. Direct offering costs of $300 thousand were recorded as a reduction to the proceeds of the Rights Offering.

Capital Bank Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Also in connection with the closing of the CBF Investment, the Company amended its Supplemental Executive Retirement Plan to waive, with respect to unvested amounts only, any change in control provision and corresponding entitlement to change in control benefits that would otherwise be triggered by the CBF Investment or any subsequent transaction or series of transactions that result in an affiliate of CBF holding the Company’s outstanding voting securities or total voting power. On January 28, 2011, the Company received written waivers from each of the participants in the Executive Plan pursuant to which such executives waived the previously described change in control benefits under the SERP and the accelerated vesting of their outstanding unvested Company stock options in connection with the transactions contemplated by the CBF Investment. Cash payments made to participants in the Executive Plan upon change in control related to vested benefits totaled $1.1 million. The Supplemental Retirement Plan for Directors was not amended, and cash payments made to participants upon change in control pursuant to terms of this plan totaled $3.2 million.

Push-down accounting is required in purchase transactions that result in an entity becoming substantially wholly owned. Push-down accounting is required if 95% or more of the company has been acquired, permitted if 80% to 95% has been acquired, and prohibited if less than 80% of the company is acquired. The Company determined push-down accounting to be appropriate for this transaction, and as such, has applied the acquisition method of accounting due to CBF’s acquisition of 85% of the Company’s outstanding common stock on January 28, 2011.

Balances and activity in the Company’s consolidated financial statements prior to the CBF Investment have been labeled with “Predecessor Company” while balances and activity subsequent to the CBF Investment have been labeled with “Successor Company.” Balances and activity prior to the CBF Investment (Predecessor Company) are not comparable to balances and activity from periods subsequent to the CBF Investment (Successor Company) due to new accounting bases as a result of recording them at their fair values as of the CBF Investment date rather than their historical cost basis. To call attention to this lack of comparability, the Company has placed a black line between Successor Company and Predecessor Company columns in the Consolidated Financial Statements, the tables in the notes to the statements, and in the Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2011-11, Disclosures About Offsetting Assets and Liabilities. This project began as an attempt to converge the offsetting requirements under U.S. GAAP and International Financial Reporting Standards (“IFRS”). However, as the FASB and the International Accounting Standards Board (collectively, the “Boards”) were not able to reach a converged solution with regards to offsetting requirements, the Boards developed convergent disclosure requirements to assist in reconciling differences in the offsetting requirements under U.S. GAAP and IFRS. The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. ASU No. 2011-11 also requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. ASU No. 2011-11 is effective for interim and annual reporting periods beginning on or after January 1, 2013. As the provisions of ASU No. 2011-11 only impact the disclosure requirements related to the offsetting of assets and liabilities, we expect that the adoption of ASU No. 2011-11 will not have an impact on the Company’s consolidated financial condition or results of operation.

Also in December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other

Capital Bank Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Comprehensive Income in Accounting Standards Update No. 2011-05. ASU 2011-12 amended one of the requirements of Update 2011-05. Under the amendments in Update 2011-05, entities are required to present reclassification adjustments and the effect of those reclassification adjustments on the face of the financial statements where net income is presented, by component of net income, and on the face of the financial statements where other comprehensive income is presented, by component of other comprehensive income. In addition, the amendments in Update 2011-05 require that reclassification adjustments be presented in interim financial periods. The amendments in this Update are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU 2011-12 did not have an impact on the Company’s consolidated financial condition or results of operations but did alter disclosures.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 amended guidance on the annual goodwill impairment test performed by the Company. Under the amended guidance, the Company will have the option to first assess qualitative factors to determine whether it is necessary to perform a two-step impairment test. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than the carrying value, the quantitative impairment test is required. If the Company believes the fair value of a reporting unit is greater than the carrying value, no further testing is required. A company can choose to perform the qualitative assessment on some or none of its reporting entities. The amended guidance includes examples of events and circumstances that might indicate that a reporting unit’s fair value is less than its carrying amount. These include macro-economic conditions such as deterioration in the entity’s operating environment, entity-specific events such as declining financial performance, and other events such as an expectation that a reporting unit will be sold. The amended guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. However, an entity can choose to early adopt even if its annual test date is before the issuance of the final standard, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. The adoption of ASU 2011-08 did not have an impact on the Company’s consolidated financial condition or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, to amend FASB Accounting Standards Codification (“ASC”) Topic 220, Comprehensive Income. The amendments in this update eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and will require them to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement format would include the traditional income statement and the components and total other comprehensive income as well as total comprehensive income. In the two statement approach, the first statement would be the traditional income statement which would immediately be followed by a separate statement which includes the components of other comprehensive income, total other comprehensive income and total comprehensive income. The amendments in this update are to be applied retrospectively and are effective for the first interim or annual period beginning after December 15, 2011. The adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, to amend ASC Topic 820, Fair Value Measurement. The amendments in this update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. Some of the amendments clarify the application of existing fair value measurement requirements and others change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. Many of the previous fair value requirements are not changed by this standard. The amendments in this update are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011. The adoption of this update did not have a material impact on the Company’s financial position or results of operations.

Capital Bank Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

In April 2011, the FASB issued ASU 2011-2, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring, to amend ASC Topic 320, Receivables. The amendments in this update clarify the guidance on a creditor’s evaluation of whether it has granted a concession and whether a borrower is experiencing financial difficulties. The amendments in this update are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. This update also indicates that companies should disclose the information regarding troubled debt restructurings required by paragraphs 310-10-50-33 through 50-34, which was deferred by ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, for interim and annual periods beginning on or after June 15, 2011. The adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In January 2011, the FASB issued ASU 2011-1, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, to amend FASB Accounting Standards Codification (“ASC”) Topic 320, Receivables. The amendments in this update temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for public entities. The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.

2. Equity Method Investment in Capital Bank, NA

On June 30, 2011, Old Capital Bank, formerly a wholly-owned subsidiary of the Company, merged with and into NAFH Bank, a national banking association, with NAFH Bank as the surviving entity. In connection with the Bank Merger, NAFH Bank changed its name to Capital Bank, NA. On September 7, 2011, CBF acquired a controlling interest in Green Bankshares and merged its banking subsidiary, GreenBank, with and into Capital Bank, NA. Following the GreenBank merger, Capital Bank, NA is now owned by the Company, CBF, TIB Financial Corp. and Green Bankshares. CBF is the owner of approximately 83% of the Company’s common stock, approximately 94% of TIB Financial’s common stock and approximately 90% of Green Bankshares’ common stock.

Capital Bank, NA was formed on July 16, 2010 in connection with the purchase and assumption of assets and deposits of three banks—Metro Bank of Dade County (Miami, Florida), Turnberry Bank (Aventura, Florida) and First National Bank of the South (Spartanburg, South Carolina)—from the Federal Deposit Insurance Corporation (the “FDIC”) and is a party to loss sharing agreements with the FDIC covering the large majority of the loans it acquired from the FDIC. On April 29, 2011, Capital Bank, NA merged with TIB Bank, then a wholly-owned subsidiary of TIB Financial.

The Bank Merger occurred pursuant to the terms of an Agreement of Merger entered into by and between Old Capital Bank and Capital Bank, NA, dated as of June 30, 2011. In the Bank Merger, each share of Old Capital Bank common stock was converted into the right to receive shares of Capital Bank, NA common stock based on each entity’s relative tangible book value on March 31, 2011. Following the GreenBank merger, the Company now owns approximately 26% of Capital Bank, NA, with CBF having a direct ownership of 19%, TIB Financial owning 21%, and Green Bankshares owning the remaining 34%. As of June 30, 2012, Capital Bank, NA operated 143 branches in Florida, North Carolina, South Carolina, Tennessee and Virginia and had total assets of $6.3 billion, total deposits of $5.1 billion and shareholders’ equity of $966.5 million.

The Bank Merger, the preceding merger of TIB Bank and Capital Bank, NA, and the succeeding merger of GreenBank and Capital Bank, NA were restructuring transactions between commonly-controlled entities. At the

Capital Bank Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

time of the Bank Merger, due to the deconsolidation of Old Capital Bank, the balance of accumulated other comprehensive income was reclassified to common stock within shareholders’ equity. Immediately following the Bank Merger, on June 30, 2011, CBF, the Company and TIB Financial made cash contributions of additional capital to Capital Bank, NA of $4.7 million, $6.1 million and $5.2 million, respectively, in proportion to their respective ownership interests in Capital Bank, NA. On September 30, 2011, the Company made a $10.0 million contribution of additional capital to Capital Bank, NA in exchange for additional shares of Capital Bank, NA. These capital contributions were made to provide additional capital support for the general business operations of Capital Bank, NA.

As of June 30, 2012 (Successor) and December 31, 2011 (Successor), the Company’s investment in Capital Bank, NA totaled $250.6 million and $243.7 million, respectively, which reflected the Company’s pro rata ownership of Capital Bank, NA’s total shareholders’ equity. The Company also had an advance to Capital Bank, NA totaling $3.4 million as of June 30, 2012 (Successor) and December 31, 2011 (Successor). The advance pays annual interest at 10% payable in quarterly installments and matures March 18, 2020. In the three months ended June 30, 2012 (Successor), the Company increased the equity investment balance by $2.9 million based on its equity in Capital Bank, NA’s net income and increased the equity investment balance by $1.5 million based on its equity in Capital Bank, NA’s other comprehensive income.

In the six months ended June 30, 2012 (Successor), the Company increased the equity investment balance by $6.0 million based on its equity in Capital Bank, NA’s net income and increased the equity investment balance by $921 thousand based on its equity in Capital Bank, NA’s other comprehensive income. Prior to the Bank Merger on June 30, 2011, the equity method of accounting was not appropriate and therefore no comparable period exists for the three and six months ended June 30, 2011.

The following table presents summarized financial information for the Company’s equity method investee, Capital Bank, NA. Prior to the Bank Merger on June 30, 2011, there was no equity method investment in Capital Bank, NA. As the equity interest includes the operations of the Company’s previously consolidated subsidiary bank, the operations of the equity method investee prior to the Bank Merger is not meaningful and comparable since they do not reflect the subsequent combined operations.

Capital Bank, NA	Three Months Ended Jun. 30, 2012	Six Months Ended Jun. 30, 2012
(Dollars in thousands)
Interest income	$72,893	$147,025
Interest expense	8,000	16,725

Net interest income	64,893	130,300
Provision for loan losses	6,608	11,984
Noninterest income	12,298	26,912
Noninterest expense	52,799	108,017

Net income	11,326	23,234

3. Earnings (Loss) Per Share

Basic earnings (loss) per common share (“EPS”) excludes dilution and is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock instruments, such as stock options and warrants, unless the effect is to reduce a loss or increase earnings. Basic EPS is adjusted for outstanding stock options and warrants using the treasury stock method in order to compute diluted EPS.

Capital Bank Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The calculation of basic and diluted EPS was based on the following for each period presented:

	Successor Company		Successor Company		Predecessor Company
(Dollars in thousands except per share data)	Three Months Ended Jun. 30, 2012	Three Months Ended Jun. 30, 2011	Six Months Ended Jun. 30, 2012	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011
Net income (loss) attributable to common shareholders	$2,626	$2,309	$5,369	$1,735	$(265)

Weighted average number of common shares outstanding:
Basic	85,802,164	85,802,164	85,802,164	85,465,250	13,188,612
Dilutive effect of options outstanding	–	9	–	–	–

Diluted	85,802,164	85,802,173	85,802,164	85,465,250	13,188,612

Earnings (loss) per common share—basic	$0.03	$0.03	$0.06	$0.02	$(0.02)

Earnings (loss) per common share—diluted	$0.03	$0.03	$0.06	$0.02	$(0.02)

Weighted average anti-dilutive stock options and warrants excluded from the computation of diluted earnings per share for each period presented are as follows:

	Successor Company		Successor Company		Predecessor Company
	Three Months Ended Jun. 30, 2012	Three Months Ended Jun. 30, 2011	Six Months Ended Jun. 30, 2012	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011
Anti-dilutive stock options	140,300	291,980	140,300	292,480	297,880
Anti-dilutive warrants	–	–	–	–	749,619

Capital Bank Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

4. Allowance for Loan Losses

The following is a summary of activity in the allowance for loan losses for each period presented:

	Successor Company		Predecessor Company
(Dollars in thousands)	Six Months Ended Jun. 30, 2012	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011
Balance at beginning of period, predecessor	$–	$–	$36,061
Loans charged off	–	(339)	(49)
Recoveries of loans previously charged off	–	–	9

Net charge-offs	–	(339)	(40)
Provision for loan losses	–	1,450	40
Merger of Old Capital Bank into Capital Bank, NA	–	(1,111)	–

Balance at the end of period, predecessor	–	–	36,061
Acquisition accounting adjustment	–	–	(36,061)

Balance at end of period, successor	$–	$–	$–

The allowance for credit losses includes the allowance for loan losses, detailed above, and the reserve for unfunded lending commitments, which is included in other liabilities on the Consolidated Balance Sheet. Due to the Bank Merger, the Company had no allowance for credit losses as of June 30, 2012 (Successor) and December 31, 2011 (Successor).

5. Stock-Based Compensation

Stock Options

Pursuant to the Capital Bank Corporation Equity Incentive Plan (“Equity Incentive Plan”), the Company had a stock option plan providing for the issuance of up to 1,150,000 options to purchase shares of the Company’s stock to officers and directors. As of June 30, 2012 (Successor), options for 140,300 shares of common stock were outstanding. Pursuant to the Equity Incentive Plan, no options may be granted after February 21, 2012 and the Equity Incentive Plan was terminated. In addition, there were 566,071 options which were assumed under various plans from previously acquired financial institutions, none of which remain outstanding. Grants of options were made by the Board of Directors or the Compensation/Human Resources Committee of the Board. All grants were made with an exercise price at no less than fair market value on the date of grant and must be exercised no later than 10 years from the date of grant.

Capital Bank Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

A summary of the activity of the Company’s stock option plans, including the weighted average exercise price (“WAEP”), for each period is presented below:

	Successor Company				Predecessor Company
	Six Months Ended Jun. 30, 2012		Period of Jan. 29 to Jun. 30, 2011		Period of Jan. 1 to Jan. 28, 2011
	Shares	WAEP	Shares	WAEP	Shares	WAEP
Outstanding options, beginning of period	193,600	$13.11	297,880	$12.11	297,880	$12.11
Granted	–	–	–	–	–	–
Exercised	–	–	–	–	–	–
Forfeited and expired	(53,300)	13.50	(5,400)	14.51	–	–

Outstanding options, end of period	140,300	$12.97	292,480	$12.07	297,880	$12.11

Options exercisable at end of period	126,700	$13.62	253,280	$12.92	226,430	$13.53

The following table summarizes information about the Company’s stock options as of June 30, 2012 (Successor):

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Intrinsic Value
$3.85 – $6.00	45,050	5.46	33,050	$–
$6.01 – $9.00	–	–	–	–
$9.01 – $12.00	2,500	10.29	2,500	–
$12.01 – $15.00	16,000	13.15	14,400	–
$15.01 – $18.00	39,000	16.52	39,000	–
$18.01 – $18.37	37,750	18.35	37,750	–
	140,300	12.97	126,700	$–

The fair values of options granted are estimated on the date of the grant using the Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions, including expected stock volatility, which when changed can materially affect fair value estimates. There were no options granted in the six months ended June 30, 2012 (Successor), the period from January 29, 2011 to June 30, 2011 (Successor) or the period from January 1, 2011 to January 28, 2011 (Predecessor).

For the six months ended June 30, 2012 (Successor), the period from January 29, 2011 to June 30, 2011 (Successor) and the period from January 1, 2011 to January 28, 2011 (Predecessor), the Company recorded total compensation expense related to stock options of $13,000, $72,000, and $5,000, respectively. On January 28, 2011, vesting was accelerated on certain outstanding stock options in connection with the controlling investment in the Company made by CBF.

Restricted Stock

Pursuant to the Equity Incentive Plan, the Board of Directors could grant restricted stock to certain employees and Board members at its discretion. There have been no restricted stock grants since 2008, and the Equity Incentive Plan expired on February 21, 2012. Nonvested shares were subject to forfeiture if employment was terminated prior to the vesting dates. The Company expensed the cost of the stock awards, determined to be the fair value of the shares at the date of grant, ratably over the period of the vesting. There was no restricted stock activity for the six months ended June 30, 2012 (Successor).

Capital Bank Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Total compensation expense related to these restricted stock awards for the period of January 29 to June 30, 2011 (Successor) and the period of January 1, 2011 to January 28, 2011 (Predecessor) totaled $68,000, and $2,000, respectively. On January 28, 2011, vesting was accelerated on certain outstanding nonvested restricted shares in connection with the controlling investment in the Company made by CBF.

Deferred Compensation for Non-employee Directors

Until the CBF Investment, the Company administered the Capital Bank Corporation Deferred Compensation Plan for Outside Directors (“Deferred Compensation Plan”). Eligible directors may have elected to participate in the Deferred Compensation Plan by deferring all or part of their directors’ fees for at least one calendar year, in exchange for common stock of the Company. If a director did not elect to defer all or part of his fees, then he was not considered a participant in the Deferred Compensation Plan. The amount deferred was equal to 125 percent of total director fees. Each participant was fully vested in his account balance. The Deferred Compensation Plan provides for payment of share units in shares of common stock of the Company after the participant ceased to serve as a director for any reason.

Upon closing of the CBF Investment, the Deferred Compensation Plan was terminated and all phantom shares in the Plan were distributed to the participants. For the period of January 1, 2011 to January 28, 2011 (Predecessor), the Company recognized stock-based compensation expense of $35,000 related to the Deferred Compensation Plan.

6. Fair Value

Fair Value Measurements

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. FASB guidance on fair value measurements defines fair value, establishes a framework for measuring fair value, and requires fair value disclosures for certain assets and liabilities measured at fair value on a recurring and nonrecurring basis. The guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

The guidance establishes a fair value hierarchy for disclosure of fair value measurements to maximize the use of observable inputs, that is, inputs that reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of the reporting entity. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The three levels of inputs and the classification of financial instruments within the fair value hierarchy are as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date;

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data; and

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Capital Bank Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Due to the Bank Merger and related deconsolidation of Old Capital Bank, the Company had no assets or liabilities measured at fair value on a recurring or nonrecurring basis as of June 30, 2012 (Successor) and December 31, 2011 (Successor). Prior to the Bank Merger, investment securities, available for sale, were recorded at fair value on a recurring basis. Additionally, prior to the Bank Merger, the Company may have been required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involved application of lower of cost or market accounting or write-downs of individual assets.

Sensitivity to Changes in Significant Unobservable Inputs

Prior to the Bank Merger, the Company owned two corporate bonds measured at fair value on a recurring basis using significant unobservable inputs (Level 3). The first of these investments was subordinated debt of a community bank and the second an investment in trust preferred securities of a different community bank. The significant unobservable inputs used in the fair value measurement of the Company’s corporate bonds were incorporated in the discounted cash flow method used. Discount rates utilized in the modeling of the bonds were estimated based on a variety of factors including the market yields of other non-investment grade corporate debt and a review of each bank’s performance. Significant changes in any of the inputs in isolation would have resulted in a significantly different fair value measurement.

Due to the Bank Merger, the Company had no assets or liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as of June 30, 2012 (Successor) and December 31, 2011 (Successor).

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the periods presented:

	Successor Company		Predecessor Company
(Dollars in thousands)	Six Months Ended Jun. 30, 2012	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011
Balance at beginning of period	$–	$1,107	$1,300
Total unrealized losses included in:
Net income	–	–	–
Other comprehensive income	–	–	(193)
Purchases, sales and issuances, net	–	–	–
Transfers into Level 3	–	–	–
Merger of Old Capital Bank into Capital Bank, NA	–	(1,107)	–

Balance at end of period	$–	$–	$1,107

Fair Value of Financial Instruments

Due to the nature of the Company’s business, a significant portion of its assets and liabilities consist of financial instruments. Accordingly, the estimated fair values of these financial instruments are disclosed. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company’s financial instruments, the fair value of such instruments has been derived based on management’s assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could

Capital Bank Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

significantly affect these estimates. Accordingly, the net amounts ultimately collected could be materially different from the estimates presented below. In addition, these estimates are only indicative of the values of individual financial instruments and should not be considered an indication of the fair value of the Company taken as a whole.

Fair values of cash and cash equivalents are equal to the carrying value. The carrying amounts of accrued interest receivable and payable approximate the fair value given the short-term nature of these instruments. Fair value of subordinated debt is estimated based on management’s assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates.

The carrying values, estimated fair values, and fair value measurement levels of the Company’s financial instruments as of June 30, 2012 (Successor) and December 31, 2011 (Successor) were as follows:

	Successor Company
			Fair Value Measurements
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2012

Financial Assets:
Cash and cash equivalents	$985	$985	$985	$–	$–
Financial Liabilities:
Subordinated debentures	$19,274	$22,315	$–	$–	$22,315

December 31, 2011

Financial Assets:
Cash and cash equivalents	$2,163	$2,163	$2,163	$–	$–
Financial Liabilities:
Subordinated debentures	$19,163	$22,205	$–	$–	$22,205

7. Regulatory Capital Requirements

The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial position and results of operation. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, as set forth in the table below.

Capital Bank Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company’s actual capital amounts and ratios as of June 30, 2012 (Successor) and December 31, 2011 (Successor) and the minimum requirements are presented in the following table:

	Successor Company
			Minimum Requirements To Be:
	Actual		Adequately Capitalized		Well Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2012
Total capital (to risk-weighted assets)	$250,404	98.20%	$20,400	8.00%	n/a	n/a
Tier I capital (to risk-weighted assets)	246,822	96.79	10,200	4.00	n/a	n/a
Tier I capital (to average assets)	246,822	97.22	10,155	4.00	n/a	n/a

December 31, 2011
Total capital (to risk-weighted assets)	$243,990	98.39%	$19,838	8.00%	n/a	n/a
Tier I capital (to risk-weighted assets)	240,400	96.95	9,919	4.00	n/a	n/a
Tier I capital (to average assets)	240,400	96.56	9,959	4.00	n/a	n/a

Capital Bank Corporation

Consolidated Financial Statements as of and for the

Year Ended December 31, 2011, 2010 and 2009

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders

of Capital Bank Corporation

In our opinion, the accompanying consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for the period January 1, 2011 to January 28, 2011 present fairly, in all material respects, the results of operations and cash flows of Capital Bank Corporation and its subsidiaries (Predecessor Company) for the period January 1, 2011 to January 28, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Ft. Lauderdale, FL

April 9, 2012

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders

of Capital Bank Corporation

In our opinion, the accompanying consolidated balance sheet as of December 31, 2011 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for the period January 29, 2011 to December 31, 2011 present fairly, in all material respects, the financial position of Capital Bank Corporation and its subsidiaries (Successor Company) at December 31, 2011 and the results of their operations and their cash flows for the period January 29, 2011 to December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Ft. Lauderdale, FL

April 9, 2012

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Capital Bank Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of Capital Bank Corporation (the Company) and Subsidiaries as of December 31, 2010, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive loss and cash flows for the year ended December 31, 2010. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Bank Corporation and Subsidiaries as of December 31, 2010 and the results of their operations and their cash flows for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of Capital Bank Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 15, 2011, expressed an unqualified opinion (not included herein) on the effectiveness of Capital Bank Corporation’s internal control over financial reporting.

/s/ ELLIOTT DAVIS PLLC

Charlotte, North Carolina

March 15, 2011

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

of Capital Bank Corporation and Subsidiaries

We have audited the accompanying consolidated statements of operations, changes in shareholders’ equity and comprehensive loss and cash flows for the year ended December 31, 2009 of Capital Bank Corporation (a North Carolina corporation) and subsidiaries (the “Company”) as of December 31, 2009. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, Capital Bank Corporation and subsidiaries as results of its operations and its cash flows for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

March 10, 2010

CAPITAL BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	Successor Company	Predecessor Company
(Dollars in thousands)	Dec. 31, 2011	Dec. 31, 2010
Assets
Cash and cash equivalents:
Cash and due from banks	$2,163	$13,646
Interest-bearing deposits with banks	–	53,099

Total cash and cash equivalents	2,163	66,745
Investment securities:
Investment securities—available for sale, at fair value	–	214,991
Other investments	–	8,301

Total investment securities	–	223,292
Mortgage loans held for sale	–	6,993
Loans:
Loans—net of unearned income and deferred fees	–	1,254,479
Allowance for loan losses	–	(36,061)

Net loans	–	1,218,418
Investment in and advance to Capital Bank, N.A.	247,121	–
Other real estate	–	18,334
Premises and equipment, net	–	25,034
Other intangible assets, net	–	1,774
Other assets	458	24,957

Total assets	$249,742	$1,585,547

Liabilities
Deposits:
Demand deposits	$–	$116,113
NOW accounts	–	185,782
Money market accounts	–	137,422
Savings deposits	–	30,639
Time deposits	–	873,330

Total deposits	–	1,343,286
Borrowings	–	121,000
Subordinated debentures	19,163	34,323
Other liabilities	5,715	10,250

Total liabilities	24,878	1,508,859

Shareholders’ Equity
Preferred stock, $1,000 par value; 100,000 shares authorized; 41,279 shares issued and outstanding (liquidation preference of $41,279) at December 31, 2010	–	40,418
Common stock, no par value; 300,000,000 shares authorized; 85,802,164 and 12,877,846 shares issued and outstanding	218,826	145,594
Retained earnings (accumulated deficit)	5,267	(108,027)
Accumulated other comprehensive income (loss)	771	(1,297)

Total shareholders’ equity	224,864	76,688

Total liabilities and shareholders’ equity	$249,742	$1,585,547

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor Company	Predecessor Company
(Dollars in thousands except per share data)	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Interest income:
Loans and loan fees	$27,521	$5,479	$68,474	$70,178
Investment securities:
Taxable interest income	3,206	391	7,483	9,849
Tax-exempt interest income	398	74	1,596	3,026
Dividends	59	–	80	46
Federal funds and other interest income	257	11	89	42

Total interest income	31,441	5,955	77,722	83,141

Interest expense:
Deposits	4,560	1,551	21,082	28,037
Borrowings and subordinated debentures	1,968	445	5,677	6,226

Total interest expense	6,528	1,996	26,759	34,263

Net interest income	24,913	3,959	50,963	48,878
Provision for loan losses	1,450	40	58,545	23,064

Net interest income (loss) after provision for loan losses	23,463	3,919	(7,582)	25,814

Noninterest income:
Service charges and other fees	1,355	291	3,311	3,883
Bank card services	847	174	2,020	1,539
Mortgage origination and other loan fees	518	210	1,861	1,935
Brokerage fees	308	78	963	698
Bank-owned life insurance	134	10	699	1,830
Equity income from investment in Capital Bank, N.A.	4,045	–	–	–
Other	155	69	840	607
Securities gains (losses):
Realized securities gains, net	–	–	5,855	173
Other-than-temporary impairments	–	–	–	(1,082)
Less: non-credit portion recognized in other comprehensive income	–	–	–	584
Total securities gains (losses), net	–	–	5,855	(325)

Total noninterest income	7,362	832	15,549	10,167

Noninterest expense:
Salaries and employee benefits	9,525	1,977	22,675	22,112
Occupancy	2,970	548	5,906	5,630
Furniture and equipment	1,401	275	3,183	3,155
Data processing and telecommunications	911	180	2,092	2,317
Advertising and public relations	325	131	1,887	1,610
Office expenses	498	93	1,260	1,383
Professional fees	543	190	2,514	1,488
Business development and travel	550	87	1,350	1,244
Amortization of other intangible assets	478	62	937	1,146
ORE losses and miscellaneous loan costs	1,608	176	5,006	1,646
Directors’ fees	93	68	1,061	1,418
FDIC deposit insurance	1,076	266	3,846	2,721
Contract termination fees	3,955	–	–	–
Other	1,344	102	2,592	3,940

Total noninterest expense	25,277	4,155	54,309	49,810

Net income (loss) before taxes	5,548	596	(46,342)	(13,829)
Income tax expense (benefit)	281	–	15,124	(7,013)

Net income (loss)	5,267	596	(61,466)	(6,816)
Dividends and accretion on preferred stock	–	861	2,355	2,352

Net income (loss) attributable to common shareholders	$5,267	$(265)	$(63,821)	$(9,168)

Earnings (loss) per common share—basic	$0.06	$(0.02)	$(4.98)	$(0.80)

Earnings (loss) per common share—diluted	$0.06	$(0.02)	$(4.98)	$(0.80)

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

					Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
	Preferred Stock		Common Stock
Predecessor Company	Shares	Amount	Shares	Amount
(Dollars in thousands)
Balance at January 1, 2009	41,279	$39,839	11,238,085	$139,209	$886	$(31,420)	$148,514
Comprehensive loss:
Net loss						(6,816)	(6,816)
Net unrealized gain on securities, net of tax of $3,169					5,051		5,051
Net unrealized loss on cash flow hedge, net of tax benefit of $1,215					(1,936)		(1,936)
Amortization of prior service cost on SERP					(46)		(46)

Total comprehensive loss							(3,747)

Accretion of preferred stock discount		288				(288)	–
Restricted stock awards			16,692	107			107
Stock option expense				50			50
Directors’ deferred compensation			93,340	543			543
Dividends on preferred stock						(2,064)	(2,064)
Dividends on common stock ($0.32 per share)						(3,618)	(3,618)

Balance at December 31, 2009	41,279	$40,127	11,348,117	$139,909	$3,955	$(44,206)	$139,785

Comprehensive loss:
Net loss						(61,466)	(61,466)
Net unrealized loss on securities, net of tax benefit of $3,300					(5,260)		(5,260)
Amortization of prior service cost on SERP					8		8

Total comprehensive loss							(66,718)

Accretion of preferred stock discount		291				(291)	–
Issuance of common stock			1,468,770	5,065			5,065
Restricted stock forfeiture			(3,508)	(10)			(10)
Stock option expense				54			54
Directors’ deferred compensation			64,467	576			576
Dividends on preferred stock						(2,064)	(2,064)

Balance at December 31, 2010	41,279	$40,418	12,877,846	$145,594	$(1,297)	$(108,027)	$76,688

(continued on next page)

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND COMPREHENSIVE LOSS (Continued)

					Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
	Preferred Stock		Common Stock
Predecessor Company	Shares	Amount	Shares	Amount
(Dollars in thousands)
Balance at January 1, 2011	41,279	$40,418	12,877,846	$145,594	$(1,297)	$(108,027)	$76,688
Comprehensive income:
Net income						596	596
Net unrealized loss on securities, net of tax benefit of $204					(324)		(324)
Amortization of prior service cost on SERP					1		1

Total comprehensive income							273

Accretion of preferred stock discount		24				(24)	–
Stock option expense				5			5
Directors’ deferred compensation				35			35
Dividends on preferred stock						(172)	(172)

Balance at January 28, 2011	41,279	$40,442	12,877,846	$145,634	$(1,620)	$(107,627)	$76,829

					Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
	Preferred Stock		Common Stock
Successor Company	Shares	Amount	Shares	Amount
(Dollars in thousands)
Balance at January 29, 2011	–	$–	83,877,846	$224,085	$–	$–	$224,085
Comprehensive income:
Net income						5,267	5,267
Net unrealized gain on securities, net of tax of $3,367					5,266		5,266

Total comprehensive income							10,533

Issuance of common stock, net of offering costs of $300			1,613,165	3,814			3,814
Stock option expense				78			78
Restricted stock forfeiture			(1,751)	(7)			(7)
Directors’ deferred compensation			312,904	–			–
Merger of Old Capital Bank into Capital Bank, N.A.				(4,124)	(4,495)		(8,619)
Merger of GreenBank into Capital Bank, N.A.				(5,020)			(5,020)

Balance at December 31, 2011	–	$–	85,802,164	$218,826	$771	$5,267	$224,864

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Company	Predecessor Company
(Dollars in thousands)	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Cash flows from operating activities:
Net income (loss)	$5,267	$596	$(61,466)	$(6,816)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity income from investment in Capital Bank, N.A.	(4,045)	–	–	–
Accretion of purchased credit-impaired loans	(26,262)	–	–	–
Amortization/accretion on acquired liabilities, net	(3,403)	–	–	–
Provision for loan losses	1,450	40	58,545	23,064
Loss on repurchase of mortgage loans	–	–	–	361
Amortization of other intangible assets	478	62	937	1,146
Depreciation	1,354	240	2,629	2,893
Stock-based compensation	146	42	736	702
(Gain) loss on sale of securities, net	–	–	(5,855)	325
Amortization of premium on securities, net	695	171	98	180
Loss on disposal of premises, equipment and ORE	5	26	444	88
ORE valuation adjustments	74	–	2,088	217
Bank-owned life insurance income	(134)	(10)	(699)	(378)
Deferred income tax expense (benefit)	3,415	–	15,396	(4,708)
Net change in:
Mortgage loans held for sale	1,907	4,424	(6,993)	–
Accrued interest receivable and other assets	(7,659)	(1,309)	5,070	(5,972)
Accrued interest payable and other liabilities	3,024	(3,939)	(1,279)	(220)

Net cash provided by (used in) operating activities	(23,688)	343	9,651	10,882

Cash flows from investing activities:
Net cash paid in Capital Bank merger	(42,880)	–	–	–
Investment in Capital Bank, N.A.	(16,063)	–	–	–
Principal repayments on loans, net of loans originated or acquired	13,048	14,547	68,805	(162,132)
Purchases of premises and equipment	(607)	(307)	(3,938)	(3,326)
Proceeds from sales of premises, equipment and ORE	4,545	20	8,350	5,856
Proceeds from surrender of bank-owned life insurance	–	–	16,473	–
Sales (purchases) of FHLB stock	1,259	–	(1,680)	(20)
Purchases of securities—available for sale	(138,855)	(6,840)	(232,579)	(31,842)
Proceeds from sales of securities—available for sale	–	–	164,012	21,703
Proceeds from principal repayments/calls/maturities of securities—available for sale	25,761	3,936	89,021	48,947
Proceeds from principal repayments/calls/maturities of securities—held to maturity	–	–	853	1,503

Net cash provided by (used in) investing activities	(153,792)	11,356	109,317	(119,481)

(continued on next page)

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Successor Company	Predecessor Company
(Dollars in thousands)	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Cash flows from financing activities:
(Decrease) increase in deposits, net	$(2,426)	$(4,960)	$(34,679)	$62,651
Decrease in repurchase agreements, net	–	–	(6,543)	(8,467)
Proceeds from borrowings	–	–	189,000	183,000
Principal repayments of borrowings	(30,000)	(5,000)	(235,000)	(148,000)
Proceeds from issuance of subordinated debentures	–	–	3,393	–
Repurchase of preferred stock	–	(41,279)	–	–
Proceeds from CBF Investment	–	181,050	–	–
Proceeds from issuance of common stock, net of offering costs	3,814	–	5,065	–
Dividends paid	–	–	(2,972)	(5,527)

Net cash provided by (used in) financing activities	(28,612)	129,811	(81,736)	83,657

Net change in cash and cash equivalents	$(206,092)	$141,510	$37,232	$(24,942)
Cash and cash equivalents at beginning of year	208,255	66,745	29,513	54,455

Cash and cash equivalents at end of year	$2,163	$208,255	$66,745	$29,513

Supplemental Disclosure of Cash Flow Information

Noncash investing activities:
Transfer of noncash assets to Capital Bank, N.A.	$1,419,308	$–	$–	$–
Transfer of liabilities to Capital Bank, N.A.	1,457,413	–	–	–
Equity method investment in Capital Bank, N.A.	232,264	–	–	–
Transfers of loans and premises to ORE	7,573	248	18,453	15,356
Transfers of OREO to loans	857	146	–	–
Transfers of securities from held to maturity to available for sale	–	–	2,822	–
Capital leases recorded in premises and other liabilities	6,618	–	–	–

Cash paid for (received from):
Income taxes	$130	$–	$(2,190)	$(4,521)
Interest	10,706	1,531	27,219	35,364

The accompanying notes are an integral part of these consolidated financial statements.

Capital Bank Corporation

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Organization and Nature of Operations

Capital Bank Corporation is a bank holding company incorporated under the laws of North Carolina on August 10, 1998. Prior to June 30, 2011, the Company’s primary wholly-owned subsidiary was Capital Bank (“Old Capital Bank”), a state-chartered banking corporation that was incorporated under the laws of North Carolina on May 30, 1997 and commenced operations on June 20, 1997. The Company also has interests in three trusts: Capital Bank Statutory Trust I, II, and III.

The Trusts were formed for the sole purpose of issuing trust preferred securities and are not consolidated with the financial statements of the Company. The proceeds from such issuances were loaned to the Company in exchange for the subordinated debentures, which are the sole assets of the Trusts. A portion of the proceeds from the issuance of the subordinated debentures were used by the Company to repurchase shares of Company common stock. The Company’s obligation under the subordinated debentures constitutes a full and unconditional guarantee by the Company of the Trust’s obligations under the trust preferred securities. The Trusts have no operations other than those that are incidental to the issuance of the trust preferred securities (See Note 10—Subordinated Debentures).

On January 28, 2011, the Company completed the issuance and sale of 71 million shares of its common stock to CBF for $181.1 million in cash. As a result of the CBF Investment and the Company’s rights offering on March 11, 2011, CBF currently owns approximately 83% of the Company’s common stock. Upon closing of the CBF Investment, R. Eugene Taylor, CBF’s Chief Executive Officer, Christopher G. Marshall, CBF’s Chief Financial Officer, and R. Bruce Singletary, CBF’s Chief Risk Officer, were named as the Company’s CEO, CFO and CRO, respectively, and as members of the Company’s Board of Directors. In addition, the Company’s Board of Directors was reconstituted with a combination of two existing members (Oscar A. Keller III and Charles F. Atkins), Messrs. Taylor, Marshall and Singletary, and two additional CBF-designated members (Peter N. Foss and William A. Hodges).

On June 30, 2011, Old Capital Bank merged with and into NAFH Bank, a national banking association, with NAFH Bank as the surviving entity. In connection with the Bank Merger, NAFH Bank changed its name to Capital Bank, National Association (“Capital Bank, N.A.” and the “Bank”). On September 7, 2011, CBF acquired a controlling interest in Green Bankshares, and merged its banking subsidiary, GreenBank, with and into Capital Bank, N.A. Following the GreenBank merger, the Company now owns approximately 26% of Capital Bank, N.A., with CBF having a direct ownership of 19%, TIB Financial owning 21%, and Green Bankshares owning the remaining 34%. CBF is the owner of approximately 94% of TIB Financial’s common stock and approximately 90% of Green Bankshares’ common stock.

CBF Investment

On January 28, 2011, the Company completed the issuance and sale of 71 million shares of its common stock to CBF for $181.1 million in cash. In connection with the CBF Investment, each Company shareholder as of January 27, 2011 received one contingent value right per share (“CVR”) that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Old Capital Bank’s then existing loan portfolio. Also in connection with the CBF Investment, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the U.S. Treasury in connection with the Troubled Asset Relief Program (“TARP”) were repurchased.

Pursuant to the CBF Investment, shareholders as of January 27, 2011 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of common

Capital Bank Corporation

Notes to Consolidated Financial Statements

stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to certain limitations. The Company issued 1,613,165 shares of common stock in exchange for $4.1 million upon completion of the Rights Offering on March 11, 2011. Direct offering costs of $300 thousand were recorded as a reduction to the proceeds of the Rights Offering.

Also in connection with the closing of the CBF Investment, the Company amended its Supplemental Executive Retirement Plan (the “Executive Plan” or “SERP”) to waive, with respect to unvested amounts only, any change in control provision and corresponding entitlement to change in control benefits that would otherwise be triggered by the CBF Investment or any subsequent transaction or series of transactions that result in an affiliate of CBF holding the Company’s outstanding voting securities or total voting power. On January 28, 2011, the Company received written waivers from each of the participants in the Executive Plan pursuant to which such executives waived the previously described change in control benefits under the SERP and the accelerated vesting of their outstanding unvested Company stock options in connection with the transactions contemplated by the CBF Investment. Cash payments made to participants in the Executive Plan upon change in control related to vested benefits totaled $1.1 million. The Supplemental Retirement Plan for Directors was not amended, and cash payments made to participants upon change in control pursuant to terms of this plan totaled $3.2 million.

Push-down accounting is required in purchase transactions that result in an entity becoming substantially wholly owned. Push-down accounting is required if 95% or more of the company has been acquired, permitted if 80% to 95% has been acquired, and prohibited if less than 80% of the company is acquired. The Company determined push-down accounting to be appropriate for this transaction, and as such, has applied the acquisition method of accounting due to CBF’s acquisition of 85% of the Company’s outstanding common stock on January 28, 2011.

Bank Mergers

On June 30, 2011, Old Capital Bank, formerly a wholly-owned subsidiary of the Company, merged with and into NAFH Bank, a national banking association, with NAFH Bank as the surviving entity. In connection with the Bank Merger, NAFH Bank changed its name to Capital Bank, N.A. On September 7, 2011, CBF acquired a controlling interest in Green Bankshares and merged its banking subsidiary, GreenBank, with and into Capital Bank, N.A. Following the GreenBank merger, Capital Bank, N.A. is now owned by the Company, CBF, TIB Financial Corp. and Green Bankshares. CBF is the owner of approximately 83% of the Company’s common stock, approximately 94% of TIB Financial’s common stock and approximately 90% of Green Bankshares’ common stock.

Capital Bank, N.A. (formerly NAFH Bank) was formed on July 16, 2010 in connection with the purchase and assumption of assets and deposits of three banks—Metro Bank of Dade County (Miami, Florida), Turnberry Bank (Aventura, Florida) and First National Bank of the South (Spartanburg, South Carolina)—from the Federal Deposit Insurance Corporation (the “FDIC”) and is a party to loss sharing agreements with the FDIC covering the large majority of the loans it acquired from the FDIC. On April 29, 2011, Capital Bank, N.A. merged with TIB Bank, then a wholly-owned subsidiary of TIB Financial.

The Bank Merger occurred pursuant to the terms of an Agreement of Merger entered into by and between Old Capital Bank and Capital Bank, N.A., dated as of June 30, 2011. In the Bank Merger, each share of Old Capital Bank common stock was converted into the right to receive shares of Capital Bank, N.A. common stock based on each entity’s relative tangible book value on March 31, 2011. Following the GreenBank merger, the Company now owns approximately 26% of Capital Bank, N.A., with CBF having a direct ownership of 19%, TIB Financial owning 21%, and Green Bankshares owning the remaining 34%. As of December 31, 2011, Capital Bank, N.A. operated 143 branches in Florida, North Carolina, South Carolina, Tennessee and Virginia and had total assets of $6.5 billion, total deposits of $5.1 billion and shareholders’ equity of $939.8 million.

Capital Bank Corporation

Notes to Consolidated Financial Statements

The Bank Merger, the preceding merger of TIB Bank and Capital Bank, N.A., and the succeeding merger of GreenBank and Capital Bank, N.A. were restructuring transactions between commonly-controlled entities. At the time of the Bank Merger, due to the deconsolidation of Old Capital Bank, the balance of accumulated other comprehensive income was reclassified to common stock within shareholders’ equity. Immediately following the Bank Merger, on June 30, 2011, CBF, the Company and TIB Financial made cash contributions of additional capital to Capital Bank, N.A. of $4.7 million, $6.1 million and $5.2 million, respectively, in proportion to their respective ownership interests in Capital Bank, N.A. On September 30, 2011, the Company made a $10.0 million contribution of additional capital to Capital Bank, N.A. in exchange for additional shares of Capital Bank, N.A. These capital contributions were made to provide additional capital support for the general business operations of Capital Bank, N.A.

The Company reports its investment in Capital Bank, N.A. on the Consolidated Balance Sheet as an equity method investment in that entity. As of December 31, 2011 (Successor), the Company’s investment in Capital Bank, N.A. totaled $243.7 million, which reflected the Company’s pro rata ownership of Capital Bank, N.A.’s total shareholders’ equity. The Company also had an advance to Capital Bank, N.A. totaling $3.4 million as of December 31, 2011 (Successor). In the successor period from June 30, 2011 to December 31, 2011, the Company increased the equity investment balance by $4.0 million based on its equity in Capital Bank, N.A.’s net income and increased the equity investment balance by $771 thousand based on its equity in Capital Bank, N.A.’s other comprehensive income.

The following table presents summarized financial information for the Company’s equity method investee, Capital Bank, N.A.:

Capital Bank, N.A.	Jun. 30, 2011 to Dec. 31, 2011
(Dollars in thousands)
Interest income	$137,508
Interest expense	17,810

Net interest income	119,698
Provision for loan losses	28,636
Noninterest income	28,710
Noninterest expense	97,754

Net income	$13,984

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Assets held by the Company in trust are not assets of the Company and are not included in the consolidated financial statements.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting

Capital Bank Corporation

Notes to Consolidated Financial Statements

period. The more significant estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, other-than-temporary impairment on investment securities, deferred tax asset valuation allowances, and impairment of long-lived assets. Actual results could differ from those estimates. Due to the CBF Investment, the Company has added an accounting policy related to purchased credit-impaired loans, and due to the Bank Merger, the Company has added an accounting policy related to its equity method investment in Capital Bank, N.A.

Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit with Capital Bank, N.A., demand and time deposits (with original maturities of 90 days or less) at other high quality financial institutions, federal funds sold and other short-term investments. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities

Investments in certain securities are classified into three categories and accounted for as follows:

•	Held to Maturity—Debt securities that the institution has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; or

•

Trading Securities—Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; or

•

Available for Sale—Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses reported as other comprehensive income, a separate component of shareholders’ equity.

The initial classification of securities is determined at the date of purchase. Gains and losses on sales of investment securities, computed based on specific identification of the adjusted cost of each security, are included in noninterest income at the time of the sales. Premiums and discounts on debt securities are recognized in interest income using the level interest yield method over the period to maturity, or when the debt securities are called.

At each reporting date, the Company evaluates each held to maturity and available for sale investment security in a loss position for other-than-temporary impairment (“OTTI”). The review includes an analysis of the facts and circumstances of each individual investment such as (1) the length of time and the extent to which the fair value has been below cost, (2) changes in the earnings performance, credit rating, asset quality, or business prospects of the issuer, (3) the ability of the issuer to make principal and interest payments, (4) changes in the regulatory, economic, or technological environment of the issuer, and (5) changes in the general market condition of either the geographic area or industry in which the issuer operates.

Regardless of these factors, if the Company has developed a plan to sell the security or it is likely that the Company will be forced to sell the security in the near future, then the impairment is considered other-than-temporary and the carrying value of the security is permanently written down to the current fair value with the difference between the new carrying value and the amortized cost charged to earnings. If the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the other-than-temporary impairment is separated into the following: (1) the amount representing the credit loss and (2) the amount related

Capital Bank Corporation

Notes to Consolidated Financial Statements

to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings, and the amount of the total other-than-temporary impairment related to other factors is recognized in other comprehensive income, net of applicable taxes.

Other investments primarily include Federal Home Loan Bank of Atlanta (“FHLB”) stock, which does not have a readily determinable fair value because its ownership is restricted and lacks a market for trading. This investment is carried at cost and is periodically evaluated for impairment.

Due to the Bank Merger, the Company reported no investment securities on its Consolidated Balance Sheet as of December 31, 2011 (Successor).

Equity Method Investment

Noncontrolling investments that give the Company the ability to influence the operating or financial decisions of the investee are accounted for as equity method investments. An investment (direct or indirect) of 20 percent or more of the voting stock of an investee generally indicates that the ability to exercise significant influence over an investee. The carrying amount of an equity method investment is adjusted based on the Company’s share of the earnings or losses of the investee after the date of investment and those recognized earnings or losses are reported as a component of noninterest income. In addition, the Company’s proportionate share of the investee’s equity adjustments for other comprehensive income are recorded as increases or decreases to the investment account with corresponding adjustments in equity.

Mortgage Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value. The fair values of mortgage loans held for sale are based on commitments on hand from investors within the secondary market for loans with similar characteristics. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Due to the Bank Merger, the Company reported no mortgage loans held for sale on its Consolidated Balance Sheet as of December 31, 2011 (Successor).

Loans

Loans are stated at the amount of unpaid principal, net of any unearned income, charge-offs, net deferred loan origination fees and costs, and unamortized premiums or discounts. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Deferred loan fees and costs are amortized to interest income over the contractual life of the loan using the level interest yield method.

For disclosures regarding the credit quality of loans and the allowance for loan losses, the loan portfolio is disaggregated into segments and then further disaggregated into classes. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for credit losses. A class is generally determined based on the initial measurement attribute (i.e. amortized cost or purchased credit impaired), risk characteristics of the loan, and an entity’s method for monitoring and assessing credit risk. Commercial loan portfolio segments include commercial real estate (“CRE”), commercial and industrial (“C&I”), and other loans, which includes agricultural and municipal loans. Classes within CRE include CRE—construction and land development, CRE—non-owner occupied, and CRE—owner occupied. Consumer loan portfolio segments include consumer real estate and other consumer loans. Classes within consumer real estate include residential mortgage and home equity lines of credit.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Due to the Bank Merger, the Company reported no loans on its Consolidated Balance Sheet as of December 31, 2011 (Successor).

Purchased Credit-Impaired Loans

Loans acquired in a transfer, including business combinations and transactions similar to the CBF Investment, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. This guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the purchased credit-impaired loans using the effective yield method, provided that the timing and amount of future cash flows is reasonably estimable. Accordingly, such loans are not classified as non-accrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

Subsequent to acquisition, estimates of cash flows expected to be collected are updated each reporting period based on updated assumptions regarding default rates, loss severities, and other factors that are reflective of current market conditions. If the Company has probable decreases in cash flows expected to be collected (other than due to decreases in interest rate indices), the Company charges the provision for credit losses, resulting in an increase to the allowance for loan losses. If the Company has probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the pool of loans. The impact of changes in variable interest rates is recognized prospectively as adjustments to interest income. The accounting pools of acquired loans are defined as of the date of acquisition of a portfolio of loans and are comprised of groups of loans with similar collateral types and risk.

Due to the Bank Merger, the Company had no purchase credit-impaired loans as of December 31, 2011 (Successor).

Nonperforming Assets and Impaired Loans

Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date. Loans are generally classified as non-accrual if they are past due for a period of more than 90 days, unless such loans are well secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or as partially charged off, the loan is generally classified as non-accrual. Loans that are on a current payment status or past due less than 90 days may also be classified as non-accrual if repayment in full of principal and/or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance of interest and principal by the borrower in accordance with the contractual terms.

While a loan is classified as non-accrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to the principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a non-accrual loan had been partially charged off, recognition of

Capital Bank Corporation

Notes to Consolidated Financial Statements

interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Assets acquired as a result of foreclosure are recorded at estimated fair value in other real estate. Any excess of cost over estimated fair value at the time of foreclosure is charged to the allowance for loan losses. Valuations are periodically performed on these properties, and any subsequent write-downs are charged to noninterest expense. Routine maintenance and other holding costs are included in noninterest expense.

A loan is classified as a troubled debt restructuring (“TDR”) by the Company when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. The Company only restructures loans for borrowers in financial difficulty that have designed a viable business plan to fully pay off all obligations, including outstanding debt, interest, and fees, either by generating additional income from the business or through liquidation of assets. Generally, these loans are restructured to provide the borrower additional time to execute upon their plans. The Company grants concessions by (1) reduction of the stated interest rate for the remaining original life of the debt or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. The Company does not generally grant concessions through forgiveness of principal or accrued interest.

Restructured loans where a concession has been granted through extension of the maturity date generally include extension of payments in an interest only period, extension of payments with capitalized interest and extension of payments through a forbearance agreement. These extended payment terms are also combined with a reduction of the stated interest rate in certain cases. In situations where a TDR is unsuccessful and the borrower is unable to follow through with terms of the restructured agreement, the loan is placed on non-accrual status and continues to be written down to the underlying collateral value.

The Company’s policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance. That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely. If a borrower was materially delinquent on payments prior to the restructuring but shows the capacity to meet the restructured loan terms, the loan will likely continue as non-accrual going forward. Lastly, if the borrower does not perform under the restructured terms, the loan is placed on non-accrual status. The Company closely monitors these loans and ceases accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms. If a loan is restructured a second time, after previously being classified as a TDR, that loan is automatically placed on non-accrual status. The Company’s policy with respect to nonperforming loans requires the borrower to make a minimum of six consecutive payments in accordance with the loan terms before that loan can be placed back on accrual status. Further, the borrower must show capacity to continue performing into the future prior to restoration of accrual status.

Due to the Bank Merger, the Company had no nonperforming assets or impaired loans as of December 31, 2011 (Successor).

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses represents management’s best estimate of probable credit losses that are inherent in the loan portfolio at the balance sheet date and is determined by management through at least quarterly evaluations of the loan portfolio.

Capital Bank Corporation

Notes to Consolidated Financial Statements

The allowance calculation consists of reserves on loans individually evaluated for impairment and reserves on loans collectively evaluated for impairment. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Reserves, or charge-offs, on individually impaired loans that are collateral dependent are based on the fair value of the underlying collateral while reserves, or charge-offs, on loans that are not collateral dependent are based on either an observable market price, if available, or the present value of expected future cash flows discounted at the historical effective interest rate. Management evaluates loans that are classified as doubtful, substandard or special mention to determine whether or not they are individually impaired. This evaluation includes several factors, including review of the loan payment status and the borrower’s financial condition and operating results such as cash flows, operating income or loss, etc.

Reserves on loans collectively evaluated for impairment are determined by applying loss rates to pools of loans that are grouped according to loan collateral type and credit risk. Loss rates are based on the Company’s historical loss experience in each pool and management’s consideration of the following environmental factors:

•	Levels of and trends in delinquencies, impaired loans and classified assets;

•	Levels of and trends in charge-offs and recoveries;

•	Trends in nature, volume and terms of loans;

•	Existence of and changes in portfolio concentrations by product type and geographical location;

•	Changes in national, regional and local economic conditions;

•	Changes in the experience, ability and depth of lending management;

•	Changes in the quality of the loan review system; and

•	The effect of other external factors such as legal and regulatory requirements.

The evaluation of the allowance for loan losses is inherently subjective, and management uses the best information available to establish this estimate. However, if factors such as economic conditions differ substantially from assumptions, or if amounts and timing of future cash flows expected to be received on impaired loans vary substantially from the estimates, future adjustments to the allowance for loan losses may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about all relevant information available to them at the time of their examination. Any adjustments to original estimates are made in the period in which the factors and other considerations indicate that adjustments to the allowance for loan losses are necessary.

Due to the Bank Merger, the Company reported no allowance for loan losses on its Consolidated Balance Sheet as of December 31, 2011 (Successor).

In the successor period prior to the Bank Merger, allowance for loans losses were established through a provision for loan losses charged to expense, and reflected estimated losses inherent in loans originated subsequent to the CBF investment date, estimated impairment related to probable decreases in cash flows expected to be collected on certain purchase credit-impaired loan pools, and losses on acquired non-PCI loans.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Bank-Owned Life Insurance

The Company has purchased life insurance policies on certain key employees and directors. These policies are recorded in other assets at their cash surrender value, or the amount that can be realized. Income from these policies and changes in the net cash surrender value are recorded in noninterest income.

Due to the Bank Merger, the Company reported no bank-owned life insurance on its Consolidated Balance Sheet as of December 31, 2011 (Successor).

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line method based on estimated service lives of assets. Useful lives range from 3 to 10 years for furniture and equipment, and 10 to 40 years for buildings. The cost of leasehold improvements is being amortized using the straight-line method over the terms of the related leases. Repairs and maintenance are charged to expense as incurred. Upon disposition, the asset and related accumulated depreciation and/or amortization are relieved, and any gains or losses are reflected in earnings.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized if the sum of the undiscounted future cash flows is less than the carrying amount of the asset. Assets to be disposed of are transferred to other real estate owned and are reported at the lower of the carrying amount or fair value less costs to sell.

Due to the Bank Merger, the Company reported no premises and equipment on its Consolidated Balance Sheet as of December 31, 2011 (Successor).

Goodwill and Other Intangible Assets

Goodwill represents the cost in excess of the fair value of net assets acquired (including identifiable intangibles) in transactions accounted for as business combinations. Goodwill has an indefinite useful life and is evaluated for impairment annually, or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. The goodwill impairment analysis is a two-step test. The first, used to identify potential impairment, involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment.

If required, the second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in a manner similar to the amount of goodwill calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit, as determined in the first step, over the aggregate estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess.

Other intangible assets include premiums paid for acquisitions of core deposits and other identifiable intangible assets. Intangible assets other than goodwill, which are determined to have finite lives, are amortized based upon the estimated economic benefits received.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Due to the Bank Merger, the Company reported no goodwill or other intangible assets on its Consolidated Balance Sheet as of December 31, 2011 (Successor).

Income Taxes

Deferred tax asset and liability balances are determined by application to temporary differences of the tax rate expected to be in effect when taxes will become payable or receivable. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date. A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

A valuation allowance is recorded for deferred tax assets if the Company determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In future periods, the Company may be able to reduce some or all of the valuation allowance upon a determination that it will be able to realize such tax savings.

Derivative Instruments

The Company uses derivative instruments to manage and mitigate interest rate risk, to facilitate asset and liability management strategies, and to manage other risk exposures. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index, or referenced interest rate.

Derivatives are recorded on the consolidated balance sheet at fair value. For fair value hedges, the change in the fair value of the derivative and the corresponding change in fair value of the hedged risk in the underlying item being hedged are accounted for in earnings. Any difference in these two changes in fair value results in hedge ineffectiveness that results in a net impact to earnings. For cash flow hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded as other comprehensive income and subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. Any portion of a hedge that is ineffective is recognized immediately as other noninterest income or expense.

Derivative contracts are written in amounts referred to as notional amounts. Notional amounts only provide the basis for calculating payments between counterparties and do not represent amounts to be exchanged between parties and are not a measure of financial risk. Like other financial instruments, derivatives contain an element of credit risk, which is the possibility that the Company will incur a loss because a counterparty fails to meet its contractual obligations. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, and other contract provisions.

Due to the Bank Merger, the Company had no derivative instruments as of December 31, 2011 (Successor).

Advertising Costs

The Company expenses advertising costs as they are incurred and advertising communications costs the first time the advertising takes place. The Company may establish accruals for committed advertising costs as incurred.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees in addition to stock issued through a deferred compensation plan for non-employee directors. Compensation cost is measured as the fair value of these awards on their date of grant. A Black-Scholes option pricing model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used as the fair value of restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock options awards and as the restriction period for restricted stock awards.

Option pricing models require the use of highly subjective assumptions, including expected stock volatility, which if changed can materially affect fair value estimates. The expected life of options used in the option pricing model is the period the options are expected to remain outstanding. Expected stock price volatility is based on the historical volatility of the Company’s common stock for a period approximating the expected life of the option, the expected dividend yield is based on the Company’s historical annual dividend payout, and the risk-free rate is based on the implied yield available on U.S. Treasury issues.

Fair Value Measurements

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the fair value hierarchy which gives the highest priority to quoted prices in active markets (observable inputs) and the lowest priority to the management’s assumptions (unobservable inputs). For assets and liabilities recorded at fair value, the Company’s policy is to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Available-for-sale investment securities and derivatives are recorded at fair value on a recurring basis. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. An adjustment to the pricing method used within either Level 1 or Level 2 inputs could generate a fair value measurement that effectively falls to a lower level in the hierarchy. These levels are described as follows:

•	Level 1—Valuations for assets and liabilities traded in active exchange markets.

•

Level 2—Valuations for assets and liabilities that can be obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal market for these securities is the secondary institutional markets, and valuations are based on observable market data in those markets.

•

Level 3—Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

Capital Bank Corporation

Notes to Consolidated Financial Statements

The determination of where an asset or liability falls in the fair value hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures at each reporting period and based on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects changes in classifications between levels will be rare.

Earnings (Loss) per Common Share

Basic earnings (loss) per common share (“EPS”) excludes dilution and is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock instruments, such as stock options and warrants, unless the effect is to reduce a loss or increase earnings. Basic EPS is adjusted for outstanding stock options and warrants using the treasury stock method in order to compute diluted EPS.

The calculation of basic and diluted EPS was based on the following for each period presented:

	Successor Company	Predecessor Company
(Dollars in thousands except per share data)	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Net loss attributable to common shareholders	$5,267	$(265)	$(63,821)	$(9,168)

Shares used in the computation of earnings per share:
Weighted average number of shares outstanding—basic	85,649,203	13,188,612	12,810,905	11,470,314
Incremental shares from assumed exercise of stock options	–	–	–	–

Weighted average number of shares outstanding—diluted	85,649,203	13,188,612	12,810,905	11,470,314

Earnings (loss) per common share—basic	$0.06	$(0.02)	$(4.98)	$(0.80)

Earnings (loss) per common share—diluted	$0.06	$(0.02)	$(4.98)	$(0.80)

Weighted average anti-dilutive stock options and warrants and unvested restricted shares excluded from the computation of diluted earnings per share for each period presented are as follows:

	Successor Company	Predecessor Company
	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Anti-dilutive stock options	193,600	297,880	297,880	366,583
Anti-dilutive warrants	–	749,619	749,619	749,619

Comprehensive Income (Loss)

Comprehensive income (loss) represents the change in the Company’s equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). The Company’s other comprehensive income (loss) and accumulated other comprehensive income (loss) are comprised of unrealized gains and losses on certain investments in debt securities, and in prior years, derivatives that qualified as cash flow hedges to the extent that the hedge was effective.

Capital Bank Corporation

Notes to Consolidated Financial Statements

The Company’s other comprehensive income (loss) was as follows for each period presented:

	Successor Company	Predecessor Company
(Dollars in thousands)	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Unrealized gains (losses) on securities—available for sale	$8,633	$(528)	$(8,560)	$8,220
Unrealized gain (loss) on cash flow hedge	–	–	–	(3,151)
Amortization of prior service cost on SERP	0	1	8	(46)
Income tax effect	(3,367)	204	3,300	(1,954)

Other comprehensive income (loss)	$5,266	$(323)	$(5,252)	$3,069

Segment Information

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has determined that it has one significant operating segment, which is the providing of general commercial banking and financial services to individuals and businesses primarily in the southeastern region of the United States. The Company’s various products and services are those generally offered by community banks, and the allocation of its resources is based on the overall performance of the institution versus individual regions, branches or products and services.

Reclassifications

Certain amounts previously reported have been reclassified to conform to the current year’s presentation. These reclassifications impacted certain noninterest income and noninterest expense items and had no effect on total assets, net income, or shareholders’ equity previously reported. The noninterest income and noninterest expense reclassifications were made in an effort to more clearly disclose certain elements in the Consolidated Statements of Operations.

Current Accounting Developments

In September 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 amended guidance on the annual goodwill impairment test performed by the Company. Under the amended guidance, the Company will have the option to first assess qualitative factors to determine whether it is necessary to perform a two-step impairment test. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than the carrying value, the quantitative impairment test is required. If the Company believes the fair value of a reporting unit is greater than the carrying value, no further testing is required. A company can choose to perform the qualitative assessment on some or none of its reporting entities. The amended guidance includes examples of events and circumstances that might indicate that a reporting unit’s fair value is less than its carrying amount. These include macro-economic conditions such as deterioration in the entity’s operating environment, entity-specific events such as declining financial performance, and other events such as an expectation that a reporting unit will be sold. The amended guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. However, an entity can choose to early adopt even if its annual test date is before the issuance of the final standard, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. The adoption of ASU 2011-08 will not have an impact on the Company’s consolidated financial condition or results of operations.

Capital Bank Corporation

Notes to Consolidated Financial Statements

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, to amend FASB Accounting Standards Codification (“ASC”) Topic 220, Comprehensive Income. The amendments in this update eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and will require them to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement format would include the traditional income statement and the components and total other comprehensive income as well as total comprehensive income. In the two statement approach, the first statement would be the traditional income statement which would immediately be followed by a separate statement which includes the components of other comprehensive income, total other comprehensive income and total comprehensive income. The amendments in this update are to be applied retrospectively and are effective for the first interim or annual period beginning after December 15, 2011. Management does not believe that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, to amend ASC Topic 820, Fair Value Measurement. The amendments in this update result in common fair value measurement and disclosure requirements in GAAP and IFRS. Some of the amendments clarify the application of existing fair value measurement requirements and others change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. Many of the previous fair value requirements are not changed by this standard. The amendments in this update are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011. Management does not believe that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In April 2011, the FASB issued ASU 2011-2, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring, to amend ASC Topic 320, Receivables. The amendments in this update clarify the guidance on a creditor’s evaluation of whether it has granted a concession and whether a borrower is experiencing financial difficulties. The amendments in this update are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. This update also indicates that companies should disclose the information regarding troubled debt restructurings required by paragraphs 310-10-50-33 through 50-34, which was deferred by ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, for interim and annual periods beginning on or after June 15, 2011. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In January 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2011-1, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, to amend FASB Accounting Standards Codification (“ASC”) Topic 320, Receivables. The amendments in this update temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for public entities. The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the

Capital Bank Corporation

Notes to Consolidated Financial Statements

beginning of the first annual reporting period beginning on or after December 15, 2010. Management does not believe that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In April 2010, the FASB issued ASU 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, to amend ASC Topic 320, Receivables. The amendments in this update provide that for acquired troubled loans which meet the criteria to be accounted for within a pool, modifications to one or more of these loans does not result in the removal of the modified loan from the pool even if the modification would otherwise be considered a troubled debt restructuring. The pool of assets in which the loan is included will continue to be considered for impairment. The amendments do not apply to loans not meeting the criteria to be accounted for within a pool. These amendments were effective for modifications of loans accounted for within pools occurring in the first interim or annual period ending on or after July 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements, to amend ASC Topic 855, Subsequent Events. The amendments in this update removed the requirement to disclose the date through which subsequent events have been evaluated and became effective immediately upon issuance. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

2. CBF Investment

On January 28, 2011, the Company completed the issuance and sale of 71 million shares of its common stock to CBF for $181.1 million in cash. In connection with the CBF Investment, each Company shareholder as of January 27, 2011 received one CVR per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Old Capital Bank’s then existing loan portfolio. Also, in connection with the CBF Investment, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the U.S. Treasury in connection with TARP were repurchased.

Pursuant to the CBF Investment, shareholders as of January 27, 2011 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to certain limitations. The Company issued 1,613,165 shares of common stock in exchange for $4.1 million upon completion of the Rights Offering on March 11, 2011. Direct offering costs of $300 thousand were recorded as a reduction to the proceeds of the Rights Offering.

Also in connection with the closing of the CBF Investment, the Company amended its Supplemental Executive Retirement Plan to waive, with respect to unvested amounts only, any change in control provision and

Capital Bank Corporation

Notes to Consolidated Financial Statements

corresponding entitlement to change in control benefits that would otherwise be triggered by the CBF Investment or any subsequent transaction or series of transactions that result in an affiliate of CBF holding the Company’s outstanding voting securities or total voting power. On January 28, 2011, the Company received written waivers from each of the participants in the Executive Plan pursuant to which such executives waived the previously described change in control benefits under the SERP and the accelerated vesting of their outstanding unvested Company stock options in connection with the transactions contemplated by the CBF Investment. Cash payments made to participants in the Executive Plan upon change in control related to vested benefits totaled $1.1 million. The Supplemental Retirement Plan for Directors was not amended, and cash payments made to participants upon change in control pursuant to terms of this plan totaled $3.2 million.

Push-down accounting is required in purchase transactions that result in an entity becoming substantially wholly owned. Push-down accounting is required if 95% or more of the company has been acquired, permitted if 80% to 95% has been acquired, and prohibited if less than 80% of the company is acquired. The Company determined push-down accounting to be appropriate for this transaction, and as such, has applied the acquisition method of accounting due to CBF’s acquisition of 85% of the Company’s outstanding common stock on January 28, 2011.

The following table summarizes the CBF Investment and the Company’s opening balance sheet:

	Successor Company
(Dollars in thousands)	Originally Reported as of Jan. 28, 2011	Measurement Period Adjustments	Revised as of Jan. 28, 2011
Fair value of assets acquired:
Cash and cash equivalents	$208,255	$–	$208,255
Investment securities	225,336	–	225,336
Mortgage loans held for sale	2,569	–	2,569
Loans	1,135,164	(30,701)	1,104,463
Goodwill	30,994	19,099	50,093
Other intangible assets	5,004	–	5,004
Deferred tax asset	55,391	11,118	66,509
Other assets	66,663	(613)	66,050

Total assets acquired	1,729,376	(1,097)	1,728,279

Fair value of liabilities assumed:
Deposits	1,351,467	–	1,351,467
Borrowings	123,837	–	123,837
Subordinated debt	19,392	475	19,867
Other liabilities	10,595	(1,572)	9,023

Total liabilities assumed	1,505,291	(1,097)	1,504,194

Net assets acquired	224,085	–	224,085
Less: non-controlling interest at fair value	(43,785)	–	(43,785)

	180,300	–	180,300
Underwriting and legal costs	750	–	750

Purchase price	$181,050	$–	$181,050

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available to make preliminary estimates of the fair value. While the Company believes that information

Capital Bank Corporation

Notes to Consolidated Financial Statements

provides a reasonable basis for estimating the fair values, it expects to obtain additional information and evidence during the measurement period (not to exceed one year from the acquisition date) that may result in changes to the estimated fair value amounts.

Measurement period adjustments reflected above were primarily due to (1) refinements to the acquisition date estimated fair values on certain acquired PCI loans (2) refinements to the acquisition date valuation of certain ORE properties based on subsequent selling prices, (3) refinements to the acquisition date valuation of a capital lease asset/obligation based on an updated appraisal of the leased asset, (4) refinements to the acquisition date valuation of off-balance sheet commitments to extend credit, (5) refinements to the acquisition date valuation of subordinated debentures, and (6) write-offs of miscellaneous other assets to properly reflect acquisition date fair value. The provisional measurements of fair value reflected are subject to change and such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date. Subsequent adjustments, if any, will be retrospectively reflected in future filings.

A summary and description of the assets, liabilities and non-controlling interests fair valued in conjunction with applying the acquisition method of accounting is as follows:

Cash and Cash Equivalents

The cash and cash equivalents, which include proceeds from the CBF Investment, held at acquisition date approximated fair value on that date and did not require a fair value adjustment.

Investment Securities

Investment securities are reported at fair value at acquisition date. To account for the CBF Investment, the difference between the fair value and par value became the new premium or discount for each security held by the Company. The fair value of investment securities is primarily based on values obtained from third parties pricing models which are based on recent trading activity for the same or similar securities. Two equity securities were valued at their respective stock market prices, and two corporate bonds were valued using an internal valuation model. Immediately before the acquisition, the investment portfolio had an amortized cost of $228.1 million and was in a net unrealized loss position of $2.8 million.

Loans

All loans in the loan portfolio were adjusted to estimated fair value at the CBF Investment date. Upon analyzing estimated credit losses as well as evaluating differences between contractual interest rates and market interest rates at acquisition, the Company recorded a loan fair value discount of $135.1 million. All acquired loans were considered to be PCI loans with the exception of certain consumer revolving lines of credit. Subsequent to the CBF Investment, PCI loans will be accounted for as described in Note 1 (Basis of Presentation and Significant Accounting Policies).

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price over the fair value of acquired net assets. This acquisition was nontaxable and, as a result, there is no tax basis in the goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes. Other intangible assets identified as part of the valuation of the CBF Investment were Core Deposit Intangibles (“CDI”) and the Trade Name Intangible. All of the identified intangible assets are amortized as noninterest expense over their estimated useful lives.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Core Deposit Intangible

The estimated value of the CDI at acquisition date was $4.4 million. This amount represents the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. The present value is calculated over the estimated life of the acquired deposit base and will be amortized on an accelerated method over an eight year period. Deposit accounts evaluated for the CDI were demand deposit accounts, money market accounts and savings accounts.

Trade Name Intangible

Trademarks, service marks and other registered marks (collectively referred to as the “Trade Name”) can have great significance to customers. The function of a mark is to indicate to the consumer the sources from which goods and services originate. The Trade Name considered to have value is Capital Bank. The Trade Name value of $604 thousand at acquisition date was based on the present value of the Company’s projected income multiplied by an assumed royalty rate. This intangible will be amortized on a straight-line basis over a three year period.

Other Assets

A majority of other assets held by the Company did not have a fair value adjustment as part of acquisition accounting since their carrying value approximated fair value. The most significant other asset impacted by the application of the acquisition method of accounting was the recognition of a net deferred tax asset of $66.5 million. The net deferred tax asset is primarily related to the recognition of differences between certain tax and book bases of assets and liabilities related to the acquisition method of accounting, including fair value adjustments discussed elsewhere in this section, along with federal and state net operating losses that the Company determined to be realizable as of the acquisition date. A valuation allowance is recorded for deferred tax assets, including net operating losses, if the Company determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Deposits

Time deposits were not included in the CDI valuation. Instead, a separate valuation of term deposit liabilities was conducted due to the contractual time frame associated with these liabilities. Term deposits evaluated for acquisition accounting consisted of certificates of deposit (“CDs”), brokered deposits and CDs through the Certificate of Deposit Account Registry Services (“CDARS”). The fair value of these deposits was determined by first stratifying the deposit pool by maturity and calculating the interest rate for each maturity period. Then cash flows were projected by period and discounted to present value using current market interest rates.

The outstanding balance of CDs at acquisition date was $730.5 million, and the estimated fair value premium totaled $12.4 million. The outstanding balance of brokered deposits was $100.5 million, and the estimated fair value premium totaled $616 thousand. The outstanding balance of CDARS was $27.0 million, and the estimated fair value premium totaled $111 thousand. The Company will amortize these premiums into income as a reduction of interest expense on a level-yield basis over the weighted average term.

Borrowings

Included in borrowings are FHLB advances and structured repurchase agreements. Fair values for these borrowings were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments, current interest rates, and prepayment penalties. Once the cash flows

Capital Bank Corporation

Notes to Consolidated Financial Statements

were determined, a market rate for comparable debt was used to discount the cash flows to the present value. The outstanding balance of FHLB advances and structured repurchase agreements at acquisition date was $66.0 million and $50.0 million, respectively, and the estimated fair value premiums on each totaled $1.8 million and $6.0 million, respectively. The Company will amortize the premium into income as a reduction of interest expense on a level-yield basis over the contractual term of each debt instrument.

Subordinated Debt

Included in subordinated debt are variable rate trust preferred securities issued by the Company and fixed rate subordinated debt issued as part of a private placement offering early in 2010. Fair values for the trust preferred securities and subordinated debt were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments and current interest rates. Once the cash flows were determined, a market rate for comparable subordinated debt was used to discount the cash flows to the present value. The outstanding balance of trust preferred securities and subordinated debt at acquisition date was $30.0 million and $3.4 million, respectively, and the estimated fair value (discount)/premium on each totaled ($14.7) million and $211 thousand, respectively. The Company will accrete the discount as an increase to interest expense and will amortize the premium as a decrease to interest expense on a level-yield basis over the contractual term of each debt instrument.

Contingent Value Rights

In connection with the CBF Investment, each existing shareholder as of January 27, 2011 received one contingent value right per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Old Capital Bank’s then existing loan portfolio. The Company assigned no value to the CVRs, which was based on its estimate of credit losses on the existing loan portfolio over the five-year life of these instruments.

Non-controlling Interest

In determining the estimated fair value of the non-controlling interest, the Company utilized the closing market price of its common stock on the acquisition date of $3.40 and multiplied this stock price by the number of outstanding non-controlling shares at that date.

Transaction Expenses

As required by the CBF Investment, the Company incurred and reimbursed third party expenses of $750 thousand which were recorded as a reduction of proceeds received from the issuance of common shares to CBF.

There were no indemnification assets in this transaction, nor was there any contingent consideration to be recognized.

Capital Bank Corporation

Notes to Consolidated Financial Statements

3. Investment Securities

Due to the Bank Merger, the Company reported no investment securities on its Consolidated Balance Sheet as of December 31, 2011 (Successor). Investment securities as of December 31, 2010 (Predecessor) are summarized as follows:

	Predecessor Company
December 31, 2010	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
(Dollars in thousands)
Available for sale:
U.S. agency obligations	$19,003	$18	$87	$18,934
Municipal bonds	22,455	75	1,521	21,009
Mortgage-backed securities issued by GSEs	165,540	78	195	165,423
Non-agency mortgage-backed securities	6,790	39	242	6,587
Other securities	3,252	–	214	3,038

	217,040	210	2,259	214,991

Other investments	8,301	–	–	8,301

Total	$225,341	$210	$2,259	$223,292

Prior to the Bank Merger, credit related other than temporary impairments (“OTTI”) were recognized in net income (loss) and non-credit related impairments were recognized in other comprehensive income (loss) during the period the impairment was identified. Gross realized gains and losses and OTTI recognized in net income and other comprehensive income are reflected in the following table for each period presented:

	Successor Company	Predecessor Company
(Dollars in thousands)	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Gross realized gains	$–	$–	$5,863	$493
Gross realized losses	–	–	(8)	(320)

Net realized gains	–	–	5,855	173

OTTI recognized on non-agency mortgage-backed securities:
Total OTTI on non-agency mortgage-backed securities	–	–	–	(381)
Non-credit portion recognized in other comprehensive income	–	–	–	381

Credit related OTTI on non-agency mortgage-backed securities recognized in income	–	–	–	–
OTTI recognized on corporate bonds (in other securities):
Total OTTI on corporate bonds	–	–	–	(701)
Non-credit portion recognized in other comprehensive income	–	–	–	202

Credit related OTTI on corporate bonds recognized in income	–	–	–	(498)

Total OTTI recognized in income	–	–	–	(498)

Securities gains (losses), net	$–	$–	$5,855	$(325)

Capital Bank Corporation

Notes to Consolidated Financial Statements

Prior to the Bank Merger, on at least a quarterly basis, the Company completed an OTTI assessment of its investment portfolio. The Company considered many factors, including the severity and duration of the impairment and recent events specific to the issuer or industry, including any changes in credit ratings.

In the year ended December 31, 2009 (Predecessor), losses on 3 securities were determined to represent OTTI. The first of these investments was a private label mortgage security with a book value and unrealized loss of $699,000 and ($212,000), respectively, as of December 31, 2010 (Predecessor) compared with a book value and unrealized loss of $810,000 and ($381,000), respectively, as of December 31, 2009 (Predecessor). This impairment determination was based on the extent and duration of the unrealized loss as well as credit rating downgrades from rating agencies to below investment grade. Based on its analysis of expected cash flows prior to the Bank Merger, management expected to receive all contractual principal and interest from this security and therefore did not consider any of the unrealized loss to represent credit impairment. The second of these investments was subordinated debt of a community bank with a book value and unrealized loss of $1.0 million and ($202,000), respectively, as of both December 31, 2010 and 2009 (Predecessor). Prior to the Bank Merger, management’s impairment determination was based on the extent of the unrealized loss as well as recent adverse economic and market conditions for community banks in general. Based on its review of capital, liquidity and earnings of this institution, management expected to receive all contractual principal and interest from this security and therefore did not consider any of the unrealized loss to represent credit impairment. Unrealized losses from these two investments were related to factors other than credit and were recorded to other comprehensive income. The third of these investments was an investment in trust preferred securities of a community bank with a par value of $1.0 million. This investment was determined to be credit impaired and was written down to estimated fair value with a $498,000 charge to income in the year ended December 31, 2009 (Predecessor).

The following table summarizes the gross unrealized losses and fair value of the Company’s investments in an unrealized loss position not recognized in earnings, aggregated by investment category and length of time that individual securities had been in a continuous unrealized loss position, as of December 31, 2010 (Predecessor):

	Predecessor Company
December 31, 2010	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(Dollars in thousands)
Available for sale:
U.S. agency obligations	$8,916	$87	$–	$–	$8,916	$87
Municipal bonds	14,886	1,134	2,453	387	17,339	1,521
Mortgage-backed securities issued by GSEs	14,473	195	–	–	14,473	195
Non-agency mortgage-backed securities	–	–	4,183	242	4,183	242
Other securities	–	–	2,536	214	2,536	214

Total	$38,275	$1,416	$9,172	$843	$47,447	$2,259

As of December 31, 2010 (Predecessor), unrealized losses on the Company’s investments in non-agency mortgage-backed securities, or private label mortgage securities, were related to 4 different securities. These losses were due to a combination of changes in credit spreads and other market factors. These mortgage securities were not issued or guaranteed by an agency of the federal government but were instead issued by private financial institutions and therefore carry an element of credit risk. Prior to the Bank Merger, management closely monitored the performance of these securities and the underlying mortgages, which includes a detailed review of credit ratings, prepayment speeds, delinquency rates, default rates, current loan-to-values, geography of

Capital Bank Corporation

Notes to Consolidated Financial Statements

collateral, remaining terms, interest rates, loan types, etc. The Company engaged a third party expert to provide a quarterly “stress test” of each private label mortgage security through a model using assumptions to simulate certain credit events and recessionary conditions and their impact on the performance and expected cash flows of each mortgage security.

Unrealized losses on the Company’s investments in municipal bonds were related to 30 different securities as of December 31, 2010 (Predecessor). These losses were primarily related to concerns in the marketplace regarding credit quality of certain municipalities in light of the recent economic recession and high unemployment rates as well as expectations of future market interest rates. Prior to the Bank Merger, management monitored the underlying credit of these bonds by reviewing the financial strength of the issuers and the sources of taxes and other revenues available to service the debt. Unrealized losses on other securities related to an investment in subordinated debt of one corporate financial institution. Prior to the Bank Merger, management monitored the financial strength of this institution by reviewing its quarterly financial reports and considered its capital, liquidity and earnings in this review.

The securities in an unrealized loss position as of December 31, 2010 (Predecessor) not previously determined to have OTTI continued to perform and were expected to perform through maturity, and the issuers had not experienced significant adverse events that would call into question their ability to repay these debt obligations according to contractual terms. Further, because the Company did not intend to sell these investments and it was not more likely than not that the Company would be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company did not consider unrealized losses on such securities to represent OTTI as of December 31, 2010 (Predecessor).

Prior to the Bank Merger, the Company’s other investment securities primarily included an investment in Federal Home Loan Bank (“FHLB”) stock, which has no readily determinable market value and was recorded at cost. As of December 31, 2010 (Predecessor) the Company’s investment in FHLB stock totaled $7.7 million. Based on its evaluation prior to the Bank Merger, management concluded that the Company’s investment in FHLB stock was not impaired as of December 31, 2010 (Predecessor), and that ultimate recoverability of the par value of this investment was probable. During 2009 (Predecessor), the Company recorded an investment loss of $320,000 related to an equity investment in Silverton Bank, a correspondent financial institution that was closed by its regulators in 2009. The loss represented the full amount of the Company’s investment in Silverton Bank and was recorded as a reduction to noninterest income.

The amortized cost and estimated market values of available-for-sale debt securities as of December 31, 2010 (Predecessor) by final contractual maturities are summarized in the table below. Expected maturities differed from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Predecessor Company
December 31, 2010	Available for Sale
(Dollars in thousands)	Amortized Cost	Fair Value
Debt securities:
Due within one year	$300	$301
Due after one year through five years	17,882	17,904
Due after five years through ten years	49,567	49,401
Due after ten years	147,541	145,647

Total debt securities	215,290	213,253
Equity securities	1,750	1,738

Total investment securities	$217,040	$214,991

Capital Bank Corporation

Notes to Consolidated Financial Statements

As of December 31, 2010 (Predecessor), investment securities with book values totaling $68.2 million were pledged to secure public deposits, FHLB advances and other borrowings.

4. Loans

Due to the Bank Merger, the Company reported no loans on its Consolidated Balance Sheet as of December 31, 2011 (Successor). The composition of the loan portfolio by loan classification as of December 31, 2010 (Predecessor) was as follows:

Predecessor Company
(Dollars in thousands)	Dec. 31, 2010
Commercial real estate:
Construction and land development	$350,587
Real estate—non-owner occupied	283,943
Real estate—owner occupied	170,470

Total commercial real estate	805,000

Consumer real estate:
Residential mortgage	173,777
Home equity lines	89,178

Total consumer real estate	262,955

Commercial and industrial	145,435
Consumer	6,163
Other loans	33,742

1,253,295
Deferred loan fees and origination costs, net	1,184

$1,254,479

Loans pledged as collateral for certain borrowings totaled $341.5 million as of December 31, 2010 (Predecessor).

Successor Company:

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

(Dollars in thousands)	As of Jan. 28, 2011
Contractually required payments	$1,318,702
Nonaccretable difference	(125,626)

Cash flows expected to be collected at acquisition	1,193,076
Accretable yield	(163,630)

Fair value of acquired loans at acquisition	$1,029,446

Capital Bank Corporation

Notes to Consolidated Financial Statements

Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

(Dollars in thousands)	Jan. 29, 2011 to Dec. 31, 2011
Balance, beginning of period	$163,630
New loans purchased	–
Accretion of income	(26,262)
Reclassifications from nonaccretable difference	9,975
Merger of Old Capital Bank into Capital Bank, N.A.	(147,343)

Balance, end of period	$–

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to the CBF Investment. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial fair value of the PCI loans, which is their fair value at the time of the CBF Investment. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	the estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	the estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

Capital Bank Corporation

Notes to Consolidated Financial Statements

5. Allowance for Loan Losses and Credit Quality

The following is a summary of activity in the allowance for loan losses for each period presented:

	Successor Company	Predecessor Company
(Dollars in thousands)	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Balance at beginning of period, predecessor	$–	$36,061	$26,081	$14,795
Loans charged off	(339)	(49)	(49,420)	(12,197)
Recoveries of loans previously charged off	–	9	855	419

Net charge-offs	(339)	(40)	(48,565)	(11,778)
Provision for loan losses	1,450	40	58,545	23,064
Merger of Old Capital Bank into Capital Bank, N.A.	(1,111)	–	–	–

Balance at the end of period, predecessor	–	36,061	36,061	26,081
Acquisition accounting adjustment	–	(36,061)	–	–

Balance at end of period, successor	$–	$–	$–	$–

The allowance for credit losses includes the allowance for loan losses, detailed above, and the reserve for unfunded lending commitments, which is included in other liabilities on the Consolidated Balance Sheet. Due to the Bank Merger, the Company had no allowance for credit losses as of December 31, 2011 (Successor). As of December 31, 2010 (Predecessor), the reserve for unfunded lending commitments totaled $623,000.

Capital Bank Corporation

Notes to Consolidated Financial Statements

The following is an analysis of the allowance for loan losses by portfolio segment in addition to the disaggregation of the allowance and outstanding loan balances by impairment method as of December 31, 2010 (Predecessor):

	Predecessor Company
December 31, 2010	CRE – Non- Owner Occupied	Consumer Real Estate	CRE – Owner Occupied	Commercial and Industrial	Consumer	Other	Total
(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$14,987	$2,383	$2,650	$5,536	$326	$199	$26,081
Charge-offs	(33,803)	(3,923)	(4,417)	(6,639)	(429)	(209)	(49,420)
Recoveries	616	54	48	115	22	–	855
Provision	39,195	6,218	5,114	7,420	435	163	58,545

Ending balance—total	$20,995	$4,732	$3,395	$6,432	$354	$153	$36,061

Ending balance—individually evaluated for impairment	$212	$87	$139	$89	$2	$–	$529

Ending balance—collectively evaluated for impairment	$20,783	$4,645	$3,256	$6,343	$352	$153	$35,532

Loans:
Ending balance—total	$634,530	$262,955	$170,470	$145,435	$6,163	$33,742	$1,253,295

Ending balance—individually evaluated for impairment	$57,227	$3,879	$8,613	$6,013	$6	$781	$76,519

Ending balance—collectively evaluated for impairment	$577,303	$259,076	$161,857	$139,422	$6,157	$32,961	$1,176,776

Capital Bank Corporation

Notes to Consolidated Financial Statements

The following is an analysis presenting impaired loan information by loan class as of December 31, 2010 (Predecessor):

	Predecessor Company
December 31, 2010	Recorded Investment	Unpaid Principal Balance	Related Allowance
(Dollars in thousands)
Impaired loans for which the full loss has been charged-off:
Commercial real estate:
Construction and land development	$53,675	$65,918	$–
Commercial real estate—non-owner occupied	2,678	3,772	–
Consumer real estate:
Residential mortgage	3,222	4,436	–
Home equity lines	236	332	–
Commercial real estate—owner occupied	8,083	10,475	–
Commercial and industrial	5,466	6,128	–
Other loans	781	990	–

Total with no related allowance	74,141	92,051	–

Impaired loans with an allowance recorded:
Commercial real estate:
Construction and land development	874	874	212
Consumer real estate:
Residential mortgage	380	380	79
Home equity lines	41	41	8
Commercial real estate—owner occupied	530	530	139
Commercial and industrial	547	565	89
Consumer	6	6	2

Total with an allowance	2,378	2,396	529

Total impaired loans:
Commercial	72,634	89,252	440
Consumer	3,885	5,195	89

Total impaired loans	$76,519	$94,447	$529

Capital Bank Corporation

Notes to Consolidated Financial Statements

Prior to the Bank Merger, all TDRs were classified as individually impaired. The following table summarizes the Company’s recorded investment in TDRs as of December 31, 2010 (Predecessor):

Predecessor Company
(Dollars in thousands)	Dec. 31, 2010
Nonperforming TDRs:
Commercial real estate	$10,775
Consumer real estate	808
Commercial owner occupied	2,271
Commercial and industrial	106

Total nonperforming TDRs	13,960

Performing TDRs:
Commercial real estate	3,856
Consumer real estate	121
Commercial owner occupied	421
Commercial and industrial	65
Consumer	–

Total performing TDRs	4,463

Total TDRs	$18,423

As of December 31, 2010 (Predecessor), there was no allowance for loan losses allocated to TDRs as all of these loans were charged down to estimated fair value.

Prior to the Bank Merger, to monitor and quantify credit risk in the loan portfolio, the Company used a risk rating system. The risk rating scale ranged from 1 to 9, where a higher rating represents higher credit risk and was selected on the financial strength and overall resources of the borrower. The nine risk rating categories can generally be described by the following groupings:

•

Pass (risk rating 1–6)—These loans ranged from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention (risk rating 7)—Loans in this category had potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may have resulted in deterioration of the repayment prospects for the asset or the institution’s credit position at some future date. They contain unfavorable characteristics and were generally undesirable. Loans in this category were currently protected by current sound net worth and paying capacity of the obligor or of the collateral pledged, if any, but were potentially weak and constitute an undue and unwarranted credit risk, but not to the point of a Substandard classification.

•

Substandard (risk rating 8)—Loans in this category were inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies were not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard. A substandard loan normally had one or more well-defined weaknesses that could jeopardize repayment of the debt.

Capital Bank Corporation

Notes to Consolidated Financial Statements

•

Doubtful (risk rating 9)—For loans in this category, the borrower’s ability to continue repayment was highly unlikely. Full collection based on currently known facts, conditions, and values was highly questionable and improbable. The possibility of loss was extremely high, but because of certain important and specific reasonable pending factors, which work to the bank’s advantage and strengthen the asset in the near term, its classification as loss was deferred until its more exact status may be determined.

The following is an analysis of the Company’s credit risk profile on internally assigned risk ratings as of December 31, 2010 (Predecessor):

	Commercial Loans
December 31, 2010 (Predecessor Company)	Construction and Land Development	Non-Owner Occupied Real Estate	Owner Occupied Real Estate	Commercial and Industrial	Other	Total
(Dollars in thousands)
Pass	$250,557	$266,523	$154,156	$101,674	$32,961	$805,871
Special mention	20,178	12,505	2,287	20,488	–	55,458
Substandard	79,852	4,610	13,967	23,266	781	122,476
Doubtful	–	305	60	7	–	372

Total	$350,587	$283,943	$170,470	$145,435	$33,742	$984,177

	Consumer Loans
December 31, 2010 (Predecessor Company)	Residential Mortgage	Home Equity Lines	Other Consumer	Total
(Dollars in thousands)
Pass	$162,002	$85,000	$5,803	$252,805
Special mention	5,518	1,972	188	7,678
Substandard	6,138	2,110	172	8,420
Doubtful	119	96	–	215

Total	$173,777	$89,178	$6,163	$269,118

Capital Bank Corporation

Notes to Consolidated Financial Statements

The following is an aging analysis of the Company’s portfolio by loan class as of December 31, 2010 (Predecessor):

	Predecessor Company
December 31, 2010	30–59 Days Past Due	60–89 Days Past Due	Over 90 Days Past Due and Accruing	Non-accrual Loans	Current Loans	Total Loans
(Dollars in thousands)
Commercial real estate:
Construction and land development	$6,166	$204	$–	$50,693	$293,524	$350,587
Real estate—non-owner occupied	509	–	–	2,678	280,756	283,943
Real estate—owner occupied	3,165	–	–	8,198	159,107	170,470
Consumer real estate:
Residential mortgage	2,213	329	–	3,481	167,754	173,777
Home equity lines	498	109	–	277	88,294	89,178
Commercial and industrial	175	146	–	5,830	139,284	145,435
Consumer	4	4	–	6	6,149	6,163
Other loans	–	–	–	781	32,961	33,742

Total	$12,730	$792	$–	$71,944	$1,167,829	$1,253,295

For the period of January 29, 2011 to December 31, 2011 (Successor), the period of January 1, 2011 to January 28, 2011 (Predecessor) and the years ended December 31, 2010 and 2009 (Predecessor), no interest income was recognized on loans while in non-accrual status, including cash received for interest on these loans. Prior to the Bank Merger, cumulative interest payments collected on non-accrual loans were applied as a reduction to the principal balance. Cumulative interest payments collected on non-accrual loans totaled $837,000 as of December 31, 2010 (Predecessor).

6. Premises and Equipment

Due to the Bank Merger, the Company reported no premises and equipment on its Consolidated Balance Sheet as of December 31, 2011 (Successor). Premises and equipment as of December 31, 2010 (Predecessor):

Predecessor Company
(Dollars in thousands)	Dec. 31, 2010
Land	$6,795
Buildings and leasehold improvements	17,927
Furniture and equipment	19,163
Automobiles	265
Construction in progress	411

44,561
Less accumulated depreciation and amortization	(19,527)

$25,034

Depreciation expense for the period of January 29, 2011 to December 31, 2011 (Successor), the period of January 1, 2011 to January 28, 2011 (Predecessor) and the years ended December 31, 2010 and 2009 (Predecessor) was $1.4 million, $240 thousand, $2.6 million, and $2.9 million, respectively.

Capital Bank Corporation

Notes to Consolidated Financial Statements

7. Goodwill and Other Intangible Assets

Due to the Bank Merger, the Company reported no goodwill or other intangible assets on its Consolidated Balance Sheet as of December 31, 2011 (Successor). The changes in carrying amounts of goodwill and other intangible assets for each period presented were as follows:

Predecessor Company	Goodwill	Other Intangible Assets
		Gross	Accumulated Amortization	Net
(Dollars in thousands)
Balance at January 1, 2009	$–	$8,414	$(4,557)	$3,857
Amortization expense	–	–	(1,146)	(1,146)

Balance at December 31, 2009	–	8,414	(5,703)	2,711
Amortization expense	–	–	(937)	(937)

Balance at December 31, 2010	–	8,414	(6,640)	1,774
Amortization expense	–	–	(62)	(62)

Balance at January 28, 2011, predecessor	$–	$8,414	$(6,702)	$1,712

Successor Company	Goodwill	Other Intangible Assets
		Gross	Accumulated Amortization	Net
(Dollars in thousands)
Acquisition accounting adjustment	$–	$(8,414)	$6,702	$(1,712)
Balance at January 29, 2011, successor	50,093	5,004	–	5,004
Amortization expense	–	–	(478)	(478)
Merger of Old Capital Bank into Capital Bank, N.A.	(50,093)	(5,004)	478	(4,526)

Balance at December 31, 2011	$–	$–	$–	$–

Goodwill represents the excess of the purchase price over the fair value of acquired net assets in connection with the CBF Investment on January 28, 2011. This acquisition was nontaxable and, as a result, there is no tax basis in the goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes. Other intangible assets identified as part of the valuation of the CBF Investment were Core Deposit Intangibles (“CDI”) and the Trade Name Intangible. All of the identified intangible assets are amortized as noninterest expense over their estimated useful lives.

Other intangible assets were amortized over periods of up to ten years using an accelerated method approximating the period of economic benefits received. Due to the Bank Merger, the Company reported no intangible assets on its Consolidated Balance Sheet as of December 31, 2011 (Successor), and thus will record no amortization expense in future periods.

Prior to the Bank Merger, Goodwill was reviewed for potential impairment at least annually at the reporting unit level. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The Company’s annual goodwill impairment evaluation in the years ended December 31, 2010 and 2009 (Predecessor), respectively, did not result in a goodwill impairment charge.

Core deposit intangibles were evaluated for impairment if events and circumstances indicate a potential for impairment. Such an evaluation of other intangible assets was based on undiscounted cash flow projections. No impairment charges were recorded for other intangible assets in the years ended December 31, 2010 and 2009 (Predecessor), respectively.

Capital Bank Corporation

Notes to Consolidated Financial Statements

As of December 31, 2011 (Successor), the Company reported no goodwill or other intangible assets on its Consolidated Balance Sheet, thus no impairment evaluations were required in the successor period.

8. Deposits

Due to the Bank Merger, the Company reported no deposits on its Consolidated Balance Sheet as of December 31, 2011 (Successor). As of December 31, 2010 (Predecessor), the scheduled maturities of time deposits were as follows:

	Predecessor Company
December 31, 2010	Amount	Weighted Average Rate
(Dollars in thousands)
2011	$234,572	1.06%
2012	311,121	2.02
2013	257,327	1.76
2014	11,698	2.69
2015	58,568	2.72
Thereafter	44	2.64

	$873,330	1.74%

Time deposits of $100,000 or greater totaled $327.5 million as of December 31, 2010 (Predecessor) while brokered deposits (excluding reciprocal CDARS deposits of $29.2 million) totaled $110.5 million as of December 31, 2010 (Predecessor). Deposit overdrafts of $71,000 were included in total loans as of December 31, 2010 (Predecessor).

In the normal course of business, prior to the Bank Merger, certain directors and executive officers of the Company, including their immediate families and companies in which they have an interest, may have been deposit customers.

9. Borrowings

Due to the Bank Merger, the Company reported no outstanding borrowings on its Consolidated Balance Sheet as of December 31, 2011 (Successor). The following is an analysis of securities sold under agreements to repurchase as of December 31, 2010 (Predecessor):

	Predecessor Company
	End of Period		Daily Average Balance		Maximum Outstanding at Any Month End
December 31, 2010	Balance	Weighted Average Rate	Balance	Interest Rate
(Dollars in thousands)
Securities sold under agreements to repurchase	$–	–%	$1,564	0.32%	$5,026

Interest expense on federal funds purchased totaled $0, $0, $0, and $2,000 for the period from January 29, 2011 to December 31, 2011 (Successor), the period from January 1, 2011 to January 28, 2011 (Predecessor) and the years ended December 31, 2010 and 2009 (Predecessor), respectively. Interest expense on securities sold under agreements to repurchase totaled $0, $0, $5,000, and $21,000 for the period from January 29, 2011 to December 31, 2011 (Successor), the period from January 1, 2011 to January 28, 2011 (Predecessor) and the years ended December 31, 2010 and 2009 (Predecessor), respectively.

Capital Bank Corporation

Notes to Consolidated Financial Statements

The following table presents information regarding the Company’s outstanding borrowings as of December 31, 2010 (Predecessor):

Predecessor Company
(Dollars in thousands)	Dec. 31, 2010
FHLB advances without call options or where call options expired prior to December 31, 2010; fixed interest rates on advances outstanding as of December 31, 2010 ranging from 1.86% to 5.50%; maturity dates on those advances ranging from January 26, 2011 to January 20, 2015	$41,000
FHLB advance with next quarterly call option on February 22, 2011; fixed interest rate of 3.63%; matures on August 21, 2017	10,000
FHLB overnight borrowings; interest rate of 0.47% as of December 31, 2010, subject to change daily	20,000
Structured repurchase agreements without call options or where call options expired prior to December 31, 2010; fixed interest rates on advances outstanding as of December 31, 2010 of 3.72% and 3.79%; agreements mature on December 18, 2017	20,000
Structured repurchase agreements with various forms of call options remaining; fixed interest rates ranging from 3.56% to 4.75%; maturity dates ranging from November 6, 2016 to March 22, 2019	30,000
Federal Reserve Bank primary credit facility; current interest rate of 0.75% as of December 31, 2010	–

$121,000

Prior to the Bank Merger, advances from the FHLB totaled $51.0 million and had a weighted average rate of 4.22% as of December 31, 2010 (Predecessor). In addition, overnight borrowings on the Company’s credit line at the FHLB totaled $20.0 million as of December 31, 2010 (Predecessor). These fixed rate advances as well as the Company’s credit line with the FHLB were collateralized by eligible 1–4 family mortgages, home equity loans and commercial loans totaling $216.3 million as of December 31, 2010 (Predecessor). As of December 31, 2010 (Predecessor), the Company had $20.7 million of available borrowing capacity with the FHLB.

Outstanding structured repurchase agreements totaled $50.0 million as of December 31, 2010 (Predecessor). These repurchase agreements had a weighted average rate of 4.06% as of December 31, 2010 (Predecessor) and were collateralized by certain U.S. agency and mortgage-backed securities with a book value of $61.2 million as of December 31, 2010 (Predecessor).

Prior to the Bank Merger, the Company maintained a credit line at the FRB discount window that was used for short-term funding needs and as an additional source of liquidity. Primary credit borrowings as well as the Company’s credit line at the discount window were collateralized by eligible commercial construction as well as commercial and industrial loans totaling $125.2 as of December 31, 2010 (Predecessor). As of December 31, 2010 (Predecessor), the Company had $77.0 million of available borrowing capacity with the FRB.

Capital Bank Corporation

Notes to Consolidated Financial Statements

As of December 31, 2010 (Predecessor), the scheduled maturities of borrowings were as follows:

	Predecessor Company
December 31, 2010	Balance	Weighted Average Rate
(Dollars in thousands)
2011	$51,000	3.21%
2012	–	–
2013	3,000	1.86
2014	3,000	2.43
2015	4,000	2.92
Thereafter	60,000	3.99

	$121,000	3.54%

10. Subordinated Debentures

Capital Bank Statutory Trusts

The Company formed Capital Bank Statutory Trust I, Capital Bank Statutory Trust II and Capital Bank Statutory Trust III (the “Trusts”) in June 2003, December 2003 and December 2005, respectively. Each issued $10 million of its floating-rate capital securities (the “trust preferred securities”), with a liquidation amount of $1,000 per capital security, in pooled offerings of trust preferred securities. The Trusts sold their common securities to the Company for an aggregate of $900,000, resulting in total proceeds from each offering equal to $10.3 million, or $30.9 million in aggregate. The Trusts then used these proceeds to purchase $30.9 million in principal amount of the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Debentures”). Following payment by the Company of a placement fee and other expenses of the offering, the Company’s net proceeds from the offerings aggregated $30.0 million.

The trust preferred securities each have 30-year maturities and became redeemable after five years by the Company with certain exceptions. Prior to the redemption date, the trust preferred securities may be redeemed at the option of the Company after the occurrence of certain events, including without limitation events that would have a negative tax effect on the Company or the Trusts, would cause the trust preferred securities to no longer qualify as Tier 1 capital, or would result in the Trusts being treated as an investment company. The Trusts’ ability to pay amounts due on the trust preferred securities is solely dependent upon the Company making payment on the Debentures. The Company’s obligation under the Debentures constitutes a full and unconditional guarantee by the Company of the Trusts’ obligations under the trust preferred securities.

The securities associated with each trust are floating rate, based on 90-day LIBOR, and adjust quarterly. Trust I securities adjust at LIBOR + 3.10%, Trust II securities adjust at LIBOR + 2.85% and Trust III securities adjust at LIBOR +1.40%.

The Debentures, which are subordinate and junior in right of payment to all present and future senior indebtedness and certain other financial obligations of the Company, are the sole assets of the Trusts, and the Company’s payment under the Debentures is the sole source of revenue for the Trusts.

The assets and liabilities of the Trusts are not consolidated into the consolidated financial statements of the Company. Interest on the Debentures is included in the Consolidated Statements of Operations as interest expense. The Debentures are recorded in subordinated debentures on the Consolidated Balance Sheets. For regulatory purposes, the $30 million of trust preferred securities qualifies as Tier 1 capital, subject to certain

Capital Bank Corporation

Notes to Consolidated Financial Statements

limitations, or Tier 2 capital in accordance with regulatory reporting requirements. The Company recorded interest expense on the Debentures of $1.0 million, $74 thousand, $865 thousand, and $1.1 million for the period of January 29, 2011 to December 31, 2011 (Successor), the period of January 1, 2011 to January 28, 2011 (Predecessor) and the years ended December 31, 2010 and 2009 (Predecessor), respectively.

Private Placement Offering of Investment Units

On March 18, 2010, the Company sold 849 investment units (“Units”) to certain accredited investors for gross proceeds of $8.5 million. Each Unit was priced at $10,000 and consisted of a $3,996.90 subordinated promissory note and a number of shares of the Company’s common stock valued at $6,003.10. As a result of the sale of the Units, the Company sold $3.4 million in aggregate principal amount of subordinated promissory notes due March 18, 2020 (the “Notes”) and 1,468,770 shares of the Company’s common stock valued at $5.1 million. The Notes are recorded in subordinated debentures on the Condensed Consolidated Balance Sheets. The Company may prepay the Notes at any time after March 18, 2015 subject to regulatory approval and compliance with applicable law. The Company’s obligation to repay the Notes is subordinate to all indebtedness owed by the Company to its current and future secured creditors and general creditors and certain other financial obligations of the Company.

The Company is obligated to pay annual interest on the Notes at 10% payable in quarterly installments. The Company recorded interest expense on the Notes of $297,000, $28,000 and $266,000 for the period from January 29, 2011 to December 31, 2011 (Successor), the period from January 1, 2011 to January 28, 2011 (Predecessor) and the year ended December 31, 2010 (Predecessor), respectively.

11. Leases

Due to the Bank Merger, the company had no operating lease obligations as of December 31, 2011 (Successor). Prior to the Bank Merger, the Company had non-cancelable operating leases for its corporate office, certain branch locations and corporate aircraft that expired at various times through 2036. Certain of the leases contained escalating rent clauses, for which the Company recognized rent expense on a straight-line basis. The Company subleased certain office space and the corporate aircraft to outside parties. Future minimum lease payments under the leases and sublease receipts for years subsequent to December 31, 2010 (Predecessor) were as follows:

	Predecessor Company
December 31, 2010	Lease Payments	Sublease Receipts
(Dollars in thousands)
2011	$4,112	$383
2012	4,058	295
2013	3,919	242
2014	3,817	240
2015	3,623	247
Thereafter	29,747	62

	$49,276	$1,469

Rent expense under operating leases was $1.9 million, $343 thousand, $3.8 million and $3.3 million for the period of January 29, 2011 to December 31, 2011 (Successor), the period of January 1, 2011 to January 28, 2011 (Predecessor) and the years ended December 31, 2010 and 2009 (Predecessor), respectively.

Capital Bank Corporation

Notes to Consolidated Financial Statements

12. Related Party Transactions

Due to the Bank Merger, the Company reported no loans or deposits on its Consolidated Balance Sheet as of December 31, 2011 (Successor). Prior to the Bank Merger, in the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have an interest, were borrowers. Total loans to such groups and activity for each period presented is summarized as follows:

Predecessor Company	2011
(Dollars in thousands)
Balance as of January 1, 2011	$86,970
Advances	55
Repayments	(11,150)
Reconstitution of Board of Directors in connection with CBF Investment	(63,709)

Balance as of January 28, 2011	$12,166

Successor Company	2011
(Dollars in thousands)
Advances	$487
Repayments	(744)
Merger of Old Capital Bank into Capital Bank, N.A.	(11,909)

Balance as of December 31, 2011	$–

These transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company. Prior to the Bank Merger, certain deposits were held by related parties, and the rates and terms of these accounts are consistent with those of non-related parties.

13. Employee Benefit Plans

401(k) Retirement Plan

The Company maintains the Capital Bank 401(k) Retirement Plan (the “Plan”) for the benefit of its employees, which includes provisions for employee contributions, subject to limitation under the Internal Revenue Code, and discretionary matching contributions by the Company. The Plan provides that employee’s contributions are 100% vested at all times, and the Company’s matching contributions vest 20% after the second year of service, an additional 20% after the third and fourth years of service and the remaining 40% after the fifth year of service. Through May 31, 2009, the Company matched 100% of employee contributions up to 6% of an employee’s salary. Effective June 1, 2009, the Company suspended its discretionary matching contributions to the Plan. Aggregate matching contributions, which are recorded in salaries and employee benefits expense on the Consolidated Statements of Operations, for the period of January 29, 2011 to December 31, 2011 (Successor), the period of January 1, 2011 to January 28, 2011 (Predecessor) and the years ended December 31, 2010 and 2009 (Predecessor) were $0, $0, $0, and $387,000, respectively.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Supplemental Retirement Plans

In May 2005, the Company established two supplemental retirement plans for the benefit of certain executive officers and certain directors of the Company. The Capital Bank Defined Benefit Supplemental Executive Retirement Plan (“Executive Plan”) covers the Company’s chief executive officer and three other members of executive management. Under the Executive Plan, the participants were to receive a supplemental retirement benefit equal to a targeted percentage of the participant’s average annual salary during the last three years of employment. Under the Executive Plan, benefits vest over an eight-year period with the first 20% vesting after four years of service and 20% vesting annually thereafter. The Capital Bank Supplemental Retirement Plan for Directors (“Director Plan”) covered certain directors and provided for a fixed annual retirement benefit to be paid for a number of years equal to the director’s total years of service, up to a maximum of ten years. The Executive Plan was terminated in connection with the closing of the CBF Investment. As of December 31, 2011 (Successor), no current or former directors were participating in the Director Plan, and it is not anticipated that any current or future directors will be permitted to participate in the plan.

For the period from January 29, 2011 to December 31, 2011 (Successor), the period from January 1, 2011 to January 28, 2011 (Predecessor) and the years ended December 31, 2010 and 2009 (Predecessor), the Company recognized $106,000, $18,000, $255,000, and $236,000, respectively, of expense related to the Executive Plan; and $0, $17,000, $238,000, and $353,000, respectively, of expense related to the Director Plan. Prior to the Bank Merger, the obligations associated with the two plans were included in other liabilities on the Consolidated Balance Sheet and totaled $1.0 million (Executive Plan) and $1.6 million (Director Plan) as of December 31, 2010 (Predecessor). On January 28, 2011, cash benefit payments were made to participants from both the Executive Plan and Director Plan in connection with the controlling investment in the Company made by CBF. See Note 2 (CBF Investment) for more details on these transactions.

14. Stock-Based Compensation

Stock Options

Pursuant to the Capital Bank Corporation Equity Incentive Plan (“Equity Incentive Plan”), the Company had a stock option plan providing for the issuance of up to 1,150,000 options to purchase shares of the Company’s stock to officers and directors. As of December 31, 2011 (Successor), options for 193,600 shares of common stock were outstanding and options for 698,859 shares of common stock remained available for future issuance; however, pursuant to the Equity Incentive Plan, no option may be granted after February 21, 2012 and the Equity Incentive Plan has expired. In addition, there were 566,071 options which were assumed under various plans from previously acquired financial institutions, none of which remain outstanding. Grants of options were made by the Board of Directors or the Compensation/Human Resources Committee of the Board. All grants were made with an exercise price at no less than fair market value on the date of grant and must be exercised no later than 10 years from the date of grant.

Capital Bank Corporation

Notes to Consolidated Financial Statements

A summary of the activity of the Company’s stock option plans, including the weighted average exercise price (“WAEP”), for each period is presented below:

	Successor Company		Predecessor Company
	Period of Jan. 29 to Dec. 31, 2011		Period of Jan. 1 to Jan. 28, 2011		Year Ended Dec. 31, 2010		Year Ended Dec. 31, 2009
	Shares	WAEP	Shares	WAEP	Shares	WAEP	Shares	WAEP
Outstanding options, beginning of period	297,880	$12.11	297,880	$12.11	366,583	$11.76	377,083	$11.71
Granted	–	–	–	–	19,250	4.38	–	–
Exercised	–	–	–	–	–	–	–	–
Forfeited and expired	(104,280)	10.26	–	–	(87,953)	8.93	(10,500)	10.09

Outstanding options, end of period	193,600	$13.11	297,880	$12.11	297,880	$12.11	366,583	$11.76

Options exercisable at end of period	180,000	$13.59	226,430	$13.53	226,430	$13.53	285,983	$12.33

The following table summarizes information about the Company’s stock options as of December 31, 2011 (Successor):

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Intrinsic Value
$3.85 – $6.00	59,850	7.39	47,850	$–
$6.01 – $9.00	–	–	–	–
$9.01 – $12.00	2,500	6.15	2,500	–
$12.01 – $15.00	16,000	5.76	14,400	–
$15.01 – $18.00	64,000	3.10	64,000	–
$18.01 – $18.37	51,250	2.99	51,250	–

	193,600	4.66	180,000	$–

The fair values of options granted are estimated on the date of the grants using the Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions, including expected stock volatility, which when changed can materially affect fair value estimates. The expected life of the options used in this calculation is the period the options are expected to be outstanding. Expected stock price volatility is based on the historical volatility of the Company’s common stock for a period approximating the expected life; the expected dividend yield is based on the Company’s historical annual dividend payout; and the risk-free rate is based on the implied yield available on U.S. Treasury issues. The following weighted-average assumptions were used in determining fair value for options granted for each period presented:

Assumptions	2011	2010	2009
Dividend yield	–	–	–
Expected volatility	–	33.0%	–
Risk-free interest rate	–	3.1%	–
Expected life	–	7 years	–

Capital Bank Corporation

Notes to Consolidated Financial Statements

The weighted average fair value of options granted for the year ended December 31, 2010 (Predecessor) was $1.80. There were no options granted in the period from January 29, 2011 to December 31, 2011 (Successor), the period from January 1, 2011 to January 28, 2011 (Predecessor) or the year ended December 31, 2009 (Predecessor).

For the period from January 29, 2011 to December 31, 2011 (Successor), the period from January 1, 2011 to January 28, 2011 (Predecessor) and the years ended December 31, 2010 and 2009 (Predecessor), the Company recorded total compensation expense related to stock options of $78,000, $5,000, $54,000 and $50,000, respectively, related to stock options. On January 28, 2011, vesting was accelerated on certain outstanding stock options in connection with the controlling investment in the Company made by CBF. See Note 2 (CBF Investment) for more details.

Restricted Stock

Pursuant to the Equity Incentive Plan, the Board of Directors may grant restricted stock to certain employees and Board members at its discretion. There have been no restricted stock grants since 2008, and the Equity Incentive Plan expired on February 21, 2012. Nonvested shares were subject to forfeiture if employment was terminated prior to the vesting dates. The Company expensed the cost of the stock awards, determined to be the fair value of the shares at the date of grant, ratably over the period of the vesting.

Nonvested restricted stock activity for the year ended December 31, 2011 is summarized in the following table:

	Shares	Weighted Avg. Grant Date Fair Value
Nonvested at beginning of period	11,700	$6.00
Granted	–	–
Vested	(11,700)	6.00

Nonvested at end of period	–	$–

Total compensation expense related to these restricted stock awards for the period of January 29 to December 31, 2011 (Successor), the period of January 1, 2011 to January 28, 2011 (Predecessor) and the years ended December 31, 2010 and 2009 (Predecessor) totaled $68,000, $2,000, $106,000 and $109,000, respectively. On January 28, 2011, vesting was accelerated on certain outstanding nonvested restricted shares in connection with the controlling investment in the Company made by CBF. See Note 2 (CBF Investment) for more details.

Deferred Compensation for Non-employee Directors

The Company administered the Capital Bank Corporation Deferred Compensation Plan for Outside Directors (“Deferred Compensation Plan”). Eligible directors may have elected to participate in the Deferred Compensation Plan by deferring all or part of their directors’ fees for at least one calendar year, in exchange for common stock of the Company. If a director did not elect to defer all or part of his fees, then he was not considered a participant in the Deferred Compensation Plan. The amount deferred was equal to 125 percent of total director fees. Each participant was fully vested in his account balance. The Deferred Compensation Plan provides for payment of share units in shares of common stock of the Company after the participant ceased to serve as a director for any reason.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Upon closing of the CBF Investment, the Deferred Compensation Plan was terminated and all phantom shares in the Plan were distributed to the participants. For the period of January 29, 2011 to December 31, 2011 (Successor), the period of January 1, 2011 to January 28, 2011 (Predecessor) and the years ended December 31, 2010 and 2009 (Predecessor), the Company recognized stock-based compensation expense of $0, $35 thousand, $576 thousand and $543 thousand, respectively, related to the Deferred Compensation Plan.

15. Income Taxes

Income taxes charged to operations consisted of the following components for each period presented:

	Successor Company	Predecessor Company
(Dollars in thousands)	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Current income tax expense (benefit)	$(3,134)	–	$(272)	$(2,305)
Deferred income tax expense (benefit)	3,415	–	15,396	(4,708)

Total income tax expense (benefit)	$281	–	$15,124	$(7,013)

A reconciliation of the difference between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate for each period presented is as follows:

	Successor Company	Predecessor Company
Amount Computed	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
(Dollars in thousands)
Tax expense (benefit) at statutory rate on net income (loss) before taxes	$1,942	$203	$(15,756)	$(4,702)
State taxes, net of federal benefit	100	41	(1,894)	(558)
Increase (reduction) in taxes resulting from:
Valuation allowance on deferred tax asset	–	(187)	31,821	–
Tax-exempt interest	(296)	(57)	(945)	(1,184)
Nontaxable BOLI income	–	(3)	(238)	(622)
Taxable income on BOLI surrender	–	–	1,981	–
Equity income from investment in Capital Bank, N.A.	(1,416)	–	–	–
Other, net	(49)	3	155	53

	$281	$–	$15,124	$(7,013)

Capital Bank Corporation

Notes to Consolidated Financial Statements

	Successor Company	Predecessor Company
Percent of Pretax Income (Loss)	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Tax expense (benefit) at statutory rate on net income (loss) before taxes	35.00%	34.00%	34.00%	34.00%
State taxes, net of federal benefit	1.81	6.90	4.09	4.03
Increase (reduction) in taxes resulting from:
Valuation allowance on deferred tax asset	–	(31.33)	(68.67)	–
Tax-exempt interest	(5.34)	(9.58)	2.04	8.56
Nontaxable BOLI income	–	(0.58)	0.51	4.50
Taxable income on BOLI surrender	–	–	(4.27)	–
Equity income from investment in Capital Bank, N.A.	(25.52)	–	(4.27)	–
Other, net	(0.88)	0.59	(0.34)	(0.38)

	5.07%	–	(32.64)%	50.71%

Significant components of deferred tax assets and liabilities as of December 31, 2011 (Successor) and 2010 (Predecessor) were as follows:

	Successor Company	Predecessor Company
(Dollars in thousands)	Dec. 31, 2011	Dec. 31, 2010
Deferred tax assets:
Allowance for loan losses	$–	$14,143
ORE valuation adjustments	–	666
Intangible assets	–	1,808
Net unrealized loss on investment securities	–	790
Deferred compensation	–	2,632
Deferred rent	–	335
Non-accrual interest	–	323
Deferred gain on sale-leaseback	–	318
Stock offering costs	–	–
Net operating loss carryforwards	–	11,587
AMT credit carryforward	–	1,831
Other	–	304

Gross deferred tax assets before valuation allowance	–	34,737
Less: valuation allowance	–	(31,821)

Gross deferred tax assets after valuation allowance	–	2,916

Deferred tax liabilities:
Purchase accounting adjustment	(5,215)	–
Depreciation	–	1,202
FHLB stock dividends	–	343
Net unrealized gain on investment securities	–	–
Deferred loan origination costs	–	719
Prepaid expenses	–	515
Other	–	137

Gross deferred tax liabilities	(5,215)	2,916

Net deferred tax asset	$(5,215)	$–

Capital Bank Corporation

Notes to Consolidated Financial Statements

As of December 31, 2011 (Successor) and 2010 (Predecessor), the Company had net deferred tax liabilities and assets before valuation allowance of $5.2 million and $31.8 million, respectively. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Due to a cumulative three-year, pre-tax loss position, significant net operating losses in 2010 (Predecessor), and ongoing stress on the Company’s financial performance from elevated credit losses, the Company fully reserved its deferred tax assets as of December 31, 2010 (Predecessor). A cumulative loss position makes it more difficult for management to rely on future earnings as a reliable source of future taxable income to realize deferred tax assets. In future periods, the Company may be able to reduce some or all of the valuation allowance upon a determination that it will be able to realize such tax savings.

The Company and its subsidiaries are subject to U.S. federal income tax as well as North Carolina income tax. The Company has concluded all U.S. federal income tax matters for years through 2008.

16. Derivative Instruments

Due to the Bank Merger, the Company had no derivative instruments as of December 31, 2011 (Successor). Prior to the Bank Merger, the Company entered into interest rate lock commitments with customers and commitments to sell mortgages to investors. The period of time between the issuance of a mortgage loan commitment and the closing and sale of the mortgage loan was generally less than 60 days. Interest rate lock commitments and forward loan sale commitments represented derivative instruments which were carried at fair value. These derivative instruments did not qualify for hedge accounting. The fair values of the Company’s interest rate lock commitments and forward loan sales commitments were based on current secondary market pricing and were included on the Condensed Consolidated Balance Sheets in mortgage loans held for sale and on the Condensed Consolidated Statements of Operations in mortgage origination and other loan fees.

As of December 31, 2010 (Predecessor), the Company had $10.3 million of commitments outstanding to originate mortgage loans held for sale at fixed rates and $17.3 million of forward commitments under best efforts contracts to sell mortgages to four different investors. The fair value of the interest rate lock commitments and forward loan sales commitments were not considered material as of December 31, 2010 (Predecessor). Thus, there was no impact to the Condensed Consolidated Statements of Operations at that date.

17. Commitments, Contingencies and Concentrations of Credit Risk

Due to the Bank Merger, the Company had no outstanding commitments or contingencies as of December 31, 2011 (Successor). Prior to the Bank Merger, the Company was party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments were comprised of various types of commitments to extend credit, including unused lines of credit and overdraft lines, as well as standby letters of credit. These instruments involved, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

Prior to the Bank Merger, the Company’s exposure to credit loss in the event of nonperformance by the other party was represented by the contractual amount of those instruments. The Company used the same credit policies in making these commitments as it had for on-balance-sheet instruments. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit was based on management’s credit evaluation of the borrower. Collateral held varied but included trade accounts receivable, property, plant and equipment, and income-producing commercial properties. Since many unused lines of credit expired without being drawn upon, the total commitment amounts did not necessarily represent future cash requirements.

Capital Bank Corporation

Notes to Consolidated Financial Statements

The Company’s exposure to off-balance-sheet credit risk as of December 31, 2010 (Predecessor) was as follows:

Predecessor Company
(Dollars in thousands)	Dec. 31, 2010
Commitments to extend credit	$175,318
Standby letters of credit	10,285

Total commitments	$185,603

Due to the Bank Merger, the Company reported no loans on its Consolidated Balance Sheet as of December 31, 2011 (Successor). Prior to the Bank Merger, the majority of the Company’s lending was concentrated in Alamance, Buncombe, Catawba, Chatham, Cumberland, Granville, Johnston, Lee and Wake counties in North Carolina, and economic conditions in those and surrounding counties significantly impacted the ability of borrowers to repay their loans. As of December 31, 2010 (Predecessor), $1.07 billion (85%) of the total loan portfolio was secured by real estate, including commercial owner occupied loans. The credits in the loan portfolio were diversified, and the Company did not have significant concentrations to any one credit relationship.

Further, the Company had limited partnership investments in two related private investment funds which totaled $1.8 million as of December 31, 2010 (Predecessor). These investments were recorded on the cost basis and were included in other assets on the Condensed Consolidated Balance Sheet. Remaining capital commitments to these funds totaled $1.6 million as of December 31, 2010 (Predecessor).

18. Fair Value

Fair Value Measurements

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Prior to the Bank Merger, investment securities, available for sale, were recorded at fair value on a recurring basis. Additionally, prior to the Bank Merger, the Company may have been required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involved application of lower of cost or market accounting or write-downs of individual assets. The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Prior to the Bank Merger, investment securities, available for sale, were recorded at fair value on a recurring basis. Fair value measurement was based upon quoted prices, if available. If quoted prices were not available, fair values were measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities included those traded on an active exchange, U.S. Treasury securities that were traded by dealers or brokers in active over-the-counter markets, and money market funds. Level 2 securities included mortgage-backed securities issued by government sponsored entities and corporate entities as well as municipal bonds. Securities classified as Level 3 included corporate debt instruments that were not actively traded and where certain assumptions were used to calculate fair value.

Mortgage loans held for sale were carried at the lower of cost or estimated fair value. The fair values of mortgage loans held for sale were based on commitments on hand from investors within the secondary market for loans with similar characteristics. As such, the fair value adjustment for mortgage loans held for sale were classified as nonrecurring Level 2.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Prior to the Bank Merger, loans were not recorded at fair value on a recurring basis. However, certain loans were determined to be impaired, and those loans were charged down to estimated fair value. The fair value of impaired loans that were collateral dependent was based on collateral value. For impaired loans that were not collateral dependent, estimated value was based on either an observable market price, if available, or the present value of expected future cash flows. Those impaired loans not requiring a charge-off represent loans for which the estimated fair value exceeds the recorded investments in such loans. When the fair value of an impaired loan was based on an observable market price or a current appraised value with no adjustments, the Company recorded the impaired loan as nonrecurring Level 2. When an appraised value was not available, or management determined the fair value of the collateral was further impaired below the appraised value, and there was no observable market price, the Company classified the impaired loan as nonrecurring Level 3.

Prior to the Bank Merger, other real estate, which includes foreclosed assets, was adjusted to fair value upon transfer of loans and premises to other real estate. Subsequently, other real estate was carried at the lower of carrying value or fair value. Fair value was based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral was based on an observable market price or a current appraised value, the Company recorded other real estate as nonrecurring Level 2. When an appraised value was not available, or management determines the fair value of the collateral was further impaired below the appraised value, and there was no observable market price, the Company classified other real estate as nonrecurring Level 3.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 (Predecessor) are summarized below:

	Predecessor Company
December 31, 2010	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
(Dollars in thousands)
Investment securities—available for sale:
U.S. agency obligations	$–	$18,934	$–	$18,934
Municipal bonds	–	21,009	–	21,009
Mortgage-backed securities issued by GSEs	–	165,423	–	165,423
Non-agency mortgage-backed securities	–	6,587	–	6,587
Other securities	1,738	–	1,300	3,038

Total	$1,738	$211,953	$1,300	$214,991

Capital Bank Corporation

Notes to Consolidated Financial Statements

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for each period presented:

	Successor Company	Predecessor Company
(Dollars in thousands)	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Balance at beginning of period	$1,107	$1,300	$1,300	$2,000
Total unrealized losses included in:
Net income (loss)	–	–	–	(498)
Other comprehensive income (loss)	–	(193)	–	(202)
Purchases, sales and issuances, net	–	–	–	–
Transfers into Level 3	–	–	–	–
Merger of Old Capital Bank into Capital Bank, N.A.	(1,107)	–	–	–

Balance at end of period	$–	$1,107	$1,300	$1,300

Assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2010 (Predecessor) are summarized below:

	Predecessor Company
December 31, 2010	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
(Dollars in thousands)
Impaired loans	$–	$61,006	$14,985	$75,990
Other real estate	–	18,334	–	18,334

Fair Value of Financial Instruments

Due to the nature of the Company’s business, a significant portion of its assets and liabilities consist of financial instruments. Accordingly, the estimated fair values of these financial instruments are disclosed. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company’s financial instruments, the fair value of such instruments has been derived based on management’s assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net amounts ultimately collected could be materially different from the estimates presented below. In addition, these estimates are only indicative of the values of individual financial instruments and should not be considered an indication of the fair value of the Company taken as a whole.

Fair values of cash and cash equivalents are equal to the carrying value. Estimated fair values of investment securities are based on quoted market prices, if available, or model-based values from pricing sources for mortgage-backed securities and municipal bonds. Fair value of the loan portfolio has been estimated using the present value of expected future cash flows, discounted at a current market rate for each loan type. The amount of expected credit losses and the timing of those losses were factored into expected future cash. Carrying amounts for accrued interest approximate fair value given the short-term nature of interest receivable and payable.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Fair values of time deposits and borrowings are estimated by discounting the future cash flows using the current rates offered for similar deposits and borrowings with the same remaining maturities. Fair value of subordinated debt is estimated based on current market prices for similar trust preferred issues of financial institutions with equivalent credit risk. The estimated fair value for the Company’s subordinated debt is significantly lower than carrying value since credit spreads (i.e., spread to LIBOR) on similar trust preferred issues are currently much wider than when these securities were originally issued. Interest-bearing deposit liabilities and repurchase agreements with no stated maturities are predominately at variable rates and, accordingly, the fair values have been estimated to equal the carrying amounts (the amount payable on demand).

The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2011 (Successor) and December 31, 2010 (Predecessor) were as follows:

	Successor Company		Predecessor Company
(Dollars in thousands)	Dec. 31, 2011		Dec. 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$2,163	$2,163	$66,745	$66,745
Investment securities	–	–	223,292	223,292
Mortgage loans held for sale	–	–	6,993	6,993
Loans	–	–	1,218,418	1,146,256
Accrued interest receivable	11	11	5,158	5,158

Financial Liabilities:
Non-maturity deposits	$–	$–	$469,956	$469,956
Time deposits	–	–	873,330	885,105
Borrowings	–	–	121,000	126,787
Subordinated debentures	19,163	22,205	34,323	19,164
Accrued interest payable	73	73	1,363	1,363

Unrecognized financial instruments:
Commitments to extend credit	$–	$–	$175,318	$167,817
Standby letters of credit	–	–	10,285	10,285

19. TARP Capital Purchase Program

On December 12, 2008, the Company entered into a Securities Purchase Agreement—Standard Terms (“Securities Purchase Agreement”) with the Treasury pursuant to which, among other things, the Company sold to the Treasury for an aggregate purchase price of $41.3 million, 41,279 shares of Series A Preferred Stock and warrants to purchase up to 749,619 shares of common stock (“Warrants”) of the Company.

The Series A Preferred Stock ranked senior to the Company’s common shares and paid a compounding cumulative dividend, in cash, at a rate of 5% per annum for the first five years, and 9% per annum thereafter on the liquidation preference of $1,000 per share. While the Series A Preferred Stock was outstanding, the Company was prohibited from paying any dividend with respect to shares of common stock or repurchasing or redeeming any shares of the Company’s common shares unless all accrued and unpaid dividends were paid on the Series A Preferred Stock for all past dividend periods. The Series A Preferred Stock was non-voting, other than class voting rights on matters that could adversely affect the Series A Preferred Stock. The Series A Preferred Stock was callable at par after three years. In connection with the adoption of ARRA, subject to the approval of the Treasury and the Federal Reserve, the Company could redeem the Series A Preferred Stock at any time regardless of whether or not it had replaced such funds from any other source. The Treasury may also have

Capital Bank Corporation

Notes to Consolidated Financial Statements

transferred the Series A Preferred Stock to a third party at any time. The Series A Preferred Stock qualified as Tier 1 capital in accordance with regulatory capital requirements (See Note 20—Regulatory Matters and Restrictions).

The Warrants had a term of 10 years and were exercisable at any time, in whole or in part, at an exercise price of $8.26 per share (subject to certain anti-dilution adjustments).

The $41.3 million in proceeds was allocated to the Series A Preferred Stock and the Warrants based on their relative fair values at issuance (approximately $40.0 million was allocated to the Series A Preferred Stock and approximately $1.3 million to the Warrants). The difference between the initial value allocated to the Series A Preferred Stock of approximately $40.0 million and the liquidation value of $41.3 million was to be charged to retained earnings and accreted to preferred stock over the first five years of the contract as an adjustment to the dividend yield using the effective yield method. Thus, at the end of the five year accretion period, the preferred stock balance was to have equaled the liquidation value of $41.3 million. The amount charged to retained earnings was deducted from the numerator in calculating basic and diluted earnings per common share. For the period of January 29, 2011 to December 31, 2011 (Successor), the period of January 1, 2011 to January 28, 2011 (Predecessor) and the years ended December 31, 2010 and 2009 (Predecessor), the Company recorded accretion of the preferred stock discount $0, $24,000, $291,000, and $288,000, respectively.

The fair value of the Series A Preferred Stock was estimated using a discount rate of 11%, which approximated the dividend yield on the S&P U.S. Preferred Stock Index on the issuance date, and an expected life of five years. The fair value of each Warrant issued was estimated to be $1.42 on the date of issuance using the Black-Scholes option pricing model. The following assumptions were used in determining fair value for the Warrants:

Warrant Assumptions	December 12, 2008
Dividend yield	4.4%
Expected volatility	26.4%
Risk-free interest rate	2.6%
Expected life	10 years

On January 28, 2011, in connection with the CBF Investment, all outstanding shares of Series A Preferred Stock and the Warrants were repurchased for an aggregate purchase price of $41.3 million. The Company recognized a charge of $861,000 for dividends and accretion on preferred stock during the period of January 1, 2011 to January 28, 2011 (Predecessor), which reflected the difference between the carrying value of the preferred stock and its redemption price. See Note 2 (CBF Investment) for more details on these transactions.

20. Regulatory Matters and Restrictions

The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial position and results of operation. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below.

On October 28, 2010, Old Capital Bank entered into an informal Memorandum of Understanding (“MOU”) with the Federal Depository Insurance Corporation (“FDIC”) and the North Carolina Commissioner of Banks (“NCCOB”). An MOU is characterized by regulatory authorities as an informal action that is not published or publicly available and that is used when circumstances warrant a milder form of action than a formal supervisory

Capital Bank Corporation

Notes to Consolidated Financial Statements

action, such as a formal written agreement or order. In accordance with the terms of the MOU, Old Capital Bank agreed to, among other things, (i) increase regulatory capital to achieve and maintain a minimum Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 12%, (ii) monitor and reduce its commercial real estate concentration, (iii) timely identify and reduce its overall level of problem loans, (iv) establish and maintain an adequate allowance for loan losses, and (v) ensure adherence to loan policy guidelines. In addition, Old Capital Bank had to obtain regulatory approval prior to paying any dividends to the Company. The MOU will remain in effect until modified, terminated, lifted, suspended or set aside by the regulatory authorities. In addition, the Company consulted with the Federal Reserve prior to payment of any dividends or interest on debt.

The FDIC’s Atlanta Regional Office terminated its involvement in the MOU effective October 29, 2011, between its Board of Directors of Old Capital Bank, the FDIC and NC Commissioner of Banks. The termination was effective at close of business June 30, 2011, upon the merger of Old Capital Bank with and into NAFH Bank, which was subsequently renamed Capital Bank, National Association.

Old Capital Bank, as a North Carolina banking corporation, could pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53–87. However, state and federal regulatory authorities may limit payment of dividends by any bank for other reasons, including when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of Old Capital Bank. On February 1, 2010, the Company announced that its Board of Directors voted to suspend payment of the Company’s quarterly cash dividend to its common shareholders.

The Company and the Bank must maintain minimum capital amounts and ratios. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2011 (Successor) and 2010 (Predecessor) and the minimum requirements are presented in the following table. Due to the Bank Merger, actual capital amounts and ratios are presented for Capital Bank, N.A. in the successor period and Old Capital Bank in the predecessor period.

	Successor Company
			Minimum Requirements To Be:
December 31, 2011	Actual		Adequately Capitalized		Well Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Capital Bank Corporation:
Total capital (to risk-weighted assets)	$244,027	98.39%	$19,841	8.00%	n/a	n/a
Tier I capital (to risk-weighted assets)	240,437	96.95	9,920	4.00	n/a	n/a
Tier I capital (to average assets)	240,437	96.56	9,960	4.00	n/a	n/a

Capital Bank, N.A.:
Total capital (to risk-weighted assets)	$687,971	16.67%	$330,201	8.00%	$412,752	10.00
Tier I capital (to risk-weighted assets)	649,523	15.74	165,101	4.00	247,651	6.00
Tier I capital (to average assets)	649,523	10.38	250,180	4.00	312,725	5.00

Capital Bank Corporation

Notes to Consolidated Financial Statements

	Predecessor Company
			Minimum Requirements To Be:
December 31, 2010	Actual		Adequately Capitalized		Well Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Capital Bank Corporation:
Total capital (to risk-weighted assets)	$126,280	9.59%	$105,289	8.00%	n/a	n/a
Tier I capital (to risk-weighted assets)	106,186	8.07	52,644	4.00	n/a	n/a
Tier I capital (to average assets)	106,186	6.45	65,858	4.00	n/a	n/a

Old Capital Bank:
Total capital (to risk-weighted assets)	$124,841	9.50%	$105,112	8.00%	$131,391	10.00%
Tier I capital (to risk-weighted assets)	104,774	7.97	52,556	4.00	78,834	6.00
Tier I capital (to average assets)	104,774	6.37	65,821	4.00	82,276	5.00

21. Parent Company Financial Information

Condensed financial information of the bank holding company for each period presented is as follows:

Condensed Balance Sheets

	Successor Company	Predecessor Company
(Dollars in thousands)	Dec. 31, 2011	Dec. 31, 2010
Assets:
Cash	$2,163	$492
Investment in and advance to Capital Bank, N.A.	243,728	–
Equity investment in subsidiary	–	105,278
Note receivable due from subsidiary	3,393	3,393
Other assets	458	2,178

Total assets	$249,742	$111,341

Liabilities:
Subordinated debt	$19,163	$34,323
Dividends payable	–	258
Other liabilities	5,715	72

Total liabilities	24,878	34,653
Shareholders’ equity	224,864	76,688

Total liabilities and shareholders’ equity	$249,742	$111,341

Capital Bank Corporation

Notes to Consolidated Financial Statements

Condensed Statements of Operations

	Successor Company	Predecessor Company
(Dollars in thousands)	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Dividends from wholly-owned subsidiaries	$–	$–	$3,548	$6,409
Undistributed net income (loss) of subsidiaries	2,050	662	(63,065)	(11,245)
Equity income from investment in Capital Bank, N.A.	4,045	–	–	–
Interest income	337	43	299	46
Interest expense	1,327	101	1,140	1,072
Other expense	285	8	88	1,974

Net income (loss) before income taxes	4,820	596	(60,446)	(7,836)
Income tax expense (benefit)	(447)	–	1,020	(1,020)

Net loss	$5,267	$596	$(61,466)	$(6,816)

Capital Bank Corporation

Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows

	Successor Company	Predecessor Company
(Dollars in thousands)	Jan. 29, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Operating activities:
Net income (loss)	$5,267	$596	$(61,466)	$(6,816)
Equity in undistributed net (income) loss of subsidiaries	(2,050)	(662)	63,065	11,245
Equity income from investment in Capital Bank, N.A.	(4,045)	–	–	–
Net change in other assets and liabilities	119	34	93	1,591

Net cash provided by (used in) operating activities	(709)	(32)	1,692	6,020

Investing activities:
Payments for equity investments in subsidiary	(182,563)	41,279	(5,065)	–
Payment for note receivable due from subsidiary	–	–	(3,393)	–

Net cash provided by (used in) investing activities	(182,563)	41,279	(8,458)	–

Financing activities:
Proceeds from issuance of subordinated debt	–	–	3,393	–
Proceeds from issuance of preferred stock, net of issuance costs	–	–	–	–
Proceeds from issuance of common stock	3,885	40	5,314	700
Payments to repurchase common stock	–	–	–	–
Proceeds from CBF Investment	–	139,771	–	–
Dividends paid	–	–	(2,972)	(5,527)

Net cash provided by (used in) financing activities	3,855	139,811	5,735	(4,827)

Net change in cash and cash equivalents	(179,387)	181,058	(1,031)	1,193
Cash and cash equivalents, beginning of year	181,550	492	1,523	330

Cash and cash equivalents, end of year	$2,163	$181,550	$492	$1,523

Capital Bank Corporation

Notes to Consolidated Financial Statements

22. Selected Quarterly Financial Data (Unaudited)

Selected unaudited results of operations for each period presented are as follows:

Results of Operations	Successor Company				Predecessor Company
(Dollars in thousands except per share data)	Three Months Ended Dec. 31, 2011	Three Months Ended Sep. 30, 2011	Three Months Ended Jun. 30, 2011	Jan. 29, 2011 to Mar. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011
2011
Net interest income (loss)	$(277)	$(270)	$15,439	$10,021	$3,959
Provision for loan losses	–	–	1,283	167	40
Noninterest income	1,762	2,283	2,065	1,252	832
Noninterest expense	175	76	12,797	12,229	4,155

Net income (loss) before taxes	1,310	1,937	3,424	(1,123)	596
Income tax expense (benefit)	(168)	(117)	1,115	(549)	–

Net income (loss)	1,478	2,054	2,309	(574)	596
Dividends and accretion on preferred stock	–	–	–	–	861

Net income (loss) attributable to common shareholders	$1,478	$2,054	$2,309	$(574)	$(265)

Earnings (loss) per share—basic	$0.02	$0.02	$0.03	$(0.01)	$(0.02)

Earnings (loss) per share—diluted	$0.02	$0.02	$0.03	$(0.01)	$(0.02)

	Predecessor Company
	Three Months Ended
(Dollars in thousands except per share data)	December 31	September 30	June 30	March 31
2010
Net interest income	$12,287	$13,382	$12,744	$12,550
Provision for loan losses	20,011	6,763	20,037	11,734
Noninterest income	8,004	2,500	2,514	2,531
Noninterest expense	15,129	14,210	12,380	12,590

Net loss before taxes	(14,849)	(5,091)	(17,159)	(9,243)
Income tax expense (benefit)	18,634	3,975	(3,576)	(3,909)

Net loss	(33,483)	(9,066)	(13,583)	(5,334)
Dividends and accretion on preferred stock	589	588	589	589

Net loss attributable to common shareholders	$(34,072)	$(9,654)	$(14,172)	$(5,923)

Earnings (loss) per share—basic	$(2.59)	$(0.74)	$(1.09)	$(0.49)

Earnings (loss) per share—diluted	$(2.59)	$(0.74)	$(1.09)	$(0.49)

Green Bankshares, Inc.

Unaudited Consolidated Financial Statements as of and for the Three and Six Months Ended June 30, 2012

GREEN BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars and shares in thousands, except per share amounts)

	Successor Company	Successor Company
(Dollars and shares in thousands, except per share data)	June 30, 2012	December 31, 2011
Assets
Cash and due from banks	$653	$2,091
Other assets	4,451	3,804
Equity method investment in Capital Bank, NA	324,281	315,293

Total assets	$329,385	$321,188

Liabilities and Shareholders’ Equity
Liabilities
Subordinated debentures	$45,798	$45,180
Deferred income tax liability	15,620	15,608
Accrued interest payable and other liabilities	307	255

Total liabilities	61,725	61,043

Shareholders’ Equity
Preferred stock: no par value: 1,000 shares authorized, 0 shares outstanding	–	–
Common stock—$.01 par value: 300,000 shares authorized, 133,160 shares outstanding	1,332	1,332
Additional paid in capital	257,628	257,627
Retained earnings	8,969	2,647
Accumulated other comprehensive (loss)	(269)	(1,461)

Total shareholders’ equity	267,660	260,145

Total Liabilities and Shareholders’ Equity	$329,385	$321,188

See accompanying notes to consolidated financial statements

GREEN BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars and shares in thousands, except per share amounts)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Interest and dividend income
Loans, including fees	$–	$23,804	$–	$48,404
Investment securities:
Taxable	–	1,686	–	3,088
Tax-exempt	–	281	–	586
Federal Home Loan Bank and other stock	–	134	–	272
Federal funds sold and other	–	170	–	350

Total interest income	–	26,075	–	52,700

Interest expense
Deposits	–	4,561	–	9,892
Federal funds purchased and repurchase agreements	–	4	–	8
Federal Home Loan Bank advances and notes payable	–	1,570	–	3,113
Subordinated debentures	841	488	1,683	969

Total interest expense	841	6,623	1,683	13,982

Net interest income (loss)	(841)	19,452	(1,683)	38,718
Provision for loan losses	–	14,333	–	28,229

Net interest income (loss) after provision for loan losses	(841)	5,119	(1,683)	10,489
Non-interest income
Equity method income in Capital Bank, NA	3,801	–	7,796	–
Service charges on deposit accounts	–	6,377	–	12,208
Other charges and fees	–	369	–	799
Trust and investment services income	–	497	–	1,012
Mortgage banking income	–	112	–	199
Other income	16	881	32	1,646

Total non-interest income	3,817	8,236	7,828	15,864
Non-interest expense
Salaries and employee benefits	–	8,203	–	17,311
Net occupancy and equipment expense	–	2,348	–	5,020
Foreclosed asset related expense	–	6,294	–	10,097
Other expense	430	7,925	624	15,370

Total non-interest expense	430	24,770	624	47,798
Income (loss) before income taxes	2,546	(11,415)	5,521	(21,445)
Income tax benefit	(503)	(281)	(801)	–
Net income (loss)	$3,049	$(11,134)	$6,322	$(21,445)
Preferred dividends earned by preferred shareholders and discount accretion	–	1,250	–	2,500
Net income (loss) allocated to common shareholders	$3,049	$(12,384)	$6,322	$(23,945)

Basic income (loss) per common share	$0.02	$(0.94)	$0.05	$(1.83)

Diluted income (loss) per common share	$0.02	$(0.94)	$0.05	$(1.83)

See accompanying notes to consolidated financial statements

GREEN BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(Dollars and shares in thousands, except per share amounts)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011
Net income (loss)	$3,049	$(11,134)	$6,322	$(21,445)
Other comprehensive income:
Unrealized holding gains on available for sale securities	–	1,768	–	1,831
Unrealized holding gains from investment in Capital Bank NA	3,255	–	1,940	–

Net unrealized holding gains on available for sale securities	3,255	1,768	1,940	1,831
Tax effect	(1,254)	(693)	(748)	(718)

Other comprehensive income, net of tax:	2,001	1,075	1,192	1,113

Comprehensive income (loss)	$5,050	$(10,059)	$7,514	$(20,332)

GREEN BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Successor Company	Predecessor Company
	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Cash flows from operating activities
Net income (loss)	$6,322	$(21,445)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity income from investment in Capital Bank, NA	(7,796)	–
Provision for loan losses	–	28,229
Depreciation and amortization	–	3,442
Security amortization and accretion, net	–	199
Net gain on sale of mortgage loans	–	(185)
Originations of mortgage loans held for sale	–	(14,560)
Proceeds from sales of mortgage loans	–	15,427
Increase in cash surrender value of life insurance	–	(561)
Net losses from sales of fixed assets	–	223
Stock-based compensation expense	–	287
Net loss on other real estate and repossessed assets	–	6,429
Amortization of subordinated debenture discount	618	–
Change in other assets	(647)	12,193
Change in accrued interest payable and other liabilities	65	2,779

Net cash (used in) provided by operating activities	(1,438)	32,457
Cash flows from investing activities
Purchase of securities available for sale	–	(59,790)
Proceeds from maturities of securities available for sale	–	45,868
Proceeds from maturities of securities held to maturity	–	465
Net change in loans	–	111,627
Proceeds from sale of other real estate	–	15,154
Improvements to other real estate	–	(261)
Proceeds from sale of fixed assets	–	7
Premises and equipment expenditures	–	(516)

Net cash provided by investing activities	–	112,554
Cash flows from financing activities
Net change in deposits	–	(93,466)
Net change in repurchase agreements	–	(700)
Repayments of FHLB advances and notes payable	–	(794)
Net cash used in financing activities	–	(94,960)

Net change in cash and cash equivalents	(1,438)	50,051
Cash and cash equivalents, beginning of year	2,091	294,214
Cash and cash equivalents, end of year	$653	$344,265
Supplemental disclosures—cash and noncash
Interest paid	$1,066	$13,313
Loans converted to other real estate	–	41,261
Loans originated to finance / sell other real estate	–	1,568
Preferred dividends declared	–	1,806

See accompanying notes to consolidated financial statements

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands except per share data)

Note 1 – Basis of Presentation & Accounting Policies

Green Bankshares, Inc. (“the Company”) is a bank holding company headquartered in Greeneville, Tennessee. Prior to September 7, 2011, the Company conducted its business primarily through its wholly-owned subsidiary, GreenBank. On September 7, 2011 (the “Merger Date”), the Bank (as defined below) merged with and into Capital Bank, a subsidiary of our majority shareholder, Capital Bank Financial Corp. (“CBF”), in an all-stock transaction, with Capital Bank, National Association (“Capital Bank, NA) as the surviving entity (the “Bank Merger”). Pursuant to the Bank Merger, the Company acquired an approximately 34% ownership interest in Capital Bank, NA which is recorded as an equity-method investment in that entity. As of June 30, 2012, the Company’s investment in Capital Bank, NA totaled $324,281 which reflected the Company’s pro rata ownership of Capital Bank, NA’s total shareholders’ equity. In periods subsequent to the Merger Date, the Company will adjust this equity investment balance based on its equity in Capital Bank, NA’s net income and comprehensive income. In connection with the Bank Merger, assets and liabilities of the Bank were de-consolidated from the Company’s balance sheet resulting in a significant decrease in the total assets and total liabilities of the Company in the third quarter of 2011. Accordingly, as of June 30, 2012 and December 31, 2011, no investments, loans or deposits are reported on the Company’s Consolidated Balance Sheet. Subsequent to the Merger Date, the Company’s significant assets and liabilities are comprised of cash, its equity method investment in Capital Bank, NA, deferred income tax liabilities and trust preferred securities. The Company’s operating results subsequent to the Merger Date include the Company’s proportionate share of equity method income from Capital Bank, NA and interest expense resulting from the outstanding trust preferred securities issued by the Company. Unless otherwise specified, this report describes Green Bankshares, Inc. and its subsidiaries including GreenBank through the Merger Date, and subsequent to that date, includes only Green Bankshares, Inc, and its equity method investment in Capital Bank, NA.

As used in this document, the terms “we,” “us,” “our,” “Green Bankshares,” and “Company” mean Green Bankshares, Inc. and its subsidiaries (unless the context indicates another meaning) and the term “Bank” means GreenBank, and, after the Bank Merger, its successor entities.

Capital Bank Financial Corp. Investment

On September 7, 2011 (the “Transaction Date”), the Company completed the issuance and sale to CBF of 119.9 million shares of common stock for aggregate consideration of $217,019 (the “CBF Investment”). The consideration consisted of approximately $148,319 in cash and approximately $68,700 in the form of a contribution to the Company of all 72,278 outstanding shares of Series A Preferred Stock previously issued to the U.S. Treasury Department (“Treasury”) under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company’s common stock, which CBF purchased directly from the Treasury. The Series A Preferred Stock and the related warrant were retired on September 7, 2011 and are no longer outstanding.

As a result of the CBF Investment, pursuant to which CBF acquired approximately 90% of the voting securities of the Company, the Company followed the acquisition method of accounting as required by the Business Combinations Topic of the FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under the accounting guidance the application of “push down” accounting was applied.

Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. In addition to the new accounting basis established for assets, liabilities and noncontrolling interests, acquisition accounting also requires the reclassification of any retained earnings from periods prior to the acquisition to be recognized as common share equity and the

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands except per share data)

Note 1 – Basis of Presentation & Accounting Policies (Continued)

elimination of any accumulated other comprehensive income or loss and surplus within the Company’s Shareholders’ Equity section of the Company’s Consolidated Financial Statements. Accordingly, retained earnings and accumulated other comprehensive income at June 30, 2012 and December 31, 2011 represent only the results of operations subsequent to September 7, 2011, the date of the CBF Investment.

Balances and activity in the Company’s consolidated financial statements prior to the CBF Investment have been labeled with “Predecessor Company” while balances and activity subsequent to the CBF Investment have been labeled with “Successor Company.” Balances and activity prior to the CBF Investment (Predecessor Company) are not comparable to balances and activity from periods subsequent to the CBF Investment (Successor Company) due to new accounting bases as a result of recording them at their fair values as of the CBF Investment date rather than their historical cost basis. To call attention to this lack of comparability, the Company has placed a black line between Successor Company and Predecessor Company columns in the Consolidated Financial Statements, the tables in the notes to the statements, and in the Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Critical Accounting Policies

The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information and an additional description of the Company’s accounting policies, refer to the Company’s consolidated financial statements for the year ended December 31, 2011.

The accounting and reporting policies conform to general practices within the banking industry. The following is a summary of the more significant of these policies.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share is net income (loss) allocated to common shareholders divided by the weighted average number of common shares and vested restricted shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options, warrants and restricted shares computed using the treasury stock method.

Earnings (loss) per share have been computed based on the following for the periods ended:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Weighted average number of common shares outstanding:
Basic	133,160	13,127	133,160	13,118
Dilutive effect of options outstanding	–	–	–	–
Dilutive effect of restricted shares	–	–	–	–
Dilutive effect of warrants outstanding	–	–	–	–

Diluted	133,160	13,127	133,160	13,118

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands except per share data)

Note 1 – Basis of Presentation & Accounting Policies (Continued)

The dilutive effect of stock options and warrants and the dilutive effect of unvested restricted shares are the only common stock equivalents for purposes of calculating diluted earnings per common share.

Weighted average anti-dilutive stock options and warrants and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
Anti-dilutive stock options	313	344	313	345
Anti-dilutive restricted stock awards	–	93	–	86
Anti-dilutive warrants	–	635	–	635

Income Taxes

Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

The predecessor company filed a consolidated Federal and Tennessee income tax return for the short tax period ended September 7, 2011. For the tax periods ending December 31, 2011 and December 31, 2012, the successor company will be included in CBF’s consolidated Federal and Tennessee consolidated income tax return.

Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. ASU 2011-12 amended one of the requirements of Update 2011-05. Under the amendments in Update 2011-05, entities are required to present reclassification adjustments and the effect of those reclassification adjustments on the face of the financial statements where net income is presented, by component of net income, and on the face of the financial statements where other comprehensive income is presented, by component of other comprehensive income. In addition, the amendments in Update 2011-05 require that reclassification adjustments be presented in interim financial periods. The amendments in this Update are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU 2011-12 did not have an impact on the Company’s consolidated financial condition or results of operations but did alter disclosures.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands except per share data)

Note 1 – Basis of Presentation & Accounting Policies (Continued)

Also in December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Stands Update No. 2011-05. ASU 2011-12 amended one of the requirements of Update 2011-05. Under the amendments in Update 2011-05, entities are required to present reclassification adjustments and the effect of those reclassification adjustments on the face of the financial statements where net income is presented, by component of net income, and on the face of the financial statements where other comprehensive income is presented, by component of other comprehensive income. In addition, the amendments in Update 2011-05 require that reclassification adjustments be presented in interim financial periods. The amendments in this Update are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU 2011-12 did not have an impact on the Company’s consolidated financial condition or results of operations but did alter disclosures.

In September 2011, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 amended guidance on the annual goodwill impairment test performed by the Company. Under the amended guidance, the Company will have the option to first assess qualitative factors to determine whether it is necessary to perform a two-step impairment test. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than the carrying value, the quantitative impairment test is required. If the Company believes the fair value of a reporting unit is greater than the carrying value, no further testing is required. A company can choose to perform the qualitative assessment on some or none of its reporting entities. The amended guidance includes examples of events and circumstances that might indicate that a reporting unit’s fair value is less than its carrying amount. These include macro-economic conditions such as deterioration in the entity’s operating environment, entity-specific events such as declining financial performance, and other events such as an expectation that a reporting unit will be sold. The amended guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of ASU 2011-08 did not have an impact on the Company’s consolidated financial condition or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current guidance by (i) eliminating the option to present components of other comprehensive income (OCI) as part of the statement of changes in shareholders’ equity, (ii) requiring the presentation of each component of net income and each component of OCI either in a single continuous statement or in two separate but consecutive statements, and (iii) requiring the presentation of reclassification adjustments on the face of the statement. The amendments of ASU 2011-05 do not change the option to present components of OCI either before or after related income tax effects, the items that must be reported in OCI, when an item of OCI should be reclassified to net income, or the computation of earnings per share (which continues to be based on net income). ASU 2011-05 is effective for interim and annual periods beginning on or after December 15, 2011 for public companies, with early adoption permitted and retrospective application required. The adoption of ASU 2011-05 did not have an impact on the Company’s consolidated financial condition or results of operations but did alter disclosures.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”). The amended guidance of ASU 2011-04 (i) clarifies how a principal market is determined, (ii) establishes the valuation premise for the highest and best use of nonfinancial assets, (iii) addresses the fair value measurement of instruments with offsetting market or counterparty credit risks, (iv) extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and (v) requires additional disclosures including

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands except per share data)

Note 1 – Basis of Presentation & Accounting Policies (Continued)

transfers between Level 1 and Level 2 of the fair value hierarchy, quantitative and qualitative information and a description of an entity’s valuation process for Level 3 fair value measurements, and fair value hierarchy disclosures for financial instruments not measured at fair value. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of ASU 2011-04 did not have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables. The new guidance amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The adoption of ASU 2011-02 did not have a material impact on the Company’s consolidated financial condition or results of operations.

In January 2011, the FASB issued ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, to amend ASC Topic 310, Receivables. The amendments in this update temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for public entities. The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.

Note 2 – Equity Method Investment in Capital Bank, NA

On September 7, 2011, GreenBank, which was formerly a wholly-owned subsidiary of the Company, merged with and into Capital Bank, NA, a national banking association and subsidiary of TIB Financial Corp. (the “TIB Financial”), a corporation organized under the laws of the State of Florida, Capital Bank Corporation, a corporation organized under the laws of the state of North Carolina (“Capital Bank Corp.”) and CBF, with Capital Bank, NA as the surviving entity. Pursuant to the merger agreement dated September 7, 2011, between Capital Bank, NA and the Bank, the Company exchanged its 100% ownership interest in GreenBank for an approximately 34% ownership interest in the surviving combined entity, Capital Bank, NA.

CBF is the owner of approximately 90% of the Company’s common stock, approximately 83% of Capital Bank Corp’s common stock and approximately 94% of TIB Financial’s common stock. TIB Bank, the former wholly-owned banking subsidiary of TIB Financial, merged with and into Capital Bank, NA (formerly known as NAFH National Bank) on April 29, 2011. Capital Bank, the former wholly-owned banking subsidiary of Capital Bank Corp. merged with and into Capital Bank, NA (formerly known as NAFH National Bank) on June 30, 2011.

The Company’s approximately 34% ownership interest in Capital Bank, NA is recorded as an equity-method investment in that entity. As of June 30, 2012, the Company’s investment in Capital Bank, NA totaled $324,281 which reflected the Company’s pro rata ownership of Capital Bank, NA’s total shareholders’ equity. In periods subsequent to the Merger Date, the Company will adjust this equity investment balance based on its equity in Capital Bank, NA’s net income and comprehensive income.

In connection with the Bank Merger, assets and liabilities of the Bank were de-consolidated from the Company’s balance sheet resulting in a significant decrease in the total assets and total liabilities of the Company

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands except per share data)

Note 2 – Equity Method Investment in Capital Bank, NA (Continued)

in the third quarter of 2011. Accordingly, as of June 30, 2012, no investments, loans or deposits are reported on the Company’s Consolidated Balance Sheet. Subsequent to the Merger Date, the Company’s significant assets and liabilities are comprised of cash, its equity method investment in Capital Bank, NA, deferred income tax liabilities and trust preferred securities. The Company’s operating results subsequent to the Merger Date include the Company’s proportionate share of equity method income from Capital Bank, NA and interest expense resulting from the outstanding trust preferred securities issued by the Company. Unless otherwise specified, this report describes Green Bankshares, Inc. and its subsidiaries including GreenBank through the Merger Date, and subsequent to that date, includes only Green Bankshares, Inc., and its equity method investment in Capital Bank, NA.

The mergers of the Bank, Capital Bank and TIB Bank into Capital Bank, NA were restructuring transactions between commonly-controlled entities. The difference between the amount of the Company’s initial equity method investment in Capital Bank, NA, subsequent to the Bank Merger, and the Company’s investment in the Bank, immediately preceding the Bank Merger, was accounted for as a change in additional paid in capital. Additionally, at the time of the Bank Merger, due to the de-consolidation of the Bank, the balance of accumulated other comprehensive income was reclassified as additional paid in capital. As the Company began to account for its investment in the combined entity under the equity method subsequent to September 7, 2011, the Company’s proportional share of earnings of $3,801 and $7,796 was recorded in “Equity in income from investment in Capital Bank, NA” in the Company’s Consolidated Statements of Income for the three and six months ended June 30, 2012, respectively.

At June 30, 2012, the Company’s net investment of $324,281 in Capital Bank, NA, was recorded in the Consolidated Balance Sheet as “Equity method investment in Capital Bank, NA.”

As discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2011, the initial estimated fair values of assets and liabilities acquired were based upon information that was available at the time to make preliminary estimates of fair value. The Company expected to obtain additional information during the measurement period which could result in changes to the estimated fair value amounts. The Company is still within the measurement period and has not yet finalized its estimates of fair value. However, as required by the acquisition method of accounting, the Company has retrospectively adjusted certain preliminary estimates to reflect refinements of estimates of fair values and new information obtained about facts and circumstances that existed as of the acquisition date. As a result of the Bank Merger, such changes are principally reflected in the accompanying financial statements as changes in the Company’s equity method investment in Capital Bank, NA. The most significant refinements include: (1) increases in the collectability of certain legacy bank fully charged-off loan balances and fees; (2) an increase in the estimated fair value of the core deposit intangible assets; (3) an increase in deferred tax assets related to the other fair value estimate changes offset by a reduction of expected realization of items considered to be built in losses; and (4) an increase in Goodwill caused by the net effect of these adjustments. Accordingly, the financial statements herein reflect a decrease of $50 in the Company’s investment in Capital Bank, NA, a decrease of $232 in accrued interest payable and other liabilities, an increase of $86 in the deferred tax liability and a decrease of $96 in additional paid in capital.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands except per share data)

Note 2 – Equity Method Investment in Capital Bank, NA (Continued)

The following table presents summarized financial information for the Company’s equity method investee; Capital Bank, NA. Prior to September 7, 2011, there was no equity method investment:

	Three Months Ended June 30, 2012	Six Months Ended June 30, 2012
Interest income	$72,893	$147,025
Interest expense	8,000	16,725

Net interest income	64,893	130,300
Provision for loan losses	6,608	11,984
Non-interest income	12,298	26,912
Non-interest expense	52,799	108,017
Net income	11,326	23,234

Note 3 – Capital Requirements

As discussed in Note 1, due to the deconsolidation of the Bank during the third quarter of 2011, no capital ratios for the Bank as of June 30, 2012 and December 31, 2011 are reported in the Company’s notes to consolidated financial statements.

The Company (on a consolidated basis) is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements results in certain discretionary and required actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial position and results of operations. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Capital Adequacy and Ratios

To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At June 30, 2012, the Company maintained capital ratios exceeding the requirement to be considered adequately capitalized. These minimum amounts and ratios along with the actual amounts and ratios for the Company as of June 30, 2012 and December 31, 2011 are presented in the following tables.

	Well Capitalized Requirement		Adequately Capitalized Requirement		Actual
June 30, 2012 (Successor Company)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 Capital (to Average Assets)
Green Bankshares, Inc.	N/A	N/A	$13,039	4.0%	$313,726	96.2%
Tier 1 Capital (to Risk Weighted Assets)
Green Bankshares, Inc.	N/A	N/A	$13,048	4.0%	$313,726	96.2%
Total Capital (to Risk Weighted Assets)
Green Bankshares, Inc.	N/A	N/A	$26,096	8.0%	$313,726	96.2%

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands except per share data)

Note 3 – Capital Requirements (Continued)

	Well Capitalized Requirement		Adequately Capitalized Requirement		Actual
December 31, 2011 (Successor Company)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 Capital (to Average Assets)
Green Bankshares, Inc.	N/A	N/A	$12,186	4.0%	$306,786	100.7%
Tier 1 Capital (to Risk Weighted Assets)
Green Bankshares, Inc.	N/A	N/A	$12,674	4.0%	$306,786	96.8%
Total Capital (to Risk Weighted Assets)
Green Bankshares, Inc.	N/A	N/A	$25,348	8.0%	$306,786	96.8%

Management believes, as of June 30, 2012, that the Company meets all capital requirements to which it is subject. Tier 1 Capital for the Company includes the trust preferred securities that were issued in July 2001, September 2003, June 2005, December 2005 and May 2007 to the extent allowable.

During the third quarter of 2011, the FDIC and the Tennessee Department of Financial Institutions (“TDFI”) issued a consent order against the Bank aimed at strengthening the Bank’s operations and its financial condition. The order’s provisions included requirements similar to those that the Bank had already informally committed to comply with, including requirements to maintain the Bank’s capital ratios above those levels required to be considered “well-capitalized” under federal banking regulations. As a result of the subsequent Bank Merger, the consent order is no longer in effect.

Subsidiary Dividend Limitations

In August 2010, Capital Bank, NA entered into an Operating Agreement (the “OCC Operating Agreement”) with the Office of the Comptroller of the Currency (the “OCC”). Currently, the OCC Operating Agreement with Capital Bank, NA prohibits the Bank from paying a dividend for three years following July 16, 2010, the date Capital Bank, NA acquired the assets and certain deposits of three failed banks from the Federal Deposit Insurance Corporation. Once the three-year period has elapsed, the agreement imposes other restrictions on Capital Bank, NA’s ability to pay dividends including requiring prior approval from the OCC before any distribution is made.

Dividends that may be paid by a national bank without express approval of the OCC are limited to that bank’s retained net profits for the preceding two years plus retained net profits up to the date of any dividend declaration in the current calendar year. Based on the retained net profits of the Bank, declaration of dividends by the Bank to the Company during 2012, if not subject to other restrictions, would have been limited to approximately $21,421.

Note 4 – Fair Value Measurements

ASC 820-10 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands except per share data)

Note 4 – Fair Value Measurements (Continued)

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data; and

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Valuation of securities available for sale

The fair values of securities available for sale are determined by (1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs), (2) matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs) and (3) for collateralized debt obligations, custom discounted cash flow modeling (Level 3 inputs).

Valuation of Impaired Loans and Other Real Estate Owned

The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. The Company generally uses independent external appraisers in this process who routinely make adjustments to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value. The Company’s policy is to update appraisals, at a minimum, annually for all classified assets, which include collateral dependent loans and OREO. We consider appraisals dated within the past 12 months to be current and do not typically make adjustments to such appraisals. In the Company’s process for reviewing third-party prepared appraisals, any differences of opinion on values, assumptions or adjustments to comparable sales data are typically reconciled directly with the independent appraiser prior to acceptance of the final appraisal. As discussed in Note 2 Equity Method Investment in Capital Bank, NA, due to the deconsolidation of the Bank during the third quarter of 2011, the Company had no loans or OREO measured at fair value on a recurring or non recurring basis as of June 30, 2012 and December 31, 2011.

Assets and Liabilities Measured on a Recurring Basis

As discussed in Note 2 Equity Method Investment in Capital Bank, NA, due to the deconsolidation of the Bank during the third quarter of 2011, the Company had no loans or OREO measured at fair value on a recurring or non recurring basis as of June 30, 2012 and December 31, 2011.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands except per share data)

Note 4 – Fair Value Measurements (Continued)

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and six months ended June 30, 2011 and held at June 30, 2011, respectively.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Collateralized Debt Obligations
Predecessor Company	2011
Beginning balance, April 1,	$638
Included in earnings—other than temporary impairment	–
Included in other comprehensive income	–
Transfer in to Level 3	–
Ending balance June 30,	$638

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Collateralized Debt Obligations
Predecessor Company	2011
Beginning balance, January 1,	$638
Included in earnings—other than temporary impairment	–
Included in other comprehensive income	–
Transfer in to Level 3	–
Ending balance June 30,	$638

Financial Assets and Liabilities

Fair values of cash and cash equivalents are equal to the carrying value. Fair value of subordinated debt is estimated based on management’s assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands except per share data)

Note 4 – Fair Value Measurements (Continued)

The carrying amounts and estimated fair values of financial instruments, at June 30, 2012 and December 31, 2011 are as follows:

	Fair Value Measurements
Successor Company June 30, 2012	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3

Financial assets:
Cash and cash equivalents	$653	$653	$653	$–	$–
Financial liabilities:
Subordinated debentures	45,798	46,781	–	–	46,781

Successor Company December 31, 2011

Financial assets:
Cash and cash equivalents	$2,091	$2,091	$2,091	$–	$–
Financial liabilities:
Subordinated debentures	45,180	47,547	–	–	47,547

Green Bankshares, Inc.

Consolidated Financial Statements as of and for December 31, 2011 and 2010 and for the Years Ended December 31, 2011, 2010 and 2009

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders

of Green Bankshares, Inc.

In our opinion, the accompanying consolidated balance sheet as of December 31, 2011 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the period September 8, 2011 to December 31, 2011 present fairly, in all material respects, the financial position of Green Bankshares, Inc. and its subsidiaries (Successor Company) at December 31, 2011 and the results of their operations and their cash flows for the period September 8, 2011 to December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Ft. Lauderdale, FL

April 9, 2012

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders

of Green Bankshares, Inc.

In our opinion, the accompanying consolidated statements of income, changes in shareholders’ equity, and cash flows for the period January 1, 2011 to September 7, 2011 present fairly, in all material respects, the results of operations and cash flows of Green Bankshares, Inc. and its subsidiaries (Predecessor Company) for the period January 1, 2011 to September 7, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Ft. Lauderdale, FL

April 9, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND SHAREHOLDERS

GREEN BANKSHARES, INC.

We have audited the accompanying consolidated balance sheet of Green Bankshares, Inc. and subsidiaries (Predecessor Company) as of December 31, 2010, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Green Bankshares, Inc. and subsidiaries (Predecessor Company) as of December 31, 2010, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Effective January 1, 2009, the Company changed its method of accounting for other-than-temporary impairments of debt securities in connection with the adoption of revised accounting guidance issued by the Financial Accounting Standards Board.

/s/ Dixon Hughes Goodman LLP

(formerly Dixon Hughes PLLC)

Atlanta, Georgia

March 15, 2011

GREEN BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2010

(Amounts in thousands, except share and per share data)

	Successor Company	Predecessor Company
	Dec. 31 2011	Dec. 31 2010
ASSETS
Cash and due from banks	$2,091	$289,358
Federal funds sold	–	4,856

Cash and cash equivalents	2,091	294,214
Investment in Capital Bank, N.A.	315,343
Securities available-for-sale (“AFS”)	–	202,002
Securities held-to-maturity (with a December 31, 2010 market value of $467)	–	465
FHLB and other stock, at cost	–	12,734
Loans held for sale	–	1,299
Loans, net of unearned income	–	1,745,378
Allowance for loan losses	–	(66,830)
Other real estate owned and repossessed assets	–	60,095
Bank premises and equipment, net	–	78,794
Cash surrender value of life insurance	–	31,479
Core deposit and other intangibles	–	6,751
Deferred Tax Asset ( December 31, 2010 net of valuation allowance of $43,455)	–	2,177
Other assets	3,804	37,482

Total assets	$321,238	$2,406,040

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing deposits	$–	$152,752
Interest-bearing deposits	–	1,822,703
Brokered deposits	–	1,399

Total deposits	–	1,976,854
Federal funds purchased	–	–
Repurchase agreements	–	19,413
FHLB advances and notes payable	–	158,653
Subordinated debentures	45,180	88,662
Deferred Tax Liability	15,522	–
Accrued interest payable and other liabilities	487	18,561

Total liabilities	$61,189	$2,262,143

SHAREHOLDERS’ EQUITY
Preferred stock: no par value, 1,000,000 shares authorized; 0 and 72,278 shares outstanding	$–	$68,121
Common stock: $.01 and $2 par value, 300,000,000 and 20,000,000 shares authorized; 133,160,384 and 13,188,896 shares outstanding	1,332	26,378
Common stock warrants	–	6,934
Additional paid in capital	257,531	188,901
Retained earnings (deficit)	2,647	(147,436)
Accumulated other comprehensive income	(1,461)	999

Total shareholders’ equity	260,049	143,897

Total liabilities & shareholders’ equity	$321,238	$2,406,040

See accompanying notes.

GREEN BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2011, 2010 and 2009

(Amounts in thousands, except share and per share data)

	Successor Company	Predecessor Company
			Year Ended
	Sept 8 - Dec 31 2011	Jan 1 - Sept 7 2011	Dec. 31 2010	Dec. 31 2009
Interest income:
Interest and fees on loans	$–	$65,258	$113,721	$129,212
Taxable securities	–	4,290	4,938	7,035
Nontaxable securities	–	790	1,241	1,260
FHLB and other stock	–	374	530	573
Federal funds sold and other	–	468	434	376

Total interest income	–	71,180	120,864	138,456
Interest expense:
Deposits	–	12,764	28,434	45,768
Federal funds purchased and repurchase agreements	–	11	22	29
FHLB advances and notes payable	–	4,314	6,835	9,557
Subordinated debentures	977	1,315	1,980	2,577

Total interest expense	977	18,404	37,271	57,931
Net interest income	(977)	52,776	83,593	80,525
Provision for loan losses	–	43,742	71,107	50,246

Net interest income (loss) after provision for loan losses	(977)	9,034	12,486	30,279
Non-interest income:
Service charges on deposit accounts	–	16,346	24,179	23,738
Other charges and fees	–	1,147	1,791	1,999
Trust and investment services income	–	1,457	2,842	1,977
Mortgage banking income	–	271	703	383
Equity Method Income in Capital Bank NA	3,446	–	–	–
Other income	19	2,258	3,122	3,042
Securities gains (losses), net
Realized gains (losses), net	–	6,324	–	1,415
Other-than-temporary impairment	–	–	(553)	(1,678)
Less non-credit portion recognized in other comprehensive income	–	–	460	702

Total non-interest income	3,465	27,803	32,544	31,578
Non-interest expense:
Employee compensation	–	21,560	31,990	30,611
Employee benefits	–	2,458	3,378	3,835
Occupancy expense	–	5,308	6,908	6,956
Equipment expense	–	2,176	2,846	3,092
Computer hardware/software expense	–	2,508	3,523	2,816
Professional services	163	3,099	2,777	2,108
Advertising	–	1,533	2,388	1,894
OREO maintenance expense	–	2,976	2,324	1,222
Collection and repossession expense	–	1,727	3,228	3,131
Loss on OREO and repossessed assets	–	20,101	29,895	8,156
FDIC insurance	–	2,629	4,155	4,960
Core deposit and other intangible amortization	–	1,716	2,584	2,750
Goodwill impairment	–	–	–	143,389
Other expenses	119	9,591	14,819	14,667

Total non-interest expense	282	77,382	110,815	229,587
Income (loss) before income taxes	2,206	(40,545)	(65,785)	(167,730)
Income taxes provision (benefit)	(441)	974	14,910	(17,036)

Net income (loss)	2,647	(41,519)	(80,695)	(150,694)
Preferred stock dividends and accretion of discount on warrants	–	3,409	5,001	4,982
Gain on retirement of Series A preferred allocated to common shareholders	–	11,188

Net income (loss) available to common shareholders	$2,647	$(33,740)	$(85,696)	(155,676)

Per share of common stock:
Basic earnings (loss)	$.02	$(2.57)	$(6.54)	$(11.91)

Diluted earnings (loss)	$.02	$(2.57)	$(6.54)	$(11.91)

Dividends	$0.00	$0.00	$0.00	$0.00

Weighted average shares outstanding:
Basic	133,083,705	13,125,521	13,093,847	13,068,407

Diluted	133,160,384	13,125,521	13,093,847	13,068,407

See accompanying notes.

GREEN BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Period from January 1, 2011 through September 7, 2011 and

Years ended December 31, 2010 and 2009

(Amounts in thousands, except share and per share data)

Predecessor Company	Preferred Stock	Common Stock		Warrants for Common Stock	Additional Paid in Capital	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Total

		Shares	Amount
Balance, January 1, 2009	$65,346	13,112,687	$26,225	$6,934	$187,742	$95,647	$(663)	$381,231
Preferred stock transactions:
Accretion of preferred stock discount	1,389	–	–	–	–	(1,389)	–	–
Preferred stock dividends	–	–	–	–	–	(3,593)	–	(3,593)
Common stock transactions:
Issuance of Restricted Common Shares	–	58,787	118	–	(118)	–	–	–
Compensation Expense:
Stock Options	–	–	–	–	387	–	–	387
Restricted stock	–	–	–	–	299	–	–	299
Dividends paid ($.13 per share)	–	–	–	–	–	(1,713)	–	(1,713)
Comprehensive loss:
Net loss	–	–	–	–	–	(150,694)	–	(150,694)
Change in unrealized gain on AFS securities, net of tax	–	–	–	–	–	–	852	852

Total comprehensive loss	–	–	–	–	–	–	–	(149,842)
Balance, December 31, 2009	$66,735	13,171,474	$26,343	$6,934	$188,310	$(61,742)	$189	$226,769

Preferred stock transactions:
Accretion of preferred stock discount	1,386	–	–	–	–	(1,386)	–	–
Preferred stock dividends	–	–	–	–	–	(3,613)	–	(3,613)
Common stock transactions:
Issuance of Restricted Common Shares	–	17,422	35	–	(35)	–	–	–
Compensation Expense:
Stock Options	–	–	–	–	295	–	–	295
Restricted stock	–	–	–	–	331	–	–	331
Comprehensive loss:
Net loss	–	–	–	–	–	(80,695)	–	(80,695)
Change in unrealized gain on AFS securities, net of tax	–	–	–	–	–	–	810	810

Total comprehensive loss	–	–	–	–	–	–	–	(79,885)
Balance, December 31, 2010	$68,121	13,188,896	$26,378	$6,934	$188,901	$(147,436)	$999	$143,897

Preferred stock transactions:
Stock-based compensation	–	85,474	171	–	777	–	–	948
Accretion of preferred stock discount	925	–	–	–	–	(925)	–	–
Preferred stock dividends	–	–	–	–	–	(2,484)	–	(2,484)
Comprehensive loss:
Net loss	–	–	–	–	–	(41,519)	–	(41,519)
Change in unrealized gain on AFS securities, net of tax	–	–	–	–	–	–	2,601	5,082
Gain on security sales, net of tax							(3,843)	(6,324)

Total comprehensive loss	–	–	–	–	–	–	–	(42,761)
Balance, September 7, 2011	$69,046	13,274,370	$26,549	$6,934	$189,678	$(192,364)	$(243)	$99,600

See accompanying notes.

GREEN BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Period from September 8, 2011 through December 31, 2011

(Amounts in thousands, except share and per share data)

	Common Stock Shares	Common Stock	Additional Paid in Capital	Accumulated Earnings (Deficit)	Other Comprehensive Income (Loss)	Total
Successor Company

Balance, September 8, 2011	133,174,370	$1,332	$257,711	$–	$–	$259,043
Net income	–	–	–	2,647	–	2,647
Change in unrealized gain on AFS securities, net of tax	–	–	–	–	(1,461)	(1,461)

Comprehensive income						1,186
Investment in Capital Bank, N.A.			(153)			(153)
RSA’s surrendered	(13,986)	–	(27)	–	–	(27)

Balance, December 31, 2011	133,160,384	$1,332	$257,531	$2,647	$(1,461)	$260,049

See accompanying notes.

GREEN BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2011, 2010 and 2009

(Amounts in thousands)

	Successor Company
		Predecessor Company
	Sept 8 - Dec 31 2011	Jan 1 - Sept 7 2011	2010	2009

Cash flows from operating activities
Net income (loss)	2,647	(41,519)	(80,695)	(150,694)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Provision for loan losses	–	43,742	71,107	50,246
Impairment of goodwill	–	–	–	143,389
Depreciation and amortization	–	3,597	7,152	7,117
Security amortization and accretion, net	–	232	538	73
Write down of investments for impairment	–	–	93	1,272
Gain on sales of securities available for sale	–	(6,324)	–	(1,415)
Net gain on sale of mortgage loans	–	(251)	(653)	(264)
Originations of mortgage loans held for sale	–	(20,563)	(46,994)	(43,879)
Proceeds from sales of mortgage loans	–	20,362	47,881	43,050
Increase in cash surrender value of life insurance	–	(767)	(1,202)	(1,125)
Gain from settlement of life insurance	–	–	–	(305)
Net losses from sales of fixed assets	–	444	(1)	(85)
Stock-based compensation expense	–	948	626	686
Net loss on other real estate and repossessed assets	–	20,100	29,895	8,156
Deferred tax benefit	–	–	26,739	(1,654)
Amortization of Subordinated Debenture Discount	1,543
Net changes:
Other assets	554	11,996	(4,139)	(21,375)
Accrued interest payable and other liabilities	(3,884)	700	(5,505)	(3,177)

Net cash provided by operating activities	860	32,697	44,842	30,016
Cash flows from investing activities
Net change in interest-bearing deposits with banks	–	–	11,000	(11,000)
Purchase of securities available for sale	–	(209,790)	(171,820)	(92,100)
Proceeds from sales of securities available for sale	–	176,577	–	36,266
Proceeds from maturities of securities available for sale	–	64,822	118,246	113,440
Proceeds from maturities of securities held to maturity	–	465	160	30
Net change in loans	–	146,969	195,847	99,111
Proceeds from settlement of life insurance	–	–	–	691
Proceeds from sale of other real estate	–	19,781	16,136	11,930
Improvements to other real estate	–	(261)	(813)	(307)
Proceeds from sale of fixed assets	–	7	8	800
Net Change in Cash Due to Merger of GreenBank into Capital Bank, N.A.	(393,433)	–	–	–
Investment in Capital Bank, N.A.	(142,850)	–	–	–
Premises and equipment expenditures	–	(947)	(1,551)	(3,542)

Net cash provided by investing activities	(536,283)	197,623	167,213	155,319
Cash flows from financing activities
Net change in deposits	–	(124,497)	(102,057)	270,162
Net change in brokered deposits	–	–	(5,185)	(370,213)
Net change in repurchase agreements	–	(4,026)	(5,036)	(10,853)
Repayments of FHLB advances and notes payable	–	(855)	(13,346)	(57,350)
Proceeds from Capital Bank Financial Corp.
Investment	(5,211)	147,569	–	–
Preferred stock dividends paid			(2,711)	(3,232)
Common stock dividends paid	–	–	–	(1,713)

Net cash (used) in financing activities	(5,211)	18,191	(128,335)	(173,199)

Net change in cash and cash equivalents	(540,634)	248,511	83,720	12,136
Cash and cash equivalents, beginning of year	542,725	294,214	210,494	198,358

Cash and cash equivalents, end of year	2,091	542,725	294,214	210,494

Supplemental disclosures—cash and noncash
Interest paid	2,331	17,815	41,875	62,198
Income taxes paid net of refunds	–	–	(148)	1,675
Loans converted to other real estate	–	51,851	54,613	75,545
Unrealized gain (loss) on available for sale securities, net of tax	(1,461)	(1,242)	810	852

On September 7, 2011, GreenBank merged with and into Capital Bank, N.A. in an all-stock transaction, resulting in all GreenBank assets and liabilities being transferred to Capital Bank, N.A. The net cash impact of this merger on the Successor Company is shown above in the Statement of Cash Flows. Successor Company cash flows from financing activities also includes $5.1 million of underwriting costs associated with the CBF Investment.

See accompanying notes.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 1—BASIS OF PRESENTATION

The accompanying consolidated financial statements of Green Bankshares, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and in accordance with the instructions to as promulgated by the SEC.

The Company is a bank holding company headquartered in Greeneville, Tennessee. Prior to September 7, 2011, the Company conducted its business primarily through its wholly-owned subsidiary, GreenBank. As described in additional detail in Note 3, on September 7, 2011 (the “Merger Date”), the Bank merged with and into Capital Bank, a subsidiary of our majority shareholder, CBF, in an all-stock transaction, with Capital Bank, N.A. as the surviving entity. The Company’s approximately 34% ownership interest in Capital Bank, N.A. is recorded as an equity-method investment in that entity. As of December 31 2011, the Company’s investment in Capital Bank, N.A. totaled $315,343 which reflected the Company’s pro rata ownership of Capital Bank, N.A.’s total shareholders’ equity. In periods subsequent to the Merger Date, the Company will adjust this equity investment balance based on its equity in Capital Bank, N.A.’s net income and comprehensive income. In connection with the Bank Merger, assets and liabilities of the Bank were de-consolidated from the Company’s balance sheet resulting in a significant decrease in the total assets and total liabilities of the Company in the third quarter of 2011. Accordingly, as of December 31, 2011, no investments, loans or deposits are reported on the Company’s Consolidated Balance Sheet. Subsequent to the Merger Date, the Company’s significant assets and liabilities are comprised of cash, its equity method investment in Capital Bank, N.A., deferred income tax accounts and trust preferred securities. The Company’s operating results subsequent to the Merger Date include the Company’s proportionate share of equity method income from Capital Bank, N.A. and interest expense resulting from the outstanding trust preferred securities issued by the Company. Unless otherwise specified, this report describes Green Bankshares, Inc. and its subsidiaries including GreenBank through the Merger Date, and subsequent to that date, includes only Green Bankshares, Inc, and its equity method investment in Capital Bank, N.A.

On September 7, 2011, pursuant to the CBF Investment, GreenBank, the Company’s previously wholly-owned subsidiary, was merged with and into Capital Bank, N.A., a subsidiary of CBF, with Capital Bank, N.A. as the surviving entity. As a result of the Bank Merger, the Company received shares of Capital Bank, N.A. equating to an approximately 34% ownership interest in Capital Bank, N.A. As the Company is a majority owned subsidiary of CBF, the Bank Merger was a restructuring transaction between commonly-controlled entities. The difference between the amount of the Company’s initial equity method investment in Capital Bank, N.A., subsequent to the Bank Merger, and the Company’s investment in GreenBank, immediately preceding the Bank Merger, was accounted for as an increase in additional paid in capital of $15,960. As the Company began to account for its investment in the combined entity under the equity method, the change in the balance of the Company’s equity method investment between September 7, 2011 and December 31, 2011 resulting from the Company’s proportional share of earnings of $3,446 was recorded as “Equity method income in Capital Bank, N.A.,” in the Company’s Consolidated Statement of Income for the period. At December 31, 2011, the Company’s net investment of $315,343 in Capital Bank, N.A., was recorded in the Consolidated Balance Sheet as “Investment in Capital Bank, N.A.”

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 1—BASIS OF PRESENTATION (Continued)

The following table presents summarized financial information for Capital Bank, N.A. for the three months ended December 31, 2011:

Interest income	$74,163
Interest expense	9,266

Net interest income	64,897
Provision for loan losses	16,790
Non-interest income	16,105
Non-interest expense	53,271

Net income	$6,797

Beginning in 2012, the quarterly disclosure will be supplemented with the presentation of Capital Bank, N.A.’s condensed income statement for the calendar year to date.

Capital Bank Financial Corp. Investment

On September 7, 2011, (the “Transaction Date”) the Company completed the issuance and sale to CBF of 119.9 million shares of common stock for aggregate consideration of $217,019 (the “CBF Investment”). The consideration was comprised of approximately $148,319 in cash and approximately $68,700 in the form of a contribution to the Company of all 72,278 outstanding shares of Series A Preferred Stock previously issued to the U.S. Treasury Department (“Treasury”) under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company’s common stock, which CBF purchased directly from the Treasury. The Series A Preferred Stock and the related warrant were retired on September 7, 2011 and are no longer outstanding.

As a result of the CBF Investment, pursuant to which CBF acquired approximately 90% of the voting securities of the Company, the Company followed the acquisition method of accounting as required by the Business Combinations Topic of the FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under the accounting guidance the application of “push down” accounting was applied.

Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. Application of the push down method of accounting requires that the valuation of assets, liabilities, and non-controlling interests be recorded in the acquiree’s records as well. Accordingly, the Company’s Consolidated Financial Statements and transactional records prior to the CBF Investment reflect the historical accounting basis of assets and liabilities and are labeled “Predecessor Company,” while such records subsequent to the CBF Investment are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in the Company’s financial statements. This change in accounting basis is represented in the Consolidated Financial Statements by a vertical black line which appears between the columns entitled “Predecessor Company” and “Successor Company” on the statements and in the relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the CBF Investment are not comparable.

In addition to the new accounting basis established for assets, liabilities and noncontrolling interests, acquisition accounting also requires the reclassification of any retained earnings from periods prior to the acquisition to be recognized as common share equity and the elimination of any accumulated other comprehensive income or loss and surplus within the Company’s Shareholders’ Equity section of the Company’s Consolidated Financial Statements. Accordingly, retained earnings and accumulated other comprehensive income at December 31, 2011 represents only the results of operations subsequent to September 7, 2011, the date of the CBF Investment.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods.

Financial results for the period of September 8, 2011—December 31, 2011 were significantly impacted by the controlling investment in the Company by CBF. The Company elected to apply push-down accounting. Accordingly, the Company’s assets and liabilities were adjusted to estimated fair values at the CBF Investment date, resulting in elimination of the allowance for loan losses. The Company is still in the process of completing its fair value analysis of assets and liabilities, and final fair value adjustments may differ from the preliminary estimates recorded to date.

Due to its ownership level and significant influence, the Company’s investment in Capital Bank, N.A. is recorded as an equity-method investment in that entity. As of December 31, 2011, the Company’s investment in Capital Bank, N.A. totaled $315.3 million, representing the Company’s primary asset. The investment reflected the Company’s 34% pro rata ownership of Capital Bank, N.A.’s total shareholders’ equity as a result of the Bank Merger. In periods subsequent to the Merger, the Company will adjust this equity investment balance based on its equity in Capital Bank, N.A.’s net income and comprehensive income. In connection with the Bank Merger, assets and liabilities of GreenBank were de-consolidated from the Company’s balance sheet resulting in a significant decrease in total assets and total liabilities of the Company in the third quarter of 2011.

Management continually evaluates the Company’s accounting policies and estimates it uses to prepare the consolidated financial statements. In general, management’s estimates are based on historical experience, information from regulators and third party professionals and various assumptions that are believed to be reasonable under the existing facts and circumstances. Actual results could differ from those estimates made by management.

Prior to the Bank Merger, critical accounting policies and estimates included the valuation of the allowance for loan losses and the fair value of financial instruments and other accounts, including OREO. Estimates of fair value were used in the accounting for securities available for sale, loans held for sale, goodwill, other intangible assets, OREO and acquisition accounting adjustments. Estimates of fair values are used in disclosures regarding securities held to maturity, stock compensation, commitments, and the fair values of financial instruments. Fair values are estimated using relevant market information and other assumptions such as interest rates, credit risk, prepayments and other factors. The fair values of financial instruments are subject to change as influenced by market conditions.

The Company believes its critical accounting policies and estimates also include the valuation of the allowance for net Deferred Tax Assets (“DTA”). As a result of the application of the acquisition method of accounting a net deferred tax asset of $53,407 was recognized at acquisition date. The net deferred tax asset is primarily related to the recognition of differences between certain tax and book bases of assets and liabilities related to the acquisition method of accounting, including fair value adjustments discussed elsewhere in this section, along with federal and state net operating losses that the Company determined to be realizable as of the acquisition date. A valuation allowance is recorded for deferred tax assets, including net operating losses, if the Company determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Key Accounting Policies for the Predecessor Company were as follows:

Principles of Consolidation:    The consolidated financial statements include the accounts of Green Bankshares, Inc. (the “Company”) and its wholly owned subsidiary, GreenBank (the “Bank”), and the Bank’s wholly owned subsidiaries, Superior Financial Services, Inc., GCB Acceptance Corp., Inc., Fairway Title Company, Inc, and GB Holdings, LLC. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates:    To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions impact the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, deferred tax asset valuation, and fair values of financial instruments are significant items based on estimates and assumptions.

Cash Flows:    Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan, deposit and other borrowing transactions.

Securities:    Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in accumulated other comprehensive income.

Interest income includes amortization of purchase premium or discount and is recognized based upon the level-yield method. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is other than temporary.

Investments in Equity Securities Carried at Cost:    Investment in Federal Home Loan Bank (“FHLB”) stock, which is carried at cost because it can only be redeemed at par, is a required investment based on membership requirements. The Bank also carries certain other equity investments at cost, which approximates fair value.

Loans:    Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs.

Interest income is reported on the interest method over the loan term. Loan origination fees, net of certain direct originations costs, are deferred and recognized in interest income using the level-yield method. Interest income includes amortization of purchase premiums or discounts on loans purchased. Premiums and discounts are amortized on the level yield-method. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. Most consumer loans are charged off no later than 120 days past due. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal and interest is doubtful. Interest accrued but not collected is reversed against interest income when a loan is placed on non-accrual status.

Interest received is recognized on the cash basis or cost recovery method until qualifying for return to accrual status. Accrual is resumed when all contractually due payments are brought current, six months of payment performance can be measured, and future payments are reasonably assured.

Allowance for Loan Losses:    The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed.

The Bank uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment and collateral status, borrowers’ financial data and borrowers’ operating factors such as cash flows, operating income, liquidity, leverage and loan documentation, and any significant changes. A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Larger groups of smaller balance, homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated cost to sell when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over an asset’s useful life on a straight-line basis. Buildings and related components have useful lives ranging from 10 to 40 years, while furniture, fixtures and equipment have useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the lesser of the life of the asset or lease term.

Mortgage Banking Activities: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value. The Company controls its interest rate risk with respect to mortgage loans held for sale and loan commitments expected to close by usually entering into agreements to sell loans. The Company records loan commitments related to the origination of mortgage loans held for sale as derivative instruments. The Company’s commitments for fixed rate mortgage loans, generally last 60 to 90 days and are at market rates when initiated. The Company had $4,813 in outstanding loan commitment derivatives at December 31, 2010. The aggregate fair value of mortgage loans held for sale takes into account the sales prices of such agreements. The Company also provides currently for any losses on uncovered commitments to lend or sell. The Company sells mortgage loans servicing released.

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value or the amount that can be realized.

Goodwill, Core Deposit Intangibles and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment is recognized in the period identified. During the second quarter of 2009 the Company identified impairment in its goodwill and took the appropriate actions. This is explained further in “Note 8—Goodwill and Other Intangible Assets”.

Core deposit intangibles assets arise from whole bank and branch acquisitions. They are initially measured at fair value and then are amortized on a straight line method over their estimated useful lives, which range from seven to 15 years and are determined by an independent consulting firm. Core deposit intangible assets are assessed at least annually for impairment and any such impairment is recognized in the period identified.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other intangible assets consist of mortgage servicing rights (“MSR’s”). MSR’s represent the cost of acquiring the rights to service mortgage loans. MSR’s are amortized based on the principal reduction of the underlying loans. The Company is obligated to service the unpaid principal balances of these loans, which were approximately $33 and $43 million as of December 31, 2010 and 2009, respectively. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. MSR’s are assessed at least annually for impairment. The Company does not intend to further pursue this line of business.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Repurchase Agreements: All repurchase agreement liabilities represent secured borrowings from existing Bank customers and are not covered by federal deposit insurance.

Benefit Plans: Retirement plan expense is the amount contributed to the plan as determined by Board decision. Deferred compensation expense is recognized during the year the benefit is earned.

Stock Compensation: Compensation cost for stock-based payments is measured based on the fair value of the award, which most commonly includes restricted stock (i.e., unvested common stock), stock options, and stock appreciation rights at the grant date and is recognized in the consolidated financial statements on a straight-line basis over the requisite service period for service-based awards. The fair value of restricted stock is determined based on the price of the Company’s common stock on the date of grant. The fair value of stock options is estimated at the date of grant using a Black-Scholes option pricing model and related assumptions.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance reduces deferred tax assets to the amount expected to be realized and as of December 31, 2010 the Company had recorded a deferred tax valuation allowance of $43,455.

Loan Commitments and Related Financial Instruments: Financial instruments include credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments such as standby letters of credit are considered financial guarantees in accordance with applicable accounting standards. The fair value of these financial guarantees is not material.

Earnings Per Common Share: Basic earnings per common share are net income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings available to common shareholders per common share includes the dilutive impact of additional potential common shares issuable under stock options, unvested restricted stock awards and stock warrants associated with the U.S. Treasury Capital Purchase Program.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as a separate component of equity. Comprehensive income is presented in the consolidated statements of changes in shareholders’ equity.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $14,457 and $19,245 was required to meet regulatory reserve and clearing requirements at year-end 2010 and 2009. These balances do not earn interest.

Segments: Internal financial reporting is primarily reported and aggregated in five lines of business: banking, mortgage banking, consumer finance, subprime automobile lending, and title insurance. Banking accounts for 93.6% of revenues for 2010.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Certain items in prior year financial statements have been reclassified to conform to the 2010 presentation. These reclassifications had no effect on net income or shareholders’ equity as previously reported.

NOTE 3—BUSINESS COMBINATION

On September 7, 2011, the Company completed the issuance and sale of 119.9 million shares of its common stock to CBF for gross consideration of $217,019 less $750 thousand of CBF’s expenses which were reimbursed by the Company. The consideration was comprised of approximately $147.6 million in cash and approximately $68.7 million in the form of a contribution to the Company of all 72,278 outstanding shares of Series A Preferred Stock previously issued to the United States Department of the Treasury under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company’s Common Stock, which CBF purchased directly from the Treasury. The Series A Preferred Stock and the related warrant were retired on September 7, 2011 and are no longer outstanding. In connection with the CBF Investment, each Company shareholder as of September 6, 2011 received one contingent value right per share (“CVR”) that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBank’s then existing loan portfolio as of May 5, 2011.

As a result of the CBF Investment, CBF now owns approximately 90% of the voting securities of the Company and followed the acquisition method of accounting and applied “acquisition accounting.” Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. As part of the valuation, intangible assets were identified and a fair value was determined as required by the accounting guidance for business combinations. Accounting guidance also allows the application of “push down accounting,” whereby the adjustments of assets and liabilities to fair value and the resultant goodwill are shown in the financial statements of the acquiree.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 3—BUSINESS COMBINATION (Continued)

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The methodology used to obtain the fair values to apply acquisition accounting is described in Note 6 “Fair Value Disclosures” of these Consolidated Financial Statements.

The following table summarizes the CBF Investment and Company’s opening balance sheet as of September 8, 2011 adjusted to fair value:

Fair value of assets acquired:
Cash and cash equivalents	$542,725
Securities available for sale	176,466
Loans	1,344,184
Premises and equipment	72,261
Goodwill	19,032
Intangible assets	12,118
Deferred tax asset	53,407
Other assets	142,836
Total assets acquired	$2,363,029

Fair value of liabilities assumed:
Deposits	$1,872,050
Long-term debt and other borrowings	229,345
Other liabilities	18,551
Total liabilities assumed	$2,119,946
Less: Non-controlling interest at fair value	26,814

$216,269
Legal costs	750

Purchase consideration	$217,019

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available to make preliminary estimates of the fair value. While the Company believes that information provides a reasonable basis for estimating the fair values, it expects to obtain additional information and evidence during the measurement period (not to exceed one year from the acquisition date) that may result in changes to the estimated fair value amounts. Thus, the provisional measurements of fair value reflected are subject to change as other confirming events occur including the receipt and finalization of updated appraisals. Such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date. Subsequent adjustments, if any, will be retrospectively reflected in future filings.

A summary and description of the assets, liabilities and non-controlling interests fair valued in conjunction with applying the acquisition method of accounting is as follows:

Cash and Cash Equivalents

The cash and cash equivalents, which include proceeds from the CBF Investment, held at acquisition date approximated fair value on that date and did not require a fair value adjustment.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 3—BUSINESS COMBINATION (Continued)

Investment Securities

Investment securities are reported at fair value at acquisition date. To account for the CBF Investment, the difference between the fair value and par value became the new premium or discount for each security held by the Company. The fair value of investment securities is primarily based on values obtained from third parties pricing models which are based on recent trading activity for the same or similar securities.

The fair value of the investment securities is primarily based on values obtained from third parties that are based on recent activity for the same or similar securities. Immediately before the acquisition, the investment portfolio had an amortized cost of $174,841 and was in a net unrealized loss position of $392. The difference between the fair value and the current par value was recorded as the new premium or discount on a security by security basis.

Loans

All loans in the loan portfolio were adjusted to estimated fair value at the CBF Investment date. Upon analyzing estimated credit losses as well as evaluating differences between contractual interest rates and market interest rates at acquisition, the Company recorded a loan fair value discount of $165,708. All acquired loans were considered to be acquired impaired loans with the exception of certain consumer revolving lines of credit. Subsequent to the CBF Investment, acquired impaired loans will be accounted for as described in Critical Accounting Policies.

Premises and Equipment

Premises and equipment was adjusted to report these assets at their acquisition date fair values. To account for the CBF Investment in premises and equipment, the difference between the fair value and book value was recorded by the Company for each asset. The total adjustment to premises and equipment resulted in a net write down of $4,051. The estimates of fair value of premises and equipment were primarily based on values obtained from third parties including property appraisers and other asset valuation providers whose methods, models and assumptions were reviewed and accepted by management after being deemed reasonable and consistent with industry practice.

Goodwill

Goodwill represents the excess of purchase price over the fair value of acquired net assets. This acquisition was nontaxable and, as a result, there is no tax basis in the resulting goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes.

Core Deposit Intangible

Other than goodwill, the only other intangible asset identified as part of the valuation of the Company was the Core Deposit Intangible (“CDI”) which is amortized as noninterest expense over its estimated useful life. The estimated fair value of the CDI at the acquisition date was $11,900. This amount represents the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. The present value is calculated over the estimated life of the acquired deposit base and will be amortized on a straight line basis over an eight year period. Deposit accounts evaluated for the CDI were demand deposit accounts, money market accounts and savings accounts.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 3—BUSINESS COMBINATION (Continued)

Deferred Tax Asset

As a result of the application of the acquisition method of accounting a net deferred tax asset of $53,407 was recognized at acquisition date. The net deferred tax asset is primarily related to the recognition of differences between certain tax and book bases of assets and liabilities related to the acquisition method of accounting, including fair value adjustments discussed elsewhere in this section, along with federal and state net operating losses that the Company determined to be realizable as of the acquisition date. A valuation allowance is recorded for deferred tax assets, including net operating losses, if the Company determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Other Assets

The most significant other assets which are reported at fair value in the Company’s Consolidated Financial Statements at each reporting period and that were reviewed for valuation adjustments as part of the acquisition accounting were $71,914 in repossessed assets and other owned real estate, the $32,247 cash surrender value of bank owned life insurance policies, $12,734 in FHLB investment stock and $5,529 in prepaid FDIC assessments. It was deemed not practicable to determine the fair value of FHLB due to restrictions placed on their transferability.

Various other assets held by the Company did not have a fair value adjustment as part of acquisition accounting since their carrying value approximated fair value such as accrued interest receivable.

Deposits

Time deposits were not included in the CDI valuation. Instead, a separate valuation of term deposit liabilities was conducted due to the contractual time frame associated with these liabilities. Term deposits evaluated for acquisition accounting consisted of certificates of deposit (“CDs”). The fair value of these deposits was determined by first stratifying the deposit pool by maturity and calculating the interest rate for each maturity period. Then cash flows were projected by period and discounted to present value using current market interest rates.

The outstanding balance of CDs at acquisition date was $588,799, and the estimated fair value premium totaled $9,234. The Company will amortize these premiums into income as a reduction of interest expense on a level-yield basis over the weighted average term.

Long-term and Other Borrowings

Included in borrowings are FHLB advances and repurchase agreements. Fair values for FHLB advances were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments, current market interest rates, and prepayment penalties. Once the cash flows were determined, a market rate for comparable debt was used to discount the cash flows to the present value. The outstanding balance of FHLB advances at acquisition date was $170,398 and the estimated fair value premium totals $12,600. The Company will amortize the premium into income as reductions of interest expense on a level-yield basis over the contractual term of each debt instrument. No adjustment was made to overnight repurchase agreements of $15,388 for which carrying value approximated fair value.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 3—BUSINESS COMBINATION (Continued)

Included in subordinated debt are variable rate trust preferred securities issued by the Company. Fair values for the trust preferred securities were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments and current market interest rates. Once the cash flows were determined, a market rate for comparable subordinated debt was used to discount the cash flows to the present value. The outstanding balance of trust preferred securities and subordinated debt at acquisition date was $88,662 and the estimated fair value discount on each totaled $45,102. The Company will accrete the discount as an increase to interest expense on a level-yield basis over the contractual term of each debt instrument.

Contingent Value Rights

In connection with the CBF Investment, each existing shareholder as of September 6, 2011 received one contingent value right per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBanks’s existing loan portfolio as of May 5, 2011. The Company estimated the fair value of these CVRs at $520 which was based on its estimate of credit losses on the existing loan portfolio over the five-year life of these instruments. These CVRs were recorded at fair value in other liabilities in acquisition accounting.

Non-controlling Interest

In determining the estimated fair value of the non-controlling interest, the Company utilized the closing market price of its common stock on the acquisition date of $2.02 and multiplied this stock price by the number of outstanding non-controlling shares at that date.

Transaction Expenses

As required by the CBF Investment, the Company incurred and reimbursed third party expenses of $750 which were recorded as a reduction of proceeds received from the issuance of common shares to CBF. The Company also incurred $5.1 million of underwriting costs associated with the CBF Investment.

There were no indemnification assets in this transaction, nor was there any contingent consideration to be recognized except for contingent value rights. In connection with the CBF Investment, each Company shareholder as of September 6, 2011 received one contingent value right per share (“CVR”) that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBank’s then existing loan portfolio as of May 5, 2011.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 4—SECURITIES

Due to the Bank Merger, the Company reported no investment securities on its Consolidated Balance Sheet as of December 31, 2011 (Successor). Investment securities as of December 31, 2010 (Predecessor) are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
December 31, 2010
U.S. government agencies	$84,106	$115	$(922)	$83,299
States and political subdivisions	31,192	705	(396)	31,501
CMO Agency	62,589	1,858	(265)	64,182
CMO Non-Agency	3,454	43	(104)	3,393
Mortgage-backed securities	17,168	815	(19)	17,964
Trust preferred securities	1,850	–	(187)	1,663

	$200,359	$3,536	$(1,893)	$202,002

Held to Maturity
December 31, 2010
States and political subdivisions	$215	$1	$–	$216
Other securities	250	1	–	251

	$465	$2	$–	$467

Contractual maturities of securities at year-end 2010 are shown below. Securities not due at a single maturity date, collateralized mortgage obligations and mortgage-backed securities are shown separately.

	Available for Sale	Held to Maturity
	Fair Value	Carrying Amount	Fair Value
Due in one year or less	$979	$465	$467
Due after one year through five years	4,226	–	–
Due after five years through ten years	61,208	–	–
Due after ten years	50,050	–	–
Collateralized mortgage obligations	67,575	–	–
Mortgage-backed securities	17,964	–	–

Total maturities	$202,002	$465	$467

Gross gains of $6,324, $0 and $1,415 were recognized for the Predecessor periods of January 1, 2011 through September 7, 2011 and full year 2010 and 2009, respectively, from proceeds of $177,787, $0 and $36,266, respectively, on the sale of securities available for sale.

Securities with a fair value of $135,692 and $125,005 at year-end 2010 and 2009 were pledged for public deposits and securities sold under agreements to repurchase and to the Federal Reserve Bank. The balance of pledged securities in excess of the pledging requirements was $7,983 and $9,135 at year-end 2010 and 2009, respectively.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 4—SECURITIES (Continued)

The Company held 200 and 168 securities in its portfolio as of December 31, 2010 and 2009, respectively, and of these securities 53 and 35 had an unrealized loss. Unrealized losses on securities are due to changes in interest rates and not due to credit quality issues.

Securities with unrealized losses at year-end 2010 not recognized in income were as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2010
U. S. government agencies	$65,178	$(922)	$–	$–	$65,178	$(922)
States and political subdivisions	2,488	(114)	1,659	(282)	4,147	(396)
Collateralized mortgage obligations	14,666	(266)	2,699	(104)	17,365	(370)
Mortgage-backed securities	2,821	(17)	8	(2)	2,829	(19)
Trust preferred securities	–	–	1,663	(186)	1,663	(186)

Total temporarily impaired	$85,153	$(1,319)	$6,029	$(574)	$91,182	$(1,893)

The Predecessor Company reviewed its investment portfolio on a quarterly basis judging each investment for other-than-temporary impairment (“OTTI”). The OTTI analysis focused on the duration and amount a security is below book value and assessed a calculation for both a credit loss and a non credit loss for each measured security considering the security’s type, performance, underlying collateral, and any current or potential debt rating changes. The OTTI calculation for credit loss was reflected in the income statement while the non credit loss was reflected in other comprehensive income (loss).

The Predecessor Company held a single issue trust preferred security issued by a privately held bank holding company. Based upon available but limited information we estimated that the likelihood of collecting the security’s principal and interest payments is approximately 50%. In addition, the bank holding company deferred its interest payments beginning in the second quarter of 2009, and we had placed the security on non-accrual. The Federal Reserve Bank of St. Louis entered into an agreement with the bank holding company on October 22, 2009 which was made public on October 30, 2009. Among other provisions of the regulatory agreement, the bank holding company must strengthen its management of operations, strengthen its credit risk management practices, and submit a capital plan. As of December 31, 2010 no other communications between the bank holding company and the Federal Reserve Bank of St. Louis have been made public.

The Company valued the security by projecting estimated cash flows given the assumption of collecting approximately 50% of the security’s principal and interest and then discounting the amount back to the present value using a discount rate of 3.50% plus three month LIBOR. As of December 31, 2010, our best estimate for the three month LIBOR over the next twenty years (the remaining life of the security) was 3.17%. The difference in the present value and the carrying value of the security was the OTTI credit portion. Due to the illiquid trust preferred market for private issuers and the absence of a credible pricing source, we calculated a 15% illiquidity premium for the security to calculate the OTTI non credit portion. The security was booked at a fair value of $638 at December 31, 2010 and during the twelve months ended December 30, 2010 the Company recognized a write-down of $75 through non-interest income representing other-than-temporary impairment on the security.

The Predecessor Company held a private label class A21 collateralized mortgage obligation that was analyzed for the year ended December 31, 2010 with multiple stress scenarios using conservative assumptions for underlying collateral defaults, loss severity, and prepayments. The average principal at risk given the stress

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 4—SECURITIES (Continued)

scenarios was calculated at 4.37%, and then analyzed using the present value of the future cash flows using the fixed rate of the security of 5.5% as the discount rate. The difference in the present value and the carrying value of the security was the OTTI credit portion. The security was booked at a fair value of $2,699 at December 31, 2010 and during the twelve months ended December 31, 2010 the Company recognized a write-down of $18 through non-interest income representing other-than-temporary impairment on the security.

The Predecessor Company held a private label class 2A1 collateralized mortgage obligation that was analyzed for the year ended December 31, 2009 but was not analyzed for the year ended December 31, 2010. This security’s book value for the year ended December 31, 2010 was $651 while the fair value for the same period was recorded at $695. Since the fair value of the security was in excess of the book value at December 31, 2010, it was removed from the OTTI analysis for December 31, 2010.

The following table presents more detail on selective Predecessor Company security holdings as of year-end 2010. These details are listed separately due to the inherent level of risk for OTTI on these securities.

Description	Cusip #	Current Credit Rating	Book Value	Fair Value	Unrealized Loss	Present Value Discounted Cash Flow
Collateralized mortgage obligations
Wells Fargo—2007—4 A21	94985RAW2	Caa2	$2,802	$2,699	$(103)	$2,887

Trust preferred securities
West Tennessee Bancshares, Inc.	956192AA6	N/A	675	638	(37)	675

The following table presents a roll-forward of the cumulative amount of credit losses on the Company’s investment securities that have been recognized through earnings as of December 31, 2010 and 2009. Credit losses on the Company’s investment securities recognized in earnings were $93 for the year ended December 31, 2010 and $976 for the year ended December 31, 2009.

	December 31, 2010	December 31, 2009
Beginning balance of credit losses at January 1, 2010 and 2009	$976	$–
Other-than-temporary impairment credit losses	93	976

Ending balance of cumulative credit losses recognized in earnings	$1,069	$976

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 5—LOANS

Due to the Bank Merger, the Company reported no loans on its Consolidated Balance Sheet as of December 31, 2011 (Successor). All of the disclosures in this section are related to the Predecessor Company. The composition of the Predecessor Company’s loan portfolio by loan type as of December 31, 2010 and December 31, 2009 was as follows:

	2010	2009

Commercial real estate	$1,080,805	$1,306,398
Residential real estate	378,783	392,365
Commercial	222,927	274,346
Consumer	75,498	83,382
Other	1,913	2,117
Unearned interest	(14,548)	(14,801)

Loans, net of unearned interest	$1,745,378	$2,043,807

Allowance for loan losses	$(66,830)	$(50,161)

Activity in the allowance for loan losses is as follows:

	2010	2009

Beginning balance	$50,161	$48,811
Add (deduct):
Provision for loan losses	71,107	50,246
Loans charged off	(57,818)	(54,890)
Recoveries of loans charged off	3,380	5,994

Balance, end of year	$66,830	$50,161

Activity in the allowance for loan losses and recorded investment in loans by segment:

	Commercial Real Estate	Residential Real Estate	Commercial	Consumer	Other	Total
Jan 1 – Sept 7, 2011
Allowance for loan losses:
Beginning balance	$54,203	$4,431	$5,080	$3,108	$8	$66,830
Add (deduct):
Charge-offs	(34,538)	(1,466)	(3,397)	(1,413)	–	(40,814)
Recoveries	726	142	633	486	–	1,987
Provision	37,559	1,952	3,634	597	–	43,742

Ending balance	$57,950	$5,059	$5,950	$2,778	$8	$71,745

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 5—LOANS (Continued)

	Commercial Real Estate	Residential Real Estate	Commercial	Consumer	Other	Total
2010
Allowance for loan losses:
Beginning balance	$36,527	$4,350	$5,840	$3,437	$7	$50,161
Add (deduct):
Charge-offs	(48,617)	(3,102)	(3,210)	(2,889)	–	(57,818)
Recoveries	1,301	287	909	882	1	3,380
Provision	64,992	2,896	1,541	1,678	–	71,107

Ending balance	$54,203	$4,431	$5,080	$3,108	$8	$66,830

Loans:
Ending balance: individually evaluated for impairment	170,175	8,697	6,149	970	–	185,991

Ending balance: collectively evaluated for impairment	910,630	363,506	216,778	66,470	1,913	1,559,387

Impaired loans were as follows:

	2010	2009

Loans with no allowance allocated	$81,981	$89,292
Loans with allowance allocated	$104,010	$25,946
Amount of allowance allocated	24,834	5,737
Average impaired loan balance during the year	212,167	125,280
Interest income not recognized during impairment	1,105	558

Impaired loans, net of allowance, of $142,221 and $109,501, respectively, at December 31, 2010 and December 31, 2009 are shown net of amounts previously charged off of $36,574 and $27,937, respectively. Interest income actually recognized on these loans during 2010 and 2009 was $7,470 and $2,842, respectively.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 5—LOANS (Continued)

Impaired loans by class are presented below for 2010:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

Commercial Real Estate:
Speculative 1-4 Family	$72,138	$98,141	$11,830	$85,487	$2,292
Construction	56,758	69,355	8,366	63,710	2,565
Owner Occupied	13,590	14,513	851	14,119	644
Non-owner Occupied	25,824	27,561	1,823	28,786	1,375
Other	1,865	2,090	69	2,278	66
Residential Real Estate:
HELOC	2,807	2,894	346	2,603	88
Mortgage-Prime	4,539	4,722	590	4,661	209
Mortgage-Subprime	370	370	57	370	–
Other	981	1,285	34	2,419	47
Commercial	6,149	7,510	722	6,729	171
Consumer:
Prime	217	228	32	252	13
Subprime	228	228	35	228	–
Auto-Subprime	525	525	79	525	–
Other	–	–	–	–	–

Total	$185,991	$229,422	$24,834	$212,167	$7,470

The Predecessor Company managed the loan portfolio by assigning one of nine credit risk ratings based on an internal assessment of credit risk. The credit risk categories are prime, desirable, satisfactory I or pass, satisfactory II, acceptable with care, management watch, substandard, and loss.

Prime credit risk rating: Assets of this grade are the highest quality credits of the Bank. They exceed substantially all the Bank’s underwriting criteria, and provide superior protection for the Bank through the paying capacity of the borrower and value of the collateral. The Bank’s credit risk is considered to be negligible. Included in this section are well-established borrowers with significant, diversified sources of income and net worth, or borrowers with ready access to alternative financing and unquestioned ability to meet debt obligations as agreed. A loan secured by cash or other highly liquid collateral, where the Bank holds such collateral, may be assigned this grade.

Desirable credit risk rating: Assets of this grade also exceed substantially all of the Bank’s underwriting criteria; however, they may lack the consistent long-term performance of a Prime rated credit. The credit risk to the Bank is considered minimal on these assets. Paying capacity of the borrower is still very strong with favorable trends and the value of the collateral is considered more than adequate to protect the Bank. Unsecured loans to borrowers with above-average earnings, liquidity and capital may be assigned this grade.

Satisfactory I credit risk rating or pass credit rating: Assets of this grade conform to all of the Bank’s underwriting criteria and evidence a below-average level of credit risk. Borrower’s paying capacity is strong, with stable trends. If the borrower is a company, its earnings, liquidity and capitalization compare favorably to typical companies in its industry. The credit is well structured and serviced. Secondary sources of repayment are considered to be good. Payment history is good, and borrower consistently complies with all major covenants.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 5—LOANS (Continued)

Satisfactory II credit risk rating: Assets of this grade conform to substantially all of the Bank’s underwriting criteria and evidence an average level of credit risk. However, such assets display more susceptibility to economic, technological or political changes since they lack the above-average financial strength of credits rated Satisfactory Tier I. Borrower’s repayment capacity is considered to be adequate. Credit is appropriately structured and serviced; payment history is satisfactory.

Acceptable with care credit risk rating: Assets of this grade conform to most of the Bank’s underwriting criteria and evidence an acceptable, though higher than average, level of credit risk. However, these loans have certain risk characteristics that could adversely affect the borrower’s ability to repay, given material adverse trends. Therefore, loans in this category require an above-average level of servicing or show more reliance on collateral and guaranties to preclude a loss to the Bank, should material adverse trends develop. If the borrower is a company, its earnings, liquidity and capitalization are slightly below average, when compared to its peers.

Management watch credit risk rating: Assets included in this category are currently protected but are potentially weak. These assets constitute an undue and unwarranted credit risk but do not presently expose the Bank to a sufficient degree of risk to warrant adverse classification. However, Management Watch assets do possess credit deficiencies deserving management’s close attention. If not corrected, such weaknesses or deficiencies may expose the Bank to an increased risk of loss in the future. Management Watch loans represent assets where the Bank’s ability to substantially affect the outcome has diminished to some degree, and thus it must closely monitor the situation to determine if and when a downgrade is warranted.

Substandard credit risk rating: Substandard assets are inadequately protected by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified as Substandard.

Loss credit rating: These assets are considered uncollectible and of such little value that their continuance as assets is not warranted. This classification does not mean that an asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off a basically worthless asset even though partial recovery may be affected in the future. Losses should be taken in the period in which they are identified as uncollectible.

Credit quality indicators by class are presented below for 2010:

	Speculative 1-4 Family	Construction	Owner Occupied	Non-Owner Occupied	Other
Commercial Real Estate Credit Exposure
Prime	$–	$–	$–	$–	$–
Desirable	–	1,573	968	177	–
Satisfactory tier I	2,836	978	38,623	56,221	4,246
Satisfactory tier II	14,010	34,239	102,383	130,850	17,999
Acceptable with care	69,902	47,093	62,198	159,216	45,597
Management Watch	27,383	15,259	5,298	26,415	2,965
Substandard	91,845	61,388	16,289	38,037	6,817
Loss	–	–	–	–	–

Total	205,976	160,530	225,759	410,916	77,624

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 5—LOANS (Continued)

Commercial
Commercial Credit Exposure
Prime	$1,236
Desirable	7,951
Satisfactory tier I	33,859
Satisfactory tier II	91,505
Acceptable with care	72,286
Management Watch	8,511
Substandard	7,579
Loss	–

Total	222,927

	HELOC	Mortgage	Mortgage— Subprime	Other
Consumer Real Estate Credit Exposure
Pass	$188,086	$131,845	$11,692	$29,833
Management Watch	1,017	317	–	–
Substandard	2,807	5,117	50	1,529

Total	191,910	137,279	11,742	31,362

	Consumer— Prime	Consumer— Subprime	Consumer Auto— Subprime
Consumer Credit Exposure
Pass	$35,029	$13,093	$18,588
Management Watch	–	–	–
Substandard	217	39	474

Total	35,246	13,132	19,062

A substantial portion of the Predecessor Company’s commercial real estate loans was secured by real estate in markets in which the Company is located. These loans are often structured with interest reserves to fund interest costs during the construction and development period. Additionally, certain of these loans were structured with interest-only terms. A portion of the consumer mortgage and commercial real estate portfolios were originated through the permanent financing of construction, acquisition and development loans. The prolonged economic downturn has negatively impacted many borrower’s and guarantors’ ability to make payments under the terms of the loans as their liquidity has been depleted. Accordingly, the ultimate collectability of a substantial portion of these loans and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in real estate values in these areas. Continued economic distress could negatively impact additional borrowers’ and guarantors’ ability to repay their debt which will make more of the Company’s loans collateral dependent.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 5—LOANS (Continued)

Age analysis of past due loans by class are presented below for 2010:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing
Commercial real estate:
Speculative 1-4 Family	$22,267	$1,777	$30,802	$54,846	$151,130	$205,976	$1,758
Construction	14,541	–	26,915	41,456	119,074	160,530	–
Owner Occupied	8,114	1,633	4,137	13,884	211,875	225,759	–
Non-owner Occupied	4,014	5,961	8,814	18,789	392,127	410,916	170
Other	116	865	1491	2,472	75,152	77,624	18
Residential real estate:
HELOC	747	358	644	1,749	190,161	191,910	–
Mortgage-Prime	1,359	915	1,779	4,053	133,226	137,279	8
Mortgage-Subprime	100	51	98	249	11,493	11,742	–
Other	403	176	566	1,145	30,217	31,362	19
Commercial	2,422	593	3,922	6,937	215,990	222,927	92
Consumer:
Prime	315	86	108	509	34,737	35,246	29
Subprime	155	64	6	225	12,907	13,132	–
Auto-Subprime	476	166	101	743	18,319	19,062	18
Other	72	–	–	73	1,840	1,913	–

Total	55,102	12,645	79,383	147,130	1,598,248	1,745,378	2,112

Non-accrual loans by class are presented below:

2010
Commercial real estate:
Speculative 1-4 Family	$63,298
Construction	41,789
Owner Occupied	5,511
Non-owner Occupied	18,772
Other	1,865
Residential real estate:
HELOC	1,668
Mortgage-Prime	3,350
Mortgage-Subprime	254
Other	957
Commercial	5,813
Consumer:
Prime	130
Subprime	107
Auto-Subprime	193
Other	–

Total	143,707

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 5—LOANS (Continued)

Nonperforming loans were as follows:

	2010	2009
Loans past due 90 days still on accrual	$2,112	$147
Non-accrual loans	143,707	75,411

Total	$145,819	$75,558

Nonperforming loans and impaired loans are defined differently. Nonperforming loans are loans that are 90 days past due and still accruing interest and non-accrual loans. Impaired loans are loans that based upon current information and events it is considered probable that the Company will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. Some loans may be included in both categories, whereas other loans may only be included in one category.

The Predecessor Company may have elected to formally restructure a loan due to the weakening credit status of a borrower so that the restructuring may facilitate a repayment plan that minimizes the potential losses that the Company may have to otherwise incur. At December 31, 2010, the Company had $49,537 of restructured loans of which $9,597 was classified as non-accrual and the remaining were performing. The Company had taken charge-offs of $843 on the restructured non-accrual loans as of December 31, 2010.

The aggregate amount of loans to executive officers and directors of the Company and their related interests was approximately $7,848 at year-end 2010. During 2010, new loans aggregating approximately $22,124, and amounts collected of approximately $19,212 were transacted with such parties.

NOTE 6—FAIR VALUE DISCLOSURES

Following completion of the CBF Investment, and the Bank Merger of GreenBank into Capital Bank, N.A., the Company’s primary asset is its ownership of approximately 34% of Capital Bank, N.A., recorded as an equity-method investment in that entity.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting principles generally accepted in the United States of America (“GAAP”), also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1

Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 6—FAIR VALUE DISCLOSURES (Continued)

securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government and agency mortgage-backed debt securities, corporate debt securities, derivative contracts and residential mortgage loans held for sale.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly structured or long-term derivative contracts.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices of like or similar securities, if available and these securities are classified as Level 1 or Level 2. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions and are classified as Level 3.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans held for sale subjected to nonrecurring fair value adjustments as Level 2.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with GAAP. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010, substantially all of the total impaired loans were evaluated based on either the fair value of the collateral or its liquidation value. In accordance with GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 6—FAIR VALUE DISCLOSURES (Continued)

market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Other Real Estate

Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of foreclosed real estate expense. Other real estate is included in Level 3 of the valuation hierarchy.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Below is a table that presents information about certain Predecessor Company assets and liabilities measured at fair value at year-end 2010 and 2009:

Description	Fair Value Measurement Using			Total Carrying Amount in Balance Sheet	Assets/Liabilities Measured at Fair Value

	Level 1	Level 2	Level 3
2010
Securities available for sale
U.S. government agencies	$–	$83,299	$–	$83,299	$83,299
States and political subdivisions	–	31,501	–	31,501	31,501
Collateralized mortgage obligations	–	67,575	–	67,575	67,575
Mortgage-backed securities	–	17,964	–	17,964	17,964
Trust preferred securities	–	1,025	638	1,663	1,663

2009
Securities available for sale
U.S. government agencies	$–	$52,048	$–	$52,048	$52,048
States and political subdivisions	–	32,192	–	32,192	32,192
Collateralized mortgage obligations	–	44,677	–	44,677	44,677
Mortgage-backed securities	–	16,892	–	16,892	16,892
Trust preferred securities	–	1,277	638	1,915	1,915

Level 3 Valuations

Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

The Predecessor Company had one trust preferred security that is considered Level 3. For more information on this security please refer to Note 4—Securities.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 6—FAIR VALUE DISCLOSURES (Continued)

The following table shows a reconciliation of the beginning and ending balances for assets measured at fair value for the periods ended September 7, 2011 and December 31, 2010 on a recurring basis using significant unobservable inputs.

	Predecessor Company
	Jan 1 - Sept 7 2011	Jan 1 - Dec 31 2010
Beginning balance, January 1	$638	$638
Total gains or (loss) (realized/unrealized)
Included in earnings	–	(75)
Included in other comprehensive income	(162)	75

Ending balance	$476	$638

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Predecessor Company was required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below.

Description	Fair Value Measurement Using			Total Carrying Amount in Balance Sheet	Assets/Liabilities Measured at Fair Value
	Level 1	Level 2	Level 3
December 31, 2010
Other real estate	$–	$–	$38,086	$38,086	$38,086
Impaired loans	–	–	129,088	129,088	129,088

Total assets at fair value	$–	$–	$167,174	$167,174	$167,174

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 6—FAIR VALUE DISCLOSURES (Continued)

The carrying value and estimated fair value of the Company’s financial instruments are as follows at December 31, 2011 (Successor period) and December 31, 2010 (Predecessor period).

	Successor December 31, 2011		Predecessor December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$2,091	$2,091	$294,214	$294,214
Securities available for sale	–	–	202,002	202,002
Securities held to maturity	–	–	465	467
Loans held for sale	–	–	1,299	1,317
Loans, net	–	–	1,678,548	1,664,126
FHLB and other stock	–	–	12,734	12,734
Cash surrender value of life insurance	–	–	31,479	31,479
Accrued interest receivable	–	–	7,845	7,845

Financial liabilities:
Deposit accounts	$–	$–	$1,976,854	$1,987,105
Federal funds purchased and repurchase agreements	–	–	19,413	19,413
FHLB Advances and notes payable	–	–	158,653	166,762
Subordinated debentures	45,180	47,547	88,662	64,817
Accrued interest payable	–	–	2,140	2,140

The following methods and assumptions were used to estimate the fair values for financial instruments that are not disclosed previously in this note. The carrying amount is considered to estimate fair value for cash and short-term instruments, demand deposits, liabilities for repurchase agreements, variable rate loans or deposits that reprice frequently and fully, and accrued interest receivable and payable. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. Liabilities for FHLB advances and notes payable are estimated using rates of debt with similar terms and remaining maturities. The fair value of off-balance sheet items is based on the current fees or costs that would be charged to enter into or terminate such arrangements, which is not material. The fair value of commitments to sell loans is based on the difference between the interest rates at which the loans have been committed to sell and the quoted secondary market price for similar loans, which is not material.

Subordinated debentures are associated with prior years’ issuance of variable rate trust preferred securities. Fair value for these instruments was determined using a discounted cash flow method, incorporating the relevant terms, including balance, remaining term, interest rate and payment terms.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 7—PREMISES AND EQUIPMENT

Due to the Bank Merger, the Company reported no premises or equipment on its Consolidated Balance Sheet as of December 31, 2011 (Successor).

Predecessor Company year-end premises and equipment were as follows:

	2010	2009
Land	$18,372	$18,372
Premises	62,474	61,809
Leasehold improvements	3,092	3,061
Furniture, fixtures and equipment	28,057	25,222
Automobiles	103	112
Construction in progress	138	2,162

	112,236	110,738
Accumulated depreciation	(33,442)	(28,920)

	$78,794	$81,818

Predecessor Company rent expense for operating leases was $766 for the period of January 1 through September 7, 2011 and $1,013, and $1,223 for the full year 2010 and full year 2009, respectively.

The Successor Company had no rent commitments as of December 31, 2011.

NOTE 8—GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The Successor Company reported no goodwill on its Consolidated Balance Sheet as of December 31, 2011.

For the Predecessor Company, the change in the amount of goodwill was as follows:

	2010	2009
Beginning of year	$–	$143,389
Impairment	–	(143,389)
Adjustment to Goodwill	–	–

End of year	$–	$–

In conjunction with significant acquisitions, the Predecessor Company recognized goodwill impairment in 2009 of $143,389. The Predecessor Company’s goodwill remained at $0 since the 2009 goodwill impairment.

Core deposit and other intangible

Due to the Bank Merger, the Successor Company reported no core deposit and other intangibles on its Consolidated Balance Sheet as of December 31, 2011.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 8—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

For the Predecessor Company, the change in core deposit and other intangibles was as follows:

Core deposit intangibles	2010	2009
Gross carrying amount	$19,796	$19,796
Accumulated amortization, beginning of year	(10,803)	(8,304)
Amortization	(2,495)	(2,499)

Accumulated amortization, end of year	(13,298)	(10,803)

End of year	$6,498	$8,993

Other intangibles	2010	2009
Gross carrying amount	$745	$745
Accumulated amortization, beginning of year	(403)	(152)
Amortization	(89)	(251)

Accumulated amortization, end of year	(492)	(403)

End of year	$253	$342

NOTE 9—DEPOSITS

Due to the Bank Merger, the Company reported no deposits on its Consolidated Balance Sheet as of December 31, 2011 (Successor).

For the Predecessor Company, deposits at year-end were as follows:

	2010	2009
Noninterest-bearing demand deposits	$152,752	$177,602
Interest-bearing demand deposits	939,091	837,268
Savings deposits	101,925	86,166
Brokered deposits	1,399	6,584
Time deposits	781,687	976,476

Total deposits	$1,976,854	$2,084,096

Predecessor Company brokered and time deposits of $100 or more were $309,701 and $395,595 at year-end 2010 and 2009, respectively.

The aggregate amount of Predecessor Company deposits of executive officers and directors of the Company and their related interests was approximately $3,679 and $3,611 at year-end 2010 and 2009, respectively.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 10—BORROWINGS

Due to the Bank Merger, the only borrowings reported on the Successor Company’s Consolidated Balance Sheet as of December 31, 2011 were subordinated debentures associated with prior years’ issuance of variable rate trust preferred securities.

Federal funds purchased, securities sold under agreements to repurchase and treasury tax and loan deposits are financing arrangements. Securities involved with the agreements are recorded as assets and are held by a safekeeping agent and the obligations to repurchase the securities are reflected as liabilities. Securities sold under agreements to repurchase consist of short-term excess funds and overnight liabilities to deposit customers arising from a cash management program.

Regarding the Predecessor Company, information concerning securities sold under agreements to repurchase at year-end 2010 and 2009 is as follows:

	2010	2009
Average balance during the year	$22,342	$28,008
Average interest rate during the year	0.10%	0.10%
Maximum month-end balance during the year	$26,161	$35,935
Weighted average interest rate at year-end	0.10%	0.10%

Predecessor Company FHLB advances and notes payable consisted of the following at year-end:

	2010	2009
Short-term FHLB borrowings
Fixed rate FHLB advance, 4.44% Matured December 2011	$15,000	$–
Variable rate FHLB advances at 5.00% to 5.31% Matured December 2010	–	12,000

Total short-term borrowings	15,000	12,000

Long-term FHLB borrowings
Fixed rate FHLB advances, from 1.50% to 6.35%, Various maturities through June 2023	143,653	159,999
Total FHLB borrowings	$158,653	$171,999

Each FHLB advance was payable at its maturity date; however, prepayment penalties were required if paid before maturity. The fixed rate advances included $155,000 of advances that were callable by the FHLB under certain circumstances. The advances were collateralized by a required blanket pledge of qualifying mortgage, commercial, agricultural and home equity lines of credit loans and securities totaling $500,354 and $552,721 at year-end 2010 and 2009, respectively.

At year-end 2010, the Predecessor Company had approximately $70,000 of federal funds lines of credit available from correspondent institutions of which $10,000 was secured.

In September 2003, the Company formed Greene County Capital Trust I (“GC Trust I”). GC Trust I issued $10,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $10,310 subordinated debentures to the GC Trust I in exchange for the proceeds of the offering, which debentures represent the sole asset of GC Trust I. The debentures pay interest quarterly at the three-month

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 10—BORROWINGS (Continued)

LIBOR plus 2.85% adjusted quarterly (3.25% and 3.14% at year-end 2011 and 2010, respectively). The Company may redeem the subordinated debentures, in whole or in part, at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.

In June 2005, the Company formed Greene County Capital Trust II (“GC Trust II”). GC Trust II issued $3,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $3,093 subordinated debentures to the GC Trust II in exchange for the proceeds of the offering, which debentures represent the sole asset of GC Trust II. The debentures pay interest quarterly at the three-month LIBOR plus 1.68% adjusted quarterly (2.23% and 1.98% at year-end 2011 and 2010, respectively). The Company may redeem the subordinated debentures, in whole or in part, beginning September 2010 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2035.

In May 2007, the Company formed GreenBank Capital Trust I (“GB Trust I”). GB Trust I issued $56,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $57,732 subordinated debentures to the GB Trust I in exchange for the proceeds of the offering, which debentures represent the sole asset of GB Trust I. The debentures pay interest quarterly at the three-month LIBOR plus 1.65% adjusted quarterly (2.20% and 1.95% at year-end 2011 and 2010). The Company may redeem the subordinated debentures, in whole or in part, beginning June 2012 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2037.

Also in May 2007 the Company assumed the liability for two trusts affiliated with the acquisition of Franklin, Tennessee-based Civitas Bankgroup, Inc. (“CVBG”) that the Company acquired on May 18, 2007, Civitas Statutory Trust I (“CS Trust I”) and Cumberland Capital Statutory Trust II (“CCS Trust II”).

In December 2005 CS Trust I issued $13,000 of variable rate trust preferred securities as part of a pooled offering of such securities. CVBG issued $13,403 subordinated debentures to the CS Trust I in exchange for the proceeds of the offering, which debentures represent the sole asset of CS Trust I. The debentures pay interest quarterly at the three-month LIBOR plus 1.54% adjusted quarterly (2.09% and 1.84% at year-end 2011 and 2010). The Company may redeem the subordinated debentures, in whole or in part, beginning March 2011 at a price of 100% of face value. The subordinated debentures must be redeemed no later than March 2036.

In July 2001 CCS Trust II issued $4,000 of variable rate trust preferred securities as part of a pooled offering of such securities. CVBG issued $4,124 subordinated debentures to the CCS Trust II in exchange for the proceeds of the offering, which debentures represent the sole asset of CCS Trust II. The debentures pay interest quarterly at the three-month LIBOR plus 3.58% adjusted quarterly (4.01% and 3.87% at year-end 2011 and 2010). The Company may redeem the subordinated debentures, in whole or in part, at a price of 100% of face value. The subordinated debentures must be redeemed no later than July 2031.

During September 2011, the Company paid interest payments on all of its series of junior subordinated debentures having an outstanding principal amount of $88.7 million, relating to outstanding trust preferred securities (“TRUPs”), for which payments had been deferred beginning in the fourth quarter of 2010.

The Company is not considered the primary beneficiary of GC Trust I, GC Trust II, GB Trust I, CS Trust I and CCS Trust II. Therefore the trusts are not consolidated in the Company’s consolidated financial statements, but rather the subordinate debentures issued by the Company and held by each Trust are presented as a liability. However, the Company has fully and unconditionally guaranteed the repayment of the variable rate trust preferred securities. These trust preferred securities currently qualify as Tier 1 capital for regulatory capital requirements of the Company.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 11—BENEFIT PLANS

Due to the Bank Merger, the Success Company had no benefit plans as of December 31, 2011.

The Predecessor Company had a profit sharing plan which allowed employees to contribute from 1% to 20% of their compensation. The Company contributed an additional amount at a discretionary rate established annually by the Board of Directors. Company contributions to the Plan were $0, $0 and $409 for the period from January 1 through September 7, 2011 and the full years 2010 and 2009, respectively. Effective July 2009 the Company suspended contributions to the profit sharing plan and intended to reevaluate re-instating contributions in the future when the Company solidly returned to profitability.

The Predecessor Company allowed directors to defer some of their fees for future payment, including interest. The amount accrued for deferred compensation was $2,274 and $2,637 at year-end 2010 and 2009. Amounts expensed under the Plan were $85 for the period from January 1, 2011 through September 7, 2011, $133 for 2010 and $27 for 2009. Beginning in 2009 the annual crediting rate was set equal to 100% of the annual return on stockholders’ equity with a 4% floor and a 12% ceiling, for the year then ended, on balances in the Plan until the director experienced a separation from services, and, thereafter, at a earnings crediting rate based on 75% of the Company’s return on average stockholders’ equity for the year then ending with a 3% floor and a 9% ceiling.

The Predecessor Company had certain officers participating in a Supplemental Executive Retirement Plan. The amount accrued for future payments under this Plan was $1,568 and $1,409 at year-end 2010 and 2009, respectively. Amounts expensed under the Plan were $166 for the period from January 1, 2011 through September 7, 2011, $259 for 2010 and $312 for 2009. Related to these plans, the Predecessor Company purchased single premium life insurance contracts on the lives of the related participants. The cash surrender value of these contracts was recorded as an asset of the Company. The Predecessor Company surrendered its life insurance contracts during 2011.

NOTE 12—INCOME TAXES

Income tax expense (benefit) is summarized as follows:

	Successor Company	Predecessor Company
	Sept. 8 - Dec 31 2011	Jan. 1 - Sept. 7 2011	2010	2009
Current—federal	$(305)	$(8,277)	$(10,054)	$(12,906)
Current—state	(22)	(1,681)	(1,775)	(2,476)
Deferred—federal	(109)	(2,408)	(13,870)	(1,397)
Deferred—state	(5)	(451)	(2,846)	(257)
Deferred tax asset—valuation allowance	–	13,791	43,455

Total	$(441)	$974	$14,910	$(17,036)

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 12—INCOME TAXES (Continued)

Deferred income taxes reflect the effect of “temporary differences” between values recorded for assets and liabilities for financial reporting purposes and values utilized for measurement in accordance with tax laws. The tax effects of the primary temporary differences giving rise to the Company’s net deferred tax assets and liabilities are as follows:

	Successor Company		Predecessor Company
	2011		2010		2009
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Allowance for loan losses	$–	$–	$26,214	$–	$19,675	$–
Deferred compensation	85	–	2,129	–	1,973	–
REO basis	–	–	12,175	–	–	–
Purchase accounting adjustments	–	–	–	(1,424)	672	–
Depreciation	–	–	–	(1,998)	–	(2,129)
FHLB dividends	–	–	–	(1,658)	–	(1,658)
Core deposit intangible	–	–	2,189	–	–	(4,860)
PAA Borrowings TRUPS	–	(15,934)	–	–	–	–
Unrealized (gain) loss on securities	–	–	–	(645)	–	(122)
NOL carryforward	–	–	10,192	–	–	–
Other	327	–	–	(1,542)	49	–
Deferred tax asset—valuation allowance	–	–	–	(43,455)	–	–

Total deferred income taxes	$412	$(15,934)	$52,899	$(50,722)	$22,369	$(8,769)

A valuation allowance is recognized for a net DTA if, based on the weight of available evidence, it is more-likely-than-not that some portion or the entire DTA will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making such judgments, significant weight is given to evidence that can be objectively verified. As a result of the increased credit losses, the Predecessor Company entered into a three-year cumulative pre-tax loss position (excluding the goodwill impairment charge recognized in the first quarter of 2009) as of September 30, 2010.

A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset which is difficult to overcome. The Predecessor Company’s estimate of the realization of its net DTA was based on the scheduled reversal of deferred tax liabilities and taxable income available in prior carry back years and tax planning strategies. Based on management’s calculation, a valuation allowance of $43,455, or 95% of the Predecessor Company’s net DTA, was an adequate estimate as of December 31, 2010. This estimate resulted in a valuation allowance for the net DTA in the income statement of $43,455 for the period end 2010.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 12—INCOME TAXES (Continued)

A reconciliation of expected income tax expense (benefit) at the statutory federal income tax rate of 35% with the actual effective income tax rates is as follows:

	Successor Company	Predecessor Company
	Sept. 8 –Dec 31 2011	Jan. 1 –Sept. 7 2011	2010	2009
Statutory federal tax rate	35.0%	35.0%	35.0%	35.0%
State income tax, net of federal benefit	(0.9)	4.3	4.6	1.1
Equity in income from investment in subsidiary	(54.7)
Tax-exempt income		0.7	2.0	0.5
Goodwill impairment			–	(26.4)
Deferred tax asset – valuation allowance		(42.5)	(66.1)	–
Other	0.6	0.1	1.8	–

Total	(20.0%)	(2.4%)	(22.7%)	10.2%

The Company recognizes accrued interest and penalties related to uncertain tax positions in tax expense. At the date of adoption of interpretive guidance on accounting for uncertainty in income taxes, the Predecessor Company had recognized approximately $150 for the payment of interest and penalties.

The Predecessor Company’s Federal returns are open and subject to examination for the years of 2008, 2009 and 2010. The Predecessor Company’s State returns are open and subject to examination for the years of 2008, 2009 and 2010.

NOTE 13—COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Due to the Bank Merger, the Company reported no commitments or financial instruments with off-balance sheet risk as of December 31, 2011 (Successor).

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Predecessor Company financial instruments with off-balance-sheet risk were as follows at year-end:

	2010	2009
Commitments to make loans—fixed	$3,827	$1,202
Commitments to make loans—variable	2,464	4,718
Unused lines of credit	201,973	239,374
Letters of credit	25,674	30,107

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 13—COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

The fixed rate loan commitments have interest rates ranging from 5.49% to 8.75% and maturities ranging from one to fifteen years. Letters of credit are considered financial guarantees under ASC 460.

NOTE 14—CAPITAL REQUIREMENTS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

On September 7, 2011, the Company completed the issuance and sale of 119.9 million shares of its common stock to CBF for approximately $217 million in consideration (“CBF Investment”). CBF is the controlling owner of Capital Bank, N.A. In connection with the CBF Investment, all of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and related warrants to purchase shares of the Company’s common stock issued to the U.S. Treasury through the TARP were repurchased by CBF.

During the third quarter of 2011, the FDIC and the TDFI issued a consent order against the Bank aimed at strengthening the Bank’s operations and its financial condition. The order’s provisions included requirements similar to those that the Bank has already informally committed to comply with, including requirements to maintain the Bank’s capital ratios above those levels required to be considered “well-capitalized” under federal banking regulations. As a result of the subsequent Bank merger, the consent order is no longer in effect.

The Successor Company’s primary source of funds to pay dividends to shareholders is the dividends it receives from Capital Bank. In August 2010, Capital Bank entered into an Operating Agreement with the OCC (which we refer to as the “OCC Operating Agreement”), in connection with the acquisition of the Failed Banks. Capital Bank (and, with respect to certain provisions, the Company and CBF) is also subject to an Order of the FDIC, dated July 16, 2010 (which we refer to as the “FDIC Order”) issued in connection with the FDIC’s approval of CBF’s deposit insurance applications for the Failed Banks. The OCC Operating Agreement and the FDIC Order require that Capital Bank maintain various financial and capital ratios and require prior regulatory notice and consent to take certain actions in connection with operating the business and they restrict Capital Bank’s ability to pay dividends to CBF and the Company and to make changes to its capital structure. A failure by CBF or Capital Bank to comply with the requirements of the OCC Operating Agreement or the FDIC Order could subject CBF to regulatory sanctions; and failure to comply, or the objection, or imposition of additional conditions, by the OCC or the FDIC, in connection with any materials or information submitted thereunder, could prevent CBF from executing its business strategy and negatively impact its business, financial condition, liquidity and results of operations.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 14—CAPITAL REQUIREMENTS (Continued)

Actual capital levels and minimum required levels to be well capitalized under the regulatory framework for prompt corrective action (in millions) were as follows:

	Actual		Minimum Required to be Well Capitalized
	Actual	Ratio (%)	Actual	Ratio (%)
Successor Company:

December 31, 2011:
Total Capital (to Risk Weighted Assets)
Consolidated	$306.7	99.8	$30.7	10
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$306.7	99.8	$18.4	6
Tier 1 Capital (to Average Assets)
Consolidated	$306.7	100.7	$15.2	5

Predecessor Company:

December 31, 2010:
Total Capital (to Risk Weighted Assets)
Consolidated	$239.7	13.2	$181.6	10
Bank	239.6	13.2	181.3	10
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$216.5	11.9	$108.9	6
Bank	216.4	11.9	108.8	6
Tier 1 Capital (to Average Assets)
Consolidated	$216.5	8.9	$122.0	5
Bank	216.4	8.9	121.8	5

NOTE 15—STOCK-BASED COMPENSATION

For the period from September 8, 2011 through December 31, 2011, the Successor Company had no stock or option grants and had no expenses associated with stock-based compensation.

The Predecessor Company maintained a 2004 Long-Term Incentive Plan, as amended (the “Plan”), whereby a maximum of 500,000 shares of common stock could be issued to directors and employees of the Company and the Bank. The Plan provided for the issuance of awards in the form of stock options, stock appreciation rights, restricted shares, restricted share units, deferred share units and performance awards. Stock options granted under the Plan were typically granted at exercise prices equal to the fair market value of the Company’s common stock on the date of grant and typically had terms of ten years and vested at an annual rate of 20%. Shares of restricted stock awarded under the Plan had restrictions that expired within the vesting period of the award which range from 12 months to 60 months. At December 31, 2010, 170,324 shares remained available for future grant. The compensation cost related to options that has been charged against income for the Plan was approximately $177, $295 and $387 for the period of January 1 through September 7, 2011 and the years ended December 31, 2010 and 2009, respectively. The compensation cost related to restricted stock that had been charged against income for the Plan was approximately $771, $331 and $299 for the period of January 1 through September 7, 2011 and the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010, there was $678 of total unrecognized compensation cost related to non-vested share-based compensation arrangements.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 15—STOCK-BASED COMPENSATION (Continued)

Stock Options

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company did not grant any incentive stock options for 2011, 2010 or 2009.

A summary of stock option activity under the Predecessor Company Plan for the years ended December 31, 2010 and 2009 is presented below:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2009	388,194	$26.14
Exercised	–	–
Forfeited	(6,484)	33.12
Expired	–	–

Outstanding at December 31, 2010	381,710	$25.96	3.6 years	$–

Options exercisable at December 31, 2010	344,029	$25.17	3.4 years	$–

The total aggregate intrinsic value of stock options (which is the amount by which the stock price exceeded the exercise price of the stock options) exercised during the years ended December 31, 2010 and 2009, was $0 and $0, respectively. The total fair value of stock options vesting during the period of January 1 through September 7, 2011 and the year ended December 31, 2010 was $319 and $376, respectively.

During 2011 and 2010 there were no exercised stock options.

Stock options outstanding at year-end 2010 were as follows:

	Outstanding			Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$12.41 – $15.00	24,142	1.8	$12.95	24,142	1.8	$12.95

$15.01 – $20.00	77,698	1.8	$17.63	77,698	1.8	$17.63

$20.01 – $25.00	50,635	3.1	$23.36	50,635	3.1	$23.36

$25.01 – $30.00	135,476	4.7	$28.00	122,137	4.6	$27.91

$30.01 – $36.32	93,759	4.4	$34.80	69,417	3.8	$34.37

Total	381,710			344,029

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 15—STOCK-BASED COMPENSATION (Continued)

Restricted Stock

A summary of restricted stock activity under the Predecessor Company Plan as of September 7, 2011 and for the year ended December 31, 2010 and 2009 is presented below.

Predecessor Company:	Shares	Weighted Average Price Per Share
Balance at January 1, 2009	60,907	$18.83
Granted:
Non-employee Directors	7,060	7.08
Non-executive officers & management	56,934	7.08
Vested:
Non-employee Directors	(7,852)	16.56
Executive officers, non-executive officers & management	(10,584)	19.16
Cancelled:
Non-employee Directors	–	–
Non-executive officers & management	(5,207)	14.98

Balance at December 31, 2009	101,258	$11.74
Granted:
Non-employee Directors	6,548	6.11
Executive officers	18,382	8.16
Vested:
Non-employee Directors	(7,060)	7.08
Executive officers, non-executive officers & management	(20,335)	12.77
Cancelled:
Executive officers	(1,543)	16.56
Non-executive officers & management	(5,968)	11.82

Balance at December 31, 2010	91,282	$10.67
Granted:
Non-employee Directors	22,336	2.65
Executive officers	72,807	1.60
Vested:
Non-employee Directors	(28,884)	3.43
Executive officers, non-executive officers & management	(18,716)	12.66
Cancelled:
Executive officers	(1,029)	16.56
Non-executive officers & management	(8,646)	10.88

Balance at September 7, 2011	129,150	$5.74

Weighted-average fair value of non-vested stock awards granted during the period from January 1 through September 7, 2011 and the year ended December 31, 2010 and 2009:

Predecessor:
Jan 1–Sept 7, 2011	$1.54
2010	$7.62
2009	$7.08

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 15—STOCK-BASED COMPENSATION (Continued)

Cash Settled Stock Appreciation Rights

During the year ended December 31, 2009 the Predecessor Company granted cash-settled stock appreciation rights (“SAR’s”) awards to non-employee Directors, executive officers and select employees. Each award, when granted, provided the participant with the right to receive payment in cash, upon exercise of each SAR, for the difference between the appreciation in market value of a specified number of shares of the Company’s Common Stock over the award’s exercise price. The SAR’s vest over the same period as the stock option awards issued and the restricted stock grants and can only be exercised in tandem with the stock option awards or vesting of the restricted stock grants. The per-share exercise price of an SAR is equal to the closing market price of a share of the Predecessor Company’s common stock on the date of grant. For the year ended December 31, 2010 the Company recognized a recovery in expense of $15 and for the year ended December 31, 2009 the Company recognized an expense of $24 related to outstanding awarded SAR’s. As of December 31, 2010, there was an estimated $346 of unrecognized compensation cost related to SAR’s. The cost, measured at each reporting period until the award is settled, is expected to be recognized over a weighted average period of 1.3 years. As of December 31, 2010, no cash settled SAR’s had been exercised and as such, no share-based liabilities were paid.

A summary of the SAR activity during years ended December 31, 2010 and 2009 is presented below.

Predecessor Company:	Shares	Weighted Average Price Per Share
Balance at January 1, 2009	79,907	$22.58
Granted:
Non-employee Directors	7,060	7.08
Non-executive officers & management	56,934	7.08
Cancelled/Expired:
Non-employee Directors	(7,852)	16.56
Non-executive officers & management	(15,817)	17.78

Balance at December 31, 2009	120,232	$15.36
Granted:
Non-employee Directors	6,548	6.11
Non-executive officers & management	–	–
Cancelled/Expired:
Non-employee Directors	(7,060)	7.08
Non-executive officers & management	(27,777)	12.75

Balance at December 31, 2010	91,943	$16.12
Granted:
Non-employee Directors	–	–
Non-executive officers & management	–	–
Cancelled:
Non-employee Directors	–	–
Non-executive officers & management	(8,158)	12.48

Balance at September 7, 2011	83,785	$16.48

Weighted-average fair value of cash-settled SAR’s granted during the year ended December 31,

Predecessor:
Jan 1–Sept 7, 2011	N/A

2010	$6.11

2009	$7.08

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 15—STOCK-BASED COMPENSATION (Continued)

The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of the SAR’s at the time of grant for the periods ending December 31.

	2010	2009
Risk-free interest rate	0.307%	0.67% – 1.89%
Volatility	57.06%	40.18%
Expected life	1 year	1 – 5 years
Dividend yield	0.00%	7.34%

Cash-settled SAR’s awarded in stock-based payment transactions are accounted for under ASC 718 which classifies these awards as liabilities. Accordingly, the Predecessor Company recorded these awards as a component of other non-current liabilities on the balance sheet. For liability awards, the fair value of the award, which determines the measurement of the liability on the balance sheet, was remeasured at each reporting period until the award is settled. Fluctuations in the fair value of the liability award were recorded as increases or decreases in compensation cost, either immediately or over the remaining service period, depending on the vested status of the award.

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the SAR. Expected volatility is based upon the historical volatility of the Company’s common stock based upon prior year’s trading history. The expected term of the SAR is based upon the average life of previously issued stock options and restricted stock grants. The expected dividend yield is based upon current yield on the date of grant. These SAR’s can only be exercised in tandem with stock options being exercised or vesting of restricted stock.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 16—EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the earnings per common share and earnings per common share assuming dilution computations are presented below.

	Successor Company	Predecessor Company
	Sept 8 - Dec 31 2011	Jan 1 - Sept 7 2011	2010	2009
Basic Earnings (loss) Per Share
Net income (loss)	$2,647	$(41,519)	$(80,695)	$(150,694)
Less: preferred stock dividends and accretion of discount on warrants	–	$3,409	5,001	4,982
Less: Gain on retirement of Series A preferred allocated to common shareholders	–	11,188	–	–

Net income (loss) available to common shareholders	$2,647	$(33,740)	$(85,696)	$(155,676)

Weighted average common shares outstanding	133,083,705	13,125,521	13,093,847	13,068,407

Basic earnings (loss) per share available to common shareholders	.02	(2.57)	(6.54)	(11.91)

Diluted Earnings (loss) Per Share
Net income (loss)	$2,647	$(41,519)	$(80,695)	$(150,694)
Less: preferred stock dividends and accretion of discount on warrants	–	3,409	5,001	4,982
Less: Gain on retirement of Series A preferred allocated to common shareholders	–	11,188	–	–

Net income (loss) available to common shareholders	$2,647	$(33,740)	$(85,696)	$(155,676)

Weighted average common shares outstanding	133,083,705	13,125,521	13,093,847	13,068,407
Add: Dilutive effects of assumed conversions of restricted stock and exercises of stock options and warrants(1)(2)	76,679	–	–	–

Weighted average common and dilutive potential common shares outstanding	133,160,384	13,125,521	13,093,847	13,068,407

Diluted earnings (loss) per share available to common shareholders	.02	(2.57)	(6.54)	(11.91)

(1)	Diluted weighted average shares outstanding for the period from Jan 1, 2011 to September 7, 2011, and 2010 and 2009 excludes 94,930, 92,979 and 96,971 shares of unvested restricted stock because they are anti-dilutive and is equal to weighted average common shares outstanding.
(2)	Stock options and warrants of 976,659, 1,017,645 and 1,058,992 were excluded from Jan 1, 2011 to September 7, 2011 and 2010 and 2009 diluted earnings per share because their impact was anti-dilutive.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 17—PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Due to the Bank Merger, the Successor Company’s financial results are equivalent to those of the parent company.

BALANCE SHEETS

	Successor Company	Predecessor Company
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009
ASSETS
Cash and due from financial institutions	$2,091	$1,707	$3,081
Investment in subsidiary	315,343	228,590	308,831
Other	3,804	4,795	4,692

Total assets	$321,238	$235,092	$316,604

LIABILITIES
Subordinated debentures	$45,180	$88,662	$88,662
Other liabilities	16,009	2,532	1,173

Total liabilities	61,189	91,194	89,835
Shareholders’ equity	260,049	143,898	226,769

Total liabilities and shareholders’ equity	$321,238	$235,092	$316,604

STATEMENTS OF INCOME

	Successor Company	Predecessor Company
	Sep. 8, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Sep. 7, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Dividends from subsidiary	$–	$–	$2,500	$3,000
Other income	19	88	96	180
Interest expense	(977)	(1,383)	(1,980)	(2,577)
Other expense	(282)	(2,110)	(2,002)	(1,718)

Income before income taxes	(1,240)	(3,405)	(1,386)	(1,115)
Income tax benefit	(441)	(889)	(743)	(1,488)
Equity in undistributed net income (loss) of subsidiary	3,446	(39,003)	(80,052)	(151,067)

Net income (loss)	2,647	(41,519)	(80,695)	(150,694)
Preferred stock dividends and accretion of discount on warrants	–	3,409	5,001	4,982

Net income (loss) available to common shareholders	$2,647	$(44,928)	$(85,696)	$(155,676)

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 17—PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

STATEMENTS OF CASH FLOWS

Years ended December 31, 2010 and 2009

	Successor Company	Predecessor Company
	Sept. 8, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Sept. 7, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Operating activities
Net income (loss)	$2,647	$(41,519)	$(80,695)	$(150,694)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Undistributed (net income) loss of subsidiaries	–	39,003	80,052	151,067
Stock compensation expense	–	528	627	686
Amortization of Subordinated Debenture Discount	1,543
Change in other assets	554	996	103	1,868
Change in liabilities	(3,884)	4,416	1,250	(412)

Net cash provided (used) by operating activities	860	3,424	1,337	2,515

Investing activities
Capital investment in Capital Bank	(142,850)	–	–	–

Net cash used in investing activities	(142,850)		–	–

Financing activities
Preferred stock dividends paid	–	(3,409)	(2,711)	(3,232)
Common stock dividends paid	–	–	–	(1,713)
Proceeds from CBF Investment	(5,211)	147,569	–	–

Net cash provided (used in) financing activities	(5,211)	144,160	(2,711)	(4,945)

Net change in cash and cash equivalents	(147,201)	147,584	(1,374)	(2,430)
Cash and cash equivalents, beginning of year	149,292	1,708	3,081	5,511

Cash and cash equivalents, end of year	$2,091	$149,292	$1,707	$3,081

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 18—OTHER COMPREHENSIVE INCOME

Other comprehensive income components were as follows.

	Sucessor Company	Predecessor Company
	Sept. 8, 2011 to Dec. 31, 2011	Jan. 1, 2011 to Sept. 7, 2011	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Unrealized holding gains and (losses) on securities available for sale, net of tax of $943, $1,678, $523, $1,105 respectively	$(1,461)	$2,601	$810	$1,712
Reclassification adjustment for losses (gains) realized in net income, net of tax of $0, $(2,481), $0, ($555), respectively	–	(3,843)	–	(860)

Other comprehensive income (loss)	$(1,461)	$(1,242)	$810	$852

NOTE 19—SEGMENT INFORMATION

The Successor’s Company has a single operating segment, its 34% ownership of Capital Bank, N.A., which is accounted for using the equity method. Thus, segment information is not relevant for the Successor Company.

The Predecessor Company’s operating segments include banking, mortgage banking, consumer finance, automobile lending and title insurance. The reportable segments are determined by the products and services offered, and internal reporting. Loans, investments and deposits provide the revenues in the banking operation; loans and fees provide the revenues in consumer finance and mortgage banking and insurance commissions provide revenues for the title insurance company. Consumer finance, automobile lending and title insurance do not meet the quantitative threshold on an individual basis, and are therefore shown below in “Other Segments”. Mortgage banking operations are included in “Bank”. All operations are domestic.

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 19—SEGMENT INFORMATION (Continued)

Predecessor Company segment performance is evaluated using net interest income and non-interest income. Income taxes are allocated based on income before income taxes, and indirect expenses (includes management fees) are allocated based on time spent for each segment. Transactions among segments are made at fair value. Information reported internally for performance assessment follows.

Predecessor Company Jan 1, 2011 through Sept 7, 2011	Banking	Other Segments	Holding Company	Eliminations	Total Segments
Net interest income	$48,181	$5,977	$(1,382)	$–	$52,776
Provision for loan losses	43,116	626	–	–	43,742
Noninterest income	27,196	1,150	88	(631)	27,803
Noninterest expense	72,577	3,326	2,110	(631)	77,382
Income tax expense (benefit)	641	1,222	(889)	–	974

Segment profit (loss)	$(40,957)	$1,953	$(2,515)	$–	$(41,519)

Segment assets	$2,191,032	$43,661	$153,308	$–	$2,388,001

2010	Banking	Other Segments	Holding Company	Eliminations	Total Segments
Net interest income	$77,246	$8,327	$(1,980)	$–	$83,593
Provision for loan losses	69,568	1,539	–	–	71,107
Noninterest income	31,467	1,899	96	(918)	32,544
Noninterest expense	105,088	4,643	2,002	(918)	110,815
Income tax expense (benefit)	14,068	1,585	(743)	–	14,910

Segment profit (loss)	$(80,011)	$2,459	$(3,143)	$–	$(80,695)

Segment assets	$2,356,543	$42,995	$6,502	$–	$2,406,040

2009	Banking	Other Segments	Holding Company	Eliminations	Total Segments
Net interest income	$74,628	$8,474	$(2,577)	$–	$80,525
Provision for loan losses	47,483	2,763	–	–	50,246
Noninterest income	30,258	2,127	180	(987)	31,578
Noninterest expense	223,989	4,868	1,717	(987)	229,587
Income tax expense (benefit)	(16,712)	1,164	(1,488)	–	(17,036)

Segment profit (loss)	$(149,874)	$1,806	$(2,626)	$–	$(150,694)

Segment assets	$2,568,926	$42,251	$7,962	$–	$2,619,139

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 19—SEGMENT INFORMATION (Continued)

Asset Quality Ratios

As of and for the period ended December 31, 2010	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	8.40%	1.30%	8.35%
Nonperforming assets as a percentage of total assets	8.52%	1.34%	8.56%
Allowance for loan losses as a percentage of total loans, net of unearned income	3.68%	7.33%	3.83%
Allowance for loan losses as a percentage of nonperforming loans	43.80%	562.24%	45.83%
Net charge-offs to average total loans, net of unearned income	2.76%	4.20%	2.84%

As of and for the period ended December 31, 2009	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	3.69%	1.50%	3.70%
Nonperforming assets as a percentage of total assets	5.04%	2.02%	5.07%
Allowance for loan losses as a percentage of total loans, net of unearned income	2.30%	8.05%	2.45%
Allowance for loan losses as a percentage of nonperforming loans	62.29%	538.31%	66.39%
Net charge-offs to average total loans, net of unearned income	2.15%	5.88%	2.25%

NOTE 20—SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Presented below is a summary of the consolidated quarterly financial data:

	Predecessor Company			Successor Company
	Three months ended		07/01/2011 through 09/07/2011	09/08/2011 through 09/30/2011	Three Months Ended
Summary of Operations	03/31/2011	06/30/2011			12/31/2011
Net interest income	$19,267	$19,452	$14,058	$(236)	$(741)
Provision for loan losses	13,897	14,333	15,513	–	–
Noninterest income	7,627	8,236	11,940	1,169	2,297
Noninterest expense	23,027	24,770	29,585	95	188
Income tax expense (benefit)	281	281	974	(123)	(318)
Net income (loss)	$(10,311)	$(11,134)	$(20,074)	$961	$1,686

Net income (loss) available to common shareholders	$(11,561)	$(12,384)	$(20,983)	$961	$1,686

Comprehensive income	$(10,272)	$(11,096)	$(20,286)	$(308)	$1,494

Basic earnings (loss) per share	$(0.88)	$(0.94)	$(3.23)	$0.01	$.01
Diluted earnings (loss) per share	$(0.88)	$(0.94)	$(3.23)	$0.01	$.01

Dividends per common share	$0.00	$0.00	$0.00	$0.00	$0.00
Average common shares outstanding	13,108,598	13,126,923	13,145,744	133,083,075	133,083,075
Average common shares outstanding—diluted	13,108,598	13,126,923	13,145,744	133,174,370	133,160,384

GREEN BANKSHARES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data)

NOTE 20—SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (Continued)

Predecessor Company:

	For the three months ended
Summary of Operations	03/31/2010	06/30/2010	09/30/2010	12/31/2010
Net interest income	$21,659	$21,473	$20,747	$19,714
Provision for loan losses	3,889	4,749	36,823	25,646
Noninterest income	7,686	8,771	9,029	7,058
Noninterest expense	20,546	21,274	27,009	41,986
Income tax expense (benefit)	1,714	1,410	1,098	10,688

Net income (loss)	$3,196	$2,811	$(35,154)	$(51,548)

Net income (loss) available to common shareholders	$1,946	$1,561	$(36,405)	$(52,798)

Comprehensive income	$4,166	$3,705	$(34,583)	$(53,173)

Basic earnings (loss) per share	$0.15	$0.12	$(2.78)	$(4.03)

Diluted earnings (loss) per share	$0.15	$0.12	$(2.78)	$(4.03)

Dividends per common share	$0.00	$0.00	$0.00	$0.00
Average common shares outstanding	13,082,347	13,097,611	13,097,611	13,097,611
Average common shares outstanding—diluted	13,172,727	13,192,648	13,097,611	13,097,611

Southern Community Financial

Corporation

Unaudited Consolidated Financial Statements as of and for the

Three and Six Months Ended June 30, 2012

SOUTHERN COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

	June 30, 2012	December 31, 2011*
	(Amounts in thousands, except share data)
Assets
Cash and due from banks	$25,144	$23,356
Federal funds sold and overnight deposits	101,784	23,198
Investment securities
Available for sale, at fair value	261,944	362,298
Held to maturity, at amortized cost	51,009	44,403
Federal Home Loan Bank stock	5,957	6,842
Loans held for sale	4,032	4,459
Loans	913,591	950,022
Allowance for loan losses	(22,954)	(24,165)

Net Loans	890,637	925,857
Premises and equipment, net	37,501	38,315
Foreclosed assets	19,873	19,812
Other assets	49,080	54,038

Total Assets	$1,446,961	$1,502,578

Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing demand	$148,048	$135,434
Money market, NOW and savings	485,569	475,900
Time	493,084	571,838

Total Deposits	1,126,701	1,183,172
Short-term borrowings	59,268	33,629
Long-term borrowings	147,426	177,514
Other liabilities	13,227	10,628

Total Liabilities	1,346,622	1,404,943

Stockholders’ Equity
Senior cumulative preferred stock (Series A), no par value, 1,000,000 shares authorized; 42,750 shares issued and outstanding at June 30, 2012 and December 31, 2011	42,091	41,870
Common stock, no par value, 30,000,000 shares authorized; issued and outstanding 16,854,775 shares at June 30, 2012 and 16,827,075 shares at December 31, 2011	119,534	119,505
Retained earnings (accumulated deficit)	(62,740)	(64,425)
Accumulated other comprehensive income	1,454	685

Total Stockholders’ Equity	100,339	97,635

Total Liabilities and Stockholders’ Equity	$1,446,961	$1,502,578

*	Derived from audited consolidated financial statements

See accompanying notes.

SOUTHERN COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Amounts in thousands, except per share and share data)
Interest Income
Loans	$12,824	$15,003	$26,040	$30,516
Investment securities available for sale	1,914	2,490	3,951	5,053
Investment securities held to maturity	690	618	1,267	1,167
Federal funds sold and overnight deposits	14	37	29	111

Total Interest Income	15,442	18,148	31,287	36,847

Interest Expense
Money market, NOW and savings deposits	521	731	1,036	1,611
Time deposits	1,987	2,561	4,153	5,304
Borrowings	2,264	2,286	4,510	4,531

Total Interest Expense	4,772	5,578	9,699	11,446

Net Interest Income	10,670	12,570	21,588	25,401
Provision for Loan Losses	2,300	3,700	5,200	7,800

Net Interest Income After Provision for Loan Losses	8,370	8,870	16,388	17,601

Non-Interest Income
Service charges and fees on deposit accounts	1,363	1,581	2,725	3,069
Income from mortgage banking activities	324	291	629	554
Investment brokerage and trust fees	356	320	586	508
Gain on sale of investment securities	864	524	1,127	1,468
SBIC income and management fees	300	123	970	245
Other	691	695	1,293	593

Total Non-Interest Income	3,898	3,534	7,330	6,437

Non-Interest Expense
Salaries and employee benefits	4,647	4,568	9,333	9,314
Occupancy and equipment	1,662	1,860	3,302	3,644
FDIC deposit insurance	771	932	1,522	2,065
Foreclosed asset related	1,023	636	1,821	1,515
Merger related expense	673	–	673	–
Other	2,401	3,259	5,161	6,200

Total Non-Interest Expense	11,177	11,255	21,812	22,738

Income Before Income Taxes	1,091	1,149	1,906	1,300
Income Tax (Benefit) Expense	–	–	–	–

Net Income	1,091	1,149	1,906	1,300

Effective Dividend on Preferred Stock	645	638	1,290	1,277

Net Income Available to Common Shareholders	$446	$511	$616	$23

Net Income Per Common Share
Basic	$0.03	$0.03	$0.04	$–
Diluted	0.03	0.03	0.04	–
Weighted Average Common Shares Outstanding
Basic	16,858,572	16,835,724	16,849,841	16,829,898
Diluted	16,934,115	16,906,810	16,921,561	16,897,702

See accompanying notes.

SOUTHERN COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Amounts in thousands)
Net income	$1,091	$1,149	$1,906	$1,300

Other comprehensive income (loss):
Securities available for sale:
Unrealized holding gains on available for sale securities	2,296	3,387	3,280	2,798
Tax effect	(885)	(1,306)	(1,264)	(1,079)
Reclassification of gains recognized in net income	(864)	(524)	(1,127)	(1,468)
Tax effect	333	202	434	566

Net of tax amount	880	1,759	1,323	817

Cash flow hedging activities:
Unrealized holding (gains) losses on cash flow hedging activities	(850)	(137)	(903)	(150)
Tax effect	328	52	349	57
Reclassification of (gains) losses recognized in net income, net:
Reclassified into income	–	75	–	534
Tax effect	–	(28)	–	(206)

Net of tax amount	(522)	(38)	(554)	235

Total other comprehensive income	358	1,721	769	1,052

Comprehensive income	$1,449	$2,870	$2,675	$2,352

See accompanying notes.

SOUTHERN COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

	Preferred Stock		Common Stock		Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
			(Amounts in thousands, except share data)
Balance at December 31, 2011	42,750	$41,870	16,827,075	$119,505	$(64,425)	$685	$97,635
Net income	–	–	–	–	1,906	–	1,906
Other comprehensive income, net of tax	–	–	–	–	–	769	769
Stock options exercised including income tax benefit of $0	–	–	200	–	–	–	–
Restricted stock issued	–	–	27,500	26	–	–	26
Stock-based compensation	–	–	–	3	–	–	3
Preferred stock accretion of discount	–	221	–	–	(221)	–	–

Balance at June 30, 2012	42,750	$42,091	16,854,775	$119,534	$(62,740)	$1,454	$100,339

See accompanying notes.

SOUTHERN COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2012	2011
	(Amounts in thousands)
Cash Flows from Operating Activities
Net income	$1,906	$1,300
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,630	2,156
Provision for loan losses	5,200	7,800
Net proceeds from sales of loans held for sale	28,173	29,164
Originations of loans held for sale	(27,117)	(24,243)
Gain from mortgage banking	(629)	(554)
Stock-based compensation	29	47
Net increase in cash surrender value of life insurance	(511)	(542)
Realized gain on sale of available for sale securities, net	(1,127)	(1,468)
Realized loss on sale of premises and equipment	4	–
(Gain) loss on economic hedges	(263)	424
Deferred income taxes	(830)	–
Realized gain on sales of foreclosed assets	(258)	(490)
Writedowns in carrying values of foreclosed assets	1,291	912
Changes in assets and liabilities:
Decrease in other assets	4,583	4,543
Increase in other liabilities	3,085	1,126

Total Adjustments	14,260	18,875

Net Cash Provided by (Used in) Operating Activities	16,166	20,175

Cash Flows from Investing Activities
(Increase) decrease in federal funds sold	(78,586)	3,207
Purchase of:
Available-for-sale investment securities	(82,304)	(136,116)
Held-to-maturity investment securities	(8,552)	(7,829)
Proceeds from maturities and calls of:
Available-for-sale investment securities	22,437	16,825
Held-to-maturity investment securities	2,070	724
Proceeds from sale of:
Available-for-sale investment securities	162,182	124,052
Proceeds from sales of Federal Home Loan Bank stock	885	871
Net decrease in loans	21,740	68,917
Capitalized cost in foreclosed assets	(55)	(230)
Purchases of premises and equipment	(526)	(270)
Proceeds from disposal of premises and equipment	10	–
Proceeds from sales of foreclosed assets	7,241	7,041

Net Cash Provided by (Used in) Investing Activities	46,542	77,192

Cash Flows from Financing Activities
Net increase (decrease) in transaction accounts and savings accounts	22,283	(75,125)
Net decrease in time deposits	(78,754)	(25,406)
Net decrease in short-term borrowings	(4,361)	(14,745)
Proceeds from long-term borrowings	–	20,000
Repayment of long-term borrowings	(88)	(85)

Net Cash Provided by (Used in) Financing Activities	(60,920)	(95,361)

Net Increase (Decrease) in Cash and Due From Banks	1,788	2,006
Cash and Due From Banks, Beginning of Period	23,356	16,584

Cash and Due From Banks, End of Period	$25,144	$18,590

Supplemental Cash Flow Information:
Transfer of loans to foreclosed assets	$8,280	$12,941

See accompanying notes.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 1 – Basis of Presentation

The consolidated financial statements include the accounts of Southern Community Financial Corporation (the “Company”), and its wholly-owned subsidiary, Southern Community Bank and Trust (the “Bank”). All intercompany transactions and balances have been eliminated in consolidation. In management’s opinion, the financial information, which is unaudited, reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of and for the three-month and six-month periods ended June 30, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America.

The preparation of the consolidated financial statements and accompanying notes requires management of the Company to make estimates and assumptions relating to reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ significantly from those estimates and assumptions. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. To a lesser extent, significant estimates are also associated with the valuation of securities, intangibles and derivative instruments and determination of stock-based compensation and income tax assets or liabilities. Operating results for the three-month and six-month periods ended June 30, 2012 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2012.

The organization and business of the Company, accounting policies followed by the Company and other relevant information are contained in the notes to the consolidated financial statements filed as part of the Company’s 2011 annual report on Form 10-K. This quarterly report should be read in conjunction with the annual report.

Per Share Data

Basic and diluted net income per common share is computed based on the weighted average number of shares outstanding during each period. Diluted net income per share reflects the potential dilution that could occur if stock options or warrants were exercised, resulting in the issuance of common stock that then shared in the net income of the Company.

Basic and diluted net income per share have been computed based upon the weighted average number of common shares outstanding or assumed to be outstanding as summarized below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Weighted average number of common shares used in computing basic net income per share	16,858,572	16,835,724	16,849,841	16,829,898
Effect of dilutive stock options	75,543	71,086	71,720	67,804

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per share	16,934,115	16,906,810	16,921,561	16,897,702

Net income available to common shareholders (in thousands)	$446	$511	$616	$23
Basic	0.03	0.03	0.04	–
Diluted	0.03	0.03	0.04	–

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 1 – Basis of Presentation (continued)

For the three months ended June 30, 2012 and 2011, net income for determining net income per common share was reported as net income less the dividend on preferred stock. Options and warrants to purchase shares that have been excluded from the determination of diluted earnings per share because they are antidilutive (the exercise price is higher than the current market price) amount to 485,950 and 597,452 shares for the three months ended June 30, 2012 and 2011, respectively, and 485,950 and 597,452 shares for the six months ended June 30, 2012 and 2011, respectively. These options, warrants, unvested shares of restricted stock and all other common stock equivalents were excluded from the determination of diluted earnings per share for the three months ended June 30, 2012 since the exercise price exceeded the average market price for the period.

Recently issued accounting pronouncements

In May 2011, the FASB has issued Accounting Standards Update No. 2011-04, Fair Value Measurement. The purpose of the standard is to clarify and combine fair value measurements and disclosure requirements for accounting principles generally accepted in the U.S. (GAAP) and international financial reporting standards (IFRS). The new standard provides amendments and wording changes used to describe certain requirements for measuring fair value and for disclosing information about fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, and should be applied prospectively to the beginning of the annual period of adoption. The Company adopted this statement during the quarter ended March 31, 2012, which resulted in additional disclosures related to fair value in Notes 11 and 12.

From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements and SEC Staff Accounting Bulletins on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

Note 2 – Acquisition Agreement with Capital Bank Financial Corp.

On March 26, 2012, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Capital Bank Financial Corp. (“CBF”) and Winston 23 Corporation (“Winston”), a wholly-owned subsidiary of CBF, pursuant to which Southern Community Financial Corporation (“Southern Community”) will merge with Winston and become a wholly-owned subsidiary of CBF (the “Merger”). The Agreement and the transactions contemplated by it has been approved by the Board of Directors of both CBF and Southern Community.

Capital Bank Financial Corp. is a national bank holding company that was incorporated in the State of Delaware in 2009. CBF has raised approximately $900 million of equity capital with the goal of creating a regional banking franchise in the southeastern region of the United States. CBF has previously invested in First National of the South, Metro Bank of Dade Country, Turnberry Bank, TIB Financial Corporation, Capital Bank Corporation and Green Bankshares, Inc. CBF is the parent of Capital Bank, N.A., a national banking association with approximately $6.5 billion in total assets and 143 full-service banking offices throughout southern Florida and the Florida Keys, North Carolina, South Carolina, Tennessee and Virginia. CBF is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor.

Subject to the terms and conditions set forth in the Agreement dated March 26, 2012 and as amended on June 25, 2012, each share of Southern Community Common Stock issued and outstanding at the effective time of the Merger will be converted into the right to receive $3.11 in cash, without interest and less any applicable withholding taxes.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 2 – Acquisition Agreement with Capital Bank Financial Corp. (continued)

Each outstanding option to purchase shares of Southern Community common stock will be vested prior to the Merger and be paid in cash equal to the difference between the exercise price of the option and $3.11 and each share of Southern Community restricted stock will vest immediately prior to the Merger and all restrictions will immediately lapse.

Southern Community shareholders will also be granted one non-transferable contingent value right (“CVR”) per share, with each CVR eligible to receive a cash payment equal to 75% of the excess, if any, of (i) $87 million over (ii) net charge-offs and net realized losses on Southern Community’s legacy loan portfolio and foreclosed assets for a period of five years from the closing date of the Merger, with a maximum payment of $1.30 per CVR. Payout of the CVR will be overseen by a special committee of the CBF Board. Southern Community shareholders may also receive an additional cash payment based on the terms of a potential repurchase by CBF of the securities issued by Southern Community to the United States Department of the Treasury.

Upon the closing of the Merger, Dr. William G. Ward, Sr., the Chairman of Southern Community’s Board of Directors, will join the Board of Directors of both CBF and its subsidiary bank (“Capital Bank”), and James G. Chrysson, the Vice Chairman of the Board of Southern Community, will join the Board of Capital Bank.

The obligations of Southern Community and CBF to consummate the merger are subject to certain conditions, including: (i) approval of the Merger by the shareholders of Southern Community; (ii) receipt of required regulatory approvals (and in CBF’s case, without the imposition of an unduly burdensome regulatory condition); (iii) the absence of any injunction or similar restraint enjoining or making illegal consummation of the Merger or any of the other transactions contemplated by the Agreement; (iv) the continuing material truth and accuracy of representations and warranties made by the parties in the Agreement; and (vi) the performance in all material respects by each of the parties of its covenants under the Agreement. Some of these conditions may be waived by the party for whose benefit they were included in the Agreement. CBF’s obligation to close is subject to certain additional conditions, including the absence of a material adverse effect on Southern Community and the amendment or waiver of certain of Southern Community’s compensation-related agreements.

The Agreement may be terminated, before or after receipt of shareholder approval, in certain circumstances, including: (i) upon the mutual consent of the parties; (ii) failure to obtain any required regulatory approval; (iii) by either party if the Merger is not consummated on or before September 26, 2012 if such failure is not caused by material breach of the Agreement; (iv) by either party if there is a material breach of the other party’s representations, warranties, or covenants, and the breach or change that is not cured within 30 days following notice by the complaining party to the complaining party’s reasonable satisfaction; (v) by CBF if Southern Community’s Board fails to recommend that shareholders approve the Agreement and the Merger, changes such recommendation or breaches certain non-solicitation covenants with respect to third party proposals; or (vi) by either party if the shareholders of Southern Community fail to approve the Agreement.

Under certain circumstances, Southern Community will be obligated to pay CBF a termination fee of $4 million and reimburse CBF up to $1 million for all expenses incurred by it in connection with the Agreement and the transactions contemplated thereby.

On July 25, 2012, the Board terminated the employment of Messrs. Bauer and Clark effective September 22, 2012. Their employment agreements, which have now been terminated, contained change in control provisions that provided for a lump sum payment equal to three times the sum of the applicable officer’s base salary for the year of the change in control and the incentive compensation paid in the year prior to the change in control. As previously disclosed in Southern Community’s Form 10-K/A, Amendment No. 1 for the year ended December 31, 2011, the

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 2 – Acquisition Agreement with Capital Bank Financial Corp. (continued)

following would have been the estimated cost to the Company in the event of a change in control as of January 1, 2012, pursuant to the employment agreements and Salary Continuation Agreements and assuming that the Treasury’s investment in Southern Community was repaid in full, the Company was no longer under regulatory restrictions and not taking into account the amendments contemplated by the merger agreement. On behalf of Messrs. Bauer and Clark, the estimated cost to the Company would have been approximately $2,622,297 and $1,366,220, respectively. As a condition to the closing of the merger, both the amounts and the terms of potential change in control payments under the employment agreements with Messrs. Bauer and Clark were required to be amended. Since neither officer will be an employee of Southern Community at the time of the merger, amendments to their employment agreements will not be required to consummate the merger.

Note 3 – Investment Securities

The following is a summary of the securities portfolio by major classification at the dates presented.

	June 30, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Amounts in thousands)
Securities available for sale:
US Government agencies	$19,681	$34	$—	$19,715
Asset-backed securities
Residential mortgage-backed securities	155,698	2,406	66	158,038
Collateralized mortgage obligations	26,895	392	594	26,693
Small Business Administration loan pools	13,515	430	7	13,938
Student loan pools	8,538	—	62	8,476
Municipals	25,142	2,644	—	27,786
Trust preferred securities	3,250	—	695	2,555
Corporate bonds	4,213	—	469	3,744
Other	1,000	—	1	999

	$257,932	$5,906	$1,894	$261,944

Securities held to maturity:
Mortgage-backed securities
Residential mortgage-backed securities	$389	$26	$—	$415
Small Business Administration loan pools	4,655	316	—	4,971
Municipals	31,452	2,833	24	34,261
Trust preferred securities	8,726	—	361	8,365
Corporate bonds	5,787	—	741	5,046

	$51,009	$3,175	$1,126	$53,058

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 3 – Investment Securities (continued)

	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Amounts in thousands)
Securities available for sale:
US Government agencies	$34,660	$69	$—	$34,729
Asset-backed securities
Residential mortgage-backed securities	185,838	1,713	245	187,306
Collateralized mortgage obligations	28,089	450	1,447	27,092
Small Business Administration loan pools	67,507	637	76	68,068
Student loan pools	8,903	—	1	8,902
Municipals	26,981	2,239	—	29,220
Trust preferred securities	3,250	—	929	2,321
Corporate Bonds	4,213	—	554	3,659
Other	1,000	1	—	1,001

	$360,441	$5,109	$3,252	$362,298

Securities held to maturity:
Mortgage-backed securities
Residential mortgage-backed securities	$474	$34	$—	$508
Small Business Administration loan pools	4,928	230	—	5,158
Municipals	33,214	1,904	1	35,117
Corporate bonds	5,787	—	1,056	4,731

	$44,403	$2,168	$1,057	$45,514

Residential mortgage-backed securities and collateralized mortgage obligations are primarily government sponsored (GSE) agency issued whose underlying collateral are prime residential mortgage loans. The Company’s municipal securities are composed of geographic concentrations of 97.3% North Carolina, 1.7% of Texas independent school districts and less than 1.0% in other states. As the Company’s investment policy limits the purchase of municipal securities to “A” rated or better, the municipal investment portfolio segment has 98.3% of this portfolio rated “A” or better.

For the second quarter 2012 and 2011, sales of securities available for sale resulted in gross realized gains of $864 thousand and $926 thousand, respectively, and realized losses of none and $402 thousand, respectively for each period. These investment sales generated $100.2 million and $72.4 million in proceeds during these respective periods. For the six months ended June 30, 2012 and 2011, sales of securities available for sale resulted in gross realized gains of $1.2 million and $2.2 million, respectively, and realized losses of $38 thousand and $730 thousand, respectively, for each period. These investment sales generated $162.2 million and $124.1 million in proceeds during these respective periods.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 3 – Investment Securities (continued)

The following table shows the gross unrealized losses and fair values for our investments and length of time that the individual securities have been in a continuous unrealized loss position.

	June 30, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
	(Amounts in thousands)
Securities available for sale:
Asset-backed securities
Residential mortgage-backed securities	$18,036	$66	$–	$–	$18,036	$66
Collateralized mortgage obligations	1,506	128	5,602	466	7,108	594
Small Business Administration loan pools	2,544	5	993	2	3,537	7
Student loan pools	8,477	62	–	–	8,477	62
Trust preferred securities	–	–	2,553	695	2,553	695
Corporate bonds	–	–	3,744	469	3,744	469
Other	1,000	1	–	–	1,000	1

Total temporarily impaired securities	$31,563	$262	$12,892	$1,632	$44,455	$1,894

Securities held to maturity:
Municipals	$942	$24	$–	$–	$942	$24
Trust preferred securities	8,365	361	–	–	8,365	361
Corporate bonds	–	–	5,046	741	5,046	741

Total temporarily impaired securities	$9,307	$385	$5,046	$741	$14,353	$1,126

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
	(Amount in thousands)
Securities available for sale:
Asset-backed securities
Residential mortgage-backed securities	$54,446	$245	$–	$–	$54,446	$245
Collateralized mortgage obligations	12,248	1,447	–	–	12,248	1,447
Small Business Administration loan pools	12,309	74	686	2	12,995	76
Student loan pools	8,902	1	–	–	8,902	1
Municipals	6	–	–	–	6	–
Trust preferred securities	–	–	2,321	929	2,321	929
Corporate bonds	–	–	3,659	554	3,659	554

Total temporarily impaired securities	$87,911	$1,767	$6,666	$1,485	$94,577	$3,252

Securities held to maturity:
Municipals	$–	$–	$967	$1	$967	$1
Corporate bonds	–	–	4,731	1,056	4,731	1,056

Total temporarily impaired Securities	$–	$–	$5,698	$1,057	$5,698	$1,057

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 3 – Investment Securities (continued)

In evaluating investment securities for “other-than-temporary impairment” losses, management considers, among other things, (i) the length of time and the extent to which the investment is in an unrealized loss position, (ii) the financial condition and near term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a sufficient period of time to allow for any anticipated recovery of unrealized loss. At June 30, 2012, there were six investment securities with aggregate fair values of $17.9 million in an unrealized loss position for at least twelve months including one trust preferred security valued at $2.6 million with a $695 thousand unrealized loss due to changes in the level of market interest rates. The security has a variable rate based on LIBOR which had declined steadily throughout 2009 and has stabilized during 2010, 2011 and the first six months of 2012. The fair value of this security increased from the prior quarter and the unrealized loss remained significant. Based on the nature of these securities and the continued timely receipt of scheduled payments, we believe the decline in value to be solely due to changes in interest rates and the general economic conditions and not deterioration in their credit quality. We have the intention and ability to hold these securities for a period of time sufficient to allow for their recovery in value or until maturity. The unrealized losses on the securities available for sale are reflected in other comprehensive income.

The amortized cost and fair values of securities available for sale and held to maturity at June 30, 2012 by contractual maturity are shown below. Actual expected maturities may differ from contractual maturities because issuers may have the right to call or prepay the obligation.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Amount in thousands)

US Government Agencies
Due after one but through five years	$1,000	$1,001	$–	$–
Due after ten years	18,681	18,713	–	–
Municipals
Due within one year	103	103	–	–
Due after one but through five years	444	445	1,318	1,398
Due after five but through ten years	684	717	3,825	4,184
Due after ten years	23,911	26,521	26,309	28,679
Trust preferred securities
Due after ten years	3,250	2,555	8,726	8,365
Corporate bonds
Due after five but through ten years	4,213	3,744	5,787	5,046
Other
Due after five but through ten years	1,000	999	–	–
Asset-backed securities
Residential mortgage-backed securities	155,698	158,038	389	415
Collateralized mortgage obligations	26,895	26,693	–	–
Small Business Administration loan pools	13,515	13,938	4,655	4,971
Student loan pools	8,538	8,477	–	–

	$257,932	$261,944	$51,009	$53,058

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 3 – Investment Securities (continued)

Federal Home Loan Bank Stock

As disclosed separately on our statements of financial condition, the Company has an investment in Federal Home Loan Bank of Atlanta (“FHLB”) stock of $6.0 million and $6.8 million at June 30, 2012 and December 31, 2011 respectively. The Company carries its investment in FHLB at its cost which is the par value of the stock. Based on current borrowings, the FHLB periodically repurchases excess stock from the Company at par value as the stock is not actively traded and does not have a quoted market price. After briefly suspending the payment of dividends, the FHLB paid a quarterly cash dividend to its members for the second quarter of 2009 and each quarter following including the most recent quarter. Management believes that the investment in FHLB stock was not impaired as of June 30, 2012.

Note 4 – Loans

Following is a summary of loans by loan class:

	At June 30, 2012		At December 31, 2011
		Percent		Percent
	Amount	of Total	Amount	of Total
	(Amounts in thousands)
Commercial real estate	$372,739	40.8%	$387,275	40.8%
Commercial
Commercial and industrial	82,816	9.1%	85,321	9.0%
Commercial line of credit	48,008	5.3%	44,574	4.7%
Residential real estate
Residential construction	104,927	11.5%	101,945	10.7%
Residential lots	39,607	4.3%	45,164	4.8%
Raw land	15,158	1.7%	17,488	1.8%
Home equity lines	91,900	10.1%	95,136	10.0%
Consumer	158,436	17.4%	173,119	18.2%

Subtotal	$913,591	100%	$950,022	100%

Less: Allowance for loan losses	(22,954)		(24,165)

Net Loans	$890,637		$925,857

Construction loans are non-revolving extensions of credit secured by real property, the proceeds of which will be used to a) finance the preparation of land for construction of industrial, commercial, residential, or farm buildings; or b) finance the on-site construction of such buildings. Construction loans are approved based on a set of projections regarding cost, time to completion, time to stabilization or sale, and availability of permanent financing. Any one of these projections may vary from actual results. Therefore, construction loans are considered based not only on the expected merits of the project itself, but also on secondary and tertiary repayment sources of the project sponsor, project sponsor expertise and experience and independent evaluation of project viability. Personal guarantees are typically required. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property, or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections to ensure that loan commitments remain in-balance with work completed to date and that adequate funds remain available to ensure completion.

Commercial real estate loans are underwritten by evaluating and understanding the borrower’s ability to generate adequate cash flow to repay the subject debt within reasonable terms. These loans are viewed primarily as

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 4 – Loans (continued)

cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan amounts relative to equity sources of capitalization and higher debt service requirements relative to available cash flow. This heightened degree of financial and operating leverage can expose commercial real estate loans to increased sensitivity to changes in market and economic conditions. Repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Management monitors and evaluates commercial real estate loans based on collateral, geography, and secondary/tertiary sources of repayment of the property sponsors. Management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. Loans secured by owner-occupied properties are generally considered to be less sensitive to real estate market conditions, since the profitability and cash flow of the occupying business are aligned via common ownership.

Commercial and industrial loans are underwritten after evaluating and understanding the borrower’s ability to generate positive cash flow, operate profitably and prudently expand its business. Underwriting standards are designed to promote relationships to include a full range of loan, deposit, and cash management services. Underwriting processes include thorough examination of the borrower’s market, operating environment, and business model, to assess whether current and projected cash flows can reasonably be expected to present an acceptable source of repayment. Such repayments are generally sensitized with variances of growth/decline, profitability, and operating cycle changes. Secondary repayment sources, including collateral, are assessed. The level of control and monitoring over such secondary repayment sources may be impacted by the strength of the primary repayment source and the financial position of the borrower.

Residential lot loans are extensions of credit secured by developed tracts of land with appropriate entitlements to support construction of single family or multifamily residential buildings. Such loans were historically structured as time or term loans to finance the holding of the lot for future construction. Because the property is neither generating current income nor providing shelter, these loans have proven to be subject to a higher-than-average risk of abandonment. Extensions of credit for acquisition of finished lots are generally assessed based on the outside repayment sources readily available to the borrower in the current underwriting for such loans.

Consumer loans are originated utilizing a centralized approval process staffed by experienced consumer loan administration personnel. Policies and procedures are developed and maintained to ensure compliance with the Company’s risk management objectives and regulatory compliance requirements. This activity, coupled with relatively small loan amounts spread across many individual borrowers, minimizes risk. Additionally, trend and outlook reports are reviewed by management on a periodic basis, along with periodic review activity of particular regions and individual lenders. Loans are concentrated in home equity lines of credit and term loans secured by first or second liens on owner-occupied residential real estate.

Home Equity loans are consumer-purpose revolving or term loans secured by 1st or 2nd liens on owner-occupied residential real estate. Such loans are underwritten and approved on the same centralized basis as other consumer loans. Appropriate risk management and compliance practices are exercised to ensure that loan-to-value, lien perfection, and compliance risks are addressed and managed within the Bank’s established tolerances. The degree of utilization of revolving commitments within this asset class is reviewed monthly to identify changes in the behavior of this borrowing group.

Commercial lines of credit are underwritten according to the same standards applied to other commercial and industrial loans; with particular focus on the cash flow impact of the borrower’s operating cycle. Based on the risk profile of each borrower, an appropriate level of monitoring and servicing can be applied, such that higher risk categories involve more frequent monitoring and more involved control over the cash proceeds of asset conversion. Lower risk profiles may involve less restrictive controls and lighter servicing intensity.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 4 – Loans (continued)

Raw land loans are those secured by tracts of undeveloped raw land held for personal use or investment. Such properties are expected to be held for a period of not less than twenty-four months with no active development plan. Given the raw nature of the land, these loans are underwritten based on the ability of the borrower to service the indebtedness with sources of income unrelated to the property. Higher cash down payment and lower loan-to-value expectations are applied to such loans.

Loan origination fees and certain direct origination are capitalized and recognized as an adjustment to yield over the life of the related loan. Net unamortized deferred fees less related cost included in the above were $123 thousand at June 30, 2012 and $136 thousand at December 31, 2011.

Loans are placed in a nonaccrual status for all classes of loans when, in management’s opinion, the borrower may be unable to meet payments as they become due or payments are 90 days past due. Loans are returned to an accrual status when the borrower makes timely principal and interest payments for a period of at least six months and has demonstrated the ability to continue making scheduled payments until the loan is repaid in full.

The following is a summary of nonperforming assets at the periods presented:

	June 30, 2012	December 31, 2011	June 30, 2011
	(Amounts in thousands)
Nonaccrual loans	$34,443	$38,715	$45,381
Restructured loans—nonaccruing	20,669	29,333	21,422

Total nonperforming loans	55,112	68,048	66,803
Foreclosed assets	19,873	19,812	23,022

Total nonperforming assets	$74,985	$87,860	$89,825

Restructured loans in accrual status not included above	$24,107	$24,202	$15,471

For loan modifications and in particular, troubled debt restructurings (TDRs), the Company generally utilizes its own loan modification programs whereby the borrower is provided one or more of the following concessions: interest rate reduction, extension of payment terms, forgiveness of principal or other modifications. The primary factor in the pre-modification evaluation of a troubled debt restructuring is whether such an action will increase the likelihood of achieving a better result in terms of collecting the amount owed to the Bank.

As illustrated in the table below, during the three months ended June 30, 2012, the following concessions were made on 11 loans for $3.4 million (measured as a percentage of loan balances on TDRs):

•	Reduced interest rate for 58% (2 loans for $2.0 million);

•	Extension of payment terms for 29% (8 loans for $984 thousand); and

•	Forgiveness of principal for 13% (1 loan for $435 thousand).

During the six months ended June 30, 2012, the following concessions were made on 16 loans for $5.2 million (measured as a percentage of loan balances on TDRs):

•	Reduced interest rate for 40% (3 loans for $2.0 million);

•	Extension of payment terms for 50% (11 loans for $2.6 million); and

•	Forgiveness of principal for 10% (2 loans for $531 thousand).

In cases where there was more than one concession granted, the modification was classified by the more dominant concession.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 4 – Loans (continued)

The following table presents a breakdown of the types of concessions made by loan class for the three and six months ended June 30, 2012.

	Three months ended June 30, 2012			Six months ended June 30, 2012
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Below market interest rate
Commercial real estate	1	$1,957	$1,957	1	$1,957	$1,957
Commercial and industrial	–	–	–	–	–	–
Commercial line of credit	–	–	–		–	–
Residential construction	–	–	–	–	–	–
Home equity lines	1	46	46	1	46	46
Residential lots	–	–	–	–	–	–
Raw land	–	–	–	–	–	–
Consumer	–	–	–	1	42	42

Total	2	2,003	2,003	3	2,045	2,045

Extended payment terms
Commercial real estate	2	414	414	2	414	414
Commercial and industrial	1	30	30	3	737	737
Commercial line of credit	1	74	74	1	74	74
Residential construction	–	–	–	1	902	902
Home equity lines	–	–	–	–	–	–
Residential lots	1	349	349	1	349	349
Raw land	–	–	–	–	–	–
Consumer	3	117	117	3	117	117

Total	8	984	984	11	2,593	2,593

Forgiveness of principal
Commercial real estate	–	–	–	–	–	–
Commercial and industrial	–	–	–	–	–	–
Commercial line of credit	–	–	–	–	–	–
Residential construction	1	435	345	1	435	345
Home equity lines	–	–	–	–	–	–
Residential lots	–	–	–	–	–	–
Raw land	–	–	–	–	–	–
Consumer	–	–	–	1	96	27

Total	1	435	345	2	531	372

Total	11	$3,422	$3,332	16	$5,169	$5,010

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 4 – Loans (continued)

During the previous twelve months ended June 30, 2012, the Company modified 86 loans in the amount of $36.9 million. Of this total, there were payment defaults (where the modified loan was past due thirty days or more) of $198 thousand, or 0.5%, and $617 thousand, or 1.7%, respectively, during the three and six months ended June 30, 2012.

The following table presents loans that were modified as troubled debt restructurings within the previous 12 months and for which there was a payment default (past due 30 days or more) during the three and six months ended June 30, 2012.

	Three Months Ended June 30, 2012		Six Months Ended June 30, 2012
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Below market interest rate
Commercial real estate	–	$–	–	$–
Commercial and industrial	–	–	–	–
Commercial line of credit	–	–	–	–
Residential construction	–	–	–	–
Home equity lines	–	–	–	–
Residential lots	–	–	1	10
Raw land	–	–	–	–
Consumer	–	–	–	–

Total	–	–	1	10

Extended payment terms
Commercial real estate	1	22	2	158
Commercial and industrial	1	4	1	4
Commercial line of credit	–	–	–	–
Residential construction	1	46	1	46
Home equity lines	–	–	–	–
Residential lots	1	43	1	43
Raw land	–	–	–	–
Consumer	2	83	3	356

Total	6	198	8	607

Forgiveness of principal

Total	–	–	–	–

Total	6	$198	9	$617

Of the total of 86 loans for $36.9 million which were modified during the twelve months ended June 30, 2012, the following represents their success or failure for the twelve months ended June 30, 2012:

•	89.5% are paying as restructured;

•	0.3% have been reclassified to nonaccrual;

•	5.3% have defaulted and/or foreclosed upon; and

•	4.9% has paid in full.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 4 – Loans (continued)

The following table presents the successes and failures of the types of modifications within the previous 12 months as of June 30, 2012.

	Paid in full		Paying as restructured		Converted to non-accrual		Foreclosure/Default
Amounts in $ thousands	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Below market interest rate	1	$1,500	22	$16,465	2	$94	–	$–
Extended payment terms	1	292	49	13,670	1	30	5	1,969
Forgiveness of principal	–	–	3	1,763	–	–	–	–
Other	–	–	2	1,142	–	–	–	–

Total	2	$1,792	76	$33,040	3	$124	5	$1,969

The following is a summary of the recorded investment in nonaccrual loans and impaired loans segregated by class of loans at the periods presented:

	June 30, 2012		December 31, 2011
	Nonaccrual Loans	Impaired Loans	Nonaccrual Loans	Impaired Loans
	(Amounts in thousands)
Commercial real estate	$17,429	$33,137	$26,484	$39,297
Commercial and industrial	2,799	3,901	3,548	3,899
Commercial line of credit	1,429	1,337	1,429	1,004
Residential construction	12,921	16,071	11,491	16,619
Home equity lines	2,093	1,410	2,637	1,955
Residential lots	10,056	10,076	12,096	12,095
Raw land	241	114	1,484	1,484
Consumer	8,144	8,796	8,879	10,753

Total	$55,112	$74,842	$68,048	$87,106

The Company evaluates “impaired” loans, which includes nonperforming loans and accruing troubled debt restructured loans, having risk characteristics that are unique to an individual borrower on a loan-by-loan basis with balances above a specified level. For smaller loans, the allowance is calculated based on the credit grade utilizing historical loss experience and other qualitative factors. Included in the table below, $52.4 million out of the total of $55.1 million of nonperforming loans and $22.4 million out of the total of $24.1 million of accruing troubled debt restructured loans were individually evaluated which required a specific allowance of $1.2 million and $526 thousand, respectively, for a total specific ALLL of $1.7 million. The impaired loans with smaller balances ($2.7 million in nonperforming loans and $1.7 million in accruing troubled debt restructured loans) were collectively evaluated for impairment.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 4 – Loans (continued)

The following is a summary of loans individually or collectively evaluated for impairment, by segment, at June 30, 2012:

	Commercial Real Estate	Commercial	Residential Real Estate	HELOC	Consumer	Total
	(Amounts in thousands)
Ending balance: nonperforming loans individually evaluated for impairment	$15,983	$3,655	$25,093	$1,410	$6,254	$52,395
Accruing troubled debt restructured loans individually evaluated for impairment	17,154	1,583	1,168	–	2,542	22,447

Ending balance: total impaired loans individually evaluated for impairment	33,137	5,238	26,261	1,410	8,796	74,842
Ending balance: collectively evaluated for impairment	339,602	125,586	133,431	90,490	149,640	838,749

Ending Balance	$372,739	$130,824	$159,692	$91,900	$158,436	$913,591

The following is a summary of loans individually or collectively evaluated for impairment, by segment, at December 31, 2011:

	Commercial Real Estate	Commercial	Residential Real Estate	HELOC	Consumer	Total
	(Amounts in thousands)
Ending balance: nonperforming loans individually evaluated for impairment	$24,822	$3,889	$27,238	$1,955	$7,209	$65,113
Accruing troubled debt restructured loans individually evaluated for impairment	14,475	1,014	2,960	–	3,544	21,993

Ending balance: total impaired loans individually evaluated for impairment	39,297	4,903	30,198	1,955	10,753	87,106
Ending balance: collectively evaluated for impairment	347,978	124,993	134,399	93,180	162,366	862,916

Ending Balance	$387,275	$129,896	$164,597	$95,135	$173,119	$950,022

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 4 – Loans (continued)

The following is a breakdown of impaired loans individually evaluated for impairment, by class, with and without related specific allowance at June 30, 2012:

	Unpaid Principal Balance	Partial Charge Offs To Date	Recorded Investment	Related Allowance	Quarter Average Recorded Investment	Quarter Interest Income Recognized	Year to Date Average Recorded Investment	Year to Date Interest Income Recognized
	(Amounts in thousands)
With no related allowance recorded:
Commercial real estate	$30,821	$(10,078)	$20,743	$–	$22,270	$66	$23,188	$204
Commercial
Commercial and industrial	4,034	(948)	3,086	–	2,860	4	2,449	26
Commercial line of credit	1,070	(131)	939	–	457	3	501	4
Residential real estate
Residential construction	17,466	(2,040)	15,426	–	13,567	24	13,039	42
Residential lots	15,075	(4,999)	10,076	–	7,376	12	7,680	12
Raw land	2,716	(2,602)	114	–	115	1	117	3
Home equity lines	435	(32)	403	–	918	–	878
Consumer	7,081	(567)	6,514	–	7,434	10	7,254	22

Subtotal	78,698	(21,397)	57,301	–	54,997	120	55,106	313

With an allowance recorded:
Commercial real estate	12,394	–	12,394	673	11,841	147	12,126	294
Commercial
Commercial and industrial	815	–	815	524	792	–	544
Commercial line of credit	397	–	397	167	695	–	571
Residential real estate
Residential construction	646	–	646	11	2,298	4	2,751	7
Residential lots	–	–	–	–	5,710	5	4,825	11
Raw land	–	–	–	–	–	–	272
Home equity lines	1,007		1,007	250	926	–	911
Consumer	2,509	(227)	2,282	74	2,130	38	2,479	75

Subtotal	17,768	(227)	17,541	1,699	24,392	194	24,479	387

Summary
Commercial real estate	43,215	(10,078)	33,137	673	34,111	213	35,314	498
Commercial	6,316	(1,079)	5,237	691	4,804	7	4,065	30
Residential real estate	35,903	(9,641)	26,262	11	29,066	46	28,684	75
Home equity lines	1,442	(32)	1,410	250	1,844	–	1,789	–
Consumer	9,590	(794)	8,796	74	9,564	48	9,733	97

Grand Totals	$96,466	$(21,624)	$74,842	$1,699	$79,389	$314	$79,585	$700

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 4 – Loans (continued)

As shown in the above table, the Company has previously taken partial charge-offs of $21.6 million on the $74.8 million in loans individually evaluated for impairment. In addition, the Company has set aside $1.7 million in specific allowance for $17.5 million of these loans.

The recorded investment in loans that were considered and collectively evaluated for impairment at June 30, 2012 and December 31, 2011 totaled $838.7 million and $862.9 million, respectively. The recorded investment in loans that were considered individually impaired at June 30, 2012 and December 31, 2011 totaled $74.8 million and $87.1 million, respectively. At June 30, 2012 and December 31, 2011, the recorded investment in impaired loans requiring a valuation allowance based on individual analysis was $17.5 million and $23.0 million, respectively, with a corresponding valuation allowance of $1.7 million and $1.6 million. No valuation allowance for the other impaired loans was considered necessary as a result of previously recognized partial charge-offs or adequate collateral coverage. No loans with deteriorated credit quality have been acquired by the Company to date.

The average recorded investment in impaired loans for the quarter ended June 30, 2012 and year ended December 31, 2011 was approximately $79.4 million and $84.7 million, respectively. For the three months ended June 30, 2012, the interest income recorded on accruing troubled debt restructured loans that were individually evaluated for impairment was $314 thousand. The interest income foregone for loans in a non-accrual status at June 30, 2012 and 2011 was $700 thousand and $2.1 million, respectively.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 4 – Loans (continued)

The following is a breakdown of impaired loans individually evaluated for impairment, by class, with and without related specific allowance at December 31, 2011:

	Unpaid Principal Balance	Partial Charge Offs To Date	Recorded Investment	Related Allowance	Year to Date Average Recorded Investment	Year to Date Interest Income Recognized
	(Amounts in thousands)
With no related allowance recorded:
Commercial real estate	$36,251	$(7,334)	$28,917	$–	$26,846	$358
Commercial
Commercial and industrial	4,742	(1,341)	3,401	–	2,998	76
Commercial line of credit	957	(52)	905	–	1,427	–
Residential real estate
Residential construction	17,874	(2,443)	15,431	–	15,241	190
Residential lots	6,853	(2,803)	4,050	–	10,387	17
Raw land	3,808	(2,324)	1,484	–	1,467	–
Home equity lines	954	(32)	922	–	655	–
Consumer	10,501	(1,501)	9,000	–	5,211	81

Subtotal	81,940	(17,830)	64,110	–	64,232	722

With an allowance recorded:
Commercial real estate	10,710	(330)	10,380	655	8,346	420
Commercial
Commercial and industrial	498	–	498	114	1,067	14
Commercial line of credit	99	–	99	99	482	–
Residential real estate
Residential construction	1,348	(160)	1,188	102	2,602	17
Residential lots	9,080	(1,035)	8,045	161	3,843	32
Raw land	–	–	–	–	144	–
Home equity lines	1,033	–	1,033	387	1,027	–
Consumer	1,839	(86)	1,753	90	2,921	80

Subtotal	24,607	(1,611)	22,996	1,608	20,432	563

Summary
Commercial real estate	46,961	(7,664)	39,297	655	35,192	778
Commercial	6,296	(1,393)	4,903	213	5,974	90
Residential real estate	38,963	(8,765)	30,198	263	33,684	256
Home equity lines	1,987	(32)	1,955	387	1,682	–
Consumer	12,340	(1,587)	10,753	90	8,132	161

Grand Totals	$106,547	$(19,441)	$87,106	$1,608	$84,664	$1,285

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 4 – Loans (continued)

The following is an aging analysis of past due financing receivables by class at June 30, 2012:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days (1)	Total Past Due	Current	Total Financing Receivables	Recorded Investment 90 Days or more and Accruing
	(Amounts in thousands)
Commercial real estate	$902	$–	$17,429	$18,331	$354,408	$372,739	$–
Commercial and industrial	365	–	2,799	3,164	79,652	82,816	–
Commercial line of credit	232	50	1,429	1,711	46,297	48,008	–
Residential construction	–	–	12,921	12,921	92,006	104,927	–
Home equity lines	324	–	2,093	2,417	89,483	91,900	–
Residential lots	229	–	10,056	10,285	29,322	39,607	–
Raw land	–	2,881	241	3,122	12,036	15,158	–
Consumer	1,180	48	8,144	9,372	149,064	158,436	–

Total	$3,232	$2,979	$55,112	$61,323	$852,268	$913,591	$–

Percentage of total loans	0.35%	0.33%	6.03%	6.71%	93.29%

The following is an aging analysis of past due financing receivables by class at December 31, 2011:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days (1)	Total Past Due	Current	Total Financing Receivables	Recorded Investment 90 Days or more and Accruing
	(Amounts in thousands)
Commercial real estate	$376	$265	$26,484	$27,125	$360,150	$387,275	$–
Commercial and industrial	308	7	3,548	3,863	81,458	85,321	–
Commercial line of credit	50	35	1,429	1,514	43,060	44,574	–
Residential construction	–	–	11,491	11,491	90,454	101,945	–
Home equity lines	248	171	2,637	3,056	92,080	95,136	–
Residential lots	–	–	12,096	12,096	33,068	45,164	–
Raw land	–	–	1,484	1,484	16,004	17,488	–
Consumer	2,839	932	8,879	12,650	160,469	173,119	–

Total	$3,821	$1,410	$68,048	$73,279	$876,743	$950,022	$–

Percentage of total loans	0.40%	0.15%	7.16%	7.71%	92.29%

(1)	As the Company has no loans past due 90 or more days and still accruing, this category only includes nonaccrual loans.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 5 – Allowance for Loan Losses

The following table shows, an analysis of the allowance for loan losses by loan segment, for the quarter ended June 30, 2012.

	Commercial Real Estate	Commercial	Residential Real Estate	HELOC	Consumer	Total
	(Amounts in thousands)
Allowance for credit losses:
Beginning balance	$8,925	$3,092	$7,861	$1,266	$3,037	$24,181
Provision	1,410	574	76	34	206	2,300
Charge-offs	(1,802)	(356)	(1,597)	(139)	(586)	(4,480)
Recoveries	321	112	433	7	80	953

Ending balance	$8,854	$3,422	$6,773	$1,168	$2,737	$22,954

The following table shows, an analysis of the allowance for loan losses by loan segment, for the six months ended June 30, 2012.

	Commercial Real Estate	Commercial	Residential Real Estate	HELOC	Consumer	Total
	(Amounts in thousands)
Allowance for credit losses:
Beginning balance	$9,076	$3,036	$7,258	$1,412	$3,383	$24,165
Provision	2,778	1,390	1,202	(103)	(67)	5,200
Charge-offs	(3,529)	(1,256)	(2,169)	(151)	(943)	(8,048)
Recoveries	529	252	482	10	364	1,637

Ending balance	$8,854	$3,422	$6,773	$1,168	$2,737	$22,954

For nonperforming loans requiring specific ALLL	201	691	9	272	–	$1,173
For accruing troubled debt restructured loans requiring specific ALLL	471	–	3	–	52	526

Ending balance: requiring specific ALLL	$672	$691	$12	$272	$52	$1,699

Ending balance: general ALLL	$8,182	$2,731	$6,761	$896	$2,685	$21,255

The following table shows the breakdown of the allowance for loan losses by component loan segment, for the quarter ended June 30, 2011.

	Commercial Real Estate	Commercial	Residential Real Estate	HELOC	Consumer	Total
	(Amounts in thousands)
Allowance for credit losses:
Beginning balance	$6,262	$3,593	$13,097	$1,759	$2,953	$27,664
Provision	2,385	940	273	(320)	422	3,700
Charge-offs	(2,180)	(1,064)	(1,805)	(100)	(386)	(5,535)
Recoveries	416	199	752	132	183	1,682

Ending balance	$6,883	$3,668	$12,317	$1,471	$3,172	$27,511

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 5 – Allowance for Loan Losses (continued)

The following table shows, an analysis of the allowance for loan losses by loan segment, for the six months ended June 30, 2011.

	Commercial Real Estate	Commercial	Residential Real Estate	HELOC	Consumer	Total
	(Amounts in thousands)
Allowance for credit losses:
Beginning balance	$6,703	$4,154	$13,534	$1,493	$3,696	$29,580
Provision	3,306	1,068	1,714	484	1,228	7,800
Charge-offs	(4,077)	(1,829)	(4,008)	(641)	(2,066)	(12,621)
Recoveries	951	275	1,077	135	314	2,752

Ending balance	$6,883	$3,668	$12,317	$1,471	$3,172	$27,511

For nonperforming loans requiring specific ALLL	299	348	754	315	438	2,154
For accruing troubled debt restructured loans requiring specific ALLL	118	2	–	–	42	162

Ending balance: requiring specific ALLL	$417	$350	$754	$315	$480	$2,316

Ending balance: general ALLL	$6,466	$3,318	$11,563	$1,156	$2,692	$25,195

Credit Quality Indicators. As part of the on-going monitoring of the credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators including trends related to (i) the weighted-average risk grade of commercial loans, (ii) the level of classified commercial loans, (iii) net charge-offs, (iv) nonperforming loans (see details above) and (v) the general economic conditions in its market areas.

The Company utilizes a risk grading matrix to assign a risk grade to each of its commercial loans. Loans are graded on a scale of 1 to 9. A description of the general characteristics of the 9 risk grades is as follows:

•

Grades 1, 2 and 3 - Better Than Average Risk - Borrowers assigned any one of these ratings would generally be characterized as representing better than average risk. Access to alternate sources of traditional bank financing is evident; secondary repayment sources are sufficient to protect against the risk of principal or income loss.

•

Grade 4 - Average Risk - Borrowers assigned this rating would generally be characterized as representing average risk. Access to alternate sources of traditional bank financing is evident; secondary repayment sources are sufficient to protect against the risk of principal or income loss. Or, the risk attributable to a marginally sufficient primary repayment source is mitigated by liquid collateral in amounts which, discounted for normal fluctuations in market value, are sufficient to protect against the risk of principal or income loss.

•

Grade 5 - Acceptable Risk/Watch - Loans where the borrower’s ability to repay from primary (intended) repayment source is not clearly sufficient to ensure performance as contracted; however, the loan is performing as contracted, secondary repayment sources are clearly sufficient to protect against the risk of principal or income loss, and the Bank can reasonably expect that the circumstances causing the repayment concern will be resolved. Access to alternate financing sources exists, but may be limited to institutions specializing in higher risk financing.

•	Grade 6 - Special Mention - This would include “Other Assets Especially Mentioned” (OAEM). OAEM are currently protected but potentially weak, they are characterized by undue and unwarranted

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 5 – Allowance for Loan Losses (continued)

credit risk but not to the point of justifying a classification of substandard. Potential weakness may weaken the asset or inadequately protect the Bank’s credit position at some future date if not corrected. Evidence that the risk is increasing beyond that at which the loan originally would have been granted. Loans, where adverse economic conditions that develop subsequent to the loan origination that do not jeopardize liquidation of the debt but do increase the level of risk, may also warrant this rating.

•

Grade 7 - Substandard - A substandard loan is inadequately protected by the current net worth and paying capacity of the obligor or by the value of the collateral pledged, if any. There is a distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action. Examples include high debt to net worth ratios, declining or negative earnings trends, declining or inadequate liquidity, improper loan structure and questionable repayment sources. Near term improvement is questionable.

•

Grade 8 - Doubtful - Loans classified as doubtful have all the weaknesses inherent in loans classified substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values highly questionable and improbable. Some loss of principal is expected, however, the amount of such loss cannot be fully determined at this time. Factors such as equity injection, alternative financing, liquidation of assets or the pledging of additional collateral can impact the loan. All loans in this category are to immediately be placed on non-accrual with all payments applied to principal until such time as the potential loss exposure is eliminated.

•

Grade 9 - Loss - Loans classified as loss are considered uncollectable and of such little value that there continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be affected in the future.

Loan grades for all commercial loans are established at the origination of the loan. Non-commercial loans are graded as a 4 at origination date as these loans are determined to be “pass graded” loans. These non-commercial loans may subsequently require a different risk grade if the credit department has evaluated the credit and determined it necessary to reclassify the loan. Loan grades are reviewed on a quarterly basis, or more frequently if necessary, by the credit department. Typically, an individual loan grade will not be changed from the prior period unless there is a specific indication of credit deterioration or improvement. Credit deterioration is evidenced by delinquency, direct communications with the borrower, or other borrower information that becomes public. Credit improvements are evidenced by known factors regarding the borrower or the collateral property.

The loan grades relate to the likelihood of losses in that the higher the grade, the greater the loss potential. Loans with a grade of 1 to 5 are believed to have some inherent losses in the portfolios, but to a lesser extent than the other loan grades. Acceptable or better risk (1 to 5) graded loans might have a zero percent loss based on historical experience and current market trends. The special mention or OAEM loan grade is transitory in that the Company is waiting on additional information to determine the likelihood and extent of the potential losses. However, the likelihood of loss is greater than Watch grade because there has been measurable credit deterioration. Loans with a substandard grade are generally loans the Company has individually analyzed for potential impairment. The Doubtful graded loans and the Loss graded loans are to a point that the Company is almost certain of the losses, and the unpaid principal balances are generally charged-off.

The Company’s allowance for loan losses (“ALLL”) is established through charges to earnings in the form of a provision for loan losses. We increase our allowance for loan losses by provisions charged to operations and by recoveries of amounts previously charged off and we reduce our allowance by loans charged off. In evaluating

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 5 – Allowance for Loan Losses (continued)

the adequacy of the allowance, we consider the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, trends in past dues and classified assets, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors derived from our history of operations. Management is continuing to closely monitor the value of real estate serving as collateral for our loans, especially lots and land under development, due to continued concern that the low level of real estate sales activity will continue to have a negative impact on the value of real estate collateral. In addition, depressed market conditions have adversely impacted, and may continue to adversely impact, the financial condition and liquidity position of certain of our borrowers. Additionally, the value of commercial real estate collateral may come under further pressure from weak economic conditions and prevailing unemployment levels. The methodology and assumptions used to determine the allowance are continually reviewed as to their appropriateness given the most recent losses realized and other factors that influence the estimation process. The model assumptions and resulting allowance level are adjusted accordingly as these factors change. The Company incorporates certain refinements and improvements to its allowance for loan losses methodology from time to time.

The ALLL consists of two major components: specific valuation allowances and a general valuation allowance. The Bank’s format for the calculation of ALLL begins with the evaluation of individual loans considered impaired. For the purpose of evaluating loans for impairment, loans are considered impaired when it is considered probable that all amounts due under the contractual terms of the loan will not be collected when due (minor shortfalls in amount or timing excepted). The Bank has established policies and procedures for identifying loans that should be considered for impairment. Loans are reviewed through multiple means such as delinquency management, credit risk reviews, watch and criticized loan monitoring meetings and general account management. Loans that are outside of the Bank’s established criteria for evaluation may be considered for impairment testing when management deems the risk sufficient to warrant this approach. For loans determined to be impaired, the specific allowance is based on the most appropriate of the three measurement methods: present value of expected future cash flows, fair value of collateral, or the observable market price of a loan method. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. Once a loan is considered individually impaired, it is not included in other troubled loan analysis, even if no specific allowance is considered necessary.

In addition to the evaluation of loans for impairment, the Company calculates loan loss exposure on the remaining loans (not evaluated for impairment) by applying the applicable historical loan loss experience of the loan portfolio to provide for probable losses in the loan portfolio through the general valuation allowance. These loss factors are based on an appropriate loss history for each major loan segment more heavily weighted for the most recent twelve months historical loss experience to reflect current market conditions. In addition, the Company assigns additional general allowance requirements utilizing qualitative risk factors related to economic and portfolio trends that are pertinent to the underlying risks in each major loan segment in estimating the general valuation allowance. This methodology allows the Company to focus on the relative risk and the pertinent factors for the major loan segments of the Company.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 5 – Allowance for Loan Losses (continued)

The following is a summary of credit exposure segregated by credit risk profile by internally assigned grade by class at June 30, 2012 and December 31, 2011:

	Commercial Real Estate		Commercial and Industrial		Commercial Lines of Credit
	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011
	(Amounts in thousands)
Acceptable Risk or Better	$273,013	$261,287	$58,673	$57,563	$39,426	$37,883
Special Mention	26,778	49,179	4,872	10,804	3,101	2,796
Substandard	64,840	76,701	19,214	16,526	5,481	3,765
Doubtful	8,108	108	57	428	–	130

Total	$372,739	$387,275	$82,816	$85,321	$48,008	$44,574

	Residential Construction		Home Equity Lines		Consumer
	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011
	(Amounts in thousands)
Acceptable Risk or Better	$70,963	$62,382	$85,625	$87,325	$122,763	$139,491
Special Mention	8,106	11,212	1,251	2,362	13,698	13,147
Substandard	25,858	28,351	5,024	5,449	21,975	20,481

Total	$104,927	$101,945	$91,900	$95,136	$158,436	$173,119

	Residential Lots		Raw Land
	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011
	(Amounts in thousands)
Acceptable Risk or Better	$9,478	$10,451	$11,790	$11,807
Special Mention	3,655	5,612	200	976
Substandard	26,474	29,101	3,168	4,705

Total	$39,607	$45,164	$15,158	$17,488

Note 6 – Borrowings

The following is a summary of our borrowings at June 30, 2012 and December 31, 2011:

	June 30, 2012	December 31, 2011
	(Amounts in thousands)
Short-term borrowings
FHLB advances	$35,000	$5,000
Repurchase agreements	24,268	28,629

	$59,268	$33,629

Long-term borrowings
FHLB advances	$41,549	$71,637
Term repurchase agreements	60,000	60,000
Jr. subordinated debentures	45,877	45,877

	$147,426	$177,514

See Note 8 for discussion on deferral of interest payments on subordinated debentures.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 7 – Non-Interest Income and Other Non-Interest Expense

The major components of other non-interest income are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Amounts in thousands)
Increase in cash surrender value of life insurance	$257	$276	$511	$542
Gain (loss) and net cash settlement on economic hedges	178	181	263	(424)
Other	256	238	519	475

	$691	$695	$1,293	$593

The major components of other non-interest expense are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Amounts in thousands)
Postage, printing and office supplies	$129	$178	$294	$349
Telephone and communication	206	215	422	463
Advertising and promotion	229	378	457	609
Data processing and other outsourced services	204	189	461	360
Professional services	508	962	950	1,795
Debit card expense	218	243	471	459
(Gain) loss on sales of foreclosed assets	(185)	(210)	(258)	(490)
Other	1,092	1,304	2,364	2,655

	$2,401	$3,259	$5,161	$6,200

Note 8 – Regulatory Matters

Regulatory Actions and Management’s Compliance Efforts

On February 25, 2011, the Bank entered into a Consent Order with the Federal Deposit Insurance Corporation (“FDIC”) and the North Carolina Commission of Banks (“NCCOB”). Under the terms of the Consent Order among other things, the Bank has agreed to:

•	Strengthen Board oversight of the management and operations of the Bank;

•	Comply with minimum capital requirements of 8% Tier 1 leverage capital and 11% total risk-based capital;

•

Formulate and implement a plan to reduce the Bank’s risk exposure in assets classified “Substandard or Doubtful” in the FDIC’s most recent report of examination by 15% in 180 days, 35% in 360 days, 60% in 540 days and 75% in 720 days;

•	Within 90 days, implement effective lending and collection policies;

•	Not pay cash dividends without the prior written approval of the FDIC and the Commissioner; and

•	Neither renew, rollover or accept any brokered deposits without obtaining a waiver from the FDIC.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 8 – Regulatory Matters (continued)

On June 23, 2011, the Company entered into a Written Agreement with the Federal Reserve Bank of Richmond under which the Company agreed to, among other things:

•	Not, directly or indirectly, do the following without the prior approval of the Federal Reserve:

•	Declare or pay dividends on its, common or preferred stock;

•	Make any distributions of interest or principal on trust preferred securities;

•	Incur, increase or guarantee any debt; and

•	Purchase or redeem any shares of its stock.

•	Formulate and implement a written plan to maintain sufficient capital at the Company on a consolidated basis.

As previously reported, the Company suspended the payment of quarterly cash dividends on the preferred stock issued to the US Treasury and the Company elected to defer the payment of quarterly scheduled interest payments on both issues of junior subordinated debentures, relating to its outstanding trust preferred securities. The Company continues to account for the obligation for the preferred dividend to the US Treasury and the interest due on the subordinated debentures. Although the Company has suspended the declaration and payment of preferred stock dividends at the present time, net income (loss) available to common shareholders reflects the dividends as if declared because of their cumulative nature. As of June 30, 2012, the cumulative amount of dividends owed to the US Treasury and the cumulative amount of interest due on the subordinated debentures were $3.9 million and $4.3 million, respectively.

The Bank has already undertaken the following actions, among others, to comply with the Consent Order:

•	The Bank has exceeded all minimum capital requirements of the Consent Order.

•

As of June 30, 2012, the Bank reduced its risk exposure to adversely classified assets identified in the Bank’s June 30, 2010 Report of Examination by an amount (60%) exceeding its scheduled reduction of 35% by February 2012 and meeting, in advance, its August 2012 scheduled reduction of 60%.

The process of responding to the provisions of the Consent Order is well underway. To date, management believes that the Company’s compliance efforts have been satisfactory and within the scheduled time frames. Compliance efforts remain ongoing.

The Consent Order, as set forth above, requires the Bank to achieve and maintain minimum capital requirements of 8% Tier 1 (leverage) capital and total risk-based capital of 11%. As shown in the table below, the Bank had regulatory capital in excess of the Consent Order requirements as of June 30, 2012.

The minimum capital requirements to be characterized as “well capitalized”, as defined by regulatory guidelines, the capital requirements pursuant to the Consent Order and the Bank’s actual capital ratios were as follows for June 30, 2012:

		Minimum Regulatory Requirement
Captial ratios	Bank	“Well Capitalized”	Pursuant to Consent Order
Total risk-based	14.62%	10%	11%
Tier 1 risk-based	13.36%	6%	N/A
Tier 1 leverage	9.66%	5%	8%

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 8 – Regulatory Matters (continued)

If the Bank fails to comply with the minimum capital levels in the Consent Order, the Bank may be subject to further restrictions, the extent of which is dependent upon the magnitude of noncompliance. A bank may be prohibited from engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new branch office, except under certain circumstances, including the acceptance by the FDIC of a capital restoration plan for the bank. Therefore, failure to maintain adequate capital could have a material adverse effect on operations.

Failure by the Bank to comply with the requirements set forth in the Consent Order may result in further adverse regulatory actions, sanctions, and restrictions on the Bank’s activities, which could have a material adverse effect on the business, future prospects, financial condition or results of operations of the Bank and the Company.

As a bank holding company subject to regulation by the Federal Reserve, the Company must comply with regulatory capital ratios. Under the June 23, 2011 Written Agreement, there were no minimum regulatory ratios imposed by the Federal Reserve. In the written capital plan submitted to the Federal Reserve in June 2011, the Company set the regulatory well capitalized minimum requirements as its capital targets. As of June 30, 2012, the Company’s capital exceeded the minimum requirements for a “well capitalized” bank holding company. Information regarding the Company’s capital at June 30, 2012 is set forth below:

	Actual		Minimum “Well Capitalized” Requirements
Captial ratios	Amount	Ratio
Total risk-based	$157,815	14.87%	10%
Tier 1 risk-based	131,387	12.38%	6%
Tier 1 leverage	131,387	8.95%	5%

Note 9 – Cumulative Perpetual Preferred Stock

Under the United States Treasury’s Capital Purchase Program (CPP), the Company issued $42.75 million to the United States Treasury in Cumulative Perpetual Preferred Stock, Series A, on December 5, 2008. In addition, the Company provided warrants to the Treasury to purchase 1,623,418 shares of the Company’s common stock at an exercise price of $3.95 per share. These warrants are immediately exercisable and expire ten years from the date of issuance. The preferred stock is non-voting, other than having class voting rights on certain matters, and pays cumulative dividends quarterly at a rate of 5% per annum for the first five years and 9% per annum thereafter. The preferred shares are redeemable at the option of the Company subject to regulatory approval.

In February 2011, the Company suspended the payment of quarterly cash dividends to the US Treasury on this preferred stock. Although the Company has suspended the declaration and payment of preferred stock dividends at the present time, net income (loss) available to common shareholders reflects the dividends as if declared because of their cumulative nature. As of June 30, 2012, the total amount of cumulative dividends and interest owed to the US Treasury was $3.9 million. The Company has now deferred six quarterly payments. If the Company defers more than six quarterly payments to the US Treasury, then the US Treasury will have the right to elect two new board members. Directors elected by the US Treasury may not have the same interests as other shareholders and may desire the Company to take certain actions not supported by other shareholders. There can be no assurances that directors elected to represent the US Treasury would be supportive of our management’s business plans or the interests of other shareholders. Therefore, the election of directors to represent the US Treasury could have a material adverse effect on our business or the direction of its future prospects. As a part of the merger with Capital Bank, it is expected that the Treasury’s investment in the Company’s preferred stock will be redeemed.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 9 – Cumulative Perpetual Preferred Stock (continued)

As a condition of the CPP, the Company must obtain consent from the United States Department of the Treasury to repurchase its common stock or to increase its cash dividend on its common stock from the September 30, 2008 quarterly level of $0.04 per common share. Furthermore, the Company has agreed to certain restrictions on executive compensation. Under the American Recovery and Reinvestment Act of 2009, the Company is limited to using restricted stock as the form of payment to the top five highest compensated executives under any incentive compensation programs.

Note 10 – Derivatives

Derivative Financial Instruments

The Company utilizes stand-alone derivative financial instruments, primarily in the form of interest rate swap and option agreements, in its asset/liability management program. These transactions involve both credit and market risk. The Company uses derivative instruments to mitigate exposure to adverse changes in fair value or cash flows of certain assets and liabilities. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

Fair value hedges are accounted for by recording the fair value of the derivative instrument and the fair value related to the risk being hedged of the hedged asset or liability on the balance sheet with corresponding offsets recorded in the income statement. The adjustment to the hedged asset or liability is included in the basis of the hedged item, while the fair value of the derivative is recorded as a freestanding asset or liability. Actual cash receipts or payments and related amounts accrued during the period on derivatives included in a fair value hedge relationship are recorded as adjustments to the income or expense on the hedged asset or liability. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability, with a corresponding offset recorded in accumulated other comprehensive income within stockholders’ equity, net of tax. Amounts are reclassified from accumulated other comprehensive income to the income statement in the period or periods the hedged transaction affects earnings. Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement.

The Company does not enter into derivative financial instruments for speculative or trading purposes. For derivatives that are economic hedges, but are not designated as hedging instruments or otherwise do not qualify for hedge accounting treatment, all changes in fair value are recognized in non-interest income during the period of change. The net cash settlement on these derivatives is included in non-interest income.

The Company is exposed to credit-related losses in the event of nonperformance by the counterparties to these agreements. The Company controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures and agreements that specify collateral levels to be maintained by the Company and the counterparties. These collateral levels are based on the credit rating of the counterparties and the value of the derivatives.

The Company currently has ten derivative instrument contracts consisting of one interest rate cap, seven interest rate swaps and two foreign exchange contracts. The primary objective for each of these contracts is to minimize risk, interest rate risk being the primary risk for the interest rate cap and swaps while foreign exchange risk is the primary risk for the foreign exchange contracts. The Company’s strategy is to use derivative contracts

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 10 – Derivatives (continued)

to stabilize and improve net interest margin and net interest income currently and in future periods. In order to acquire low cost, long term funding without incurring currency risk, the Company entered into the foreign exchange contract to convert foreign currency denominated certificates of deposit into long term dollar denominated time deposits. The interest rate on the underlying certificates of deposit with an original notional value/amount of $10.0 million is based on a proprietary index (Barclays Intelligent Carry Index USD ER) managed by the counterparty (Barclays Bank). The currency swap is also based on this proprietary index.

The fair value of the Company’s derivative assets and liabilities and their related notional amounts is summarized below.

	June 30, 2012		December 31, 2011
	Fair Value	Notional Amount	Fair Value	Notional Amount
	(Amounts in thousands)
Fair value hedges
Interest rate swaps associated with deposit activities: Certificate of Deposit contracts	$420	$40,000	$436	$65,000
Currency Exchange contracts	(344)	10,000	(457)	10,000
Trust Preferred contracts	(72)	10,000	(202)	10,000
Cash flow hedges
Interest rate swaps associated with borrowing activities: Loan contracts	(895)	35,000	–	–
Interest rate cap contracts	1	12,500	9	12,500

	$(890)	$107,500	$(214)	$97,500

See Note 11 for additional information on fair values of net derivatives.

The following table further breaks down the derivative positions of the Company:

	As of June 30, 2012
	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(Amounts in thousands)
Derivatives designated as hedging instruments
Interest rate cap contracts	Other Assets	$1
Interest rate swap contracts	Other Assets	420	Other Liabilities	$967
Derivatives not designated as hedging instruments Interest rate swap contracts		–	Other Liabilities	344

Total derivatives		$421		$1,311

Net Derivative Asset (Liability)				$(890)

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 10 – Derivatives (continued)

	As of December 31, 2011
	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(Amounts in thousands)
Derivatives designated as hedging instruments
Interest rate cap contracts	Other Assets	$9
Interest rate swap contracts	Other Assets	436	Other Liabilities	$202
Derivatives not designated as hedging instruments Interest rate swap contracts		–	Other Liabilities	457

Total derivatives		$445		$659

Net Derivative Asset (Liability)				$(214)

The tables below illustrate the effective portion of the gains (losses) recognized in other comprehensive income and the gains (losses) reclassified from accumulated other comprehensive income into earnings.

For the Three Months Ended June 30, 2012
Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
(Amounts in thousands)

Interest rate contracts	$ (850)	Interest Expense	$–

For the Six Months Ended June 30, 2012
Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
(Amounts in thousands)

Interest rate contracts	$ (903)	Interest Expense	$–

For the Three Months Ended June 30, 2011
Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
(Amounts in thousands)

Interest rate contracts	$ (62)	Interest Expense	$ –
	Ineffective Portion		Ineffective Portion

	$ 42		$ (75)

For the Six Months Ended June 30, 2011
Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
(Amounts in thousands)

Interest rate contracts	$ (150)	Interest Expense	$ –
	Ineffective Portion		Ineffective Portion

	$ 104		$ 534

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 10 – Derivatives (continued)

Prior to 2011, no gain or loss has been recognized in the income statement due to any ineffective portion of any cash flow hedging relationship. During the first quarter of 2011, the Company recorded a $384 thousand mark to market loss in the income statement on an interest rate swap relating to trust preferred securities. The Company recorded a $70 thousand gain on this swap into non-interest income during the three months ended June 30, 2012. The payment of interest on the trust preferred securities was suspended in February 2011 which resulted in the swap changing its status from effective to ineffective. The change to an ineffective status disqualified the instrument from hedge accounting and required mark to market adjustments to be included in the income statement instead of other comprehensive income as previously recorded.

The tables below show the location and amount of gains (losses) recognized in earnings for fair value hedges, the ineffective portion of cash flow hedges and other economic hedges.

For the Three Months Ended June 30, 2012
Description	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
	(Amounts in thousands)
Interest rate contracts—Not designated as hedging instruments	Other Income (Expense)	$178
Interest rate contracts—Fair value hedging relationships	Interest Income/(Expense)	$272

For the Six Months Ended June 30, 2012
Description	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
	(Amounts in thousands)
Interest rate contracts—Not designated as hedging instruments	Other Income (Expense)	$263
Interest rate contracts—Fair value hedging relationships	Interest Income/(Expense)	$598

For the Three Months Ended June 30, 2011
Description	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
	(Amounts in thousands)
Interest rate contracts—Not designated as hedging instruments	Other Income (Expense)	$181
Interest rate contracts—Fair value hedging relationships	Interest Income/(Expense)	$465

For the Six Months Ended June 30, 2011
Description	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
	(Amounts in thousands)
Interest rate contracts—Not designated as hedging instruments	Other Income (Expense)	$(424)
Interest rate contracts—Fair value hedging relationships	Interest Income/(Expense)	$993

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 10 – Derivatives (continued)

The interest rate swap with borrowing activities on trust preferred securities has a maturity date of September 6, 2012. The maturity date for the interest rate cap contract is February 18, 2014. The currency exchange contracts have maturity dates of November 29, 2013 and December 30, 2013. The interest rate swaps on certificates of deposit have maturity dates of September 30, 2030, October 12, 2040 and December 17, 2040. All of these swaps have the ability to be called by the counterparty prior to their maturity date. One interest rate swap on certificates of deposit has passed its call date (September 30, 2011) and is now callable quarterly. Two others have original call dates of October 14, 2014 and November 28, 2014. On April 28, 2012 and May 29, 2012, interest rate swaps on certificates of deposit with notional amounts totaling $25.0 million were called by the counterparty. The related certificates of deposit were also called.

Certain derivative liabilities were collateralized by securities, which are held by the counterparty or in safekeeping by third parties. The fair value of these securities was $2.4 million and $7.3 million at June 30, 2012 and December 31, 2011, respectively. Collateral calls can be required at any time that the market value exposure of the contracts is less than the collateral pledged. The degree of overcollateralization is dependent on the derivative contracts to which the Company is a party.

As part of our banking activities, the Company originates certain residential loans and commits these loans for sale. The commitments to originate residential loans and the sales commitments are freestanding derivative instruments and are generally funded within 90 days. The fair value of these commitments was not significant at June 30, 2012.

In January 2012, the Company entered into $35.0 million notional forward starting interest rate swaps. The purpose of these swaps is to lock in currently low fixed rate funding costs for intermediate term FHLB advances maturing from July 2012 through November 2013. The maturity dates for these three contracts are July 16, 2017, January 3, 2018, and January 11, 2018. The first of the three FHLB loans was not renewed in July 2012 as scheduled due to higher than anticipated liquidity levels and as part of merger strategy. The result of not renewing the advance is a free standing derivative that will be adjusted to market value through the income statement beginning in the third quarter. The valuation of the derivative at the most recent month end was a loss of $118 thousand. The valuation of the instrument will change at each subsequent reporting period based on several factors, most notably changes in interest rates.

Note 11 – Disclosures About Fair Values of Financial Instruments

Financial instruments include cash and due from banks, federal funds sold, investment securities, loans, bank-owned life insurance, deposit accounts and other borrowings, accrued interest and derivatives. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and due from banks, federal funds sold and overnight deposits

The carrying amounts for cash and due from banks, federal funds sold and overnight deposits approximate fair value because of the short maturities of those instruments.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 11 – Disclosures About Fair Values of Financial Instruments (continued)

Investment securities

Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The Company utilizes a third party pricing service to provide valuations on its securities portfolio. Most of these securities are US government agency debt obligations and agency mortgage-backed securities traded in active markets. The third party valuations are determined based on the characteristics of each security (such as maturity, duration, rating, etc.) and in reference to similar or comparable securities. Due to the nature and methodology of these valuations, the Company considers these fair value measures as Level 2.

Loans

The fair value of commercial and other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For these loans, internal credit risk methodologies are used to adjust values for expected losses. For certain homogeneous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. In addition for residential mortgage loans, internal prepayment risk assumptions are incorporated to adjust contractual cash flows.

Investment in bank-owned life insurance

The carrying value of bank-owned life insurance approximates fair value because this investment is carried at cash surrender value, as determined by the insurer. In assessing the fair value of the cash surrender value of this asset, we evaluate quantitative factors such as the level of death claims on the underlying policies and the impact of aging/actuarial factors.

Deposits

The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated based on discounting expected cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowings

As it relates to the Company’s subordinated debentures, a portion of this debt is publicly traded on NASDAQ under the ticker “SCMFO”. The remaining fair values on the subordinated debentures are calculated by reference to the market price of the publicly traded comparable trust preferred securities as an indication of the Company’s credit risk. The remaining fair values of the FHLB advances and repurchase agreements are based on discounting expected cash flows at the current interest rate for debt with the same or similar remaining maturities and collateral requirements.

Accrued interest

The carrying amounts of accrued interest receivable and payable approximate fair value.

Derivative financial instruments

Interest rate swaps and the interest rate option are recorded at fair value on a recurring basis. Fair value measurement is based on discounted cash flow models run by a third-party on a monthly basis. All future floating

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 11 – Disclosures About Fair Values of Financial Instruments (continued)

cash flows are projected and both floating and fixed cash flows are discounted to the valuation date using interest rates appropriate for the term structure of the financial instrument hedged and for the counterparty involved. The Company classifies interest rate swaps as Level 2 except for the foreign exchange contracts.

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at June 30, 2012 and December 31, 2011:

	June 30, 2012
	Carrying amount	Estimated fair value
		Level 1	Level 2	Level 3
	(Amounts in thousands)
Financial assets:
Cash and due from banks	$25,144	$25,144	$–	$–
Federal funds sold and overnight deposits	101,784	101,784	–	–
Investment securities available for sale	261,944	–	261,944	–
Investment securities held to maturity	51,009	–	53,058	–
Loans held for sale and loans, net of allowance	894,669	–	–	875,980
Investment in life insurance	31,430	–	–	31,430
Accrued interest receivable	5,081	–	–	5,081

Financial liabilities:
Deposits	1,126,701	–	–	1,130,200
Short-term borrowings	59,268	–	–	61,319
Long-term borrowings	147,426	35,880	9,500	110,836
Accrued interest payable	6,125	–	–	6,125

On-balance sheet derivative financial instruments:
Interest rate swaps	(890)	–	(546)	(344)
Interest rate option	1	–	1	–

	December 31, 2011
	Carrying amount	Estimated fair value
		Level 1	Level 2	Level 3
	(Amounts in thousands)
Financial assets:
Cash and due from banks	$23,356	$23,356	$–	$–
Federal funds sold and overnight deposits	23,198	23,198	–	–
Investment securities available for sale	362,298	–	362,298	–
Investment securities held to maturity	44,403	–	45,514	–
Loans held for sale and loans, net of allowance	930,316	–	–	867,438
Investment in life insurance	30,919	–	–	30,919
Accrued interest receivable	5,843	–	–	5,843

Financial liabilities:
Deposits	1,183,172	–	–	1,177,073
Short-term borrowings	33,629	–	–	35,334
Long-term borrowings	177,514	14,352	4,160	143,376
Accrued interest payable	5,219	–	–	5,219

On-balance sheet derivative financial instruments:
Interest rate swaps	(223)	–	234	(457)
Interest rate option	9	–	9	–

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 12 – Fair Values of Assets and Liabilities

Accounting standards establish a framework for measuring fair value according to GAAP and expands disclosures about fair value measurements. Under these standards, there is a three level fair value hierarchy that is fully described below. The Company reports fair value on a recurring basis for certain financial instruments, most notably for available for sale investment securities and certain derivative instruments. The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value which was below cost at the end of the period. Assets subject to nonrecurring use of fair value measurements could include loans held for sale, impaired loans and foreclosed assets. At June 30, 2012 and December 31, 2011, the Company had certain impaired loans and foreclosed assets that are measured at fair value on a nonrecurring basis.

The Company groups financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•

Level 1 - Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities. There were no investments held with level 1 valuations.

•

Level 2 - Valuations for assets and liabilities traded in less active dealer or broker markets. Level 2 securities include asset-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Valuations are obtained from third party services for similar or comparable assets or liabilities.

•

Level 3 - Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or brokered traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

There were no transfers between any of the levels during second quarter 2012. The table below presents the balances of assets and liabilities measured at fair value on a recurring basis.

	June 30, 2012
	Total	Level 1	Level 2	Level 3
	(Amounts in thousands)
Securities available for sale:
US Government agencies	$19,715	$–	$19,715	$–
Asset-backed securities	207,145	–	207,145	–
Municipals	27,786	–	27,786	–
Trust preferred securities	2,555	–	2,555	–
Common stocks and mutual funds	3,744	–	3,744	–
Other	999	–	999	–
Derivatives
Interest rate swaps	(890)	–	(546)	(344)

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 12 – Fair Values of Assets and Liabilities (continued)

	December 31, 2011
	Total	Level 1	Level 2	Level 3
	(Amounts in thousands)
Securities available for sale:
US government agencies	$34,729	$–	$34,729	$–
Asset-backed securities	291,368	–	291,368	–
Municipals	29,220	–	29,220	–
Trust preferred securities	2,321	–	2,321	–
Corporate bonds	3,659	–	3,659	–
Other	1,001	–	1,001	–
Derivatives
Interest rate swaps	(214)	–	243	(457)

Quantitative Information about Level 3 Fair Value Measurements

	Fair Value at June 30, 2012	Valuation Technique	Unobservable Input	Range (Weighted Average)
	(Amounts in thousands)
Recurring measurements:
Interest rate swaps	(344)	Discounted cash flow	Discount rate	.5 -3.75%
Nonrecurring measurements:
Impaired loans	15,857	Discounted appraisals	Appraisal Discounts	15 -50%
Other real estate owned	19,873	Discounted appraisals	Appraisal Discounts	10% -90%

The unobservable input used in the fair value measurement of the Company’s interest rate swap agreements is the discount rate. A significant change in the discount rate could result in a significantly different fair value measurement. The discount rate is determined by a third-party valuation provider by obtaining publicly available third party quotes. The only level three derivatives held by the Company are two foreign exchange contracts. The Company entered into the foreign exchange contract to convert foreign currency denominated certificates of deposit into long term dollar denominated time deposits. The interest rate on the underlying certificates of deposit with an original notional value/amount of $10.0 million is based on a proprietary index (Barclays Intelligent Carry Index USD ER) managed by the counterparty (Barclays Bank). The currency swap is also based on this proprietary index. The Company’s asset liability management team periodically reviews the discount rates utilized in determining the fair value of the interest rate swap agreements.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 12 – Fair Values of Assets and Liabilities (continued)

The table below presents a reconciliation for the second quarter of 2012, for all Level 3 assets and liabilities that are measured at fair value on a recurring basis.

Fair Value Measurements Using Significant Unobservable Inputs
(Amounts in thousands)
Net Derivatives
Beginning Balance April 1, 2012	$(458)
Total realized and unrealized gains or losses:
Included in earnings	114
Included in other comprehensive income	–
Purchases	–
Issuances	–
Settlements	–
Transfers in and/or out of Level 3	–

Ending Balance	$(344)

The table below presents a reconciliation for the six months ended 2012, for all Level 3 assets and liabilities that are measured at fair value on a recurring basis.

Fair Value Measurements Using Significant Unobservable Inputs
(Amounts in thousands)
Net Derivatives
Beginning Balance January 1, 2012	$(457)
Total realized and unrealized gains or losses:
Included in earnings	113
Included in other comprehensive income	–
Purchases	–
Issuances	–
Settlements	–
Transfers in and/or out of Level 3	–

Ending Balance	$(344)

The Company utilizes a third party pricing service to provide valuations on its securities portfolio. Despite most of these securities being US government agency debt obligations, agency mortgage-backed securities and municipal securities traded in active markets, third party valuations are determined based on the characteristics of a security (such as maturity, duration, rating, etc.) and in reference to similar or comparable securities. Due to the nature and methodology of these valuations, the Company considers these fair value measurements as level 2. No securities were transferred between level 1 and level 2 for the quarter ended June 30, 2012.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 12 – Fair Values of Assets and Liabilities (continued)

The table below presents a reconciliation for the second quarter of 2011, for all Level 3 assets and liabilities that are measured at fair value on a recurring basis.

	Fair Value Measurements Using Significant Unobservable Inputs
	(Amounts in thousands)
	Securities
	Available for Sale	Net Derivatives
Beginning Balance April 1, 2011	$–	$(1,085)
Total realized and unrealized gains or losses:
Included in earnings	–	516
Included in other comprehensive income	–	–
Purchases, issuances and settlements	–	–
Transfers in and/or out of Level 3	–	–

Ending Balance	$–	$(569)

The table below presents a reconciliation for the six months ended 2011, for all Level 3 assets and liabilities that are measured at fair value on a recurring basis.

	Fair Value Measurements Using Significant Unobservable Inputs
	(Amounts in thousands)
	Securities Available for Sale	Net Derivatives
Beginning Balance January 1, 2011	$3,003	$(679)
Total realized and unrealized gains or losses:
Included in earnings	537	110
Included in other comprehensive income	–	–
Purchases, issuances and settlements	(3,540)	–
Transfers in and/or out of Level 3	–	–

Ending Balance	$–	$(569)

The fair value reporting standards allows an entity to make an irrevocable election to measure certain financial instruments at fair value. The changes in fair value from one reporting period to the next period must be reported in the income statement with additional disclosures to identify the effect on net income. The Company continued to account for securities available for sale at fair value as reported in prior years. Derivative activity is also reported at fair value. Securities available for sale and derivative activity are reported on a recurring basis. Upon adoption of the fair value reporting standard, no additional financial assets or liabilities were reported at fair value and there was no material effect on earnings.

The Company records loans in the ordinary course of business and does not record loans at fair value on a recurring basis. Loans are considered impaired when it is determined to be probable that all amounts due under the contractual terms of the loan will not be collected when due. Loans considered individually impaired are evaluated and a specific allowance is established if required based on the most appropriate of the three measurement methods: present value of expected future cash flows, fair value of collateral, or the observable market price of a loan method. A specific allowance is required if the fair value of the expected repayments or the fair value of the collateral is less than the recorded investment in the loan. At June 30, 2012, loans with a book value of $74.8 million were evaluated for impairment. Of this total, $17.7 million required a specific allowance totaling $1.7 million for a net fair value of $15.8 million. The methods used to determine the fair value

Southern Community Financial Corporation

Notes to Consolidated Financial Statements (Unaudited)

Note 12 – Fair Values of Assets and Liabilities (continued)

of these loans were considered level 3. At June 30, 2012, the majority of impaired loans were evaluated based on the fair value of the collateral. The Company records impaired loans as nonrecurring level 3. There have been no changes in valuation techniques for the quarter ended June 30, 2012. Valuation techniques are consistent with techniques used in prior periods.

Assets acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell on the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management or outside appraisers and the assets are carried at the lower of carrying amount or fair value less estimated cost to sell. These valuations generally are based on market comparable sales data for similar type of properties. The range of discounts in these valuations is specific to the nature, type, location, condition and market demand for each property. The methods used to determine the fair value of these foreclosed assets were considered level 3.

The table below presents the balances of assets and liabilities measured at fair value on a nonrecurring basis.

	June 30, 2012
	Total	Level 1	Level 2	Level 3
	(Amounts in thousands)
Impaired loans	$15,857	$–	$–	$15,857
Foreclosed assets	19,873	–	–	19,873

	December 31, 2011
	Total	Level 1	Level 2	Level 3
	(Amounts in thousands)
Impaired loans	$21,388	$–	$–	$21,388
Foreclosed assets	19,812	–	–	19,812

Southern Community Financial

Corporation

Consolidated Financial Statements as of and for the

Years Ended December 31, 2011, 2010 and 2009

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors

Southern Community Financial Corporation and Subsidiary

Winston-Salem, North Carolina

We have audited the accompanying consolidated statements of financial condition of Southern Community Financial Corporation and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Community Financial Corporation and Subsidiary at December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

March 23, 2012

SOUTHERN COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Financial Condition

December 31, 2011 and 2010

	2011	2010
	(Amounts in thousands, except share data)
Assets
Cash and due from banks	$23,356	$16,584
Federal funds sold and overnight deposits	23,198	49,587
Investment securities (Note 3)
Available for sale, at fair value	362,298	310,653
Held to maturity, (fair value of $45,514 and $40,181 at December 31, 2011 and 2010, respectively)	44,403	42,220
Federal Home Loan Bank stock (Note 3)	6,842	8,750

Loans held for sale	4,459	5,991

Loans (Note 4)	950,022	1,130,076
Allowance for loan losses (Note 5)	(24,165)	(29,580)

Net Loans	925,857	1,100,496

Premises and equipment (Note 6)	38,315	40,550
Foreclosed assets	19,812	17,314
Other assets (Notes 7 and 14)	54,038	61,253

Total Assets	$1,502,578	$1,653,398

Liabilities and Stockholders’ Equity
Deposits
Demand	$135,434	$110,114
Money market and NOW	453,114	541,949
Savings	22,786	40,929
Time (Note 8)	571,838	655,427

Total Deposits	1,183,172	1,348,419

Short-term borrowings (Note 9)	33,629	22,098
Long-term borrowings (Notes 9 and 10)	177,514	182,686
Other liabilities (Note 12 and 17)	10,628	7,854

Total Liabilities	1,404,943	1,561,057

Stockholders’ Equity (Notes 10, 11, 12 and 16) Senior Cumulative Perpetual Preferred Stock (Series A), no par value, 1,000,000 shares authorized; 42,750 shares issued and outstanding at December 31, 2011 and 2010	41,870	41,453
Common stock, no par value, 30,000,000 shares authorized; issued and outstanding 16,827,075 shares and 16,812,625 shares at December 31, 2011 and 2010, respectively	119,505	119,408
Retained earnings (accumulated deficit)	(64,425)	(67,082)
Accumulated other comprehensive income (loss)	685	(1,438)

Total Stockholders’ Equity	97,635	92,341

Commitments and contingencies (Notes 13 and 18)
Total Liabilities and Stockholders’ Equity	$1,502,578	$1,653,398

See accompanying notes.

SOUTHERN COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Operations

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(Amounts in thousands, except share and per share data)
Interest Income
Loans	$58,373	$68,384	$74,548
Investment securities available for sale	9,916	11,303	14,035
Investment securities held to maturity	2,281	886	877
Federal funds sold and overnight deposits	166	65	13

Total Interest Income	70,736	80,638	89,473

Interest Expense
Money market, savings, and NOW deposits	2,800	5,718	6,787
Time deposits	10,049	12,781	19,631
Short-term borrowings	397	1,108	1,701
Long-term borrowings	8,646	8,672	9,607

Total Interest Expense	21,892	28,279	37,726

Net Interest Income	48,844	52,359	51,747
Provision for Loan Losses (Note 5)	15,150	39,000	34,000

Net Interest Income After
Provision for Loan Losses	33,694	13,359	17,747

Non-Interest Income
Service charges and fees on deposit accounts	5,939	6,533	6,246
Income from mortgage banking activities	1,274	2,182	2,104
Investment brokerage and trust fees	1,008	1,474	1,159
Gain on sale of investment securities	3,989	3,531	1,236
Net impairment loss recognized in earnings	—	(186)	(404)
Other (Note 15)	1,830	2,072	2,565

Total Non-Interest Income	14,040	15,606	12,906

Non-Interest Expense
Salaries and employee benefits	18,308	20,926	22,502
Occupancy and equipment	7,168	7,428	7,903
FDIC deposit insurance	3,803	2,197	3,098
Foreclosed asset related	3,832	4,914	3,376
Goodwill impairment	—	—	49,501
Other (Note 15)	11,549	12,303	14,118

Total Non-Interest Expense	44,660	47,768	100,498

Income (Loss) Before Income Taxes	3,074	(18,803)	(69,845)
Income Tax Expense (Benefit) (Note 14)	—	4,318	(6,686)

Net Income (loss)	3,074	(23,121)	(63,159)

Effective dividends on preferred stock (Note 11)	2,554	2,531	2,508

Net income (loss) available to common shareholders	$520	$(25,652)	$(65,667)

Net Income (loss) Per Common Share
Basic	$0.03	$(1.53)	$(3.91)
Diluted	0.03	(1.53)	(3.91)
Weighted Average Common Shares Outstanding
Basic	16,829,391	16,811,439	16,787,938
Diluted	16,896,692	16,811,439	16,787,938

See accompanying notes.

SOUTHERN COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(Amounts in thousands)
Net income (loss)	$3,074	$(23,121)	$(63,159)

Other comprehensive income (loss):

Securities available for sale:
Unrealized holding gains (loss) on available for sale securities	7,381	(3,519)	1,012
Tax effect	(2,846)	1,357	(390)
Reclassification of gains recognized in net income	(3,989)	(3,531)	(1,236)
Tax effect	1,538	1,361	476
Reclassification of impairment on equity securities	—	186	—
Tax effect	—	(72)	—

Net of tax amount	2,084	(4,218)	(138)

Cash flow hedging activities:
Unrealized holding gains (losses) on cash flow hedging activities	(342)	(738)	354
Tax effect	132	284	(137)
Reclassification of gains recognized in net income (loss), net
Reclassified into income	684	297	233
Tax effect	(264)	(115)	(90)
Other	—	(14)	(315)
Tax effect	—	6	121

Net of tax amount	210	(280)	166

Net postretirement benefit plans adjustment	(279)	(40)	(14)
Tax effect	108	15	6

Net of tax amount	(171)	(25)	(8)

Total other comprehensive income (loss)	2,123	(4,523)	20

Comprehensive income (loss)	$5,197	$(27,644)	$(63,139)

See accompanying notes.

SOUTHERN COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2011, 2010 and 2009

	Preferred Stock		Common Stock		Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
	Shares	Amount	Shares	Amount
				(Amounts in thousands, except share data)
Balance at December 31, 2008	42,750	$40,690	16,769,675	$119,054	$24,901	$3,065	$187,710
Net income (loss)	—	—	—	—	(63,159)	—	(63,159)
Other comprehensive income, net of tax	—	—	—	—	—	20	20
Restricted stock issued	—	—	18,000	63	—	—	63
Stock-based compensation	—	—	—	165	—	—	165
Cash dividends of $0.04 per share	—	—	—	—	(664)	—	(664)
Preferred stock transaction:
Preferred stock dividends	—	—	—	—	(2,138)	—	(2,138)
Preferred stock accretion of discount	—	370	—	—	(370)	—	—

Balance at December 31, 2009	42,750	41,060	16,787,675	119,282	(41,430)	3,085	121,997
Net income (loss)	—	—	—	—	(23,121)	—	(23,121)
Other comprehensive income (loss), net of tax	—	—	—	—	—	(4,523)	(4,523)
Stock options exercised including income tax benefit of $0	—	—	200	—	—	—	—
Restricted stock issued	—	—	24,750	74	—	—	74
Stock-based compensation	—	—	—	52	—	—	52
Preferred stock transaction:
Preferred stock dividends	—	—	—	—	(2,138)	—	(2,138)
Preferred stock accretion of discount	—	393	—	—	(393)	—	—

Balance at December 31, 2010	42,750	41,453	16,812,625	119,408	(67,082)	(1,438)	92,341
Net income	—	—	—	—	3,074	—	3,074
Other comprehensive income net of tax	—	—	—	—	—	2,123	2,123
Stock options exercised including income tax benefit of $0	—	—	200	—	—	—	—
Restricted stock issued	—	—	14,250	71	—	—	71
Stock-based compensation	—	—	—	26	—	—	26
Cash dividends of $0.00 per share	—	—	—	—	—	—	—
Preferred stock transaction:
Preferred stock accretion of discount	—	417	—	—	(417)	—	—

Balance at December 31, 2011	42,750	$41,870	16,827,075	$119,505	$(64,425)	$685	$97,635

See accompanying notes.

SOUTHERN COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(Amounts in thousands)
Cash Flows from Operating Activities
Net income (loss)	$3,074	$(23,121)	$(63,159)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,617	4,389	4,131
Provision for loan losses	15,150	39,000	34,000
Net proceeds from sales of loans held for sale	60,846	105,113	175,887
Originations of loans held for sale	(58,040)	(105,897)	(176,492)
Gain from mortgage banking	(1,274)	(2,182)	(2,104)
Stock-based compensation	97	126	228
Net increase in cash surrender value of life insurance	(1,103)	1,079	1,116
Realized gain on sales of available for sale securities	(3,989)	(3,531)	(1,236)
Realized loss on impairment of investment securities available for sale	—	186	—
Realized loss of equity investment in Silverton Bank	—	—	404
Realized (gain) loss on sale of premises and equipment	54	24	(57)
Loss on economic hedges	129	532	826
Deferred income taxes	(869)	9,710	(5,836)
Realized (gains) loss on sale of foreclosed assets	(689)	(429)	(196)
OREO writedown	2,772	3,092	2,493
Goodwill impairment	—	—	49,501
Change in assets and liabilities:
(Increase) decrease in other assets	7,923	(1,964)	(12,886)
Increase (decrease) in other liabilities	2,422	(638)	(2,608)

Total Adjustments	28,046	48,610	67,171

Net Cash Provided by Operating Activities	31,120	25,489	4,012

Cash Flows from Investing Activities
(Increase) decrease in federal funds sold	26,389	(18,318)	(29,089)
Purchases of:
Available for sale investment securities	(360,488)	(278,934)	(215,169)
Held to maturity investment securities	(7,829)	(36,632)	—
Proceeds from maturities and calls of:
Available for sale investment securities	44,496	143,570	122,115
Held to maturity investment securities	1,071	5,320	24,309
Proceeds from sale of:
Available for sale investment securities	274,785	132,930	69,846
Purchase of Federal Home Loan Bank stock	—	—	(421)
Proceeds from sales of Federal Home Loan Bank stock	1,908	1,044	384
Net (increase) decrease in loans	139,167	49,280	35,421
OREO capitalized cost	(269)	(103)	(758)
Purchases of premises and equipment	(827)	(1,154)	(5,962)
Proceeds from disposal of premises and equipment	127	92	59
Proceeds from sale of foreclosed assets	16,010	11,401	10,699

Net Cash Provided by (Used in) Investing Activities	134,540	8,496	11,434

See accompanying notes.

SOUTHERN COMMUNITY FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(Amounts in thousands)
Cash Flows from Financing Activities
Net increase (decrease) in demand deposits and transaction accounts	(81,658)	(4,407)	119,579
Net increase (decrease) in time deposits	(83,589)	38,756	(38,621)
Net increase (decrease) in short-term borrowings	(13,469)	(63,379)	(59,720)
Proceeds from long-term borrowings	45,000	—	16,250
Repayment of long-term borrowings	(25,172)	(16,417)	(45,163)
Preferred dividends paid	—	(2,138)	(2,138)
Cash dividends paid	—	—	(664)

Net Cash Provided by (Used in) Financing Activities	(158,888)	(47,585)	(10,477)

Net Increase (decrease) in Cash and Cash Equivalents	6,772	(13,600)	4,969
Cash and Cash Equivalents, Beginning of Year	16,584	30,184	25,215

Cash and Cash Equivalents, End of Year	$23,356	$16,584	$30,184

Supplemental Disclosures of Cash Flow Information
Interest paid on deposits and borrowed funds	$19,452	$28,818	$40,835
Income taxes paid	—	945	754
Supplemental Schedule of Noncash Investing and Financing Activities
Transfer of loans to foreclosed assets	$20,322	$11,861	$25,902
Transfer of investments from HTM to AFS	4,463	—	—
Increase (decrease) in fair value of securities available for sale, net of tax	2,084	(4,218)	(138)
Increase (decrease) in fair value of cash flow hedges, net of tax	210	(280)	166
Unrealized gain (loss) on fair value hedges	266	(379)	161

See accompanying notes.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Southern Community Financial Corporation and its wholly-owned subsidiary, Southern Community Bank and Trust. All material intercompany transactions and balances have been eliminated in consolidation. Southern Community Financial Corporation and its subsidiary are collectively referred to herein as the “Company.”

Nature of Operations

Southern Community Bank and Trust (the “Bank”) was incorporated November 14, 1996 and began banking operations on November 18, 1996. The Bank is engaged in general commercial and retail banking principally in Central and Western North Carolina, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation. In October 2001, Southern Community Financial Corporation (the “Company”) was formed as a financial holding company for the Bank, and is subject to the rules and regulations of the Federal Reserve System. On March 3, 2011, the Company applied to the Federal Reserve to modify its status from a financial holding company to a bank holding company. This was approved by the Federal Reserve Bank on March 14, 2011. The Bank and the Company undergo periodic examinations by those regulatory authorities.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the carrying value of foreclosed assets and the valuation allowance on deferred tax assets.

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “Cash and due from banks,” which include cash on hand and amounts due from banks.

Federal regulations require institutions to set aside specified amounts of cash as reserves against transaction and time deposits. As of December 31, 2011, the daily average gross reserve requirement was $6.4 million.

Investment Securities

Available for sale securities are carried at fair value and consist of bonds, asset-backed securities and municipal securities not classified as trading securities or as held to maturity securities. The cost of debt securities available for sale is adjusted for amortization of premiums and accretion of discounts to maturity. Amortization of premiums, accretion of discounts, interest and dividend income are included in investment income. Unrealized holding gains and losses on available for sale securities are reported as a net amount in accumulated other comprehensive income, net of income taxes. Gains and losses on the sale of available for sale securities are determined using the specific identification method. Bonds and asset-backed securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using a method that approximates the interest method over the

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

period to maturity. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary would result in a permanent write down of the individual securities to their fair value if they are credit related. Such write-downs would be included in earnings as realized losses. Declines in fair value of individual debt securities that are not credit related including securities with below market interest rates are included in other comprehensive income. If the Company intends to sell a security or cannot assert that it is more likely than not to have to sell the security the loss must be included as a realized loss regardless of the reason for impairment. The classification of securities is generally determined at the date of purchase.

Federal Home Loan Bank Stock

The Company has an investment in the Federal Home Loan Bank of Atlanta which does not have readily determinable fair value and we do not exercise significant influence on them. The Company carries its investment in FHLB at its cost which is the par value of the stock.

Loans Held for Sale

The Company originates single family, residential first mortgage loans on a pre-sold basis. Loans held for sale are carried at the lower of cost or fair value in the aggregate as determined by outstanding commitments from investors. Upon closing, these loans, together with their servicing rights, are sold to mortgage loan investors under prearranged terms. The Company recognizes certain origination and service release fees upon the sale, which are included in non-interest income in the consolidated statement of operations. The Company does not hold nonmortgage loans for sale and did not reclassify any financing receivables to held for sale during the year.

The Company is exposed to certain risks relating to its ongoing mortgage origination business. The Company enters into interest rate lock commitments and commitments to sell mortgages. The primary risks are related to these interest rate lock commitments and forward-loan-sale commitments, which the Company executes on a “best efforts” basis rather than on a mandatory commitment basis. Under best efforts commitments, the Company is not obligated to deliver the loan for sale if the loan does not close. Using best efforts commitments to sell its mortgage loans, the Company can substantially mitigate the interest rate risk in its mortgage origination business.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to yield over the life of the related loan. Interest on loans is recorded based on the principal amount outstanding. For all classes, loans are considered delinquent and past due when payment has not been received for a period of 30 days after a scheduled payment due date. The accrual of interest on impaired loans is discontinued when loans are 90 days or more past due or, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed against interest income. Interest income is subsequently recognized only to the extent cash payments are received. Loans are written down or charged off when management has determined the loan to be uncollectible in part or in total. Loans are returned to an accrual status when the borrower makes timely principal and interest payments for a period of six months and has the ability to continue making scheduled payments until the loan is repaid in full. See Note 4 for further discussion of lending practices by loan class. Loans are primarily made in the Bank’s market areas of North Carolina. Real estate loans can be affected by the condition of the local real estate market.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Commercial and installment loans can be affected by the local economic conditions. The Company’s off balance sheet credit exposure is limited to unused lines of credit. An allowance for loan loss has not been established for this exposure. The Company did not enter into any significant purchases or sales of financing receivables during 2011 or 2010.

Allowance for Loan Losses

The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at a level believed adequate to absorb probable losses inherent in the loan portfolio. The Bank’s format for the calculation of ALLL begins with the evaluation of loans under impairment guidelines. For the purposes of evaluating loans for impairment, loans are considered impaired when it is considered probable that all amounts due under the contractual terms of the loan will not be collected when due (minor shortfalls in amount or timing excepted). The Bank has established policies and procedures for identifying loans that should be considered for impairment. Loans are reviewed through multiple means such as delinquency management, credit risk reviews, watch and criticized loan monitoring meetings and general account management. Loans that are outside of the Bank’s established criteria for evaluation may be considered for impairment testing when management deems the risk sufficient to warrant this approach. For loans determined to be impaired, the specific allowance is based on the most appropriate of the three measurement methods: present value of expected future cash flows, fair value of collateral, or the observable market price of a loan method. Once a loan is considered impaired, it is not included in the determination of the general loss component of the allowance, even if no specific allowance is considered necessary. In addition to the evaluation of individual loans for impairment, the Bank calculates the loan loss exposure on the remaining loans (not individually evaluated for impairment) by applying the applicable historical loan loss experience factors to each major loan segment.

The Bank also utilizes various other qualitative and quantitative factors to further evaluate the portfolio for risk. The other factors utilized include economic trends (such as the unemployment rate and changes in real estate values) and portfolio trends (such as delinquencies and concentration levels among others) that are pertinent to the underlying risks in each major loan segment. Based on the subjective evaluation of the impact of these qualitative and quantitative other factors, we assign additional general allowance requirements. The appropriate combined factor (historical loss experience adjusted for the qualitative and quantitative factors is applied to only those loans not individually evaluated for impairment. The ALLL calculation for specific loss and general loss exposure are aggregated to arrive at the approximate allowance level for our loan portfolio. While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Company believes the allowance for loan losses has been established in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing the loan portfolio, will not require adjustments to the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect the Company’s financial condition and results of operations.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets which are 11 to 30 years for buildings and 3 to 7 years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

shorter. Repairs and maintenance costs are charged to operations as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations. Long-lived depreciable assets are evaluated periodically for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable.

Foreclosed Assets

Assets acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell at the date of foreclosure, establishing a new cost basis. Principal and interest losses existing at the time of acquisition of such assets are charged against the allowance for loan losses and interest income, respectively. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated cost to sell. Revenue and expenses from operations and the impact of any subsequent changes in the carrying value are included in other expenses.

Goodwill and Other Intangibles

Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Goodwill impairment testing is performed annually or more frequently if events or circumstances indicate possible impairment. An impairment loss is recorded to the extent that the carrying value of goodwill exceeds its implied fair value.

Intangible assets with finite lives include core deposits and other intangibles. Intangible assets other than goodwill are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Core deposit intangibles are amortized on the straight-line method over a period not to exceed 10 years. Note 7 contains additional information regarding goodwill and other intangible assets.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. These temporary differences consist primarily of the allowance for loan losses, differences in the financial statement and income tax basis in premises and equipment and differences in financial statement and income tax basis in accrued liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be fully realized.

Derivative Instruments

The Company utilizes stand-alone derivative financial instruments, primarily in the form of interest rate swap and option agreements, in its asset/liability management program. These transactions involve both credit and market risk. The Company uses derivative instruments to mitigate exposure to adverse changes in fair value or cash flows of certain assets and liabilities which are required to be carried at fair value. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

Fair value hedges are accounted for by recording the fair value of the derivative instrument and the fair value related to the risk being hedged of the hedged asset or liability on the balance sheet with corresponding

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

offsets recorded in the income statement. The adjustment to the hedged asset or liability is included in the basis of the hedged item, while the fair value of the derivative is recorded as a freestanding asset or liability. Actual cash receipts or payments and related amounts accrued during the period on derivatives included in a fair value hedge relationship are recorded as adjustments to the income or expense on the hedged asset or liability. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability, with a corresponding offset recorded in accumulated other comprehensive income within stockholders’ equity, net of tax. Amounts are reclassified from accumulated other comprehensive income to the income statement in the period or periods the hedged transaction affects earnings. Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement.

The Company does not enter into derivative financial instruments for speculative or trading purposes. For derivatives that are economic hedges, but are not designated as hedging instruments or otherwise do not qualify for hedge accounting treatment, all changes in fair value are recognized in non-interest income during the period of change. The net cash settlement on these derivatives is included in non-interest income.

The Company is exposed to credit-related losses in the event of nonperformance by the counterparties to these agreements. The Company controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures and agreements that specify collateral levels to be maintained by the Company and the counterparties. These collateral levels are based on the credit rating of the counterparties.

The Company currently has nine derivative instrument contracts consisting of one interest rate cap, six interest rate swaps and two foreign exchange contracts. The primary objective for each of these contracts is to minimize risk, interest rate risk being the primary risk for the interest rate caps and swaps; while foreign exchange risk is the primary risk for the foreign exchange contracts. The Company’s strategy is to use derivative contracts to stabilize and improve net interest margin and net interest income currently and in future periods. In order to acquire low cost, long term fixed rate funding without incurring currency risk, the Company entered into the foreign exchange contract to convert foreign currency denominated certificates of deposit into long term dollar denominated time deposits. The interest rate on the underlying $10.0 million certificates of deposit is based on a proprietary index (Barclays Intelligent Carry Index USD ER) managed by the counterparty (Barclays Bank). The currency swap is also based on this proprietary index. Note 17 contains additional information regarding derivative financial instruments.

Per Share Data

Basic net income (loss) per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during each period. Diluted net income (loss) per common share reflects the potential dilution that could occur if stock options or warrants were exercised resulting in the issuance of common stock that would then share in the net income of the Company. Diluted earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock, common stock equivalents and other potentially dilutive securities using the treasury stock method.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Basic and diluted net income (loss) per common share have been computed based upon net income (loss) available to common shareholders as presented in the accompanying consolidated statements of operations divided by the weighted average number of common shares outstanding or assumed to be outstanding as summarized below:

	2011	2010	2009
Weighted average number of common shares used in computing basic net income per common share	16,829,391	16,811,439	16,787,938
Effect of restricted stock	67,301	—	—

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	16,896,692	16,811,439	16,787,938

For the years ended December 31, 2011, 2010 and 2009, net income (loss) for determining earnings per common share was reported net income (loss) less the effective dividends on preferred stock. For the years ended December 31, 2011, 2010 and 2009, there were 531,850, 598,006 and 657,100 exercisable options, respectively. In 2011, 531,850 options were antidilutive since the exercise price exceeded the average market price for the year. In 2010 and 2009, all options were antidilutive due to reported net losses. The outstanding warrants to purchase 1,623,418 shares provided to the US Treasury were antidilutive since the exercise price exceeded the average market price for the year. These antidilutive common stock equivalents have been omitted from the calculation of diluted earnings per common share for their respective years.

Stock-Based Compensation

The Company has certain stock-based employee compensation plans, described more fully in Note 12. Effective January 1, 2006, the Company adopted the modified prospective application method for expensing the value of options and accordingly did not restate prior period amounts. Generally accepted accounting principles require recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (usually the vesting period). Compensation cost for all awards granted after the date of adoption and any unvested awards that remained outstanding as of the date of adoption are required to be measured based on the fair value of the award on the grant date.

Comprehensive Income

Comprehensive income (loss) is defined as the change in equity during a period for non-owner transactions and comprises net income and other comprehensive income (loss). Other comprehensive income (loss) includes revenues, expenses, gains and losses that are excluded from earnings under current accounting standards. Components of other comprehensive income (loss) for the Company consist of the unrealized gains and losses, net of taxes, in the Company’s available for sale securities portfolio, unrealized gains and losses, net of taxes, in the Company’s cash flow hedge instruments, and the components of changes in net benefit plan liabilities that are not recognized as benefit costs.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Accumulated other comprehensive income at December 31, 2011 and 2010 consists of the following:

	2011	2010
	(Amounts in thousands)
Unrealized holding gain — investment securities available for sale	$1,857	$(1,535)
Deferred income taxes	(715)	592

Net unrealized holding gain — investment securities available for sale	1,142	(943)

Unrealized holding gain (loss) — cash flow hedge instruments	9	(333)
Deferred income taxes	(4)	128

Net unrealized holding gain (loss) — cash flow hedge instruments	5	(205)

Postretirement benefit plans adjustment	(751)	(473)
Deferred income taxes	289	183

Net postretirement benefit plans adjustment	(462)	(290)

Total accumulated other comprehensive income	$685	$(1,438)

Segment Reporting

Management is required to report selected financial and descriptive information about reportable operating segments. Related disclosures about products and services, geographic areas and major customers are also required. Generally, disclosures are required for segments internally identified to evaluate performance and resource allocation. In all material respects, the Company’s operations are entirely within the commercial banking segment, and the consolidated financial statements presented herein reflect the results of that segment. Also, the Company has no foreign operations or customers.

Risk and Uncertainties

In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. The two primary components of economic risk to the Company are credit risk and market risk. Credit risk is the risk of default on the Bank’s loan portfolio that results from borrowers’ failure to make contractually required payments. Market risk arises principally from interest rate risk inherent in our lending, investing, deposit and borrowing activities.

The Company is subject to the regulations of various government agencies. These regulations may change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances or operating restrictions resulting from the regulators’ judgments based on information available to them at the time of their examination.

Effective February 25, 2011, the Bank entered into a Consent Order with the Federal Deposit Insurance Corporation and the State of North Carolina Office of the Commissioner of Banks with certain requirements, including reducing adversely classified loans and maintaining regulatory capital above specified minimum levels. On June 23, 2011, the Company entered into a Written Agreement with the Federal Reserve with certain restrictions including not paying any distributions of interest or principal on trust preferred securities without prior approval. See Note 2 for further discussion concerning the provisions of the Consent Order and Written Agreement.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Reclassifications

Certain amounts reported in prior years have been reclassified to conform to current year presentation. Such reclassifications had no effect on income or equity.

Recent Accounting Pronouncements

The Company has adopted Accounting Standards Update No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This standard requires additional disclosures related to the allowance for loan loss with the objective of providing financial statement users with greater transparency about an entity’s loan loss reserves and overall credit quality disaggregated by portfolio segment and class of financing receivable. Additional disclosures include showing on a disaggregated basis the aging of receivables, credit quality indicators, and troubled debt restructurings with their effect on the allowance for loan loss. The provisions of this standard are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. This standard was adopted as of December 31, 2010 and during the quarter ended March 31, 2011 through additional disclosures in the notes to the consolidated financial statements.

In April 2011, the FASB has issued Accounting Standards Update No. 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The new standard provides additional guidance on a creditor’s evaluation of when a concession on a loan has been granted and whether a debtor is experiencing financial difficulties. A creditor must conclude that both of these conditions exist for the loan to be considered a troubled debt restructuring. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The Company adopted the update of this standard during the quarter ending September 30, 2011. The adoption did not have a material impact on the consolidated financial statements.

In May 2011, the FASB has issued Accounting Standards Update No. 2011-04, Fair Value Measurement. The purpose of the standard is to clarify and combine fair value measurements and disclosure requirements for accounting principles generally accepted in the United States (“US GAAP”) and international financial reporting standards (IFRS). The new standard provides amendments and wording changes used to describe certain requirements for measuring fair value and for disclosing information about fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, and should be applied prospectively to the beginning of the annual period of adoption. The Company adopted this statement during the quarter ended March 31, 2011 and its adoption did not have a material impact on the consolidated financial statements.

In June 2011, the FASB has issued Accounting Standards Update No. 2011-05, Comprehensive Income. The new standard provides guidance and new formats for reporting components and total net income and comprehensive income. The guidance allows the presentation of net income and comprehensive income to be in a single continuous statement or two separate but consecutive statements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The Company adopted this statement in 2011 and continued to use the two consecutive statement formats which is allowed by the pronouncement.

From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

proposed statements and SEC Staff Accounting Bulletins on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

(2) REGULATORY MATTERS

Regulatory Actions

On February 25, 2011, the Bank entered into a Consent Order with the Federal Deposit Insurance Corporation and the North Carolina Commission of Banks. Under the terms of the Consent Order among other things, the Bank agreed to:

•	Strengthen Board oversight of the management and operations of the Bank;

•	Comply with minimum capital requirements of 8% Tier 1 leverage capital and 11% total risk-based capital;

•

Formulate and implement a plan to reduce the Bank’s risk exposure in assets classified “Substandard or Doubtful” in the FDIC’s most recent report of examination by 15% in 180 days, 35% in 360 days, 60% in 540 days and 75% in 720 days;

•	Within 90 days, implement effective lending and collection policies;

•	Not pay cash dividends without the prior written approval of the FDIC and the Commissioner; and

•	Neither renew, rollover or accept any brokered deposits without obtaining a waiver from the FDIC.

In connection with the Consent Order executed with the FDIC and the NCCOB, the Company entered into a Written Agreement with the Federal Reserve Bank of Richmond (the “Federal Reserve”) on June 23, 2011. Under the terms of the Written Agreement, among other things, the Company agreed to:

•	Act as a source of strength for the Bank;

•	Not declare or pay dividends on its, common and preferred, stock or make any distributions of interest or principal on trust preferred securities without the prior approval of the Federal Reserve;

•	Formulate and implement a written plan to maintain sufficient capital at the Company on a consolidated basis;

•	Not, directly or indirectly, incur, increase or guarantee any debt without the prior approval of the Federal Reserve; and

•	Not, directly or indirectly, purchase or redeem any shares of its stock without the prior approval of the Federal Reserve.

In February 2011, the Company suspended the payment of regular quarterly cash dividends on the preferred stock issued to the US Treasury. As of December 31, 2011, the total amount of cumulative dividends owed to the US Treasury was $2.6 million. In addition, the Company elected to defer the payment of regularly scheduled interest payments on both issues of junior subordinated debentures related to its outstanding trust preferred securities. As of December 31, 2011, the total cumulative interest payments due on the trust preferred securities were $2.9 million. The Company continues to account for the cumulative amounts due on the subordinated debentures and preferred stock. Although the Company has suspended the declaration and payment of preferred stock dividends at the present time, net income (loss) available to common shareholders reflects the dividends as if declared because of their cumulative nature.

The Consent Order and the Written Agreement each specify certain time frames for meeting these requirements. The Company and the Bank must furnish periodic progress reports to the pertinent supervisory

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

authority regarding its compliance with the Consent Order or Written Agreement. The Consent Order and the Written Agreement will remain in effect until modified or terminated by the pertinent supervisory authority.

Management’s Plans and Compliance Efforts

As of December 31, 2011, the Bank has undertaken the necessary actions to comply with the Consent Order, including the following:

•

The Bank has exceeded all minimum capital requirements of the Consent Order. With respect to the Bank’s regulatory capital ratios as of December 31, 2011, the Tier 1 leverage capital ratio and the total risk-based capital ratios were 9.07% and 13.85%, respectively, compared to requirements of the Consent Order of 8% and 11%, respectively.

•

As of December 31, 2011, the Bank reduced its risk exposure to adversely classified assets identified in the Bank’s June 30, 2010 Report of Examination by 42% which exceeds its scheduled reduction at its second measurement point (35% reduction by the February 25, 2012).

•	The Bank retained an independent consultant who prepared a management plan which was approved by the Board. The plan was submitted to, and approved by, the FDIC and the NCCOB.

•

The Bank has reduced its reliance on brokered deposits which amounted to 12.5% of total deposits at December 31, 2011 and has complied with the applicable restrictions on brokered deposits as stipulated in the Consent Order.

In addition to utilizing balance sheet shrinkage through net loan run-off and reduction of brokered deposits and undertaking various ways to improve Bank profitability, the Company is continuing to evaluate various strategies such as asset sales and plans for capital injections in order to maintain compliance with the minimum regulatory capital ratios required under the Consent Order provisions. As of December 31, 2011, the parent holding company had $5.6 million in cash available to be invested into the Bank to bolster capital levels. The ability to accomplish some of these goals is significantly constricted by the current economic environment. As has been widely publicized, access to capital markets is extremely limited in the current economic environment, and there can be no assurances that the Company will be able to access any such capital or sell assets.

Failure by the Bank to comply with the requirements set forth in the Consent Order may result in further adverse regulatory actions, sanctions, and restrictions on the Bank’s activities, which could have a material adverse effect on the business, future prospects, financial condition or results of operations of the Bank and the Company.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

(3) INVESTMENT SECURITIES

The following is a summary of the securities portfolio by major classification at December 31, 2011 and 2010:

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Amount in thousands)
Securities available for sale:
US Government agencies	$34,660	$69	$—	$34,729
Asset-backed securities
Residential mortgage-backed securities	185,838	1,713	245	187,306
Collateralized mortgage obligations	28,089	450	1,447	27,092
Small Business Administration loan pools	67,507	637	76	68,068
Student loan pools	8,903	—	1	8,902
Municipals	26,981	2,239	—	29,220
Trust preferred securities	3,250	—	929	2,321
Corporate Bonds	4,213	—	554	3,659
Other	1,000	1	—	1,001

	$360,441	$5,109	$3,252	$362,298

Securities held to maturity:
Asset-backed securities
Residential mortgage-backed securities	$474	$34	$—	$508
Small Business Administration loan pools	4,928	230	—	5,158
Municipals	33,214	1,904	1	35,117
Corporate Bonds	5,787	—	1,056	4,731

	$44,403	$2,168	$1,057	$45,514

	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Amount in thousands)
Securities available for sale:
US Government agencies	$100,101	$198	$2,059	$98,240
Asset-backed securities
Residential mortgage-backed securities	65,452	2,001	130	67,323
Collateralized mortgage obligations	42,379	274	422	42,231
Small Business Administration loan pools	40,453	74	305	40,222
Municipals	55,901	404	741	55,564
Trust preferred securities	4,252	21	1,179	3,094
Common stocks and mutual funds	2,650	353	—	3,003
Other	1,000	—	24	976

	$312,188	$3,325	$4,860	$310,653

Securities held to maturity:
Mortgage-backed securities
Residential mortgage-backed securities	$804	$48	$—	$852
Municipals	31,416	104	1,631	29,889
Corporate bonds	10,000	—	560	9,440

	$42,220	$152	$2,191	$40,181

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Residential mortgage-backed securities and collateralized mortgage obligations are primarily government sponsored (GSE) agency issued whose underlying collateral are prime residential mortgage loans. The Company’s municipal securities are composed of geographic concentrations of 94.0% North Carolina, 3.0% of Texas independent school districts and less than 3.0% in other states. As the Company’s investment policy limits the purchase of municipal securities to “A” rated or better, the municipal investment portfolio segment has 98.4% of this portfolio rated “A” or better.

Proceeds from sales of available for sale securities during 2011, 2010 and 2009 were $274.8 million, $132.9 million and $69.8 million respectively, at an aggregate gain of $4.0 million, $3.5 million and $1.2 million respectively. These sales were part of the Company’s asset liability management.

On May 1, 2009, the Office of the Comptroller of the Currency closed Silverton Bank, N.A. and appointed the FDIC as the receiver to conduct an orderly liquidation of Silverton through the use of a bridge bank. The Company recorded a loss of $404 thousand in the first quarter of 2009 to write-off its equity investment in Silverton which was classified as other securities available for sale. The impairment loss on the Company’s equity investment in Silverton Bank was recorded as a component of non-interest income on the consolidated statements of operations for the period ended December 31, 2009. The Company determined one marketable equitable security was “other-than-temporarily” impaired during the first quarter of 2010 and recognized a $186 thousand write-down on the investment. The investment was sold during the fourth quarter of 2010 and the loss on the sale is included in securities gains and losses.

The following tables show the gross unrealized losses and fair values for our investments aggregated by category and length of time that the individual securities have been in a continuous unrealized loss position as of December 31, 2011 and December 31, 2010. For available for sale securities, the unrealized losses relate to thirty-one issues of residential mortgage-backed securities, one issue of student loan pools, two municipal issues and three issues of other securities. For held to maturity securities, the unrealized losses relate to one municipal security issue and one corporate bond. All investment securities with unrealized losses are considered by management to be temporarily impaired given the credit ratings on these investment securities and management’s intent and ability to hold these securities until recovery. Should the Company decide in the future to sell securities in an unrealized loss position, or determine that impairment of any securities is other than temporary, irrespective of a decision to sell, an impairment loss would be recognized in the period such determination is made.

During the second half of 2011, management determined that (while possessing an A-credit rating as of December 31, 2011) the issuer’s creditworthiness appeared to be weakening, its intentions related to holding a specific corporate bond to maturity had changed. Based on this, management transferred this issue of corporate bonds from the held-to-maturity classification to available-for-sale. The pre-transfer carrying amount of this security was $4.2 million amortized cost and its post-transfer carrying value was $4.0 million at the date of the transfer, resulting in a $241 thousand unrealized loss.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

	2011
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
	(Amount in thousands)
Securities available for sale:
Asset-backed securities
Residential mortgage-backed securities	$54,446	$245	$—	$—	$54,446	$245
Collateralized mortgage obligations	12,248	1,447	—	—	12,248	1,447
Small Business Administration loan pools	12,309	74	686	2	12,995	76
Student loan pools	8,902	1	—	—	8,902	1
Municipals	6	—	—	—	6	—
Trust preferred securities	—	—	2,321	929	2,321	929
Corporate bonds	—	—	3,659	554	3,659	554

Total temporarily impaired securities	$87,911	$1,767	$6,666	$1,485	$94,577	$3,252

Securities held to maturity:
Municipals	$—	$—	$967	$1	$967	$1
Corporate bonds	—	—	4,731	1,056	4,731	1,056

Total temporarily impaired securities	$—	$—	$5,698	$1,057	$5,698	$1,057

	2010
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized losses	Fair Value	Unrealized losses	Fair Value	Unrealized losses
	(Amount in thousands)
Securities available for sale:
US Government agencies	$75,252	$2,059	$—	$—	$75,252	$2,059
Asset-backed securities
Residential mortgage-backed securities	29,315	130	—	—	29,315	130
Collateralized mortgage obligations	15,055	422	—	—	15,055	422
Small Business Administration loan pools	25,680	305	—	—	25,680	305
Municipals	31,513	737	719	4	32,232	741
Trust preferred securities	—	—	2,192	1,179	2,192	1,179
Common stocks and mutual funds	—	—	—	—	—	—
Other	976	24	—	—	976	24

Total temporarily impaired securities	$177,791	$3,677	$2,911	$1,183	$180,702	$4,860

Securities held to maturity:
Municipals	$22,507	$1,631	$—	$—	$22,507	$1,631
Corporate bonds	9,440	560	—	—	9,440	560

Total temporarily impaired securities	$31,947	$2,191	$—	$—	$31,947	$2,191

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

In evaluating investment securities for “other than temporary impairment” losses, management considers, among other things, (i) the length of time and the extent to which the investment is in an unrealized loss position, (ii) the financial condition and near term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a sufficient period of time to allow for any anticipated recovery of unrealized loss. At December 31, 2011, there were six investment securities with aggregate fair values of $12.4 million in an unrealized loss position for at least twelve months. Based on the nature of these securities, we believe the decline in value to be solely due to changes in interest rates and the general economic conditions and not deterioration in their credit quality. Of the securities in an unrealized loss position for at least twelve months at December 31, 2011, two issues of corporate bonds amounted to $8.4 million in fair value (of the total $12.4 million in fair value) with unrealized loss positions of $1.6 million (of the total $2.5 million). The trust preferred securities had two issues in an unrealized loss position for 12 months or more due to changes in the level of market interest rates and a less active market in these securities. One of these securities has a variable rate based on LIBOR which has remained low throughout 2011. Based on the nature of these securities, we believe the decline in value to be solely due to changes in interest rates and the general economic conditions and not deterioration in their credit quality. We have the intention and ability to hold these securities for a period of time sufficient to allow for their recovery in value or maturity. The unrealized losses are reflected in other comprehensive income.

The amortized cost and fair values of securities available for sale and held to maturity at December 31, 2011 by contractual maturity are shown below. Actual expected maturities may differ from contractual maturities because issuers may have the right to call or prepay the obligation.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Amount in thousands)
US Government Agencies
Due after one but through five years	$11,000	$11,005	$—	$—
Due after five but through ten years	1,319	1,333	—	—
Due after ten years	22,341	22,391	—	—
Municipals
Due within one year	850	850	568	577
Due after one but through five years	445	449	1,319	1,397
Due after five but through ten years	457	474	4,215	4,416
Due after ten years	25,229	27,447	27,112	28,727
Trust preferred securities
Due after ten years	3,250	2,321	—	—
Corporate bonds
Due after ten years	4,213	3,659	5,787	4,731
Other
Due after five but through ten years	1,000	1,001	—	—
Asset-backed securities
Residential mortgage-backed securities	185,838	187,306	474	508
Collateralized mortgage obligations	28,089	27,092	—	—
Small Business Administration loan pools	67,507	68,068	4,928	5,158
Student loan pools	8,903	8,902	—	—

	$360,441	$362,298	$44,403	$45,514

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Securities with carrying values of $76.8 million and $81.6 million and fair values of $80.5 million and $80.5 million at December 31, 2011 and 2010, respectively, were pledged to secure public deposits as required by law. Additionally, at December 31, 2011, securities with carrying values and fair values of $48.6 million and $49.1 million were pledged to secure the Company’s borrowings from the FHLB. Securities with carrying values of $113.9 million and fair values of $115.5 million were pledged for other purposes, primarily to secure repurchase agreements and derivative positions.

For the years ended December 31, 2011, 2010 and 2009, income from taxable and nontaxable securities were $10.1 million and $2.1 million, $9.6 million and $2.6 million, and $31.1 million and $1.8 million, respectively.

Federal Home Loan Bank Stock

As disclosed separately on our statements of financial condition, the Company has an investment in Federal Home Loan Bank of Atlanta (“FHLB”) stock of $6.8 million at December 31, 2011 and $8.8 million at December 31, 2010. The Company carries its investment in FHLB at its cost which is the par value of the stock. In prior years, member institutions of the FHLB system have been able to redeem shares in excess of their required investment level at par on a voluntary basis daily. On March 6, 2009, FHLB announced changes in the calculation of member stock requirements (that had the impact of requiring increased member stock ownership) and changes in its policy toward the repurchase of excess stock held by members. These steps were taken as capital preservation measures reflecting a conservative financial management approach in the face of continued volatility in the financial markets and regulatory pressures. Prior to the announcement, the FHLB automatically repurchased excess stock on a daily basis. During 2011, the Company received a total of $1.9 million as its portion of repurchases of excess stock. The FHLB paid a quarterly cash dividend to its members since the second quarter of 2009. Management believes that our investment in FHLB stock was not impaired as of December 31, 2011 or December 31, 2010.

(4) LOANS

Following is a summary of loans by loan class:

	At December 31,
	2011		2010
	Amount	Percent of Total	Amount	Percent of Total
	(Amounts in thousands)
Commercial real estate	$387,275	40.8%	$455,705	40.3%
Commercial
Commercial and industrial	85,321	9.0%	92,307	8.2%
Commercial line of credit	44,574	4.7%	64,660	5.7%
Residential real estate
Residential construction	101,945	10.7%	137,644	12.2%
Residential lots	45,164	4.8%	62,552	5.5%
Raw land	17,488	1.8%	20,171	1.8%
Home equity lines	95,136	10.0%	104,833	9.3%
Consumer	173,119	18.2%	192,204	17.0%

Subtotal	950,022	100.0%	1,130,076	100.0%

Less: Allowance for loan losses	(24,165)		(29,580)

Net Loans	$925,857		$1,100,496

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Construction loans are non-revolving extensions of credit secured by real property, the proceeds of which will be used to a) finance the preparation of land for construction of industrial, commercial, residential, or farm buildings; or b) finance the on-site construction of such buildings. Construction loans are approved based on a set of projections regarding cost, time to completion, time to stabilization or sale, and availability of permanent financing. Any one of these projections may vary from actual results. Therefore, construction loans are considered based not only on the expected merits of the project itself, but also on secondary and tertiary repayment sources of the project sponsor, project sponsor expertise and experience and independent evaluation of project viability. Personal guarantees are typically required. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property, or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections to ensure that loan commitments remain in-balance with work completed to date and that adequate funds remain available to ensure completion.

Commercial real estate loans are underwritten by evaluating and understanding the borrower’s ability to generate adequate cash flow to repay the subject debt within reasonable terms. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan amounts relative to equity sources of capitalization and higher debt service requirements relative to available cash flow. This heightened degree of financial and operating leverage can expose commercial real estate loans to increased sensitivity to changes in market and economic conditions. Repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Management monitors and evaluates commercial real estate loans based on collateral, geography, and secondary/tertiary sources of repayment of the property sponsors. Management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. Loans secured by owner-occupied properties are generally considered to be less sensitive to real estate market conditions, since the profitability and cash flow of the occupying business are aligned via common ownership.

Commercial and industrial loans are underwritten after evaluating and understanding the borrower’s ability to generate positive cash flow, operate profitably and prudently expand its business. Underwriting standards are designed to promote relationships to include a full range of loan, deposit, and cash management services. Underwriting processes include thorough examination of the borrower’s market, operating environment, and business model, to assess whether current and projected cash flows can reasonably be expected to present an acceptable source of repayment. Such repayments are generally sensitized with variances of growth/decline, profitability, and operating cycle changes. Secondary repayment sources, including collateral, are assessed. The level of control and monitoring over such secondary repayment sources may be impacted by the strength of the primary repayment source and the financial position of the borrower.

Residential lot loans are extensions of credit secured by developed tracts of land with appropriate entitlements to support construction of single family or multifamily residential buildings. Such loans were historically structured as time or term loans to finance the holding of the lot for future construction. Because the property is neither generating current income nor providing shelter, these loans have proven to be subject to a higher-than-average risk of abandonment. Extensions of credit for acquisition of finished lots are generally assessed based on the outside repayment sources readily available to the borrower in the current underwriting for such loans.

Consumer loans are originated utilizing a centralized approval process staffed by experienced consumer loan administration personnel. Policies and procedures are developed and maintained to ensure compliance with the Company’s risk management objectives and regulatory compliance requirements. This activity, coupled with relatively small loan amounts spread across many individual borrowers, minimizes risk. Additionally, trend and

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

outlook reports are reviewed by management on a periodic basis, along with periodic review activity of particular regions and individual lenders. Loans are concentrated in home equity lines of credit and term loans secured by first or second liens on owner-occupied residential real estate.

Home Equity loans are consumer-purpose revolving or term loans secured by 1st or 2nd liens on owner-occupied residential real estate. Such loans are underwritten and approved on the same centralized basis as other consumer loans. Appropriate risk management and compliance practices are exercised to ensure that loan-to-value, lien perfection, and compliance risks are addressed and managed within the Bank’s established tolerances. The degree of utilization of revolving commitments within this asset class is reviewed monthly to identify changes in the behavior of this borrowing group.

Commercial lines of credit are underwritten according to the same standards applied to other commercial and industrial loans; with particular focus on the cash flow impact of the borrower’s operating cycle. Based on the risk profile of each borrower, an appropriate level of monitoring and servicing can be applied, such that higher risk categories involve more frequent monitoring and more involved control over the cash proceeds of asset conversion. Lower risk profiles may involve less restrictive controls and lighter servicing intensity.

Raw land loans are those secured by tracts of undeveloped raw land held for personal use or investment. Such properties are expected to be held for a period of not less than twenty-four months with no active development plan. Given the raw nature of the land, these loans are underwritten based on the ability of the borrower to service the indebtedness with sources of income unrelated to the property. Higher cash down payment and lower loan-to-value expectations are applied to such loans.

Loan origination fees and certain direct origination are capitalized and recognized as an adjustment to yield over the life of the related loan. Net unamortized deferred fees less related cost included in the above were $136 thousand and $128 thousand for 2011 and 2010.

Loans are placed in a non-accrual status for all classes of loans when, in management’s opinion, the borrower may be unable to meet payments as they become due or 90 days past due. Loans are returned to an accrual status when the borrower makes timely principal and interest payments for a period of six months and has the ability to continue making scheduled payments until the loan is repaid in full. The following is a summary of nonperforming loans and nonperforming assets at December 31, 2011 and 2010:

	2011	2010
	(Amounts in thousands)
Non-accrual loans	$38,715	$63,178
Restructured loans — nonaccruing	29,333	28,599

Total nonperforming loans	68,048	91,777
Foreclosed assets	19,812	17,314

Total nonperforming assets	$87,860	$109,091

Restructured loans in accrual status not included above	$24,202	$12,117

For loan modifications and in particular, troubled debt restructurings (TDRs), the Company generally utilizes its own loan modification programs whereby the borrower is provided one or more of the following concessions: interest rate reduction, extension of payment terms, forgiveness of principal or other modifications. The Company has a small residential mortgage portfolio without the need to utilize government sponsored loan modification programs. The primary factor in the pre-modification evaluation of a troubled debt restructuring is whether such an action will increase the likelihood of achieving a better result in terms of collecting the amount owed to the Bank.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Loans on non-accrual status at the date of modification are initially classified as non-accrual TDRs. Loans on accruing status at the date of concession are initially classified as accruing TDRs if the loan is reasonably assured of repayment and performance is expected in accordance with its modified terms. Such loans may be designated as non-accrual loans subsequent to the concession date if reasonable doubt exists as to the collection of interest or principal under the restructuring agreement. TDRs are returned to accruing status when there is economic substance to the restructuring, there is documented credit evaluation of the borrower’s financial condition, the remaining balance is reasonably assured of repayment in accordance with its modified terms, and the borrower has demonstrated sustained repayment performance in accordance with the modified terms for a reasonable period of time (generally a minimum of six months).

As illustrated in the table below, during the year ended December 31, 2011, the following concessions were made on 117 loans for $47.9 million (measured as a percentage of loan balances on TDRs):

•	Reduced interest rate for 37% (24 loans for $17.7 million);

•	Extension of payment terms for 57% (90 loans for $27.4 million);

•	Forgiveness of principal for 4% (1 loan for $1.9 million); and

•	Other for 2% (2 loans for $938 thousand).

In cases where there was more than one concession granted, the modification was classified by the more dominant concession.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

The following table presents a breakdown of the types of concessions made by loan class for the twelve months ended December 31, 2011.

	Twelve Months ended December 31, 2011
Amounts in $ thousands	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Below market interest rate
Commercial real estate	5	$6,303	$6,303
Commercial and industrial	1	68	68
Commercial line of credit	2	247	247
Residential construction	3	6,331	6,331
Residential lots	10	4,578	4,578
Raw land	—	—	—
Consumer	3	117	117

Subtotals	24	17,644	17,644

Extended payment terms
Commercial real estate	26	13,397	13,397
Commercial and industrial	15	2,071	2,071
Commercial line of credit	3	296	296
Residential construction	5	2,682	2,682
Home equity lines	3	393	393
Residential lots	4	384	384
Raw land	2	59	59
Consumer	32	8,134	8,134

Subtotals	90	27,416	27,416

Forgiveness of principal
Commercial real estate	1	1,931	1,391

Subtotals	1	1,931	1,391

Other
Residential lots	1	910	1,113
Consumer	1	28	28

Subtotals	2	938	1,141

Grand Totals	117	$47,929	$47,592

The twenty-four loans for which an interest rate concession was granted during 2011 were collateral dependent. These loans are evaluated individually for impairment using the fair value of collateral method. Prior to the modifications shown above, these loans had partial charge-offs of $ 1.4 million. Because this recorded investment of these loans had already been charged down to the fair value of their collateral prior to the date of the modification, the recorded investment of these loans has not changed post-modification. The largest loan modification for $910 thousand in the other category involved the Bank advancing additional funds to further develop lots; such funds would not generally be advanced given the borrower’s financial condition. At December 31, 2011, this loan was adequately collateralized and no specific reserve was recorded.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

During the twelve months ended December 31, 2011, the Company modified 117 loans in the amount of $47.9 million. Of this total, there were payment defaults (where the modified loan was past due thirty days or more) of $7.0 million, or 14.7%, respectively, during the twelve months ended December 31, 2011.

The following table presents loans that were modified as troubled debt restructurings within the previous 12 months and for which there was a payment default during the three and twelve months ended December 31, 2011.

	Year ended December 31, 2011
Amounts in $ thousands	Number of Loans	Recorded Investment
Below market interest rate
Commercial real estate	—	$—
Residential construction	1	942
Home equity lines	—	—
Residential lots	—	—
Consumer	—	—

Subtotals	1	942

Extended payment terms
Commercial real estate	7	3,170
Commercial and industrial	5	555
Commercial line of credit	1	38
Residential construction	2	244
Home equity lines	2	392
Residential lots	1	43
Consumer	10	1,655

Subtotals	28	6,097

Forgiveness of principal
Commercial real estate	—	—
Consumer	—	—

Subtotals	—	—

Other
Consumer	—	—

Subtotals	—	—

Grand Totals	29	$7,039

Of the total of 117 loans for $47.9 million which were modified during the twelve months ended December 31, 2011, the following represents their success or failure during the year ended December 31, 2011:

•	63.1% are paying as restructured;

•	24.9% have been reclassified to non-accrual;

•	6.8% have defaulted and/or foreclosed upon; and

•	5.2% have paid in full.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

The following table presents the successes and failures of the types of modifications within the previous 12 months as of December 31, 2011.

	Paid in full		Paying as restructured		Converted to non-accrual		Foreclosure/Default
Amounts in $ thousands	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Below market interest rate	1	$942	12	$6,778	11	$9,924	—	$—
Extended payment terms	5	1,550	69	20,612	7	1,989	9	3,265
Forgiveness of principal	—	—	1	1,931	—	—	—	—
Other	—	—	2	938	—	—	—	—

Total	6	$2,492	84	$30,259	18	$11,913	9	$3,265

The following is a summary of the recorded investment in non-accrual loans and impaired loans segregated by class of loans:

	December 31, 2011		December 31, 2010
	Non-accrual Loans	Impaired Loans	Non-accrual Loans	Impaired Loans
Commercial real estate	$26,484	$39,297	$22,085	$21,251
Commercial and industrial	3,548	3,899	7,324	6,359
Commercial line of credit	1,429	1,004	3,381	3,233
Residential construction	11,491	16,619	26,257	25,676
Home equity lines	2,637	1,955	1,031	433
Residential lots	12,096	12,095	19,192	19,336
Raw land	1,484	1,484	1,963	1,962
Consumer	8,879	10,753	10,544	8,872

Total	$68,048	$87,106	$91,777	$87,122

The Company evaluates “impaired” loans, which includes nonperforming loans and accruing troubled debt restructured loans, having risk characteristics that are unique to an individual borrower on a loan-by-loan basis with balances above a specified level. For smaller loans, the allowance is calculated based on historical loss experience and other qualitative factors. Included in the table below, $65.1 million out of the total of $68.0 million of nonperforming loans and $22.0 million out of the total of $24.2 million of accruing troubled debt restructured loans were individually evaluated which required a reserve of $1.2 million and $392 thousand, respectively, for a total specific ALLL of $1.6 million. The impaired loans with smaller balances ($2.9 million in nonperforming loans and $2.2 million in accruing troubled debt restructured loans) were collectively evaluated for impairment.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

The following is a summary of loans individually or collectively evaluated for impairment, by segment, at December 31, 2011:

	Commercial Real Estate	Commercial	Residential Real Estate	HELOC	Consumer	Total
	(Amounts in thousands)
Ending balance: nonperforming loans individually evaluated for impairment	$24,822	$3,889	$27,238	$1,955	$7,209	$65,113
Accruing troubled debt restructured loans individually evaluated for impairment	14,475	1,014	2,960	—	3,544	21,993

Ending balance: total impaired loans individually evaluated for impairment	39,297	4,903	30,198	1,955	10,753	87,106
Ending balance: collectively evaluated for impairment	347,978	124,993	134,399	93,180	162,366	862,916

Ending Balance	$387,275	$129,896	$164,597	$95,135	$173,119	$950,022

The following is a breakdown of impaired loans individually evaluated for impairment, by class, with and without related specific allowance at December 31, 2011:

	Unpaid Principal Balance	Partial Charge Offs To Date	Recorded Investment	Related Allowance	Year to Date Average Recorded Investment	Year to Date Interest Income Recognized
	(Amounts in thousands)
With no related allowance recorded:
Commercial real estate	$36,251	$(7,334)	$28,917	$—	$26,846	$358
Commercial
Commercial and industrial	4,742	(1,341)	3,401	—	2,998	76
Commercial line of credit	957	(52)	905	—	1,427	—
Residential real estate
Residential construction	17,874	(2,443)	15,431	—	15,241	190
Residential lots	6,853	(2,803)	4,050	—	10,387	17
Raw land	3,808	(2,324)	1,484	—	1,467	—
Home equity lines	954	(32)	922	—	655	—
Consumer	10,501	(1,501)	9,000	—	5,211	81

Subtotal	$81,940	$(17,830)	$64,110	$—	$64,232	$722

With an allowance recorded:
Commercial real estate	10,710	(330)	10,380	655	8,346	420
Commercial
Commercial and industrial	498	—	498	114	1,067	14
Commercial line of credit	99	—	99	99	482	—
Residential real estate
Residential construction	1,348	(160)	1,188	102	2,602	17
Residential lots	9,080	(1,035)	8,045	161	3,843	32
Raw land	—	—	—	—	144	—
Home equity lines	1,033	—	1,033	387	1,027	—
Consumer	1,839	(86)	1,753	90	2,921	80

Subtotal	24,607	(1,611)	22,996	1,608	20,432	563

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

	Unpaid Principal Balance	Partial Charge Offs To Date	Recorded Investment	Related Allowance	Year to Date Average Recorded Investment	Year to Date Interest Income Recognized
	(Amounts in thousands)
Summary
Commercial real estate	46,961	(7,664)	39,297	655	35,192	778
Commercial	6,296	(1,393)	4,903	213	5,974	90
Residential real estate	38,963	(8,765)	30,198	263	33,684	256
Home equity lines	1,987	(32)	1,955	387	1,682	—
Consumer	12,340	(1,587)	10,753	90	8,132	161

Grand Totals	$106,547	$(19,441)	$87,106	$1,608	$84,664	$1,285

As shown in the above table, the Company has previously taken partial charge-offs of $19.4 million on the $87.1 million in loans individually evaluated for impairment. In addition, the Company has set aside $1.6 million in specific allowance for these $23.0 million in loans.

The following is a summary of loans by segment at December 31, 2010:

	Commercial Real Estate	Commercial	Residential Real Estate	HELOC	Consumer	Total
	(Amounts in thousands)
Ending balance:
individually evaluated for impairment	$21,252	$9,592	$46,974	$432	$8,872	$87,122
Ending balance:
collectively evaluated for impairment	437,186	147,375	173,393	104,401	180,599	1,042,954

Ending Balance	$458,438	$156,967	$220,367	$104,833	$189,471	$1,130,076

The following is a breakdown of impaired loans individually evaluated for impairment, by class, with and without related specific allowance at December 31, 2010:

	Unpaid Principal Balance	Partial Charge Offs To Date	Recorded Investment	Related Allowance	Average Recorded Investment
	(Amounts in thousands)
With no related allowance recorded:
Commercial real estate	$23,114	$(5,761)	$17,353	$—	$12,065
Commercial
Commercial and industrial	7,398	(1,923)	5,475	—	5,593
Commercial line of credit	2,530	(105)	2,425	—	1,620
Residential real estate
Residential construction	23,230	(4,554)	18,676	—	14,254
Residential lots	15,449	(6,511)	8,938	—	8,621
Raw land	3,989	(2,277)	1,712	—	1,450
Home equity lines	457	(123)	334	—	208
Consumer	5,904	(1,524)	4,380	—	2,992

Subtotal	82,071	(22,778)	59,293	—	46,803

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

	Unpaid Principal Balance	Partial Charge Offs To Date	Recorded Investment	Related Allowance	Average Recorded Investment
	(Amounts in thousands)

With an allowance recorded:
Commercial real estate	3,958	(60)	3,898	775	9,041
Commercial
Commercial and industrial	990	(106)	884	510	1,583
Commercial line of credit	834	(26)	808	583	2,084
Residential real estate
Residential construction	7,114	(114)	7,000	860	15,352
Residential lots	10,484	(86)	10,398	841	11,251
Raw land	251	(1)	250	53	251
Home equity lines	100	(1)	99	91	83
Consumer	4,516	(24)	4,492	1,417	1,755

Subtotal	28,247	(418)	27,829	5,130	41,400

Summary
Commercial real estate	27,072	(5,821)	21,251	775	21,106
Commercial	11,752	(2,160)	9,592	1,093	10,880
Residential real estate	60,517	(13,543)	46,974	1,754	51,179
Home equity lines	557	(124)	433	91	291
Consumer	10,420	(1,548)	8,872	1,417	4,747

Grand Totals	$110,318	$(23,196)	$87,122	$5,130	$88,203

The amount of interest income recognized on impaired loans during the portion of the year they were considered impaired for 2010 and 2009 was $59 thousand and $312 thousand, respectively. The interest income foregone for loans in a non-accrual status for 2010 and 2009 was $2.9 million and $1.2 million, respectively.

The recorded investment in loans that were considered and collectively evaluated for impairment at December 31, 2011 and 2010 totaled $862.9 million and $1.04 billion, respectively. The recorded investment in loans that were considered individually impaired at December 31, 2011 and 2010 totaled $87.1 million and $87.1 million, respectively. At December 31, 2011 and 2010, the recorded investment in impaired loans requiring a valuation allowance based on individual analysis were $23.0 million and $27.8 million, respectively, with a corresponding valuation allowance of $1.6 million and $5.1 million. No valuation allowance for the other impaired loans was considered necessary. No loans with deteriorated credit quality were acquired during the years ended December 31, 2011 or 2010.

The average recorded investment in impaired loans for the years ended December 31, 2011, 2010, and 2009 was approximately $84.7 million, $88.2 million and $26.8 million, respectively. The amount of interest income recognized on impaired loans during the portion of the year they were considered impaired for 2011, 2010 and 2009 was $1.3 million, $723 thousand and $312 thousand, respectively. The interest income foregone for loans in a non-accrual status for 2011, 2010 and 2009 was $3.8 million, $2.9 million and $1.2 million, respectively.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

The following is an age analysis of past due financing receivables by class at December 31, 2011:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days (1)	Total Past Due	Current	Total Financing Receivables	Recorded Investment 90 Days or more and Accruing
	(Amounts in thousands)
Commercial real estate	$376	$265	$26,484	$27,125	$360,150	$387,275	$—
Commercial and industrial	308	7	3,548	3,863	81,458	85,321	—
Commercial line of credit	50	35	1,429	1,514	43,060	44,574	—
Residential construction	—	—	11,491	11,491	90,454	101,945	—
Home equity lines	248	171	2,637	3,056	92,080	95,136	—
Residential lots	—	—	12,096	12,096	33,068	45,164	—
Raw land	—	—	1,484	1,484	16,004	17,488	—
Consumer	2,839	932	8,879	12,650	160,469	173,119	—

Total	$3,821	$1,410	$68,048	$73,279	$876,743	$950,022	$—

Percentage of total loans	0.40%	0.15%	7.16%	7.71%	92.29%

The following is an age analysis of past due financing receivables by class at December 31, 2010:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days (1)	Total Past Due	Current	Total Financing Receivables	Recorded Investment 90 Days or more and Accruing
	(Amounts in thousands)
Commercial real estate	$43	$114	$22,085	$22,242	$433,463	$455,705	$—
Commercial and industrial	53	2	7,324	7,379	84,928	92,307	—
Commercial line of credit	103	19	3,381	3,503	61,157	64,660	—
Residential construction	92	721	26,257	27,070	110,574	137,644	—
Home equity lines	415	222	1,031	1,668	103,165	104,833	—
Residential lots	34	—	19,192	19,226	43,326	62,552	—
Raw land	24	—	1,963	1,987	18,184	20,171	—
Consumer	3,165	468	10,544	14,177	178,027	192,204	—

Total	$3,929	$1,546	$91,777	$97,252	$1,032,824	$1,130,076	$—

Percentage of total loans	0.35%	0.14%	8.12%	8.61%	91.39%

(1)	As the Company has no loans past due 90 or more days and still accruing, this category only includes non-accrual loans.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

The Company has granted loans to certain directors and executive officers of the Company and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management’s opinion, do not involve more than the normal risk of collectability. All loans to directors and executive officers or their interests are submitted to the Board of Directors for approval. A summary of loans to directors and their interests follows:

	2011	2010	2009
	(Amounts in thousands)
Balance at beginning of year	$21,961	$24,433	$25,585
Disbursements	9,093	11,032	13,110
Repayments	(14,623)	(13,504)	(14,262)
Other increases (decreases) in exposure due to: Other	(170)	—	—

Balance at end of year	$16,261	$21,961	$24,433

At December 31, 2011, the Company had pre-approved but unused lines of credit totaling $2.7 million to executive officers, directors and their affiliates.

(5) ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses follows:

	2011	2010	2009
	(Amounts in thousands)
Balance at beginning of year	$29,580	$29,638	$18,851
Provision for loan losses	15,150	39,000	34,000
Charge-offs	(24,885)	(42,489)	(24,633)
Recoveries	4,320	3,431	1,420

Net charge-offs	(20,565)	(39,058)	(23,213)

Balance at end of year	$24,165	$29,580	$29,638

The following table shows, by loan segment, an analysis of the allowance for loan losses at December 31, 2011.

	Commercial Real Estate	Commercial	Residential Real Estate	HELOC	Consumer	Total
	(Amounts in thousands)
Allowance for credit losses:
Beginning balance	$6,703	$4,154	$13,534	$1,493	$3,696	$29,580
Provision	9,102	1,757	40	749	3,502	15,150
Charge-offs	(7,988)	(3,400)	(8,132)	(977)	(4,388)	(24,885)
Recoveries	1,259	525	1,816	147	573	4,320

Ending balance	$9,076	$3,036	$7,258	$1,412	$3,383	$24,165

For nonperforming loans requiring specific ALLL	$309	$213	$262	$387	$45	$1,216
For accruing troubled debt restructured loans requiring specific ALLL	346	—	1	—	45	392

Ending balance: requiring specific ALLL	$655	$213	$263	$387	$90	$1,608

Ending balance: general ALLL	$8,421	$2,823	$6,995	$1,025	$3,293	$22,557

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

The following table shows, by loan segment, an analysis of the allowance for loan losses at December 31, 2010.

	Commercial Real Estate	Commercial	Residential Real Estate	HELOC	Consumer	Total
	(Amounts in thousands)
Allowance for credit losses:
Beginning balance	$9,356	$3,079	$13,272	$1,187	$2,744	$29,638
Provision	5,237	5,520	22,597	1,933	3,713	39,000
Charge-offs	(8,200)	(5,610)	(23,944)	(1,799)	(2,935)	(42,488)
Recoveries	310	1,165	1,609	172	174	3,430

Ending balance	$6,703	$4,154	$13,534	$1,493	$3,696	$29,580

Ending balance: requiring specific ALLL	$775	$1,093	$1,754	$91	$1,417	$5,130

Ending balance: general ALLL	$5,928	$3,061	$11,780	$1,402	$2,279	$24,450

Credit Quality Indicators. As part of the on-going monitoring of the credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators including trends related to (i) the weighted-average risk grade of commercial loans, (ii) the level of classified commercial loans, (iii) net charge-offs, (iv) nonperforming loans (see details above) and (v) the general economic conditions in its market areas.

The Company utilizes a risk grading matrix to assign a risk grade to each of its commercial loans. Loans are graded on a scale of 1 to 9. A description of the general characteristics of the 9 risk grades is as follows:

•

Grades 1, 2 and 3 - Better Than Average Risk - Borrowers assigned any one of these ratings would generally be characterized as representing better than average risk. Access to alternate sources of traditional bank financing is evident; secondary repayment sources are sufficient to protect against the risk of principal or income loss.

•

Grade 4 - Average Risk - Borrowers assigned this rating would generally be characterized as representing average risk. Access to alternate sources of traditional bank financing is evident; secondary repayment sources are sufficient to protect against the risk of principal or income loss. Or, the risk attributable to a marginally sufficient primary repayment source is mitigated by liquid collateral in amounts which, discounted for normal fluctuations in market value, are sufficient to protect against the risk of principal or income loss.

•

Grade 5 - Acceptable Risk/Watch - Loans where the borrower’s ability to repay from primary (intended) repayment source is not clearly sufficient to ensure performance as contracted; however, the loan is performing as contracted, secondary repayment sources are clearly sufficient to protect against the risk of principal or income loss, and the Bank can reasonably expect that the circumstances causing the repayment concern will be resolved. Access to alternate financing sources exists, but may be limited to institutions specializing in higher risk financing.

•

Grade 6 - Special Mention - This would include “Other Assets Especially Mentioned” (OAEM). OAEM are currently protected but potentially weak, they are characterized by: undue and unwarranted credit risk but not to the point of justifying a classification of substandard. Potential weakness may weaken the asset or inadequately protect the Bank’s credit position at some future date if not corrected. Evidence that the risk is increasing beyond that at which the loan originally would have been granted. Loans, where adverse economic conditions that develop subsequent to the loan origination that do not jeopardize liquidation of the debt but do increase the level of risk, may also warrant this rating.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

•

Grade 7 - Substandard - A substandard loan is inadequately protected by the current net worth and paying capacity of the obligor or by the value of the collateral pledged, if any. There is a distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action. Examples include high debt to worth ratios, declining or negative earnings trends, declining or inadequate liquidity, improper loan structure and questionable repayment sources. Near term improvement is questionable.

•

Grade 8 - Doubtful - Loans classified as doubtful have all the weaknesses inherent in loans classified substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values highly questionable and improbable. Some loss of principal is expected, however, the amount of such loss cannot be fully determined at this time. Factors such as equity injection, alternative financing, liquidation of assets or the pledging of additional collateral can impact the loan. All loans in this category are immediately placed on non-accrual with all payments applied to principal until such time as the potential loss exposure is eliminated.

•

Grade 9 - Loss - Loans classified as loss are considered uncollectable and of such little value that there continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be affected in the future.

Loan grades for all commercial loans are established at the origination of the loan. Non-commercial loans are graded as a 4 at origination date as these loans are determined to be “pass graded” loans. These non-commercial loans may subsequently require a different risk grade if the credit department has evaluated the credit and determined it necessary to reclassify the loan. Loan grades are reviewed on a quarterly basis, or more frequently if necessary, by the credit department. Typically, an individual loan grade will not be changed from the prior period unless there is a specific indication of credit deterioration or improvement. Credit deterioration is evidenced by delinquency, direct communications with the borrower, or other borrower information that becomes public. Credit improvements are evidenced by known factors regarding the borrower or the collateral property.

The loan grades relate to the likelihood of losses in that the higher the grade, the greater the loss potential. Loans with a grade of 1 to 5 are believed to have some inherent losses in the portfolios, but to a lesser extent than the other loan grades. The special mention or OAEM loan grade is transitory in that the Company is waiting on additional information to determine the likelihood and extent of the potential losses. However, the likelihood of loss is greater than Watch grade because there has been measurable credit deterioration. Loans with a substandard grade are generally loans the Company has individually analyzed for potential impairment. The Doubtful graded loans and the Loss graded loans are to a point that the Company is almost certain of the losses, and the unpaid principal balances are generally charged-off.

The Company’s allowance for loan losses (“ALLL”) is established through charges to earnings in the form of a provision for loan losses. We increase our allowance for loan losses by provisions charged to operations and by recoveries of amounts previously charged off and we reduce our allowance by loans charged off. In evaluating the adequacy of the allowance, we consider the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, trends in past dues and classified assets, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors derived from our history of operations. Management is continuing to closely monitor the value of real estate serving as collateral for our loans, especially lots and land under development, due to continued concern that the low level of real estate sales activity will continue to have a negative impact on the value of real estate collateral. In addition, depressed market conditions have adversely impacted, and may continue to adversely impact, the financial condition and liquidity position of certain of our

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

borrowers. Additionally, the value of commercial real estate collateral may come under further pressure from weak economic conditions and prevailing unemployment levels. The methodology and assumptions used to determine the allowance are continually reviewed as to their appropriateness given the most recent losses realized and other factors that influence the estimation process. The model assumptions and resulting allowance level are adjusted accordingly as these factors change. The Company incorporates certain refinements and improvements to its allowance for loan losses methodology from time to time. During 2011, the Company made the following refinements in its allowance methodology. First, the Company individually evaluated accruing TDR loans for impairment which at December 31, 2011 amounted to $22.0 million in accruing TDR loans requiring a specific allowance of $392 thousand. Second, the use of a loan migration factor by risk grade as an increment to historical loss experience was discontinued in the general (FAS 5) loss allowance calculation because of the lack of statistically meaningful supporting data. Third, we enhanced the use of qualitative and quantitative factors to further evaluate the portfolio risk. Except for the impact of the first refinement noted above, the effects of these refinements were offsetting and minimally affected the total allowance.

The ALLL consists of two major components: specific valuation allowances and a general valuation allowance. The Bank’s format for the calculation of ALLL begins with the evaluation of individual loans considered impaired. For the purpose of evaluating loans for impairment, loans are considered impaired when it is considered probable that all amounts due under the contractual terms of the loan will not be collected when due (minor shortfalls in amount or timing excepted). The Bank has established policies and procedures for identifying loans that should be considered for impairment. Loans are reviewed through multiple means such as delinquency management, credit risk reviews, watch and criticized loan monitoring meetings and general account management. Loans that are outside of the Bank’s established criteria for evaluation may be considered for impairment testing when management deems the risk sufficient to warrant this approach. For loans determined to be impaired, the specific allowance is based on the most appropriate of the three measurement methods: present value of expected future cash flows, fair value of collateral, or the observable market price of a loan method. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. Once a loan is considered individually impaired, it is not included in the population of loans collectively evaluated for impairment, even if no specific allowance is considered necessary.

In addition to the evaluation of loans for impairment, the Company calculates loan loss exposure on the remaining loans (not evaluated for impairment) by applying the applicable historical loan loss experience of the loan portfolio to provide for probable losses in the loan portfolio through the general valuation allowance. These loss factors are based on an appropriate loss history for each major loan segment more heavily weighted for the most recent twelve months historical loss experience to reflect current market conditions. In addition, the Company assigns additional general allowance requirements utilizing qualitative risk factors related to economic and portfolio trends that are pertinent to the underlying risks in each major loan segment in estimating the general valuation allowance. This methodology allows the Company to focus on the relative risk and the pertinent factors for the major loan segments of the Company.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

The following is a summary of credit exposure segregated by credit risk profile by internally assigned grade by class at December 31, 2011 and December 31, 2010:

	Commercial Real Estate		Commercial and Industrial		Commercial Lines of Credit
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(Amounts in thousands)
Acceptable Risk or Better	$261,287	$309,215	$57,563	$64,362	$37,883	$54,276
Special Mention	49,179	54,923	10,804	13,295	2,796	4,000
Substandard	76,701	89,355	16,526	13,656	3,765	4,592
Doubtful	108	2,212	428	994	130	1,792

Total	$387,275	$455,705	$85,321	$92,307	$44,574	$64,660

	Residential Construction		Home Equity Lines		Consumer
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(Amounts in thousands)
Acceptable Risk or Better	$62,382	$62,529	$87,325	$96,904	$139,491	$154,628
Special Mention	11,212	35,543	2,362	3,024	13,147	17,489
Substandard	28,351	39,572	5,449	4,905	20,481	20,087

Total	$101,945	$137,644	$95,136	$104,833	$173,119	$192,204

	Residential Lots		Raw Land
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(Amounts in thousands)
Acceptable Risk or Better	$10,451	$16,125	$11,807	$13,138
Special Mention	5,612	10,503	976	209
Substandard	29,101	35,924	4,705	6,824

Total	$45,164	$62,552	$17,488	$20,171

(6) PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31, 2011 and 2010:

	2011	2010
	(Amounts in thousands)

Land	$10,409	$10,590
Buildings and leasehold improvements	35,560	35,545
Furniture and equipment	18,512	17,832

	64,481	63,967
Less accumulated depreciation	(26,166)	(23,417)

Total	$38,315	$40,550

Depreciation and amortization amounting to $2.9 million in 2011, $3.1 million in 2010 and $3.4 million in 2009, is included in occupancy and equipment expenses.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

(7) GOODWILL AND OTHER INTANGIBLES

The following is a summary of goodwill and other intangible assets at December 31, 2011 and 2010. Other intangible assets are included in other assets in the consolidated balance sheet.

	2011	2010
	(Amounts in thousands)
Core deposit intangibles - gross	$2,177	$2,177
Less accumulated amortization	1,724	1,506

Core deposit intangibles - net	$453	$671

Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Goodwill impairment testing is performed annually or more frequently if events or circumstances indicate possible impairment. An impairment loss is recorded to the extent that the carrying value of goodwill exceeds its implied fair value.

In performing the first step (“Step 1”) of the goodwill impairment testing and measurement process to identify possible impairment, the estimated fair value of the reporting unit (determined to be Company-level) was developed using both the income and market approaches to value the Company. The income approach consists of discounting projected long-term future cash flows, which are derived from internal forecasts and economic expectations for the Company. The significant inputs to the income approach include the long-term target tangible equity to tangible assets ratio and the discount rate, which is determined utilizing the Company’s cost of capital adjusted for a company-specific risk factor. The company-specific risk factor is used to address the uncertainty of growth estimates and earnings projections of management. Under one market approach, a value is calculated from an analysis of comparable acquisition transactions based on earnings, book value, assets and deposit premium multiples from the sale of similar financial institutions. Another market valuation approach utilizes the current stock price adjusted by an appropriate control premium as an indicator of fair market value. Our annual goodwill testing in May 2008, which was updated as of December 31, 2008, indicated that the goodwill booked at the time of the acquisition of The Community Bank continued to properly value the acquired company and had not been impaired as of December 31, 2008. No impairment was recorded as a result of goodwill testing performed during 2008.

We updated our Step 1 goodwill impairment testing as of March 31, 2009. Given the substantial declines in our common stock price, declining operating results, asset quality trends, market comparables and the economic outlook for our industry, the results of this Step 1 process indicated that the Company’s estimated fair value was less than book value, thus requiring a second step (“Step 2”) of the goodwill impairment test. Based on the Step 2 analysis, it was determined that the Company’s fair value did not support the goodwill recorded at the time of the acquisition of The Community Bank in January 2004; therefore, the Company recorded a $49.5 million goodwill impairment charge to write-off the entire amount of goodwill as of March 31, 2009. This non-cash goodwill impairment charge to earnings was recorded as a component of non-interest expense on the consolidated statement of operations.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Amortization expense associated with acquired intangibles amounted to $218 thousand for 2011 and 2010 and $265 thousand for 2009. The following table presents estimated future amortization expense for other intangibles.

Estimated Amortization Expense
(Amounts in thousands)
For the Years Ended December 31:
2012	$218
2013	218
2014	17

$453

(8) DEPOSITS

Time deposits in denominations of $100,000 or more were approximately $217.1 million and $207.1 million at December 31, 2011 and 2010, respectively. At December 31, 2011, the scheduled maturities of certificates of deposit are as follows:

	$100,000 and Over	Under $100,000	Total
	(Amounts in thousands)
2012	$121,545	$170,034	$291,579
2013	65,951	80,484	146,435
2014	20,984	33,452	54,436
2015	7,545	7,268	14,813
2016	1,111	664	1,775
Thereafter	—	62,800	62,800

Total	$217,136	$354,702	$571,838

Under the Consent Order, the Bank agreed that it will not accept, renew or rollover any brokered deposits without obtaining a waiver from the FDIC.

The following table presents the amounts and maturities of brokered deposits at December 31, 2011:

At December 31, 2011 Brokered CDs
(Amounts in thousands)
Remaining Maturity
Less than three months	$20,000
Three to six months	15,005
Six to twelve months	12,973
Over twelve months	99,581

Total	$147,559

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

(9) BORROWINGS

The following is a summary of the Company’s borrowings at December 31, 2011 and 2010:

	2011	2010
	(Amounts in thousands)
Short-term borrowings
FHLB advances	$5,000	$16,250
Repurchase agreements	28,629	4,808
Other borrowed funds	—	1,040

	$33,629	$22,098

Long-term borrowings
FHLB advances	$71,637	$56,809
Term repurchase agreements	60,000	80,000
Junior subordinated debentures	45,877	45,877

	$177,514	$182,686

See Note 2 for discussion on deferral of interest payments on subordinated debentures.

At December 31, 2011, the interest rates on the Federal Home Loan Bank advances ranged from 0.00% to 4.60% with a weighted average rate of 2.64%. At the prior year end, the rates ranged from 0.00% to 4.63% with a weighted average rate of 3.24%. The Company has an available line of credit of $309.2 million with the Federal Home Loan Bank of Atlanta for advances. These advances are secured by both loans with a carrying value of $73.9 million and pledged investment securities with a market value of $45.6 million and lendable collateral value of $44.2 million.

The Company has also entered into long-term financing through term repurchase agreements with various parties. At December 31, 2011, the interest rates on these term repurchase agreements, which are variable rate agreements based upon LIBOR, range from 2.9% to 4.5%.

Certain of the FHLB advances and the term repurchase agreements contain embedded interest rate options. Some of the options are exercisable by the holder and relate to converting a floating rate to a fixed rate. Other options are held by the Bank and relate to reducing the interest rate charged should the reference rate fall below a rate specified in the agreement. Several of the FHLB advances and term repurchase agreements contain options which allow them to be called prior to their contractual maturity.

Under the caption “Other borrowed funds,” the Company has entered into overnight unsecured borrowing arrangements with various parties at an interest rate slightly higher than repurchase agreements. These arrangements are the obligations of the parent holding company, not the Bank, and are not FDIC insured.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

The contractual maturities of the Federal Home Loan Bank advances and term repurchase agreements at December 31, 2011 are as follows:

	FHLB Advances	Term Repurchase Agreements
	(Amounts in thousands)
Due in 2012	$5,000	$20,000
Due in 2013	30,000	—
Due in 2015	10,000	—
Due in 2016	25,000	30,000
Thereafter	6,637	30,000

	$76,637	$80,000

In addition to the above advances and term repurchase agreements, the Company also had repurchase agreements with outstanding balances of $8.6 million and $4.8 million at December 31, 2011 and 2010, respectively, which were for customer accommodations. Securities sold under agreements to repurchase generally mature within ninety days from the transaction date and are collateralized by US Government Agency obligations. The Company has repurchase lines of credit of $120.0 million from various institutions, which must be adequately collateralized.

As of December 31, 2011, the Company also had a line of credit of $15.0 million from a correspondent bank to purchase federal funds on a short-term basis. As a result of the Bank’s February 25, 2011 Consent Order, we have let some federal funds lines expire rather than secure them with collateral. The Company had no outstanding balances of federal funds purchased as of December 31, 2011.

(10) JUNIOR SUBORDINATED DEBENTURES

In November of 2003, Southern Community Capital Trust II (“Trust II”), wholly owned by the Company, issued 3,450,000 shares of Trust Preferred Securities (“Trust II Securities”), generating total proceeds of $34.5 million. The Trust II Securities pay distributions at an annual rate of 7.95% and mature on December 31, 2033. The Trust II Securities began paying quarterly distributions on December 31, 2003. The Company has fully and unconditionally guaranteed the obligations of Trust II. The Trust II Securities are redeemable in whole or in part at any time after December 31, 2008. The proceeds from the Trust II Securities were utilized to purchase junior subordinated debentures from the Company under the same terms and conditions as the Trust II Securities. We have the right to defer payment of interest on the debentures at any time and from time to time for a period not exceeding five years, provided that no deferral period extends beyond the stated maturities of the debentures. Such deferral of interest payments by the Company will result in a deferral of distribution payments on the related Trust II Securities. Whenever we defer the payment of interest on the debentures, the Company will be precluded from the payment of cash dividends to shareholders. The principal uses of the net proceeds from the sale of the debentures were to provide cash for the acquisition of The Community Bank, to increase our regulatory capital, and to support the growth and operations of our subsidiary bank.

At December 31, 2011 and 2010, the Company had outstanding 3.45 million shares of the trust preferred securities from Trust II used to purchase related junior subordinated debentures from the Bank, with a carrying amount of $35.1 million at both year ends.

In June 2007, $10.0 million of trust preferred securities were placed through Southern Community Capital Trust III (“Trust III”), as part of a pooled trust preferred security. The Trust issuer invested the total proceeds

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

from the sale of the trust preferred securities in junior subordinated deferrable interest debentures (the “Junior Subordinated Debentures”) issued by the Company. The terms of the trust preferred securities require payment of cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to LIBOR plus 1.43%. During 2008, the Company entered into an interest rate swap derivative contract with a counterparty that shifted this debt service from a variable rate to a fixed rate of 4.7% per annum. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable in 30 years with a five year call provision. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company. The principal use of the net proceeds from the sale of the debentures was to provide additional capital into the Company to fund its operations and continued expansion, and to maintain the Company’s and the Bank’s regulatory capital status.

The amount of the proceeds generated from the above offerings of trust preferred securities was $44.5 million. The amount of proceeds the company counts as Tier 1 capital cannot comprise more than 25% of our core capital elements. For the Company, this Tier 1 limit was $32.2 million at December 31, 2011. The $12.3 million in excess of that 25% limitation qualifies as Tier 2 supplementary capital for regulatory reporting.

In February 2011, the Company elected to defer the regularly scheduled interest payments on both issues of junior subordinated debentures to our outstanding trust preferred securities. As of December 31, 2011, the total amount of suspended interest payments on trust preferred securities was $2.9 million.

(11) CUMULATIVE PERPETUAL PREFERRED STOCK

Under the United States Treasury’s Capital Purchase Program (CPP), the Company issued $42.75 million in Cumulative Perpetual Preferred Stock, Series A, on December 5, 2008. In addition, the Company provided warrants to the Treasury to purchase 1,623,418 shares of the Company’s common stock at an exercise price of $3.95 per share. These warrants are immediately exercisable and expire ten years from the date of issuance. The preferred stock is non-voting, other than having class voting rights on certain matters, and pays cumulative dividends quarterly at a rate of 5% per annum for the first five years and 9% per annum thereafter. The preferred shares are redeemable at the option of the Company subject to regulatory approval.

On February 14, 2011, the Company announced that it had notified the US Department of the Treasury that it was suspending the payment of regular quarterly cash dividends on the preferred stock issued to the US Treasury. As of December 31, 2011, the total amount of cumulative dividends suspended in payment to the US Treasury was $2.6 million. If the Company defers more than six quarterly payments to the US Treasury, then the US Treasury will have the right to elect two new board members. Directors elected by the US Treasury may not have the same interests as other shareholders and may desire the Company to take certain actions not supported by other shareholders. There can be no assurances that directors elected to represent the US Treasury would be supportive of our management’s business plans or the interests of other shareholders. Therefore, the election of directors to represent the US Treasury could have a material adverse effect on our business or the direction of its future prospects.

As a condition of the CPP, the Company must obtain approval from the United States Department of the Treasury to repurchase its common stock or to increase its cash dividend on its common stock from the September 30, 2008 quarterly level of $0.04 per common share. Furthermore, the Company has agreed to certain restrictions on executive compensation. Under the American Recovery and Reinvestment Act of 2009, the Company is limited to using restricted stock as a form of payment to the top five highest compensated executives under any incentive compensation programs.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

(12) EMPLOYEE AND DIRECTOR BENEFIT PLANS

401(k) Retirement Plan

The Company maintains a qualified profit sharing 401(k) Plan for employees of age 21 years or over with at least three months of service. Under the plan, employees may contribute up to an annual maximum as determined under the Internal Revenue Code. Through July 2009, the Bank matched 100% of employee contributions not exceeding 6% of the participants’ compensation. Beginning August of 2009, the match was decreased to 50% and has been further reduced to zero effective January 1, 2011 as a cost reduction measure. The Board of Directors can authorize discretionary contributions to the plan. The plan provides that employees’ contributions are 100% vested at all times and the Company’s contributions vest at 20% each year of participation in the plan. The expense related to this plan for the years ended December 31, 2011, 2010 and 2009 totaled approximately none, $373 thousand and $716 thousand, respectively.

Deferred Compensation

The Company during 2007 implemented a non-qualifying deferred compensation plan for certain key executive and senior officers whose participation in the Company’s 401(k) plan is limited by Internal Revenue Service regulations. Under the plan, participants are entitled to elect to defer from 1% to 25% of current compensation until their normal retirement date. Through July 1, 2009, the Bank matched 100% of such contributions not exceeding 6% of the participants’ compensation. Beginning August 2009, the employer match was decreased to 50% and has been further reduced to zero effective January 1, 2011 as a cost reduction measure. The plan provides that employees’ contributions are 100% vested at all times and the Company’s contributions vest at 20% for each year of service. The expense related to this plan totaled approximately none, $4 thousand and $6 thousand for the years ended December 31, 2011, 2010 and 2009, respectively.

Employment Agreements

The Company has entered into employment agreements with its chief executive officer and certain other executive officers to ensure a stable and competent management base. The agreements provide for a two or three-year term, but the agreements may annually be extended for an additional year. The agreements provide for benefits as spelled out in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officers’ rights to receive certain vested benefits, including compensation. In the event of a change in control of the Company, as outlined in the agreements, the acquirer will be bound by the terms of the contracts. As a condition to the purchase of the Company’s preferred stock by the United States Treasury Department under the CPP, the Company agreed to certain restrictions on executive compensation, including limitations on amounts payable to certain executives under severance arrangements and change in control provisions of employment contracts and clawback provisions in compensation plans. During 2009, Congress and the United States Treasury Department imposed additional restrictions on executive compensation paid by participants in the CPP, including a prohibition on severance arrangements with certain executive officers and limitations on incentive compensation.

Termination Agreements

Prior to 2005, the Company entered into termination agreements with substantially all other employees, which provide for severance pay benefits in the event of a change in control of the Company which results in the termination of such employee or diminished compensation, duties or benefits. As of December 31, 2011, approximately 30% of the Company’s employees were covered under such agreements. As a condition of the Company’s participation in the United States Treasury’s Capital Purchase Program, the Company agreed to modify these agreements for the five senior executive officers (SEOs) to restrict the severance pay benefit the

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

SEOs would receive in the event of a change in control while the Treasury maintains a preferred stock investment in the Company. During 2009, Congress and the United States Treasury Department imposed additional restrictions on executive compensation paid by participants in the CPP, including a prohibition on severance arrangements with certain executive officers.

Defined Benefit Pension Plan

The Company also has a non-contributory Defined Benefit Pension Plan covering substantially all employees of an acquired bank, The Community Bank. This plan was assumed as part of the purchase of The Community Bank in January 2004. Benefits under the plan are based on length of service and qualifying compensation during the final years of employment. Contributions to the plan are based upon the projected unit credit actuarial funding method to comply with the funding requirements of the Employee Retirement Income Security Act. The plan was frozen effective May 1, 2004. No contribution was required for the years ended December 31, 2011, 2010 or 2009. The changes in benefit obligations and plan assets, as well as the funded status, actuarial assumptions and components of net periodic pension cost of the plan at December 31 were:

	2011	2010	2009
	(Amounts in thousands)
Change in Benefit Obligation
Beginning of year	$1,045	$987	$890
Actuarial loss	156	47	85
Service cost	—	—	—
Interest cost	58	56	56
Settlement	—	—	—
Benefits paid	(44)	(45)	(44)

End of year — Benefit obligations	$1,215	$1,045	$987

Change in Fair Value of Plan Assets
Beginning of year	$1,053	$997	$873
Benefits paid	(44)	(45)	(44)
Return on assets	(16)	101	168

End of year — Fair value	$993	$1,053	$997

Amounts recognized in the consolidated statement of financial condition consist of:
Noncurrent Asset	$—	$8	$10
Noncurrent Liability	222	—	—

Funded status	$(222)	$8	$10

Because the total unrecognized net gain or loss exceeds the greater of 10 percent of the projected benefit obligation or 10 percent of the pension plan assets, the excess will be amortized over the average expected future working life of active plan participants. As of January 1, 2011, the average expected future working life of active plan participants was 12.2 years. The components of accumulated other comprehensive income relating to pension adjustments are entirely comprised of actuarial losses, which amount to $584 thousand, excluding income taxes.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Actuarial assumptions used in accounting for net periodic pension cost were:

	2011	2010	2009
	(Amounts in thousands)
Weighted average discount rate	4.70%	5.40%	5.80%
Weighted average rate of increase in compensation level	N/A	N/A	N/A
Weighted average expected long-term rate of return on plan assets	7.50%	7.50%	7.50%

Components of Net Periodic Pension Cost (Benefit)

Service cost	$—	$—	$—
Interest cost	58	56	56
Expected return on plan assets	(77)	(73)	(64)
Loss	—	—	—
Amortization of prior service cost	—	—	—
Amortization of net (gain) loss	24	19	24

Net periodic pension cost (benefit)	$5	$2	$16

The measurement date used for the plan was December 31, 2011. As of that date, the pension plan had a funded status with the fair value of plan assets of $993 thousand compared to an accumulated projected benefit obligation of $1.21 million. The actual minimum required contribution for the 2012 plan year has not yet been determined, but no employer contribution is expected to be made during 2012.

The overall expected long-term rate of return on assets assumption is based on: (1) the target asset allocation for plan assets, (2) long-term capital markets forecasts for asset classes employed and (3) active management excess return expectations to the extent asset classes are actively managed.

Plan assets are invested using allocation guidelines as established by the Plan. The primary objective is to provide long-term capital appreciation through investments in equities and fixed income securities. These guidelines ensure risk control by maintaining minimum and maximum exposure in equity and fixed income/cash equivalents portfolios. The minimum equity and fixed income/cash equivalents investment exposure is 35% and 25%, respectively. The maximum equity and fixed income/cash equivalents investment exposure is 75% and 65%, respectively. The current asset allocation is 62% equity securities and 38% fixed income securities/cash equivalents, which meets the criteria established by the Plan.

The fair values and allocations of pension plan assets at December 31, 2011 and 2010 are as follows:

	2011		2010
	Percent Market Value	Percent of Plan Assets	Market Value	Percent of Plan Assets
	(Amounts in thousands)
Cash and equivalents	$2	—	$2	—
Fixed income:
Bond Funds	379	38%	398	38%
Equity Securities:
Mutual Funds	612	62%	653	62%

Total	$993	100%	$1,053	100%

All plan assets, except the money market account, are traded on the open market. At December 31, 2011 market values were determined using quoted prices and current shares owned. Bond funds currently held in the

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

plan include long-duration and high yield bond funds and emerging market debt funds. Equity securities include large, medium and small sized companies and equity securities of foreign companies. The value of all assets are considered level 1 within the fair value hierarchy as they are valued with quoted prices for identical assets. The highest percentage of any one investment at year end 2011 was 10.5% which does not represent a concentration of risk.

Allowable investment types include both US and international equity and fixed income funds. The equity component is composed of common stocks, convertible notes and bonds, convertible preferred stocks and ADRs of non-US companies as well as various mutual funds, including government and corporate bonds, large to mid-cap value, growth and world/international equity funds and index funds. The fixed income/cash equivalents component is composed of money market funds, commercial paper, certificates of deposit, US Government and agency securities, corporate notes and bonds, preferred stock and fixed income securities of foreign governments and corporations.

The plan’s weighted-average asset allocations at December 31, 2011, by asset category are as follows.

U.S. equity	57%
International blend	5
Fixed income and cash equivalents	38
Estimated future benefits payments are shown below (in thousands):

Year	Pension Benefits
2012	44
2013	46
2014	55
2015	56
2016	56
2017 - 2021	317

Supplemental Retirement

The Company during 2001 implemented a non-qualifying supplemental retirement plan for certain key executive and senior officers. The Company has purchased life insurance policies on the participating officers in order to provide future funding of benefit payments. Benefits under the plan are intended to provide the executive officers with approximately 60% of final base pay when combined with Social Security benefits and 401(k) Plan deferral payments. Such benefits will continue to accrue and be paid throughout each participant’s life. The plan also provides for payment of death or disability benefits in the event a participating officer becomes permanently disabled or dies prior to attainment of retirement age. Provisions of $115 thousand, $426 thousand and $446 thousand in 2011, 2010 and 2009, respectively, were expensed for future benefits to be provided under this plan. The accrued liability related to this plan was approximately $2.5 million and $2.5 million as of December 31, 2011 and 2010, respectively. Payouts for this plan were $50 thousand and $62 thousand for years ended December 31, 2011 and 2010 respectively.

Effective January 1, 2011, the Company elected to freeze the accrued liability related to currently employed executive and senior officers at the December 31, 2010 level for the foreseeable future. This annual cost savings is estimated to be $350 thousand.

During 1994, The Community Bank had established an unfunded Supplemental Executive Retirement Plan, which is a nonqualified plan that provides additional retirement benefits to certain key management personnel.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

The accrued liability related to this plan was approximately $789 thousand and $786 thousand at December 31, 2011 and 2010, respectively. Total expense for this plan aggregated $44 thousand for the year ended December 31, 2011 and $44 thousand for the year ended 2010 and $46 thousand for the year ended 2009. Payouts for this plan were $95 thousand for years ended December 31, 2011 and 2010 and are expected to continue at this level until the plan is terminated.

Employee Stock Purchase Plan

On December 19, 2002, the Board approved the creation of, and on February 20, 2003 the Board adopted, the 2002 Employee Stock Purchase Plan (the “2002 ESPP”). An aggregate of 1,000,000 shares of common stock of the Company has been reserved for issuance by the Company upon exercise of options to be granted from time to time under the 2002 ESPP. The purpose of the 2002 ESPP is to provide employees of the Company with an opportunity to purchase shares of the common stock of the Company in order to encourage employee participation in the ownership and economic success of the Company.

The 2002 ESPP as originally adopted provides employees of the Company the right to purchase, annually, shares of the Company’s common stock at 95% of fair market value. The plan was amended during 2009 to allow employees the right to purchase these shares monthly. The number of shares that can be purchased in any calendar year by any individual is limited to the lesser of: (1) shares with a fair market value of $25 thousand or (2) shares with a fair market value of 20% of the individual’s annual compensation. Shares purchased through the 2002 ESPP must be held by the employee for one year, after which time the employee is free to dispose of the stock.

For the years ended December 31, 2011, 2010 and 2009, employees of the Company purchased 24,500, 32,379 and 47,942 shares, respectively, under the ESPP. During 2011, the shares purchased for the ESPP were purchased on the open market.

Stock Option Plans

During 1997 the Company adopted, with stockholder approval, the 1997 Incentive Stock Option Plan and the 1997 Nonstatutory Stock Option Plan. Both plans were amended in 2000 and in 2001, with stockholder approval, to increase the number of shares available for grant. Each of these plans makes available options to purchase 875,253 shares of the Company’s common stock. Both of these plans have now terminated by their terms. During 2002 the Company adopted, with stockholder approval in 2003, the 2002 Incentive Stock Option Plan with 350,000 options available and the 2002 Nonstatutory Stock Option Plan with 150,000 options available. During 2006 the Company adopted, with shareholder approval, the 2006 Nonstatutory Stock Option Plan with 150,000 options available. The exercise price of all options granted to date is the fair value of the Company’s common shares on the date of grant.

All options had an initial vesting period of five years. During the first quarter 2005, the Company vested all unvested stock options. As a result of this decision 623,725 non-vested options were accelerated from their established vesting over a five-year period from date of grant to being fully vested. Stock options granted after December 31, 2005 and stock options granted to advisory board members generally vest over a five-year period. All unexercised options expire ten years after the date of grant.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

A summary of the Company’s option plans as of and for the year ended December 31, 2011 is as follows:

		Outstanding Options		Exercisable Options
	Shares Available for Future Grants	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
At December 31, 2010	612,605	619,606	$9.57	598,006	$9.71
Options authorized	—	—	—	—	—
Options granted/vested	—	—	—	—	—
Options exercised	—	(200)	2.67	(200)	2.67
Options forfeited	28,500	(28,500)	10.04	(16,700)	10.04
Options expired	49,256	(49,256)	6.46	(49,256)	6.46

At December 31, 2011	690,361	541,650	$9.57	531,850	$9.71

The weighted average remaining life of options outstanding and options exercisable at December 31, 2011 and 2010 is 2.80 years and 3.50 years, respectively. Information pertaining to options outstanding at December 31, 2011 is as follows:

Range of Exercise Prices	Number of Options Outstanding	Number of Options Exercisable
$2.67 - $7.15	93,600	83,800
$7.16 - $10.10	181,050	181,050
$10.11 - $12.00	267,000	267,000

Outstanding at end of year	541,650	531,850

The estimated average per share fair value of options granted, using the Black-Scholes methodology, together with the assumptions used in estimating those fair values, are displayed below. Because no options were granted in 2011, this is not applicable for 2011.

	2011	2010	2009
Estimated fair value of options granted	N/A	N/A	$0.97

Assumptions in estimating average option values:
Risk-free interest rate	N/A	N/A	2.28%
Dividend yield	N/A	N/A	1.76%
Volatility	N/A	N/A	36%
Expected life	N/A	N/A	5 years

As there were a minor number of options exercised in 2011 and 2010, the total intrinsic value of options exercised during the years ended December 31, 2011, and 2010 was none. The aggregate intrinsic value of options outstanding and options exercisable at December 31, 2011 and 2010 were zero. As of December 31, 2011, there was $9 thousand of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted average period of 1.41 years.

Cash received from option exercises under all share-based payment arrangements for the years ended December 31, 2011, 2010 and 2009 was $1 thousand, $1 thousand and none, respectively. The tax benefit realized for tax deductions from option exercise of the share-based payment arrangements for the years ended December 31, 2011, 2010 and 2009 were none, respectively. Under this plan, the Company expensed $26 thousand, $52 thousand and $165 thousand for the years ended December 31, 2011, 2010 and 2009, respectively.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Restricted Stock

During 2007 the Company adopted the Southern Community Financial Corporation Restricted Stock Plan. The plan initially made 300,000 shares available to be issued as restricted stock. The plan is administered by the Compensation Committee of the Board of Directors who may authorize the grant of restricted stock to certain current directors, officers and employees of the Corporation. The shares vest over a five year period and are taxable to the recipient at their option either when received or after the vesting period at the current fair market value. The recipient must be employed with the Company at the end of the five year period or the shares are forfeited. For the year ended December 31, 2011, 26,750 shares were granted and 12,500 shares were forfeited. During the period from the inception of the plan through December 31, 2011, a total of 128,750 shares have now been issued and 25,250 shares have been forfeited, leaving 196,500 shares available for future grants. Under this plan, the Company expensed $71 thousand, $74 thousand and $63 thousand for the years ended December 31, 2011, 2010 and 2009, respectively.

(13) LEASES

The Company leases office space and equipment under non-cancelable operating leases. Future minimum lease payments under these leases for the years ending December 31 are as follows (amounts in thousands):

2012	$810
2013	774
2014	623
2015	353
2016	326
Thereafter	2,488

$5,374

Total rental expense for office space and equipment under operating leases are as follows:

	2011	2010	2009
	(Amounts in thousands)
Office Space	$620	$620	$730
Equipment	223	365	444

	$843	$985	$1,174

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

(14) INCOME TAXES

The significant components of the provision for income taxes for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
	(Amounts in thousands)
Current tax provision (benefit)
Federal	$869	$(5,380)	$(693)
State	—	(12)	(157)

	869	(5,392)	(850)

Deferred tax provision (benefit)
Federal	(1,290)	8,497	(4,760)
State	421	1,213	(1,076)

	(869)	9,710	(5,836)

Net provision (benefit) for income taxes	$—	$4,318	$(6,686)

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2011	2010	2009
	(Amounts in thousands)
Tax computed at the statutory federal rate	$1,045	$(6,393)	$(23,747)

Increase (decrease) resulting from:
Goodwill impairment	—	—	16,830
Valuation allowance on deferred tax assets	(218)	12,600	2,000
State income taxes, net of federal benefit	278	793	(814)
Tax-exempt income	(1,153)	(1,275)	(1,071)
Other permanent differences	48	(1,407)	116

	(1,045)	10,711	17,061

Provision (benefit) for income taxes	$—	$4,318	$(6,686)

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2011 and 2010 are as follows:

	2011	2010
	(Amounts in thousands)
Deferred tax assets relating to:
Allowance for loan losses	$9,317	$11,404
Net operating loss carry forward	4,669	2,994
Deferred compensation	1,560	1,613
OREO writedowns	1,830	1,228
Accumulated other comprehensive income	—	903
Other	800	721

Gross deferred tax assets	18,176	18,863
Valuation allowance	(14,382)	(14,600)

Net total deferred tax assets	3,794	4,263

Deferred tax liabilities relating to:
Property and equipment	(2)	(333)
Loan fees and costs	(639)	(633)
Core deposit intangible	(175)	(259)
Prepaid expenses	(365)	(390)
Other	(63)	(65)
Accumulated other comprehensive income	(430)	—

Total deferred tax liabilities	(1,674)	(1,680)

Net recorded deferred tax asset	$2,120	$2,583

We calculate income taxes in accordance with US GAAP, which requires the use of the asset and liability method. The largest component of our net deferred tax asset at December 31, 2011 was related to the activity in our allowance for loan losses. In accordance with US GAAP, we regularly assess available positive and negative evidence to determine whether it is more likely than not that our deferred tax asset balances will be recovered. Based upon our analysis of our tax position, including taxes paid in prior years available through carryback and the use of tax planning strategies, we maintained the valuation allowance of $14.4 million at December 31, 2011 to properly state our ability to realize this deferred tax asset. The total valuation allowance resulted in a net deferred tax asset of $2.1 million. Our analysis of our tax position included future taxable earnings based on current earnings for 2011. Realization of a deferred tax asset requires us to apply significant judgment and is inherently speculative because it may require the future occurrence of circumstances that cannot be predicted with certainty. The realizability of the net deferred tax asset of $2.1 million at December 31, 2011 is based on the offset of deferred tax liabilities, tax planning strategies and future operating earnings.

As a result of the net operating loss carry forward of $3.0 million expiring in 2020 and $1.7 million expiring in 2021 at December 31, 2011 and the $14.4 million deferred tax asset valuation allowance, the Company will not record tax expense or tax benefit until positive operating earnings utilize all existing tax loss carry forwards and support the partial or full reinstatement of deferred tax assets.

The Company classifies interest and penalties related to income tax assessments, if any, in income tax expense in the consolidated statements of operations. Most recent tax year examined by Internal Revenue Service was 2009, leaving 2010 and subsequent years subject to IRS examination. The Company has approximately $32 thousand accrued for payment of interest and penalties as of December 31, 2011.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

A reconciliation of the beginning and ending balance of unrecognized tax benefit is as follows:

	2011	2010
	(Amounts in thousands)
Balance at January 1, 2011	$153	$162
Additions based on tax positions related to the current year	27	38
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	(17)	(47)
Settlements	—	—

Balance at December 31, 2011	$163	$153

(15) NON-INTEREST INCOME AND OTHER NON-INTEREST EXPENSE

The major components of non-interest income for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
	(Amounts in thousands)
SBIC income (loss) and management fees	$(88)	$631	$148
Increase in cash surrender value of life insurance	1,103	1,079	1,116
Gain (loss) and net cash settlement on economic hedges	(129)	(532)	234
Other	944	894	1,067

Total	$1,830	$2,072	$2,565

The major components of other non-interest expense for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
	(Amounts in thousands)
Postage, printing and office supplies	$658	$753	$921
Telephone and communication	881	880	927
Advertising and promotion	871	925	1,103
Data processing and other outsourced services	750	857	746
Professional services	2,959	2,972	2,215
Debit card expense	934	917	780
Buyer incentive plan	—	413	1,320
Loss on early extinguishment of debt	—	—	472
Gain on sales of foreclosed assets	(689)	(429)	(196)
Other	5,185	5,015	5,830

Total	$11,549	$12,303	$14,118

(16) REGULATORY CAPITAL

The Bank, as a North Carolina banking corporation, may pay cash dividends to the Company only out of retained earnings as determined pursuant to North Carolina banking laws. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure financial soundness of the bank. The Consent Order restricts the Bank from paying cash

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

dividends without prior regulatory approval. The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. On February 25, 2011, the Bank entered into a Consent Order with the FDIC and the NCCOB. Under the terms of the Consent Order, the Bank has agreed, among other things, to comply with minimum capital requirements of 8% Tier 1 leverage capital and 11% total risk-based capital. See Note 2 for a discussion of management’s compliance with these minimum capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as prescribed by regulations, of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Information regarding the Bank’s capital and capital ratios is set forth below:

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in thousands)

As of December 31, 2011
Total Capital (to Risk-Weighted Assets)	$151,336	13.85%	$87,400	8.00%	$109,200	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	137,552	12.59%	43,700	4.00%	65,500	6.00%
Tier 1 Capital (to Average Assets)	137,552	9.07%	43,700	4.00%	75,900	5.00%

As of December 31, 2010
Total Capital (to Risk-Weighted Assets)	$147,983	11.14%	$107,000	8.00%	$133,700	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	131,217	9.88%	53,500	4.00%	80,200	6.00%
Tier 1 Capital (to Average Assets)	131,217	7.83%	67,000	4.00%	83,800	5.00%

As a bank holding company subject to regulation by the Federal Reserve, the Company must comply with the above mentioned regulatory capital requirements. Information regarding the Company’s capital and capital ratios is set forth below:

	At December 31, 2011		At December 31, 2010
	Actual		Actual
	Amount	Ratio	Amount	Ratio
	(Amounts in thousands)

Total risk-based capital ratio	$156,186	14.26%	$156,503	11.75%
Tier 1 risk-based capital ratio	128,661	11.75%	124,615	9.35%
Leverage ratio	128,661	8.47%	124,615	7.42%

(17) DERIVATIVES

Derivative Financial Instruments

The Company utilizes stand-alone derivative financial instruments, primarily in the form of interest rate swap and option agreements, in its asset/liability management program. These transactions involve both credit and market risk. The Company uses derivative instruments to mitigate exposure to adverse changes in fair value

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

or cash flows of certain assets and liabilities. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

Fair value hedges are accounted for by recording the fair value of the derivative instrument and the fair value related to the risk being hedged of the hedged asset or liability on the balance sheet with corresponding offsets recorded in the income statement. The adjustment to the hedged asset or liability is included in the basis of the hedged item, while the fair value of the derivative is recorded as a freestanding asset or liability. Actual cash receipts or payments and related amounts accrued during the period on derivatives included in a fair value hedge relationship are recorded as adjustments to the income or expense on the hedged asset or liability. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability, with a corresponding offset recorded in accumulated other comprehensive income within stockholders’ equity, net of tax. Amounts are reclassified from accumulated other comprehensive income to the income statement in the period or periods the hedged transaction affects earnings. Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement.

The Company does not enter into derivative financial instruments for speculative or trading purposes. For derivatives that are economic hedges, but are not designated as hedging instruments or otherwise do not qualify for hedge accounting treatment, all changes in fair value are recognized in non-interest income during the period of change. The net cash settlement on these derivatives is included in non-interest income.

The Company is exposed to credit-related losses in the event of nonperformance by the counterparties to these agreements. The Company controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures and agreements that specify collateral levels to be maintained by the Company and the counterparties. These collateral levels are based on the credit rating of the counterparties and the value of the derivatives.

The Company currently has nine derivative instrument contracts consisting of six interest rate swaps, one interest rate cap and two foreign exchange contracts. The primary objective for each of these contracts is to minimize risk, interest rate risk being the primary risk for the interest rate caps and swaps while foreign exchange risk is the primary risk for the foreign exchange contracts. The Company’s strategy is to use derivative contracts to stabilize and improve net interest margin and net interest income currently and in future periods. In order to acquire low cost, long term fixed rate funding without incurring currency risk, the Company entered into the foreign exchange contract to convert foreign currency denominated certificates of deposit into long term dollar denominated time deposits. The interest rate on the underlying $10.0 million certificates of deposit is based on a proprietary index (Barclays Intelligent Carry Index USD ER) managed by the counterparty (Barclays Bank). The currency swap is also based on this proprietary index.

Risk Management Policies - Hedging Instruments

The primary focus of the Company’s asset/liability management program is to monitor the sensitivity of the Company’s net portfolio value and net income under varying interest rate scenarios to take steps to control its risks. On a quarterly basis, the Company simulates the net portfolio value and net income expected to be earned for a period following the date of simulation. The simulation is based on a projection of market interest rates at varying levels and estimates the impact of such market rates on the levels of interest-earning assets and interest-bearing liabilities during the measurement period. Based upon the outcome of the simulation analysis, the

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Company considers the use of derivatives as a means of reducing the volatility of net portfolio value and projected net income within certain ranges of projected changes in interest rates. The Company evaluates the effectiveness of entering into any derivative instrument agreement by measuring the cost of such an agreement in relation to the reduction in net portfolio value and net income volatility within an assumed range of interest rates.

The fair value of the Company’s derivative assets and liabilities and their related notional amounts is summarized below.

	December 31, 2011		December 31, 2010
	Fair Value	Notional Amount	Fair Value	Notional Amount
	(Amounts in thousands)
Fair value hedges
Interest rate swaps associated with deposit activities: Certificate of Deposit contracts	$436	$65,000	$392	$75,000
Currency Exchange contracts	(457)	10,000	(679)	10,000

Cash flow hedges
Interest rate swaps associated with borrowing activities: Trust Preferred contracts	(202)	10,000	(468)	10,000
Interest rate cap contracts	9	12,500	113	12,500

	$(214)	$97,500	$(642)	$107,500

See Note 20 for additional information on fair values of net derivatives.

Certain derivative liabilities were collateralized by securities, which are held by the counterparty or in safekeeping by third parties. The fair value of these securities at December 31, 2011 was $7.3 million.

The following table further breaks down the derivative positions of the Company:

	For the Year Ended December 31, 2011
	Asset Derivatives		Liability Derivatives
	2011		2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(Amounts in thousands)
Derivatives designated as hedging instruments
Interest rate cap contracts	Other Assets	$9
Interest rate swap contracts	Other Assets	436	Other Liabilities	$202

Derivatives not designated as hedging instruments
Interest rate swap contracts	Other Assets	—	Other Liabilities	457

Total derivatives		$445		$659

Net Derivative Asset (Liability)				$(214)

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

	For the Year Ended December 31, 2010
	Asset Derivatives		Liability Derivatives
	2010		2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(Amounts in thousands)
Derivatives designated as hedging instruments
Interest rate cap contracts	Other Assets	$113
Interest rate swap contracts	Other Assets	392	Other Liabilities	$468

Derivatives not designated as hedging instruments
Interest rate swap contracts	Other Assets	—	Other Liabilities	679

Total derivatives		$505		$1,147

Net Derivative Asset (Liability)				$(642)

The tables below illustrate the effective portion of the gains (losses) recognized in other comprehensive income and the gains (losses) reclassified from accumulated other comprehensive income into earnings for the years ended December 31, 2011 and 2010.

For the Year Ended December 31, 2011
Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
(Amounts in thousands)

Interest rate contracts	$(104)	Interest expense	$—
	Ineffective Portion		Ineffective Portion
	$264		$300

In prior years, no gain or loss has been recognized in the income statement due to any ineffective portion of any cash flow hedging relationship. In February 2011, the payment of interest on the trust preferred securities was suspended which resulted in the swap changing its status from effective to ineffective. The change to an ineffective status disqualified the instrument from hedge accounting and required mark to market adjustments to be included in the income statement instead of other comprehensive income as previously recorded. Upon recognizing this ineffective status in the first quarter of 2011, the Company recorded a $384 thousand mark to market loss in the income statement on this interest rate swap relating to trust preferred securities. The Company recorded a $264 thousand gain on this swap into non-interest income during the year ended December 31, 2011.

For the Year Ended December 31, 2010
Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
(Amounts in thousands)

Interest rate contracts	$(738)	Interest expense	$(283)

There was no gain or loss recognized in the income statement due to any ineffective portion of any cash flow hedging relationship for the year ended December 31, 2010.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Year Ended December 31, 2009
Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
(Amounts in thousands)
Interest rate contracts	$354	Interest expense	$(233)

There was no gain or loss recognized in the income statement due to any ineffective portion of any cash flow hedging relationship for the year ended December 31, 2009.

The tables below show the location and amount of gains (losses) recognized in earnings for fair value hedges and other economic hedges for the years ended December 31, 2011 and 2010.

For the Year Ended December 31, 2011
Description	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
		(Amounts in thousands)
Interest rate contracts — Not designated as hedging instruments	Other income (expense)	$(129)
Interest Rate Contracts — Fair value hedging relationships	Interest income/(expense)	$1,766

For the Year Ended December 31, 2010
Description	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
		(Amounts in thousands)
Interest rate contracts — Not designated as hedging instruments	Other income (expense)	$(532)
Interest Rate Contracts — Fair value hedging relationships	Interest income/(expense)	$1,954

For the Year Ended December 31, 2009
Description	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
		(Amounts in thousands)
Interest rate contracts — Not designated as hedging instruments	Other income (expense)	$234
Interest Rate Contracts — Fair value hedging relationships	Interest income/(expense)	$1,499

The interest rate swap with borrowing activities on trust preferred securities has a maturity of September 6, 2012. The maturity date for the interest rate cap contract is February 18, 2014. The currency exchange contracts have maturity dates of November 29, 2013 and December 30, 2013. The interest rate swaps with deposit taking activities on certificates of deposit have maturity dates of July 28, 2025, August 27, 2030, September 30, 2030, October 12, 2040 and December 17, 2040. The interest rate swaps on certificates of deposit have original call dates of July 28, 2011, May 27, 2011, September 30, 2011, October 12, 2014 and November 28, 2014 and quarterly thereafter. All of these swaps have the ability to be called by the counterparty prior to their maturity date. No new derivative contracts were entered into during 2011.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Certain derivative liabilities were collateralized by securities, which are held by the counterparty or in safekeeping by third parties. The fair value of these securities was $7.3 million and $9.7 million at December 31, 2011 and December 31, 2010, respectively. Collateral calls can be required at any time that the market value exposure of the contracts is less than the collateral pledged. The degree of overcollateralization is dependent on the derivative contracts to which the Company is a party.

As part of our banking activities, the Company originates certain residential loans and commits these loans for sale. The commitments to originate residential loans and the sales commitments are freestanding derivative instruments and are generally funded within 90 days. The fair value of these commitments was not significant at December 31, 2011.

In January 2012, the Company entered into $35.0 million notional forward starting interest rate swaps. The purpose of these swaps is to lock in currently low fixed rate funding costs for intermediate term FHLB advances maturing from July 2012 through November 2013.

Interest Rate Risk Management—Cash Flow Hedging Instruments

To mitigate exposure to variability in expected future cash flows resulting from changes in interest rates, management may enter into interest rate swap and option agreements. At December 31, 2011 and 2010, the Company had an interest rate swap agreement related to a variable-rate obligation that provides for the Company to pay fixed and receive floating payments related to the variable rate Trust Preferred Securities (the Trust III Securities). The Company also had an interest rate option agreement that provides payments to the Company in the event interest rates increase or decrease above or below levels provided in the agreements. The gains and losses from such hedges not designated as cash flow hedges are recognized in non-interest income in the line item net cash settlement and change in fair value of economic hedges.

Interest Rate Risk Management—Fair Value Hedging Instruments

As part of interest rate risk management, the Company from time to time has entered into interest rate swap agreements to convert certain fixed-rate obligations to floating rates. At December 31, 2011 and 2010, the Company had interest rate swap agreements related to fixed-rate obligations that provide for the Company to pay floating and receive fixed interest payments, certain of which had been designated as fair value hedges, others of which were not designated as fair value hedges. The gains (losses) from such interest rate swaps that were not designated as accounting hedges are recognized in non-interest income in the line item net cash settlement and change in fair value of economic hedges. Prior to designation as fair value hedges, the change in the fair value of the interest rate swap agreements were included in noninterest income. Subsequent to the designation as fair value hedges, the changes in the fair value of the interest rate swap and the changes to the fair value of the hedged CD are included in noninterest income. The difference between the changes in the fair values of the interest rate swaps and the related CDs represents hedge ineffectiveness. The Company currently has no fair value hedges for which hedge effectiveness is evaluated using the “short-cut” method.

(18) OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENCIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis.

The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds and certificates of deposit.

A summary of the contract amount of the Company’s exposure to off-balance sheet risk as of December 31, 2011 and 2010 is as follows:

	2011	2010
	(Amounts in thousands)
Financial instruments whose contract amounts represent credit risk:
Loan commitments and undisbursed lines of credit	$192,036	$188,549
Undisbursed standby letters of credit	6,910	8,280
Undisbursed portion of construction loans	28,123	27,321

	$227,069	$224,150

The Company is a party to legal proceedings and potential claims arising in the normal conduct of business. Management believes that this litigation is not material to the financial position or results of operations of the Company.

(19) DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments include cash and due from banks, federal funds sold, investment securities, loans, bank-owned life insurance, deposit accounts and other borrowings, accrued interest and derivatives. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and due from banks, federal funds sold and other interest-bearing deposits

The carrying amounts for cash and due from banks, federal funds sold and other interest-bearing deposits approximate fair value because of the short maturities of those instruments.

Investment securities

Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The Company utilizes a third party pricing service to provide valuations on its securities portfolio. Most of these

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

securities are US government agency debt obligations and agency mortgage-backed securities traded in active markets. The third party valuations are determined based on the characteristics of each security (such as maturity, duration, rating, etc.) and in reference to similar or comparable securities. Due to the nature and methodology of these valuations, the Company considers these fair value measurements as Level 2.

Loans

For certain homogeneous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Investment in bank-owned life insurance

The carrying value of bank-owned life insurance approximates fair value because this investment is carried at cash surrender value, as determined by the insurer.

Deposits

The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated based on discounting expected cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowings

The fair values are based on discounting expected cash flows at the current interest rate for debt with the same or similar remaining maturities and collateral requirements. As it relates to the Company’s subordinated debentures, the fair values are calculated by reference to the market price of the publicly traded trust preferred securities as an indication of the Company’s credit risk.

Accrued interest

The carrying amounts of accrued interest approximate fair value.

Derivative financial instruments

Fair values for interest rate swap and option agreements are based upon the amounts required to settle the contracts. Fair values for commitments to originate loans held for sale are based on fees currently charged to enter into similar agreements. Fair values for fixed-rate commitments also consider the difference between current levels of interest rates and the committed rates.

Financial instruments with off-balance sheet risk

With regard to financial instruments with off-balance sheet risk discussed in Note 18, it is not practicable to estimate the fair value of future financing commitments.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2011 and 2010:

	2011		2010
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(Amounts in thousands)
Financial assets:
Cash and due from banks	$23,356	$23,356	$16,584	$16,584
Federal funds sold and overnight deposits	23,198	23,198	49,587	49,587
Investment securities available for sale	362,298	362,298	310,653	310,653
Investment securities held to maturity	44,403	45,514	42,220	40,181

Loans	925,857	904,302	1,100,496	1,119,189
Market risk/liquidity adjustment	—	(41,323)	—	(50,272)

Net loans	925,857	862,979	1,100,496	1,068,917

Investment in life insurance	30,919	30,919	29,831	29,831
Accrued interest receivable	5,843	5,843	6,782	6,782

Financial liabilities:
Deposits	1,183,172	1,177,073	1,348,419	1,349,501
Short-term borrowings	33,629	35,334	22,098	22,098
Long-term borrowings	177,514	161,888	182,686	155,967
Accrued interest payable	5,219	5,219	2,779	2,779

On-balance sheet derivative financial instruments:
Interest rate swap and option agreements:
(Assets) Liabilities, net	214	214	642	642

(20) FAIR VALUES OF ASSETS AND LIABILITIES

Accounting standards establish a framework for measuring fair value according to generally accepted accounting principles and expands disclosures about fair value measurements. Under these standards, there is a three level fair value hierarchy that is fully described below. The Company reports fair value on a recurring basis for certain financial instruments, most notably for available for sale investment securities and certain derivative instruments. The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value which was below cost at the end of the period. Assets subject to nonrecurring use of fair value measurements could include loans held for sale, goodwill, impaired loans and foreclosed assets. At December 31, 2011 and December 31, 2010, the Company had certain impaired loans that are measured at fair value on a nonrecurring basis.

The Company groups financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•

Level 1 - Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities. There were no investments held with level 1 valuations.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

•

Level 2 - Valuations for assets and liabilities traded in less active dealer or broker markets. Level 2 securities include asset-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Valuations are obtained from third party services for similar or comparable assets or liabilities.

•

Level 3 - Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or brokered traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

There were no transfers between any of the levels during 2011. The table below presents the balances of assets and liabilities measured at fair value on a recurring basis.

	December 31, 2011
	Total	Level 1	Level 2	Level 3
	(Amounts in thousands)
Securities available for sale:
US government agencies	$34,729	$—	$34,729	$—
Asset-backed securities	291,368	—	291,368	—
Municipals	29,220	—	29,220	—
Trust preferred securities	2,321	—	2,321	—
Corporate bonds	3,659	—	3,659	—
Other	1,001	—	1,001	—
Net Derivatives	(214)	—	243	(457)

	December 31, 2010
	Total	Level 1	Level 2	Level 3
	(Amounts in thousands)
Securities available for sale:
US government agencies	$98,240	$—	$98,240	$—
Asset-backed securities	149,776	—	149,776	—
Municipals	55,564	—	55,564	—
Trust preferred securities	3,094	—	3,094	—
Corporate bonds	3,003	—	—	3,003
Other	976	—	976	—
Net Derivatives	(642)	—	37	(679)

There were no transfers between any levels during 2010. The table below presents reconciliation for the period of January 1, 2011 to December 31, 2011, for all level 3 assets and liabilities that are measured at fair value on a recurring basis.

	Fair Value Measurements Using Significant Unobservable Inputs
	Securities Available for sale	Net Derivatives
	(Amounts in thousands)
Beginning Balance January 1, 2011	$3,003	$(679)
Total realized and unrealized gains or losses:
Included in earnings	537	222
Included in other comprehensive income	—	—
Purchases, issuances and settlements	(3,540)	—
Transfers in and/or out of Level 3	—	—

Ending Balance	$—	$(457)

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

During 2011, the Company sold the available for sale securities which were measured for fair value as level 3 assets.

The Company utilizes a third party pricing service to provide valuations on its securities portfolio. Most of these securities are US Government agency debt obligations and agency asset-backed securities traded in active markets. The third party valuations are determined based on the characteristics of each security (such as maturity, duration, rating, etc.) and in reference to similar or comparable securities. Due to the nature and methodology of these valuations, the Company considers these fair value measurements as level 2.

The fair value reporting standards allows an entity to make an irrevocable election to measure certain financial instruments at fair value. The changes in fair value from one reporting period to the next period must be reported in the income statement with additional disclosures to identify the effect on net income. The Company continued to account for securities available for sale at fair value as reported in prior years. Derivative activity is also reported at fair value. Securities available for sale and derivative activity are reported on a recurring basis. Upon adoption of the fair value reporting standard, no additional financial assets or liabilities were reported at fair value and there was no material effect on earnings.

The Company records loans in the ordinary course of business and does not record loans at fair value on a recurring basis. Loans are considered impaired when it is determined to be probable that all amounts due under the contractual terms of the loan will not be collected when due. Loans considered individually impaired are evaluated and a specific allowance is established if required based on the most appropriate of the three measurement methods: present value of expected future cash flows, fair value of collateral, or the observable market price of a loan method. A specific allowance is required if the fair value of the expected repayments or the collateral is less than the recorded investment in the loan. At December 31, 2011, loans with a book value of $87.1 million were evaluated for impairment. Of this total, $23.0 million required a specific allowance totaling $1.6 million for a net fair value of $21.4 million. At December 31, 2010, loans with a book value of $87.1 million were evaluated for impairment. Of this total, $27.8 million required a specific allowance totaling $5.1 million for a net fair value of $22.7 million. The methods used to determine the fair value of these loans were generally either the present value of expected future cash flows or fair value of collateral and were considered level 3.

The table below presents the balances of assets and liabilities measured at fair value on a nonrecurring basis.

	December 31, 2011
	Total	Level 1	Level 2	Level 3
	(Amounts in thousands)
Impaired loans	$21,388	$—	$—	$21,388
Foreclosed assets	19,812	—	—	19,812

	December 31, 2010
	Total	Level 1	Level 2	Level 3
	(Amounts in thousands)
Impaired loans	$22,699	$—	$—	$22,699
Foreclosed assets	17,314	—	—	17,314

Assets acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell on the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management or outside appraisers and the assets are carried at the lower of carrying amount or fair value less estimated cost to sell. These valuations generally are based on market comparable sales data for similar type of properties. The range of discounts in these valuations is specific to the nature, type, location, condition and market demand for each property. The methods used to determine the fair value of these foreclosed assets were considered level 3.

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

(21) PARENT COMPANY FINANCIAL DATA

Southern Community Financial Corporation’s condensed balance sheets as of December 31, 2011 and 2010 and its related condensed statements of operations and cash flows for each of the years in the three-year period ended December 31, 2011 are as follows:

Condensed Balance Sheets

December 31, 2011 and 2010

	2011	2010
	(Amounts in thousands)
Assets:
Cash and due from banks	$5,602	$5,559
Investment in subsidiary	140,068	131,610
Investment securities available for sale	—	1,352
Other assets	1,244	1,035

Total assets	$146,914	$139,556

Liabilities:
Junior subordinated debentures	$45,877	$45,877
Other liabilities	3,402	1,338

Total liabilities	49,279	47,215

Stockholders’ equity
Preferred stock	41,870	41,453
Common stock	119,505	119,408
Retained earnings (accumulated deficit)	(64,425)	(67,082)
Accumulated other comprehensive income (loss)	685	(1,438)

Total stockholders’ equity	97,635	92,341

Total liabilities and stockholders’ equity	$146,914	$139,556

Condensed Statements of Operations

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(Amounts in thousands)
Equity in income (loss) of subsidiaries	$6,022	$(20,530)	$(60,729)
Interest income	110	301	433
Other income	540	(220)	104
Interest expense	(3,513)	(3,559)	(3,723)
Other expense	(85)	(435)	(485)
Income tax benefit	—	1,322	1,241

Net income (loss)	3,074	(23,121)	(63,159)

Effective dividend on preferred stock	2,554	2,531	2,508

Net income (loss) available to common shareholders	$520	$(25,652)	$(65,667)

Southern Community Financial Corporation

Notes to Consolidated Financial Statements—(Continued)

Condensed Statements of Cash Flows

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(Amounts in thousands)
Operating activities:
Net income (loss)	$3,074	$(23,121)	$(63,159)
Equity in (income) loss of subsidiaries	(6,022)	20,530	60,729
Amortization of debt issuance costs	51	443	421
Amortization of preferred stock warrants	—	(393)	(370)
Realized (gain) loss on sale of available for sale securities	(537)	35	—
Realized loss on impairment of investment securities available for sale	—	186	—
(Increase) decrease in other assets	(122)	10	(1)
Increase (decrease) in other liabilities	2,062	—	(2,307)

Net cash provided (used) by operating activities	(1,494)	(2,310)	(4,687)

Investing activities:
Investment in bank subsidiary	—	(6,000)	(9,000)
Proceeds from sale of available for sale investment securities	1,537	48	—

Net cash provided (used) by investing activities	1,537	(5,952)	(9,000)

Financing activities:
Increase (decrease) in short term debt	—	(38,327)	39,366
Dividends paid preferred stock	—	(2,138)	(2,138)
Dividends paid common shareholders	—	—	(664)

Net cash provided (used) by financing activities	—	(40,465)	36,564

Net increase (decrease) in cash	43	(48,727)	22,877

Cash, beginning of year	5,559	54,286	31,409

Cash, end of year	$5,602	$5,559	$54,286

(22) SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date the financial statements were issued and there have been no material subsequent events.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

PROSPECTUS

30,201,385 Shares

Class A Common Stock

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the Class A common stock being registered. All amounts, except the SEC registration fee, are estimates.

SEC registration fee	$72,255.48
Printing fees and expenses	30,000.00
Legal and Accounting fees and expenses	30,000.00
Miscellaneous	50,000.00

Total	$182,255.48

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the Board of Directors.

In addition, our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Prior to completion of our initial public offering, we entered into separate indemnification agreements with each of our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and by-laws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and by-laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to the registration statement pertaining to our initial public offering provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities:

On November 30, 2009, in connection with its incorporation and initial capitalization, Capital Bank Financial Corp. issued 200,000 shares of our Class A common stock to members of its executive management for $2,000.

On December 22, 2009, we issued an aggregate of 27,706,524 shares of our common stock (including 18,980,714 shares of Class A common stock and 8,725,810 shares of Class B non-voting common stock) for net consideration of approximately $526 million in cash. On January 21, 2010, we issued an aggregate of 4,187,716 shares of our common stock (including 3,114,590 shares of Class A common stock and 1,073,126 shares of Class B non-voting common stock) pursuant to an over-allotment option for net consideration of approximately $79 million in cash. On July 6, 2010, we issued an aggregate of 13,025,935 shares of our common stock (including 202,040 shares of Class A common stock and 12,823,895 shares of Class B non-voting common stock) for net consideration of approximately $260 million in cash. The net proceeds of these offerings were used to fund our acquisitions, and we continue to hold the remaining proceeds (after deduction for our operating expenses) in cash and cash equivalents.

The issuances of securities described in the preceding paragraphs were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act, including the safe harbors established in Rules 144A and Regulation D, for transactions by an issuer not involving a public offering. We did not offer or sell the securities by any form of general solicitation or general advertising. We informed the purchasers that the securities had not been registered under the Securities Act and were subject to restrictions on transfer and made offers only to purchasers, whom we believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities.

We granted certain of our employees and directors 1,336,386 restricted shares of our common stock and options to purchase an aggregate of 2,236,251 shares of our common stock under the North American Financial

Holdings, Inc. 2010 Equity Incentive Plan. These grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated thereunder inasmuch as they were offered and sold under written compensatory benefit plans and otherwise in compliance with the provisions of Rule 701.

Item 16. Exhibits and Financial Statements Schedules.

(a)	Exhibits: The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

(b)	Financial Statement Schedules: None.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coral Gables, Florida on November 13, 2012.

CAPITAL BANK FINANCIAL CORP. (Registrant)

By:	/s/ R. Eugene Taylor
Name: R. Eugene Taylor
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ R. Eugene Taylor R. Eugene Taylor	Chairman and Chief Executive Officer (Principal Executive Officer)	November 13, 2012

/s/ Christopher G. Marshall Christopher G. Marshall	Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2012

* Peter N. Foss	Director	November 13, 2012

* William A. Hodges	Director	November 13, 2012

* Jeffrey E. Kirt	Director	November 13, 2012

* Marc D. Oken	Director	November 13, 2012

* Oscar A. Keller, III	Director	November 13, 2012

* Charles F. Atkins	Director	November 13, 2012

Signature	Title	Date

* Martha M. Bachman	Director	November 13, 2012

* Samuel E. Lynch	Director	November 13, 2012

*By:	/s/ Christopher G. Marshall	November 13, 2012
Christopher G. Marshall Attorney-in-fact

Exhibit Index

Exhibit Number	Description

2.1	Purchase and Assumption Agreement, dated as of July 16, 2010, among the Federal Deposit Insurance Corporation, Receiver of First National Bank of the South, Spartanburg, South Carolina, the Federal Deposit Insurance Corporation and NAFH National Bank (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively) (incorporated by reference to Exhibit 2.1 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on September 6, 2011)

2.2	Purchase and Assumption Agreement, dated as of July 16, 2010, among the Federal Deposit Insurance Corporation, Receiver of Metro Bank of Dade County, Miami, Florida, the Federal Deposit Insurance Corporation and NAFH National Bank (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively) (incorporated by reference to Exhibit 2.2 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on September 6, 2011)

2.3	Purchase and Assumption Agreement, dated as of July 16, 2010, among the Federal Deposit Insurance Corporation, Receiver of Turnberry Bank, Aventura, Florida, the Federal Deposit Insurance Corporation and NAFH National Bank (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively) (incorporated by reference to Exhibit 2.3 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on September 6, 2011)

2.4	Agreement of Merger of TIB Bank with and into NAFH National Bank, by and between NAFH National Bank and TIB Bank, dated as of April 27, 2011 (incorporated by reference to Exhibit 2.1 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on May 3, 2011)

2.5	Agreement of Merger of Capital Bank with and into NAFH National Bank, by and between NAFH National Bank and Capital Bank, dated as of June 30, 2011 (incorporated by reference to Exhibit 2.1 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on July 7, 2011)

2.6	Agreement and Plan of Merger of GreenBank with and into Capital Bank, National Association, by and between GreenBank and Capital Bank, National Association, dated as of September 7, 2011 (incorporated by reference to Exhibit 2.9 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)

2.7	Plan of Merger adopted by the Board of Directors of North American Financial Holdings, Inc. on September 8, 2011 (incorporated by reference to Appendix A to the prospectus forming a part of North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)

2.8	Plan of Merger adopted by the Board of Directors of North American Financial Holdings, Inc. on September 1, 2011 (incorporated by reference to Exhibit 2.2 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)

2.9	Agreement and Plan of Merger, by and between North American Financial Holdings, Inc. and Capital Bank Corporation, dated September 1, 2011 (incorporated by reference to Exhibit 2.3 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)

2.10	Agreement and Plan of Merger by and among Southern Community Financial Corporation, Capital Bank Financial Corp. and Winston 23 Corporation, dated March 26, 2012 (incorporated by reference to Exhibit 2.10 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on April 25, 2012)

2.11	Amendment No. 1 to Agreement and Plan of Merger by and between Southern Community Financial Corporation, Capital Bank Financial Corp. and Winston 23 Corporation, dated as of June 25, 2012 (incorporated by reference to Exhibit 2.11 to our Registration Statement on Form S-1 (File No. 333-182453) filed with the SEC on June 29, 2012)

Exhibit Number	Description

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on April 25, 2012)

3.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on September 10, 2012)

4.1	Specimen Class A common stock certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on April 25, 2012)

4.2	Registration Rights Agreement, dated as of December 22, 2009, by and between North American Financial Holdings, Inc., FBR Capital Markets & Co., Crestview-NAFH, LLC and the other parties thereto (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on September 6, 2011)

4.3	Amendment No. 1, dated as of March 23, 2011, to the Registration Rights Agreement, dated as of December 22, 2009, by and among North American Financial Holdings, Inc., FBR Capital Markets & Co., Crestview-NAFH, LLC and the other parties thereto (incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on September 6, 2011)

4.4	Amendment No. 2, dated as of November 28, 2011, to the Registration Rights Agreement, dated as of December 22, 2009, by and among North American Financial Holdings, Inc., FBR Capital Markets & Co., Crestview-NAFH, LLC and the other parties thereto (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on December 27, 2011)

4.5	In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments respecting long-term debt of subsidiaries of the registrant have been omitted but will be furnished to the SEC upon request

5.1	Opinion of Wachtell, Lipton, Rosen & Katz†

10.1	Employment Agreement between North American Financial Holdings, Inc. and R. Eugene Taylor (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on September 10, 2012)

10.2	North American Financial Holdings, Inc. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on September 6, 2011)

10.3	Form of Indemnification Agreement between North American Financial Holdings, Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on December 27, 2011)

10.4	Registration Rights Agreement dated September 30, 2010, by and between TIB Financial Corp. and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on October 1, 2010)

10.5	Form of Indemnification Agreement by and between TIB Financial Corp. and its directors and certain officers (incorporated by reference to Exhibit 10.2 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on October 1, 2010)

10.6	Form of Indemnification Agreement by and between TIB Bank and its directors and certain officers (incorporated by reference to Exhibit 10.3 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on October 1, 2010)

10.7	Form of Written Agreement between TIB Financial Corp. and the Federal Reserve Bank of Atlanta (incorporated by reference to Exhibit 10.1 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on September 23, 2010)

10.8	Form of Consent Order between TIB Bank, the Federal Deposit Insurance Corporation and the State of Florida Office of Financial Regulations (incorporated by reference to Exhibit 10.1 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on July 8, 2010)

Exhibit Number	Description

10.9	Form of Investment Agreement dated as of June 29, 2010, by and among TIB Financial Corp., TIB Bank and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on June 30, 2010)

10.10	Investment Agreement, dated November 3, 2010, among Capital Bank Corporation, Capital Bank and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on November 4, 2010)

10.11	First Amendment to Investment Agreement, dated January 14, 2011, among Capital Bank Corporation, Capital Bank and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on January 14, 2011)

10.12	Contingent Value Rights Agreement dated January 28, 2011, by Capital Bank Corporation (incorporated by reference to Exhibit 10.1 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on January 31, 2011)

10.13	Registration Rights Agreement dated January 28, 2011, by and between Capital Bank Corporation and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.2 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on January 31, 2011)

10.14	Form of Indemnification Agreement by and between Capital Bank Corporation and its directors and certain officers (incorporated by reference to Exhibit 10.3 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on January 31, 2011)

10.15	Form of Indemnification Agreement by and between Capital Bank and its directors and certain officers (incorporated by reference to Exhibit 10.4 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on January 31, 2011)

10.16	Investment Agreement, dated May 5, 2011, among Green Bankshares, Inc., GreenBank and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to Green Bankshares’ Current Report on Form 8-K filed with the SEC on May 6, 2011)

10.17	Stock Option Agreement, dated May 5, 2011, between Green Bankshares, Inc. and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.2 to Green Bankshares’ Current Report on Form 8-K filed with the SEC on May 6, 2011)

10.18	Contingent Value Rights Agreement dated September 7, 2011, by Green Bankshares, Inc. (incorporated by reference to Exhibit 10.18 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)

10.19	Registration Rights Agreement dated September 7, 2011, by and between Green Bankshares, Inc. and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.19 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)

10.20	Form of Indemnification Agreement by and between Green Bankshares, Inc. and its directors and certain officers (incorporated by reference to Exhibit 10.20 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)

10.21	Form of Indemnification Agreement by and between GreenBank and its directors and certain officers (incorporated by reference to Exhibit 10.21 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)

10.22	Form of North American Financial Holdings, Inc. 2010 Equity Incentive Plan Restricted Stock Award Agreement for Management (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on April 25, 2012)

Exhibit Number	Description

10.23	Form of North American Financial Holdings, Inc. 2010 Equity Incentive Plan Restricted Stock Award Agreement for Directors (incorporated by reference to Exhibit 10.23 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on April 25, 2012)

10.24	Form of North American Financial Holdings, Inc. 2010 Equity Incentive Plan Nonqualified Stock Option Agreement for Management (incorporated by reference to Exhibit 10.24 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on April 25, 2012)

10.25	Form of North American Financial Holdings, Inc. 2010 Equity Incentive Plan Nonqualified Stock Option Agreement for Directors (incorporated by reference to Exhibit 10.25 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on April 25, 2012)

10.26	Employment Agreement between Capital Bank Financial Corp. and Christopher G. Marshall (incorporated by reference to Exhibit 10.26 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on September 10, 2012)

10.27	Employment Agreement between Capital Bank Financial Corp. and R. Bruce Singletary (incorporated by reference to Exhibit 10.27 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on September 10, 2012)

10.28	Employment Agreement between Capital Bank Financial Corp. and Kenneth A. Posner (incorporated by reference to Exhibit 10.28 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on September 10, 2012)

10.29	Lead Investor Agreement, dated December 22, 2009, by and among, North American Financial Holdings, Inc., Crestview-NAFH, LLC, R. Eugene Taylor, Christopher G. Marshall, R. Bruce Singletary and Kenneth A. Posner (incorporated by reference to Exhibit 10.29 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on September 18, 2012).

21.1	Subsidiaries of Capital Bank Financial Corp. (incorporated by reference to Exhibit 21.1 to our Registration Statement on Form S-1/A (File No. 333-175108) filed with the SEC on October 25, 2011)

23.1	Consent of PricewaterhouseCoopers LLP†

23.2	Consent of PricewaterhouseCoopers LLP†

23.3	Consent of PricewaterhouseCoopers LLP†

23.4	Consent of PricewaterhouseCoopers LLP†

23.5	Consent of PricewaterhouseCoopers LLP†

23.6	Consent of PricewaterhouseCoopers LLP†

23.7	Consent of PricewaterhouseCoopers LLP†

23.8	Consent of Crowe Horwath LLP†

23.9	Consent of Elliott Davis, PLLC†

23.10	Consent of Grant Thornton LLP†

23.11	Consent of Dixon Hughes Goodman LLP (formerly Dixon Hughes PLLC)†

23.12	Consent of Dixon Hughes Goodman LLP†

23.13	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)†

24.1	Power of Attorney†

†	Previously filed.